As filed with the Securities and Exchange Commission on October 26, 2007

Registration No. 333-142822

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

Amendment No. 5 to

Form S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Clayton Acquisition Corporation

(Exact name of registrant as specified in its charter)

Delaware	3312	20-8626148
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I. R. S. Employer Identification No.)

James P. Bouchard

President

Clayton Acquisition Corporation

c/o Wheeling-Pittsburgh Corporation

1134 Market Street

Wheeling, WV 26003

(304) 234-2400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Buchanan Ingersoll & Rooney PC Jeremiah G. Garvey Craig S. Heryford One Oxford Centre, 20th Floor 301 Grant Street Pittsburgh, PA 15219	Wheeling-Pittsburgh Corporation David A. Luptak Executive Vice President, General Counsel and Secretary 1134 Market Street Wheeling, WV 26003	McGuireWoods LLP Scott E. Westwood David H. Pankey Dominion Tower 625 Liberty Ave., Floor 23 Pittsburgh, PA 15222

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this registration statement becomes effective and upon completion of the combination described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Offering Price per Share	Proposed Aggregate Offering Price		Amount of Registration Fee (3)
Common Stock, $0.01 par value per share (4)	36,944,096	(1)	N/A	$725,455,105	(2)	$22,272
Common stock, $0.01 par value per share (4)	10,526,316		$19.00	$200,000,004		$6,141
Purchase Rights (5)	N/A		N/A	N/A		N/A
Put Rights (6)	N/A		N/A	N/A		N/A

(1)	Represents the number of shares of common stock of Clayton Acquisition Corporation (“New Esmark”), par value $0.01 per share, estimated to be issuable upon the completion of the proposed combination, based on (a) the exchange of 17.5 million shares of New Esmark common stock for the outstanding shares of Esmark Incorporated (“Esmark”) common and preferred stock, (b) the exchange of 18,294,096 shares of New Esmark common stock for the outstanding shares of Wheeling-Pittsburgh Corporation (“Wheeling-Pittsburgh”) common stock (including shares to be issued immediately before the proposed combination upon conversion of $50.0 million of convertible subordinated promissory notes), and shares reserved for issuance upon exercise of outstanding stock options and warrants, immediately before the proposed combination, and (c) 1.15 million shares of New Esmark common stock issued in exchange for the $23.0 million of senior unsecured exchangeable promissory notes issued by Wheeling-Pittsburgh Steel Corporation and contributed to New Esmark in connection with the proposed combination.
(2)	Estimated solely for purposes of calculation of the registration fee in accordance with Rules 457(c) and (f) of the Securities Act of 1933, as amended, based upon the sum of (a) the product obtained by multiplying (i) $25.05 (the average of the high and low prices of Wheeling-Pittsburgh stock on May 8, 2007) by (ii) 18,294,096 shares of Wheeling-Pittsburgh stock (estimated number of shares of Wheeling-Pittsburgh common stock to be exchanged in the proposed combination, including shares to be issued immediately before the proposed combination upon conversion of $50.0 million of convertible subordinated promissory notes and shares reserved for issuance upon exercise of outstanding options and warrants), (b) $244,188,000 (the book value as of December 31, 2006 of the Esmark common and preferred stock to be exchanged in the proposed combination), and (c) $23.0 million (the estimated value of the $23.0 million of senior unsecured exchangeable promissory notes issued by Wheeling-Pittsburgh Steel Corporation and contributed to New Esmark in connection with the proposed combination) in exchange for 1.15 million shares of New Esmark common stock.
(3)	Calculated by multiplying the proposed aggregate offering price of securities to be registered by 0.0000307.
(4)	Previously Paid.
(5)	Each Purchase Right will entitle its holder to purchase one share of New Esmark’s common stock for $19.00. The aggregate number of shares for which Purchase Rights may be exercised shall not exceed 10,526,316 (the “Purchase Rights Cap”). If the Purchase Rights Cap is exceeded, then the number of shares each Wheeling-Pittsburgh stockholder who elects and exercises such rights is reduced pro rata, pursuant to the agreement. No separate consideration will be received by New Esmark for the issuance of the Purchase Rights.
(6)	Each Put Right will entitle its holder to $20.00 for each share of Wheeling-Pittsburgh common stock. The aggregate number of shares for which Put Rights may be exercised shall not exceed 7,500,000 (the “Put Rights Cap”). If the Put Rights Cap is exceeded, then the number of shares each Wheeling-Pittsburgh stockholder is entitled to receive cash is reduced pro rata, pursuant to the agreement. No consideration will be received for the issuance of the Put Rights.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. The securities being offered by the use of this proxy statement/prospectus may not be issued until the registration statement filed with the Securities and Exchange Commission, of which this proxy statement/prospectus is a part, is declared effective. This proxy statement/prospectus is not an offer to sell these securities nor a solicitation of any offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER     , 2007

Wheeling-Pittsburgh Corporation

1134 Market Street

Wheeling, West Virginia 26003

October     , 2007

DEAR WHEELING-PITTSBURGH STOCKHOLDER:

You are cordially invited to attend the special meeting of the stockholders of Wheeling-Pittsburgh Corporation, which will be held at the Hyatt Regency Pittsburgh International Airport located at 1111 Airport Boulevard, Pittsburgh, Pennsylvania, 15231, on November 27, 2007, beginning at 9:00 a. m., local time.

At the special meeting, you will be asked to consider and vote on a proposed transaction among Clayton Acquisition Corporation (“New Esmark”), Esmark Incorporated (“Esmark”), and Wheeling-Pittsburgh Corporation (“Wheeling-Pittsburgh”), pursuant to which Wheeling-Pittsburgh and Esmark would become wholly owned direct subsidiaries of New Esmark, and for each share of common stock of Wheeling-Pittsburgh that you hold you will be entitled to elect to receive one of the following:

•	one share of New Esmark common stock;

•

one share of New Esmark common stock and one non-transferable right to purchase at the effective time of the combination a newly issued share of New Esmark common stock for $19.00 per share in cash; or

•	one share of New Esmark common stock or $20.00 per share in cash, if this right is validly elected and exercised.

subject to the limitations described in the proxy statement/prospectus. Forms to make and exercise your election will be sent in a separate mailing concurrently with this proxy statement/prospectus.

Immediately after completion of the combination, the former holders of issued and outstanding shares of common stock of Wheeling-Pittsburgh would hold approximately 36% of the then outstanding shares of New Esmark common stock, assuming (i) the Wheeling-Pittsburgh stockholders do not exercise any of the rights to receive cash for their Wheeling-Pittsburgh common stock or the rights to acquire additional shares of New Esmark stock and (ii) the stockholders of Esmark who have agreed to purchase any unexercised rights to acquire shares of New Esmark common stock purchase the shares of New Esmark common stock pursuant to all of the purchase rights. Wheeling-Pittsburgh common stock trades on The NASDAQ Stock Market under the ticker symbol “WPSC.” New Esmark intends to apply to list shares of its common stock on The NASDAQ Stock Market under the ticker symbol “ESMK.”

Also, in connection with the combination, the parties to the agreement have proposed that New Esmark adopt an incentive compensation plan. Stockholder approval of the plan is required to satisfy requirements of the NASDAQ Marketplace Rules.

After careful consideration and upon the recommendation of the independent directors on the Special Committee to the Board of Directors, the Wheeling-Pittsburgh Board of Directors has adopted resolutions approving the agreement, and the subsequent amendment and determining that the combination and the agreement are advisable and in the best interests of Wheeling-Pittsburgh and its stockholders. The Wheeling-Pittsburgh Board of Directors recommends that you vote “FOR” the adoption of the agreement and the WPC Merger Transaction, and “FOR” the approval of the New Esmark incentive compensation plan.

The proxy statement/prospectus attached to this letter provides you with information about the combination and the special meeting. Please read the entire proxy statement/prospectus carefully. In particular, see “ Risk Factors” beginning on page 28 of the proxy statement/prospectus. You may also obtain additional information on Wheeling-Pittsburgh from documents filed with the Securities and Exchange Commission.

Your vote is very important. The combination cannot be completed unless Wheeling-Pittsburgh stockholders holding a majority of the outstanding shares entitled to vote at the special meeting of stockholders vote to adopt the agreement. If you fail to vote on the agreement, it will have the same effect as voting against the adoption of the agreement.

Whether or not you plan to attend the special meeting in person, please complete, sign, date and return promptly the enclosed proxy card or follow the internet or telephone voting instructions. If you hold shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee. These actions will not limit your right to vote in person if you wish to attend the special meeting and vote in person.

If you have any questions or need assistance voting your shares, please call Innisfree M&A Incorporated, which is assisting Wheeling-Pittsburgh, toll-free at (800) 750-5834.

On behalf of the Board of Directors of Wheeling-Pittsburgh, I thank you in advance for your cooperation and continued support.

Sincerely,

James P. Bouchard Chairman and CEO

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the combination or the securities to be issued pursuant thereto, passed upon the merits or fairness of the combination or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated October     , 2007 and is first being mailed to Wheeling-Pittsburgh stockholders on or about October     , 2007.

Esmark Incorporated

2500 Euclid Ave.

Chicago Heights, Illinois 60411

October     , 2007

DEAR ESMARK STOCKHOLDER:

Together with this letter you are receiving the proxy statement/prospectus for the proposed combination of Esmark and Wheeling-Pittsburgh Corporation pursuant to the Agreement and Plan of Merger and Combination, dated as of March 16, 2007, among Clayton Acquisition Corporation (“New Esmark”), Esmark Incorporated (“Esmark”), Clayton Merger, Inc. (“Esmark Merger”), Wales Merger Corporation (“WPC Merger”) and Wheeling-Pittsburgh Corporation (“Wheeling-Pittsburgh”). Completion of this transaction requires a favorable vote of both the Wheeling-Pittsburgh stockholders and our stockholders. Rather than holding a meeting, we are acting by written consent for this transaction. All Esmark stockholders as of October 11, 2007 are receiving this document and are eligible for this consent solicitation.

Accordingly, please review these materials and complete and return your consent form to             .

As a result of this transaction, all shares of common and preferred stock (on an as-converted basis) of Esmark will be converted into common shares of a new holding company, New Esmark, which intends to apply to list its common shares on the The NASDAQ Stock Market under the symbol “ESMK.” Both Esmark and Wheeling-Pittsburgh will be wholly-owned subsidiaries of New Esmark. The number of shares of New Esmark you will receive is explained in the accompanying materials.

We believe this transaction will result in significant benefits to the stockholders of both Esmark and Wheeling-Pittsburgh.

We anticipate that this combination will position New Esmark in front of a trend toward a new steel industry model which combines distribution and production. In addition, from the point of view of Esmark stockholders, the combination will provide a public market for the equity owners of New Esmark.

Also, in connection with the combination, the parties to the agreement have proposed that New Esmark adopt an incentive compensation plan. Your consent to this plan is required to satisfy stockholder approval requirements of NASDAQ Marketplace Rules. The terms of the new equity plan are described in the enclosed proxy statement/prospectus under “Incentive Compensation Plan.”

Stockholders owning 82.36% of the common stock, on an as-converted basis and 100% of the preferred stock of Esmark have agreed to execute consents in favor of the combination and therefore approval of the transaction by Esmark stockholders is assured.

If you object to this transaction, the Delaware General Corporation Law permits you to seek relief as a dissenting stockholder and have the “fair value” of your shares of Esmark stock determined by a court and paid to you in cash. Moreover, Wheeling-Pittsburgh is not obligated to proceed with this transaction if dissenters’ rights are exercised with respect to more than 5% of the outstanding shares of Esmark common stock.

Your Board of Directors strongly recommends that you complete your consent form in favor of the proposed combination.

Sincerely,

James P. Bouchard Chairman and CEO

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the combination or the securities to be issued pursuant thereto, passed upon the merits or fairness of the combination or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated October     , 2007 and is first being mailed to Esmark stockholders on or about October     , 2007.

WHEELING-PITTSBURGH CORPORATION

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 27, 2007

TO THE STOCKHOLDERS OF WHEELING-PITTSBURGH CORPORATION:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Wheeling-Pittsburgh Corporation will be held at the Hyatt Regency Pittsburgh International Airport located at 1111 Airport Boulevard, Pittsburgh, Pennsylvania, 15231, on November 27, 2007, beginning at 9:00 a.m., Pittsburgh time, for the following purposes:

1. ADOPTION OF THE AGREEMENT AND MERGER TRANSACTION.

To consider and vote on a proposal to adopt the Agreement and Plan of Merger and Combination, dated as of March 16, 2007, as amended, among Clayton Acquisition Corporation (“New Esmark”), Esmark Incorporated (“Esmark”), Clayton Merger, Inc. (“Esmark Merger”), Wales Merger Corporation (“WPC Merger”) and Wheeling-Pittsburgh Corporation (“Wheeling-Pittsburgh”) and to consider and vote on the proposed merger of WPC Merger into Wheeling-Pittsburgh with Wheeling-Pittsburgh as the surviving corporation (the “WPC Merger Transaction”).

2. APPROVAL OF THE PROPOSED INCENTIVE COMPENSATION PLAN.

To approve the proposed incentive compensation plan for New Esmark.

3. ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING.

To approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the agreement.

4. OTHER MATTERS.

To transact such other business as may properly come before the meeting or any adjournment thereof.

Only holders of record of Wheeling-Pittsburgh common stock as of the close of business on October 3, 2007, the record date for the special meeting, will be entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting.

Your vote is important, regardless of the number of shares of Wheeling-Pittsburgh common stock you own. The adoption of the agreement and the WPC Merger Transaction and the proposed incentive compensation plan requires the affirmative vote of the holders of a majority of the outstanding shares of Wheeling-Pittsburgh common stock entitled to cast votes as of the record date. The approval of the proposal to adjourn or postpone the meeting, if necessary or appropriate, to permit further solicitation of proxies requires the affirmative vote of a majority of the votes cast at the special meeting.

Even if you plan to attend the meeting in person, please complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote in favor of the adoption of the agreement and the WPC Merger Transaction, in favor of the proposed incentive compensation plan and in favor of the proposal to adjourn or postpone the meeting, if necessary or appropriate, to permit further solicitation of proxies, and in accordance with the recommendation of the Board of Directors on any other matters properly brought before the meeting for a vote.

If you fail to vote by proxy or in person, it will have the same effect as a vote against the adoption of the agreement and the WPC Merger Transaction but will not affect the approval of the proposed incentive compensation plan or the adjournment or postponement, if necessary or appropriate, to permit further solicitation of proxies. If you are a stockholder of record and do attend the meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Please carefully read the proxy statement/prospectus and other material concerning Wheeling-Pittsburgh, Esmark, New Esmark, the combination, and the other proposals enclosed with this notice for a more complete statement regarding the matters to be acted upon at the special meeting.

A list of stockholders entitled to vote will be available during business hours for ten days before the special meeting at Wheeling-Pittsburgh’s principal executive offices located at 1134 Market Street, Wheeling, West Virginia 26003, for examination by any stockholder for any legally valid purpose.

By Order of the Board of Directors

David A. Luptak Secretary

Wheeling, West Virginia

October     , 2007

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the special meeting, please vote all proxies you receive. Stockholders can vote any one of three ways:

•     By telephone: call the toll-free number on your proxy card to vote by phone

•     Via internet: visit the website identified on your proxy card to vote via the internet

•     By mail: complete, date, sign and return the enclosed proxy in the envelope provided

The method by which you decide to vote will not affect your right to vote in person if you attend the meeting.

i

ii

iii

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the combination fully, and for a more complete description of the legal terms of the combination, you should carefully read this entire proxy statement/prospectus, the appendices attached to this proxy statement/prospectus and the documents which are referred to in this proxy statement/prospectus. The Agreement and Plan of Merger and Combination, which we refer to as the “agreement,” dated as of March 16, 2007, among Clayton Acquisition Corporation (“New Esmark”), Esmark Incorporated (“Esmark”), Clayton Merger, Inc. (“Esmark Merger”), Wales Merger Corporation (“WPC Merger”) and Wheeling-Pittsburgh Corporation (“Wheeling-Pittsburgh”) as amended October 22, 2007 is attached as Annex A to this proxy statement/prospectus. We have included page references in parentheses to direct you to the appropriate place in this proxy statement/prospectus for a more complete description of the topics presented in this summary. The terms “we,” “us” and “our” refer to New Esmark after giving effect to the combination in this proxy statement/prospectus. This summary and the rest of this document contain forward-looking statements about events that are not certain to occur, and you should not place undue reliance on those statements. Please carefully read “Cautionary Information Regarding Forward-Looking Statements” on page 51 of this document.

•	Background (Page 61).

Esmark and Wheeling-Pittsburgh first entered into discussions regarding a possible business combination transaction in the summer of 2005. At that time Wheeling-Pittsburgh’s then board of directors and senior management were engaged in discussions with a number of potential strategic partners and Wheeling-Pittsburgh eventually entered into a merger agreement with Companhia Siderúrgica Nacional (“CSN”) in October 2006.

Esmark conducted a successful proxy contest for the election of a new slate of directors at Wheeling-Pittsburgh’s 2006 annual meeting on November 17, 2006. In December 2006, Wheeling-Pittsburgh’s new board of directors appointed a committee of its independent directors to evaluate Esmark’s merger proposal. CSN terminated its merger agreement effective December 12, 2006.

On March 16, 2007, Wheeling-Pittsburgh and Esmark entered into the agreement providing for the combination of the two companies. Wheeling-Pittsburgh and Esmark have determined that it is advisable to combine the companies in a holding company structure. The formation of New Esmark and the mergers of WPC Merger Corporation and Esmark Merger, Inc. into Wheeling-Pittsburgh and Esmark are designed to achieve that objective in a tax efficient manner. The agreement was amended October 22, 2007.

Under the terms of the agreement, Wheeling-Pittsburgh stockholders will receive shares of New Esmark common stock for their shares of Wheeling-Pittsburgh and will also have the option to elect to receive Put Rights or Purchase Rights as part of the consideration for their shares. The Put Rights are designed to give Wheeling-Pittsburgh stockholders an opportunity to elect to receive cash, rather than shares of New Esmark common stock, for their Wheeling-Pittsburgh shares of common stock. The Purchase Rights are provided to raise $200 million in additional capital for New Esmark and to provide Wheeling-Pittsburgh stockholders desiring to do so an opportunity to increase their ownership in New Esmark. If the Put Rights are fully exercised, $150 million of the proceeds from the Purchase Rights would in effect be used to pay for the shares of Wheeling-Pittsburgh common stock converted into the right to receive cash pursuant to the Put Rights and only $50 million in additional capital would be available to New Esmark as a result of the Purchase Rights.

Since the execution of the agreement in March 2007, Wheeling-Pittsburgh has received a going concern modification in the report of its independent registered public accounting firm. In addition, Esmark has restated its financial statements and identified certain material weaknesses in its internal control over financial reporting. See “Recent Developments” on page 25, Note U to the Notes to Consolidated Financial Statements of Esmark on page F-47 and “Risk Factors” on page 28. Neither Wheeling-Pittsburgh nor Esmark believes that these developments will have any material adverse effect on the combination and both currently intend to complete the combination pursuant to the terms and conditions of the agreement notwithstanding these developments.

•	Parties to the Agreement (Page 60).

Wheeling-Pittsburgh Corporation. Wheeling-Pittsburgh is a Delaware holding company that together with its wholly owned operating subsidiary, Wheeling-Pittsburgh Steel Corporation, is a steel company engaged in the making, processing and fabrication of steel and steel products using both integrated and electric arc furnace (“EAF”) technology. Wheeling-Pittsburgh manufactures and sells hot-rolled, cold-rolled, galvanized, pre-painted and tin mill sheet products. Wheeling-Pittsburgh also produces a variety of steel products including roll-formed corrugated roofing, roof deck, floor deck, bridgeform and other products used primarily in the construction, highway and agricultural markets. Wheeling-Pittsburgh’s steel slab production capacity approximates 2.8 million tons per year, and its hot rolling production capacity approximates 3.4 million tons per year. Wheeling-Pittsburgh common stock is listed on The NASDAQ Stock Market and trades under the ticker symbol “WPSC.”

Esmark Incorporated. Esmark is a privately held steel company that distributes and provides just-in-time delivery of value-added steel products. Esmark processes and distributes flat-rolled steel products (hot-rolled, cold-rolled, hot-dipped galvanized, electrogalvanized and pre-painted) at ten subsidiaries in the Midwest. The majority of Esmark’s customers are end-users in a wide range of diverse markets including construction, automotive, appliance, shelving and agriculture. See additional information about Esmark on page 170.

Clayton Acquisition Corporation. Clayton Acquisition Corporation (which we refer to here as “New Esmark”) is a Delaware corporation which was formed in connection with this transaction. New Esmark has no prior operations and is not expected to have any operations before the consummation of the combination, except for the performance of its obligations under the agreement. Immediately after the combination, New Esmark will hold all the equity interests in Esmark and Wheeling-Pittsburgh, and will change its corporate name to “Esmark Incorporated.” Wheeling-Pittsburgh and Esmark will be wholly owned subsidiaries of New Esmark after the combination. New Esmark intends to apply to list shares of its common stock on The NASDAQ Stock Market under the ticker symbol “ESMK.”

WPC Merger Corporation. WPC Merger is a newly formed Delaware corporation and a wholly owned subsidiary of New Esmark. WPC Merger was formed solely for the purpose of merging with Wheeling-Pittsburgh in the combination. WPC Merger has no prior operations and is not expected to have any operations before the consummation of the combination, except for the performance of its obligations under the agreement. Upon the effectiveness of the combination, WPC Merger will be merged with and into Wheeling-Pittsburgh, with Wheeling-Pittsburgh surviving the combination as a subsidiary of New Esmark.

Esmark Merger, Inc. Esmark Merger is a newly formed Delaware corporation and a wholly owned subsidiary of New Esmark. Esmark Merger was formed solely for the purpose of merging with Esmark in the combination. Esmark Merger has no prior operations and is not expected to have any operations before the consummation of the combination, except for the performance of its obligations under the agreement. Upon the effectiveness of the combination, Esmark Merger will be merged with and into Esmark, with Esmark surviving the combination as a subsidiary of New Esmark with the name “Esmark Steel Service Group Inc.”

•	The Combination (Page 61).

You are being asked to vote to adopt the agreement pursuant to which Wheeling-Pittsburgh would become a wholly owned direct subsidiary of New Esmark. The agreement provides for the following to occur:

WPC Merger Transaction. WPC Merger will merge into Wheeling-Pittsburgh with Wheeling-Pittsburgh as the surviving corporation (the “WPC Merger Transaction”). As a result of the WPC Merger Transaction, Wheeling-Pittsburgh will become a wholly owned direct subsidiary of New Esmark and Wheeling-Pittsburgh stockholders will become entitled to the applicable consideration as described below. See “The Agreement—Consideration.”

Esmark Merger Transaction. Esmark Merger will merge into Esmark with Esmark as the surviving corporation (the “Esmark Merger Transaction”). As a result of the Esmark Merger Transaction, Esmark will become a wholly owned direct subsidiary of New Esmark with the name Esmark Steel Service Group Inc. and Esmark stockholders will become entitled to shares of common stock of New Esmark as described below. See “The Agreement—Consideration.”

Esmark and Wheeling-Pittsburgh expect to incur significant costs associated with completing the combination and integrating the operations of the two companies (currently estimated at $6 million).

•	Consideration (Page 136).

If the combination is completed, each holder of shares of Wheeling-Pittsburgh common stock will be entitled to receive, for each share of Wheeling-Pittsburgh common stock held immediately before the combination, one of the following:

•	one share of New Esmark common stock; or

•

one share of New Esmark common stock and one non-transferable right to subscribe for and purchase at the effective time of the combination a newly issued share of New Esmark common stock at a price of $19.00 per share which we refer to as the Purchase Rights; or

•	$20.00 per share in cash, if this right is validly elected and exercised, which we refer to as the Put Rights.

Wheeling-Pittsburgh stockholders must properly complete and return the Election Form (together with their Wheeling-Pittsburgh stock certificates) on or before 5:00 p.m. Pittsburgh time on November 15, 2007 in order to elect to receive the Purchase Rights or the Put Rights.

Stockholders may not wish to exercise the Put Rights to the extent that the trading price of Wheeling-Pittsburgh stock is greater than $20.00 per share. In addition, Wheeling-Pittsburgh stockholders may have tax consequences from the receipt or exercise of Put Rights. See “Tax Consequences to U.S. Holders of Wheeling-Pittsburgh Stock” on page 93. Stockholders may also wish to consider that to the extent that they exercise Put Rights they will not participate in increases, if any, in the trading price after the combination.

Stockholders may not wish to elect or exercise Purchase Rights to the extent that the trading price for Wheeling-Pittsburgh common stock is less than $19.00 per share. Stockholders may wish to consider that any shares that they acquire pursuant to Purchase Rights will be subject to the risks identified in “Risk Factors” beginning on page 28. Stockholders may also wish to consider that the election of Purchase Rights may have tax consequences (see page 93) and that the exercise of Purchase Rights will require that stockholders tender the purchase price.

The Purchase Rights are subject to a cap which provides that the aggregate number of shares of New Esmark common stock purchased pursuant to the Purchase Rights will not be greater than 10,526,316, which we refer to as the Purchase Rights Cap. The Put Rights are subject to a cap which limits the number of Wheeling-

Pittsburgh common shares converted into the right to receive cash pursuant to the Put Rights to 7,500,000, which we refer to as the Put Exercise Cap. If the Purchase Rights Cap or the Put Exercise Cap is exceeded, then the stockholders exercising these rights will have their exercises reduced pro rata. If no timely election is made, stockholders of Wheeling-Pittsburgh will receive stock of New Esmark.

If the combination is completed, each issued and outstanding share of Esmark common stock, other than Esmark common stock issued and held in the treasury of Esmark, will be converted into and will become the right to receive shares of common stock of New Esmark equal to 17,500,000 shares of New Esmark common stock divided by the total number of shares of Esmark common stock outstanding at the effective time of the combination, including the shares of common stock which would be issued upon the conversion of Esmark preferred stock. Assuming the conversion of the Esmark preferred stock into Esmark common stock with all accrued but unpaid dividends due to holders of Esmark preferred stock paid in cash, each issued and outstanding share of Esmark common stock (on a fully diluted basis) will be entitled to receive an estimated 49.78 shares of New Esmark common stock.

Each issued and outstanding share of Esmark preferred stock will be treated as if converted into the number of shares of Esmark common stock equal to $1,000 plus the amount of all accrued and unpaid dividends on each share of Esmark preferred stock on the date of the deemed conversion, divided by $851.48515.

Immediately after completion of the combination, the former stockholders of the issued and outstanding shares of common stock of Wheeling-Pittsburgh would hold 36% of the then outstanding shares of New Esmark common stock, assuming the Wheeling-Pittsburgh stockholders do not exercise any of the rights to receive cash for their Wheeling-Pittsburgh common stock or the rights to acquire shares of New Esmark stock and stockholders of Esmark who have agreed to purchase any unexercised rights to acquire shares of New Esmark common stock purchase shares of New Esmark common stock pursuant to all of the purchase rights.

•	Effect on Stock Options and Restricted Stock Unit Awards (Page 137).

In connection with the combination,

•

all outstanding options to purchase shares of Wheeling-Pittsburgh common stock will be converted into options to purchase, on the same terms and conditions, the same number of shares of New Esmark common stock;

•

all outstanding Wheeling-Pittsburgh restricted stock unit awards will be converted into an award, on the same terms and conditions, of restricted stock units for the same number of shares of New Esmark common stock; and

•

all outstanding Esmark warrants and restricted stock outstanding will be amended and converted into a right to acquire, on the same terms and conditions as were applicable to that Esmark warrant or restricted stock, the specified number of shares of New Esmark common stock.

•	Effect on Stock Held In the Wheeling-Pittsburgh 401(k) Plans

If you own Wheeling-Pittsburgh stock through the Company Stock Account under either the USWA Wheeling-Pittsburgh Steel Corporation Section 401(k) Savings Plan or the Wheeling-Pittsburgh Steel Corporation 401(k) Retirement Savings Plan (collectively referred to as the “Plans”), you will be entitled to vote on the combination as explained in this summary. In addition, if the combination is completed, for each share of Wheeling-Pittsburgh common stock held in your Company Stock Account immediately before the combination, you will be entitled to receive one of the following:

•	one share of New Esmark common stock; or

•

one share of New Esmark common stock and one non-transferable right to subscribe for and purchase at the effective time of the combination a newly issued share of New Esmark common stock at a price of $19.00 per share; or

•	$20.00 per share in cash, if this right is validly elected and exercised, which we refer to as the Put Rights.

All other terms and conditions set forth in this summary under the heading “Consideration” (and on page 136 of this proxy/prospectus statement) will apply to stock held in a Company Stock Account under one of the Plans, except as otherwise described in the specific instructions relating to the elections to be made for the shares held in a Company Stock Account under the Plans. Each Plan Participant with an interest in the Company Stock Account will receive a copy of this proxy statement/prospectus and an election form relating to the shares held under the Plans, which will be sent to the Plan Participants in a separate mailing concurrently with this proxy statement/prospectus.

For the shares held in a Company Stock Account under one of the Plans, the following additional instructions will apply:

•

You should read the instructions to the election form carefully. Please complete the form and return it to Computer Share Trust Company, N.A. (“Computershare”) prior to 5:00 p.m., Pittsburgh time on November 13, 2007.

•	If you do not complete and return a valid election form, each of your Wheeling-Pittsburgh shares held in the Company Stock Account will be converted into one share of common stock of New Esmark.

•

The Purchase Rights election will reserve your rights to purchase additional shares at the price of $19.00 per share. If you elect and exercise the Purchase Rights, you must submit the election form on or before 5:00 p.m. Pittsburgh time on November 13, 2007. The New Esmark common stock and Purchase Rights will at all times be held as assets of your 401(k) Plan Account. This will allow Computershare to complete the purchase transaction on behalf of all participants electing the Purchase Rights under the Plans by the date of the Wheeling-Pittsburgh stockholder meeting. Please note that this special timing for exercising the Purchase Rights applies only to the shares held in the Company Stock Accounts under the Plans. You will receive a special election form indicating the fund or funds from which you must direct the securities you want to be liquidated under your 401(k) Plan Account to provide cash to pay for the shares purchased with the Purchase Rights. If the price of Wheeling-Pittsburgh common stock is less than $19.00 at the close of trading two days before the special meeting, the Purchase Rights will not be exercised.

•

If you elect and exercise Put Rights relating to the shares held in your Company Stock Account under one of the Plans, you will be able to receive $20.00 per share subject to the Put Exercise Cap. You must complete and return the election form electing and exercising Put Rights on or before 5:00 p.m. Pittsburgh time on November 13, 2007. The cash you receive will at all times be held as assets of your 401(k) Plan Account. All “Put Rights” being exercised through the Company Stock Account and the 401(k) plans will be executed by the date of the Wheeling-Pittsburgh stockholder meeting. This will allow Computershare to complete the put transaction on behalf of all participants electing the Put Rights under the Plans within the time frame specified in this proxy statement/prospectus. Please note that this special timing for exercising the Put Rights applies only to the shares held in the Wheeling-Pittsburgh Stock Accounts under the Plans. If the Put Rights are elected and exercised, shares of stock equal to the number of shares represented by your Put Rights, which are credited to you as part of your holdings in the Company Stock Account, will be sold and delivered as part of that transaction. If the price of Wheeling-Pittsburgh common stock is more than $20.00 at the close of trading two days before the special meeting, the Put Rights will not be exercised.

U.S. Federal Income Tax Consequences: Assets held on behalf of employees in employer-sponsored 401(k) plans are not subject to federal income tax for the period that they remain plan assets. Accordingly, the receipt of

New Esmark shares for the shares held in the Company Stock Account by individual participants as of the record date (or in accordance with the Purchase Rights Election or sale of shares under the Put Rights Election) will not incur any current tax liability.

•	Election Form (Page 154).

A form (which we refer to as the Election Form) is being sent to you in a separate mailing concurrently with this proxy statement/prospectus, by which you can make your election to receive one of the following:

•	Shares of New Esmark common stock;

•

Shares of New Esmark common stock and one non-transferable right per share (subject to the Purchase Rights Cap) to subscribe for and purchase at the closing of the combination a newly issued share of New Esmark common stock at a price of $19.00 per share; or

•	Shares of New Esmark common stock or the right to receive, upon valid election and exercise of such right, $20.00 per share in cash (subject to the Put Exercise Cap).

You may choose only one of the above election options.

You should read the instructions to the Election Form carefully. Please complete this form and return it to Computershare prior to 5:00 p.m., Pittsburgh time on November 15, 2007. You will need to send your stock certificates with your Election Form.

If you do not validly complete and return an Election Form, each of your Wheeling-Pittsburgh shares will be converted into one share of common stock of New Esmark.

•	The Purchase Rights Election and Put Rights Election (Page 137).

The Put Rights will be exercisable until 5:00 p.m., Pittsburgh time on November 26, 2007, the day before the special meeting. In order to elect the Put Rights you must first complete and return the Election Form (together with your Wheeling-Pittsburgh stock certificates) on or before 5:00 p.m. Pittsburgh time on November 15, 2007. Please see page 92 with respect to material U.S. Federal Income Tax Consequences of the combination. The purpose of the Put Rights is to provide Wheeling-Pittsburgh stockholders a right to receive cash in the amount of $20 per share. In order to exercise Put Rights, you must return the Put Rights Exercise Notice by 5:00 p.m., Pittsburgh time on November 26, 2007, the day before the special meeting.

The Purchase Rights will be exercisable until 5:00 p.m., Pittsburgh time on November 26, 2007, the day before the Wheeling-Pittsburgh stockholder meeting and the purchase price per share will be $19.00. In order to receive Purchase Rights you must complete and return the Election Form (together with your Wheeling-Pittsburgh stock certificates) on or before 5:00 p.m. Pittsburgh time on November 15, 2007. In order to exercise Purchase Rights you must return the Purchase Rights Exercise Notice (together with payment for shares of New Esmark common stock) by 5:00 p.m. Pittsburgh time on November 26, 2007, the day before the Wheeling-Pittsburgh stockholder meeting. The purpose of the Purchase Rights is to raise $200 million in additional capital for New Esmark and to provide Wheeling-Pittsburgh stockholders desiring to do so an opportunity to increase their ownership in New Esmark. If the Put Rights are fully exercised, $150 million of the proceeds from the Purchase Rights would in effect be used to pay for the shares of Wheeling-Pittsburgh common stock converted into the right to receive cash pursuant to the Put Rights and only $50 million in additional capital would be available to New Esmark as a result of the Purchase Rights. Any Purchase Rights not otherwise exercised by Wheeling-Pittsburgh stockholders may be exercised by funds managed by Franklin Mutual Advisers, LLC, referred to as the “FMA Stockholders” pursuant to a standby purchase agreement to be entered into by New Esmark and the FMA Stockholders. This agreement would also provide that the FMA Stockholders will have the right to purchase $50 million of New Esmark common stock at $19.00 per share even if all the Purchase Rights are exercised.

If either the Purchase Rights or the Put Rights are oversubscribed and the Purchase Rights Cap or the Put Exercise Cap is exceeded, then the stockholders exercising such rights will have their exercises reduced pro rata.

•	Exercise of Purchase Rights and Put Rights

Mailed concurrently with this proxy statement / prospectus are separate exercise notices which you can use to exercise any Purchase Rights and Put Rights which you elect to receive in connection with the combination, subject to closing.

No stockholder will have any rights with respect to the Purchase Rights and Put Rights unless and until the effective time of the combination.

•	Purchase Rights (Page 137).

If you wish to exercise Purchase Rights, you must first make a valid election then complete the Purchase Rights Exercise Notice sent with the Election Form. In addition, you will need to send payment for the shares purchased.

•	Put Rights (Page 137).

If you wish to exercise Put Rights, you must first make a valid election then you should complete the Put Rights Exercise Notice sent with the Election Form.

•	Exchange Procedures (Page 154).

Computershare will act as the Paying and Exchange Agent, referred to as the Exchange Agent. When and as needed, New Esmark will deposit with the Exchange Agent funds payable and certificates representing the shares of New Esmark common stock issuable pursuant to the agreement in exchange for outstanding shares of Wheeling-Pittsburgh common stock, Esmark common stock and Esmark preferred stock.

As soon as reasonably practical after the effective time of the combination, the Exchange Agent will mail to each record holder of Esmark stock and each record holder of Wheeling-Pittsburgh common stock who has not validly completed an Election Form prior to the special meeting (or who revoked a validly completed Election Form), a letter of transmittal and instructions for use in effecting the surrender of the stock certificates formerly representing shares of Esmark common stock or preferred stock or, Wheeling-Pittsburgh common stock, as the case may be, in exchange for certificates representing the shares of common stock of New Esmark and any dividends or other distributions to which holders of certificates formerly representing Wheeling-Pittsburgh common stock or Esmark stock are entitled. Upon surrender to the Exchange Agent of a stock certificate formerly representing shares of Wheeling-Pittsburgh common stock or Esmark stock for cancellation, together with a duly executed letter of transmittal, the certificate surrendered will be cancelled and you will be entitled to receive from the Exchange Agent a certificate representing that number of common shares of New Esmark that you have the right to receive pursuant to the agreement and any dividends or other distributions with record dates after the effective time of the combination with respect to the number of whole shares of New Esmark to which you are entitled to be paid without interest.

•	Recommendation of Wheeling-Pittsburgh’s Board of Directors (Page 75).

After due discussion, the Wheeling-Pittsburgh Board of Directors, based in part on the recommendation of the Special Committee, which is comprised entirely of independent directors, has determined that the combination and the agreement are advisable and in the best interests of Wheeling-Pittsburgh and its stockholders. Accordingly, the Wheeling-Pittsburgh Board of Directors recommends that you vote “FOR” the adoption of the agreement and the WPC Merger Transaction.

In considering the recommendation of the Wheeling-Pittsburgh Board of Directors, Wheeling-Pittsburgh stockholders should be aware that Wheeling-Pittsburgh’s directors and executive officers may have interests in the combination that are different from, or in addition to, those of Wheeling-Pittsburgh stockholders. See “Interests of Wheeling-Pittsburgh’s Directors and Executive Officers in the Combination” on page 88.

•	Reasons for the Combination (Page 73).

In making its recommendation that you vote “FOR” the adoption of the agreement, Wheeling-Pittsburgh’s Special Committee and Board of Directors considered a number of factors, including the consideration to be received by Wheeling-Pittsburgh stockholders in the combination and Wheeling-Pittsburgh’s Board of Directors’ assessment of a number of strategic, financial and operational considerations, the terms of the agreement, including the current financial condition of Wheeling-Pittsburgh, Wheeling-Pittsburgh’s ability to furnish information to, and conduct negotiations with, a third party should Wheeling-Pittsburgh receive a superior proposal, the recommendation of the Special Committee of the Board of Directors, the current and historical market prices of Wheeling-Pittsburgh common stock, the effects of the proxy contest for Wheeling-Pittsburgh, and the written opinion of the Special Committee’s financial advisor, UBS Securities LLC (“UBS”). The Wheeling-Pittsburgh Board of Directors believes that this transaction will create a company that combines the best of steel mini-mill production and service center distribution/processing. The Board also believes that the combined company will benefit from a direct link between production, distribution and the end-user, which the Board expects will allow for better supply chain communication. In addition, the Board believes that Esmark’s low cost distribution platform will result in a significantly expanded customer base. The combination is the culmination of an extensive review process and the Board of Directors believes that the combination represents an opportunity to increase stockholder value.

•	Opinion of the Special Committee’s Financial Advisor (Page 77).

On March 7, 2007, UBS delivered an oral opinion to the Special Committee, confirmed in writing as of such date at the execution of the agreement, as to the fairness, from a financial point of view and as of the date of the opinion of the merger consideration to be received by the holders of Wheeling-Pittsburgh’s common stock, other than Esmark and its affiliates, in the combination. The references to the “merger consideration” in any description contained in this proxy statement/prospectus of UBS’ opinion or its analysis are to the merger consideration without taking into account the changes to the timing of the exercise of the Purchase Rights and Put Rights described below under “October 22 Amendment to the Agreement” on Page 72. The full text of the written opinion of UBS, setting forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement/prospectus. You should read the opinion of UBS carefully and in its entirety. The opinion of UBS is addressed to Wheeling-Pittsburgh’s Special Committee in connection with its evaluation of the combination, and the opinion does not address any other aspect of the proposed combination and does not constitute a recommendation to any stockholder with respect to any matter relating to the combination (including how any stockholder should vote with respect to the approval of the agreement, what election any stockholder of Wheeling-Pittsburgh should make with respect to the combination or whether any stockholder of Wheeling-Pittsburgh should exercise any Purchase Rights or Put Rights in connection with in the combination).

•	Interests of Wheeling-Pittsburgh’s Directors and Executive Officers in the Combination (Page 88).

Wheeling-Pittsburgh’s directors and executive officers may have interests in the combination that are different from, or in addition to, yours, including the following:

•

James P. Bouchard, the Chairman and Chief Executive Officer of Wheeling-Pittsburgh, and Craig T. Bouchard, the President of Wheeling-Pittsburgh, also serve as Chairman of the Board and Chief Executive Officer, and President, respectively, of Esmark. Each is also a stockholder of both companies;

•

The employment agreements for Messrs. James Bouchard, Craig Bouchard, Goodwin, Modrowski and Luptak provide that the employment agreements will terminate 30 days after the completion of the combination. The surviving company anticipates that it will enter into new employment agreements with Messrs. James Bouchard, Goodwin and Modrowski*;

*

As discussed in the “Recent Developments” section on page 25 of this proxy statement/prospectus, it is anticipated that, in the event of the closing of the Sparrows Point acquisition, Messrs. Craig Bouchard and Luptak would relinquish their positions with Esmark, Wheeling-Pittsburgh and/or New Esmark, respectively, and take executive management positions with E2 Acquisition Corporation.

•

The combination will be a change of control under the employment agreements for Messrs. Mooney, DiClemente and Assetta if former Wheeling-Pittsburgh stockholders own less than 50% of the voting power of New Esmark stock after the combination. Each of the executive officers’ employment agreements provides severance payments and benefits in the case of the executive officer’s termination of employment by Wheeling-Pittsburgh without cause or by the officer for good reason (each as defined in these agreements), within 12 months following the date of a “change of control” (as defined in these agreements). If the combination is a change of control for purposes of these agreements, the effect would be to extend the current 12-month period which began with the certification of the election of the current Board of Directors on November 30, 2006. In addition, the employment agreements provide that the executive officer may voluntarily resign within the 30-day period beginning six months immediately following a change of control and have that resignation treated as if it were for good reason. Therefore, if the combination is a change of control for purposes of these agreements, the effect would also be to create another 30-day period for a voluntary resignation that would begin six months after the combination, in addition to the pending 30-day period starting on December 1, 2007 (reset from June 1, 2007 by agreement) due to the certification of the election of the current Board of Directors on November 30, 2006. In the event of any termination or resignation pursuant to these “change of control” provisions in their employment agreements, Messrs. Mooney, DiClemente and Assetta would be entitled to payments in estimated amounts of $740,061, $463,857, and $456,200, respectively; and to the vesting of their incentive compensation awards having estimated fair market values of $292,818, $239,421 and $235,446, respectively;

•

New Esmark has agreed to provide to the executive officers, for a period of 12 months immediately following completion of the combination, the same level of salary and bonus opportunity in effect before the combination and benefits that are substantially similar or no less favorable in the aggregate than the benefits provided by Wheeling-Pittsburgh or Esmark before the combination;

•

In connection with the combination, all outstanding options to purchase shares of Wheeling-Pittsburgh common stock will be converted into options to purchase, on the same terms and conditions, an equivalent value in shares of New Esmark common stock;

•

In connection with the combination, all outstanding Wheeling-Pittsburgh restricted stock unit awards will be converted into awards, on the same terms and conditions, of restricted stock units for an equivalent value of shares of New Esmark common stock; provided that the Board of Directors of New Esmark, or any applicable committee of that board, will, if and to the extent it deems necessary or appropriate, adjust any performance criteria or goals applicable to vesting or other terms of the stock unit award, in its discretion, to reflect the impact of the combination;

•

Messrs. James Bouchard and Craig Bouchard indirectly own convertible promissory notes of Wheeling-Pittsburgh in the original principal amounts of $3 million and $2 million, respectively that may convert, pursuant to the combination, into shares of Wheeling-Pittsburgh common stock (at a price per share of $24.51) immediately prior to the completion of the combination and would be entitled to receive the same consideration paid to Wheeling-Pittsburgh stockholders in the combination. The issuance of these shares would reduce the percentage of the shares of New Esmark common stock held by former stockholders of Wheeling-Pittsburgh and Esmark who are not also holders of these notes;

•	The current directors of Wheeling-Pittsburgh will become the initial directors of New Esmark in the combination; and

•	The executive officers and directors will benefit from customary indemnification provisions as provided for in the agreement.

•	Accounting Treatment of the Merger (Page 92).

The combination will be accounted for, using the purchase method of accounting pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations”, with Esmark as the accounting acquirer and New Esmark as the surviving company.

•	Conditions to the Combination (Page 138).

The combination will not be completed unless a number of conditions are satisfied or waived, as applicable, including:

•	the agreement and the WPC Merger Transaction must be adopted by the affirmative vote of the holders of a majority of the outstanding shares of Wheeling-Pittsburgh common stock as of the record date;

•

the agreement and the Esmark Merger Transaction must be adopted by the holders of a majority of the outstanding shares of Esmark common stock on an as-converted basis and a majority of the outstanding shares of Esmark preferred stock as of the record date;

•	the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), must have been terminated or have expired;

•

New Esmark and the FMA Stockholders must have executed a Standby Agreement with respect to the purchase of shares pursuant to Purchase Rights not otherwise exercised by Wheeling-Pittsburgh stockholders;

•

the absence of any law, injunction, judgment or ruling enacted, promulgated, issued, entered or enforced by any governmental authority making the combination illegal or otherwise restraining, preventing or prohibiting the completion of the combination;

•

the shares of the common stock of New Esmark to be issued under the agreement must have been approved for listing on the New York Stock Exchange or The NASDAQ Stock Market, subject to official notice of issuance; and

•	a Registration Rights Agreement must be executed with the FMA Stockholders providing for the registration of sales of shares of New Esmark acquired pursuant to the Standby Purchase Agreement.

•	Regulatory Approvals (Page 96)

On October 22, 2007, the Premerger Notification Office of the Federal Trade Commission informed the parties that early termination of the waiting period under the HSR Act had been granted in connection with the combination. Consequently, the condition with respect to the termination or expiration of the waiting period under the HSR Act has been satisfied.

•	Closing and Effective Time of the Combination (Page 135).

If Wheeling-Pittsburgh stockholders approve and adopt the agreement and the WPC Merger Transaction, it is expected that the combination will become effective no later than the second business day after the special meeting of Wheeling-Pittsburgh stockholders, assuming that the other conditions set forth in the agreement have been satisfied or waived.

•	No Solicitation of Competing Proposals (Page 150).

The agreement contains non-solicitation provisions which prohibit Wheeling-Pittsburgh from soliciting or engaging in discussions or negotiations regarding a competing proposal to the combination. There are exceptions to these prohibitions if Wheeling-Pittsburgh receives a superior proposal for a competing transaction from a third party under certain circumstances set forth in the agreement.

•	Termination of the Agreement (Page 141).

Either Wheeling-Pittsburgh or Esmark can terminate the agreement under certain circumstances, including if the other party breaches any of its representations, warranties, covenants or agreements in a manner that would result in the failure of one or more of the closing conditions set forth in the agreement. In addition to certain other circumstances, either Wheeling-Pittsburgh or Esmark may also terminate the agreement if, after complying with certain procedures contained in the agreement, Wheeling-Pittsburgh’s Board of Directors elects to withdraw or adversely modify its recommendation of the combination or Wheeling-Pittsburgh enters into a definitive acquisition agreement which its Board of Directors has determined to represent a superior proposal.

•	Material U.S. Federal Income Tax Consequences (Page 92).

Wheeling-Pittsburgh. Wheeling-Pittsburgh stockholders who elect to receive only stock of New Esmark and do not exercise either Put Rights or Purchase Rights will receive this stock on a tax free basis. A U.S. holder of Wheeling-Pittsburgh stock who exercises Put Rights and receives only cash will recognize gain or loss with respect to the Wheeling-Pittsburgh shares. U.S. holders of Wheeling-Pittsburgh stock who exercise Put Rights and receive a combination of New Esmark stock and cash will not recognize any loss realized but will recognize any gain realized as a result of such exercise. Any gain (or, in the case of Wheeling-Pittsburgh stockholders who receive only cash, loss) will generally be taxed as long-term capital gain (or loss) if the Wheeling-Pittsburgh shares were held for more than one year and were held as a capital asset, though in certain circumstances such gain could be considered a dividend. U.S. holders of Wheeling-Pittsburgh stock who hold their shares as capital assets and exercise Purchase Rights may be required to recognize capital gain, which would be long-term capital gain if they held their shares more than one year, in an amount equal to the value of the Purchase Rights, though the New Esmark common stock itself can be received on a tax free basis. The tax treatment on the receipt of shares pursuant to the Purchase Rights will depend on aggregate elections by Wheeling-Pittsburgh stockholders relating to the type of consideration received in the transaction. The possible outcomes and risks to Wheeling-Pittsburgh stockholders electing to receive Purchase Rights or Put Rights are described under the heading “The Combination—Material Tax Consequences to U.S. Holders of Wheeling-Pittsburgh Stock.” Wheeling-Pittsburgh has obtained an opinion from Buchanan Ingersoll & Rooney, P.C., counsel to the Special Committee (“Buchanan”). The discussion set forth below under the heading “Material Tax Consequences to U.S. Holders of Wheeling-Pittsburgh Stock” is Buchanan’s opinion regarding the material U.S. federal income tax consequences of the merger of WPC Merger into Wheeling-Pittsburgh to the U.S. Holders of Wheeling-Pittsburgh common stock. The tax consequences of the combination to a Wheeling-Pittsburgh stockholder will depend on the stockholder’s individual circumstances. See “The Combination—Material U.S. Federal Income Tax Consequences of the Combination.” Stockholders are urged to consult their own tax advisors as to the particular tax consequences to them of the combination.

Esmark. Esmark stockholders who receive stock of New Esmark will receive this stock on a tax free basis. The tax consequences of the combination to an Esmark stockholder will depend on the stockholder’s individual circumstances. Esmark has obtained an opinion from its counsel McGuireWoods, LLP (“McGuire”). The discussion set forth below under the heading “Material Tax Consequences to U.S. Holders of Esmark Stock” is McGuire’s opinion regarding the material U.S. federal income tax consequences of the merger of Esmark Merger into Esmark to the U.S. Holders of Esmark stock. Stockholders are urged to consult their own tax advisors as to the particular tax consequences to them of the combination.

•	Appraisal Rights (Page 89).

Stockholders of Wheeling-Pittsburgh do not have appraisal rights because as of October 3, 2007, the record date established for determining stockholder eligibility to vote in the special meeting, the common stock of Wheeling-Pittsburgh was listed on The NASDAQ Stock Market, and upon completion of the combination the stockholders of Wheeling-Pittsburgh are not required to accept anything other than shares of New Esmark common stock and cash in exchange for fractional shares.

If you are an Esmark stockholder and object to the Esmark Merger Transaction, the Delaware General Corporation Law permits you to seek relief as a dissenting stockholder and have the “fair value” of your shares of Esmark stock determined by a court and paid to you in cash.

•	Restrictions on the Ability to Sell New Esmark Common Stock (Page 96).

All shares of New Esmark common stock you will receive in connection with the combination will be freely transferable unless you are considered an “affiliate” of either Esmark or Wheeling-Pittsburgh for the purposes of the Securities Act of 1933, as amended (the “Securities Act”), at the time the agreement is submitted to Wheeling-Pittsburgh stockholders for adoption, in which case you will be permitted to sell the shares of New Esmark’s common stock you receive in the combination only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act. The registration statement of which this proxy statement/prospectus is a part does not register the resale of stock held by affiliates.

•	Standby Purchase Agreement and Registration Rights Agreement (Page 153).

New Esmark and the FMA Stockholders will enter into an agreement pursuant to which the FMA Stockholders would purchase shares of New Esmark pursuant to any Purchase Rights not otherwise exercised by stockholders of Wheeling-Pittsburgh. This standby purchase agreement also will provide that the FMA Stockholders will have the right to purchase $50 million of New Esmark common stock at $19.00 per share even if all of the Purchase Rights are exercised.

New Esmark and the FMA Stockholders will also enter into an agreement which will provide for the registration, under the applicable securities laws, of the shares of New Esmark common stock or other securities of New Esmark acquired by the FMA Stockholders pursuant to the agreement or the standby purchase agreement or in a related transaction or otherwise held by the FMA Stockholders.

•	Comparison of Stockholder Rights

Both Wheeling-Pittsburgh and New Esmark are Delaware corporations. However, there will be differences between the rights of holders of shares of Wheeling-Pittsburgh and New Esmark. Among other things:

•	New Esmark will have a larger number of authorized common and preferred shares than Wheeling-Pittsburgh;

•	New Esmark will have fewer requirements than Wheeling-Pittsburgh to adopt a “poison pill”;

•	New Esmark may potentially have a larger board of directors; and

•	New Esmark has slightly different provisions for the calling of special stockholder meetings and has advance notice provisions for stockholder proposals;

See “Comparison of Stockholder Rights” on page 177.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING,

THE CONSENT SOLICITATION, AND THE COMBINATION

The following questions and answers are intended to address some commonly asked questions regarding the special meeting and the combination. These questions and answers may not address all questions that may be important to you as a Wheeling-Pittsburgh stockholder or an Esmark stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement/prospectus, the appendices to this proxy statement/prospectus and the documents referred to and incorporated by reference in this proxy statement/prospectus.

WHEELING-PITTSBURGH STOCKHOLDERS

Q:	When and where is the special meeting?

A:	The special meeting of stockholders of Wheeling-Pittsburgh will be held at the Hyatt Regency Pittsburgh International Airport located at 1111 Airport Boulevard, Pittsburgh, Pennsylvania, 15231, on November 27, 2007 at 9:00 a.m., Pittsburgh time.

Q:	What am I being asked to vote on at the special meeting?

A:	You are being asked to vote on the following proposals:

•	to adopt the agreement and the WPC Merger Transaction;

•	to adopt the incentive compensation plan; and

•	to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the agreement.

Q:	Who is soliciting my proxy?

A:	This proxy is being solicited by Wheeling-Pittsburgh.

Q:	How does Wheeling-Pittsburgh’s Board of Directors recommend that I vote?

A:	Wheeling-Pittsburgh’s Board of Directors recommends that you vote:

•	“FOR” the proposal to adopt the agreement and the WPC Merger Transaction;

•	“FOR” the proposal to approve the incentive compensation plan; and

•	“FOR” the proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the agreement.

Q:	What vote of Wheeling-Pittsburgh stockholders is required to approve the proposals?

A:	The vote requirements to approve the proposals are as follows:

•	the proposal to adopt the agreement and the WPC Merger Transaction requires the affirmative vote of the holders of a majority of the shares of Wheeling-Pittsburgh common stock outstanding on the record date for the special meeting;

•	the proposal to approve the incentive compensation plan requires the affirmative vote of the holders of a majority of the shares of Wheeling-Pittsburgh common stock represented at the special meeting; and

•	the proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the votes cast on this matter at the special meeting.

Q:	Who is entitled to vote at the special meeting?

A:	Only holders of record of Wheeling-Pittsburgh common stock as of the close of business on October 3, 2007, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. You will have one vote at the special meeting for each share of Wheeling-Pittsburgh common stock you owned at the close of business on the record date. On the record date, 15,360,810 shares of Wheeling-Pittsburgh common stock, held by approximately 2,862 holders of record, were outstanding and entitled to be voted at the special meeting.

Q:	How many shares must be present or represented at the special meeting in order to conduct business?

A:	A quorum of stockholders is necessary to hold a valid special meeting. A quorum will be present at the special meeting if a majority of the outstanding shares of Wheeling-Pittsburgh’s common stock entitled to vote on the record date are present in person or represented by proxy. Withheld votes, abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Q:	What do I need to do now? How do I vote?

A:	You are urged to read this proxy statement/prospectus, including its appendices, carefully and in its entirety. You are encouraged to consider how the combination affects you. You may vote by:

•	Telephone, using the toll-free number listed on each proxy card (if you are a registered stockholder, that is if you hold your stock in your name) or vote instruction card (if your shares are held in “street name,” meaning that your shares are held in the name of a bank, broker or other nominee and your bank, broker or nominee makes telephone voting available);

•	Internet, at the address provided on each proxy card (if you are a registered stockholder) or vote instruction card (if your shares are held in “street name” and your bank, broker or nominee makes internet voting available); or

•	Mail, by completing, signing, dating and mailing each proxy card or vote instruction card and returning it in the envelope provided.

If your shares of Wheeling-Pittsburgh’s common stock are held in “street name” by your broker, be sure to give your broker instructions on how you want to vote your shares because your broker will not be able to vote your shares on the proposals at the special meeting without instructions from you. See the question below “If my broker holds my shares in ‘street name,’ will my broker vote my shares for me?”

Q:	How can I elect whether to receive (1) New Esmark shares, (2) New Esmark shares and rights to purchase additional shares of New Esmark stock or (3) New Esmark shares or rights to receive cash in exchange for my shares of Wheeling-Pittsburgh common stock in the combination?

A:	In a separate mailing sent concurrently with this proxy statement/prospectus, you will receive an Election Form which you may use to notify us of your choice of combination consideration if you are a Wheeling-Pittsburgh stockholder. Please read the Election Form carefully, complete it and return it to Computershare.

The Election Form must be received by Computershare at its designated office by 5:00 p.m., Pittsburgh time, on November 15, 2007. The Election Form must be properly completed, signed and accompanied by any documents required by the procedure set forth in the Election Form (including the certificates representing your Wheeling-Pittsburgh common shares).

Q:	May I receive cash for my common stock?

A:	Wheeling-Pittsburgh stockholders may choose, for each share of common stock owned on November 15, 2007 a right to receive $20.00 per share in cash rather than shares of New Esmark common stock. In order to elect to receive cash for your common stock you must first complete and return the Election Form (together with your Wheeling-Pittsburgh stock certificates) on or before 5:00 p.m. Pittsburgh time on November 15, 2007. To exercise this right to convert your Wheeling-Pittsburgh shares into $20.00 cash, you must complete the Put Rights Exercise Notice and return it prior to 5 p.m., Pittsburgh time on November 26, 2007, the day before the special meeting.

The ability to receive cash as consideration for your shares is subject to the Put Exercise Cap. If the Put Exercise Cap is exceeded then the Exercised Put Shares will be reduced pro rata. In the case of proration, the exercise of the Put Rights will be deemed to be effective to the maximum extent permitted. If proration is necessary, a public announcement will be made shortly after the effectiveness of the combination.

See “The Agreement—Consideration,” “The Agreement—Purchase Rights,” and “The Agreement—Put Rights.”

Q:	May I elect to exchange my Wheeling-Pittsburgh common stock for New Esmark common stock and a right to purchase additional newly issued New Esmark common stock?

A:	Wheeling-Pittsburgh stockholders may choose to receive, for each share of common stock owned on November 15, 2007, a share of New Esmark common stock and one non-transferable right to purchase a newly issued share of New Esmark common stock at the effective time of the combination. In order to elect to purchase newly issued shares of New Esmark common stock you must complete and return the Election Form (together with your Wheeling-Pittsburgh stock certificates) on or before 5:00 p.m., Pittsburgh time on November 15, 2007. By returning a properly executed Election Form selecting the Purchase Rights option, you are eligible to purchase additional New Esmark shares. To exercise the Purchase Rights, you must complete the Purchase Rights Exercise Notice and return it (along with payment for the New Esmark shares) on or prior to 5:00 p.m., Pittsburgh time on November 26, 2007, the day before the Wheeling-Pittsburgh stockholder meeting.

The ability to receive both common stock and purchase rights for shares of New Esmark as consideration for your shares is subject to the Purchase Rights Cap. If the Purchase Rights Cap is exceeded then the Purchase Rights Electing Shares will be reduced pro rata. An exercise of the Purchase Rights will be deemed to be effective, in the case of proration, to the maximum extent permitted. If proration is necessary, a public announcement will be made shortly after the effectiveness of the combination.

See “The Agreement—Consideration.”

Q:	How do I vote shares held in my Company’s Stock Account under the 401(k) Plan?

A:

If you own shares of Wheeling-Pittsburgh common stock as part of your Account under either the USW Wheeling-Pittsburgh Steel Corporation Section 401(k) Savings Plan or the Wheeling-Pittsburgh Steel Corporation 401(k) Retirement Savings Plan, you will receive a separate set of proxy materials relating to your interests in the Company Stock Account. In addition to instructions about voting on the combination, you will receive election forms in a separate mailing concurrently with the proxy materials for electing the disposition of your common stock held in the Company Stock Account. The amount of stock available to you will be based on your corresponding units in the Company Stock Fund as of the record date. In addition to this proxy statement/prospectus and voting forms and election forms (which you will receive in a separate mailing), you will also receive special instructions explaining how you will receive the shares of New Esmark common stock and the impact of electing either the Purchase Rights or the Put Rights (relating to your stock interest) held under the Plans.

Q:	What will happen if I do not return the Election Form?

A:	If you do not validly submit an Election Form by November 15, 2007, you will not have the opportunity to elect the Purchase Rights or the Put Rights. Accordingly, if the combination is completed, you would receive one share of New Esmark common stock for each share of common stock of Wheeling-Pittsburgh that you hold.

Q:	Should I send in my stock certificate(s) now?

A:	You must send your share certificates with a properly completed Election Form. If you do not validly submit an Election Form (or you revoke a validly submitted Election Form), then after the combination is completed, you will receive written instructions, including a letter of transmittal, for exchanging your shares of Wheeling-Pittsburgh common stock for shares of common stock of New Esmark. Do not return your stock certificate with your proxy card.

Q:	When should I send in my proxy card?

A:	You should send in your proxy card or vote over the internet or by telephone as soon as possible so that your shares will be voted at the special meeting.

Q:	How are votes counted?

A:	The proposal to adopt the agreement and the WPC Merger Transaction requires the affirmative vote of the holders of a majority of the shares of Wheeling-Pittsburgh common stock outstanding on the record date for the special meeting. Approval of the incentive compensation plan and the proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the votes cast on that item at the special meeting. Only votes “FOR” and “AGAINST” these proposals count. Abstentions have the effect of a negative vote.

A broker non-vote occurs when a broker, bank or other nominee holder does not vote on a particular item because the nominee holder does not have discretionary authority to vote on that item and has not received instructions from the beneficial owner of the shares. Broker non-votes do not count in the voting results and are not counted as shares voting with respect to the matter on which the broker has not voted expressly. With respect to the proposal to adopt the agreement, broker non-votes will have the same effect as a vote against the proposal. With respect to the proposal to approve the incentive plan and to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies, broker non-votes will not affect the outcome.

If you sign and return your proxy and do not indicate how you want to vote, your proxy will be voted “FOR” the proposal to adopt the agreement and the WPC Merger Transaction, “FOR” the incentive compensation plan, and “FOR” the proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate to solicit additional proxies and in accordance with the recommendation of Wheeling-Pittsburgh’s Board of Directors on any other matters properly brought before the meeting for a vote.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	Yes, but only if you provide specific instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without these instructions, your shares will not be voted.

Q:	May I vote in person?

A:	Yes. You may attend the special meeting and vote your shares in person. If your shares are held in “street name,” you must get a proxy card from your broker or bank in order to attend the special meeting and vote in person.

You are urged to sign, date and return the enclosed proxy card or to vote over the internet or by telephone as soon as possible, even if you plan to attend the special meeting, as it is important that your shares be represented and voted at the special meeting. If you attend the special meeting, you may vote in person as you wish, even though you have previously returned your proxy card. See question below “May I change my vote after I have mailed my signed proxy card?”

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before the shares of Wheeling-Pittsburgh common stock reflected on your proxy card are voted at the special meeting. If your shares are registered in your name, you can do this in one of three ways:

•	first, you can deliver to Wheeling-Pittsburgh’s Corporate Secretary a written notice stating that you would like to revoke your proxy; the written notice should bear a date later than the proxy card;

•	second, you can complete, execute and deliver to Wheeling-Pittsburgh’s Corporate Secretary a new, later-dated proxy card for the same shares, provided the new proxy card is received before the polls close at the special meeting; or

•	third, you can attend the special meeting and vote in person.

Any written notice of revocation should be delivered to Wheeling-Pittsburgh’s Corporate Secretary at or before the taking of the vote at the special meeting. Your attendance alone will not revoke your proxy.

If you have instructed your broker to vote your shares you must follow directions received from your broker to change your vote. You cannot vote shares held in “street name” by returning a proxy card directly to Wheeling-Pittsburgh or by voting in person at the special meeting, unless you obtain a proxy card from your bank or broker.

Q:	Who will bear the cost of the solicitation?

A:	The expense of soliciting proxies of Wheeling-Pittsburgh stockholders will be borne by Wheeling-Pittsburgh. Wheeling-Pittsburgh has retained Innisfree M&A Incorporated, a proxy solicitation firm, to solicit proxies in connection with the special meeting at a cost of $25,000 plus reimbursement of out-of-pocket fees and expenses. In addition, Wheeling-Pittsburgh will reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their reasonable expenses in forwarding soliciting materials to beneficial owners. Proxies may also be solicited by certain of Wheeling-Pittsburgh’s directors, officers and employees, personally or by telephone, facsimile or other means of communication. No additional compensation will be paid for these services.

Q:	What does it mean if I receive more than one proxy card from Wheeling-Pittsburgh?

A:	If you have shares of Wheeling-Pittsburgh common stock that are registered differently and are in more than one account, you will receive more than one proxy card. Please follow the directions for submitting a proxy on each of the proxy cards you receive to ensure that all of your shares are voted.

Q:	What happens if I sell my shares of Wheeling-Pittsburgh common stock before the special meeting?

A:	The record date of the special meeting is earlier than the special meeting and the date that the combination is expected to be completed. If you transfer your shares of Wheeling-Pittsburgh common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting but will have transferred the right to the applicable consideration to be received by Wheeling-Pittsburgh stockholders in the combination.

Q:	When do you expect the combination to be completed?

A:	The parties are working toward completing the combination as quickly as possible, but cannot predict the exact timing. It is expected that the combination will be completed no later than two business days after obtaining stockholder approval, assuming that all other closing conditions contained in the agreement have been satisfied or waived at that time. See “The Agreement—Conditions to the Combination.”

Q:	When will I receive consideration for the combination (in the form of New Esmark common stock, Purchase Rights, or cash) in exchange for my shares of Wheeling-Pittsburgh common stock?

A:	Stockholders must submit the Election Form, which will be sent in a separate mailing concurrently with this proxy statement/prospectus, in order to elect the consideration to be received in the combination. Wheeling-Pittsburgh stockholders must complete and return the Election Form (together with their Wheeling-Pittsburgh stock certificates) on or before 5:00 p.m., Pittsburgh time on November 15, 2007.

Those stockholders desiring to exercise the Purchase Rights or the Put Rights must also complete the applicable exercise notice indicating an intention to exercise these rights. The exercise notice must be completed and returned by 5:00 p.m., Pittsburgh time on November 26, 2007, the day before the special meeting.

If either the Purchase Rights Cap or the Put Exercise Cap is exceeded then exercises of the Purchase Rights or the Put Rights, respectively, will be reduced pro rata. An exercise of the Purchase Rights or Put Rights will be deemed to be effective, in the case of proration, to the maximum extent permitted.

If the Purchase Rights or Put Rights are over-subscribed and proration is necessary, a public announcement will be made shortly after the effectiveness of the combination.

If you do not validly submit an Election Form, then after the combination is completed, you will receive written instructions, including a letter of transmittal, which will explain how to exchange your shares of Wheeling-Pittsburgh common stock for shares of common stock of New Esmark.

Stockholders will receive the consideration for the combination promptly after the effective time.

Q:	Am I entitled to exercise appraisal rights instead of receiving New Esmark common stock for my shares of Wheeling-Pittsburgh common stock?

A:	Under Delaware law, stockholders of Wheeling-Pittsburgh do not have appraisal rights because the common stock of Wheeling-Pittsburgh is listed on The NASDAQ Stock Market, and Wheeling-Pittsburgh stockholders will not be required to accept in the combination anything other than New Esmark common stock, which will be listed on a national securities exchange, and cash in lieu of fractional shares of New Esmark common stock.

Q:	What are the material U.S. federal income tax consequences to Wheeling-Pittsburgh stockholders of the combination?

A:	Stockholders who elect to receive only stock of New Esmark and do not exercise either Put Rights or Purchase Rights will receive this stock on a tax free basis. A U.S. holder of Wheeling-Pittsburgh stock who exercises Put Rights and receives only cash will recognize gain or loss with respect to the Wheeling-Pittsburgh shares. U.S. holders of Wheeling-Pittsburgh stock who exercise Put Rights and receive a combination of New Esmark stock and cash will not recognize any loss realized but will recognize any gain realized as a result of such exercise. Any gain (or, in the case of Wheeling-Pittsburgh stockholders who receive only cash, loss) will generally be taxed as long-term capital gain (or loss) if the Wheeling-Pittsburgh shares were held for more than one year and were held as a capital asset, though in certain circumstances such gain could be considered a dividend. U.S. holders of Wheeling-Pittsburgh stock who hold their shares as capital assets and exercise Purchase Rights may be required to recognize capital gain, which would be long-term capital gain if they held their shares more than one year, in an amount equal to the value of the Purchase Rights, though the New Esmark common stock itself can be received on a tax free basis. The tax treatment on the receipt of shares pursuant to the Purchase Rights will depend on aggregate elections by Wheeling-Pittsburgh stockholders relating to the type of consideration received in the transaction. The possible outcomes and risks to Wheeling-Pittsburgh stockholders electing to receive Purchase Rights or Put Rights are described under the heading “The Combination—Material Tax Consequences to U.S. Holders of Wheeling-Pittsburgh Stock.” The discussion set forth below under the heading “The Combination—Material Tax Consequences to U.S. Holders of Wheeling-Pittsburgh Stock” is the opinion of Wheeling-Pittsburgh’s tax counsel regarding the material U.S. federal income tax consequences of the merger of WPC Merger into Wheeling-Pittsburgh to the U.S. Holders of Wheeling-Pittsburgh common stock.

The tax consequences of the combination to a Wheeling-Pittsburgh stockholder will depend on the stockholder’s individual circumstances. See “The Combination—Material U.S. Federal Income Tax Consequences of the Combination” on page 92.

Stockholders are urged to consult their own tax advisors as to the particular tax consequences to them of the combination.

Q:	Who can help answer my other questions?

A:	If you have additional questions about the special meeting or the combination, including the procedures for voting your shares, or if you would like additional copies, without charge, of this proxy statement/prospectus, you should contact Wheeling-Pittsburgh’s proxy solicitation agent, Innisfree M&A Incorporated at (888) 750-5834 (toll-free). If your broker holds your shares, you may also call your broker for additional information.

ESMARK STOCKHOLDERS

Q:	Who is soliciting consent for the combination from Esmark stockholders?

A:	The consent form is being solicited by Esmark.

Q:	Does Esmark’s Board of Directors recommend that Esmark stockholders give consent for the combination?

A:	Yes. Esmark’s Board of Directors recommends that you provide your consent for the proposed combination.

Q:	What level of consent of Esmark’s stockholders is required to approve the proposals?

A:	Approval of the agreement and the Esmark Merger Transaction requires the affirmative consent of the holders of a majority of the shares of Esmark’s common stock on an as-converted basis and a majority of the shares of Esmark’s preferred stock outstanding.

Approval of the incentive compensation plan requires the approval of a majority of the outstanding shares of Esmark common and preferred stock (voting as a single class on an as-converted basis).

Q:	What do I need to do now? How do I vote?

A:	You are urged to read this proxy statement/prospectus, including its appendices, carefully and in its entirety. You are encouraged to consider how the combination affects you.

If you are an Esmark stockholder of record, then you can return your consent form via:

•	Fax, using the fax number listed on each consent form;

•	Internet, at the address provided on each consent form; or

•	Mail, by completing, signing, dating and mailing each consent form and returning it in the envelope provided.

Q:	May I revoke my consent after I have mailed my consent form?

A:	Yes. You may change your consent at any time before November 27, 2007. You may revoke your consent in two ways:

•	first, delivering to the Esmark Corporate Secretary a written notice stating that you would like to revoke your consent; the written notice should bear a date later than the consent form previously submitted; or

•	second, you can complete, execute and deliver to Esmark’s Corporate Secretary a new, later-dated consent form for the same shares, provided the new consent form is received before November 27, 2007.

Q:	Am I entitled to exercise appraisal rights instead of receiving New Esmark common stock for my shares of Esmark common stock?

A:	Stockholders of Esmark may dissent from the adoption of the proposed combination under Delaware law, and have the fair value of the stockholder’s shares of Esmark common stock determined by a court. To exercise appraisal rights, an Esmark stockholder must strictly comply with all the applicable requirements of Delaware law summarized below under “The Combination—Appraisal Rights.”

Q:	What are the material U.S. federal income tax consequences to Esmark stockholders of the combination?

A:	Stockholders who receive only stock of New Esmark will receive this stock on a tax free basis. The discussion set forth below under the heading “Material Tax Consequences to U.S. Holders of Esmark Stock” is the opinion of Esmark’s tax counsel regarding the material U.S. federal income tax consequences of the merger of Esmark Merger into Esmark to the U.S. Holders of Esmark common stock.

The tax consequences of the combination to an Esmark stockholder will depend on the stockholder’s individual circumstances. See “The Combination—Material U.S. Federal Income Tax Consequences of the Combination.”

Stockholders are urged to consult their own tax advisors as to the particular tax consequences to them of the combination.

Q:	Who will bear the cost of any solicitations?

A:	The expense of soliciting the consent forms of Esmark stockholders will be borne by Esmark. Wheeling-Pittsburgh and Esmark shall share equally all fees and expenses, other than attorneys’ fees, incurred in relation to the printing and filing of this proxy/prospectus and any amendments or supplements.

ESMARK SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth selected historical consolidated financial data. The income statement and balance sheet data for the six months ended June 30, 2007 and 2006 are derived from, and should be read together with, Esmark’s financial statements for such periods included in this proxy statement/prospectus. The income statement data for each of the two years ended 2006 and 2005, and the two months ended December 31, 2004, and ten months ended November 8, 2004 and the balance sheet data as of December 31, 2006, 2005 and 2004 and November 8, 2004 have been derived from, and should be read together with, Esmark’s audited consolidated financial statements and the accompanying notes included in this proxy statement/prospectus. The balance sheet data at June 30, 2006 and financial data for the years ended December 31, 2003 and 2002 have been derived from unaudited financial statements that are not included in this proxy statement/prospectus. All of the selected historical consolidated financial data should also be read in conjunction with “Esmark’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors” and Esmark’s consolidated financial statements and the accompanying notes and other information, including herein.

SELECTED CONSOLIDATED FINANCIAL DATA

			Year Ended December 31,		Two Months Ended December 31, 2004 (1)	Predecessor Company
	Six Months Ended June 30,					Ten Months Ended November 8, 2004 (2)	Year Ended December 31,
	2007 (1)	2006 (1)	2006 (1)	2005 (1)			2003 (3)	2002 (3)
			(As restated)	(As restated)	(As restated)
	(In thousands except, per share data)					(In thousands)
Income Statement Data
Net Sales	$354,973	$271,344	$577,982	$412,817	$18,591	$107,524	$51,122	$53,370
Cost of Goods Sold	324,070	237,044	512,760	373,482	16,259	86,949	49,400	48,360

Gross profit	30,903	34,300	65,222	39,335	2,332	20,575	1,722	5,010
Operating expenses (4)	25,809	20,190	49,556	30,333	1,789	8,435	2,889	3,027
Impairment of intangibles	—	—	6,532	—	—	—	—	—

Income (loss) from operations	5,094	14,110	9,134	9,002	543	12,140	(1,167)	1,983
Other income (expense):
Interest income	47	40	68	123	159	—	—	—
Interest expense	(2,361)	(846)	(2,656)	(1,400)	—	(1,072)	34	77
Miscellaneous income (expense)	920	130	510	276	34	227	81	(227)
Minority interest	228	—	142	—	—	(72)	—	—

Income (loss) before income taxes	3,928	13,434	7,198	8,001	736	11,223	(1,052)	1,833
Provision for income taxes (benefit)	1,571	6,848	(3,669)	(3,288)	(116)	—	—	(30)

Net income (loss)	$2,357	$6,586	$3,529	$4,713	$620	$11,223	$(1,052)	$1,803

Earnings (loss) per Share:
Net income	$2,357	$6,586	$3,529	$4,713	$620	*	*	*
Less preferred dividends	(6,964)	(8,529)	(58,723)	(15,234)	(1,670)	*	*	*

Loss available to common shareholders	$(4,607)	$(1,943)	$(55,194)	$(10,521)	$(1,050)	*	*	*

Basic	$(31.96)	$(20.64)	$(479.47)	$(129.76)	$(16.95)	*	*	*
Fully diluted	$(31.96)	$(20.64)	$(479.47)	$(129.76)	$(16.95)	*	*	*
Average basic shares outstanding	144	94	115	81	62	*	*	*
Average diluted shares outstanding	144	94	115	81	62	*	*	*

Other Data:
Cash flow from operations	$(390)	$2,631	$(26,738)	$36,754	$(6,905)	$3,367	$5,821	$(4,659)
Capital expenditures	737	1,237	987	1,167	146	883	91	205
Cash dividends per common share	$16.19	$17.11	$30.99	$9.94	$—	*	*	*
Cash dividends per preferred share	$39.67	$49.59	$91.62	$100.53	$14.52	*	*	*

Balance Sheet Data:
Working capital	$117,758	$71,670	$120,594	$74,310	$60,633	$10,016	$15,453	$16,810
Total assets	350,621	305,786	345,766	264,148	171,440	41,340	19,444	21,232
Long-term debt (5)	1,122	1,621	1,375	1,859	—	—	380	380
Temporary equity	170,518	166,757	170,518	166,757	109,757	—	—	—
Shareholders’ equity	65,692	32,123	72,364	33,298	29,950	13,961	16,227	17,631

(1)	Esmark Incorporated.
(2)	Esmark LLC as predecessor to Esmark Incorporated.
(3)	M.S. Kaplan Company (d.b.a. Sun Steel Company) as predecessor to Esmark LLC.
(4)	Operating expenses include selling, general, and administrative expenses.
(5)	Represents long-term capital lease obligations.

UNAUDITED PRO FORMA SUMMARY CONDENSED

CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma summary condensed consolidated financial information gives effect to the combination of Esmark and Wheeling-Pittsburgh as New Esmark in a transaction to be accounted for as a purchase by Esmark, as the acquiring entity. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2006 and for the six months ended June 30, 2007 assumes that the combination took place on January 1, 2006. The unaudited pro forma balance sheet data combines the historical consolidated balance sheets of Esmark and Wheeling-Pittsburgh as of June 30, 2007, giving effect to the combination as if it occurred on June 30, 2007. The unaudited pro forma summary condensed combined financial information is presented for illustrative purposes only and should not be read for any other purpose. The companies may have performed differently had they always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the combination. The unaudited pro forma summary condensed consolidated financial statements should be read in conjunction with “Esmark’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Wheeling-Pittsburgh’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements, including related notes, of Esmark and Wheeling-Pittsburgh, respectively, covering these periods, included elsewhere in this prospectus/proxy statement or incorporated by reference.

UNAUDITED PRO FORMA SUMMARY AS OF DECEMBER 31, 2006

(dollars in thousands, except per share amounts)

	Historical (1)		Pro forma Adjustments	New Esmark Pro forma Consolidated
	Esmark	Wheeling- Pittsburgh
	(As restated)
Revenues
Net sales	$577,982	$1,770,765	$(5,535)	$2,343,212

Costs and expenses
Cost of sales	503,137	1,621,799	(5,535)	2,119,401
Depreciation and amortization expense	9,623	39,496	4,867	53,986
Impairment of goodwill	6,532	—	—	6,532
Selling, general and administrative expense	49,556	85,530	—	135,086

Total costs and expense	568,848	1,746,825	(668)	2,315,005

Operating income	9,134	23,940	(4,867)	28,207

Interest expense and other financing costs	(2,656)	(26,749)	11,188	(18,217)
Other income	578	13,332	(1,067)	12,843

Income before income taxes and minority interest	7,056	10,523	5,254	22,833
Income tax provision	3,669	4,244	1,970	9,883

Income before minority interest	3,387	6,279	3,284	12,950
Minority interest	142	202	—	344

Net income	$3,529	$6,481	$3,284	$13,294

Earnings (loss) per share:
Net income	$3,529	$6,481	$3,284	$13,294
Less preferred dividends	(58,723)	—	58,723	—

Income (loss) available to common shareholders	$(55,194)	$6,481	$62,007	$13,294

Basic	$(479.47)	$0.44	N/A	$0.29
Diluted	$(479.47)	$0.44	N/A	$0.29

Weighted average shares (in thousands):
Basic	115	14,725	31,311	46,151
Diluted	115	14,864	31,311	46,290

UNAUDITED PRO FORMA SUMMARY

FOR THE

SIX MONTHS ENDED JUNE 30, 2007

(dollars in thousands, except per share amounts)

	Historical (1)		Pro forma Adjustments	New Esmark Pro forma Consolidated
	Esmark	Wheeling- Pittsburgh
Revenues
Net sales	$354,973	$864,698	$(10,865)	$1,208,806

Costs and expenses
Cost of sales	318,441	890,556	(11,585)	1,197,412
Depreciation and amortization expense	5,629	18,816	2,433	26,878
Selling, general and administrative expense	25,809	43,651	(150)	69,310

Total costs and expense	349,879	953,023	(9,302)	1,293,600

Operating income (loss)	5,094	(88,325)	(1,563)	(84,794)

Interest expense and other financing costs	(2,361)	(19,692)	9,900	(12,153)
Other income	967	6,532	(1,254)	6,245

Income (loss) before income taxes and minority interest	3,700	(101,485)	7,083	(90,702)
Income tax (benefit)	1,571	—	(1,571)	—

Income (loss) before minority interest	2,129	(101,485)	8,654	(90,702)
Minority interest	228	—	—	228

Net income (loss)	$2,357	$(101,485)	$8,654	$(90,474)

Loss per share:
Net income (loss)	$2,357	$(101,485)	$8,654	$(90,474)
Less preferred dividends	(6,964)	—	6,964	—

Loss available to common shareholders	$(4,607)	$(101,485)	$15,618	$(90,474)

Basic	$(31.96)	$(6.63)	N/A	$(1.94)
Diluted	$(31.96)	$(6.63)	N/A	$(1.94)

Weighted average shares (in thousands):
Basic	144	15,310	31,282	46,736
Diluted	144	15,310	31,282	46,736

(1)	Amounts derived from the unaudited financial statements of Esmark included on page F-1 and from the unaudited consolidated financial statements of Wheeling-Pittsburgh incorporated by reference herein.

Pro Forma Balance Sheet Data
Total assets	$1,650,441
Long-term debt	90,743
Total Stockholders’ Equity	873,886

Recent Developments

Wheeling-Pittsburgh has experienced recent substantial losses, has used a substantial amount of cash, may need additional liquidity in the foreseeable future and has received a going concern modification in the report of its independent registered public accounting firm

During the six months ended June 30, 2007, Wheeling-Pittsburgh incurred unexpected substantial net losses and used an unexpected substantial amount of cash for capital investments and working capital, principally as a result of increased scrap market prices and changes in vendor contracts and decreased selling prices and volumes. Wheeling-Pittsburgh currently anticipates a loss for the third quarter of 2007 in line with those reported in prior quarters of 2007. In addition, restrictions in its revolving credit agreement prevent Wheeling-Pittsburgh from making full use of its available inventory and receivables as eligible collateral. Wheeling-Pittsburgh management anticipates that Wheeling-Pittsburgh may require additional financing in the foreseeable future. Further, based on management’s current projected results of operations, it is more likely than not that Wheeling-Pittsburgh will not be able to comply with the fixed charge coverage ratio covenant under its term loan agreement, as amended, which will become effective again as of April 1, 2008. In the past, Wheeling-Pittsburgh has been able to obtain relief from such covenants. As of the time of this filing, however, Wheeling-Pittsburgh management cannot assure that it will be able to obtain such covenant relief or that Wheeling-Pittsburgh will be able to improve its results of operations or obtain additional financing. Additionally, Wheeling-Pittsburgh’s independent registered public accounting firm included an explanatory paragraph in its report on the consolidated financial statements included in Wheeling-Pittsburgh’s Form 10-K/A for the year ended December 31, 2006 that indicated that there is substantial doubt about Wheeling-Pittsburgh’s ability to continue as a going concern.

Wheeling-Pittsburgh expects to resolve these issues through the proposed combination with Esmark or through other actions. The Esmark combination would provide, as a result of the Purchase Rights, additional liquidity of between $50 and $200 million, depending on the exercise of the Put Rights. Additional liquidity may also be available as a result of a new revolving credit facility which is expected to be entered into by New Esmark after the completion of the combination. In addition, if Wheeling-Pittsburgh’s operating results improve through higher sales volume and/or pricing, including the sale of products processed from slabs purchased at competitive costs, or through operating cost or productivity improvements, the need for additional financing could be mitigated. Also, Wheeling-Pittsburgh believes additional financing could be obtained which might include, but not be limited to, (i) amending its revolving credit facility to allow for access to additional availability, (ii) refinancing of its term loan agreement to eliminate or modify the existing financial covenant, (iii) an equity or rights offering under its existing $125 million shelf registration statement, (iv) raising additional capital through a private placement offering, or (v) the sale of assets. Wheeling-Pittsburgh management cannot, at this time, give any assurance that the proposed combination with Esmark will be approved, that its operating results will improve or that it will be able to obtain additional financing.

Esmark currently intends to combine with Wheeling-Pittsburgh pursuant to the terms and conditions of the agreement notwithstanding the modification to the report of Wheeling-Pittsburgh’s independent public accountants with respect to their audit of Wheeling-Pittsburgh’s consolidated financial statements for the fiscal year ended December 31, 2006. Effective October 9, 2007, Esmark and Wheeling-Pittsburgh agreed to extend the walk-away date, pursuant to which either party could terminate the agreement, by thirty days from October 31, 2007 to November 30, 2007.

Wheeling-Pittsburgh is currently discussing with its lenders the possibility of entering into permanent financing shortly after the closing of the combination in lieu of entering into the interim refinancing arrangement that was announced on August 17, 2007.

Participation in Sparrows Point Joint Venture

On August 1, 2007, E2 Acquisition Corporation (“E2 Corporation”), a joint venture of which both Esmark and Wheeling-Pittsburgh are participants, entered into a definitive agreement to purchase substantially all of the assets of Mittal Steel USA, Inc.’s Sparrows Point facility and operations. Mittal’s Sparrows Point facility is a former Bethlehem Steel plant that is a fully integrated steel-making facility capable of producing 3.9 million tons of raw steel annually. Products made at Sparrows Point include hot-rolled sheet, cold-rolled sheet, galvanized sheet, Galvalume™, tin mill products and semi-finished steel.

Upon the closing of the transaction, Esmark and Wheeling-Pittsburgh will individually and collectively have a small minority interest in E2 Corporation, and New Esmark would treat this equity interest as a cost investment for accounting purposes. The Sparrows Point acquisition was approved by the Department of Justice on September 5, 2007 and is subject to customary closing conditions.

E2 Corporation will be operated and managed independently from Esmark, Wheeling-Pittsburgh and New Esmark. As part of the consideration for their equity interests in E2 Corporation, Esmark and Wheeling-Pittsburgh each have agreed to contribute certain executives to the management of E2 Corporation. Upon the closing of the Sparrows Point transaction, Craig T. Bouchard, current President and Vice Chairman of each of Esmark and Wheeling-Pittsburgh, would relinquish all of his responsibilities with Esmark and Wheeling-Pittsburgh and take the positions of Chairman and Chief Executive Officer of E2 Corporation, and David A. Luptak, current Executive Vice President, General Counsel and Secretary of Wheeling-Pittsburgh, would relinquish his current positions with Wheeling-Pittsburgh and take an executive management position with E2 Corporation.

In addition, Wheeling-Pittsburgh and E2 Corporation have agreed to enter into a slab supply agreement whereby the Sparrows Point facility would supply up to 850,000 net tons of steel slabs at a price which is anticipated to be below the then current market price for slabs at the time of order. The proposed agreement is subject to the parties entering into definitive documentation which is anticipated to be finalized upon the consummation of E2 Corporation’s acquisition of the Sparrows Point facility.

Senior management of Esmark and Wheeling-Pittsburgh believe that a subsequent combination of New Esmark and E2 Corporation would be desirable and would have the potential to benefit the stockholders of New Esmark. Esmark has agreed with certain shareholders of E2 Corporation to request, after the closing of the Sparrows Point acquisition, that the board of directors of New Esmark (or Wheeling-Pittsburgh and Esmark in the event the combination has not closed) evaluate a potential combination of New Esmark and E2 Corporation. In the event E2 Corporation is not merged with New Esmark (i) by the first anniversary of the acquisition of Sparrows Point, Esmark has agreed to assist E2 Corporation in seeking alternative sources of liquidity to enable certain E2 Corporation stockholders to reduce their equity positions in E2 Corporation; and/or (ii) not earlier than August 1, 2008, Wheeling-Pittsburgh has agreed to allow the Industrial Union of Donbass, a Ukrainian Steel Company, to make an investment to upgrade Wheeling-Pittsburgh’s hot strip mill and after this upgrade to have the option to have converted up to one million metric tons of steel slab.

None of Esmark, Wheeling-Pittsburgh, or New Esmark have had any negotiations with E2 Corporation regarding the specific terms of any merger between New Esmark and E2 Corporation, and there can be no assurance that such a business transaction would occur. If a combination of New Esmark and E2 Corporation was negotiated and approved by their respective boards of directors, the proposed transaction would be submitted to the stockholders of New Esmark for consideration at a subsequent stockholders’ meeting called for that purpose. A separate proxy statement relating to any proposed transaction between New Esmark and E2 Corporation would be sent to their respective stockholders and would contain information on the terms and conditions of any proposed transaction subject to a stockholder vote. Your vote on the combination of Esmark and Wheeling-Pittsburgh does not constitute a vote in favor of any potential transaction between E2 Corporation and New Esmark.

Massey Litigation

On July 2, 2007, a jury awarded Wheeling-Pittsburgh and Mountain State Carbon, LLC $119.8 million in compensatory damages and $100 million in punitive damages in a lawsuit Wheeling-Pittsburgh filed in Brooke County, West Virginia Circuit Court against Massey Energy Company (“Massey”) and its subsidiary, Central West Virginia Energy Company (“CWVEC”), seeking substantial monetary damages for breach of a metallurgical coal supply contract between Wheeling-Pittsburgh and CWVEC. Post trial motions were heard by the trial judge on July 30, 2007 and, by order dated August 2, 2007, the trial judge affirmed the jury’s award with respect to punitive damages and awarded pre-judgment interest totaling approximately $24 million and subsequently, on September 4, 2007 the trial judge denied Massey’s and CWVEC’s motion for a new trial and all other post-trial motions. The court also granted judgment on a counterclaim by Massey, the value of which with pre-judgment interest totaled approximately $4.5 million. Taking into account both the pre-judgment interest and the award in favor of Massey on its counterclaim, the amount of the judgment entered in the trial court totals approximately $239.4 million. Massey has stated publicly that it intends to appeal this verdict.

RISK FACTORS

You should carefully consider each of the following risk factors in evaluating whether to vote for the adoption of the agreement. These factors should be considered in conjunction with the other information included in this proxy statement/prospectus. Any or all of the factors below could have a material adverse effect on the combined company’s financial position, results of operations and stock price.

If any of the following risks actually occur, the business, financial condition or results of operations could be harmed. In such an event, the trading price of the common stock of New Esmark could decline, and you may lose all or part of your investment. See “CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS.”

Wheeling-Pittsburgh has experienced recent substantial losses, has used a substantial amount of cash, may need additional liquidity in the foreseeable future and has received a going concern modification in the report of its independent registered public accounting firm.

During the six months ended June 30, 2007, Wheeling-Pittsburgh incurred unexpected substantial net losses and used an unexpected substantial amount of cash for capital investments and working capital, principally as a result of increased scrap market prices and changes in vendor contracts and decreased selling prices and volumes. Wheeling-Pittsburgh currently anticipates a loss for the third quarter of 2007 in line with those reported in prior quarters of 2007. In addition, restrictions in its revolving credit agreement prevent Wheeling-Pittsburgh from making full use of its available inventory and receivables as eligible collateral. Wheeling-Pittsburgh may require additional financing in the foreseeable future. Further, based on management’s current projected results of operations, it is more likely than not that Wheeling-Pittsburgh will not be able to comply with the fixed charge cover ratio covenant under its term loan agreement, as amended, which will become effective again as of April 1, 2008. In the past, Wheeling-Pittsburgh has been able to obtain relief from such covenants. As of the time of this filing, however, Wheeling-Pittsburgh management cannot assure that it will be able to obtain such covenant relief or that Wheeling-Pittsburgh will be able to improve its results of operations or obtain additional financing. Additionally, Wheeling-Pittsburgh’s independent registered public accounting firm included an explanatory paragraph in its report on the consolidated financial statements included in Wheeling-Pittsburgh’s Form 10-K/A for the year ended December 31, 2006 that indicated that there is substantial doubt about Wheeling-Pittsburgh’s ability to continue as a going concern.

Wheeling-Pittsburgh’s management does not believe, after consultation with legal counsel, that a material adverse effect has occurred under its loan agreements due to (a) recent losses, (b) the going concern modification included as an explanatory paragraph in its independent registered public accounting firm’s opinion, and/or (c) its probable non-compliance with the fixed charge coverage ratio under the term loan agreement, as amended, which will become effective again as of April 1, 2008. However, there can be no assurance that the lenders under Wheeling-Pittsburgh’s loan agreements will not determine that one or more of these developments, alone or in combination with future developments, constitute a material adverse effect under its loan agreements. Such a determination would restrict Wheeling-Pittsburgh’s ability to borrow under the revolving credit facility and adversely affect its liquidity and financial position.

Risk Factors Related to the Proposed Combination

Wheeling-Pittsburgh stockholders can only choose one of the three options, and if either the Purchase Rights or Put Rights are over-subscribed, exercises of that option will be reduced pro rata.

Wheeling-Pittsburgh stockholders may select one of the following consideration options:

•	one share of New Esmark common stock; or

•	one share of New Esmark common stock and one non-transferable right to subscribe for and purchase a newly issued share of New Esmark common stock for $19.00 per share; or

•	one share of New Esmark common stock or the right to receive, upon valid election and exercise of such right, $20.00 per share in cash (subject to the Put Exercise Cap).

Stockholders may not select more than one of these election options.

In order to elect the Rights Election or the Put Election, Wheeling-Pittsburgh stockholders must complete and return the Election Form (together with their Wheeling-Pittsburgh stock certificates) on or before 5:00 p.m. Pittsburgh time on the November 15, 2007.

Stockholders may not wish to exercise the Put Rights to the extent that the trading price of Wheeling-Pittsburgh common stock is greater than $20.00 per share. In addition, Wheeling-Pittsburgh stockholders may have tax consequences from the exercise of Put Rights. See “Tax Consequences to U.S. Holders of Wheeling-Pittsburgh Stock” on page 93.

Stockholders may not wish to elect or exercise Purchase Rights to the extent that the trading price for Wheeling-Pittsburgh common stock is less than $19.00 per share. Stockholders may wish to consider that any shares that they acquire pursuant to Purchase Rights will be subject to the risks identified in “Risk Factors” beginning on page 28. Stockholders may also wish to consider that the receipt and exercise of Purchase Rights may have tax consequences (see page 93) and that the exercise of Purchase Rights will require that stockholders tender the purchase price.

Those stockholders purchasing additional shares of New Esmark pursuant to the Purchase Rights will be subject to the Purchase Rights Cap, pursuant to which in no event will the aggregate number of shares issued pursuant to the Purchase Rights be greater than 10,526,316. Those stockholders exercising Put Rights are subject to the Put Exercise Cap pursuant to which the number of Wheeling-Pittsburgh common shares eligible to receive cash pursuant to the Put Rights will not exceed 7,500,000. If the Purchase Rights Cap or the Put Exercise Cap is exceeded, then the exercising stockholders will have their exercises reduced pro rata.

The options available to Wheeling-Pittsburgh stockholders in the combination are fixed and will not go up, even if Wheeling-Pittsburgh’s trading price rises.

A U.S. holder of Wheeling-Pittsburgh stock who exercises Purchase Rights may be required to recognize capital gain in an amount equal to the value of the Purchase Rights received. A U.S. holder of Wheeling-Pittsburgh stock who exercises Put Rights and receives only cash will recognize gain or loss on the Wheeling-Pittsburgh shares. A U.S. holder of Wheeling-Pittsburgh stock who exercises Puts Rights and receives a combination of New Esmark stock and cash will not recognize any loss realized but will recognize any gain realized on the Wheeling-Pittsburgh shares as a result of such exercise.

The possible outcomes and risks to Wheeling-Pittsburgh stockholders electing to receive Purchase Rights or Put Rights are described under the heading “The Combination—Material Tax Consequences to U.S. Holders of Wheeling-Pittsburgh Stock” beginning on page 93.

If the combination is not completed, the trading price of Wheeling-Pittsburgh common stock could decline, the strategic alternatives available to Wheeling-Pittsburgh may be limited, and Wheeling-Pittsburgh will have incurred significant expense.

If the combination is not completed, Wheeling-Pittsburgh may be subject to a number of material risks, including the following:

•	the trading price of Wheeling-Pittsburgh common stock may decline;

•

the management of Wheeling-Pittsburgh changed after the successful proxy solicitation by Esmark resulting in the replacement of nine members of the Wheeling-Pittsburgh board of directors. If the combination is not completed, the Wheeling-Pittsburgh management team may change again;

•	Wheeling-Pittsburgh would continue to face the risks that it currently faces as an independent company, including whether Wheeling-Pittsburgh can continue as a going concern as further described herein and in the documents that Wheeling-Pittsburgh has filed with the SEC that are incorporated by reference into this proxy statement/prospectus;

•

Wheeling-Pittsburgh may be unable to find a strategic alternative that offers the same level of benefit to Wheeling-Pittsburgh as the combination, which may have a material adverse effect on its business, results of operations, financial condition and prospects; and

•	Wheeling-Pittsburgh will have incurred significant costs related to the proposed combination, such as legal, financial advisor and accounting fees and expenses.

Esmark and Wheeling-Pittsburgh will incur significant transaction and combination-related integration costs in connection with the combination.

Esmark and Wheeling-Pittsburgh expect to incur significant costs associated with completing the combination and integrating the operations of the two companies (currently estimated at $6 million). Esmark and Wheeling-Pittsburgh are continuing to assess the impact of these costs. Although Esmark and Wheeling-Pittsburgh believe that the elimination of duplicate costs, as well as the realization of other efficiencies related to the integration of the businesses, will offset incremental transaction and combination-related costs over time, this net benefit may not be achieved in the near term, or at all.

Esmark and its predecessor have pursued a strategy of consolidating steel service suppliers in the Midwest section of the United States. In this regard, over the past several years Esmark has acquired a number of other companies or the assets of other companies operating in the steel service sector in that region. Esmark’s post acquisition plan generally has been to run each acquired business as a separate stand alone operating business, and Esmark does not have a common information management system which is used by all of its subsidiaries and Esmark and its subsidiaries have not operated under a fully documented system for accounting and internal control over financial reporting.

Wheeling-Pittsburgh and Esmark will be subject to contractual restrictions while the combination is pending that could adversely affect their businesses.

The agreement restricts Wheeling-Pittsburgh and Esmark, without the other party’s consent, from making acquisitions and taking other specified actions until the combination takes place or the agreement terminates. These restrictions may prevent Wheeling-Pittsburgh and Esmark from pursuing business opportunities and making other changes to their businesses that may arise before the completion of the combination, or if the combination is abandoned, before the termination of the agreement.

The directors and executive officers of Wheeling-Pittsburgh may have interests that differ from those of Wheeling-Pittsburgh’s stockholders in recommending that Wheeling-Pittsburgh stockholders vote in favor of adoption of the agreement.

Wheeling-Pittsburgh’s directors and executive officers may have interests in the combination that are different from, or in addition to, yours, including the following:

•

James P. Bouchard, the Chairman and Chief Executive Officer of Wheeling-Pittsburgh, and Craig T. Bouchard, the President of Wheeling-Pittsburgh, also serve as Chairman of the Board and Chief Executive Officer, and President, respectively, of Esmark. Each is also a stockholder of both companies.

•

The employment agreements for Messrs. James Bouchard, Craig Bouchard, Goodwin, Modrowski and Luptak provide that the employment agreements will terminate 30 days after the completion of the combination. New Esmark anticipates that it will enter into new employment agreements with Messrs. James Bouchard, Goodwin and Modrowski.*

*

As discussed in the “Recent Developments” section on page 25 of this proxy statement/prospectus, it is anticipated that, in the event of the closing of the Sparrows Point acquisition, Messrs. Craig Bouchard and Luptak would relinquish their positions with Esmark, Wheeling-Pittsburgh and/or New Esmark, respectively, and take executive management positions with E2 Corporation.

•

The combination will be a change of control under the employment agreements for Messrs. Mooney, DiClemente and Assetta if former Wheeling-Pittsburgh stockholders own less than 50% of the voting power of New Esmark stock after the combination. Each of the executive officers’ employment agreements provides severance payments and benefits in the case of the executive officer’s termination of employment by Wheeling-Pittsburgh without cause or by the officer for good reason (each as defined in these agreements), within 12 months following the date of a “change of control” (as defined in these agreements). If the combination is a change of control for purposes of these agreements, the effect would be to extend the current 12-month period which began with the certification of the election of the current Board of Directors on November 30, 2006. In addition, the employment agreements provide that the executive officer may voluntarily resign within the 30-day period beginning six months immediately following a change of control and have that resignation treated as if it were for good reason. Therefore, if the combination is a change of control for purposes of these agreements, the effect would also be to create another 30-day period for a voluntary resignation that would begin six months after the combination, in addition to the pending 30-day period starting on December 1, 2007 (reset from June 1, 2007) due to the certification of the election of the current Board of Directors on November 30, 2006 by agreement. In the event of any termination or resignation pursuant to these “change of control” provisions in their employment agreements, Messrs. Mooney, DiClemente and Assetta would be entitled to payments in estimated amounts of $740,061, $463,857, and $456,200, respectively; and to the vesting of their incentive compensation awards having estimated fair market values of $292,818, $239,421 and $235,446, respectively;

•

New Esmark has agreed to provide to the executive officers, for a period of 12 months immediately following completion of the combination, the same level of salary and bonus opportunity in effect before the combination and benefits that are substantially similar or no less favorable in the aggregate than the benefits provided by Wheeling-Pittsburgh or Esmark before the combination;

•

In connection with the combination, all outstanding options to purchase shares of Wheeling-Pittsburgh common stock will be converted into options to purchase, on the same terms and conditions, an equivalent value in shares of New Esmark common stock;

•

In connection with the combination, all outstanding Wheeling-Pittsburgh restricted stock unit awards will be converted into awards, on the same terms and conditions, of restricted stock units for an equivalent value of shares of New Esmark common stock; provided that the Board of Directors of New Esmark, or any applicable committee of that board, will, if and to the extent it deems necessary or appropriate, adjust any performance criteria or goals applicable to vesting or other terms of the stock unit award, in its discretion, to reflect the impact of the combination;

•

Messrs. James Bouchard and Craig Bouchard indirectly own convertible promissory notes of Wheeling-Pittsburgh in the original principal amounts of $3 million and $2 million, respectively, that have the option to convert, pursuant to the combination, into shares of Wheeling-Pittsburgh common stock (at a price per share of $24.51) immediately prior to the completion of the combination and would be entitled to receive the same consideration paid to Wheeling-Pittsburgh stockholders in the combination. The issuance of these shares would reduce the percentage of the shares of New Esmark common stock held by former stockholders of Wheeling-Pittsburgh and Esmark who are not also holders of these notes;

•	The current directors of Wheeling-Pittsburgh will become the initial directors of New Esmark pursuant to the combination; and

•	The executive officers and directors will benefit from customary indemnification provisions as provided for in the agreement.

These interests may have influenced directors in making their recommendation that you vote in favor of the agreement and influence officers in supporting the combination. For more information about these interests, please see the section entitled “The Combination—Interests of Wheeling-Pittsburgh’s Directors and Executive Officers in the Combination” beginning on page 88 of this proxy statement/prospectus.

Immediately after the combination, former stockholders of Esmark will hold from 43% to 74% of New Esmark’s outstanding common stock, which could adversely affect your ability to obtain a premium for your shares of New Esmark common stock and have an adverse effect on the trading price of New Esmark common stock.

Immediately after the completion of the combination, current stockholders of Esmark would beneficially own from 43% to 74% of the outstanding common stock of New Esmark, depending upon the extent to which stockholders of Wheeling-Pittsburgh exercise Put Rights and Purchase Rights. The current stockholders of Esmark include the FMA stockholders which would beneficially own from 33% to 62% of the outstanding stock of New Esmark immediately after completion of the combination, depending upon the extent to which stockholders of Wheeling-Pittsburgh exercise Put Rights and Purchase Rights. Current stockholders of Esmark or the FMA stockholders could potentially be in a position to block the completion of a merger, business combination or other transaction proposed by a third party that other New Esmark stockholders may favor, and third parties could be discouraged from seeking to acquire control of New Esmark through a tender offer or otherwise. Former Wheeling-Pittsburgh stockholders will also generally be able to exercise less influence over the management and policies of New Esmark than they are currently able to exercise over the management and policies of Wheeling-Pittsburgh. These factors could have an adverse effect on trading prices for New Esmark common stock after the combination.

There is currently no market for New Esmark common stock, and the nature of the market for New Esmark common stock after the combination cannot be predicted.

Stockholders of Wheeling-Pittsburgh and Esmark will be entitled to receive in the combination shares of New Esmark common stock for the Wheeling-Pittsburgh and Esmark stock that they hold. New Esmark common stock is not currently publicly traded. As a result, the market value of the New Esmark common stock that you will receive cannot be established by reference to a public trading price. The actual trading price of New Esmark common stock after completion of the combination cannot be predicted and could be less than the trading price, before the combination, of the Wheeling-Pittsburgh common stock exchanged for New Esmark common stock.

In addition, the market for New Esmark common stock may be less liquid than the market for common stock of companies with broader public ownership. As a result, the trading price for New Esmark common stock may be more volatile than would be the case for more widely-held securities, and the trading of a relatively small volume of New Esmark common stock could have a greater impact on the trading price for New Esmark common stock than would be the case if the public “float” for New Esmark common stock were larger.

The unaudited pro forma financial information included in this proxy statement/prospectus is preliminary, and New Esmark’s actual financial position and results of operations after the combination may differ materially from the unaudited pro forma financial information included in this proxy statement/prospectus.

The unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the combination been completed on the dates indicated. This information reflects adjustments, which are based upon preliminary estimates, to allocate the purchase price to the net assets of New Esmark. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of New Esmark as of the date of the completion of the combination. In addition, after the completion of the combination, there may be further refinements of the purchase price allocation as additional information becomes available. Accordingly, the final purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this document.

The combination will not be completed unless important conditions are satisfied.

Specified conditions set forth in the agreement must be satisfied or waived to complete the combination. If the conditions are not satisfied or waived, to the extent permitted by law or stock exchange rules, the combination will not occur or will be delayed and each of Esmark and Wheeling-Pittsburgh may lose some or all of the intended benefits of the combination. The following conditions, in addition to other customary closing conditions, must be satisfied or waived, if permissible, before Esmark and Wheeling-Pittsburgh are obligated to complete the combination:

•	the agreement and the WPC Merger Transaction must be adopted by the holders of a majority of the outstanding shares of Wheeling-Pittsburgh common stock as of the record date;

•

the agreement and the Esmark Merger Transaction must be adopted by the holders of a majority of the outstanding shares of Esmark common stock on an as converted basis and a majority of the outstanding shares of Esmark preferred stock;

•	the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the HSR Act”), must have been terminated or have expired;

•	New Esmark and the FMA Stockholders must have executed a standby purchase agreement;

•

the absence of any law, injunction, judgment or ruling enacted, promulgated, issued, entered or enforced by any governmental authority making the combination illegal or otherwise restraining, preventing or prohibiting the completion of the combination; and

•

the shares of the common stock of New Esmark to be issued under the agreement must have been approved for listing on the New York Stock Exchange or The NASDAQ Stock Market, subject to official notice of issuance.

On October 22, 2007, the Premerger Notification Office of the Federal Trade Commission informed the Parties that early termination of the waiting period under the HSR Act had been granted in connection with the combination. Consequently, the condition with respect to the termination or expiration of the waiting period under the HSR Act has been satisfied.

For a more detailed description of the conditions to the combination, see “The Agreement—Conditions to the Combination” beginning on page 138 this proxy statement/prospectus.

Risk Factors Related to the Business of the Combined Companies

Vertical integration may not be successful.

The business model proposed by the combination is to bring together a steel service center with a steel manufacturing company. While this model was previously used by U.S. steel companies, New Esmark believes that currently there are no companies operating under this proposed structure in the U.S. This proposed model has been and is currently successfully utilized in the European steel markets. However, there is no assurance that the model will be successful in the U.S. steel market at this time.

The integration of the businesses of Esmark and Wheeling-Pittsburgh may not be successful.

The Board of Wheeling-Pittsburgh believes that the combination will strengthen its balance sheet, improve its supply chain and expand its customer base. Achievement of these expected benefits of the combination will depend in part on successful integration of the businesses of New Esmark and Wheeling-Pittsburgh in a timely and efficient manner. Some of the challenges to successful integration of these businesses include:

•	that Wheeling-Pittsburgh and Esmark are separate stand alone entities in different areas of the steel business;

•	Esmark and Wheeling-Pittsburgh have been operated, until recently, under different managements and with different operating strategies;

•	Esmark and Wheeling-Pittsburgh have different employment benefit structures; and

•	Esmark and Wheeling-Pittsburgh have very different histories.

In addition, Esmark does not currently have a common information management system which is used by all of its subsidiaries and plans to implement such a system in connection with the integration of the businesses of Esmark and Wheeling-Pittsburgh after the completion of the combination. Esmark’s ability to manage inventory levels successfully depends on the efficient operation of its information management systems to track inventory information at individual facilities, communicate customer information and aggregate sales and other information. A failure to implement new systems properly could negatively impact the operations and financial results of New Esmark.

If these challenges cannot be overcome, management’s ability to manage the business effectively and profitably after the combination could suffer. In addition, key employees could leave, and relationships with customers or suppliers could be disrupted in whole or in part. Moreover, the integration process itself may be costly and disruptive and may divert management’s attention from its normal operational responsibilities. As a result, failure to integrate the businesses of New Esmark and Wheeling-Pittsburgh successfully and on a timely basis could have a material adverse effect on the business, operating results and financial condition after the combination, which could adversely affect the trading price of New Esmark’s common stock.

Future sales of New Esmark common stock by the existing stockholders of Wheeling-Pittsburgh and Esmark could adversely affect the market price of the common stock of New Esmark.

Future sales of a substantial number of shares of New Esmark common stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of New Esmark common stock and could make it more difficult for New Esmark to raise funds through a public offering of its equity securities. Of the shares of New Esmark common stock estimated to be issued as combination consideration, up to approximately 18.5 million shares will be eligible for sale in the public market without restriction. The remaining shares of New Esmark common stock estimated to be issued as combination consideration, or approximately 14.4 million shares, may generally only be resold by the holders of those shares in accordance with Rule 145 under the Securities Act or pursuant to an effective registration statement under the Securities Act.

It is anticipated that a concentrated number of investors, including the FMA Stockholders, Wellington Management Company LLP, Tontine Partners LP and its affiliates and the Wheeling-Pittsburgh Steel Corporation Retiree Benefits Plan Trust (the “VEBA Trust”), will hold a significant percentage of the New Esmark common stock after the combination. Both the FMA Stockholders and the VEBA Trust will have registration rights after the combination and will be able to require New Esmark to register for resale shares of New Esmark common stock they will receive in connection with the combination. Sales by significant stockholders, such as the FMA Stockholders, Wellington Management Company LLP, Tontine Partners LP and its affiliates, and the VEBA Trust, or others may adversely affect the trading price of the common stock of New Esmark.

In addition, New Esmark intends to file as soon as practicable after the effective time of the combination, one or more registration statements on Form S-8 covering shares of New Esmark common stock issuable upon exercise of options to purchase Esmark or Wheeling-Pittsburgh common stock that are assumed in the combination and for options to purchase shares of New Esmark common stock that New Esmark expects to issue as soon as practicable after the combination and thereafter.

A number of factors may cause price fluctuations in the New Esmark common stock.

The market price of New Esmark common stock could be subject to wide price fluctuations in response to numerous factors, many of which are beyond the control of New Esmark. These factors, include, among other things, the trading volume of New Esmark common stock, quarterly variations of financial results, the nature and content of earnings releases and competitors’ earnings releases, developments in the steel industry, including those impacting worldwide supply of, and demand for, steel products, such as governmental regulation and market conditions affecting the demand for steel in China, changes in financial estimates by securities analysts, business conditions in the market and the general state of the securities industry, governmental legislation and regulation, as well as general economic and market conditions. As a result, you could lose all or a part of your investment.

Net sales, operating results and profitability may vary from quarter to quarter and year to year, which may have an adverse effect on the trading price of New Esmark common stock.

The results of the combined company may vary significantly from quarter to quarter and year to year in the future. This may lead to volatility in the share price of New Esmark. Factors that are likely to cause these variations include but are not limited to:

•	volatility in spot market prices for the steel products of New Esmark or raw materials and energy costs;

•	global economic conditions;

•	unanticipated interruptions of the operations of New Esmark for any reason;

•	variations in the maintenance needs of the facilities and steel making operations of New Esmark;

•	unanticipated disruptions to the distribution capabilities of New Esmark;

•	unanticipated changes in the labor relations of New Esmark; and

•	seasonal aspects impacting demand for the steel products of New Esmark.

Due to the foregoing factors and other factors beyond the control of New Esmark, it is possible that the financial and operating results of New Esmark may be significantly below the expectations of public market analysts and investors. In this event, the trading price of the common stock of New Esmark could decline.

Wheeling-Pittsburgh has sustained losses in the past and there can be no assurance that the combined company will achieve profitability on a consistent basis in the future.

Wheeling-Pittsburgh emerged from bankruptcy on August 1, 2003 and has incurred losses in the past. There can be no assurance that the combined company will be able to achieve profitability on a consistent basis in the future. Wheeling-Pittsburgh has sought protection under Chapter 11 of the Bankruptcy Code twice since 1985, most recently in November 2000. Wheeling-Pittsburgh emerged from its most recent Chapter 11 bankruptcy reorganization as a new reporting entity on August 1, 2003. Before and during this reorganization, Wheeling-Pittsburgh incurred substantial net losses.

Wheeling-Pittsburgh reported a net loss of $39.0 million for the five months ended December 31, 2003 following its emergence from bankruptcy, a net income of $62.2 million for the year ended December 31, 2004, a net loss of $33.8 million for the year ended December 31, 2005, net income of $6.5 million for the year ended December 31, 2006 and a net loss of $101.5 million for the six months ended June 30, 2007. In December 2006, James P. Bouchard became the Chairman and Chief Executive Officer of Wheeling-Pittsburgh and Craig T. Bouchard became the President of Wheeling-Pittsburgh. Since that time, several other management changes have been made at Wheeling-Pittsburgh. Wheeling-Pittsburgh continues to report losses.

During the six months ended June 30, 2007, Wheeling-Pittsburgh incurred unexpected substantial net losses and used an unexpected substantial amount of cash for capital investments and working capital, principally as a result of increased scrap market prices and changes in vendor contracts and decreased selling prices and volumes. In addition, restrictions in its revolving credit agreement prevent Wheeling-Pittsburgh from making full use of its available inventory and receivables as eligible collateral. Wheeling-Pittsburgh management anticipates that Wheeling-Pittsburgh may require additional financing in the foreseeable future. Further, based on management’s current projected results of operations, it is more likely than not that Wheeling-Pittsburgh will not be able to comply with the fixed charge coverage ratio covenant under its term loan agreement, as amended, which will become effective again as of April 1, 2008. In the past, Wheeling-Pittsburgh has been able to obtain relief from such covenants. As of the date of this proxy statement/prospectus, however, Wheeling-Pittsburgh management cannot assure that it will be able to obtain such covenant relief or that Wheeling-Pittsburgh will be able to improve its results of operations or obtain additional financing. As a result, Wheeling-Pittsburgh’s independent registered public accounting firm included an explanatory paragraph in its report on the consolidated financial statements included in Wheeling-Pittsburgh’s Form 10-K/A for the year ended December 31, 2006 that indicated that there is substantial doubt about Wheeling-Pittsburgh’s ability to continue as a going concern.

If Wheeling-Pittsburgh and Esmark together cannot achieve profitability on a consistent basis, the liquidity of New Esmark may be adversely affected and thereafter the ability of New Esmark to continue operations.

Intense competition in the steel industry and substitute materials could adversely affect New Esmark results of operations, and, ultimately, the liquidity, financial condition and the trading price of the New Esmark common stock.

Competition within the steel industry, both domestic and worldwide, is intense and is expected to remain so in the future. New Esmark will compete with domestic steel producers, steel processors, mini-mills and foreign importers. Mini-mills typically enjoy certain competitive advantages, such as more variable raw material costs that tend to rise and fall in tandem with steel selling prices, non-unionized work forces with lower employment costs and more flexible work rules, and lower ongoing maintenance and capital expenditure needs for construction and operation of their steel-making facilities. Additionally, mini-mills now compete with integrated producers in virtually all product lines, which has provided a competitive alternative to most of the steel products that we produce. Furthermore, many of our competitors have superior financial resources or more favorable cost structures, and we may be at a competitive disadvantage. In addition, it is also possible that competitive pressures resulting from the industry trend toward consolidation could adversely affect our growth and profit margins. Moreover, steel products may be replaced to a certain extent by other substitute materials, such as plastic, aluminum, graphite, composites, ceramics, glass, wood and concrete. Our competitors may be successful in capturing our market share, and we may be required to reduce selling prices in order to compete. Reduced selling prices could adversely impact our results of operations and, ultimately, our liquidity, financial condition and the trading price of our common stock.

Increased imports from China or other countries could lower domestic steel prices and adversely affect New Esmark’s profitability.

The combined company would sell steel almost exclusively in the U.S. market. The domestic steel market is affected by factors influencing worldwide supply and demand, with excess global production generally seeking the most lucrative markets. In particular, the balance of supply and productive capacity in China may result in increased imports to the U.S. market. During several years prior to 2003, favorable conditions in the U.S. market compared to the global markets resulted in significant imports of steel and substantially reduced sales, margins and profitability of domestic steel producers, leading to imposition of import quotas and tariffs under Section 201 of the U.S. Trade Act of 1974, as amended. In 2004, the convergence of the weakened U.S. dollar, increased demand for steel and raw materials in China and other developing countries, and higher raw material and ocean freight costs, led to substantial increases in steel selling prices, even though the Section 201 tariffs were lifted in December 2003.

Total and finished imports for 2006, as compared to 2005, increased by approximately 42%. Changes in the U.S. dollar exchange rate, a decrease in demand for foreign steel in China and certain other developing countries, improved domestic steel production in those countries, lower ocean freight costs and other factors could lead to sustained high, or even higher, levels of imports in the future resulting in excess domestic steel capacity and lower prices for New Esmark products, and may have an adverse affect on revenue, profitability and cash flow.

Any decrease in the availability, or increase in the cost, of steel slabs could adversely affect New Esmark production or increase costs.

In February 2006, Wheeling-Pittsburgh completed installation of hot strip mill automatic roll changers at Wheeling-Pittsburgh’s primary steelmaking facility. As a result, Wheeling-Pittsburgh increased the hot rolling capacity from 2.8 million tons per year to 3.4 million tons per year. The business plan of New Esmark depends, in part, on increasing the production and sale of steel products. The inability of New Esmark to successfully source steel slabs from third party suppliers could adversely affect the volume of New Esmark steel production and the sale of steel products and an increase in the cost of third party steel slabs could adversely affect New Esmark’s cost to produce steel, both of which could have an adverse effect on the profitability, liquidity and financial condition of New Esmark.

Any decrease in the availability, or increase in the cost, of raw materials and energy could materially increase the costs of New Esmark and adversely impact cash flow and liquidity.

The operations of New Esmark would depend heavily on various raw materials and energy resources, including iron ore, coal used in the coke plant joint venture, scrap, steel slabs, zinc, electricity, natural gas and certain other gases. The availability of raw materials and energy resources could decrease and their prices may be volatile as a result of, among other things, changes in overall supply and demand levels and new laws or regulations. Any disruption in the supply of the raw materials or energy resources of New Esmark may impair, at least temporarily, the ability of New Esmark to manufacture some products, or require New Esmark to pay higher prices in order to obtain these raw materials from other sources. In the event that raw material and energy costs increase, New Esmark may not be able to pass these higher costs on to customers in full or in part. Any increases in the prices for raw materials or energy resources may materially increase the costs of New Esmark and lower the earnings of New Esmark and adversely impact cash flow and liquidity.

New Esmark would rely on a limited number of suppliers for a substantial portion of raw material needs, such as iron ore and scrap, as well as metallurgical coal for the coke plant joint venture, all of which are required to meet certain technical specifications. Any failure of these suppliers to meet the needs of New Esmark for any reason could have an adverse effect on the financial results and operating performance of New Esmark.

During 2003 through 2006, Wheeling-Pittsburgh experienced disruptions in the supply of coal from its two largest suppliers. This led to depleted coal inventory levels, which substantially increased costs to purchase metallurgical coal from alternative sources, adversely affecting operating results. Additional disruptions would cause the coke plant joint venture to purchase additional coal on the spot market, which may increase coke costs and adversely impact the financial condition and results of operations and liquidity of New Esmark.

New Esmark would have a substantial amount of intangible assets, including goodwill, which may require an impairment adjustment in the future which could have a significant negative effect on the profitability of New Esmark and the trading price of the common stock of New Esmark.

A substantial amount of intangible assets, including goodwill, has been recorded in connection with the accounting for the previous acquisitions by Esmark. These intangible assets, including goodwill and any impairments taken in connection with the combination will be recorded on the books of New Esmark. This goodwill will be subject to assessments of impairments on at least an annual basis. If an impairment is identified and an adjustment is required, it may have a material adverse effect on the profitability of New Esmark, which could adversely affect the trading price of the common stock of New Esmark.

Increases in the healthcare costs for active employees and future retirees of New Esmark may lower the earnings of New Esmark and negatively affect the competitive position of New Esmark in the industry.

New Esmark would maintain defined benefit retiree healthcare plans covering all active union represented employees upon their retirement. New Esmark will also provide medical benefits for qualified retired salaried employees until they reach the age of 65. Healthcare benefits for the active employees of New Esmark and future eligible retirees will be provided through comprehensive hospital, surgical and major medical benefit provisions or through health maintenance organizations, both the subject of various cost-sharing features. These benefits will be provided for the most part based on fixed amounts negotiated in labor contracts with the appropriate unions. Additionally, mini-mills, foreign competitors and many producers of steel products that compete with steel typically provide lesser benefits to their employees and retirees, and this difference in cost could adversely impact the competitive position of New Esmark. If the costs under New Esmark’s benefit programs for active employees and future eligible retirees exceed the projections of New Esmark, the business, financial condition and results of operations could be materially adversely affected.

The combined company will service industries that are highly cyclical, and any downturn in our customers’ industries could reduce our sales and profitability.

Many of the combined company’s products would be sold to industries that experience significant fluctuations in demand based on economic conditions, energy prices, seasonality, consumer demand and other factors beyond our control. These industries include commercial and residential construction and tubing. Any decrease in demand within one or more of these industries may be significant and may last for a considerable period of time. Any significant slowdown in one or more of these industries could have an adverse effect on the demand for metals, resulting in lower prices for our products, which would reduce the combined company’s profitability. The combined company may have difficulty increasing or maintaining its level of sales or profitability if it is not able to divert sales of its products to customers in other industries when one or more of its customers’ industries experience a decline. We do not expect the cyclical nature of our industry to change.

Antidumping and other duties could be imposed on us, our suppliers and our products.

The imposition of an antidumping or other increased duty or any products that we import could have a material adverse effect on our financial condition. For example under United States law, an antidumping duty may be imposed on any imports if two conditions are met. First, the Department of Commerce must decide that the imports are being sold in the United States at less than fair value. Second, the International Trade Commission, the “ITC”, must determine that a United States industry is materially injured or threatened with material injury by reason of the imports. The ITC’s determination of injury involves a two-pronged inquiry: first, whether the industry is materially injured and second, whether the dumping, and not other factors, caused the injury. The ITC is required to analyze the volume of imports, the effect of imports on United States prices for like merchandise, and the effects the imports have on United States producers of like products, taking into account many factors, inducing lost sales, market share profits, productivity, return on investment and utilization of production capacity.

Operating results may fluctuate depending on the season.

A portion of the combined company’s customers experience seasonal slowdowns. The combined company’s sales in the fourth quarter and the first quarter traditionally have been and are expected to be lower than in other quarters because of a reduced number of shipping days, holiday or vacation closures and reduced construction activities on the part of some customers. Consequently, the combined company’s sales in each of the first three quarters of the year are usually expected to be higher than in the fourth quarter. As a result, analysts and investors may inaccurately estimate the effects of seasonality on our results of operations in one or more future quarters and, consequently our operating results may fall below expectations.

The combined company may not be able to retain or expand its customer base if the United States manufacturing industry continues to erode.

The customer base of the combined company will primarily include firms in the United States, some of which are, or have considered relocating production operations outside the United States or outsourcing particular functions outside the United States. Some customers have closed as they were unable to compete successfully with foreign competitors. Our facilities are located in the United States and, therefore, to the extent that our customers relocate or move operations where we do not have a presence, we could lose all or a portion of their business. Acquirers of manufacturing and industrial firms may have suppliers of choice that do not include us, which could impact our customer base and market share.

Wheeling-Pittsburgh may not be able to comply with its financial covenants, which may result in a default under its credit agreements.

On March 16, 2007, the revolving credit agreement was amended to allow Wheeling-Pittsburgh to access collateral in excess of the $225.0 million commitment under the facility. If the minimum fixed charge coverage ratio is not met by Wheeling-Pittsburgh at the end of any quarter and excess collateral, as defined by the agreement, is available, Wheeling-Pittsburgh will be able to access up to $45.0 million of such excess collateral, as additional borrowing availability, over and above the $225.0 million commitment amount and Wheeling-Pittsburgh will be required to maintain at least $50.0 million of borrowing availability at all times. Provided that sufficient collateral will support such borrowings, Wheeling-Pittsburgh will be permitted to borrow up to $220.0 million under the facility. The incremental amount of borrowing availability of up to $45.0 million will decrease by $5.0 million each quarter commencing with the fourth quarter of 2007 through the second quarter of 2008, and will be limited, thereafter, to up to $25.0 million through, but not beyond, November 1, 2008. On this date and thereafter, the previous requirement that Wheeling-Pittsburgh maintain minimum borrowing availability of $50.0 million at all times without access to collateral beyond the $225.0 million amount of the facility, or to maintain a minimum fixed charge coverage ratio, will again be applicable. The amendment also provided for lender approval for the issuance of $50.0 million of convertible debt and an increase in the annual amount of permitted capital expenditures.

Effective March 16, 2007, the term loan agreement was amended to waive compliance with the requirement to maintain minimum borrowing availability of $50.0 million at all times or to maintain a minimum fixed charge coverage ratio. The agreement was further amended to eliminate the leverage and interest coverage ratios for the duration of the agreement. In place of these covenants, a standalone fixed charge coverage ratio will take effect for the second quarter of 2008 and thereafter. To effect the amendment, Wheeling-Pittsburgh agreed to use the proceeds from the issuance of $50.0 million of convertible debt to make a principal prepayment of $37.5 million under the term loan agreement of Wheeling-Pittsburgh, representing satisfaction of the next six quarterly principal payments due under the term loan agreement and to use the remaining proceeds for general corporate purposes. Wheeling-Pittsburgh also agreed to amend the existing $12.5 million standby letter of credit previously posted in favor of the term loan lenders to $11.0 million to cover interest payment obligations to April 1, 2008. The letter of credit will decline as such interest payments are made. The term loan lenders and Emergency Steel Guarantee Loan Board (“Loan Board”) also agreed to waive the excess cash flow mandatory repayment provisions of the agreement, increase the annual amount of permitted capital expenditures for 2007 and 2008, increase the amount of permitted indebtedness, and provide various administrative amendments with regard to activities related to MSC. The amendment also provides authorization for the combination of Wheeling-Pittsburgh with Esmark. As part of the amendment, Wheeling-Pittsburgh also agreed, subject to consummation of the combination with Esmark, to repay or refinance the term loan in full on the later of April 1, 2008 or the date of such consummation and to release the Loan Board of any further obligation under the federal guarantee as well as the West Virginia Housing Development Fund, the State guarantor, of any further obligation under the state guarantee. In the event that the combination is not completed, Wheeling-Pittsburgh agreed to change the final maturity date of the loan from August 1, 2014 to August 1, 2010.

Under the terms of Wheeling-Pittsburgh’s revolving credit agreement, as amended, Wheeling-Pittsburgh is required to maintain a consolidated fixed charge coverage ratio of at least 1.0:1 (computed based on the four most recently completely quarters) or maintain minimum borrowing availability of $50.0 million at all times for quarters ending on June 30, 2007 through September 30, 2008 and for periods after October 1, 2008. Wheeling-Pittsburgh was in compliance with the financial covenants under its revolving credit agreement, as amended, as of June 30, 2007.

Under the terms of Wheeling-Pittsburgh’s term loan agreement, as amended, Wheeling-Pittsburgh is required to maintain a consolidated fixed charge coverage ratio, effective as of the first day following the end of the period of four consecutive quarters identified below, of at least:

•	1.1:1 for quarters ending June 30, 2008 through September 30, 2008;

•	1.2:1 for quarters ending December 31, 2008 through September 30, 2009; and

•	1.3:1 for quarters ending December 31, 2009 through June 30, 2010.

Wheeling-Pittsburgh was not required to comply with any financial covenants under the term loan agreement, as amended, as of June 30, 2007.

Wheeling-Pittsburgh’s ability to comply with these financial covenants will depend on the future financial performance of Wheeling-Pittsburgh, which will be subject to prevailing economic conditions and other factors beyond the control of Wheeling-Pittsburgh. Wheeling-Pittsburgh’s failure to comply with these covenants would result in a default or an event of default, permitting the lenders to accelerate the maturity of the indebtedness under the credit agreements and to foreclose upon any collateral securing the indebtedness of Wheeling-Pittsburgh. Based on projected results of operations for upcoming quarters, Wheeling-Pittsburgh believes that it is more likely than not that it will not be able to comply with the financial covenant under its term loan agreement, as amended, which becomes effective again as of April 1, 2008. In the past, Wheeling-Pittsburgh has been able to obtain relief from such covenants. At this time, however, there can be no assurance that it will be able to obtain such covenant relief.

On May 9, 2007, Wheeling-Pittsburgh’s $225.0 million revolving credit agreement was amended to allow the company to access an additional $5.0 million of collateral in excess of the $225.0 million commitment under the facility through the third quarter of 2007. As a result, Wheeling-Pittsburgh will be able to access up to $50.0 million of such excess collateral as additional borrowing availability over and above the $225.0 million commitment amount. Provided that sufficient collateral will support such borrowings, Wheeling-Pittsburgh will be permitted to borrow up to the entire $225.0 million amount under the facility. All other terms remain substantially the same.

In the event that additional modifications or waivers are necessary under the credit agreements, and these additional modifications and waivers are not obtained by Wheeling-Pittsburgh, an event of default will occur. If the event of default results in an acceleration of the term loan or the revolving credit facility of Wheeling-Pittsburgh, such event would also result in the acceleration of substantially all of the other indebtedness of Wheeling-Pittsburgh pursuant to cross-default or cross-acceleration provisions. If the indebtedness under the term loan, the revolving credit facility and the other debt instruments of Wheeling-Pittsburgh were to be accelerated, there can be no assurance that the assets would be sufficient to repay in full such indebtedness.

In addition, if Wheeling-Pittsburgh fails to reasonably demonstrate prospective compliance with financial covenants contained in the credit agreements and Wheeling-Pittsburgh receives a going concern opinion from its independent registered public accounting firm with respect to the annual audited financial statements of Wheeling-Pittsburgh it is required to deliver within 90 days after the end of 2007 or any later year, such failure will constitute an event of default under the credit agreements.

Wheeling-Pittsburgh’s management does not believe, after consultation with legal counsel, that a material adverse effect has occurred under its loan agreements due to (a) recent losses, (b) the going concern modification included as an explanatory paragraph in its independent registered public accounting firm’s opinion, and/or (c) its probable non-compliance with the fixed charge coverage ratio under the term loan agreement, as amended, which will become effective again as of April 1, 2008. However, there can be no assurance that the lenders under Wheeling-Pittsburgh’s loan agreements will not determine that one or more of these developments, alone or in combination with future developments, constitute a material adverse effect under its loan agreements. Such a determination would restrict Wheeling-Pittsburgh’s ability to borrow under the revolving credit facility and adversely affect its liquidity and financial position.

As noted in the description of the $225 million revolving credit facility, Wheeling-Pittsburgh is currently constrained from increasing the commitment amount of the facility because of limitations imposed on the size of the facility under the terms and conditions of its term loan agreement. As a result, the revolving credit facility is not appropriately sized to adequately meet the current and expected business needs of Wheeling-Pittsburgh. Wheeling-Pittsburgh expects to continue to need additional working capital in the short term as it ramps up to target levels of operations. In order to implement its new commercial and operating strategies, Wheeling-Pittsburgh has evaluated alternative methods of raising additional capital.

Esmark may not be able to comply with its financial covenants, which may result in a default under its credit agreements.

On April 30, 2007, Esmark entered into a credit agreement to access up to $150.0 million through a revolving credit facility with a consortium of lenders. The five-year revolving credit facility provides for up to $25.0 million in letters of credit and is subject to a borrowing base of up to 85% of eligible accounts, as defined by the agreement, and up to 70% of the value of eligible inventory, as defined by the agreement. Borrowings are collateralized by substantially all of Esmark’s assets, including accounts receivables, inventories and stock of subsidiaries. Esmark’s subsidiaries are guarantors under the facility. This facility contains normal covenants and restrictions which increase once the availability under the facility is less than $35.0 million. Under the terms of the agreement, Esmark is not allowed to permit its fixed charge coverage ratio to be less than 1.10 to 1.00 for any fiscal quarter when the aggregate availability under the agreement falls below $35.0 million.

Esmark’s ability to comply with these financial covenants will depend on the future financial performance of Esmark, which will be subject to prevailing economic conditions and other factors beyond the control of Esmark. Esmark’s failure to comply with these covenants would result in a default or an event of default, permitting the lenders to accelerate the maturity of the indebtedness under the credit agreement and to foreclose upon any collateral securing the indebtedness of Esmark.

Restrictive covenants in debt instruments limit both Wheeling-Pittsburgh’s and Esmark’s flexibility and ability to implement their business plans

Credit agreements of both Wheeling-Pittsburgh and Esmark contain restrictive financial and operating covenants, including, but not limited to, provisions that limit their ability to make capital expenditures, incur additional indebtedness, create liens, make investments, sell assets and enter into transactions with affiliates. In addition, Wheeling-Pittsburgh’s and Esmark’s debt instruments may not provide it with sufficient flexibility to permit it to make all necessary capital expenditures and take other measures that it believes are necessary to run their businesses effectively and to achieve their business plan objectives. If Wheeling-Pittsburgh or Esmark is unable to make necessary capital expenditures as a result of these covenants, the competitive position of Wheeling-Pittsburgh or Esmark could be adversely affected which could ultimately affect their financial performance.

The level of indebtedness after the combination, and restrictions in the debt instruments of Wheeling-Pittsburgh, may limit the ability of Wheeling-Pittsburgh or New Esmark to take certain actions, including paying any dividends and obtaining additional financing, in the future.

Wheeling-Pittsburgh is substantially leveraged. On a pro forma basis after giving effect to the combination, as of January 1, 2007 Wheeling-Pittsburgh would have had total indebtedness of approximately $244.6 million, or approximately 61.87% of Wheeling-Pittsburgh’s total pro forma capitalization. The substantial amount of debt that Wheeling-Pittsburgh has and that Wheeling-Pittsburgh may incur in the future could have important consequences. For example, it could:

•	limit the ability of Wheeling-Pittsburgh or New Esmark to obtain additional financing, if needed in the future, for working capital, capital expenditures, acquisitions or other purposes;

•	increase the vulnerability of Wheeling-Pittsburgh or New Esmark to adverse economic, industry and business conditions;

•	place Wheeling-Pittsburgh or New Esmark at a disadvantage compared to competitors who have less debt;

•	restrict the ability of Wheeling-Pittsburgh or New Esmark to adjust rapidly to changing market conditions;

•

cause the interest expense of Wheeling-Pittsburgh or New Esmark to increase if interest rates in general were to increase because a portion of the indebtedness is to bear interest at a floating rate; or

•

require Wheeling-Pittsburgh or New Esmark to dedicate a substantial portion of cash flow from operations to make principal and interest payments on debt and accordingly reduce funds available for the funding of operations, future business opportunities or other purposes.

The instruments governing the current and planned indebtedness to be incurred by Wheeling-Pittsburgh and its subsidiaries contain a number of covenants that may significantly limit or prohibit Wheeling-Pittsburgh’s ability to, among other things:

•	pay dividends;

•	borrow additional money;

•	make capital expenditures and other investments; and

•	merge, consolidate or dispose of assets.

Restrictions in Esmark’s credit agreement may limit the ability of Esmark to take certain actions, including paying any dividends and obtaining additional financing, in the future

The credit agreement governing the current and planned indebtedness to be incurred by Esmark and its subsidiaries contain a number of covenants that may significantly limit or prohibit Esmark’s ability to:

•	pay dividends;

•	borrow additional money;

•	make capital expenditures and other investments; and

•	merge, consolidate or dispose of assets.

Because Wheeling-Pittsburgh is significantly leveraged, it may not be able to implement its business plan, service debt obligations or refinance indebtedness.

Wheeling-Pittsburgh is significantly leveraged. Because Wheeling-Pittsburgh is significantly leveraged, it may be difficult for Wheeling-Pittsburgh to successfully run its business and to generate sufficient amounts for necessary capital expenditures. In addition, if Wheeling-Pittsburgh does not generate sufficient operating cash flow, it may not be able to meet its debt service obligations. As of June 30, 2007, Wheeling-Pittsburgh’s current assets totaled $473.9 million, including $225.4 million of inventory, and current liabilities totaled $742.2 million (including $286.5 million of long-term debt reclassified as current liabilities due to Wheeling-Pittsburgh’s probable non-compliance with the fixed charge coverage ratio covenant under its term loan agreement, as amended, which will become effective again as of April 1, 2008). As of June 30, 2007, the total indebtedness of Wheeling-Pittsburgh was $455.6 million and total stockholders’ equity was $194.0 million. Based on total indebtedness of Wheeling-Pittsburgh as of June 30, 2007, Wheeling-Pittsburgh expects that total debt service obligations (including scheduled principal and interest payments and an $18.7 million prepayment under the term loan agreement) will approximate $75.8 million (assuming a blended interest rate of 7.1% per annum) in 2007 and that the debt service obligations of Wheeling-Pittsburgh related to variable interest rate debt will increase $1.6 million on an annual basis for each 1.0% increase in interest rates.

Wheeling-Pittsburgh’s ability to meet ongoing debt service obligations will depend on the ability of Wheeling-Pittsburgh to successfully run the business, including the successful operation of the EAF, and a number of other factors, including factors beyond the control of Wheeling-Pittsburgh. Wheeling-Pittsburgh may not be able to generate sufficient operating cash flow to repay, when due or earlier if accelerated due to an event of default, the principal amounts outstanding under the primary credit facilities of Wheeling-Pittsburgh which have a final maturity as early as 2008 in the case of the term loan and 2009 in the case of the revolving credit facility. Wheeling-Pittsburgh expects that it will be required to refinance such amounts as they become due and payable; however, Wheeling-Pittsburgh may not be able to consummate such refinancing to repay the obligations or to secure a refinancing on terms satisfactory to Wheeling-Pittsburgh. If Wheeling-Pittsburgh is unable to refinance all or any significant portion of its indebtedness, Wheeling-Pittsburgh may be required to sell assets or equity interests in Wheeling-Pittsburgh. However, Wheeling-Pittsburgh may not be able to sell assets or equity interests in an amount sufficient to repay the obligations of Wheeling-Pittsburgh or on terms satisfactory to New Esmark. Wheeling-Pittsburgh’s leverage, together with the restrictions imposed by Wheeling-Pittsburgh’s credit agreements, may limit the ability of New Esmark to obtain additional financing and to take advantage of business opportunities that may arise. In addition, this leverage increases its vulnerability to adverse general economic and steel industry conditions.

Wheeling-Pittsburgh may not be able to use existing net operating loss carryovers to reduce taxable income, which could adversely affect liquidity and cash flow.

Based on information available to it, Wheeling-Pittsburgh believes that it underwent an “ownership change” pursuant to Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), in the second quarter of 2006. As a result, Wheeling-Pittsburgh’s ability to utilize net operating loss carryovers to reduce taxable income in 2006 and subsequent years will be subject to statutory limitations on an annual basis. Wheeling-Pittsburgh’s net operating loss carryover as of December 31, 2006 approximated $344 million. Wheeling-Pittsburgh estimates that its ability to offset post-ownership change taxable income will be limited to approximately $8 million to $10 million per year, pro-rated for 2007 based on the date of the transaction. Wheeling-Pittsburgh believes that there are built-in gains inherent in the value of its assets that, when recognized, may increase this annual limitation during the five-year period from the date of the ownership change. Wheeling-Pittsburgh is currently assessing the extent of these built-in gains. These annual limitations on its net operating loss carry forwards that can be used to offset post-ownership change taxable income could adversely affect Wheeling-Pittsburgh’s liquidity and cash flow. The combination could cause Wheeling-Pittsburgh to undergo another ownership change or make it more likely that Wheeling-Pittsburgh will undergo another ownership change in the future. A subsequent ownership change could further limit Wheeling-Pittsburgh’s ability to use its net operating losses to offset post-ownership change taxable income and could adversely affect Wheeling-Pittsburgh’s liquidity and cash flow.

Wheeling-Pittsburgh has relied on a core group of significant customers for a substantial portion of its net sales, and a reduction in demand from, or an inability to pay by, this group could adversely affect the total revenue of New Esmark.

Although Wheeling-Pittsburgh has a large number of customers, sales to the two largest customers, the Wheeling-Nisshin and OCC joint ventures, accounted for approximately 18.5% (14.1% and 4.4% respectively) of sales for the year ended December 31, 2006 and 22.0% (13.9% and 8.1% respectively) of net sales for the year ended December 31, 2005. Sales to the ten largest customers, including to Wheeling-Nisshin and OCC, accounted for 38.6% of net sales for the year ended December 31, 2006 and 40.3% of net sales for the year ended December 31, 2005. Although Esmark has a large customer base, and expects that its customer base will continue to expand, there is no assurance that this will take place. Wheeling-Pittsburgh may continue to depend upon a core group of customers for a material percentage of net sales in the future. Wheeling-Pittsburgh’s significant customers may not order steel products from Wheeling-Pittsburgh in the future or may reduce or delay the amount of steel products ordered. Any reduction or delay in orders could negatively impact the revenues of Wheeling-Pittsburgh. If one or more of Wheeling-Pittsburgh’s significant customers were to become insolvent or otherwise were unable to pay for the steel products provided, the results of operations of New Esmark would be adversely affected.

New Esmark may not be able to implement its business plan because it may be unable to fund the substantial ongoing capital and maintenance expenditures that the operations of Wheeling-Pittsburgh require.

Wheeling-Pittsburgh’s operations are capital intensive. Wheeling-Pittsburgh requires capital for, among other purposes, acquiring new equipment, maintaining the condition of existing equipment and maintaining compliance with environmental laws and regulations. Wheeling-Pittsburgh’s business plan provides that capital expenditures for the three-year period ending December 31, 2009 will aggregate approximately $147.1 million, excluding capital expenditures to be made to complete the refurbishment of the coke plant facility that Wheeling-Pittsburgh contributed to its coke plant joint venture, MSC. New Esmark may not be able to fund its capital expenditures from operating cash flow and from the proceeds of borrowings available for capital expenditures under the credit facilities of New Esmark. If New Esmark is unable to fund its capital requirements, Wheeling-Pittsburgh may be unable to implement its business plan, and the financial performance of Wheeling-Pittsburgh and New Esmark may be adversely impacted.

The cyclical nature of the industries served by the combined company may cause significant fluctuations in the demand for the combined company’s products and lead to periods of decreased demand.

Demand for most of the combined company’s products would be cyclical in nature and sensitive to general economic conditions. The combined company’s business would support cyclical industries such as the appliance and construction industries. In addition, a substantial portion of sales are made at prevailing market prices rather than long-term agreements, which we define as contracts exceeding three months. As a result, downturns in the U.S. or global economies or in any of the industries we support could adversely affect the demand for and selling prices of steel, which could have an adverse effect on results of operations and cash flows.

The combined company may not be able to sustain the level of total revenue or rate of revenue growth, if any, on a quarterly or annual basis. It is likely that, in some future quarters, operating results may fall below targets and the expectations of stock market analysts and investors. In this event, the trading price of the common stock of New Esmark could decline significantly.

New Esmark may be unsuccessful in increasing the production of the electric arc furnace (EAF), which would adversely affect its near-term and long-term financial performance.

The combined company’s business plan depends, in part, on the successful operation of, and an increase in production from, the EAF. The inability to successfully manage the operation of the EAF and to increase production at the EAF could make it difficult to implement the company’s long-term business strategy and could have an adverse effect on its near-term and long-term financial performance.

A significant interruption or casualty loss at any of the combined company’s facilities could increase production costs and reduce sales and earnings.

The combined company’s steelmaking facilities may experience interruptions or major accidents and may be subject to unplanned events such as explosions, fires, inclement weather, acts of God, terrorism, accidents and transportation interruptions. Any shutdown or interruption of a facility would reduce the production from that facility, which could substantially impair the business of the combined companies. Interruptions in production capabilities will inevitably increase production costs and reduce the sales and earnings of the combined company. In addition to the revenue losses, longer-term business disruptions could result in a loss of customers. To the extent these events are not covered by insurance, the revenues, margins and cash flows may be adversely impacted by events of this type.

New Esmark’s production costs may increase and New Esmark may not be able to sustain sales and earnings if New Esmark fails to maintain satisfactory labor relations.

A majority of Wheeling-Pittsburgh hourly employees are covered by a collective bargaining agreement with the USW that expires on September 1, 2008. The final rate increase of 3.0% under the existing contract occurred on March 31, 2007. Of Wheeling-Pittsburgh’s total employees, approximately 80% are unionized, including 77% of which are members of the USW. Esmark has negotiated the material terms of a new collective bargaining agreement between Wheeling-Pittsburgh and the USW. This agreement provides as follows:

•	Provisions to supplement the existing agreement to extend it to USW-represented employees at specified distribution and processing facilities of the combined companies.

•

A revised contribution to the Wheeling-Pittsburgh Retiree Benefits Plan Trust (the “VEBA Trust”) in an annual minimum guaranteed amount of $5.0 million plus approximately 3.5% of the combined companies’ earnings before interest and taxes.

•

A revised profit sharing formula providing for contributions in an amount equal to 5% of the combined companies’ quarterly earnings before interest and taxes multiplied by a fraction determined by dividing the hours worked by employees covered by the existing collective bargaining agreement by the number of employees under the extended collective bargaining agreement including employees at specified distribution and processing facilities. The amounts payable would be capped at $4 per hour per 40 hours work week. The revised formula provides for adjustments to third and fourth fiscal quarter contributions in the event of losses in the first two fiscal quarters.

•	Provisions permitting more flexibility for USW organizing activities.

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A provision mandating that dividends and other payments in respect of New Esmark’s stock may be made only if New Esmark’s credit statistics are equal to or better than those of an average BBB rated company in the metals sector, using criteria published by S&P.

Esmark and its subsidiaries employ over 600 employees, of which approximately 35% are covered by collective bargaining agreements. Esmark believes that it has good relations with its employees, including those covered by collective bargaining agreements.

If the new collective bargaining agreement between Wheeling-Pittsburgh and the USW is not approved by the members of the USW, this could have an adverse effect on the business, financial condition and results of operation of New Esmark. In addition, any potential strikes or work stoppages in the future, and the resulting adverse impact on New Esmark’s relationships with customers, could have a material adverse effect on the business, financial condition or results of operations of New Esmark. Also, other steel producers may have or may be able to negotiate labor agreements that provide them with a competitive advantage. In addition, many mini-mill producers and certain foreign competitors and producers of comparable products do not have unionized work forces. This may place New Esmark at a competitive disadvantage.

In addition, the USW has the unilateral right to veto any merger or other transaction that constitutes a change in control of Wheeling-Pittsburgh, as defined by the collective bargaining agreement, unless the party gaining such control enters into a new collective bargaining agreement with the USW as a part of the transaction. The USW has indicated that it supports the combination and will not exercise its rights under the successorship and right to bid provisions of its collective bargaining agreement to block the combination. However, these rights of the USW could impact the ability of New Esmark to complete future acquisitions or change-in-control transactions.

Environmental compliance and remediation costs could decrease the net cash flow, reduce the results of operations and impair the financial condition of the combined company.

The combined company’s business and ownership of real property will be subject to numerous federal, state and local laws and regulations relating to the protection of the environment. These laws are constantly evolving and have become increasingly stringent. The ultimate impact of complying with environmental laws and regulations is not always clearly known or determinable because regulations under some of these laws have not yet been promulgated or are undergoing revision. The combined company expects to incur substantial capital expenditures and other costs to comply with these environmental laws and regulations, particularly the Federal Clean Air Act and the Federal Resource Conservation and Recovery Act, and future developments under these or other laws could result in substantially increased capital, operating and compliance costs. Additionally, future decisions to terminate operations at any of the combined company’s facilities may result in facility closure and cleanup costs. In addition, if Wheeling-Pittsburgh is unable to comply with environmental regulations, the combined company may incur fines or penalties or may be required to cease some operations.

The combined company would be involved in a number of environmental remediation projects relating to facilities and operations, and may in the future become involved in more remediation projects. While the combined company would reserve for costs relating to such projects when the costs are probable and estimable, those reserves may need to be adjusted as new information becomes available, whether from third parties, new environmental laws or otherwise.

Regulatory compliance for New Esmark may be more difficult as a result of the fact that Esmark is a private company.

The stock of Esmark is not listed on any exchange, Esmark is not a reporting company under the Exchange Act and Esmark has never filed a registration statement under the Securities Act. As a result, Esmark, in the past, has not been required to comply with various regulatory provisions that apply to companies which have securities that have been registered under the federal securities laws. For example, Esmark is not currently required to evaluate its internal controls over financial reporting.

As a part of New Esmark, Esmark will be subject to many of the regulatory provisions applicable to public companies. Thus, compliance may cause added expense for New Esmark, and could cause delay of the preparation of the filing of report with the SEC and in the processing of registration statements filed with the SEC by New Esmark.

Esmark’s management and its independent registered public accounting firm have identified two material weaknesses and two significant deficiencies in Esmark’s internal control over financial reporting as of December 31, 2006 and at June 30, 2007, which, if not properly remediated could result in misstatements in the financial statements in future periods.

Esmark’s independent registered public accounting firm issued a letter to Esmark’s board of directors in which they identified two material weaknesses and two significant deficiencies in the design and operation of Esmark’s internal controls over financial reporting as of December 31, 2006 and June 30, 2007. A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the financial statements will not be prevented or detected by the company’s internal control. A significant deficiency is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a misstatement of the financial statements that is more than inconsequential will not be prevented or detected. A control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. The letter specifically noted the following material weaknesses and significant deficiencies:

Material Weaknesses

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Restatements. Esmark’s audited financial statements for the years ended December 31, 2006, 2005 and the initial period from November 9, 2004 to December 31, 2004 were restated as a result of the following errors:

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An error in recording capital raising fees incurred in 2004. As a result, prepaid expense, other intangible assets, goodwill, deferred tax assets and preferred stock were overstated by approximately $524,000, $0, $4,719,000, $0, and $5,243,000, respectively, at December 31, 2004 and approximately $0, $789,000, $3,426,000, $55,000 and $5,243,000, respectively, at December 31, 2005. Additionally, as a result of this error, goodwill was determined to be impaired and a charge of approximately $1,293,000 was recognized, selling, general and administrative expenses were overstated by approximately $75,000, and income tax expense was understated by approximately $285,000 for the year ended December 31, 2005. Upon recording such adjustments, goodwill was retested for impairment by management and determined not to be impaired.

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An error in recording in-transit inventory that resulted in an overstatement of inventory and accrued income taxes of approximately $277,000 and $111,000 respectively, at December 31, 2004 and an understatement of cost of goods sold and an overstatement of income tax expense for the period from November 9, 2004 to December 31, 2004 of these same amounts. As a result of this error, cost of goods sold was overstated and income tax expense was understated by approximately $277,000 and $111,000, respectively, for the year ended December 31, 2005.

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An error in recording the preferred stock issued as permanent equity, instead of temporary equity. The effect of the restatement on the financial statements at December 31, 2006 and 2005 was a decrease in stockholders’ equity and a corresponding increase in temporary equity of approximately $170,518,000 and $166,757,000, respectively.

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An error in not recording a beneficial conversion feature of approximately $42,046,000, resulting from the preferred stock modification on July 31, 2006, and approximately $919,000, resulting from the recording of preferred shares issuable as preferred stock dividends in December of 2006. The effect of the restatement on the financial statements at December 31, 2006 was a decrease in retained earnings and a corresponding increase in additional paid in capital of approximately $42,965,000. The effect of the restatement on the financial statements for the year ended December 31, 2006 was an increase in the net loss per share available to common shareholders of $373.24, from $(106.23) to $(479.47).

•

Failure to correct previously reported control findings. Management and Esmark’s independent registered public accounting firm previously identified three significant deficiencies in the design and operation of Esmark’s internal control over financial reporting as of December 31, 2005, which, at June 30, 2007 were not remediated. Specifically, the following significant deficiencies aggregated to a material weakness at December 31, 2006 and June 30, 2007:

•	Information Technology Automated Controls – Esmark’s automated controls operate in a weak IT governance environment;

•	Prepare Financial Statements – Esmark’s financial reporting process lacks controls relating to the preparation and compilation of consolidated financial statements;

•	Segregation of Duties – Certain personnel of Esmark were performing duties incompatible with their function.

Significant Deficiencies

•

Inventory Cutoff. Esmark recorded inventory shipped by its vendors to Esmark on the date Esmark received the inventory in its facilities, rather than on the date of shipment, in accordance with the vendor’s shipping terms.

•	Provisions. Esmark failed to document and execute policies and procedures surrounding the calculation, authorization and recording of significant provisions.

If the remedial policies and procedures Esmark and New Esmark implement are not sufficient to address the control findings, or if additional control findings or other conditions relating to Esmark’s internal controls are discovered in the future, New Esmark may fail to meet its future reporting obligations, the financial statements may contain misstatements and operating results may be adversely affected. Any such failure could also adversely affect the results of the periodic management evaluations and annual auditor attestation reports regarding the effectiveness of New Esmark internal controls over financial reporting, which will be required when the SEC’s rules under Section 404 of the Sarbanes-Oxley Act of 2002 become applicable to New Esmark beginning with the filing of New Esmark’s Annual Report on Form 10-K for the year ended December 31, 2008. New Esmark cannot guarantee that measures to remediate the existing control findings will be sufficient, nor can New Esmark guarantee that additional control findings will not arise in the future due to a failure to implement and maintain adequate internal controls over financial reporting. Internal control deficiencies could cause investors to lose confidence in the reported consolidated financial information or other reported financial information as a result, and the market price of New Esmark’s securities could suffer.

The internal control over financial reporting of Esmark and its subsidiaries has not yet been evaluated in accordance with the provisions of the Sarbanes Oxley Act of 2002, and any deficiencies in Esmark’s internal controls or disclosure controls and procedures that we may find would require New Esmark to spend resources to correct those deficiencies and could adversely affect market confidence in New Esmark’s reported consolidated financial information and the market price of our securities.

Maintaining effective internal control over financial reporting at New Esmark, including its subsidiaries, will be necessary for New Esmark to produce reliable financial reports and is important in helping to prevent financial fraud. Wheeling-Pittsburgh is currently subject to Sections 302, 404 and 906 of the Sarbanes-Oxley Act of 2002 and the related rules of the SEC which require, among other things, its management to assess annually the effectiveness of its internal control over financial reporting and its independent registered public accounting firm to issue a report on the assessment of its management included in its annual report on Form 10-K. Because Esmark is a private company and New Esmark is a newly formed holding company, they have not been subject to the Sarbanes-Oxley Act of 2002. In addition, as a new public company, New Esmark will not need to include in its first annual report filed with the SEC an assessment by management on the effectiveness of its internal control over financial reporting or the related report from its independent registered public accounting firm on that assessment. After the combination, New Esmark will continue to evaluate the strength of its and Esmark’s internal control over financial reporting. As an independent company, Esmark and its subsidiaries did not operate under a fully documented system for accounting and internal control over financial reporting and were not required to maintain the disclosure controls and procedures applicable to public companies. New Esmark will need to confirm and document that control structure and may need to improve it. As a result of the material weakness and significant deficiencies identified in Esmark’s internal control over financial reporting, New Esmark will be required to spend time and money to remedy those deficiencies. If New Esmark is unable to sufficiently integrate Esmark’s control structure and Wheeling-Pittsburgh’s control structure or correct any deficiencies identified in a timely manner, it may conclude that New Esmark’s disclosure controls and procedures are not effective or that these circumstances constitute a material weakness in the internal control over financial reporting of New Esmark. If New Esmark were to reach such a conclusion, its management and independent registered public accounting firm would be unable to conclude in their reports that its internal control over financial reporting was effective. Investors could lose confidence in the reported consolidated financial information or other public disclosures as a result, and the market price of New Esmark’s securities could suffer.

Notes issued by Wheeling-Pittsburgh in March 2007 will be converted into shares of New Esmark common stock in connection with the combination; Notes issued by Wheeling-Pittsburgh Steel Corporation in May 2007 will be exchangeable into shares of New Esmark common stock in connection with the combination.

In March 2007, Wheeling-Pittsburgh issued $50.0 million in principal amount of convertible subordinated promissory notes. $45.0 million of these notes will convert (at $20.00 per share) into 2.25 million shares of Wheeling-Pittsburgh common stock immediately before the combination and will become 2.25 million shares of New Esmark common stock in the combination. $5.0 million of these notes have the option to convert (at $24.51 per share) into an additional 203,998 shares.

In May 2007, Wheeling-Pittsburgh Steel Corporation, a wholly-owned subsidiary of Wheeling-Pittsburgh, issued $23.0 million in principal amount of senior unsecured promissory notes exchangeable into 1.15 million shares of New Esmark common stock in connection with the combination.

The issuance of these shares will reduce the percentage of the shares of New Esmark common stock held by former stockholders of Wheeling-Pittsburgh and Esmark who are not also holders of these notes.

Provisions of the governing documents of New Esmark and Delaware law could discourage acquisition proposals or delay a change in control involving New Esmark, even if that change in control would be beneficial to its stockholders.

After the combination, the New Esmark certificate of incorporation and by-laws will contain anti-takeover provisions, including those listed below, which could make it more difficult for a third party to acquire control of New Esmark, even if that change in control would be beneficial to its stockholders:

•

The New Esmark Board of Directors will have the authority to issue common stock and preferred stock and to determine the price, rights and preferences of any new series of preferred stock without stockholder approval;

•	The New Esmark by-laws will contain limitations on who can call special meetings of stockholders; and

•	The New Esmark by-laws will also contain notice provisions for proposals to be presented at meetings of stockholders.

You may not be able to compare Wheeling-Pittsburgh’s historical financial information to its current financial information, which will make it more difficult to evaluate an investment in the combined company after the combination.

As a result of the completion of Wheeling-Pittsburgh’s reorganization plan, Wheeling-Pittsburgh is operating its business under a new capital structure. In addition, Wheeling-Pittsburgh adopted fresh-start reporting in accordance with Statement of Position (“SOP”) 90-7, as of July 31, 2003. Because SOP 90-7 required Wheeling-Pittsburgh to account for its assets and liabilities at their then-current fair values, its financial condition and results of operations after its reorganization are not comparable in some material respects to the financial condition or results of operations reflected in Wheeling-Pittsburgh’s historical financial statements for periods before August 1, 2003. This may make it difficult to assess future prospects of Wheeling-Pittsburgh and the combined company based on Wheeling-Pittsburgh’s historical performance.

Esmark has historically pursued aggressive growth through acquisitions, a strategy that may impact the combined company.

Esmark has grown rapidly as a result of several acquisitions and the senior management of Esmark continuously explores potential acquisitions and other transactions. As part of its acquisition strategy, Esmark may evaluate equity investments in joint ventures that would be created to acquire specific assets or entities, some of which may be material. Under the agreement, acquisitions by Esmark require the consent of Wheeling-Pittsburgh. Esmark may propose one or more acquisitions, equity investments in joint ventures (which may also include an equity investment by Wheeling-Pittsburgh) or other transactions prior to the completion of the combination. There can be no assurance that Wheeling-Pittsburgh will consent to any such transaction. If Esmark proposes an acquisition or other transaction and Wheeling-Pittsburgh consents to it, there is no assurance that:

•	the proposed transaction will be consummated;

•	the pendency of the proposed transaction will not delay the completion of the combination; and

•	if completed, that the expected benefits of the proposed transaction will be achieved.

New Esmark has not yet implemented any executive compensation programs that define the philosophy, objectives, policies or practices it will adopt in compensating its executive officers.

As a newly formed company with no operations, New Esmark currently has no employees and, therefore, has not paid any executive compensation or adopted any executive compensation programs, other than the New Esmark 2007 Incentive Compensation Plan which is described under “Proposal 2—Approval of The New Esmark Incorporated Incentive Compensation Plan” beginning on page 184. Until completion of the combination, New Esmark will not constitute its board of directors in accordance with the agreement or establish a compensation committee as required under the NASDAQ Marketplace Rules. Accordingly, New Esmark will not be able to present to prospective stockholders before the combination any information about the principles or policies that will guide executive compensation decisions. The compensation amounts presented in the executive compensation tables for Esmark and Wheeling-Pittsburgh included or referenced in this proxy statement/prospectus may not be indicative of future compensation that New Esmark will award to its executive officers. If approved by the stockholders of Wheeling-Pittsburgh and Esmark, as described in this proxy statement/prospectus, the New Esmark 2007 Incentive Plan authorizes the issuance of up to 3,200,000 shares of New Esmark common stock pursuant to a variety of incentive awards on terms and conditions determined by the compensation committee of the New Esmark board of directors.

CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This proxy statement/prospectus contains forward-looking statements based on current projections about operations, industry, financial condition and liquidity. Words such as “will,” “should,” “anticipate,” “predict,” “potential,” “estimate,” “expect,” “continue,” “may,” “project,” “intend,” “plan,” “believe” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, the combination or the business of the combined organization identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Those statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results could differ materially and adversely from these forward-looking statements.

Forward-looking statements include, among others, statements about:

•	Esmark’s Board of Directors’ reasons for the combination;

•	information concerning the potential tax consequences of the combination;

•	Wheeling-Pittsburgh’s Board of Directors’ reasons for the combination;

•	the opinion of Wheeling-Pittsburgh’s financial advisor;

•	certain litigation involving Esmark or Wheeling-Pittsburgh;

•	unaudited pro forma financial information;

•	the period following completion of the combination;

•	Wheeling-Pittsburgh’s plans relating to the receipt of a going concern modification from its independent public accountants; and

•	the acquisition of the Sparrows Point facility by E2 Corporation.

All forward-looking statements reflect current expectations of future events by Esmark’s and Wheeling-Pittsburgh’s management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In addition to the risks related to the businesses of Esmark, Wheeling-Pittsburgh and the combined company, the uncertainty concerning the completion of the combination and the matters discussed above under “Risk Factors,” among others, could cause actual results to differ materially from those described in the forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those described in forward-looking statements contained in this proxy statement/prospectus include, among others, factors relating to:

•	the risk that the businesses of Esmark and Wheeling-Pittsburgh will not be integrated successfully or such integration may be more difficult, time consuming or costly than expected;

•	the risk that expected benefits of vertical integration do not materialize;

•

the ability of Esmark and Wheeling-Pittsburgh to realize the expected benefits from the combination, including expected operating efficiencies, synergies, cost savings and increased productivity, and the timing of realization of any of these expected benefits;

•	lower than expected operating results for Esmark and Wheeling-Pittsburgh before the combination or for the combined company following the combination;

•	the risk of unexpected consequences resulting from the proposed combination;

•	the ability of the combined company to operate successfully within a highly cyclical industry;

•	the extent and timing of the entry of additional competition in the markets in which the combined company will operate;

•	the risk of decreasing prices for the combined company’s products;

•	the risk of significant supply shortages and increases in the cost of raw materials, especially carbon slab supply, and the impact of rising natural gas prices;

•	rising worldwide transportation costs due to historically high and volatile oil prices;

•	the ability of the combined company to complete, and the cost and timing of, necessary capital improvement projects;

•	increased competition from substitute materials, such as aluminum, plastic, graphite, composites, ceramics, glass, wood and concrete;

•	changes in environmental and other laws and regulations to which the combined company is subject;

•	adverse changes in interest rates and other financial market conditions;

•	the effect of litigation, including the costs and time that must be devoted to litigation and the possibility of adverse results;

•	changes in U.S. trade policy and governmental actions with respect to imports, particularly with respect to restrictions or tariffs on the importation of carbons slabs; and

•	political, legal and economic conditions and developments in the United States and in foreign countries in which the combined company will operate.

Stockholders are cautioned not to place undue reliance on the forward-looking statements contained in this proxy statement/prospectus. There is no guarantee that the expected events, trends or results will actually occur. The statements are based on many assumptions and factors, and any changes in such assumptions or factors could cause actual results to differ materially from current expectations. Esmark, New Esmark and Wheeling-Pittsburgh are not under any obligation, and each expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained in the section of this proxy statement/prospectus under the caption “Risk Factors” and in the other information incorporated by reference in this proxy statement/prospectus.

GENERAL INFORMATION

This document constitutes a proxy statement and is being furnished to the record holders of Wheeling-Pittsburgh common stock as of October 3, 2007 in connection with the solicitation of proxies by the Board of Directors of Wheeling-Pittsburgh to be used at the special meeting of stockholders of Wheeling-Pittsburgh to be held on November 27, 2007, and any adjournment or postponement of the special meeting. The purposes of the special meeting are to consider and vote upon a proposal to adopt the agreement and the WPC Merger Transaction, a proposal to approve the New Esmark incentive compensation plan, and a proposal to adjourn the special meeting to the extent necessary to solicit additional votes on the agreement.

This document constitutes a consent solicitation for Esmark and is being furnished to Esmark stockholders as an information statement.

This document also constitutes a prospectus of New Esmark relating to the New Esmark common stock to be issued to holders of Wheeling-Pittsburgh common stock and Esmark common and preferred stock upon completion of the combination. The actual total number of shares of New Esmark common stock to be issued will depend on the number of shares of Wheeling-Pittsburgh common stock outstanding at the time of the combination as well as the results of the stockholders exercises of Put Rights and Purchase Rights.

New Esmark and Esmark have supplied all information contained or incorporated by reference herein relating to New Esmark and Esmark, and Wheeling-Pittsburgh has supplied all such information relating to Wheeling-Pittsburgh.

WHEELING-PITTSBURGH SPECIAL MEETING OF STOCKHOLDERS

This proxy statement/prospectus is furnished in connection with the solicitation of proxies in connection with the special meeting of Wheeling-Pittsburgh stockholders.

Date, Time and Place

Wheeling-Pittsburgh will hold the special meeting at the Hyatt Regency Pittsburgh International Airport, located at 1111 Airport Boulevard, Pittsburgh, Pennsylvania, 15231, on November 27, 2007, at 9:00 a.m., Pittsburgh time.

Purpose of the Special Meeting

At the special meeting, you will be asked to approve and adopt the agreement and the WPC Merger Transaction, approve the proposed New Esmark incentive compensation plan, approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve and adopt the agreement and the WPC Merger Transaction and transact any other business that is properly brought before the special meeting.

Recommendation of the Wheeling-Pittsburgh Board of Directors

The Special Committee appointed by the Board of Directors of Wheeling-Pittsburgh approved the agreement, the combination and the transactions contemplated by the agreement and determined that the combination is advisable and in the best interests of Wheeling-Pittsburgh and its stockholders and recommended that the Board of Wheeling-Pittsburgh approve the agreement and the transactions contemplated by it. The Board of Wheeling-Pittsburgh, in consideration of the Special Committee’s recommendation, approved the agreement and determined that it and the transactions contemplated by it are advisable and in the best interest of Wheeling-Pittsburgh and its stockholders. Accordingly, the Wheeling-Pittsburgh Board of Directors, after recommendation from the Special Committee, recommends that you vote “FOR” the adoption of the agreement and the WPC Merger Transaction, “FOR” the approval of the New Esmark incentive compensation plan, and “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the agreement.

In considering the recommendation of the Wheeling-Pittsburgh Board of Directors, Wheeling-Pittsburgh stockholders should be aware that Wheeling-Pittsburgh’s directors and executive officers may have interests in the combination that are different from, or in addition to, those of Wheeling-Pittsburgh stockholders. See “Interests of Wheeling-Pittsburgh’s Directors and Executive Officers in the Combination” on (page 88).

Record Date; Stock Entitled to Vote; Quorum

Only holders of record of Wheeling-Pittsburgh common stock at the close of business on October 3, 2007, the record date for the special meeting, are entitled to notice of and to vote at the special meeting. On the record date, 15,360,810 shares of Wheeling-Pittsburgh common stock were issued and outstanding and held by approximately 2,862 holders of record. Each holder of record of common stock will be entitled to one vote per share at the special meeting on the proposal to adopt the agreement and the other matters to be voted on at the meeting.

The holders of a majority of the issued and outstanding shares of common stock entitled to vote must be present, either in person or by proxy, to constitute a quorum at the special meeting. Abstentions, either in person or by proxy, and broker non-votes (shares held by a broker or other nominee that does not have the authority to vote on a matter) will be counted for the purpose of establishing a quorum. If a quorum is not present at the special meeting, the holders of a majority of the common stock represented at the special meeting may adjourn the meeting to solicit additional proxies. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Vote Required

The proposal to adopt the agreement and the WPC Merger Transaction requires the affirmative vote of the holders of a majority of the shares of Wheeling-Pittsburgh common stock outstanding on the record date for the special meeting. The proposal to approve the New Esmark incentive compensation plan requires the affirmative vote of the holders of a majority of the shares of Wheeling-Pittsburgh common stock represented at the special meeting. Approval of the proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the votes cast at the special meeting. Only votes “FOR” and “AGAINST” these proposals count. Abstentions have the effect of a negative vote.

A broker non-vote occurs when a broker, bank or other nominee holder does not vote on a particular item because the nominee holder does not have discretionary authority to vote on that item and has not received instructions from the beneficial owner of the shares. Broker non-votes do not count in the voting results and are not counted as shares voting with respect to the matter on which the broker has not voted expressly. With respect to the proposal to adopt the agreement and the WPC Merger Transaction, broker non-votes will have the same effect as a vote against the proposal. With respect to the proposal to approve the New Esmark incentive compensation plan and the proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies, broker non-votes will not affect the outcome.

Voting of Proxies

To vote your shares, you should follow the instructions as indicated on your proxy card if you vote over the internet or by telephone, or you should mark, sign, date and return the enclosed proxy in the enclosed postage-paid envelope. A proxy may be sent electronically, so long as it sets forth or is submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder, the other person entitled to vote on behalf of the stockholder or the attorney-in-fact for the stockholder. Voting your proxy does not limit your right to vote in person should you decide to attend the special meeting. If your shares are held in the name of a bank, broker or other nominee, you will be provided voting instructions from the nominee and, in order to vote at the special meeting, you must obtain a legal proxy, executed in your name, from the nominee.

If you vote by mail and the returned proxy card is completed, signed and dated, your shares will be voted at the special meeting in accordance with your instructions. If you vote by mail and your proxy card is returned unsigned, then your vote cannot be counted. If you vote by mail and the returned proxy card is signed and dated, but you do not fill out the voting instructions on the proxy card, the shares represented by your proxy will be voted “FOR” the adoption of the agreement and the WPC Merger Transaction, the approval of the New Esmark incentive compensation plan, and the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the proposals.

If you hold your shares of Wheeling-Pittsburgh common stock in “street name,” meaning in the name of a bank, broker or other nominee who is the record holder, you should follow the directions provided by your bank, broker or other nominee regarding how to instruct your broker to vote your shares.

Wheeling-Pittsburgh does not expect that any matter other than the ones discussed in this proxy statement/ prospectus will be brought before the special meeting. If, however, any other matters are properly presented, the persons named as proxies will vote in accordance with the recommendation of the Wheeling-Pittsburgh Board of Directors.

AN ELECTION FORM IS BEING SENT TO YOU IN A SEPARATE MAILING CONCURRENTLY WITH THIS PROXY STATEMENT/PROSPECTUS. PLEASE COMPLETE THE ELECTION FORM AND RETURN IT WITH YOUR STOCK CERTIFICATES TO THE EXCHANGE AGENT.

Revocability of Proxies

If you hold your shares in your name, you have the unconditional right to revoke your proxy at any time before its exercise by employing any of the following methods:

•

delivering a written notice of revocation bearing a date later than the proxy card to the Corporate Secretary of Wheeling-Pittsburgh at Wheeling-Pittsburgh’s principal executive offices located at 1134 Market Street, Wheeling, West Virginia 26003;

•	signing and delivering a later-dated proxy at a date after the date of the previously submitted proxy; or

•	voting in person at the special meeting.

The revocation of your proxy by written notice or your later-dated proxy will be effective only if the Corporate Secretary of Wheeling-Pittsburgh receives the written notice or later-dated proxy before the day of the special meeting or if the inspector of elections receives the written notice or later-dated proxy at the special meeting. Your attendance at the special meeting without further action will not automatically revoke your proxy.

If you have instructed a bank, broker or other nominee to vote your shares, you must follow the directions received from that nominee to revoke a previously submitted proxy.

Solicitation of Proxies

Wheeling-Pittsburgh is soliciting your proxy. In addition to the solicitation of proxies by use of the mail, certain directors, officers and other employees of Wheeling-Pittsburgh may solicit the return of proxies by personal interview, telephone, e-mail or facsimile. Wheeling-Pittsburgh will not pay additional compensation to its directors, officers and employees for their solicitation efforts, but Wheeling-Pittsburgh will reimburse them for any out-of-pocket expenses they incur in their solicitation efforts. Wheeling-Pittsburgh will request that brokerage houses and other custodians, nominees and fiduciaries forward solicitation materials to the beneficial owners of stock registered in their names. Wheeling-Pittsburgh will bear all costs of preparing, assembling, printing and mailing the Notice of Special Meeting of Stockholders, this proxy statement/prospectus, the enclosed proxy and any additional materials, as well as the cost of forwarding solicitation materials to the beneficial owners of stock and all other costs of solicitation.

Assistance

Wheeling-Pittsburgh has retained Innisfree M&A Incorporated to aid in the solicitation of proxies for the special meeting. Innisfree M&A Incorporated will receive a fee of $25,000 plus reimbursement of out-of-pocket fees and expenses.

Stockholders who have questions regarding the materials, need assistance voting their shares or require additional copies of the proxy statement/prospectus or proxy card should contact or call:

Innisfree M&A Incorporated

501 Madison Avenue

New York, NY 10022

(888) 750-5834 (toll-free)

Banks and Brokers call collect: (212) 750-5833

Share Certificates

Please complete the Election Form, which is being sent to you in a separate mailing concurrently with the proxy statement/prospectus. The completed Election Form must be returned with your stock certificates to the Exchange Agent. For a description of procedures for exchanging certificates representing shares of Wheeling-Pittsburgh common stock, see “The Election and Exchange Procedure.”

Other Business

Wheeling-Pittsburgh is not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement/prospectus. Under the Delaware General Corporation Law (“DGCL”), business transacted at the special meeting is limited to matters specifically designated in the notice of special meeting, which is provided at the beginning of this proxy statement/prospectus. If other matters do properly come before the special meeting, Wheeling-Pittsburgh intends that shares of Wheeling-Pittsburgh common stock represented by properly submitted proxies will be voted in accordance with the recommendation of the Wheeling-Pittsburgh Board of Directors.

In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the special meeting. Any adjournment or postponement may be made without notice by an announcement made at the special meeting. If the persons named as proxies on the proxy card are asked to vote for one or more adjournments or postponements of the meeting for matters incidental to the conduct of the meeting, these persons will have the authority to vote in their discretion on such matters. However, if the persons named as proxies on the proxy card are asked to vote for one or more adjournments or postponements of the meeting to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to adopt the agreement and the WPC Merger Transaction and approve the New Esmark incentive compensation plan, they will only have the authority to vote on such matter as instructed by you or your proxy or, if no instructions are provided, in favor of that adjournment or postponement. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow Wheeling-Pittsburgh’s stockholders who have already granted their proxies to revoke them at any time before their use.

ESMARK CONSENT SOLICITATION

Consent Solicitation

In lieu of a special meeting of stockholders of Esmark, action to approve the combination and the proposed New Esmark incentive compensation plan will be taken by written consent of the holders of Esmark common and preferred stock. Properly executed, dated and returned consent forms shall be given effect in accordance with directions on the form. In order to effectively revoke your consent form, written notice of revocation should be delivered to Esmark’s Corporate Secretary at or before November 27, 2007.

Record Date and Outstanding Shares

Stockholders of record who owned Esmark common stock or preferred stock at the close of business on October 3, 2007 are entitled to approve the combination. On the record date, Esmark had approximately 145,101.22866 shares of common stock issued and outstanding and 175,760.43836 shares of preferred stock issued and outstanding. On the record date, Esmark had 57 stockholders of record of its common stock and 12 stockholders of record of its preferred stock.

Votes Required

Both the affirmative vote of a majority of the outstanding shares of Esmark common and preferred stock, voting as a single class on an as-converted basis, and the separate affirmative vote of a majority of the outstanding shares of Esmark preferred stock, are required to approve the combination.

Stockholders of Esmark having sufficient voting power to approve the combination have entered into voting agreements with Wheeling-Pittsburgh to approve the combination subject to certain conditions, including that New Esmark and the FMA Stockholders enter into a standby purchase agreement and a registration rights agreement or terms satisfactory to the FMA stockholders. Consequently, approval of the combination by Esmark stockholders is assured. Esmark is seeking approval of the combination from its stockholders through written consent. If the combination is approved by less than unanimous written consent, Esmark will send notice of the action taken to stockholders not consenting to the combination in accordance with Section 228(e) of the Delaware General Corporation Law. This document is being provided to Esmark stockholders as a consent solicitation regarding the approval of the combination by written consent of the stockholders of Esmark.

Esmark’s Recommendation to Stockholders

The Esmark Board of Directors approved the agreement, the combination, and the transactions contemplated by the agreement and determined that the combination (including the Esmark Merger Transaction) is advisable, fair to and in the best interests of Esmark and its stockholders.

Interests of Esmark’s Directors and Executive Officers in the Combination

Esmark’s directors and executive officers may have interests in the combination that are different from, or in addition to, yours, including the following:

•

James P. Bouchard, the Chairman and Chief Executive Officer of Esmark, and Craig T. Bouchard, the Vice Chairman and President of Esmark, also serve as Chairman and Chief Executive Officer and Vice Chairman and President, respectively, of Wheeling-Pittsburgh.

•

Following completion of the combination, Esmark has agreed to pay a success bonus to Messrs. Bouchard in the approximate aggregate amount of up to $2.0 million, payable in cash and stock of New Esmark[1], which amount shall be grossed up for tax purposes in the event New Esmark satisfies certain performance parameters. Esmark will pay the success bonus by utilizing cash that otherwise would be paid out to Esmark stockholders prior to the combination as a dividend.

•

James Tumulty, a member of the Board of Directors of Esmark, possesses warrants to purchase common stock of Esmark, which will be converted into rights to purchase equivalent shares of New Esmark as a result of the combination.

•

James Tumulty, a member of the Board of Directors of Esmark, also serves as a managing director and head of Structured Products of Raymond James & Associates, Inc. Upon completion of the combination, Esmark shall pay Raymond James & Associates, Inc. $3.0 million pursuant to an engagement agreement, dated February 7, 2006, with respect to its services as introducing agent in connection with the combination.

•	The executive officers and directors will benefit from customary indemnification provisions as provided for in the agreement.

[1]	Converted from shares of Wheeling-Pittsburgh common stock owned by Esmark prior to the completion of the combination.

PROPOSAL 1—THE AGREEMENT

THE PARTIES

Wheeling-Pittsburgh Corporation

Wheeling-Pittsburgh through its wholly owned subsidiary, Wheeling-Pittsburgh Steel Corporation, is engaged in the making, processing and fabrication of steel and steel products using both integrated and EAF technologies. Wheeling-Pittsburgh manufactures and sells hot-rolled, cold-rolled, galvanized, pre-painted and tin mill sheet products. Wheeling-Pittsburgh also produces a variety of steel products including roll-formed corrugated roofing, roof deck, floor deck, bridgeform and other products used primarily in the construction, highway and agricultural markets. Wheeling-Pittsburgh’s steel slab production capacity approximates 2.8 million tons per year and hot rolling production capacity approximates 3.4 million tons per year. Wheeling-Pittsburgh common stock is listed on The NASDAQ Stock Market and trades under the ticker symbol “WPSC.”

Esmark Incorporated

Esmark distributes and provides just-in-time delivery of value-added steel products to approximately 2,000 core customers in the Midwest. A leader in the consolidation of the U.S. steel service center and converter industries, Esmark has successfully acquired a number of steel companies since it was formed in 2003. Its acquisitions have focused on older, established companies that have subsequently been physically renovated and energized under Esmark’s innovative operational strategy. Esmark’s customers purchase a wide variety of cold-rolled, coated, and hot-rolled steel products. See additional information on page 170.

Clayton Acquisition Corporation (“New Esmark”)

New Esmark is a Delaware corporation which was formed in connection with this transaction. New Esmark has no prior operations and is not expected to have any operations before the consummation of the combination. Immediately after the combination, New Esmark will hold all equity interests in Esmark and Wheeling-Pittsburgh after the completion of the combination.

WPC Merger Corporation

WPC Merger is a newly formed Delaware corporation and a wholly owned subsidiary of New Esmark. WPC Merger was formed solely for the purpose of merging with Wheeling-Pittsburgh in the combination. WPC Merger has no prior operations and is not expected to have any operations before the consummation of the combination, except for the performance of its obligations under the agreement. Upon effectiveness of the combination, WPC Merger will be merged with and into Wheeling-Pittsburgh, with Wheeling-Pittsburgh surviving the merger as a subsidiary of New Esmark.

Esmark Merger, Inc.

Esmark Merger, Inc. is a newly formed Delaware corporation and a wholly owned subsidiary of New Esmark. Esmark Merger, Inc. was formed solely for the purpose of merging with Esmark in the combination. Esmark Merger, Inc. has no prior operations and is not expected to have any operations before the consummation of the combination, except for the performance of its obligations under the agreement. Upon effectiveness of the combination, Esmark Merger, Inc. will be merged with and into Esmark, with Esmark surviving the combination as a subsidiary of New Esmark.

THE COMBINATION

Background

Wheeling-Pittsburgh’s board of directors and senior management in place before November 30, 2006 (the “Prior Board” or “Prior Board of Directors” and the “Prior Management”) pursued various strategies for the company after Wheeling-Pittsburgh emerged from bankruptcy in 2003 and Wheeling-Pittsburgh had discussions with a number of potential strategic partners since the spring of 2005.

Esmark and Wheeling-Pittsburgh first entered into discussions regarding a possible combination in June 2005 and these discussions terminated in April 2006. Subsequently, in July 2006, Esmark announced its plans to commence a proxy contest to elect an alternate slate of directors at the Wheeling-Pittsburgh 2006 Annual Meeting of Stockholders and thereafter, if that slate were elected, to pursue the combination of Esmark and Wheeling-Pittsburgh. The Prior Board concluded that the proposed CSN merger and related transactions were more favorable to Wheeling-Pittsburgh stockholders than other alternatives available to Wheeling-Pittsburgh (including any standalone strategy) and in August 2006 announced its preliminary agreement to enter into a merger transaction with Companhia Siderúrgica Nacional (“CSN”). Wheeling-Pittsburgh entered into a definitive agreement with CSN on October 24, 2006.

Esmark and the Prior Board continued the proxy contest in the fall of 2006. Shortly after the November 17, 2006 Annual Meeting, Wheeling-Pittsburgh announced that the Esmark slate of directors had been elected, and on November 30, 2006, the election results were certified and the Esmark slate (together with the two representatives of the United Steelworkers (“USW”)) became the current Board of Wheeling-Pittsburgh. In December 2006, CSN terminated the definitive agreement with Wheeling-Pittsburgh and on December 5, 2006, the Board of Directors of Wheeling-Pittsburgh appointed a Special Committee of independent directors to evaluate the Esmark proposal.

Initial Search for a Strategic Partner

In the summer of 2005 the Prior Board of Directors engaged UBS following a series of management discussions and site visits with potential strategic partners. In March 2005, Prior Management had initial discussions with Company A as a potential strategic partner. In April 2005, Prior Management had preliminary strategic combination discussions with Company B and Company C followed by site visits by Company B at Wheeling-Pittsburgh (references to the potential strategic partners or acquirers are in a coded fashion because of confidentiality restrictions related to the identities of these companies). In June 2005, Prior Management had continued strategic discussions with Company A, including site visits. Prior Management also visited Company B and met with Company B representatives at the offices of UBS to discuss valuation considerations. No proposals were made by any of these parties.

Initial discussions with Esmark began in June 2005. Wheeling-Pittsburgh and Esmark entered into a confidentiality agreement in July 2005. Esmark proceeded with a preliminary due diligence review of Wheeling-Pittsburgh in September 2005 and a further due diligence review during February and March 2006. On each of September 6, 2005, September 23, 2005, January 30, 2006, February 9, 2006, March 16, 2006, and April 7, 2006, Esmark proposed to Wheeling-Pittsburgh to merge Esmark into a newly formed, wholly owned subsidiary of Wheeling-Pittsburgh, with Esmark being the surviving corporation. Financial terms of the proposals made after January 30, 2006 were modified to increase the conversion ratio (utilized to determine the amount of Wheeling-Pittsburgh shares to be issued) from approximately $16 per share to $20 per share and the amount of cash to be invested by the FMA Stockholders into Esmark prior to such merger from $150 million to $200 million. In addition, beginning on February 9, 2006, Esmark also proposed the option of using up to $100 to $150 million to repurchase shares from existing Wheeling-Pittsburgh stockholders. Wheeling-Pittsburgh did not respond to these proposals, and on April 24, 2006, at the request of the USW, the Prior Board met with representatives of Esmark to discuss the proposed combination.

Meanwhile, initial discussions with CSN began in December 2005. At about the same time, Company D expressed interest in Wheeling-Pittsburgh and undertook preliminary due diligence. These discussions involved the merging of the steel producing and finishing operations of Company D with those of Wheeling-Pittsburgh. Prior to Company E’s announced acquisition of Company F, Company E also expressed interest in discussing a possible transaction with Wheeling-Pittsburgh. None of Companies D, E or F made a proposal for Wheeling-Pittsburgh.

During this time frame, the Prior Board also reviewed the strategic partner search process to date and concluded that in light of the strategic objectives of Wheeling-Pittsburgh and the number of contacts made with both foreign and domestic steel companies, the process of actively soliciting third party interest through the combined efforts of management, UBS, and other advisors had generated significant interest and was effective and need not be replaced, at this stage, by a more public “auction” process. Although certain members of the Prior Board were attracted to the possibility of a public auction process, the Prior Board considered the limited universe of strategic buyers in the steel industry and the failed public auction process in 2005 of an unrelated Canadian steel producer.

In response to offers from certain of Wheeling-Pittsburgh’s institutional stockholders, led by Tontine Partners (“Tontine”), Wheeling-Pittsburgh, with the assistance of its legal and financial advisors at the time, developed proposals for a registered rights offering to raise approximately $80 million for debt repayment and other purposes and necessary waivers from Wheeling-Pittsburgh’s lenders and the Loan Board predicated on such a rights offering. Wheeling-Pittsburgh was prepared to launch the rights offering in February 2006 but deferred doing so, as discussions with potential strategic partners, including Esmark and CSN, more fully described below, accelerated.

CSN submitted its initial proposal on January 31, 2006, by which CSN proposed to acquire a majority interest in the equity of Wheeling-Pittsburgh, including a contribution of its wholly owned subsidiary CSN LLC (formerly Heartland Steel), a manufacturer of galvanized and cold-rolled steel, a long-term slab supply agreement, and cash in an amount such that the total value of its offer would be between $203 and $400 million. Based on Wheeling-Pittsburgh’s then market capitalization, CSN would own between 51% and 65% of the equity of the combined company. On February 6, 2006, CSN revised its offer, retaining the same structure but valuing CSN LLC at $284 million and providing $75 million in cash. Together with the contribution of CSN LLC, the value of the offer was to have been $359 million. In addition, CSN offered a cash alternative to Wheeling-Pittsburgh’s stockholders in merger consideration.

At a meeting of the Prior Board on February 10, 2006, at the recommendation of the Prior Management, the Prior Board voted to enter a 30-day exclusivity agreement with CSN.

Over the next 30 days, CSN and Wheeling-Pittsburgh engaged in detailed discussions and mutual due diligence with respect to the proposed transaction and also met with Ron Bloom of the USW with respect to proposed modifications to the collective bargaining agreement.

At meetings of the Prior Board on February 23, 2006 and on March 10, 2006, the Prior Board was updated on discussions with CSN and was provided with discussion materials prepared by Greenhill and Co., LLC (“Greenhill”), CSN’s investment banker, which were also provided to the USW.

In addition, on March 14, 2006, Wheeling-Pittsburgh, with the approval of the Prior Board, entered into an interim slab purchase agreement with CSN with respect to mutual slab and hot rolling needs in 2006.

Revised acquisition proposals were submitted to Wheeling-Pittsburgh by Esmark and CSN on March 14, 2006 and March 16, 2006, respectively. These proposals were substantively similar to those initially submitted to Wheeling-Pittsburgh. A special Prior Board meeting was held on March 17, 2006 to discuss the revised proposals. On March 17, 2006, CSN was informed that its offer was not sufficient and that the exclusivity period would expire on March 20, 2006. Over the next several weeks, active discussions were held with both Esmark and CSN with respect to a potential strategic transaction.

On March 27, 2006, Wheeling-Pittsburgh received a nonbinding indication of interest from Company I with respect to a purchase of a majority of the stock of Esmark followed by an acquisition of at least a 51% stake in a combined Esmark/Wheeling-Pittsburgh company. The transaction contemplated that the FMA Stockholders would invest an additional $170 million in Esmark, and Company I would supply up to approximately 1.6 million tons of slabs annually to Wheeling-Pittsburgh. The Bouchard Group would manage the combined company. Company I expressed an intention to increase its interest in the combined company to up to 75%, but no formal proposal was made.

On April 7, 2006 revised proposals were submitted by both Esmark and CSN to acquire a majority ownership position in Wheeling-Pittsburgh through a merger transaction.

On April 13, 2006, a special Prior Board meeting was held, at which representatives of UBS, FTI Consulting, Wheeling-Pittsburgh’s financial and accounting consultant (“FTI”), and Wheeling-Pittsburgh’s outside counsel participated, to consider the revised proposals received from CSN and Esmark on April 7, 2006, together with a chronology of developments since March 17, 2006.

On April 18, 2006, the lead director summarized his meeting with Mr. Bloom authorized by the Prior Board the prior day, prompted by written complaints by Esmark that the Prior Board and management were not fairly evaluating its proposal. Mr. Bloom sought to improve what he saw as failures in the communication process between Esmark and Wheeling-Pittsburgh. He asked that the Prior Board meet directly with the Esmark team and that the independent directors of the Prior Board, with assistance of special counsel engaged by the independent directors, be charged with monitoring the Prior Board’s process as it affected the consideration of Esmark’s proposal. The lead director stated that he offered to seek an extension of the deadline for CSN’s offer from April 18, 2006 to a later date, in order to allow for time for Esmark to make a presentation of its proposal directly to the Prior Board of Directors of Wheeling-Pittsburgh. In light of the confirmation by CSN that it would agree to extend its deadline for a short period of time, the lead director recommended that the Prior Board should defer action on the CSN or Esmark proposals for a period of time not to extend beyond April 28 and to organize a meeting with Esmark and the Prior Board as soon as practicable. A presentation by Esmark to the Prior Board was tentatively scheduled for April 21, with the USW follow-up on April 24, and a final side by side presentation to the Prior Board on April 25. A special committee of the Prior Board (the “Ad Hoc Committee”), consisting of the lead director and another independent director, was formed to monitor this process and to develop specific questions that should be addressed by Esmark as part of its presentation.

Esmark and CSN presented their proposals to special meetings of the Prior Board of Directors on April 24, 2006 and April 21, 2006, respectively. At this time, both companies also met with representatives of the USW. A final side by side presentation of the two proposals was made to the Prior Board on April 25, 2006.

The USW, by letter dated May 2, 2006 to the Ad Hoc Committee, stated that it was not prepared to enter into a new collective bargaining agreement with CSN and would not waive the USW’s rights under the successorship provisions of the labor agreement. Because the proposed CSN merger transaction contemplated the acquisition of a 64% interest in the combined entity, the proposed transaction represented a “change of control” and triggered the successorship provisions of the USW collective bargaining agreement.

Prior Board Decides to Pursue CSN Transaction

At the regular meeting of the Prior Board on May 4, 2006, it was decided by the Prior Board and Prior Management that Wheeling-Pittsburgh would continue to explore an alternative transaction with CSN.

The consensus of the Prior Board was that Wheeling-Pittsburgh should pursue an alternative transaction with CSN and continue to seek the cooperation of the USW with respect to any strategic transaction. The Prior Board resolved, with 10 directors voting in favor and one abstaining (a USW designee), that Wheeling-Pittsburgh continue to explore strategic alternatives with CSN, including a possible strategic alliance that could involve a minority investment by CSN in Wheeling-Pittsburgh, a long-term slab supply agreement and other strategic considerations. The Prior Board authorized the formation of the Strategic Committee, consisting of the lead director and another independent director, to monitor, evaluate and oversee the Prior Board’s consideration of strategic alternatives available to Wheeling-Pittsburgh, including a possible strategic alliance with CSN.

On June 23, 2006, a special meeting of the Prior Board was held to update the Prior Board on discussions with CSN. A proposed merger structure and related secured convertible note terms were reviewed under which Wheeling-Pittsburgh’s stockholders would own 50.5% of Holdings and CSN would own 49.5% of Holdings and where Wheeling-Pittsburgh and CSN LLC would be wholly owned subsidiaries of Holdings. This proposal did not envision the shutdown of Wheeling-Pittsburgh’s blast furnace. The Prior Board discussed issues related to Loan Board approval, rights of the USW under the collective bargaining agreement (including the right to bid and successorship issues), stockholder approval, the interest of CSN in acquiring a larger interest in Wheeling-Pittsburgh, and the possibility that Esmark would re-emerge as a bidder. Outside counsel for Wheeling-Pittsburgh advised on the USW’s contractual right to bid provision, including the time period for the USW to submit a competing bid or assign its right to bid to a third party, and was requested to prepare any required notice to the USW for prior review by the Strategic Committee. In light of the possibility that a stockholder meeting would likely be required in connection with a potential transaction with CSN and the additional costs associated with holding a second stockholders meeting, the Board determined that the annual meeting of stockholders, regularly scheduled for August, should be delayed to a later date.

Wheeling-Pittsburgh received a revised proposal from CSN on July 7, 2006. By letter dated July 7, 2006 Wheeling-Pittsburgh notified the USW that Wheeling-Pittsburgh had received a proposal dated July 7, 2006 from CSN regarding a transaction under which CSN would acquire a minority interest in the equity of Wheeling-Pittsburgh, and were providing the USW with the opportunity to submit an alternative bid. The principal elements of the transaction were set forth in the letter. The USW was advised that the proposal was subject to the negotiation of definitive agreements satisfactory to Wheeling-Pittsburgh and CSN. Wheeling-Pittsburgh offered to provide the USW with any information provided to CSN in connection with its proposal so that the USW could determine whether it wished to pursue a transaction. All such information would be subject to the terms of a confidentiality agreement, the form of which was attached to the notification. Wheeling-Pittsburgh provided the USW with 63 days to submit an offer, the amount of time since May 5, 2006 during which CSN and Wheeling-Pittsburgh had been in discussions concerning a strategic alliance reflected in the July 7 proposal. The parties entered into a confidentiality agreement on August 8, 2006, after which Wheeling-Pittsburgh furnished the USW with all required information.

On July 12, 2006, Esmark sent Wheeling-Pittsburgh (i) a letter confirming that Esmark continued to be prepared to pursue a combination and requesting that the Prior Board consider their merger proposal by July 14, 2006 and (ii) a separate letter stating Esmark’s intention to nominate directors at the 2006 annual meeting of stockholders of Wheeling-Pittsburgh.

On July 12, 2006, the USW sent Wheeling-Pittsburgh a letter alleging violations of the collective bargaining agreement.

On July 16, 2006, Esmark publicly announced that it intended to contest the election of the Wheeling-Pittsburgh directors and its intention to elect nine new directors at the next annual meeting.

On July 17, 2006, at a special meeting of the Prior Board, these recent developments were reviewed, and the Prior Board was advised that the USW indicated that the USW would be willing to have discussions with CSN. The Prior Board was also advised that Company C had expressed possible interest in a strategic transaction with Wheeling-Pittsburgh. The Prior Board agreed that Company C should contact UBS to determine if a bid or proposal would be made. UBS was contacted by Company C’s financial advisors, who subsequently confirmed that Company C declined to pursue a transaction with Wheeling-Pittsburgh.

At a special meeting of the Prior Board on August 1, 2006, the Chairman updated the Prior Board on the status of the proposed transaction with CSN, including a review of corporate governance provisions as set forth in the proposed charter, bylaws and stockholders’ agreement of CSN Holdings relating to protection of the existing Wheeling-Pittsburgh stockholders. The Prior Board also reviewed the proposed term sheet for necessary amendments to the term loan and revolver in connection with the proposed CSN arrangement.

On August 3, 2006, Wheeling-Pittsburgh announced that it had negotiated the material points of an arrangement that would combine the North American assets of CSN with Wheeling-Pittsburgh whereby CSN would contribute its facility in Terre Haute, Indiana and make a cash investment of $225 million through financing convertible into approximately 11.8 million shares of Wheeling-Pittsburgh within a three-year period. CSN would receive 49.5% ownership in a new holding company (before taking into account the conversion of the $225 million financing) and would provide Wheeling-Pittsburgh exclusive distribution rights for CSN flat rolled steel products in the United States and Canada, and a commitment to a long-term slab supply agreement.

On August 14, 2006, the USW advised Wheeling-Pittsburgh that it was filing a grievance in order to rectify what it characterized as violations of the right to bid provisions of the collective bargaining agreement. A grievance report was filed by the USW on August 16, 2006. An arbitration was scheduled by agreement of Wheeling-Pittsburgh and the USW to occur on September 21, 2006 and was expected to conclude with a ruling by the arbitrator by September 30, 2006. Prior to the commencement of the arbitration, the parties agreed to settle the grievance by extending the expiration of the stipulated right to bid period to October 15, 2006.

During September 2006, Wheeling-Pittsburgh received indications of interest from Company G and from Company H. Management and Wheeling-Pittsburgh’s financial advisors discussed their possible interest, which was reported to the Prior Board. Neither party pursued a possible transaction.

In its August 3, 2006 press release, Wheeling-Pittsburgh also stated that the annual meeting would be held on November 17, 2006, to elect directors and to consider the CSN transaction. On August 31, 2006, an affiliate of Esmark commenced legal proceedings to compel Wheeling-Pittsburgh to hold an annual meeting for the election of directors on November 17, 2006 so that the CSN transaction would not delay the annual meeting. On September 19, 2006, Wheeling-Pittsburgh announced that the annual meeting of stockholders would take place on November 17, 2006 and the CSN proposal would not be on the agenda.

On October 13, 2006, Tontine, a significant institutional stockholder of Wheeling-Pittsburgh, with an equity interest at that time of approximately 9.5%, filed a Schedule 13D with the SEC with a letter to the Prior Board stating that both the Esmark and CSN proposals, as then structured, were unacceptable and, unless enhanced dramatically, would be opposed by Tontine. Tontine stated that the best course of action for Wheeling-Pittsburgh and its stockholders was to terminate discussions with CSN, remain independent and begin a search for a new senior executive management team. Tontine indicated that it was prepared to enter into discussions to act as a standby purchaser in a rights offering of up to $100 million. On October 17, 2006, representatives of Tontine met at length with the Prior Board to discuss Tontine’s concerns and outline their plans for a rights offering. As a follow up to the meeting, Prior Management visited with Tontine on October 19, 2006 to continue the dialogue with Tontine and discussed the capital needs of Wheeling-Pittsburgh and the parameters of a rights offering and its effect on the stockholders of Wheeling-Pittsburgh, including the VEBA. The Prior Board met telephonically later the same day and was updated on that meeting.

Esmark began distribution of its definitive proxy materials for the annual meeting on October 19, 2006.

Prior Board’s Approval of the CSN Transaction and Execution of Definitive Agreements

A special Prior Board meeting was scheduled and held on October 24, 2006 at which the position of Tontine was discussed and the definitive agreements with CSN reflecting, in all material respects, the terms of the July 7 proposal were reviewed. The Prior Board was advised that Tontine had subsequently advised management that it was not prepared to pursue the rights offering alternative at this time. Representatives of UBS reviewed a timeline of the strategic review process, including the nine companies in addition to Esmark and CSN that had indicated an interest in a possible transaction with Wheeling-Pittsburgh, the principal terms of the CSN transaction and presented their financial analysis of the CSN transaction. UBS advised the Prior Board that it was prepared to render an opinion to the effect that, as of October 24, 2006, and based on and subject to various assumptions made, procedures followed, matters considered and limitations described in its opinion, the exchange ratio under the CSN transaction was fair from a financial point of view to the holders of Wheeling-Pittsburgh common stock.

After consideration of the available alternatives and the terms of the CSN transaction, the Prior Board approved, by a favorable vote of 9 to 2 (with the USW designees dissenting), the CSN merger proposal, subject to the agreement of CSN to eliminate its proposed right to expense reimbursement in the event of the termination of the agreement. Following the Prior Board meeting, CSN agreed to this change, UBS delivered its oral opinion to the Prior Board, which was subsequently confirmed in writing, to the effect that, as of October 24, 2006, and based on and subject to various assumptions made, procedures followed, matters considered and limitations described in its opinion, the exchange ratio under the CSN transaction was fair from a financial point of view to the holders of Wheeling-Pittsburgh common stock, and the definitive agreement was signed by CSN and Wheeling-Pittsburgh on October 24, 2006. In addition, the Prior Board acted to terminate the existing stockholder rights plan effective immediately. A press release announcing the signing of the CSN merger agreement and the termination of the stockholder rights plan was made on October 25, 2006.

On October 25, 2006, Wheeling-Pittsburgh filed its definitive proxy materials for the annual meeting.

On October 26, 2006, Esmark announced in a press release that it would modify its July 12 proposal letter in that FMA Stockholders would no longer invest $200 million in Esmark before closing, but rather Esmark would offer nontransferable rights to purchase up to $200 million of Wheeling-Pittsburgh common stock to existing stockholders in connection with a merger of Esmark and Wheeling-Pittsburgh and that FMA Stockholders would act as standby purchasers of up to $200 million, and no less than $50 million. Also, Esmark announced that it reached an agreement in principle with Switzerland-based Duferco International Trading Holdings Ltd. and Industrial Union of Donbass of the Ukraine, for a six-year slab supply agreement for up to 1.5 million tons of slabs for rolling at Wheeling-Pittsburgh.

On October 27, 2006, Tontine sent a letter to Wheeling-Pittsburgh’s Prior Board describing Tontine’s updated assessment of the proposed transactions based on the results of recent discussions with representatives from Wheeling-Pittsburgh, Esmark, and CSN, and consideration of the modified Esmark proposal. In the letter, Tontine indicated that they now considered pursuit of an independent alternative as being significantly challenged, and that, in the absence of a bona fide proposal to acquire outright for full and fair value, the best course of action would be to identify a strategic partner to provide certain identified advantages. Tontine stated that the CSN proposal continued to be unattractive and that it did not support the Prior Board’s action and would vote against the proposal if brought to the stockholders. Further, Tontine stated that Esmark had meaningfully enhanced the terms of their prior proposal and that, absent any changes in the facts or dynamics of the process, it would support the Esmark slate of directors at the November 17, 2006 annual meeting.

On November 5, 2006, CSN offered Wheeling-Pittsburgh an enhancement to its existing agreement with Wheeling-Pittsburgh. Under the enhanced proposal, for each share of Wheeling-Pittsburgh, existing Wheeling-Pittsburgh stockholders would have the choice of electing to receive either a share of common stock in the new combined company (A Share) or a depositary share that would require CSN to pay $30 per share in cash four years after the merger (B Share), or a combination of A and B Shares. The total number of B Shares would be limited to 50% of the aggregate number of shares of the new combined company to be issued to existing Wheeling-Pittsburgh stockholders and 60% in value of the total consideration. The B Shares would be common stock of the new combined company that would be deposited with a depositary and would be listed for trading on The NASDAQ Stock Market.

On November 14, 2006, CSN announced that it was modifying its November 5, 2007 proposal as follows:

•	CSN would contribute $50 million in cash to Wheeling-Pittsburgh;

•	The value of the depository “B” shares would be increased to $32 (from $30) and CSN would be required to redeem them in four years;

•	CSN would reduce the convertible debt of the new combined company to $175 million; and

•

CSN would seek to commit the new combined company to a rights offering one year after the closing of the merger so that some CSN stockholders could have the option to purchase up to 4.6 million shares (equal to half of the shares underlying the convertible debt) at the convertible debt strike price.

Esmark’s Slate is Elected at the 2006 Annual Meeting

The 2006 Annual Meeting was held on November 17, 2006. Shortly after the meeting, Wheeling-Pittsburgh announced in a press release that, subject to certification of the vote, Esmark’s slate of directors had been elected.

On November 20, 2006, CSN issued a statement to the effect that it expected Wheeling-Pittsburgh to honor its obligations under the agreement between Wheeling-Pittsburgh and CSN.

On November 28, 2006, Wheeling-Pittsburgh issued a press release announcing that it expected its fourth quarter results to be lower than its previous guidance. The lower earnings were due to weaker than anticipated market conditions. Wheeling-Pittsburgh also anticipated that pricing and shipments would be below original forecasts and higher costs of raw materials would negatively impact cost of sales.

On November 30, 2006, the election results were certified and the Esmark slate (together with 2 USW representatives) became the new Board of Wheeling-Pittsburgh.

Also on November 30, 2006, Esmark delivered a letter to Wheeling-Pittsburgh outlining a proposed transaction in which Esmark and Wheeling-Pittsburgh would combine through a merger transaction whereby Esmark stockholders would receive in the aggregate 17,500,000 newly-issued shares of Wheeling-Pittsburgh or a newly formed holding company, regardless of any change in the price of Wheeling-Pittsburgh stock quoted on NASDAQ (reflecting an equity valuation of Esmark of approximately $310 million at the closing stock price of $17.72 on November 29, 2006). Wheeling-Pittsburgh stockholders would retain their shares of Wheeling-Pittsburgh or receive newly issued shares of stock of the newly formed holding company on a share for share basis. The proposal also included:

•	the purchase at $20 per share, of up to $150 million worth of the outstanding shares of Wheeling-Pittsburgh from current stockholders who elect to sell their shares (the “Stock Repurchase”); and

•

a non-transferable rights offering (the “Rights Offering”) of up to $200 million of newly-issued shares of Wheeling-Pittsburgh common stock to existing stockholders at a discount from the proposed share valuation.

Esmark indicated that the Share Repurchase and/or the Rights Offering could be structured as independent transactions after the merger or, combined into the merger itself as elections in the merger consideration to be received by Wheeling-Pittsburgh’s stockholders. The proposed merger terms and conditions also included the arrangement of post-merger borrowing facility of $350 million and the execution of a slab agreement with Duferco/Donbass or another suitable supplier, consent of the Loan Board and waiver or removal of certain covenants under the term loan. The proposed merger transaction would be on substantially similar terms and conditions as Wheeling-Pittsburgh’s agreement with CSN, but would not be conditioned on USW approval since Esmark and the USW had tentatively agreed to the material terms of a revised collective bargaining agreement.

Effective on December 1, 2006, the Board of Directors elected James P. Bouchard as Chairman of the Board of Directors and Chief Executive Officer of Wheeling-Pittsburgh. The New Board also elected Craig T. Bouchard as Vice Chairman of the Board of Directors and President of Wheeling-Pittsburgh. In a letter dated December 4, 2006, James G. Bradley, former President and Chief Executive Officer of Wheeling-Pittsburgh and Chairman of the Prior Board and Chief Executive Officer of Wheeling-Pittsburgh’s subsidiary, Wheeling-Pittsburgh Steel Corporation, resigned from Wheeling-Pittsburgh and WPSC.

On December 5, 2006 Wheeling-Pittsburgh appointed David A. Luptak as Executive Vice President, General Counsel and Secretary of Wheeling-Pittsburgh and of Wheeling-Pittsburgh’s principal operating subsidiary, WPSC. On the same day, V. John Goodwin was appointed as Chief Executive Officer of WPSC, and Thomas A. Modrowski as President and Chief Operating Officer of WPSC.

Formation of the Special Committee

Also on December 5, 2006, the Board appointed a committee comprised of five of its independent directors (the “Special Committee”) to evaluate certain third party merger proposals, including the CSN agreement, any proposals from Esmark and other possible strategic alternatives. To assist them with their analysis, the Special Committee considered retaining UBS as their financial advisor and at a meeting of the Special Committee on December 8, 2006 approved the retention of Buchanan Ingersoll & Rooney PC (“Buchanan”) as their legal advisor. Buchanan has represented Wheeling-Pittsburgh in certain litigation with Massey Coal Co.

Buchanan conducted separate interviews of each member of the Special Committee with respect to assisting the Special Committee in determining each member’s independence.

Termination of the CSN Agreement

On December 14, 2006 Wheeling-Pittsburgh received notice, by letter dated December 12, 2006, that CSN was exercising its right to terminate the agreement previously entered into on October 24, 2006 between CSN and Wheeling-Pittsburgh. CSN also informed Wheeling-Pittsburgh that as a result of the termination, the enhanced proposal made by CSN and announced on November 14, 2006 had also been withdrawn. On December 15, 2006, Wheeling-Pittsburgh issued a press release confirming CSN’s announcement that the agreement between CSN and Wheeling-Pittsburgh had been terminated.

Special Committee Selects Advisors

On December 19, 2006, at a meeting thereof, the Special Committee, based on the interviews that had been conducted by Buchanan, reviewed the independence of its members with respect to Esmark and any affiliates of Esmark and CSN and its affiliates, and determined that each member of the Special Committee was independent and would not be prevented from acting with the best interests of Wheeling-Pittsburgh and its stockholders, and approved a committee charter (later adopted by the full Board of Wheeling-Pittsburgh) with respect to the Special Committee’s authority and directive to consider, review and evaluate any proposal by Esmark related to a potential strategic relationship or merger transaction and to recommend to the Board of Directors of Wheeling-Pittsburgh whether such transaction was fair to and in the best interests of the corporation and its stockholders, with the Board of Directors of Wheeling-Pittsburgh having the exclusive authority to approve any such transaction.

During that meeting, the Special Committee discussed with UBS its prior activities on behalf of Wheeling-Pittsburgh, its activities and/or relationships with other parties and other matters to verify that UBS could provide independent financial advisory services and, if called for, an independent fairness opinion to the Special Committee in connection with a possible Esmark transaction. As part of the Special Committee’s considerations, it also asked UBS to outline the efforts that it had gone to in locating potential transaction partners for Wheeling-Pittsburgh; UBS described for the Special Committee the steps that UBS had taken to locate potential transaction partners for Wheeling-Pittsburgh and reported that UBS, with the benefit of its industry knowledge and experience, undertook a process and contacted a number of potentially interested parties, and other financial advisory firms who may have been representing potentially interested parties, which included seeking both foreign and domestic potential acquirers. UBS provided more detailed accounts of efforts made with several potential transaction partners for Wheeling-Pittsburgh, with respect to which, the Special Committee understood, that even where a potential party expressed initial interest, no indications of interest were issued that included either a cash component for Wheeling-Pittsburgh stockholders or that contemplated acquiring any more than a controlling interest in Wheeling-Pittsburgh. At the meeting, UBS presented its qualifications to act as financial advisor to the Special Committee, which included among other things, UBS’ transaction experience as it related to the global steel market and its engagements as a special committee advisor. During this meeting and after additional discussion and consideration, the Special Committee determined to engage UBS as its financial advisor.

In addition, at that meeting, remaining members of Prior Management stated that they believed that the Prior Board and Prior Management had attempted to shop Wheeling-Pittsburgh. The Special Committee noted that the absence of interest in a transaction with the Company, despite the fact that it was well known in the market that Wheeling-Pittsburgh had been searching for a strategic partner, that the proxy contest with Esmark had garnered a great deal of public attention, and that the CSN merger agreement had no break-up fee indicated that no other credible bidders existed. Further, the Special Committee discussed that, given the importance of the USW to

Wheeling-Pittsburgh, its approval right over any such sale transaction and the USW’s virtual veto right over any acquisition transaction, any potential bidder, including a foreign-owned bidder, would need to be acceptable to the USW.

On the evening of December 19, 2006, representatives of Esmark’s outside counsel, McGuireWoods, representatives of the Special Committee’s outside counsel, Buchanan, as well as the General Counsel for Wheeling-Pittsburgh met to discuss matters related to Esmark’s November 30, 2006 letter to Wheeling-Pittsburgh. Esmark’s counsel advised that after incurring substantial costs and significant time in connection with the proxy contest that Esmark would not deviate from the material terms of its November 30th proposal which was substantially the same as the proposal made during the proxy contest and disclosed to Wheeling-Pittsburgh’s stockholders and would re-evaluate the terms of its proposal, including withdrawal, in the event the Special Committee took actions to unreasonably delay entering into definitive documentation. In addition, any transaction would only be on terms that were acceptable to Esmark’s board of directors and stockholders.

Special Committee Evaluates and Negotiates Transaction

On January 8, 2007, the Special Committee met to discuss the financial and legal due diligence that would need be conducted with respect to evaluating an Esmark transaction proposal, and discussed the prior due diligence that had been conducted in connection with the previous Esmark proposal of November 23, 2006, concluding that additional financial and legal due diligence would be required. The Special Committee discussed additional due diligence that should be considered as part of evaluating the Esmark proposal, which Esmark indicated was being assembled. The Special Committee instructed the Executive Vice President and General Counsel of Wheeling-Pittsburgh to coordinate the internal and external financial, operational and legal due diligence on Esmark. Members of the Special Committee also discussed conducting site visits themselves of Esmark facilities, as well as the need for Wheeling-Pittsburgh to develop a business plan that would assist UBS in evaluating any Esmark proposal from a financial perspective.

During the period beginning in mid-January until the execution of the definitive merger agreement with Esmark, the Executive Vice President and General Counsel arranged and coordinated due diligence visits of Esmark facilities for certain members of the Special Committee and certain members of Wheeling-Pittsburgh’s management, reviews and analysis of legal due diligence related to Esmark and its affiliates and certain accounting and financial matters related to Esmark. Wheeling-Pittsburgh’s management, along with the Special Committee’s legal counsel, also reviewed Esmark’s disclosure schedules to the merger agreement.

On January 23, 2007, Esmark delivered to the Special Committee a draft merger agreement based upon the definitive agreement entered into between Wheeling-Pittsburgh and CSN modified to reflect the material terms of their November 30, 2006 proposal outlined above.

On January 25, 2007, the Special Committee reconvened to discuss and evaluate the draft merger agreement delivered by Esmark on January 23, 2007. The Special Committee reviewed the material provisions of the draft merger agreement, including the proposal that Esmark be permitted to consummate several unrelated but significant acquisition transactions prior to the closing contemplated by the draft merger agreement, and further discussed the timing and availability of information regarding those potential transactions to assess the potential effect on the expected value of the consideration to be received by the stockholders of Wheeling-Pittsburgh in the combination and explored whether these acquisitions would result in delays generally related to the transaction. Further, the Special Committee discussed whether the choice permitting a Wheeling-Pittsburgh stockholder ultimately to receive cash in the amount of $20.00, though capped, could act as downside price protection in the event that the Wheeling-Pittsburgh common stock price was lower than that amount at the time of the closing. It was the consensus of the Special Committee that they were not satisfied with the proposal as made by Esmark in its initial draft of the agreement and that in particular, the ability of Esmark to raise additional amounts of

Esmark equity and to consummate additional acquisitions prior to the close of the proposed combination with Wheeling-Pittsburgh without Wheeling-Pittsburgh’s consent was unsatisfactory. The Special Committee also asked Esmark to consider tying the amount of the cash portion of the merger to the market price of Wheeling-Pittsburgh’s common stock. The Special Committee also indicated to Esmark that Esmark should explore ways to have any unrelated third-party acquisitions be completed by a combined Wheeling-Pittsburgh/Esmark rather than Esmark on a stand-alone basis. Representatives of Esmark indicated that it would consider those matters but that given the timing and the liquidity constraints on Wheeling-Pittsburgh that any acquisition that were to occur prior to closing would likely need to be done by Esmark alone.

On January 30, 2007, the Special Committee met to discuss specific details of potential joint venture and/or acquisition transactions proposed to be made by Esmark prior to a closing under the proposed merger agreement and potential effects on the valuation of Esmark and on the allocation of stock consideration in the context of the proposed merger agreement among stockholders of Wheeling-Pittsburgh and Esmark. The Special Committee determined to meet with representatives of Esmark to discuss the value, business plans and structuring of any such joint venture or acquisition transactions.

On February 6, 2007, the Special Committee reconvened to meet with representatives of Esmark, including James and Craig Bouchard, to discuss the terms of the Esmark proposal, as well as Wheeling-Pittsburgh’s liquidity projections and proposed amendments to its term loan and revolver including with respect to covenant relief, which the committee was told would require that Wheeling-Pittsburgh obtain additional liquidity resources before the middle of March, 2007. The discussion centered on the valuation attributable to the Wheeling-Pittsburgh common stock in the context of the draft merger agreement and whether this valuation should be tied to a market price of the Wheeling-Pittsburgh common stock based on its trading price. Esmark’s response indicated that the then-current trading price of Wheeling-Pittsburgh common stock was, in Esmark’s view, tied in part to the results of the proxy contest conducted by Esmark during the summer and fall of 2006 and the perceived value of the Esmark merger proposal and related transactions, including the benefits to Wheeling-Pittsburgh from the USW agreement and the proposed slab supply agreement, that Esmark was unlikely to increase the valuation attributed to the Wheeling-Pittsburgh common stock and that the $20.00 per share cash price to be offered in relation to the Put Rights was firm and a condition of Esmark’s proposal. The parties also addressed the potential joint venture and/or acquisition transactions that Esmark proposed to conduct and what effect they would have on the percentage of New Esmark equity that the stockholders of Esmark and Wheeling-Pittsburgh would be allocated in the combination. Esmark further indicated that it was planning to publicly announce that the Esmark merger proposal had been made to Wheeling-Pittsburgh, confirming that this offer had been made on substantially the same terms that Esmark had previously discussed in its proxy materials. The Special Committee also reviewed the status of Wheeling-Pittsburgh’s due diligence review of Esmark and the site visits that members of the Special Committee had conducted on Esmark facilities. In additional communications from Esmark to the Special Committee chairman during this time, the Special Committee was informed that the FMA Stockholders, collectively Esmark’s largest stockholder, had indicated they would require Esmark to enforce the non-competition provisions of the employment agreements Esmark had with James and Craig Bouchard, which would require them to resign from management of Wheeling-Pittsburgh.

On February 14, 2007, the Special Committee again met to review the status of the proposed Esmark transaction, and discussed the previous meeting with representatives of Esmark. The Special Committee discussed the adverse financial status of Wheeling-Pittsburgh as it currently stood and as it was projected, what effect the singularity of the Esmark proposal had had on Wheeling-Pittsburgh’s ability to effect changes in the Esmark proposal and the fact that the public proxy fight and termination of CSN transaction, the Esmark proposal represented the sole transaction alternative available to Wheeling-Pittsburgh to alleviate the risks of continuing as a stand-alone company with potentially substantial liquidity and long-term solvency constraints that would, in the Committee’s judgment, need to be addressed in 2007. Following conversations between members of the Special Committee and Esmark, the merger proposal was revised to permit, pre-closing, each of the parties to the merger transaction to review the material terms of those acquisitions and give consent.

Discussions with and Support from the Union

On February 21, 2007, members of the Special Committee, as well as members of management of Wheeling-Pittsburgh and legal advisors to both Wheeling-Pittsburgh and Esmark, met with Ron Bloom of the USW to discuss the status of the Esmark proposal. The parties discussed the historic relationship between Wheeling-Pittsburgh, the USW and the VEBA Trust since Wheeling-Pittsburgh’s reorganization in 2003, and Mr. Bloom reviewed the significant rights the USW had negotiated with respect to a sale of Wheeling-Pittsburgh. It was noted that the USW had for some time believed that Wheeling-Pittsburgh would require an acceptable transaction partner if it were to survive and that the USW viewed it as very important that any such transaction partner be subject to the veto rights of the USW contained in the agreement with the USW entered into in connection with Wheeling-Pittsburgh’s prior emergence from bankruptcy in 2003. In the Special Committee’s judgment the support and consent of the USW to any proposed transaction, given the USW’s significant rights with respect to any transaction in which a controlling interest in Wheeling-Pittsburgh were to be sold, was of singular practical importance to the deal. The Special Committee believed that without USW support, any proposal could not be successful.

The USW indicated that the union was a strong supporter of the Esmark combination proposal, the consummation of which would require the union’s consent. Additionally, the parties discussed the support for the Esmark combination by the VEBA Trust, an entity serving many union members and Wheeling-Pittsburgh’s largest stockholder. The USW again indicated that they had tentatively agreed in concept to the terms of a collective bargaining agreement with New Esmark, negotiated with representatives of Esmark. In connection with this meeting, the USW expressed significant optimism and excitement about the future of Wheeling-Pittsburgh if it were to consummate the Esmark combination, but expressed the view that the outlook for Wheeling-Pittsburgh as a stand-alone company was bleak.

In connection with the execution of the combination agreement, the USW delivered a consent letter dated March 14, 2007 approving the combination.

Continued Negotiations and Note Facility

On March 2, 2007, members of the Special Committee met by teleconference. It was discussed that Wheeling-Pittsburgh was faced with having a qualified opinion in its 2006 audit opinion report because of going concern limitations as a result of Wheeling-Pittsburgh’s possible non-compliance with its negative covenants under its credit facilities during the proceeding 12 month period. It was reported that the Special Committee’s counsel had met with Esmark’s counsel on March 1 and that in those discussions it was made clear that a going concern qualification in the audit opinion for the Wheeling-Pittsburgh 2006 year-end financials was problematic for both Esmark and the FMA Stockholders, collectively Esmark’s largest stockholder in connection with entering into the combination agreement and related transactions under the terms that had been negotiated.

The Special Committee also discussed the fact that in order for the banks and the Emergency Steel Loan Guarantee Board to waive compliance with those negative covenants at issue under the credit agreements, a pre-payment of principal and interest, among other things, would be required. Such pre-payment would require Wheeling-Pittsburgh to raise approximately $50 million in cash. Accordingly, the Special Committee also discussed the possibility of a transaction involving the issuance by Wheeling-Pittsburgh of $50 million in convertible promissory notes to major stockholders of Wheeling-Pittsburgh, the FMA Stockholders, and certain other affiliates of Esmark and Wheeling-Pittsburgh (referred to as the “Note Facility”). Buchanan represented the Special Committee in connection with the Note Facility.

On March 5, 2007, members of the Special Committee and representatives of Esmark had discussions and reviewed presentations of UBS with respect to financing matters. At a subsequent meeting of the Special Committee on that date, the committee again discussed the issues surrounding the need for and the terms of the Note Facility and the results of negotiations with Esmark and its representatives related to the Esmark merger proposal.

On several occasions between January 25, 2007 and March 16, 2007, representatives of Esmark and its counsel, McGuireWoods met with and had extensive discussions and negotiations with the Special Committee and Buchanan with respect to the terms of the combination agreement.

On March 7, 2007, a special meeting of the Special Committee was held in Pittsburgh, Pennsylvania, with all but one member of the Special Committee present in person to discuss the terms of the Esmark proposal as it had been negotiated to that date. The Special Committee heard reports on legal and financial due diligence and the proposed terms of the Esmark proposal, and on Special Committee members’ duties under applicable Delaware corporate law in the context of the Esmark proposal. The Special Committee also received the oral opinion (confirmed by delivery of a written opinion dated March 7, 2007) from UBS to the effect that, as of the date of the opinion and based upon and subject to various assumptions made, procedures followed, matters considered and limitations described in such opinion, the merger consideration to be received by the holders of Wheeling-Pittsburgh common stock, other than Esmark and its affiliates, in the combination was fair, from a financial point of view, to such holders. The references to the “merger consideration” in any description contained in this proxy statement/prospectus of UBS’ opinion or its analysis are to the merger consideration without taking into account the changes to the timing of the exercise of the Purchase Rights and Put Rights described below under “October 22 Amendment to the Agreement” described below. UBS has advised the Special Committee that, for purposes of its opinion described on Page 77, UBS had not taken into account any potential incremental value represented by the Purchase Rights or Put Rights. The Special Committee further reviewed and discussed the terms and conditions of the Note Facility, in connection with Wheeling-Pittsburgh’s liquidity concerns, the restraints relating to Wheeling-Pittsburgh’s senior debt covenants and the likelihood of receiving a going concern opinion in connection with the audit of the year ended December 31, 2006 from Wheeling-Pittsburgh’s independent auditor. The Special Committee discussed and considered that, in the context of the Esmark combination, both Esmark and Esmark’s major stockholder had indicated they would not support the combination (and would not enter into the voting agreement discussed at page 58), if Wheeling-Pittsburgh were to receive such a going concern opinion. The Special Committee additionally heard presentations and had discussions relating to a comparison of the CSN transaction with the Esmark combination (including the fact that the CSN transaction had called for Wheeling-Pittsburgh to enter into a long-term slab supply agreement paying disadvantageous rates for slab to CSN, and that the CSN transaction permitted Wheeling-Pittsburgh to terminate the CSN merger agreement in favor of a superior proposal, which the Esmark merger proposal would permit, with a break-up fee in an amount, in the Special Committee’s judgment, that was reasonable in the scope of the overall transaction). Discussions were again held with respect to the extensive prior search efforts that had been conducted for a transaction partner, UBS having contacted several potential partners, the results of the CSN transaction and the related public proxy contest, the liquidity and covenant restrictions related to receiving a going concern opinion and the risks and benefits of pursuing Wheeling-Pittsburgh’s business plan as a stand-alone company, with the result being only one viable transaction partner in Esmark.

At the conclusion of the special meeting and after re-convening on the morning of March 8, 2007 prior to the full meeting of the Wheeling-Pittsburgh Board of Directors, the members of the Special Committee unanimously approved the recommendation that the Board of Directors of Wheeling-Pittsburgh approve the draft Agreement and Plan of Merger and Combination and adopt the transactions contemplated by that agreement.

On March 8, 2007, the full Board of Wheeling-Pittsburgh convened with respect to an additional review of the draft merger agreement related to the Esmark proposal, and received a presentation and recommendation from the Special Committee. After additional discussion and consideration, the combination agreement and the material terms and conditions of the Note Facility were approved unanimously by the disinterested directors acting separately and after James and Craig Bouchard recused themselves, and thereafter by the full Board of Directors of Wheeling-Pittsburgh.

October 22, 2007 Amendment to the Agreement

The agreement was amended October 22, 2007, after discussions with the SEC staff, to address concerns raised by the staff that the Put Rights may technically constitute a tender offer under applicable SEC rules if they were exercisable after the closing of the combination. Pursuant to this amendment, the timing of the Put Rights and Purchase Rights was adjusted so that the deadline to exercise these rights occurs prior to the date of the special meeting of the Wheeling-Pittsburgh stockholders rather than 10 days after the effective date of the combination. At the request of the full Board of Directors of Wheeling-Pittsburgh, the Special Committee was asked to consider an amendment to the agreement to change the timing of elections and exercises of the Put

Rights and the Purchase Rights, such that all elections to receive Put Rights or Purchase Rights would be required to be made at least five business days prior to the special meeting, and any exercise of them by Wheeling-Pittsburgh stockholders would be required to be completed by the date of the special meeting, rather than ten days after the merger and combination becomes effective as was the case in the original merger agreement.

On October 19, 2007 the Special Committee and its counsel Buchanan met to discuss the merits of the amendment and its potential effects. In a separate session of this meeting, the Special Committee and Buchanan met with representatives of management of Wheeling-Pittsburgh; McGuireWoods, counsel to New Esmark; and UBS. Representatives of McGuireWoods indicated that, after discussions with the SEC staff, the amendment was advisable in order to avoid further delays in the transaction, as without the amendment the staff had indicated that the transaction would be required to comply with the federal tender offer rules triggered by the procedures surrounding the Put Rights. McGuireWoods also indicated that compliance with such rules would require the extension of the Put Rights to all New Esmark Stockholders for a period of 20 business days. The Special Committee was told by representatives of Wheeling-Pittsburgh management that it would be advantageous to Wheeling-Pittsburgh’s liquidity and cash resources to complete the merger and combination without the significant delay resulting from revising the transaction to comply with the federal tender offer rules. At this meeting, UBS advised the Special Committee that, for purposes of its opinion described on Page 77, UBS had not taken into account any potential incremental value represented by the Put Rights or Purchase Rights.

The Special Committee’s determination was that amending the merger agreement as presented was preferable to available alternatives that would either (i) eliminate the Put Rights to avert tender offer rules compliance, but which would also deprive Wheeling-Pittsburgh stockholders of a cash floor provided by the Put Rights, or (ii) require, in the view of management of Wheeling-Pittsburgh, the expenditure of significant time and delay, as well as additional company resources, in order to comply with such tender offer rules or seek “No Action” relief from the SEC. Further, the amendment affected only the timing of election and exercise of the Put Rights and Purchase Rights, rather than the underlying economic rights. For these reasons, as requested and authorized by the Board of Wheeling-Pittsburgh, the Special Committee, as well as the Board of Wheeling-Pittsburgh, approved the amendment to the agreement.

Reasons for the Combination

In reaching its decision to approve the combination, the agreement, and the other transactions contemplated by the agreement and to recommend that Wheeling-Pittsburgh’s stockholders vote to approve and adopt the agreement and the WPC Merger Transaction, the Board of Directors of Wheeling-Pittsburgh consulted with management and its legal counsel as well as the Board’s outside advisors and relied on the recommendation of the Special Committee, acting after consultation with its legal, financial and other advisors. The Board of Directors considered, among other things, the following factors and potential benefits of the combination, each of which it believed supported its decision:

•

the ongoing evaluation by the Board of Directors of Wheeling-Pittsburgh’s stand alone strategic plan, its market, commercial and financial prospects and capital requirements, as well as the execution risks related to these, as compared to the risks and benefits of the combination;

•

the Special Committee’s judgment that Wheeling-Pittsburgh could not endure as a stand alone company and the significant and imminent liquidity pressures and concerns with solvency, the need for relief from debt covenant restrictions and the possibility of receiving a going concern opinion with respect to Wheeling-Pittsburgh’s audited financials;

•

the strong and vocal support of the USW for the Esmark proposal, especially in light of the USW’s veto rights with respect to any sale transaction and the USW’s determination not to support the CSN transaction, as well as the support of Wheeling-Pittsburgh’s major stockholder, the VEBA Trust, as well as other stockholders;

•

the Board of Directors’ good faith belief that the combination is more favorable to Wheeling-Pittsburgh’s stockholders than any other alternative reasonably available to Wheeling-Pittsburgh and its stockholders, including a stand alone strategy, because of the risks involved in achieving those alternative strategies and the uncertain returns to its stockholders in light of Wheeling-Pittsburgh’s business, operations, adverse financial and liquidity conditions, and the nature of the domestic and global steel industry, and general industrial, economic, and market conditions, both on an historical and on a prospective basis;

•

the fact that the Esmark proposal was the sole remaining merger proposal after extensive efforts over a number of years by Wheeling-Pittsburgh to locate an appropriate transaction partner domestically and internationally and the absence of any viable alternative transaction partners, and the significant leverage of Esmark in negotiating the material terms of the agreement, which were fixed and non-negotiable from the outset;

•

on November 17, 2006, the majority of Wheeling-Pittsburgh stockholders voted to replace nine members of the board of directors by the slate nominated by Esmark, signifying support for Esmark’s strategic vision to enhance the value of the company for all stockholders;

•

the long-term strategic and financial benefits to Wheeling-Pittsburgh and its stockholders as a result of the combination, including the opportunity to expand capacity, enhance productivity and lower operating costs and to provide liquidity;

•

the higher potential equity value per share for stockholders of New Esmark subsequent to the closing of the combination, as compared to the potential equity value per share for stockholders of Wheeling-Pittsburgh on a stand-alone basis, based on projections developed by Wheeling-Pittsburgh and Esmark;

•

the fact that, subject to compliance with the terms and conditions of the agreement, Wheeling-Pittsburgh is permitted to terminate the agreement, before approval by Wheeling-Pittsburgh’s stockholders, in order to approve or recommend an alternative transaction proposed by a third party that is a “superior proposal” (as defined in the agreement);

•

the financial and other terms and conditions of the agreement and the other transaction documents, including the Put Rights for cash, which were not available in any prior transaction proposal, as reviewed by the Special Committee and the Board of Directors, and the fact that such terms and conditions were the product of extensive arm’s-length negotiations between the parties;

•

UBS’ financial presentation and its opinion, dated March 7, 2007, to the Special Committee of the Board of Directors of Wheeling-Pittsburgh to the effect that, as of the date of the opinion and based upon and subject to various assumptions made, procedures followed, matters considered and limitations described in such opinion, the merger consideration to be received by the holders of Wheeling-Pittsburgh common stock, other than Esmark and its affiliates, in the combination was fair, from a financial point of view, to such holders, as more fully described below under the caption “The Combination—Opinion of the Special Committee’s Financial Advisor;” and

•	the unanimous recommendation of the Special Committee that the Board approve and adopt the combination, the agreement, and the related transactions contemplated by the agreement.

The Board of Directors also considered and balanced against the potential benefits of the combination the following potentially adverse factors concerning the combination:

•

the risks and costs to Wheeling-Pittsburgh if the combination does not close at all or in a timely manner, including the diversion of management and employee attention, potential management and employee attrition and the potential negative effect on business relationships of Wheeling-Pittsburgh and strategic alternatives available to it;

•	the fact that there is currently no market for New Esmark common stock, and the nature of the market for New Esmark common stock after the combination cannot be predicted with confidence;

•

the restrictions on the conduct of Wheeling-Pittsburgh’s business before the completion of the combination, including requiring Wheeling-Pittsburgh to conduct its business only in the ordinary course, subject to specific limitations, which may delay or prevent Wheeling-Pittsburgh from undertaking business opportunities that may arise pending completion of the combination;

•	the restriction on Wheeling-Pittsburgh’s ability to actively solicit alternative proposals to acquire Wheeling-Pittsburgh;

•	the interests of certain of Wheeling-Pittsburgh’s executive officers and directors in the combination;

•

the fact that, after the combination, former stockholders of Esmark will hold from 45% to 81% of the outstanding New Esmark common stock. If this percentage were to increase above 50% it could adversely affect the ability of Wheeling-Pittsburgh’s stockholders to obtain a premium for their shares of New Esmark common stock acquired in the combination and have an adverse effect on trading prices for New Esmark common stock after the combination;

•	the fact that Esmark has a number of recently closed and pending transactions; and

•	the fact that the steel market is unpredictable.

After taking into account all of the factors set forth above, as well as others, the Board of Directors agreed that the benefits of the combination outweighed the risks and that the agreement and the combination are advisable and in the best interests of Wheeling-Pittsburgh and its stockholders. The Board of Directors has approved the combination and the agreement and recommends that Wheeling-Pittsburgh’s stockholders vote to adopt the agreement at the special meeting.

Recommendation of Wheeling-Pittsburgh’s Board of Directors

After careful consideration, Wheeling-Pittsburgh’s Board of Directors:

•	has determined that the combination, the agreement and the other transactions contemplated by the agreement are advisable and in the best interests of Wheeling-Pittsburgh and its stockholders;

•	has approved the combination, the agreement and the other transactions contemplated by the agreement; and

•	recommends that Wheeling-Pittsburgh’s stockholders vote “FOR” the adoption of the agreement and the WPC Merger Transaction.

In considering the recommendation of the Wheeling-Pittsburgh Board of Directors, Wheeling-Pittsburgh stockholders should be aware that Wheeling-Pittsburgh’s directors and executive officers may have interests in the combination that are different from, or in addition to, those of Wheeling-Pittsburgh stockholders. See “Interests of Wheeling-Pittsburgh’s Directors and Executive Officers in the Combination” (page 88).

Recommendation of Esmark’s Board of Directors

In reaching its decision to approve the combination, the agreement, and the other transactions contemplated by the agreement and to recommend that Esmark’s stockholders vote to approve and adopt the agreement and the Esmark Merger Transaction, the Board of Directors of Esmark consulted with management and its legal, financial and other outside advisors. The Esmark Board of Directors considered, among other things, the following factors and potential benefits of the combination, each of which it believed supported its decision:

•

Strategic Benefits in Consolidating Industry. The Esmark Board of Directors considered recent trends in the steel industry, particularly the shift towards a new steel industry model, as commonly practiced overseas, in which steel services are integrated by combining distribution and production services. By combining Wheeling-Pittsburgh’s steel mill operations with Esmark’s rapidly growing service center and converter distribution network, the combined entity will be able to better service a diverse and profitable customer segment.

•

Risk Management. The Esmark Board of Directors considered the financial logic behind combining distribution and production service providers in the steel industry. EAF producers, converters, and distributors all enjoy higher multiples than integrated steel producers. Steel distribution companies have less risk, less volatility of earnings and, over the past two decades, a much higher return on equity invested than steel mills. Thus, by combining the two aspects of the industry through the combination, the Esmark Board of Directors believes the combined entity can reap the benefits of consolidation while lowering the risk on the production side, and providing a more attractive and stronger base for investment.

•

Potential Cost Savings. The Esmark Board of Directors considered the operating efficiencies and cost savings that management expects would result from the combination. Not only would the combined entity have greater access to equity and debt markets which could foster the growth of the combined entity as a forerunner of the new steel industry model in the United States, but also the Board of Directors believes the streamlining of the two different aspects of the steel industry will lead to the development of a materially stronger balance sheet which will provide a platform for such industry growth.

•

Shared Vision. The Esmark Board of Directors considered management’s view that Esmark and Wheeling-Pittsburgh share a common vision with respect to the importance of delivering faster, better and more consistent service than any of its competitors. Additionally, the combination will facilitate Esmark’s and Wheeling-Pittsburgh’s shared vision with respect to taking a leadership role in the United States steel industry.

•

Effect of Public Market for New Esmark Common Stock. The Esmark Board of Directors considered the expectation that a public market will exist for the shares of New Esmark common stock issued in the Esmark Merger Transaction, and the fact that this public market will provide Esmark stockholders with liquidity of investment and will facilitate the combined entity’s ability to complete future acquisitions by offering potential acquisition targets an interest in New Esmark common stock.

The Esmark Board of Directors also considered a number of potential negative factors with respect to the combination, including, but not limited to:

•

Wheeling-Pittsburgh’s History of Losses. Wheeling-Pittsburgh has incurred substantial net losses in the past and has reorganized twice under Chapter 11 of the Bankruptcy Code since 1985. Since emerging from its most recent bankruptcy in 2003, Wheeling-Pittsburgh has not been able to consistently achieve net operating profits despite strong market conditions.

•

The Production-Distribution Model may not be Successful in the U.S. Steel Industry. Although the combination of production and distribution services has been a successful model in the European market, this model may not be successful in the U.S. steel industry.

•

Recent Quarterly Results at Wheeling-Pittsburgh Continue to Cause Concern. Wheeling-Pittsburgh’s most recent losses, negative cash flows from operations, and liquidity issues continue to cause concerns regarding the future prospects of Wheeling-Pittsburgh.

•	Turning a Large Operation like Wheeling-Pittsburgh Around is a Major Task with no Guarantee of Success.

•

Other Considerations. The expected direct transaction costs of the combination could be significantly greater than anticipated, that the failure to complete the combination could negatively affect Esmark and that, if the combination is completed, New Esmark may have significant unexpected liabilities and contingencies that could adversely affect the business and prospects of the combined company. The Esmark Board of Directors considered that, in addition to incurring costs associated with completing the combination and integrating the operations of the two companies, Esmark and Wheeling-Pittsburgh would incur substantial direct transaction costs, which would reduce the cash available to the combined company to invest in operations.

The foregoing summary of the factors considered by Esmark’s Board of Directors is not intended to be exhaustive, but is believed to include all material factors considered by it. In view of the variety of factors considered in connection with its evaluation of the combination, Esmark’s Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative or specific weight to these factors. In addition, individual members of Esmark’s Board of Directors may have given different weight to different factors.

Developments after Delivery of Opinion of the Special Committee’s Financial Advisor

After the delivery of UBS’ opinion to the effect that, as of March 7, 2007, and based upon and subject to various assumptions made, procedures followed, matters considered and limitations described in the opinion, the merger consideration to be received by the holders of Wheeling-Pittsburgh common stock, other than Esmark and its affiliates, in the combination was fair, from a financial point of view, to such holders, Esmark restated certain financial statements as a result of errors noted as disclosed in the notes to the financial statement on page F-47. Also after the delivery of UBS’ opinion, Wheeling-Pittsburgh’s independent registered public accounting firm included an explanatory paragraph in its report on the consolidated financial statements included in Wheeling-Pittsburgh’s Form 10-K/A for the year ended December 31, 2006 that indicated that there is substantial doubt about Wheeling-Pittsburgh’s ability to continue as a going concern. In addition, after the delivery of UBS’ opinion described on Page 77, Wheeling-Pittsburgh, Esmark and Clayton Acquisition agreed to make the changes to the timing of the exercise of the Purchase Rights and Put Rights described above under “October 22 Amendment to the Agreement” on Page 72 . Although UBS’ opinion was rendered only as of March 7, 2007, and did not take into account any of these changes, UBS has advised the Special Committee that, for purposes of its opinion, UBS had not taken into account any potential incremental value represented by the Put Rights or Purchase Rights.

UBS’ opinion assumed the accuracy of the information provided to UBS for purposes of such opinion and did not take into account either the Esmark restatement or the going concern modification of Wheeling-Pittsburgh’s financial statements, both of which occurred after March 7, 2007, the date of UBS’ opinion.

The Special Committee does not believe that the Esmark restatement materially alters the underlying assumptions made, or projections or other information relied upon, by UBS in rendering its opinion. This belief is based upon statements and information relayed by senior management of Wheeling-Pittsburgh to the Special Committee including information from Esmark’s independent registered public accounting firm. The Special Committee further believes that the attractiveness of the combination to Wheeling-Pittsburgh’s stockholders, as compared to the attractiveness of Wheeling-Pittsburgh’s stand-alone outlook, has been increased in light of the going concern modification.

Opinion of the Special Committee’s Financial Advisor

On March 7, 2007, at a meeting of the Special Committee held to evaluate the combination, UBS delivered its oral opinion to the Special Committee, confirmed by delivery of a written opinion of the same date, to the effect that, as of March 7, 2007, and based upon and subject to various assumptions made, procedures followed, matters considered and limitations described in the opinion, the merger consideration to be received by the holders of Wheeling-Pittsburgh common stock, other than Esmark and its affiliates, in the combination was fair, from a financial point of view, to such holders. The references to the “merger consideration” in any description contained in this proxy statement/prospectus of UBS’ opinion or its analysis are to the merger consideration without taking into account the changes to the timing of the exercise of the Purchase Rights and Put Rights described above under “October 22 Amendment to the Agreement” on Page 72.

The full text of the opinion of UBS sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. The opinion is attached as Annex B and is incorporated herein by reference. The opinion was directed only to the fairness, from a financial point of view, of the merger consideration to be received by the holders of Wheeling-Pittsburgh common stock, other than Esmark and its affiliates in the combination and does not address any other aspect of the combination or any related transaction. The opinion also does not address the relative merits of the combination or any related transaction, including, without limitation, the proposed standby purchase agreement to be entered into between New Esmark and the FMA Stockholders providing for the issuance of New Esmark common stock to the FMA Stockholders following the closing date of the combination; the proposed convertible loan from one or more investors, including affiliates of Esmark, to be made to Wheeling-Pittsburgh prior to the closing of the combination, aggregating to $50 million; or any additional Esmark shares issued after March 7, 2007 or any associated change in the number of shares to be received by stockholders of Esmark in the combination as provided in the agreement, as compared to other business strategies or transactions that might be available with respect to Wheeling-Pittsburgh, or Wheeling-Pittsburgh’s underlying business decision to effect the combination or any related transaction. The opinion does not address the merits to Wheeling-Pittsburgh or any stockholder of Wheeling-Pittsburgh of any acquisitions by Esmark that might be completed after March 7, 2007. The opinion does not constitute a recommendation to any stockholder of Wheeling-Pittsburgh as to how such stockholder should vote or act with respect to the combination or any other matter. In addition, the opinion does not address, or constitute a recommendation as to, what election any stockholder of Wheeling-Pittsburgh should make with respect to the combination or whether any stockholder of Wheeling-Pittsburgh should exercise any Purchase Rights or Put Rights in connection with the combination. Holders of Wheeling-Pittsburgh common stock are encouraged to read the opinion carefully in its entirety. The summary of the opinion described below is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, UBS, among other things:

•	reviewed certain publicly available business and historical financial information relating to Wheeling-Pittsburgh and Esmark;

•

reviewed certain internal financial information and other data relating to the business and financial prospects of Wheeling-Pittsburgh that were provided to UBS by Wheeling-Pittsburgh and not publicly available, including financial forecasts and estimates prepared by the management of Wheeling-Pittsburgh;

•

reviewed certain internal financial information and other data relating to the business and financial prospects of Esmark that were provided to UBS by Wheeling-Pittsburgh and not publicly available, including financial forecasts and estimates prepared by the management of Esmark;

•

reviewed certain internal financial information and other data relating to the business and financial prospects of New Esmark pro forma for the combination that were provided to UBS by Wheeling-Pittsburgh and not publicly available, including financial forecasts and estimates prepared by the managements of Wheeling-Pittsburgh and Esmark;

•

conducted discussions with members of the senior managements of Wheeling-Pittsburgh and Esmark concerning the businesses and financial prospects of Wheeling-Pittsburgh, Esmark and New Esmark pro forma for the combination;

•	reviewed publicly available financial and stock market data with respect to certain other companies UBS believed to be generally relevant;

•	compared the financial terms of the combination with the publicly available financial terms of certain other transactions UBS believed to be generally relevant;

•	reviewed current and historical market prices of Wheeling-Pittsburgh common stock;

•	reviewed the agreement; and

•	conducted such other financial studies, analyses and investigations, and considered such other information, as UBS deemed necessary or appropriate.

In connection with its review, with the consent of the Special Committee, UBS did not assume any responsibility for independent verification of any of the information reviewed by UBS for the purpose of its opinion and, with the consent of the Special Committee, UBS relied on that information being complete and accurate in all material respects. In addition, with the consent of the Special Committee, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Wheeling-Pittsburgh or Esmark, nor was UBS furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, UBS assumed, at the direction of the Special Committee, that they were reasonably prepared on a basis reflecting the best then currently available estimates and judgments of the managements of Wheeling-Pittsburgh and Esmark as to the future performance of Wheeling-Pittsburgh, Esmark and New Esmark pro forma for the combination. In addition, with the approval of the Special Committee, UBS assumed that:

•

if the combination was not completed, the financial forecasts and estimates for Wheeling-Pittsburgh referred to above and the financial forecasts and estimates for Esmark referred to above would be achieved at the times and in the amounts projected; and

•	if the combination was completed, the financial forecasts and estimates for New Esmark pro forma for the combination referred to above would be achieved at the times and in the amounts projected.

UBS also assumed, with the consent of the Special Committee, that the combination would qualify for U.S. federal income tax purposes as a transfer of property described in Section 351 of the Internal Revenue Code of 1986, as amended. UBS’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to UBS, as of March 7, 2007.

At the direction of the Special Committee, UBS was not asked to, nor did UBS, offer any opinion as to the terms, other than the merger consideration, to the extent expressly specified in the opinion of UBS, of the agreement or any related documents or the form of the combination or any related transaction. UBS expressed no opinion as to what the value of New Esmark common stock would be when issued pursuant to the WPC Merger Transaction or the price at which Wheeling-Pittsburgh common stock or New Esmark common stock might trade at any time. In rendering its opinion, with the consent of the Special Committee, UBS assumed that: (i) the final executed form of the agreement did not differ in any material respect from the draft that UBS examined; (ii) the parties to the agreement would comply with all of the material terms of the agreement; and (iii) the combination would be consummated in accordance with the terms of the agreement without any adverse waiver or amendment of any material term or condition thereof.

UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the combination would be obtained without any material adverse effect on Wheeling-Pittsburgh, Esmark, New Esmark and/or the combination. UBS advised the Special Committee that, prior to the annual meeting of Wheeling-Pittsburgh’s stockholders held on November 17, 2006, at Wheeling-Pittsburgh’s request, UBS had contacted third parties to solicit indications of interest in a possible transaction with Wheeling-Pittsburgh and had held discussions with certain of these parties prior to such date, including, without limitation, CSN and Esmark. UBS further advised the Special Committee that since November 17, 2006, UBS had not been authorized to solicit, and had not solicited, indications of interest in a business combination with Wheeling-Pittsburgh from any party.

In connection with rendering its opinion, UBS performed a variety of financial and comparative analyses. The following is a brief summary of the material financial analyses performed by UBS and reviewed with the Special Committee in connection with UBS’ opinion. The following is not a complete description of all analyses performed and factors considered by UBS in connection with its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected companies analysis and selected transactions analysis summarized below, no company or transaction used as a comparison is either identical or directly comparable to Wheeling-Pittsburgh, Esmark, and New Esmark pro forma for the combination or the combination. These analyses necessarily involved complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

The estimates of future performance of Wheeling-Pittsburgh, Esmark and New Esmark pro forma for the combination in or underlying UBS’ analysis are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analysis, UBS considered industry performance, general business and economic conditions and other matters, many of which are beyond Wheeling-Pittsburgh’s, Esmark’s or New Esmark’s control. Estimates of the financial value of companies do not purport to be appraisals or to reflect the prices at which companies may actually be sold.

The merger consideration was proposed by Esmark, was reviewed and accepted by the Special Committee in connection with the negotiation of the terms and conditions of the agreement and was approved by Wheeling-Pittsburgh’s Board of Directors, and the decision to enter into the agreement was solely that of the Special Committee and Wheeling-Pittsburgh’s Board of Directors. UBS’ opinion and financial analyses were only one of many factors considered by the Special Committee and Wheeling-Pittsburgh’s Board of Directors in their respective evaluations of the combination and should not be viewed as determinative of the views of the Special Committee or of Wheeling-Pittsburgh’s Board of Directors or management of Wheeling-Pittsburgh with respect to the combination or the merger consideration.

On October 22, 2007, the agreement was amended to adjust the timing of the Put Rights and Purchase Rights, so that the deadline to exercise these rights occurs prior to the date of the special meeting of the stockholders of Wheeling-Pittsburgh rather than for a period of 10 days after the effective date of the combination. UBS has advised the Special Committee that, for purposes of its opinion described on Page 77, UBS had not taken into account any potential incremental value represented by the Put Rights or Purchase Rights.

The following is a brief summary of the material financial analyses performed by UBS and reviewed with the Special Committee in connection with its opinion relating to the proposed combination. Portions of the financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables should be read together with the text of each summary. Considering the data in the tables without considering the narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses.

Historical Stock Price Performance. UBS reviewed the historical trading prices of Wheeling-Pittsburgh common stock over the 52-week period ending on March 5, 2007 (the last full trading day prior to the preparation of UBS’ financial analyses), and calculated the volume-weighted average closing price for each of the 30-day, 60-day and 180-day periods ending on March 5, 2007. The closing price per share of Wheeling-Pittsburgh common stock on March 5, 2007, was $23.24 and the high and low closing prices per share of Wheeling-Pittsburgh’s common stock for the 52-week period ending on March 5, 2007, were $27.66 per share and $15.50 per share, respectively. The volume-weighted average closing trading prices per share of Wheeling-Pittsburgh’s common stock calculated by UBS for the 30-day, 60-day and 180-day periods ending on March 5, 2007, were $25.71, $24.05 and $20.55, respectively.

In addition, UBS analyzed the historical closing trading prices of Wheeling-Pittsburgh common stock over the period beginning December 15, 2005 (the date of the initial meeting between representatives of Wheeling-Pittsburgh and CSN), and ending March 5, 2007. UBS also analyzed the average share price performance of an index of selected steel companies over the same period and derived, for each trading day during that period, an implied closing price per share of Wheeling-Pittsburgh common stock if the share price performance of Wheeling-Pittsburgh between December 15, 2005 and that trading day were to have been the same as the average share price performance of the index over the corresponding period. The index represents the average closing price per share of common stock, weighted by market capitalization, of the eight publicly traded steel companies selected by UBS and identified below:

Integrated Producers	Mini Mills
AK Steel Holding Corp.	Chaparral Steel Company
Algoma Steel, Inc.	IPSCO, Inc.
Arcelor Mittal	Nucor Corporation
United States Steel Corporation	Steel Dynamics, Inc.

Although none of the companies selected by UBS for the index is directly comparable to Wheeling-Pittsburgh, UBS chose the foregoing selected companies because they are U.S. or Canadian publicly traded companies that focus, as does Wheeling-Pittsburgh, on flat rolled steel production and that have substantial North American operations.

UBS derived an implied closing price per share of Wheeling-Pittsburgh common stock on March 5, 2007, of $15.79 if the share price performance of Wheeling-Pittsburgh common stock over the period from December 15, 2005 through such date were to have been the same as the average share price performance of the index over the same period.

UBS compared the implied indexed closing price per share of Wheeling-Pittsburgh common stock of $15.79 to the market closing price per share of Wheeling-Pittsburgh common stock on March 5, 2007, of $23.24. UBS noted that the public announcements of Wheeling-Pittsburgh’s proposed business combination transaction with CSN and, subsequently, of the proposed business combination transaction with Esmark, and the attendant synergies anticipated with each proposed combination, might explain some portion of the observed difference between the implied indexed closing price and the market closing price per share of Wheeling-Pittsburgh common stock on March 5, 2007, and to that extent the implied indexed closing price per share of Wheeling-Pittsburgh common stock might provide a relevant proxy for the way the market might have valued such shares had there been no such public disclosure. UBS further noted that the implied indexed closing price per share of Wheeling-Pittsburgh common stock on March 5, 2007 correspondingly might provide a relevant proxy for the implied share price of Esmark in conjunction with the terms of the agreement and the assumption that there were 17.5 million shares of Esmark common stock outstanding (the number of shares of New Esmark common stock to be issued to Esmark stockholders in the combination, assuming no additional Esmark shares are issued after March 7, 2007) had there been no such public disclosure prior to March 5, 2007.

Selected Public Companies Analysis. UBS compared selected financial information, ratios, and public market multiples for Wheeling-Pittsburgh to the corresponding data for the eight companies included in the steel index selected by UBS and described above. In addition, UBS compared selected financial information, ratios, and public market multiples for Esmark to the corresponding data for the following publicly traded steel processors and service centers selected by UBS:

Service Centers	Processors
A.M. Castle & Co.	Gibraltar Industries, Inc.
Novamerican Steel Inc.	Worthington Industries, Inc.
Olympic Steel, Inc.
Reliance Steel & Aluminum Co.
Russel Metals Inc.
Ryerson Inc.

For each of the companies in the steel index and for each of the companies in the group of steel processors and service centers selected by UBS, UBS reviewed, among other information:

•

the ratio of its enterprise value, equal to the value of its common equity (based on March 5, 2007, closing stock prices) plus the book value of net debt and minority interest plus the liquidation value of preferred stock minus the book value of equity in affiliates, to earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the most recently completed 12-month period (“LTM”), and to estimated EBITDA for fiscal years 2007, 2008 and 2009;

•	the ratio of its price per share (based on March 5, 2007, closing stock prices) to projected earnings per share for fiscal years 2007, 2008 and 2009;

•	the ratio of its debt to total capitalization, based on book equity value;

•	the ratio of its debt to projected EBITDA for fiscal year 2007; and

•	the ratio of its projected EBITDA to projected revenue for fiscal years 2007, 2008 and 2009.

Estimated financial data for the selected comparable companies were based on publicly available information, various research reports, and consensus estimates. Estimated financial data for Wheeling-Pittsburgh and Esmark were provided by Wheeling-Pittsburgh management and Esmark management, respectively.

Wheeling-Pittsburgh Compared to Selected Publicly Traded Steel Companies. The table below summarizes the results of UBS’ comparison of selected financial information, ratios, and public market multiples for Wheeling-Pittsburgh to the corresponding data for the eight companies included in the steel index.

	Enterprise Value / EBITDA				Price per Share / Earnings per Share			Debt / Capitalization	Debt / EBITDA	EBITDA Margin
	LTM	2007E	2008E	2009E	2007E	2008E	2009E			2007E	2008E	2009E
High	7.2	5.9	6.9	6.8	10.9	11.3	11.2	72.8	1.8	26.7	25.9	23.5
Mean	5.3	5.3	5.4	5.1	9.2	9.3	9.3	30.0	0.7	18.6	18.1	17.8
Median	5.2	5.3	5.3	5.0	9.3	9.4	9.2	26.3	0.6	19.3	20.0	20.2
Low	3.5	4.8	4.5	3.8	7.7	7.0	7.0	13.6	0.0	9.3	8.6	9.2
Wheeling-Pittsburgh (common equity value based on market price of $23.24)	11.1	7.2	5.9	6.0	12.5	7.0	6.9	64.5	4.1	4.5	6.0	5.9
Wheeling-Pittsburgh (common equity value based on implied indexed closing price of $15.79)	9.2	6.0	4.9	5.0	8.5	4.8	4.7	64.5	4.1	4.5	6.0	5.9

UBS compared the EBITDA multiples that were calculated for Wheeling-Pittsburgh (using each of the market closing price per share of Wheeling-Pittsburgh common stock of $23.24 and the implied indexed closing price per share of Wheeling-Pittsburgh common stock of $15.79) set forth in the table above to the range of EBITDA multiples for each corresponding period observed for the selected publicly traded steel companies and noted that the EBITDA multiples calculated for Wheeling-Pittsburgh based on the implied indexed closing price were above the high end of the ranges for the LTM and 2007E periods, respectively, but at or below the mean and median of the ranges for 2008E and 2009E, respectively. UBS also noted that the EBITDA multiples based on the market closing price were above the high end of the range for the LTM and 2007E periods, respectively, and above the mean and median, but below the high end, of the ranges for 2008E and 2009E, respectively.

UBS also compared the price per share to projected earnings per share ratios (“P/E multiples”) that were calculated for Wheeling-Pittsburgh (using each of the market closing price per share of Wheeling-Pittsburgh common stock of $23.24 and the implied indexed closing price per share of Wheeling-Pittsburgh common stock of $15.79) set forth in the table above to the range of the P/E multiples for each corresponding period observed for the selected publicly traded steel companies. UBS noted that the P/E multiples calculated for Wheeling-Pittsburgh based on the implied indexed closing price were below the mean and median for 2007E and below the low ends of the ranges for 2008E and 2009E, respectively. UBS also noted that the multiples calculated for Wheeling-Pittsburgh based on the market closing price were above the high end of the range for 2007E but essentially equal to the low end of the ranges for 2008E and 2009E, respectively.

In addition, UBS compared the EBITDA margins calculated for Wheeling-Pittsburgh set forth in the table above to the range of EBITDA margins for each corresponding period observed for the selected publicly traded steel companies, and noted that the EBITDA margins calculated for Wheeling-Pittsburgh were significantly below the low end of the respective ranges of observed EBITDA margins in each period.

UBS noted that none of the selected companies in the steel index is either identical or directly comparable to Wheeling-Pittsburgh and that any analysis of selected companies necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading of the selected companies.

Esmark Compared to Selected Publicly Traded Steel Processors and Service Centers. The table below summarizes the results of UBS’ comparison of selected financial information, ratios, and public market multiples imputed for Esmark to the corresponding data for steel processors and service centers selected by UBS. In view of the fact that the equity of Esmark was not traded on a public securities exchange as of the time of the analysis by UBS, for purposes of these comparisons, UBS derived an implied share price for Esmark based on (1) the value of Esmark implied by the public market value of Wheeling-Pittsburgh (both based on the actual closing price per share of Wheeling-Pittsburgh common stock on March 5, 2007 of $23.24 and based on the implied indexed closing price per share of Wheeling-Pittsburgh common stock on March 5, 2007 of $15.79 described above) in conjunction with the terms of the agreement and (2) the assumption that there were 17.5 million shares of Esmark common stock outstanding (the number of shares of New Esmark common stock to be issued to Esmark stockholders in the combination, assuming no additional Esmark shares are issued after March 7, 2007).

	Enterprise Value / EBITDA				Price per Share / Earnings per Share			Debt / Capitalization	Debt / EBITDA	EBITDA Margin (%)
	LTM	2007E	2008E	2009E	2007E	2008E	2009E			2007E	2008E	2009E
High	10.1	9.1	8.8	8.8	13.5	11.8	29.9	65.0	5.3	12.0	11.7	12.4
Mean	7.0	6.8	6.7	6.5	10.7	9.7	12.7	35.4	2.0	8.6	8.6	8.5
Median	6.6	6.9	6.4	6.1	10.6	9.7	8.9	35.8	1.4	9.4	8.9	8.7
Low	5.2	5.1	5.3	5.1	7.7	7.3	7.0	11.3	0.8	3.8	4.3	4.4
Esmark (common equity value based on Wheeling-Pittsburgh market price of $23.24)	12.7	10.7	9.9	9.1	22.3	18.6	16.5	15.4	1.1	5.9	6.2	6.4
Esmark (common equity value based on Wheeling-Pittsburgh implied indexed closing price of $15.79)	9.0	7.6	7.0	6.5	15.2	12.6	11.2	15.4	1.1	5.9	6.2	6.4

UBS compared the imputed EBITDA multiples and imputed P/E multiples that were calculated for Esmark (using each of the market closing price per share of Wheeling-Pittsburgh common stock of $23.24 and the implied indexed closing price per share of Wheeling-Pittsburgh common stock of $15.79, in each instance assuming that 17.5 million shares of Esmark common stock were outstanding and taking into account the terms of the agreement) set forth in the table above to the range of the corresponding multiples for each corresponding period observed for the selected publicly traded steel processors and service centers. UBS noted that the imputed EBITDA multiples calculated for Esmark based on the implied indexed closing price for Wheeling-Pittsburgh were equal to or above the mean and median, and below the high end, of the ranges for the corresponding period in each period, while the imputed P/E multiples calculated for Esmark based on the implied indexed closing price were above the mean and median for the corresponding ranges in 2007E and 2008E, respectively, but below the mean and above the median of the corresponding range for 2009E. UBS also noted that the imputed EBITDA and P/E multiples calculated for Esmark based on the market closing price for Wheeling-Pittsburgh were above the high end of the corresponding ranges in almost every instance calculated.

In addition, UBS compared the EBITDA margins calculated for Esmark set forth in the table above to the range of EBITDA margins for each corresponding period observed for the selected publicly traded steel processors and service centers, and noted that the EBITDA margins calculated for Esmark were below the mean and median, but above the low end, of the ranges of observed EBITDA margins for the selected publicly traded steel processors and service centers for each corresponding period.

UBS noted that none of the selected steel processor or service center companies is either identical or directly comparable to Esmark and that any analysis of selected companies necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading of the selected companies.

Selected Precedent Transactions Analysis. UBS reviewed the purchase prices paid in the 27 selected transactions set forth below involving target companies in the steel industry and compared certain selected financial information, ratios, and public market multiples for Wheeling-Pittsburgh to the corresponding data for the target companies.

Selected Precedent Steel Industry Transactions

Date Announced	Acquiror	Target
January 2, 2007	Nucor Corporation	Harris Steel Group
December 18, 2006	OneSteel	Smorgan
October 17, 2006	Tata Steel	Corus Group
December 20, 2006	Arcelor Mittal	Grupo Villacero
November 20, 2006	Evraz Group S.A.	Oregon Steel Mills Inc.
September 11, 2006	IPSCO	NS Group
June 12, 2006	Tenaris	Maverick
March 17, 2006	Blue Diamond Capital Management	Bayou
January 27, 2006	Mittal Steel	Arcelor S.A.
November 23, 2006	Arcelor S.A.	Dofasco
October 24, 2005	Mittal Steel	Kryvorizhstal
October 18, 2005	Steel Dynamics, Inc.	Roanoke
October 4, 2005	OYAK	Erdemir
July 22, 2005	Industrias CH, SA de CV	Republic Engineered
May 18, 2005	Techint	Hylsamex
April 18, 2005	Nucor Corporation	Marion Steel
January 10, 2005	Nucor Corporation	Fort Howard Steel
October 25, 2004	Mittal Steel	International Steel Group
June 28, 2004	Arcelor SA	Companhia Siderúrgica de Tubarao
August 24, 2002	LNM Holdings N.V.	Iscor
April 13, 2001	Kawasaki Steel Company	NKK Corporation
February 19, 2001	Usinor S.A.	Arbed S.A.
February 19, 2001	Usinor S.A.	Aceralia S.A.
August 4, 1999	Gerdau S.A.	Ameristeel
June 7, 1999	British Steel	Koninklijke Hoogovens N.V.
May 21, 1999	AK Steel Corporation	Armco Steel Corporation
March 17, 1998	Ispat International N.V.	Inland Steel Company

In addition, UBS reviewed the purchase prices paid in the 14 selected transactions set forth below involving target companies that are steel processors or service centers and compared certain selected financial information, ratios, and public market multiples imputed for Esmark (derived as described above) to the corresponding data for the target companies.

Selected Precedent Steel Processor and Steel Service Center Transactions

Date Announced	Acquiror	Target
Processors
February 28, 2007	Mitsui & Co.	Steel Technologies
May 1, 2003	Gibraltar Steel	Air Vent
June 25, 2002	Worthington	Unimast

Service Centers
August 14, 2006	A.M. Castle	Transtar Metals
July 11, 2006	Reliance Steel & Aluminum	Yarde Metals
February 15, 2006	Platinum Equity	PNA Group
January 17, 2006	Reliance Steel & Aluminum	Earle M. Jorgensen
June 1, 2005	Reliance Steel & Aluminum	Chapel Steel
May 18, 2005	Apollo Management	Metals USA
October 26, 2004	Ryerson Tull	Integris Metals
April 15, 2003	Russel Metals	Leroux Steel
June 25, 2002	Worthington	Unimast
May 21, 2001	Reliance Steel & Aluminum	Pitts-Des Moines
October 27, 1998	Inland Steel	Ryerson Tull

For each of the precedent transactions reviewed by UBS, UBS calculated, for the target company, where available:

•

the ratio of its enterprise value, equal to the implied value of its common equity in the relevant transaction plus the book value of net debt and minority interest plus the liquidation value of preferred stock minus the book value of equity in affiliates, to EBITDA for the most recently completed 12-month period preceding announcement; and

•	the EBITDA margin for the most recently completed 12-month period preceding announcement.

Financial data for the target companies in the selected precedent transactions were based on publicly available information including various research reports. Financial data for Wheeling-Pittsburgh and Esmark were provided by Wheeling-Pittsburgh management and Esmark management, respectively.

Wheeling-Pittsburgh Compared to Precedent Steel Industry Transactions. The table below summarizes the results of UBS’ comparison of selected financial information, ratios, and public market multiples for Wheeling-Pittsburgh to the corresponding data for the target companies in the precedent steel industry transactions reviewed by UBS.

	Enterprise Value / LTM EBITDA	EBITDA Margin (%)
High	11.9	35.3
Mean	6.5	16.2
Median	5.8	13.8
Low	2.6	5.2
Wheeling-Pittsburgh (common equity value based on market price of $23.24)	11.1	3.5
Wheeling-Pittsburgh (common equity value based on implied indexed closing price of $15.79)	9.2	3.5

UBS compared the LTM EBITDA multiples that were calculated for Wheeling-Pittsburgh (using each of the market closing price per share of Wheeling-Pittsburgh common stock of $23.24 and the implied indexed closing price per share of Wheeling-Pittsburgh common stock of $15.79) set forth in the table above to the range of the LTM EBITDA multiples observed for the selected precedent steel industry transactions, and noted that the multiples calculated for Wheeling-Pittsburgh were above the mean and median, but below the high end, of the range of LTM EBITDA multiples observed for the selected precedent steel industry transactions.

In addition, UBS compared the LTM EBITDA margin calculated for Wheeling-Pittsburgh set forth in the table above to the range of LTM EBITDA margins observed for the selected precedent steel industry transactions and noted that the LTM EBITDA margin calculated for Wheeling-Pittsburgh was significantly below the low end of the range of observed LTM EBITDA margins for the selected precedent steel industry transactions.

UBS noted that none of the selected precedent steel industry transactions is either identical or directly comparable to the combination and that any analysis of selected precedent transactions necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition values of the companies concerned.

Esmark Compared to Precedent Steel Processor and Service Center Transactions. The table below summarizes the results of UBS’ comparison of selected financial information, ratios, and public market multiples imputed for Esmark (as described above) to the corresponding data for the target companies in the precedent steel processor and service center transactions reviewed by UBS.

	Enterprise Value / LTM EBITDA	EBITDA Margin (%)
High	11.5	26.7
Mean	5.8	9.8
Median	5.5	9.7
Low	3.5	5.3
Esmark (common equity value based on Wheeling-Pittsburgh market price of $23.24)	12.7	5.7
Esmark (common equity value based on Wheeling-Pittsburgh implied indexed closing price of $15.79)	9.0	5.7

UBS compared the imputed LTM EBITDA multiples that were calculated for Esmark (using each of the market closing price per share of Wheeling-Pittsburgh common stock of $23.24 and the implied indexed closing price per share of Wheeling-Pittsburgh common stock of $15.79, in each instance assuming that 17.5 million shares of Esmark common stock were outstanding and taking into account the terms of the agreement) set forth in the table above to the range of LTM EBITDA multiples observed for the selected precedent steel processor and service center transactions. UBS noted that the imputed multiples calculated for Esmark based on the implied indexed closing price for Wheeling-Pittsburgh and based on the market closing price for Wheeling-Pittsburgh were above the mean and the median, but below the high end, of the range of observed LTM EBITDA multiples for the selected precedent steel processor and service center transactions.

In addition, UBS compared the LTM EBITDA margin calculated for Esmark set forth in the table above to the range of the observed LTM EBITDA margins for the selected precedent steel processor and service center transactions and noted that the LTM EBITDA margin calculated for Wheeling-Pittsburgh was below the mean and median, but above the low end, of the range of observed LTM EBITDA margins for the selected precedent steel processor and service center transactions.

UBS noted that none of the selected precedent steel processor or service center transactions is either identical or directly comparable to the combination and that any analysis of selected precedent transactions necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition values of the companies concerned.

Discounted Cash Flow Analysis. For perspective on the relative discounted cash flow value of a share of Wheeling-Pittsburgh common stock on a stand-alone basis and a share of New Esmark following the combination, UBS performed a discounted cash flow analysis of Wheeling-Pittsburgh using financial forecasts for 2007 to 2011 prepared by the management of Wheeling-Pittsburgh and a discounted cash flow analysis of New Esmark pro forma for the combination using pro forma financial forecasts for 2007 to 2011 prepared by the managements of Wheeling-Pittsburgh and Esmark. UBS then compared the range of estimated present values of equity per share of New Esmark pro forma for the combination to the range of estimated present values of equity per share of Wheeling-Pittsburgh common stock.

Wheeling-Pittsburgh. UBS performed a discounted cash flow analysis of Wheeling-Pittsburgh using financial forecasts for 2007 to 2011 prepared by the management of Wheeling-Pittsburgh. UBS calculated estimated present values as of March 31, 2007, of standalone unlevered after-tax free cash flows for Wheeling- Pittsburgh for the fiscal years 2007 (excluding the first fiscal quarter of 2007) through 2011 using discount rates ranging from 14% to 16%. UBS calculated estimated terminal values for Wheeling-Pittsburgh as of December 31, 2011 using multiples ranging from 4.5 to 5.5 times estimated EBITDA for fiscal year 2011. For purposes of this terminal value calculation, Wheeling-Pittsburgh’s proportionate share of estimated 2011 EBITDA from unconsolidated affiliates was added to estimated EBITDA for 2011. The estimated terminal values were then discounted to present values as of March 31, 2007, using discount rates ranging from 14% to 16%. For each combination of discount rate and terminal value multiple, UBS added the present value of free cash flows to the estimated present value of the estimated terminal value to arrive at an estimated enterprise value as of March 31, 2007 for Wheeling-Pittsburgh. UBS calculated an estimated common equity value of Wheeling-Pittsburgh as the estimated enterprise value less the book value of net debt plus the present value, using discount rates ranging from 14% to 16%, of the tax shield provided by net operating losses for tax purposes that would be consumed pursuant to forecasts provided by the management of Wheeling-Pittsburgh. Estimated values per share as of March 31, 2007 of Wheeling-Pittsburgh common stock were calculated using fully diluted common shares of Wheeling-Pittsburgh outstanding based on the treasury stock method, as provided by the management of Wheeling-Pittsburgh. This analysis resulted in estimated equity values per share of Wheeling-Pittsburgh common stock ranging from approximately $13 to approximately $21 per share.

New Esmark Pro Forma for the Combination. UBS performed a discounted cash flow analysis of New Esmark pro forma for the combination using financial forecasts for 2007 to 2011 prepared by the managements of Wheeling-Pittsburgh and Esmark that assumed for the purposes of the calculation that the combination would be completed as of March 31, 2007. UBS calculated estimated present values as of March 31, 2007, of unlevered after-tax free cash flows for New Esmark pro forma for the combination for the fiscal years 2007 (excluding the first fiscal quarter of 2007) through 2011 using discount rates ranging from 14% to 16%. UBS calculated estimated terminal values for New Esmark pro forma for the combination using multiples ranging from 4.5 to 5.5 times estimated EBITDA for fiscal year 2011. For the purposes of this terminal value calculation, Wheeling-Pittsburgh’s proportionate share of estimated 2011 EBITDA from unconsolidated affiliates was added to estimated EBITDA for 2011. The estimated terminal values were then discounted to present values as of March 31, 2007 using discount rates ranging from 14% to 16%. For each combination of discount rate and terminal value multiple, UBS added the present value of free cash flows to the estimated present value of the estimated terminal value to arrive at an estimated enterprise value as of March 31, 2007 for New Esmark pro forma for the combination. UBS calculated an estimated common equity value of New Esmark pro forma for the combination as the estimated enterprise value less the book value of net debt plus the present value, using discount rates ranging from 14% to 16%, of the tax shield provided by net operating losses for tax purposes that would be consumed pursuant to forecasts provided by the managements of Wheeling-Pittsburgh and Esmark.

UBS calculated the estimated equity value of New Esmark pro forma for the combination and assuming that the full amount of the Convertible Loan would be converted into New Esmark common equity and that no additional Esmark shares would be issued after March 7, 2006, and calculated estimated values per share as of March 31, 2007 of New Esmark common stock pro forma for the combination assuming approximately 48.6 million common shares of New Esmark outstanding on a diluted basis. This analysis resulted in estimated equity values per share of New Esmark common stock pro forma for the combination ranging from approximately $23 to approximately $28 per share.

In addition, UBS calculated the estimated equity value of New Esmark pro forma for the combination and assuming that the full amount of the convertible loan would be converted into New Esmark common equity and that $100 million of Additional Shares would be issued and calculated estimated values per share of New Esmark common stock pro forma for the combination assuming approximately 53.6 million common shares of New Esmark outstanding on a fully diluted basis. This analysis resulted in estimated equity values per share of New Esmark common stock pro forma for the combination ranging from approximately $23 to approximately $27 per share.

Relative Comparison of Discounted Cash Flow Analyses. UBS compared the estimated equity value per share derived from the discounted cash flow analysis of Wheeling-Pittsburgh common stock to the estimated equity value per share derived from the discounted cash flow analysis of New Esmark common stock pro forma for the combination. UBS calculated a range of implied exchange ratios of between 1.37 and 1.83 shares of Wheeling-Pittsburgh common stock for each share of New Esmark common stock pro forma for the combination, assuming no Additional Shares would be issued, and between 1.33 and 1.81 shares of Wheeling-Pittsburgh common stock for each share of New Esmark common stock pro forma for the combination, assuming $100 million of Additional Shares would be issued. UBS compared these implied exchange ratios to the merger consideration, consisting of one share of Wheeling-Pittsburgh common stock per share of New Esmark common stock (plus, in the case of any holder making a Rights Election, up to one Purchase Right), to be issued in the combination.

Miscellaneous. Under the terms of UBS’ engagement, Wheeling-Pittsburgh agreed to pay UBS a retainer fee of $625,000, against which $125,000 previously paid to UBS for advisory work in connection with implementation of Wheeling-Pittsburgh’s shareholder rights plan was credited. Under the terms of UBS’ engagement, in October, 2006, UBS earned a fee of $1.25 million for rendering an opinion to the Prior Board of Directors of Wheeling-Pittsburgh in connection with a proposed business combination transaction between Wheeling-Pittsburgh and CSN, in March, 2007, UBS earned an additional fee of $1.25 million for rendering its opinion in connection with the combination, and UBS will earn an additional fee of $4.6 million contingent upon the consummation of the combination, against which both of the opinion fees will be credited to the extent previously paid. In addition, Wheeling-Pittsburgh has agreed to reimburse UBS for its reasonable expenses, including fees, disbursements and other charges of its counsel, and to indemnify UBS and related parties against liabilities, including liabilities under the federal securities laws, relating to, or arising out of, its engagement.

Additionally, in the past, UBS and its affiliates have provided services to Wheeling-Pittsburgh unrelated to the combination, for which UBS and its affiliates received compensation. In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of Wheeling-Pittsburgh and, accordingly, may at any time hold a long or short position in such securities.

The Special Committee selected UBS as its financial advisor in connection with the merger because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions. UBS is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

Interests of Wheeling-Pittsburgh’s Directors and Executive Officers in the Combination

Wheeling-Pittsburgh’s directors and executive officers may have interests in the combination that are different from, or in addition to, yours, including the following:

•

James P. Bouchard, the Chairman and Chief Executive Officer of Wheeling-Pittsburgh, and Craig T. Bouchard, the President of Wheeling-Pittsburgh, also serve as Chairman of the Board and Chief Executive Officer, and President, respectively, of Esmark beneficially and own shares of Wheeling-Pittsburgh and Esmark;

•

The employment agreements for Mr. James Bouchard, Mr. Craig Bouchard and Messrs. Goodwin, Modrowski and Luptak provide that the employment agreements will terminate 30 days after a change of control. Although the combination will not be a change of control under the employment agreements with these executive officers, the employment agreements provide that they will also terminate 30 days following the combination. The surviving company anticipates that it will enter into new employment agreements with Messrs. James Bouchard, Goodwin and Modrowski;*

•

The combination will be a change of control under the employment agreements for Messrs. Mooney, DiClemente and Assetta if former Wheeling-Pittsburgh stockholders own less than 50% of the voting power of New Esmark stock after the combination. Each of the executive officers’ employment agreements provides severance payments and benefits in the case of the executive officer’s termination of employment by Wheeling-Pittsburgh without cause or by the officer for good reason (each as defined in these agreements), within 12 months following the date of a “change of control” (as defined in these agreements). If the combination is a change of control for purposes of these agreements, the effect would be to extend the current 12-month period which began with the certification of the election of the current Board of Directors on November 30, 2006. In addition, the employment agreements provide that the executive officer may voluntarily resign within the 30-day period beginning six months immediately following a change of control and have that resignation treated as if it were for good reason. Therefore, if the combination is a change of control for purposes of these agreements, the effect would also be to create another 30-day period for a voluntary resignation that would begin six months after the combination, in addition to the pending 30-day period starting on December 1, 2007 (reset from June 1, 2007 by agreement) due to the certification of the election of the current Board of Directors on November 30, 2006. In the event of any termination or resignation pursuant to the above referenced “change of control” provisions in their employment agreements, Messrs. Mooney, DiClemente and Assetta would be entitled to payments in estimated amounts of $740,061, $463,857, and $456,200, respectively; and to the vesting of their incentive compensation awards having estimated fair market values of $292,818, $239,421 and $235,446, respectively;

*

As discussed in the “Recent Developments” section on page 25 of this proxy statement/prospectus, it is anticipated that, in the event of the closing of the Sparrows Point acquisition, Messrs. Craig Bouchard and Luptak would relinquish their positions with Esmark, Wheeling-Pittsburgh and/or New Esmark, respectively, and take executive management positions with E2 Corporation.

•

New Esmark has agreed to provide to the executive officers, for a period of 12 months immediately following completion of the combination, the same level of salary and bonus opportunity in effect before the combination and benefits that are substantially similar or no less favorable in the aggregate than the benefits provided by Wheeling-Pittsburgh before the combination;

•

In connection with the combination, all outstanding options to purchase shares of Wheeling-Pittsburgh common stock will be converted into options to purchase, on the same terms and conditions, an equivalent value in shares of New Esmark common stock;

•

In connection with the combination, all outstanding Wheeling-Pittsburgh restricted stock unit awards will be converted into awards, on the same terms and conditions, of restricted stock units for an equivalent value of shares of New Esmark common stock; provided that the Board of Directors of New Esmark, or any applicable committee of that board, will, if and to the extent it deems necessary or appropriate, adjust any performance criteria or goals applicable to vesting or other terms of the stock unit award, in its discretion, to reflect the impact of the combination;

•

Messrs. James Bouchard and Craig Bouchard indirectly own convertible promissory notes of Wheeling-Pittsburgh in the original principal amounts of $3 million and $2 million, respectively, that have the option to convert, pursuant to the combination, into shares of Wheeling-Pittsburgh common stock (at a price per share of $24.51) immediately prior to the completion of the combination and would be entitled to receive the same consideration paid to Wheeling-Pittsburgh stockholders in the combination. The issuance of these shares would reduce the percentage of the shares of New Esmark common stock held by former stockholders of Wheeling-Pittsburgh and Esmark who are not also holders of these notes;

•	The current directors of Wheeling-Pittsburgh will become the initial directors of New Esmark pursuant to the combination; and

•	The executive officers and directors will benefit from customary indemnification provisions as provided for in the agreement.

Appraisal Rights

Wheeling-Pittsburgh. Pursuant to Section 262 of the DGCL, stockholders of Wheeling-Pittsburgh do not have appraisal rights because as of October 3, 2007, the record date established for determining stockholder eligibility to vote in the special meeting, the common stock of Wheeling-Pittsburgh was listed on The NASDAQ Stock Market, and stockholders will not be required to accept anything other than shares of New Esmark common stock and cash in lieu of fractional shares, upon completion of the combination.

Esmark. Pursuant to Section 262 of the DGCL, stockholders of Esmark, if the combination is completed, may make a demand for appraisal and in doing so will be entitled to have their shares of Esmark stock appraised by the Delaware Court of Chancery and to receive payment for the “fair value” of those shares instead of the consideration provided for in the agreement. In order to be eligible for appraisal rights, an Esmark stockholder must:

•	deliver a written demand for appraisal to Esmark before November 19, 2007;

•	not consent to the adoption of the agreement and approval of the transactions contemplated therein;

•	continue to hold the stockholder’s shares through the effective time of the combination; and

•	strictly comply with the procedures set forth in Section 262 of the DGCL.

This proxy/prospectus is being provided to all holders of record of Esmark stock as of the date of this proxy/prospectus and constitutes the notice of the appraisal rights available to those holders under Section 262 of the DGCL.

The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that Esmark stockholders exercise their right to appraisal under Section 262. The following summary is not a complete statement of Section 262 of the DGCL, and is qualified in its entirety by reference to Section 262, which is incorporated herein by reference, together with any amendments to the laws that may be adopted after the date of this proxy statement/prospectus. A copy of Section 262 is attached as Annex D to this proxy statement/prospectus. The statutory right of appraisal granted by Section 262 requires strict compliance with the procedures in Section 262. Failure to follow any of these procedures may result in a termination or waiver of appraisal rights under Section 262.

A holder of shares of Esmark stock who elects to exercise appraisal rights under Section 262 must deliver a written demand for appraisal of its shares before November 19, 2007. The written demand must identify the stockholder of record and state the stockholder’s intention to demand appraisal of the stockholder’s shares. All demands should be delivered to:

Esmark

2500 Euclid Ave.

Chicago Heights, Illinois 60411

Attention: Corporate Secretary

Only a holder of shares of Esmark stock on the date of making a written demand for appraisal who does not vote in favor of or consent in writing to the adoption of the agreement and approval of the transactions contemplated thereby and who continuously holds those shares through the effective time of the combination is entitled to seek appraisal. Demand for appraisal must be executed by or for the holder of record, fully and correctly, as that holder’s name appears on the holder’s stock certificates representing shares of Esmark stock. If Esmark stock is owned of record in a fiduciary capacity by a trustee, guardian or custodian, the demand should be made in that capacity. If Esmark stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be made by or for all owners of record. An authorized agent, including one or more joint owners, may execute the demand for appraisal for a holder of record, but the agent must identify the record owner or owners and expressly disclose in the demand that the agent is acting as agent for the record owner or owners of the shares.

A record holder such as a broker who holds shares of Esmark stock as a nominee for beneficial owners, some of whom wish to demand appraisal, must exercise appraisal rights on behalf of those beneficial owners with respect to the shares of Esmark stock held for those beneficial owners. In that case, the written demand for appraisal should state the number of shares of Esmark stock covered by the demand. Unless a demand for appraisal specifies a number of shares, the demand will be presumed to cover all shares of Esmark stock held in the name of the record owner.

Beneficial owners of shares who are not record owners of those shares and who intend to exercise appraisal rights should instruct the record owner of the shares to comply with the statutory requirements with respect to the exercise of appraisal rights before the time that the vote is taken at the special meeting.

Within 10 days after the effective time of the combination, the surviving corporation is required to send a notice of the effectiveness of the combination to each Esmark stockholder who, in response to this proxy statement/prospectus, has timely delivered a written demand for appraisal as set forth above.

Within 120 days after the effective time of the combination, the surviving or resulting corporation or any stockholder who has complied with the requirement of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Esmark stock held by all stockholders seeking appraisal. A dissenting stockholder must serve a copy of the petition on the surviving or resulting corporation. If no petition is filed by either the surviving or resulting corporation or any dissenting stockholder within the 120-day period, the rights of all dissenting stockholders to appraisal will cease. Stockholders seeking to exercise appraisal rights should not assume that the surviving or resulting corporation will file a petition with respect to the appraisal of the fair value of their shares or that the surviving corporation will initiate any negotiations with respect to the fair value of those shares. The surviving or resulting corporation will be under no obligation to take any action in this regard. Accordingly, it is the obligation of stockholders who wish to seek appraisal of their shares of Esmark stock to initiate all necessary action with respect to the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Failure to file the petition on a timely basis will cause the stockholder’s right to an appraisal to cease.

Within 120 days after the effective time of the combination, any stockholder who has complied with subsections (a) and (d) of Section 262 will be entitled, upon written request, to receive from the surviving or resulting corporation a statement setting forth the total number of shares of Esmark stock not voted or not subject to a written consent in favor of the merger agreement and the transactions contemplated thereby with respect to which demands for appraisal have been received by Esmark and the number of holders of those shares. The statement must be mailed within 10 days after Esmark has received the written request or within ten days after the time for delivery of demands for appraisal under subsection (d) of Section 262 has expired, whichever is later.

If a petition for an appraisal is timely filed by a stockholder and a copy thereof is served upon Esmark, Esmark will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to such stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on such petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the holders of shares of capital stock who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding, and if any stockholder fails to comply with such direction, the Court of Chancery may dismiss the proceedings as to such stockholder.

After determining the holders of capital stock entitled to appraisal, the court will determine the fair value of those shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, to be paid, if any, upon the fair value. In determining the fair value of the shares and, if applicable, a fair rate of interest, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion that does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders who consider seeking appraisal should consider that the fair value of their shares under Section 262 could be more than, the same as, or less than, the value of the consideration provided for in the agreement without the exercise of appraisal rights. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery. Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. The Court of Chancery may determine the cost of the appraisal proceeding and assess it against the parties as the Court deems equitable. Upon application of a dissenting stockholder, the Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares of Esmark stock entitled to appraisal. In the absence of a court determination or assessment, each party will bear its own expenses.

Any stockholder who has demanded appraisal in compliance with Section 262 will not, after the combination, be entitled to vote such stock for any purpose or receive payment of dividends or other distributions, if any, on the Esmark stock, except for dividends or distributions, if any, payable to stockholders of record at a date before the combination.

If any stockholder who demands appraisal of his, her or its shares of Esmark stock under Section 262 fails to perfect, or effectively withdraws or loses, his, her or its right to appraisal, as provided in the DGCL, the shares of Esmark stock of such stockholder will be converted into the right to receive the shares of New Esmark stock provided for in the agreement in accordance with the agreement. A stockholder will fail to perfect, or effectively lose or withdraw, his, her or its right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the combination, or if the stockholder delivers to Esmark a written withdrawal of his, her or its demand for appraisal and an acceptance of the merger transactions, except that any such attempt to withdraw made more than 60 days after the effective time of the combination will require the written approval of Esmark and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

In view of the complexity of these provisions of the Delaware corporate law, any Esmark stockholder who is considering exercising appraisal rights should consult a legal advisor.

Accounting Treatment

The combination will be accounted for using the purchase method of accounting pursuant to SFAS No. 141, “Business Combinations”, with Esmark as the accounting acquirer and New Esmark as the surviving company. The total estimated purchase price, as determined based on the closing price of Wheeling-Pittsburgh on the date of consummation, will be allocated to the net tangible and intangible assets of Wheeling-Pittsburgh based on their estimated fair values as of the closing date of the combination. The estimated fair value of the net tangible and intangible assets of Wheeling-Pittsburgh will be based on independent valuation. This valuation will be based on the actual net tangible and intangible assets of Wheeling-Pittsburgh as of the closing of the combination.

Material U.S. Federal Income Tax Consequences of the Combination

The following discussion summarizes certain material U.S. federal income tax consequences of the combination to U.S. holders (as defined below) whose shares of Wheeling-Pittsburgh or Esmark stock are exchanged pursuant to the agreement. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), temporary, final, and proposed Treasury regulations promulgated under the Code, Internal Revenue Service (“IRS”) rulings and pronouncements, and judicial, administrative and court decisions now in effect, all of which may be subject to different interpretations or to change at any time. Any such changes may be applied retroactively. No party has sought or will seek any ruling from the IRS with respect to the U.S. Federal income tax consequences discussed herein.

This discussion addresses only those stockholders that hold shares of Wheeling-Pittsburgh or Esmark stock as capital assets. This discussion does not address all the U.S. federal income tax consequences that may be relevant to stockholders in light of their particular circumstances or the U.S. federal income tax consequences to stockholders that are subject to special rules, such as, without limitation:

•	partnerships, subchapter S corporations or other pass-through entities;

•	foreign persons, foreign entities or U.S. expatriates;

•	mutual funds, banks, thrifts or other financial institutions;

•	tax-exempt organizations or pension funds;

•	insurance companies;

•	dealers or traders in securities;

•

stockholders who received their shares of stock through a benefit plan or a tax-qualified retirement plan or through the exercise of employee stock options or similar derivative securities or otherwise as compensation;

•	stockholders who may be subject to the alternative minimum tax provisions of the Code;

•	stockholders whose functional currency is not the U.S. dollar; and

•	stockholders who hold shares as part of a hedge, appreciated financial position, straddle, synthetic security, conversion transaction or other integrated investment.

Furthermore, this discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. This discussion does not purport to be a comprehensive analysis or description of all potential U.S. federal income tax consequences of the combination.

For purposes of this summary, a “U.S. holder” is a beneficial owner of shares of Wheeling-Pittsburgh or Esmark stock who is, for U. S. federal income tax purposes:

•	An individual who is a citizen or resident of the U.S.;

•	A corporation (or other entity taxable as a corporation) created or organized in or under the laws of the U.S., any state of the U. S. or the District of Columbia;

•	An estate whose income is subject to U. S. federal income tax regardless of its source; or

•

A trust if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (ii) it was in existence on August 20, 1996 and has a valid election in place to be treated as a domestic trust for U.S. federal income tax purposes.

EACH STOCKHOLDER IS URGED TO CONSULT ITS OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR U. S. FEDERAL INCOME TAX CONSEQUENCES OF THE COMBINATION TO IT AND THE TAX CONSEQUENCES UNDER FOREIGN, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN TAX LAWS.

As a condition to the parties’ respective obligations to complete the combination, Esmark has obtained the opinion of its special tax counsel, McGuireWoods LLP (“McGuire”), and Wheeling-Pittsburgh has obtained the opinion of its special committee’s counsel, Buchanan Ingersoll & Rooney, P.C. (“Buchanan”). The discussion set forth below under the heading “Material Tax Consequences to U.S. Holders of Esmark Stock” is McGuire’s opinion regarding the material U.S. federal income tax consequences of the merger of Esmark Merger into Esmark to the U.S. Holders of Esmark Stock. The discussion set forth below under the heading “Material Tax Consequences to U.S. Holders of Wheeling-Pittsburgh Stock” is Buchanan’s opinion regarding the material U.S. federal income tax consequences of the merger of WPC Merger into Wheeling-Pittsburgh to the U.S. Holders of Wheeling-Pittsburgh Stock. These opinions rely on certain assumptions, including assumptions regarding the absence of changes in existing facts and law and the completion of the combination in the manner contemplated by the agreement, and representations and covenants made by New Esmark, Esmark and Wheeling-Pittsburgh, including those contained in representation letters of officers of New Esmark, Esmark and Wheeling-Pittsburgh. If any of those representations, covenants or assumptions is inaccurate, the opinions cannot be relied upon by recipients thereof, and the U.S. federal income tax consequences of the combination could differ from those discussed herein. Neither the discussion contained herein, nor the aforementioned opinions, are in any way binding on the IRS or the courts or in any way constitute an assurance that the U.S. federal income tax consequences discussed herein will be accepted by the IRS or the courts.

Material Tax Consequences to U.S. Holders of Wheeling-Pittsburgh Stock

If at least 80% of the Wheeling-Pittsburgh voting stock and at least 80% of each class of non-voting stock is exchanged for voting stock of New Esmark, the merger of WPC Merger into Wheeling-Pittsburgh will be treated as a non-taxable reorganization for U.S. federal income tax purposes under Section 368(a) of the Code. Because the merger of WPC Merger into Wheeling-Pittsburgh and the merger of Esmark Merger into Esmark are part of a single integrated transaction, if less than 80% of the Wheeling-Pittsburgh voting stock or less than 80% of any class of non-voting stock is exchanged for voting stock of New Esmark, the merger of WPC Merger into Wheeling-Pittsburgh will be treated as part of a series of integrated transactions under Section 351 of the Code.

The tax treatment for most U.S. holders of Wheeling-Pittsburgh stock will be similar regardless of whether the 80% threshold is achieved. As described in more detail below, in each case, such shareholders will not be taxed on the value of New Esmark stock received. The primary difference is that U.S. Holders of Wheeling-Pittsburgh stock who elect to receive and exercise Purchase Rights will not be taxed on the value of the Purchase Rights if the 80% threshold is achieved, but will be required to recognize taxable gain to the extent of the value of such rights if the threshold is not achieved.

For purposes of determining whether the 80% threshold is achieved, Wheeling-Pittsburgh stock that is exchanged for New Esmark voting stock will most likely be treated as having been exchanged for consideration other than New Esmark voting stock to the extent that the Put Rights relating to such New Esmark voting stock are exercised. Thus, if Put Rights with respect to more than 20% of the Wheeling-Pittsburgh voting stock are exercised, it is likely that the 80% threshold for non-taxable reorganization treatment under Section 368(a) of the Code will not be achieved. The value of any Purchase Rights received in the transaction will also be treated as consideration other than New Esmark voting stock for purposes of the calculation. Thus, if more than 20% of the value of the consideration received for the Wheeling-Pittsburgh voting stock or for any class of Wheeling-Pittsburgh non-voting stock consists of the Purchase Rights coupled with cash received upon exercise of the Put Rights, it is likely that the 80% threshold for non-taxable reorganization will not be achieved.

Tax Treatment if 80% Threshold is Achieved

If at least 80% of the value of the consideration received for the Wheeling-Pittsburgh voting stock consists of New Esmark voting stock (other than New Esmark voting stock that is repurchased by New Esmark pursuant to exercise of the Put Rights) the merger of WPC Merger into Wheeling-Pittsburgh will be treated as a non-taxable reorganization for U.S. Federal income tax purposes under Section 368(a) of the Code and the tax treatment will be as follows:

•

A U.S. holder of Wheeling-Pittsburgh stock who receives solely voting stock of New Esmark in exchange for Wheeling-Pittsburgh shares and does not exercise either Put Rights or Purchase Rights will not recognize gain or loss as a result of such exchange. The stockholder’s tax basis in the shares of the New Esmark stock received pursuant to the combination will equal that stockholder’s tax basis in the shares of Wheeling-Pittsburgh stock exchanged. The holding period of New Esmark stock received will include the holding period of the shares of Wheeling-Pittsburgh stock being exchanged;

•

A U.S. holder of Wheeling-Pittsburgh stock who receives voting stock of New Esmark in exchange for Wheeling-Pittsburgh common stock and who also receives New Esmark stock on the exercise of Purchase Rights, will not recognize gain or loss as a result of such transaction. Determining the stockholder’s basis in the New Esmark stock received will require an allocation of that stockholder’s tax basis in the shares of Wheeling-Pittsburgh stock exchanged between the New Esmark stock received (other than by reason of the exercise of the Purchase Rights) and the value of the Purchase Rights immediately prior to exercise. The stockholder’s aggregate tax basis in the New Esmark stock received other than by reason of the exercise of Purchase Rights will equal the portion of the stockholder’s tax basis in the shares of Wheeling-Pittsburgh stock exchanged allocated thereto. The stockholder’s aggregate tax basis in the New Esmark stock received by reason of the exercise of the Purchase Rights will equal the sum of the purchase price ($19 per share) for such stock and the portion of the stockholder’s tax basis in the shares of Wheeling-Pittsburgh stock exchanged allocated to the Purchase Rights;

•

A U.S. holder of Wheeling-Pittsburgh stock who exercises Put Rights and receives a combination of New Esmark stock and cash will be required to recognize gain, but not loss, in the event of an exercise of the Put Rights to the extent of the lesser of:

•

the excess, if any, of (a) the sum of (i) the aggregate fair market value of any New Esmark stock received and not sold on exercise of Put Rights, and (ii) the amount of cash received on exercise of the Put Rights over (b) that holder’s aggregate tax basis in the shares of Wheeling-Pittsburgh stock exchanged in the combination; and

•	the amount of cash received by such holder on exercise of the Put Rights.

For this purpose, gain must be calculated separately for each block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset gain realized on another block of shares. Any such gain will be long-term capital gain if the shares of Wheeling-Pittsburgh common stock exchanged were held for more than one year, unless the receipt of cash has the effect of a distribution of a dividend under the provisions of the Code, in which case such gain will be treated as a dividend to the extent of the U.S. holder’s ratable share of the undistributed accumulated earnings and profits of Wheeling-Pittsburgh. A receipt of cash will have the effect of a dividend if the shareholder does not suffer a meaningful decline in his or her equity interest. A U.S. holder should consult its tax advisor as to the possibility that all or a portion of any cash received on exercise of the Put Rights will be treated as dividend;

A U.S. holder’s aggregate tax basis in the New Esmark common stock received pursuant to the combination will equal that holder’s aggregate tax basis in the shares of Wheeling-Pittsburgh common stock being exchanged, reduced by the amount of any cash consideration received on exercise of the Put Rights, and increased by the amount of taxable gain, if any, recognized by that holder in the combination (including any portion of such gain that is treated as a dividend).

•

A U.S. holder of Wheeling-Pittsburgh stock who exercises Put Rights and who only receives cash will be treated as having sold the Wheeling-Pittsburgh stock and will recognize gain or loss with respect to the Wheeling-Pittsburgh shares; and

•

A U.S. holder of Wheeling-Pittsburgh stock who receives cash in lieu of a fractional share will be treated as having received that fractional share pursuant to the combination and then as having exchanged such fractional share for cash in a redemption by New Esmark. That holder will generally recognize capital gain or loss on such a deemed redemption of the fractional share in an amount determined by the excess of the amount of cash received and the holder’s tax basis in the fractional share. Any capital gain or loss will be long-term gain or loss if the Wheeling-Pittsburgh stock was held for more than one year.

Tax Treatment if 80% Threshold is not Achieved

If the WPC Merger Transaction is not treated as a non-taxable reorganization under Section 368(a) of the Code because the 80% threshold is not achieved, it will be treated as part of a series of integrated transactions under Section 351 of the Code. If the WPC Merger Transaction is so treated, the result will be similar to that stated above except that a U.S. holder of Wheeling-Pittsburgh stock who receives cash (in lieu of a fractional share or upon the exercise of Put Rights) or who elected to receive and exercise Purchase Rights will be required to recognize gain to the extent of the value of the Purchase Rights or cash received (including cash received on exercise of Put Rights). Any gain will generally be taxed as long-term capital gain if the Wheeling-Pittsburgh shares were held for more than one year and were held as a capital asset. A stockholder’s basis in the New Esmark shares received (other than by reason of the exercise of Purchase Rights) will be equal to the stockholder’s basis in the Wheeling-Pittsburgh stock surrendered, less the value of the Purchase Rights and/or cash received, plus the gain recognized on the exchange. A stockholder’s basis in New Esmark shares received as a result of the exercise of Purchase Rights will equal the sum of the value of the Purchase Rights and the amount ($19 per share) paid pursuant to the exercise.

Material Tax Consequences to U.S. Holders of Esmark Stock

The merger of Esmark Merger into Esmark will be treated as a non-taxable reorganization for U.S. federal income tax purposes under Section 368(a) of the Code. Consequently:

•	A U.S. holder of Esmark stock who receives solely voting stock of New Esmark in exchange for Esmark shares will not recognize gain or loss as a result of such exchange;

•	The stockholder’s tax basis in the shares of the New Esmark stock received pursuant to the combination will equal that stockholder’s tax basis in the shares of Esmark stock exchanged;

•	The holding period of New Esmark stock received will include the holding period of the shares of Esmark stock being exchanged; and

•

A U.S. holder of Esmark stock who receives cash in lieu of a fractional share will be treated as having received that fractional share pursuant to the combination and then as having exchanged such fractional share for cash in a redemption by New Esmark. The stockholder will generally recognize capital gain or loss on such a deemed redemption of the fractional share in an amount determined by the excess of the amount of cash received and the stockholder’s tax basis in the fractional share. Any capital gain or loss will be long-term gain or loss if the Esmark stock was held for more than one year.

Information Reporting and Backup Withholding

When required, New Esmark or its paying agent will report to the IRS the amount of proceeds paid for the Wheeling-Pittsburgh or Esmark stock and any dividends paid on New Esmark shares in each calendar year, and the amount of U.S. federal income tax withheld, if any, with respect to these payments.

U.S. holders who are subject to information reporting and who do not provide appropriate information when requested may be subject to backup withholding at a rate of 28% on the gross amount of any proceeds or dividends received.

Backup withholding is not an additional tax. The amount of any backup withholding will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided the required information is timely furnished to the IRS.

THE PRECEDING DISCUSSION OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS NOT TAX ADVICE AND CANNOT BE USED FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE, OR LOCAL TAX PENALTIES. ACCORDINGLY, EACH STOCKHOLDER SHOULD CONSULT ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT OF THE COMBINATION AND HOLDING AND DISPOSING OF NEW ESMARK SHARES, INCLUDING THE APPLICABILITY OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND ANY PROPOSED CHANGES IN APPLICABLE LAW.

Regulatory Approvals

The combination is subject to review by the Antitrust Division of the Department of Justice and by the Federal Trade Commission under the HSR Act. On October 22, 2007, the Premerger Notification Office of the Federal Trade Commission informed the parties that early termination of the waiting period under the HSR Act had been granted in connection with the combination. Consequently, the condition with respect to the termination or expiration of the waiting period under the HSR Act has been satisfied.

Restrictions on the Ability to Sell New Esmark Common Stock

All shares of New Esmark common stock you will receive in connection with the combination will be freely transferable unless you are considered an “affiliate” of New Esmark, Esmark or Wheeling-Pittsburgh for the purposes of the Securities Act at the time the agreement is submitted to Wheeling-Pittsburgh stockholders for adoption, in which case you will be permitted to sell the shares of New Esmark’s common stock you receive in the combination only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act. This proxy statement/prospectus does not register the resale of stock held by affiliates.

ESMARK SELECTED HISTORICAL

CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth selected historical consolidated financial data. The income statement and balance sheet data for the six months ended June 30, 2007 and the income statement data for the six months ended June 30, 2006 are derived from, and should be read together with, Esmark’s unaudited financial statements for such periods included in this proxy statement/prospectus. The income statement data for each of the two years ended 2006 and 2005, and the two months ended December 31, 2004, and ten months ended November 8, 2004 and the balance sheet data as of December 31, 2006, 2005 and 2004 and November 8, 2004 have been derived from, and should be read together with, Esmark’s audited consolidated financial statements and the accompanying notes included in this proxy statement/prospectus. The balance sheet data at June 30, 2006 and the financial data for the years ended December 31, 2003 and 2002 have been derived from unaudited financial statements that are not included in this proxy statement/prospectus. All of the selected historical consolidated financial data should also be read in conjunction with “Esmark’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors” and Esmark’s consolidated financial statements and the accompanying notes and other information, including herein.

SELECTED CONSOLIDATED FINANCIAL DATA

			Year Ended December 31,		Two Months Ended December 31, 2004 (1)	Predecessor Company
	Six Months Ended June 30,					Ten Months Ended November 8, 2004 (2)	Year Ended December 31,
	2007 (1)	2006 (1)	2006 (1)	2005 (1)			2003 (3)	2002 (3)
	(unaudited)	(unaudited)	(As restated)	(As restated)	(As restated)
	(In thousands, except per share data)					(In thousands)
Income Statement Data
Net Sales	$354,973	$271,344	$577,982	$412,817	$18,591	$107,524	$51,122	$53,370
Cost of Goods Sold	324,070	237,044	512,760	373,482	16,259	86,949	49,400	48,360

Gross profit	30,903	34,300	65,222	39,335	2,332	20,575	1,722	5,010
Operating expenses (4)	25,809	20,190	49,556	30,333	1,789	8,435	2,889	3,027
Impairment of intangibles	—	—	6,532	—	—	—	—	—

Income (loss) from operations	5,094	14,110	9,134	9,002	543	12,140	(1,167)	1,983
Other income (expense):
Interest income	47	40	68	123	159	—	—	—
Interest expense	(2,361)	(846)	(2,656)	(1,400)	—	(1,072)	34	77
Miscellaneous income (expense)	920	130	510	276	34	227	81	(227)
Minority interest	228	—	142	—	—	(72)	—	—

Income (loss) before income taxes	3,928	13,434	7,198	8,001	736	11,223	(1,052)	1,833
Provision for income taxes (benefit)	1,571	6,848	(3,669)	(3,288)	(116)	—	—	(30)

Net income (loss)	$2,357	$6,586	$3,529	$4,713	$620	$11,223	$(1,052)	$1,803

Earnings (loss) per Share:
Net income	$2,357	$6,586	$3,529	$4,713	$620	*	*	*
Less preferred dividends	(6,964)	(8,529)	(58,723)	(15,234)	(1,670)	*	*	*

Loss available to common shareholders	$(4,607)	$(1,943)	$(55,194)	$(10,521)	$(1,050)	*	*	*

Basic	$(31.96)	$(20.64)	$(479.47)	$(129.76)	$(16.95)	*	*	*
Fully diluted	$(31.96)	$(20.64)	$(479.47)	$(129.76)	$(16.95)	*	*	*
Average basic shares outstanding	144	94	115	81	62	*	*	*
Average diluted shares outstanding	144	94	115	81	62	*	*	*

Other Data:
Cash flow from operations	$(390)	$2,631	$(26,738)	$36,754	$(6,905)	$3,367	$5,821	$(4,659)
Capital expenditures	737	1,237	987	1,167	146	883	91	205
Cash dividends per common share	$16.19	$17.11	$30.99	$9.94	$—	*	*	*
Cash dividends per preferred share	$39.67	$49.59	$91.62	$100.53	$14.52	*	*	*

Balance Sheet Data:
Working capital	$117,758	$71,670	$120,594	$74,310	$60,633	$10,016	$15,453	$16,810
Total assets	350,621	305,786	345,766	264,148	171,440	41,340	19,444	21,232
Long-term debt (5)	1,122	1,621	1,375	1,859	—	—	380	380
Temporary equity	170,518	166,757	170,518	166,757	109,757	—	—	—
Shareholders’ equity	65,692	32,123	72,364	33,298	29,950	13,961	16,227	17,631

(1)	Esmark Incorporated.
(2)	Esmark LLC as predecessor to Esmark Incorporated.
(3)	M.S. Kaplan Company (d.b.a. Sun Steel Company) as predecessor to Esmark LLC.
(4)	Operating expenses include selling, general, and administrative expenses.
(5)	Represents long-term capital lease obligations.

ESMARK’S MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Esmark Incorporated, or Esmark, is a steel company that distributes and provides just-in-time delivery of value-added steel products. Esmark processes and stocks hot-rolled, cold-rolled, and coated sheet steel products purchased from mill suppliers and sells the products to end users. Esmark’s primary concentration is procuring, processing, and selling cold-rolled steel products through their subsidiaries in the Midwest, considered collectively as a single business segment in the metal processing and distribution sector. The determination of a single reportable segment was made in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 131 “Disclosures about Segments of an Enterprise and Related Information” since Esmark does not distinguish for accounting purposes the nature of the products and services, and the methods used to distribute its products. This is consistent with the Company’s Chief Executive Officer reviewing and managing Esmark as a single business segment. As a result, all assets, operating revenues, operating income and net income shown in the Company’s consolidated financial statements relate to this single business segment.

Esmark’s customers operate in a wide range of diverse end-use markets, such as construction, automotive, appliance, shelving and agriculture. Esmark currently services approximately 2,000 customers in the U.S. market, the largest customer representing approximately 5.4% of consolidated net sales of $355 million for the six month period ended June 30, 2007.

Esmark operates in a highly commoditized marketplace resulting in its revenues and expenses being heavily influenced by the volatility of steel prices and fluctuations in the economy. Esmark’s revenues are not materially dependent on long-term contractual relationships. Esmark’s financial results are heavily influenced by its ability to purchase steel at competitive prices, while selling its products consistently and at prices which capture a profit margin over its costs of acquiring and processing the steel. Maintaining healthy profit margins requires that Esmark operate at optimum levels of capacity utilization, avoid credit losses, and avoid mark-to-market losses on inventory during periods of declining steel prices. Esmark’s operating performance depends on its ability to succeed in these three areas of risk management.

Esmark Vision and Strategy

Esmark’s product strategy is to concentrate on cold-rolled steel. This allows Esmark to build purchasing power in a product set that steel mills consistently look to for large customers. Esmark believes it is one of the largest single purchasers of cold-rolled steel in the U.S., having purchased over 782,000 tons of cold-rolled steel in 2006. As a large volume buyer of cold-rolled steel, Esmark has been able to take advantage of excess capacity in cold-rolled mills in the U.S., thereby achieving a cost advantage over competitors who buy smaller quantities of cold-rolled steel.

Esmark’s service center strategy is designed to minimize risks through strict adherence to inventory management principles, utilization of credit risk insurance policies, and management of production capacity utilization.

Geographically, Esmark operates near its customers who are located in an area of the United States where the largest producers and buyers of steel products are found, thus lessening the overall costs of transportation.

The Esmark acquisition strategy is to acquire Midwestern companies with significant customers and minimal customer overlap. Subsequent to an acquisition, Esmark begins to execute its operating strategy to increase capacity utilization, reduce financial risk and reduce raw materials costs by implementing its purchasing strategy described above. Esmark has not, as a practice, implemented plant layoffs in connection with acquisitions.

Esmark’s financial strategy is to minimize its corporate overhead structure and avoid incurring debt to finance its acquisition strategy, choosing instead to fund acquisitions with cash from operations or from the issuance of equity. Historically, Esmark has borrowed primarily to fund short-term cash flow and working capital needs, although Esmark may borrow to fund future acquisitions, in whole or in part if the circumstances warrant.

As part of its acquisition strategy, Esmark may evaluate equity investments in joint ventures that would be created to acquire specific assets or entities, some of which may be material.

History

In June 2003, Bouchard Group, L.L.C. (“Bouchard Group”) entered the steel industry with the acquisition of substantially all of the assets of Newco, Inc. (d/b/a Electrotek Metals), now known as Electric Coating Technologies LLC (“ECT”). In May 2003, Bouchard Group formed Esmark LLC to be the parent company for future acquisitions. On January 1, 2004, Bouchard Group contributed all of its units of ownership in ECT to Esmark LLC.

On February 9, 2004, Esmark LLC acquired substantially all of the assets of M.S. Kaplan Company (d/b/a Sun Steel Company), now known as Sun Steel Company LLC (“Sun Steel”), more than doubling the size of Esmark LLC’s steel operations.

On August 2, 2004 Esmark was formed and on November 8, 2004 in contemporaneous transactions:

•	The FMA Stockholders invested cash in Esmark in exchange for shares of Esmark’s Series A preferred stock; and

•	The members of Esmark LLC contributed all of their units of ownership to Esmark in exchange for cash and shares of Esmark’s common stock.

These transactions resulted in a change in control and the former assets of Esmark LLC were stepped up in basis to fair value as of November 9, 2004. Subsequently, Esmark LLC transferred its assets to Esmark and dissolved, resulting in ECT and Sun Steel becoming wholly-owned subsidiaries of Esmark. The proceeds from the FMA Stockholders’ investment were used, in part, to finance future acquisitions. Since formation, Esmark has continued to grow through acquisitions as follows (dollar amounts in table in thousands):

Acquisition	Date	Purchase Price
Century Steel LLC	December 30, 2004	$39,578
TriWestern Metals Co.	December 31, 2004	$15,833
U.S. Metals & Supply, Inc.	February 22, 2005	$13,487
Miami Valley Steel Service, Inc.	May 14, 2005	$83,014
North American Steel Ltd.	November 10, 2005	$5,943
Premier Resource Group LLC	January 3, 2006	$8,217
Independent Steel Company	July 31, 2006	$21,410

Esmark acquired and now operates ECT, Sun Steel and the steel service centers listed in the table above through ten operating subsidiaries, each of which is wholly-owned by Esmark, except for Great Western Steel Company LLC (“Great Western”). In addition, to these operating subsidiaries, Esmark wholly owns Esmark Realty LLC (“Esmark Realty”). Esmark Realty is the holding company for the real estate purchased by Esmark in connection with its acquisitions (other than real estate purchased in connection with the acquisition of TriWestern Metals Co., which is held by a wholly-owned subsidiary of Great Western). See Note A of the Notes to Consolidated Financial Statements for a listing of wholly-owned subsidiaries of Esmark Realty.

Acquisitions

All of the Esmark acquisitions to date constitute a business and have been accounted for under the purchase method whereby the underlying assets acquired are recorded at their fair value.

Independent Steel Company, LLC (Independent)

On July 31, 2006, Esmark acquired substantially all of the assets of Independent Steel Company, a steel service center located in Valley City, Ohio, for $21.4 million in cash and the assumption of $3.2 million in current liabilities. The assets acquired consisted of:

•	$13.9 million of inventory,

•	$6.3 million of trade receivables,

•	$2.8 million of land and buildings, and

•	$1.6 million of machinery and equipment.

Independent Steel Company was established in 1956, and specializes in the flat-rolled processing and distribution of low-carbon steel to the construction, tubing, consumer products and transportation industries. Independent generated net revenue of $23.7 million for the five months ended December 31, 2006.

Premier Resource Group, LLC (Premier)

On January 3, 2006, Esmark acquired substantially all of the assets of Premier Resource Group LLC, a steel service center located in North Aurora, Illinois, for $6.7 million in cash, the issuance of $1.5 million of shares of Esmark common stock, and the assumption of $2.6 million in current liabilities. The assets acquired consisted of:

•	$4.6 million of inventory,

•	$2.8 million of trade receivables, and

•	$3.4 million of intangibles.

Premier Resource Group LLC was founded in 2001, and specializes in distributing a range of cold-rolled and galvanized painted steel products to the commercial/residential construction, garage door, office furniture, and appliance industries. Premier generated net revenue of $27.2 million for the twelve months ended December 31, 2006.

North American Steel, LLC (North American)

On November 10, 2005, Century Steel LLC, a wholly owned subsidiary of Esmark, acquired substantially all of the assets of North American Steel Ltd., a steel service center located in Homewood, Illinois, for $6.0 million in cash and the assumption of $3.9 million in current liabilities. The assets acquired consisted of:

•	$4.0 million of inventory,

•	$2.3 million of trade receivables,

•	$0.2 million in fixed assets, and

•	$3.4 million of intangibles.

North American Steel Ltd. was founded in 1993, and specializes in distributing painted steel products to the construction, container and appliance industries. North American generated net revenue of $36.5 million for the twelve months ended December 31, 2006.

Miami Valley Steel Service, Inc. (MVSS)

On May 14, 2005, Esmark acquired the capital stock of Miami Valley Steel Service, Inc., a steel service center located in Piqua, Ohio, for $70.1 million in cash, the issuance of $12.9 million of shares of Esmark common stock, and the assumption of $9.2 million in current liabilities. The assets acquired consisted of:

•	$32.8 million of inventory,

•	$16.6 million of trade receivables,

•	$11.1 million of machinery and equipment,

•	$7.2 million of land and buildings,

•	$0.6 million in other assets, and

•	$23.9 million of intangibles.

MVSS was founded in 1983, and currently operates fifteen steel processing lines (including blanking, cut-to-length, slitting, shearing, and edging) out of a 320,000 square foot facility. MVSS generated net revenue of $131.6 million for the twelve months ended December 31, 2006.

U.S. Metals & Supply LLC (U.S. Metals)

On February 22, 2005, Esmark acquired substantially all of the assets of U.S. Metals & Supply, Inc., a service center located in St. Louis, Missouri, for $17.5 million in cash, the issuance of $1.6 million of shares of Esmark common stock, and the assumption of $1.9 million in current liabilities. The assets acquired consisted of:

•	$10.6 million of inventory,

•	$3.5 million of land and buildings,

•	$2.4 million of trade receivables,

•	$1.8 million of machinery and transportation equipment, and

•	$2.7 million of intangibles and deferred tax assets.

U.S. Metals currently operates slitting, blanking, cut-to-length and flame-cutting services equipment in a 160,000 square foot facility for cold-rolled and coated steel customers primarily located in the Kansas City and St. Louis areas. U.S. Metals generated net revenue of $38.3 million for the twelve months ended December 31, 2006.

TriWestern Metals Co. (Great Western and ECT-Bridgeview)

On December 31, 2004, Esmark acquired substantially all of the assets of TriWestern Metals Co., which included two service centers located in Chicago and Bridgeview, Illinois, for $18.6 million in cash and the assumption of $8.9 million in current liabilities. The assets acquired consisted of:

•	$11.6 million of inventory,

•	$9.0 million in machinery and equipment,

•	$5.1 million of trade receivables, and

•	$1.8 million in land and buildings.

Esmark operates the steel service centers acquired from TriWestern Metals Co. as two wholly-owned operating subsidiaries. Great Western has reclaimed the original name of the facility founded in 1918, and operates the service center in the 140,000 square foot facility in Chicago, Illinois. Great Western currently specializes in the shearing, slitting, leveling and precision blanking of hot-rolled, cold-rolled, galvanized, hot-dipped and electro-galvanized steel products. Great Western generated net revenue of $38.2 million for the twelve months ended December 31, 2006. See below for other developments with respect to Great Western.

Electric Coating Technologies Bridgeview LLC (“ECT-Bridgeview”) operates its service center in a 150,000 square foot facility in Bridgeview, Illinois, which together with ECT establishes Esmark as the largest non-automotive electro-galvanizing operation in North America. ECT-Bridgeview generated net revenue of $48.8 million for the twelve months ended December 31, 2006.

Century Steel Company LLC (Century Steel)

On December 30, 2004, Esmark acquired substantially all of the assets of Century Steel LLC, a service center located in Chicago Heights, Illinois, for $39.5 million in cash and the assumption of $6.2 million in current liabilities. The assets acquired consisted of:

•	$26.6 million of inventory,

•	$4.6 million of trade receivables,

•	$3.5 million of land and buildings,

•	$2.5 million of machinery and equipment, and

•	$8.5 million of intangibles.

Century Steel was founded in 1938 and currently sells cold-rolled, hot-rolled and coated steel products which are slit, leveled or blanked with equipment operated within its 220,000 square foot facility. Century Steel generated net revenue of $149.0 million for the twelve months ended December 31, 2006.

Other Developments

Great Western

Great Western was Esmark’s only service center to not generate operating earnings over a two year period. During 2005 and 2006, Great Western reported a loss from operations of $148,000 and $1.9 million, respectively. Esmark originally intended to merge Great Western with another Chicago-based steel service center and combine their operations, but the inability to negotiate acceptable financial terms terminated this transaction. However, as a contingent back-up plan, Esmark negotiated for Great Western to acquire the distribution sales team, customers and steel inventory of Mars Steel Corporation (“Mars Steel”), a Chicago-based steel distributor. Great Western began to integrate these operations in the fourth quarter of 2006.

Consequently, a new partnership was entered into on December 14, 2006, pursuant to which:

•	Esmark caused Esmark Realty to transfer all of its units of ownership in Great Western Realty LLC to Great Western; and

•

Mars Steel contributed certain intangible assets (including a covenant not-to-compete with, or solicit customers or employees, of Great Western), and inventory to Great Western in exchange for $2.9 million in cash and units of ownership in Great Western valued at approximately $1.4 million.

Subsequently, Great Western granted units of ownership to the former Mars Steel distribution sales team valued at approximately $1.2 million, in exchange for employment agreements and covenants not-to-compete with, or solicit customers or employees of Great Western. As a result, Esmark retains control of Great Western, while the former Mars Steel distribution sales team and Mars Steel hold minority interests in Great Western.

This strategic partnership is expected to expand the operations of Great Western from one that has historically sold 2,000 tons per month to one that will sell 12,000 tons per month within a year. However, Esmark/Great Western incurred over $1.0 million in selling, general and administrative expenses during 2006 (as described below) to establish the structure and foundation needed to implement this new plan.

Results of Operations Table—The Three and Six-month Periods Ended June 30, 2007 and 2006

The following table sets forth certain income statement data for the three month periods ended June 30, 2007, and June 30, 2006 (dollars are shown in thousands and certain amounts may not calculate due to rounding):

	Three Months Ended June 30,					Six Months Ended June 30,
	2007		2006			2007		2006
	$	% of Net Sales	$		% of Net Sales	$	% of Net Sales		% of Net Sales
			$
Net Sales	$191,972	100%		$145,277	100%	$354,973	100%	$271,344	100%
Cost of Goods Sold	174,799	91.1		126,589	87.1	324,070	91.3	237,044	87.4
Gross Profit	17,173	8.9		18,688	12.9	30,903	8.7	34,300	12.6
Selling, General and Administrative Expenses	12,661	6.6		10,583	7.3	25,809	7.3	20,190	7.4
Income From Operations	4,512	2.3		8,105	5.6	5,094	1.4	14,110	5.2
Other Income (Expense):
Interest Income	31	0.0		19	0.0	47	0.0	40	0.0
Interest Expense	(1,367)	(0.7)		(462)	(0.3)	(2,361)	(0.7)	(846)	(0.3)
Minority Interest	129	0.1		0	0.0	228	0.1	0	0.0
Miscellaneous Income	890	0.5		80	0.1	920	0.3	130	0.0
Total Other Income (Expense)	(317)	(0.1)		(363)	(0.2)	(1,166)	(0.3)	(676)	(0.3)
Income (Loss) Before Income Taxes	4,195	2.2		7,742	5.4	3,928	1.1	13,434	4.9
Income Tax Provision	1,678	0.9		3,946	2.8	1,571	0.4	6,848	2.5
Net Income	2,517	1.3		3,796	2.6	2,357	0.7	6,586	2.4
EBITDA	8,391	4.4		10,534	7.3	11,871	3.3	18,917	7.0

Non-GAAP Financial Measures

EBITDA is defined as net income before interest (income) expense, income taxes, depreciation expense and amortization of intangibles. EBITDA does not represent and should not be considered as an alternative to net income, income from operations or any other performance measure derived in accordance with accounting principles generally accepted in the United States of America (US GAAP) or as an alternative to net cash provided by operating activities or as a measure of liquidity. Esmark believes that EBITDA is a meaningful supplemental measure of performance for the following reasons:

1. It is a measure of performance for companies in its industry used by analysts and other stakeholders.

2. It is widely used in the industry to price potential acquisition candidates.

3. It allows for a comparable measure of Esmark’s operating subsidiaries by eliminating the amortization of intangible assets resulting from acquisitions under the purchase method of accounting.

4. It allows for a financial performance comparison with Esmark’s competitors, many of which are private companies with different capital structures.

5. It is used by Esmark to evaluate management performance for compensation and bonus purposes.

The use of EBITDA has limitations as an analytical tool and should not be considered in isolation, or as a substitute for analysis of Esmark’s results as reported under US GAAP.

The following table sets forth reconciliation data for the three- and six-month periods ended June 30, 2007 and 2006 of EBITDA from net income, which management believes is the most nearly equivalent measure under US GAAP for the reporting periods indicated (dollars are shown in thousands and certain amounts may not calculate due to rounding):

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net Income	$2,517	$3,796	$2,357	$6,586
Interest (Income) Expense, net	1,336	443	2,314	806
Income Tax Expense	1,678	3,946	1,571	6,848
Depreciation and Amortization	2,860	2,349	5,629	4,677
EBITDA	8,391	10,534	11,871	18,917

General

Income from operations decreased 44.4% or $3.6 million from $8.1 million in the three-month period ended June 30, 2006 (2006 three-month period) to $4.5 million in the three-month period ended June 30, 2007 (2007 three-month period). Esmark experienced a decline in its overall steel sales margins during this period of approximately $1.3 million. The decline was attributable to the softening in demand for steel from the automotive and housing-related industries. In addition, mill pricing increased gradually on a monthly basis through May 2007, narrowing the spread between sales prices and material costs throughout the quarter. Esmark also incurred additional selling, general and administrative expenses of approximately $1.3 million, excluding Independent, as described in the “Selling, general and administrative expenses” section below, and approximately $0.9 million in interest expense as described in the “Other income and expense” section below. These factors also contributed to a $2.2 million decline in EBITDA from the $10.6 million in the 2006 three-month period to $8.4 million in the 2007 three-month period. However, EBITDA for 2007 three-month period increased 140.7% or $4.9 million from $3.5 million in the three-month period ended March 31, 2007. This is largely attributable to stronger income from operations due to an increase in net sales in the three-month period ended June 30, 2007 compared to the three-month period ended March 31, 2007.

Net Sales

Net sales increased 32.1% or $46.7 million from $145.3 million in the 2006 three-month period to $192.0 million in the 2007 three-month period. Consolidated tons sold increased 42.0% or 70,627 tons from 168, 300 tons in the 2006 three-month period to 238,927 tons in the 2007 three-month period. The following explains significant changes in net sales during the 2007 three-month period:

•	The change in strategy at Great Western as explained in “Other Developments” above, contributed 31,997 tons and $25.2 million in net sales.

•	One-time steel sales to strategic partners contributed 40,486 tons and $24.5 million in net sales.

•	The acquisition of Independent in July 2006 contributed 17,484 tons and $13.6 million in net sales.

•	Other Esmark subsidiaries experienced a decline in net sales of 19,340 tons and $16.6 million in net sales.

The average selling price per ton decreased 7.1% or $61 from $854 per ton in the 2006 three-month period to $793 per ton in the 2007 three-month period. Much of this decrease ($38 per ton) is attributable to one-time steel sales to strategic partners as mentioned above, which are not expected to continue in future quarters.

Gross Profit

Gross profit (the difference between net sales and cost of goods sold) decreased 8.0% or $1.5 million from $18.7 million in the 2006 three-month period to $17.2 million in the 2007 three-month period. Average material costs per ton decreased 1.2% or $8 per ton from $693 in the 2006 three-month period to $685 per ton in the 2007 three-month period. Overall steel sales margins (the difference between net sales and the cost of materials sold) decreased 32.9% or $53 per ton from $161 in 2006 to $108 per ton in the 2007 three-month period. Part of the margin decrease ($20 per ton) is attributable to the one-time steel sales to strategic partners described above. The remainder is primarily attributable to a narrower spread between sale prices and material costs due to increased mill pricing during the 2007 three-month period.

Esmark includes in gross profit all other direct and indirect plant processing costs, including direct and indirect labor and related benefits, depreciation, packaging, supplies, utilities and repairs and maintenance. Esmark manages and monitors these costs on a per ton processed basis. The processing cost per ton increased 9.9% or $4.41 per ton from $44.37 per ton in the 2006 three-month period to $48.78 per ton in the 2007 three-month period. The increase is primarily attributable to higher zinc costs and a decrease in total tons processed internally resulting in the allocation of fixed costs to less tons processed during the 2007 three-month period.

Selling, general and administrative expenses

Selling, general and administrative expenses (SG&A expenses) increased 19.8% or $2.1 million from $10.6 million in the 2006 three-month period to $12.7 million in the 2007 three-month period. Included in SG&A for the 2006 three-month period and the 2007 three-month period is amortization expense of $1.2 million and $1.5 million, respectively. Most of the amortization is based upon an attrition analysis of customer relationships included as an intangible asset purchased in Esmark’s recent acquisitions. Note G of the Notes to Consolidated Financial Statements includes a breakdown of the amortizable intangible assets as well as a schedule of amortization expense for the next five years.

Other significant impacts to SG&A in the 2007 three-month period include (approximate dollar amounts):

•	$791,000 from the inclusion of Independent;

•	$550,000 increase from the reorganization and change in strategy at Great Western described in the “Other Developments” section, consisting primarily of additional salaries, benefits and commissions;

•	$531,000 decrease in management and administrative bonuses due to lower earnings; and

•

$514,000 increase in professional fees, consisting of $167,000 for bank field examinations required to complete the revolving credit facility entered into in April; $162,000 for the completion of the 2006 audit report, restatement of the 2005 financial statements and the re-audit of 2004 financial statements; $125,000 for legal fees related to litigation; and $60,000 in initial fees related to a planning and risk assessment engagement in preparation for Sarbanes-Oxley compliance.

Other income and expense

Interest expense increased $0.9 million from $0.5 million in the 2006 three-month period to $1.4 million in the 2007 three-month period. The increase is attributable to an increase in borrowings on the revolving credit facility from an average monthly balance in the 2006 three-month period of approximately $26.0 million to an average balance of $59.9 million in the 2007 three-month period. Other income includes $0.7 million for a credit enhancement guarantee fee related to an arrangement entered into with Wheeling-Pittsburgh described in the “Off Balance Sheet Arrangements” section. Additionally, $0.1 million is reportable as income from a minority interest owned in Great Western.

Income tax rate

Esmark’s estimated income tax rate is 40.0% for 2007 consisting of a 34.0% federal rate and a 6% state rate. This is significantly less than Esmark’s effective income tax rate of 51.0% for 2006 since it does not include an additional rate for permanent nondeductible expenses. Esmark’s effective tax rate of 51.0% for 2006 consists of a 35.0% federal rate, a 7.9% state rate, and an additional 8.1% for permanent items primarily related to nondeductible impairment charges incurred in 2006.

Results of Operations—Six-months ended June 30, 2007 versus six-months ended June 30, 2006

General

Income from operations decreased 63.8% or $9.0 million from $14.1 million in the six-month period ended June 30, 2006 (2006 six-month period) to $5.1 million in the six-month period ended June 30, 2007 (2007 six-month period). Esmark experienced a decline in its overall steel sales margins during the 2007 six-month period of approximately $3.2 million. The decline related to the service center industry continuing to operate at excessive levels of inventory through the first three months of 2007, as well as the continuing softening in demand for steel from the automotive and housing-related industries. In addition, mill pricing increased gradually on a monthly basis through May 2007, narrowing the spread between sales prices and material costs throughout the 2007 six-month period. Esmark also incurred additional administrative expenses of approximately $4.0 million, excluding Independent, as described in the “Selling, general and administrative expenses” section below and approximately $1.5 million in interest expense as described in the “Other income and expense” section below.

Net Sales

Net sales increased 30.9% or $83.7 million from $271.3 million in the 2006 six-month period to $355.0 million in the 2007 six-month period. Consolidated tons sold increased 33.3% or 107,322 tons from 322,704 tons in the 2006 six-month period to 430,026 tons in the 2007 six-month period. The following explains significant changes in net sales during the 2007 six-month period:

•	The change in strategy at Great Western contributed 59,894 tons and $47.9 million in net sales;

•	One-time steel sales to strategic partners contributed 40,486 tons and $24.5 million in net sales, all occurring in the 2007 three-month period;

•	The acquisition of Independent in July 2006 contributed 33,291 tons and $26.2 million in net sales; and

•	Other Esmark subsidiaries experienced a decline in net sales of 26.349 tons and $14.9 million in net sales.

The average selling price per ton decreased 2.3% or $19 from $831 per ton in the 2006 six-month period to $812 per ton in the 2007 six-month period. Much of this decrease ($21 per ton) is attributable to one-time steel sales to strategic partners as mentioned above, which is not expected to continue in future quarters.

Gross Profit

Gross profit (the difference between net sales and cost of goods sold) decreased 9.9% or $3.4 million from $34.3 million in the 2006 six-month period to $30.9 million in the 2007 six-month period. Average material costs per ton increased 4.2% or $28 per ton from $672 in the 2006 six-month period to $700 in the 2007 six-month period. Overall steel sales margins (the difference between net sales and the cost of materials sold) decreased 29.7% or $47 per ton from $158 in 2006 to $111 per ton in 2007. Part of the margin decrease ($10 per ton) is attributable to the one-time steel sales to strategic partners described above. The remainder is primarily attributable to a narrower spread between sale prices and material costs due to increased mill pricing during the 2007 six-month period.

The processing cost per ton increased 10.9% or $4.8 per ton from $43.9 per ton in the 2006 six-month period to $48.7 per ton in the 2007 six-month period. The increase is primarily attributable to higher zinc costs and a decrease in total tons processed internally. This resulted in the allocation of fixed costs to less tons processed during the 2007 six-month period.

Selling, general and administrative expenses

Selling, general and administrative expenses (SG&A expenses) increased 27.7% or $5.6 million from $20.2 million in the 2006 six-month period to $25.8 million in the 2007 six-month period. Included in SG&A for the six-month periods of 2006 and 2007 is amortization expense of $2.4 million and $3.0 million, respectively. Consistent with the 2007 three-month period disclosure, most of the amortization is based upon an attrition analysis of customer relationships included as an intangible asset purchased in Esmark’s recent acquisitions. Note G of the Notes to Consolidated Financial Statements includes a breakdown of the amortizable intangible assets as well as a schedule of amortization expense for the next five years.

Other significant impacts to SG&A during the 2007 six-month period include (approximate dollar amounts):

•	$1.6 million from the inclusion of Independent;

•

$1.2 million increase from the reorganization and change in strategy at Great Western described in the “Other Developments” section, consisting primarily of additional salaries, benefits and commissions;

•

$874,000 increase in professional fees, consisting of $167,000 for bank field examinations required to complete the revolving credit facility entered into in April; $505,000 for the completion of the 2006 audit report, restatement of the 2005 financial statements and the re-audit of 2004 financial statements; $125,000 for legal fees related to litigation; and $77,000 in initial fees related to a planning and risk assessment engagement in preparation for Sarbanes-Oxley compliance;

•	$740,000 decrease in management and administrative bonuses due to lower earnings in the 2007 six-month period;

•	$615,000 increase in accounting, legal, environmental and other professional fees related to the unsuccessful attempt to acquire a service center and mill during the first quarter of 2007;

•	$330,000 increase in travel and lodging expenses related to the transportation of senior executives, due diligence teams, current investors and prospective investors; and

•	$240,000 increase in bad debt expense related to a bankruptcy filing by a customer of the Century subsidiary.

Other income and expense

Interest expense increased $1.5 million from $0.8 million in the 2006 six-month period to $2.3 million in the 2007 six-month period. The increase is attributable to an increase in borrowings on the revolving credit facility from an average monthly balance in 2006 of approximately $24.0 million to an average balance of $54.9 million in 2007. Other income includes $0.7 million for a credit enhancement guarantee fee related to an arrangement entered into with Wheeling-Pittsburgh described in the “Off Balance Sheet Arrangements” section. Additionally, $0.2 million is reportable as income from a minority interest owned in Great Western.

Income tax rate

Esmark’s estimated income tax rate is 40.0% for 2007 consisting of a 34.0% federal rate and a 6% state rate. This is significantly less than Esmark’s effective income tax rate of 51.0% for 2006 since it does not include an additional rate for permanent nondeductible expenses. Esmark’s effective tax rate of 51.0% for 2006 consists of a 35.0% federal rate, a 7.9% state rate, and an additional 8.1% for permanent items primarily related to nondeductible impairment charges incurred in 2006.

Results of Operations—Fiscal Years 2006, 2005 and 2004

The following table sets forth certain income statement data for the twelve month periods ended December 31, 2006, December 31, 2005, and December 31, 2004 (dollars are shown in thousands and certain amounts may not calculate due to rounding):

					Pro Forma (1) (unaudited) 2004
	2006		2005
	$	%	$	%	$	%
Net Sales	577,982	100.0%	412,817	100.0%	126,115	100.0%
Cost of Goods Sold	512,760	88.7%	373,482	90.5%	103,208	81.8%

Gross Profit	65,222	11.3%	39,335	9.5%	22,907	18.2%
Selling, General and Administrative Expenses	49,556	8.6%	30,333	7.3%	11,201	8.9%

Impairment of Intangibles	6,532	1.1%	—	—%	—	—%

Income From Operations	9,134	1.6%	9,002	2.2%	11,706	9.3%

Other Income (Expense):
Interest Income	68	—%	123	—%	159	0.1%
Interest Expense	(2,656)	(0.5)%	(1,400)	(0.3)%	(1,072)	(0.9)%
Minority Interest	142	0.1%	—	—%	(72)	(0.1)%
Miscellaneous Income	510	0.1%	276	0.1%	261	0.2%
Total Other Income (Expense)	(1,936)	(0.3)%	(1,001)	(0.2)%	(724)	(0.6)%
Income Before Income Taxes	7,198	1.2%	8,001	1.9%	10,982	8.7%
Income Tax Provision	3,669	0.6%	3,288	0.8%	4,605	3.6%
Net Income	3,529	0.6%	4,713	1.1%	6,377	5.1%
EBITDA	19,409	3.4%	18,094	4.4%	13,562	10.7%
Adjusted EBITDA	31,641	5.5%	18,094	4.4%	13,562	10.7%

(1)	Pro forma condensed combined statement of income data. Refer to table below for support.

EBITDA is defined as net income before interest (income) expense, income taxes, depreciation expense and amortization of intangibles. Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash, non-recurring items. EBITDA and Adjusted EBITDA do not represent and should not be considered as an alternative to net income, income from operations or any other performance measure derived in accordance with accounting principles generally accepted in the United States of America (US GAAP) or as an alternative to net cash provided by operating activities or as a measure of liquidity. Esmark believes that EBITDA and Adjusted EBITDA, when applicable, provide a meaningful supplemental measure of performance for the following reasons:

1. It is a measure of performance for companies in its industry used by analysts and other stakeholders.

2. It is widely used in the industry to price potential acquisition candidates.

3. It allows for a comparable measure of Esmark’s operating subsidiaries by eliminating the amortization of intangible assets resulting from acquisitions under the purchase method of accounting.

4. It allows for a financial performance comparison with Esmark’s competitors, many of which are private companies with different capital structures.

5. It is used by Esmark to evaluate management performance for compensation and bonus purposes.

The use of EBITDA and Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation, or as a substitute for analysis of Esmark’s results as reported under US GAAP.

Reconciliation of Non-GAAP Financial Measures to US GAAP

The following table sets forth a reconciliation of EBITDA and Adjusted EBITDA from net income, which management believes is the most nearly equivalent measure under US GAAP for the reporting periods indicated (dollars are shown in thousands and certain amounts may not calculate due to rounding):

	2006	2005	Pro Forma (1) (unaudited) 2004
	$	$	$
Net Income	3,529	4,713	6,377
Interest (Income) Expense, net	2,588	1,277	913
Income Tax Expense	3,669	3,288	4,605
Depreciation and Amortization	9,623	8,816	1,667
EBITDA	19,409	18,094	13,562
Impairment of Intangibles	6,532	—	—
Other Nonrecurring Expenses
Pre-Merger One Time Bonus	4,700	—	—
Acquisition Signing Bonus	650	—	—
Merger Related PR Expenses—Proxy Contest	350	—	—
Total Other Nonrecurring Expenses	5,700	—	—
Adjusted EBITDA	31,641	18,094	13,562

(1)	Pro forma condensed combined statement of income data. Refer to table below for support.

Selected Unaudited Pro Forma Condensed Combined Statement of Income Data

The accompanying selected unaudited pro forma condensed combined statement of income data presents the Esmark audited consolidated statement of earnings data for the initial period from November 9, 2004 through December 31, 2004 combined with Esmark LLC’s audited statement of income data for the period January 1, 2004 through November 8, 2004. The selected unaudited pro forma condensed combined statement of income data gives effect as if the formation of Esmark had occurred on January 1, 2004. This formation is further explained in Note A of the Notes to Consolidated Financial Statements (dollars are shown in thousands and certain amounts may not calculate due to rounding):

	(Unaudited) Pro Forma Data For the Year Ended December 31, 2004
	Esmark Incorporated November 9 to December 31 (Audited)	Esmark LLC January 1 to November 8 (Audited)	Adjustments			Pro Forma Combined (Unaudited)
	(Dollars in Thousands)
Summary Statement of Income Data:
Net Sales	$18,591	$107,524	$			$126,115
Cost of Goods Sold	16,259	86,949				103,208
Gross Profit	2,332	20,575				22,907
Selling, General and Administrative Expenses	1,789	8,435		977	A	11,201
Income From Operations	543	12,140		(977)		11,706
Other Income (Expense):
Interest Income	159	—				159
Interest Expense	—	(1,072)				(1,072)
Minority Interest	—	(72)				(72)
Miscellaneous Income	34	227				261
Total Other Income (Expense)	193	(917)				(724)
Income Before Income Taxes	736	11,223		(977)		10,982
Income Tax Provision	116			4,489	B	4,605
Net Income	620	11,223		(5,466)		6,377
Interest (Income) Expense, net	(159)	1,072				913
Income Tax Provision	116			4,489		4,605
Depreciation and Amortization	420	270		977		1,667
EBITDA	$997	$12,565		$—		$13,562

Adjustments

A.	To record amortization of intangible assets as if the acquisition of Esmark LLC had occurred on January 1, 2004.
B.	To record income tax provision as if the acquisition of Esmark LLC had occurred on January 1, 2004.

2006 compared to 2005

General

Throughout most of 2005 and into 2006, Esmark concentrated on integrating its newly acquired companies, including designing and implementing systems, processes, and tools to best manage the purchasing and finance functions of all companies.

Esmark generated income from operations of $9.0 million in 2005 and $9.1 million in 2006. For the first nine months of 2006, Esmark generated operating income of approximately $19.7 million, which included a record $8.1 million in the second quarter. The economy and general market conditions began to slow towards the end of the third quarter, resulting in much lower profits in the fourth quarter. During 2006, much of the attention and effort at the executive and senior management level was spent on expanding the business through an attempt to acquire another large Midwest steel service center and a steel mill. These endeavors resulted in Esmark incurring a number of costs not considered typical under normal operating conditions. An explanation of these costs can be found in the comments for SG&A in this section.

According to a five-year industry analysis from the Metal Service Center Institute, months supply inventory for carbon flat-rolled service centers increased steadily during 2006 from 2.5 in January to 3.2 in July and reaching 4.9 by the end of the year, the highest level on record since 2001. However, Esmark consistently operated at less than industry averages throughout the year and ended 2006 at 2.8 months supply. Other notable trends at Esmark during 2006 included:

•	Average selling prices increased from $802 per ton in January, peaking at $909 per ton in September, and decreasing by the end of the year to $874 per ton.

•	Average gross steel margins began the year at $161 per ton, peaking in July at $176 per ton and dropping significantly to $118 per ton by the end of year.

Net Sales

Net sales increased 40% or $165.2 million from $412.8 million in 2005 to $578.0 million in 2006. This primarily resulted from the acquisitions of Premier in January 2006 and Independent in July 2006. These two acquisitions contributed $27.2 million and $23.7 million, respectively, to the increase. In addition, $52.5 million of the increase is attributed to MVSS, which reported 12 months of activity in 2006 compared to 7.5 months in 2005.

Consolidated tons sold increased 31.3% or 158,000 tons from 504,000 tons in 2005 to 662,000 tons in 2006. The average selling price per ton increased 6.3% or $51 from $812 per ton in 2005 to $863 per ton in 2006.

Gross Profit

Gross profit (the difference between net sales and cost of goods sold) increased 66% or $25.9 million from $39.3 million in 2005 to $65.2 million in 2006, largely due to a higher level of sales. Average material costs per ton increased $36 per ton from $675 in 2005 to $711 per ton in 2006. With the average sales price increase per ton of $51 per ton, overall steel sales margins (the difference between net sales and the cost of materials sold) increased 11% or $15 per ton. Sun Steel contributed an additional $5.4 million by increasing its average gross profit per ton from $83 per ton in 2005 to $133 per ton in 2006. In addition, gross profit increased by $17.9 million from the following recently acquired companies:

MVSS	$10.6 million
North American	2.9 million
Premier	2.8 million
Independent	1.6 million

In addition to the costs of material sold, Esmark reports in gross profit all other direct and indirect plant processing costs, including direct and indirect labor and related benefits, depreciation, packaging, supplies, utilities and repairs and maintenance. Esmark manages and monitors these costs on a per ton processed basis. The processing cost per ton increased 4.5% or $2.26 from $50.28 per ton in 2005 to $52.54 per ton in 2006.

Selling, general and administrative expenses

Selling, general and administrative expenses (SG&A expenses) increased 63.7% or $19.3 million from $30.3 million in 2005 to $49.6 million in 2006. Included in SG&A for 2005 and 2006 is amortization expense of $5.1 million and $4.8 million, respectively. Much of the amortization is based upon an attrition analysis of customer relationships included as an intangible asset purchased in many of the recent acquisitions. Note G of the Notes to Consolidated Financial Statements of the footnotes includes a breakdown of the intangible assets subject to amortization as well as a schedule of amortization expense for the next five years. SG&A expenses increased $9.3 million from the following recently acquired companies:

MVSS	$3.6 million
North American	2.2 million
Premier	2.1 million
Independent	1.4 million

Other significant impacts to SG&A in 2006 include the following (approximate dollar amounts):

•	$4.7 million in bonuses paid to the holding company executive management consisting of $2.7 million in stock grants and $2.0 million in cash compensation;

•	$740,000 in stock grants issued to the former owners of North American as part of a three-year earn out compensation agreement;

•	$650,000 in one-time signing bonuses paid to the new management team of Great Western;

•	$600,000 in other management and administrative employee year-end bonuses;

•	$500,000 in corporate salaries from the hiring of additional employees needed to build infrastructure to support Esmark’s growth and the Wheeling-Pittsburgh proxy contest;

•	$450,000 in additional costs incurred related to the transaction with Mars Steel previously described under developments;

•	$400,000 in uninsured bad debt expense associated with one of Esmark’s acquisitions; and

•	$350,000 in public relations efforts associated with the Wheeling-Pittsburgh proxy contest.

Impairment of Goodwill and Customer Relationships

The following table reports the allocation of $41.9 million in goodwill by Esmark reporting unit as of December 31, 2006:

Sun Steel	$16.2 million
ECT	13.5 million
Century Steel	3.0 million
North American	2.3 million
MVSS	6.0 million
Premier	0.9 million

Sun Steel recognized a non-cash impairment loss of $6.5 million during 2006 of which $3.2 and $3.3 million was determined to be from goodwill and customer relationships, respectively. This impairment was primarily caused by an annual reduction in the five-year cash flow projections for Sun Steel. The original projections included annual organic growth assumptions, which were subsequently transferred to other reporting units’ cash flow projections. While the overall appraised enterprise value of Esmark increased during the year, SFAS 142 requires that the impairment be measured at the reporting unit level without considering the value for the entire company.

Income from Operations

Income from operations was relatively unchanged from 2005 to 2006. The impairment loss of $6.5 million during 2006 at Sun Steel was offset by increases from newly acquired companies as described above.

Although Sun Steel experienced an impairment loss, its gross profit from operations increased from $4.4 million in 2005 to $10.1 million in 2006.

Other income and expense

Interest expense was $2.7 million in 2006 compared to $1.4 million in 2005. The increase is attributable to an increase in borrowings on the revolving credit facility from an average monthly balance in 2005 of approximately $25.0 million to an average balance of $33.9 million in 2006. Additionally, beginning in December 2006, a portion of the net income or loss after tax of Great Western is reportable as income or loss from a minority interest. The minority interest income reported in 2006 was $142,000.

Income tax rate

Esmark’s effective income tax rate was 51.0% in 2006, consisting of a 35.0% federal rate, a 7.9% state rate, and an additional 8.1% for permanent, nondeductible expenses. The primary permanent items of expense are nondeductible meals and entertainment, and $1.5 million in nondeductible impairment.

Adjusted EBITDA

Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash, non-recurring items. We believe that the inclusion of the supplemental adjustments applied in calculating Adjusted EBITDA is appropriate to interpret operating trends, results of operations, and to provide additional information to investors. Adjusted EBITDA does not represent and should not be considered an alternative to income from operations or net income as a measure of operating results or as an alternative to cash flows as a measure of liquidity.

Adjusted EBITDA increased by 74.9%, or $13.5 million from $18.1 in 2005 to $31.6 million in 2006. Adjusted EBITDA includes the add-back of impairment of goodwill and customer relationships of $6.5 million, as well as $5.7 million in other nonrecurring expenses as follows:

•	Pre-Merger One Time Bonus: $4.7 million in special pre-merger bonuses paid to Esmark’s executive management consisting of $2.7 million in stock grants and $2.0 million in cash compensation;

•	Acquisition Signing Bonus: $650,000 in one-time signing bonuses paid to the new management team of Great Western; and

•	Public Relations Expense—Proxy Contest: $350,000 in unreimbursable public relations efforts associated with the Wheeling-Pittsburgh proxy contest.

2005 compared to 2004

General Comments

During 2004, the operations of Esmark consisted only of Sun Steel and ECT. In the fall of 2004, when the U.S. steel market was operating in one of the best steel markets in recent history, Esmark procured steel from its domestic and foreign suppliers insuring on-time deliveries and business model growth. Developing and building strong relationships with key domestic suppliers was identified as an important strategic component. Beginning in 2005 there was a significant market correction resulting in average selling prices at Sun Steel decreasing $109 from $853 per ton in October 2004 to $744 per ton in July 2005, and average gross steel margin decreasing $100 per ton at Sun Steel from $152 per ton in October 2004 to $52 per ton in July 2005, significantly impacting operating results in 2005. However, Esmark continued to be profitable, maintained low inventories compared to its peers, generated significant cash flow, and expanded through acquisition.

In addition, in late 2004 Esmark began to execute its plan to become a leader in the consolidation of the steel service center industry.

Net Sales

Despite poor market conditions and lower product prices in 2005, Esmark reported net sales of $412.8 million, more than doubling the amount generated in 2004 of $126.1 million. Moreover, net sales from Sun Steel and ECT increased $12.6 million from $126.1 million in 2004 to $138.7 million in 2005. The remaining increase was attributable to the following acquisitions, which either occurred in December 2004 or during 2005:

Century Steel	$107.8 million
ECT Bridgeview	35.1 million
Great Western	24.0 million
MVSS	79.1 million
U.S. Metals	32.5 million

Consolidated tons sold also more than doubled from 159,000 tons in 2004 to 504,000 tons in 2005. The average selling price per ton increased 4.5% or $35 from $777 per ton in 2004 to $812 per ton in 2005.

Gross Profit

Gross profit (i.e., the difference between net sales and cost of goods sold) increased approximately 71.6% or $16.4 million from $22.9 million in 2004 to $39.3 million in 2005. The gross profit from Sun Steel and ECT decreased 58.6% or $13.6 million from $23.2 million in 2004 to $9.6 million in 2005, for reasons previously disclosed in the general comments to this section.

In addition, gross profit increased by $29.4 million attributed to recent acquisitions as follows:

Century Steel	$10.7 million
ECT -Bridgeview	1.5 million
Great Western	1.1 million
MVSS	11.4 million
U.S. Metals	4.7 million

Selling, general and administrative expenses

Selling, general and administrative expenses (SG&A expenses) increased $19.1 million from a pro forma amount of $11.2 million in 2004 to $30.3 million in 2005. SG&A expenses as a percentage of sales decreased from 8.9% in 2004 to 7.3% in 2005. Additional SG&A expenses of $21.0 million originate from acquisitions as follows:

Century Steel	$8.3 million
ECT -Bridgeview	1.4 million
Great Western	1.2 million
MVSS	7.4 million
U.S. Metals	2.7 million

Income from Operations

Income from operations decreased 30.0% or $2.7 million from a pro forma amount of $11.7 million in 2004 to $9.0 million in 2005. This decrease is primarily attributed to a decrease in operating income of $13.9 million by Sun Steel, which reported an operating loss of $1.7 million in 2005 compared to $12.2 million of operating income during 2004. The following acquisitions helped to alleviate the decrease from Sun Steel by adding $8.4 million to operating income during 2005:

Century Steel	$2.4 million
MVSS	4.0 million
U.S. Metals	2.0 million

Other income and expense

Interest expense was $1.4 million in 2005 compared to $1.1 million in 2004. The increase is attributable to an increase in borrowings on the revolving credit facility from an average monthly balance in 2005 of approximately $25.0 million from an average balance of $11.0 million in 2004. In addition to the revolving credit facility, Esmark had a loan with a related party with an average monthly balance of $4.1 million during 2004. Interest expense associated with the related party loan was $0.8 million with an effective interest rate of approximately 19.0%.

Income tax rate

Esmark’s effective income tax rate was 41.1% in 2005, consisting of a 34.0% federal rate, a 6.0% state rate, and an additional 1.1% for permanent, nondeductible expenses.

Adjusted EBITDA

Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash, non-recurring items. We believe that the inclusion of the supplemental adjustments applied in calculating Adjusted EBITDA is appropriate to interpret operating trends, results of operations, and to provide additional information to investors. Adjusted EBITDA does not represent and should not be considered an alternative to income from operations or net income as a measure of operating results or as an alternative to cash flows as a measure of liquidity.

Adjusted EBITDA increased by 33.1%, or $4.5 million from $13.6 in 2004 to $18.1 million in 2005. There were no adjustments to EBITDA for 2005 or 2004 to exclude certain non-cash, non-recurring items. As a result, Adjusted EBITDA equaled EBITDA for 2005 and 2004.

Liquidity and Capital Resources

Historically, Esmark’s liquidity requirements included funding of acquisitions, payment of dividends, and the upgrading of facilities and equipment. Esmark has funded acquisitions principally from proceeds from private placements of common and preferred stock. As of June 30, 2007, Esmark had cash on hand of $8.7 million and $72.2 million available under a credit facility. Esmark’s working capital did not significantly change during the six-month period ended June 30, 2007 (2007 six-month period), being approximately $117.8 million at June 30, 2007 and approximately $120.6 million at December 31, 2006.

Cash Flow from Operating Activities

During the 2007 six-month period, Esmark used $0.4 million from operating activities as compared to $2.6 million provided during the same period of 2006 (2006 six-month period). The 2007 six-month period included an increase in accounts receivable of $14.4 million, partially offset by a decrease in inventory of $7.4 million. The increase in accounts receivable is attributable to an increase in sales during the period, while the decrease in inventory is attributable to more efficiently managing inventory levels across all businesses. Excluding the effects of additional acquisitions, and unforeseen or uncontrollable market conditions, if any, Esmark expects to continue to improve cash flows from operating activities in the second half of 2007.

During 2006, Esmark used $26.7 million in operating activities as compared to $36.8 million provided by operating activities in 2005. The $63.5 million difference was primarily due to increases in inventories and accounts receivable. The acquisitions generally have had a larger investment in inventory than would be required operating under Esmark. Accounts receivable balances increased due to the increase in sales, almost all of which was on credit.

Cash Flow from Investment Activities

During the 2007 six-month period ended June 30, 2007, Esmark used $0.4 million in investment activities as compared to $7.8 million used in investment activities during the same period of 2006 six-month period. Cash used in investment activities during the 2007 six-month period was significantly below the 2006 six-month period primarily because there were no acquisitions in 2007. Acquisition costs net of cash acquired, was $6.4 million during the 2006 six-month period compared to net cash acquired of $0.3 million during the 2007 six-month period.

Esmark’s 2007 capital expenditure plan, excluding acquisitions, includes anticipated expenditures of approximately $3.9 million on capital projects, with funding derived from internal working capital sources. During the 2007 six-month period ended June 30, 2007, Esmark incurred $0.7 million in capital expenditures as compared to $1.2 million during the 2006 six-month period.

During the year ended December 31, 2006, Esmark used $34.7 million in investment activities compared to $94.5 million in 2005. During 2005 and 2006, the majority of investment activity was for strategic acquisitions. Esmark continually reviews potential acquisition targets for possible synergies and operating businesses that may complement existing operations. Esmark does not budget cash flows for acquisitions and generally decides on the method of acquisition once the target has been identified and preliminary negotiations have commenced. Esmark may issue stock or other equity instruments, incur indebtedness or fund acquisitions from operating cash flows in the future.

Cash Flow from Financing Activities

During the 2007 six-month period ended June 30, 2007, Esmark used $0.4 million from financing activities as compared to $1.9 million used in financing activities during the 2006 six-month period. During the 2007 six-month period, Esmark used $10.4 million in net borrowings from the credit facility offset by $9.3 million in dividends paid, $1.2 million in fees associated with entering into a new revolving credit facility described in the “Credit Facility” section below, and $0.2 million in payments on capital lease obligations.

Cash provided from financing activities for 2006 was approximately $58.3 million compared to $64.3 million in 2005. Net borrowings under the asset-based revolver provided approximately $25.3 million in 2006 compared to $21.0 million in 2005. Esmark utilized its asset-based revolver to fund several of its smaller acquisitions in early 2005 and late 2006. During 2006 Esmark received net proceeds of $50.0 million from the issuance of common stock and during 2005 received $57.0 million from the issuance of preferred stock. Proceeds from the 2006 and 2005 equity issuances were primarily used to fund larger acquisitions and for general corporate purposes.

Credit Facility

On April 30, 2007, Esmark entered into a new $150 million revolving credit facility with a consortium of lenders, which was used to pay off the former facility. This five-year revolving credit facility provides for up to $25 million in letters of credit and is subject to a borrowing base of up to 85% of eligible accounts, as defined by the agreement, and up to 70% of the value of eligible inventory, as defined by the agreement. Borrowings are collateralized by substantially all of Esmark’s assets, including accounts receivable, inventories and stock of subsidiaries. Esmark’s subsidiaries are guarantors under the facility. This facility contains normal covenants and restrictions which increase once borrowing availability under the facility is less than $35.0 million. Borrowings under the facility bear interest, at Esmark’s option, at (i) LIBOR plus 1.00-1.75%, depending on the amount of the outstanding balance or (ii) at a bank’s prime rate or the federal funds rate plus 0.5%. The commitment fee for unused borrowing availability under the credit facility is 0.375% per annum on the average unused portion. The amount outstanding on this credit facility was $56.7 million from a maximum borrowing limit of $128.9 million at June 30, 2007.

Previous to the new credit facility, Esmark’s asset-based revolver provided a total revolving credit facility of $100.0 million and $75.0 million at December 31, 2006 and 2005, respectively. The revolving credit facility bore interest at prime (8.25% and 7.25% at December 31, 2006 and 2005, respectively) and matured on April 30, 2007. Esmark had the option to change the interest rate to the London Interbank Offered Rate (LIBOR) plus 2%. The amount available was based upon actual collateral available, which was less than the maximum borrowings allowed under the revolving credit facility, determined using the borrowing base calculation stipulated in the revolving credit agreement. The amount outstanding on this revolving credit facility was $46.3 million at

December 31, 2006 and $21.0 million at December 31, 2005. Esmark had $36.0 million and $33.2 million available under the revolving credit facility at December 31, 2006 and 2005, respectively. Esmark incurred a monthly 0.25% unused facility fee based on the daily average unused portion of the committed credit facility.

Restatement

In July 2007, Esmark’s management and board of directors determined that restatement of previously issued consolidated financial statements for the years ended December 31, 2006 and 2005, and the initial period from November 9, 2004 to December 31, 2004 was appropriate as a result of errors noted in Note U of the Notes to Consolidated Financial Statements. The restatements did not have an impact on financial covenants under Esmark’s revolving credit facility.

Preferred and Common Stock

In 2005, Esmark issued an additional 57,000 shares of preferred stock for net proceeds of $57.0 million used to fund an acquisition. At December 31, 2006 and 2005, 172,000 shares of preferred stock were issued and outstanding, respectively. On July 31, 2006, Esmark amended the Series A preferred stock to reduce the cumulative dividend rate from 10% to 8%, eliminate the put right of the Series A preferred stockholders and in exchange, the Series A preferred stockholders received a reduction in the conversion price from $1,000.00 to $851.49 per share. In connection with this amendment, Esmark recorded a beneficial conversion feature of $42.0 million in 2006 as a reduction to retained earnings and a corresponding increase in paid in capital. Esmark is permitted to pay any portion of dividends declared in shares of Series A preferred stock at a rate of $1,000 per share. Additionally, the Series A preferred stockholders are entitled to, among other things, preferential dividends at a rate of 8%, a liquidation preference of $1,000 per share plus accrued but unpaid dividends, appoint a majority of Esmark’s Board of Directors and approve certain company actions.

Esmark Series A preferred stock is convertible into Esmark common stock by the Series A preferred stockholders at any time based on a liquidation value of $1,000 per share plus accrued but unpaid dividends and a conversion price of $851.49 per share. The Series A preferred stock is automatically convertible into Esmark common stock upon an underwritten public offering equal to or greater than $30.0 million. At any time after the five-year anniversary of the issue date and prior to the automatic conversion date, Esmark may elect to redeem all of the then issued and outstanding Series A preferred stock at 107% of the liquidation value plus accrued but unpaid dividends.

In 2006, Esmark paid cash dividends on common and preferred stock of $16.4 million as compared to $13.4 million in 2005. In December 2006 and March 2007, the Esmark Board of Directors declared preferred dividends of $3.5 million and $3.5 million, respectively. The preferred dividends were paid in cash in April 2007 and June 2007, respectively. In April and June 2007, the Esmark Board of Directors declared and paid common dividends of $1.2 million and $1.2 million, respectively. Esmark expects to pay cash dividends of similar amounts until such time as the proposed combination takes place, subject to determination by the Esmark Board of Directors.

Cash Flow Outlook

Esmark believes that increased cash flows from operations together with funds available under its credit facility will be sufficient to fund working capital requirements and anticipated dividend requirements over the next 12 months. Future acquisitions, if any, may require funding in excess of working capital capacities or borrowing availability under the committed credit facility. Esmark may fund future acquisitions, if any, with proceeds from issuance of additional equity or additional borrowings from other sources. As a result, the timing and size of future capital requirements are subject to change.

Inflation and Changing Prices

Inflation impacts Esmark by increasing the cost of employee wages and benefits, transportation services, processing equipment, purchased steel, energy and borrowings under the credit facility. General inflation has not had a material effect on Esmark’s financial results during the past three years.

Contractual Obligations and Other Commitments

Esmark’s contractual obligations as of June 30, 2007 were as follows (amounts in table in thousands):

	Payments due by period
	Total	Less than 1 year	1-3 years	4-5 years	More than 5 Years
Asset-based revolver (1)	$61,362	$61,362	$—	$—	$—
Obligations under capital leases	1,621	499	1,122	—	—
Operating leases	10,566	1,038	3,235	2,188	4,105
Purchase Obligations (2)	10,497	10,497	—	—	—
Dividends payable	3,506	3,506	—	—	—

Total	$87,552	$76,902	$4,357	$2,188	$4,105

(1)	Amount includes principal of $56,685 and interest of $4,677, calculated at 8.25% annually. See Note G of the Condensed Consolidated Financial Statements for information regarding interest rates and unused facility fee.

(2)	Esmark’s material purchases are completed within 30 to 120 days and therefore are not included in this table. The amount included under purchase obligations are for contracts to purchase steel beyond a 120 day commitment.

Off Balance Sheet Arrangements

Refer to Note M of the Condensed Consolidated Financial Statements for information on a corporate financial guarantee Esmark issued in favor of one of Wheeling-Pittsburgh’s scrap suppliers enabling Wheeling-Pittsburgh to purchase scrap from such supplier. Under that agreement, Esmark unconditionally guarantees the payment when due of all of Wheeling-Pittsburgh’s obligations arising out of the purchase of scrap from this supplier. Esmark may, upon sixty-day’s prior written notice of the release date, release itself from any further obligations under this guarantee. Esmark expects to receive a credit enhancement guarantee fee of a minimum of $3 per ton during the life of this guarantee. After the combination, Wheeling-Pittsburgh is expected to have the financial strength to obtain such arrangements on its own. Esmark is not a party to any other material off-balance sheet arrangements.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that impact the amounts reported in Esmark’s consolidated financial statements and related notes. On an ongoing basis, management evaluates its estimates and judgments, including those related to allowance for doubtful accounts, inventories, long-lived assets, goodwill and other intangible assets. Esmark management bases its estimates and judgments on historical experience and various other factors that are believed to be reasonable under the circumstances. Actual results may differ materially from these judgments.

Esmark believes the following critical accounting policies affect significant judgments and estimates used in the preparation of its consolidated financial statements.

Allowance for Doubtful Accounts

Esmark maintains an allowance for doubtful accounts for estimated losses resulting from the inability of customers to make required payments. Credit is extended based on an evaluation of a customer’s financial condition and collateral is generally not required. Accounts outstanding longer than the contractual payments terms are considered past due. Esmark determines its allowance for doubtful accounts by considering a number of factors, including the length of time accounts receivable are past due, Esmark’s previous loss history, the customer’s current ability to pay its obligation to Esmark and the condition of the general economy and the industry as a whole. Esmark writes off accounts receivable when they become uncollectible, and payments subsequently received on receivables are credited to the allowance for doubtful accounts. Historically, Esmark has not experienced significant losses related to receivables from individual customers. A substantial portion of the open accounts receivable is covered by credit insurance, subject to policy limits.

Changes in general economic, business and market conditions could affect the ability of Esmark’s customers to make their required payments; therefore, the allowance for doubtful accounts is reviewed quarterly and changes to the allowance are updated as new information is received.

Allowance for Inventory Obsolescence

Esmark maintains an allowance for inventory losses due to inventory items becoming unusable in Esmark’s manufacturing operations, declines in the market value of slow-moving products below cost, or declines in the market value of commodity-based products below inventory carrying value. Esmark’s inventory valuation allowance is based on historical and projected sales information and changes in commodity prices. Esmark believes that the allowance is adequate. However, changes in general economic, business and market conditions could result in increases in Esmark’s inventory valuation allowance, which may be material.

Income Taxes

Deferred income taxes at the end of each period are determined by applying enacted tax rates applicable to future periods in which the taxes are expected to be paid or recovered to differences between the financial accounting and tax basis of assets and liabilities. As of December 31, 2006, Esmark had a net deferred tax asset of approximately $3.8 million. The realization of the Esmark deferred tax asset is based on Esmark’s assessment of future profitability of the company and other factors. Based on management’s assessment as of December 31, 2006, Esmark believes its deferred tax asset is fully realizable. Should future taxable income be materially different from Esmark’s estimates, changes in the valuation allowance could occur that would impact Esmark’s tax expense in the future.

Impairment of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” long-lived assets to be held and used are reviewed for impairment whenever events or circumstances indicate that the carrying amount may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the fair value of the asset. The fair value of these assets is determined based upon estimates of future undiscounted cash flows, market value of similar assets, if available, or independent appraisals, if required. In analyzing the fair value and recoverability using future cash flows, Esmark makes projections based on a number of assumptions and estimates of growth rates, future economic conditions, assignment of discount rates and estimates of terminal values. An impairment loss is recognized if the carrying amount of the long-lived asset is not recoverable from its undiscounted cash flows. The measurement of impairment loss is the difference between the carrying amount and fair value of the asset. Long-lived assets to be disposed of and/or held for sale, if any, are reported at the lower of carrying amount or fair value less cost to sell.

Impairment of Goodwill and Indefinite-Lived Intangible Assets

In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill is reviewed annually for impairment using a two-step approach. First, the Company tests for impairment of goodwill by estimating the fair values of its reporting units using the “Guideline Company” and “Discounted Cash Flow” approaches. Second, if the carrying amount exceeds the fair value, the amount of the impairment loss, if any, is measured. The implied fair value of the goodwill is estimated as the fair value of the reporting unit used in the first step less the fair value of all other net tangible and intangible assets of the reporting unit. If the carrying amount of goodwill exceeds its implied fair market value, an impairment loss is recognized in an amount equal to that excess, not to exceed the carrying amount of the goodwill. These tests were performed at the reporting unit level.

Esmark determined that the discounted sum of the expected future cash flows for all of Esmark’s reporting unit levels but one exceeded the invested capital. An impairment of goodwill was recognized as of December 31, 2006 for one subsidiary, Sun Steel. Esmark management determined that no other goodwill impairment existed at any other reporting unit as of December 31, 2006, 2005, and 2004.

In performing the tests for impairment, Esmark made assumptions about future sales and profitability. The most critical estimates, in order of significance, used in the impairment test include (1) the reporting unit estimated profit margin, (2) the reporting unit value assumed, and (3) the discount rate applied. Esmark used a discount rate of 11.0 percent weighted average cost of capital. If actual results are not consistent with its estimates or assumptions, Esmark may be exposed to an impairment charge that could be material. Impairment triggering events may include strategic decisions made in response to economic conditions relative to operations and the impact of technology, economic conditions, and industry trends on Esmark’s customer base.

Esmark cannot predict the occurrence of future impairment triggering events nor the impact these events might have on reported asset values. However, sensitivity analysis conducted at December 31, 2006, by Esmark concluded that changes in the profit margin and discount rate assumptions at each reporting unit could have resulted in further impairment as illustrated below at certain levels deemed to be significant as follows:

•	A 100 basis point decrease in profit margin with no change in the discount rate would have resulted in an impairment of approximately $2.4 million at Century Steel.

•	A 100 basis point decrease in profit margin along with a two percent increase in the discount rate to thirteen percent would have resulted in an impairment of approximately $1.3 million at ECT.

•	A 50 basis point decrease in profit margin with no change in the discount rate would have resulted in an additional impairment charge of approximately $3.6 million at Sun Steel.

Esmark does not believe there is a reasonable likelihood that there will be a material change in the future estimates or assumptions we use to test for impairment losses on goodwill and other intangible assets.

Revenue Recognition and Accounts Receivable

Revenue is recognized upon shipment of product to Esmark’s customers, under contractual terms, which are FOB shipping point. Upon shipment, title transfers and the customer assumes the risks and rewards of ownership of the product.

Business Combinations

Esmark is required to allocate the purchase price of acquired business to the tangible and intangible assets acquired and liabilities assumed, based on their estimated fair values. These valuations require Esmark to make significant estimates and assumptions, especially related to intangible assets.

Critical estimates used in valuing certain intangible assets and plant and equipment include but are not limited to: future expected cash flows from acquired customers’ continuing sales and the expected useful life of plant and equipment. Esmark’s estimates are based upon assumptions Esmark believes are reasonable, but which are inherently uncertain and unpredictable; as a result, actual results may differ from estimates.

Impact of Recently Issued Accounting Standards

In February 2007, the FASB issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115 (“SFAS 159”). The fair value option established by SFAS 159 permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. The fair value option: (a) may be applied instrument by instrument, with a few exceptions (for example, investments otherwise accounted for by the equity method) (b) is irrevocable (unless a new election date occurs); and (c) is applied only to entire instruments and not to portions of instruments. FASB

Statement No. 159 is effective for fiscal years beginning after November 15, 2007. Esmark is currently evaluating the impact of adopting SFAS 159 and does not expect the Standard will have a material impact on Esmark’s results of operations or financial position.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurement” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This Statement does not require any new fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. Esmark is currently assessing the impact of SFAS 157 on its financial statements.

In July 2006, the FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes (an interpretation of FASB No. 109)” (FIN 48) which is effective for fiscal years beginning after December 15, 2006. This interpretation was issued to clarify the accounting for uncertainty in income taxes recognized in the financial statements by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Esmark is currently assessing the potential impact of FIN 48 on its financial statements. However, in the event the combination of Wheeling-Pittsburgh and Esmark is completed, the provisions of FIN 48 will become effective immediately.

UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements give effect to the combination of Esmark and Wheeling-Pittsburgh as New Esmark in a transaction to be accounted for as a purchase by Esmark, as the acquiring entity. The unaudited pro forma condensed balance sheet combines the historical consolidated balance sheets of Esmark and Wheeling-Pittsburgh as of June 30, 2007, giving effect to the combination as if it occurred on June 30, 2007. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2006 and for the six months ended June 30, 2007 assumes that the combination took place on January 1, 2006.

These unaudited pro forma condensed consolidated financial statements are for informational purposes only. They do not purport to indicate the results that would have actually been obtained had the merger been completed on the assumed date or for the periods presented, or that may be realized in the future. To produce the unaudited pro forma financial information, Esmark, as the acquiring party, preliminarily allocated the purchase price using its best estimates of fair value. To the extent there are significant changes to Wheeling-Pittsburgh’s business, the assumptions and estimates herein could change significantly. Furthermore, the parties may have reorganization and restructuring expenses as well as potential operating efficiencies as a result of combining the companies. The pro forma financial information does not reflect these potential expenses and efficiencies. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with “Esmark’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Wheeling-Pittsburgh’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements, including related notes, of Esmark and Wheeling-Pittsburgh, respectively, covering these periods, included elsewhere in this prospectus/proxy statement or incorporated by reference.

The unaudited pro forma condensed consolidated financial statements assume that the following occurred as of June 30, 2007 in the case of the pro forma condensed consolidated balance sheet and as of January 1, 2006, in the case of the pro forma condensed consolidated statements of operations:

•	The completion of the combination of Esmark and Wheeling-Pittsburgh;

•	$6.0 million in transaction fees will be paid;

•	No additional employees will be laid-off as a result of the combination;

•	No conforming accounting policy changes;

•	No significant shutdown or idled assets;

•	No significant triggering events under either FASB No. 142, “Goodwill and Other Intangible Assets”, or FASB No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets”;

•

The conversion of $45.0 million of outstanding convertible notes of Wheeling-Pittsburgh into 2,250,000 shares of common stock of Wheeling-Pittsburgh immediately preceding the combination, as discussed below;

•	The exchange of $23.0 million of outstanding exchangeable notes of Wheeling-Pittsburgh into 1,150,000 shares of common stock of New Esmark at the time of the combination;

•

New Esmark will issue 10,526,316 shares of common stock on exercise of Purchase Rights with existing stockholders of Wheeling-Pittsburgh acquiring at least 2,500,000 of these shares and the FMA Stockholders acquiring the remainder pursuant to the standby purchase agreement, as discussed below;

•	Existing stockholders of Wheeling-Pittsburgh would not exercise any Put Rights at $20.00 per share, as discussed below;

•	The fair value of New Esmark’s common stock used in determining the purchase price equaled $20.00 per share, as discussed below.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

JUNE 30, 2007

(dollars in thousands)

	Historical (1)		Pro forma Adjustments		New Esmark Pro forma Consolidated
	Esmark	Wheeling- Pittsburgh
Assets
Current assets:
Cash and cash equivalents	$8,654	$8,098	$—		$16,752
Investments in marketable securities	545	—	(545)	D	—
Accounts receivable, net	74,355	217,861	(3,975)	D	288,241
Inventories	133,188	225,394	79,091	C	437,673
Prepaid expenses and other	9,910	22,581	(720)	D	31,771
Deferred income taxes	2,262	—	(2,262)	J	—

Total current assets	228,914	473,934	71,589		774,437
Investment in and advances to affiliated companies	95	130,676	10,671	C	141,442
Property, plant and equipment, net	46,788	447,759	75,000	C	569,547
Deferred income tax benefits	—	25,224	29,429	C,J	54,653
Intangible assets, net	32,518	236	—		32,754
Goodwill	41,917	—	27,689	C	69,606
Other assets	389	7,613	—		8,002

Total assets	$350,621	$1,085,442	$214,378		$1,650,441

Liabilities
Current liabilities:
Accounts payable	$43,655	$199,572	$(3,975)	D	$239,252
Short-term debt	56,685	150,700	(192,000)	I	15,385
Employee benefits and other accrued liabilities	6,811	75,131	(150)	L	81,792
Deferred income taxes payable	—	25,224	27,397	C,J	52,621
Dividends payable	3,506	—	—		3,506
Convertible debt	—	65,376	(65,376)	B	—
Long-term debt due in one year	499	226,196	(71,265)	K	155,430

Total current liabilities	111,156	742,199	(305,369)		547,986
Long-term debt	1,122	13,356	71,265	K	85,743
Convertible debt, net of discount	—	—	5,000	B	5,000
Deferred income taxes	230	—	(230)	J	—
Employee benefits and other liabilities	425	135,923	—		136,348

Total liabilities	112,933	891,478	(229,334)		775,077

Minority interest	1,478	—	—		1,478

Temporary equity—preferred stock	170,518	—	(170,518)	G	—

Stockholders’ equity
Common stock	—	153	314	A,H,I	467
Additional paid-in-capital	143,829	301,025	508,496	A,B,C,D	953,350
				E,F,G,H,I
Accumulated deficit	(78,081)	(105,644)	103,794	E,I,L	(79,931)
Treasury stock	—	(100)	100	F	—
Accumulated other comprehensive income (loss)	(56)	(1,470)	1,526	D,E	—

Total stockholders’ equity	65,692	193,964	614,230		873,886

Total liabilities and stockholders’ equity	$350,621	$1,085,442	$214,378		$1,650,441

(1)	Amounts derived from the unaudited financial statements of Esmark included on page F-1 and from the unaudited consolidated financial statements of Wheeling-Pittsburgh incorporated by reference herein.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2006

(dollars in thousands, except per share amounts)

	Historical (1)		Pro forma Adjustments		New Esmark Pro forma Consolidated
	Esmark	Wheeling- Pittsburgh
	(As restated)
Revenues
Net sales	$577,982	$1,770,765	$(5,535)	L	$2,343,212

Costs and expenses
Cost of sales	503,137	1,621,799	(5,535)	L	2,119,401
Depreciation and amortization expense	9,623	39,496	4,867	M	53,986
Impairment of goodwill	6,532	—	—		6,532
Selling, general and administrative expense	49,556	85,530	—		135,086

Total costs and expense	568,848	1,746,825	(668)		2,315,005

Operating income (loss)	9,134	23,940	(4,867)		28,207
Interest expense and other financing costs	(2,656)	(26,749)	11,188	N	(18,217)
Other income	578	13,332	(1,067)	O	12,843

Income before income taxes and minority interest	7,056	10,523	5,254		22,833
Income tax provision	3,669	4,244	1,970	P	9,883

Income before minority interest	3,387	6,279	3,284		12,950
Minority interest	142	202	—		344

Net income	$3,529	$6,481	$3,284		$13,294

Earnings (loss) per share:
Net income	$3,529	$6,481	$3,284		$13,294
Less preferred dividends	(58,723)	—	58,723		—

Income (loss) available to common shareholders	$(55,194)	$6,481	$62,007		$13,294

Basic	$(479.47)	$0.44	N/A		$0.29
Diluted	$(479.47)	$0.44	N/A		$0.29

Weighted average shares (in thousands):
Basic	115	14,725	31,311	Q	46,151
Diluted	115	14,864	31,311	Q	46,290

(1)	Amounts derived from the financial statements of Esmark included on page F-1 and from the consolidated financial statements of Wheeling-Pittsburgh incorporated by reference herein.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

STATEMENT OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2007

(dollars in thousands, except per share amounts)

	Historical (1)		Pro forma Adjustments		New Esmark Pro forma Consolidated
	Esmark	Wheeling- Pittsburgh
Revenues
Net sales	$354,973	$864,698	$(10,865)	L	$1,208,806

Costs and expenses
Cost of sales	318,441	890,556	(11,585)	L	1,197,412
Depreciation and amortization expense	5,629	18,816	2,433	M	26,878
Selling, general and administrative expense	25,809	43,651	(150)	L	69,310

Total costs and expense	349,879	953,023	(9,302)		1,293,600

Operating income (loss)	5,094	(88,325)	(1,563)		(84,794)

Interest expense and other financing costs	(2,361)	(19,692)	9,900	N	(12,153)
Other income	967	6,532	(1,254)	L,O	6,245

Income (loss) before income taxes and minority interest	3,700	(101,485)	7,083		(90,702)
Income tax provision	1,571	—	(1,571)	P	—

Income (loss) before minority interest	2,129	(101,485)	8,654		(90,702)
Minority interest	228	—	—		228

Net income (loss)	$2,357	$(101,485)	$8,654		$(90,474)

Loss per share:
Net income (loss)	$2,357	$(101,485)	$8,654		$(90,474)
Less preferred dividends	(6,964)	—	6,964		—

Loss available to common shareholders	$(4,607)	$(101,485)	$15,618		$(90,474)

Basic	$(31.96)	$(6.63)	N/A		$(1.94)
Diluted	$(31.96)	$(6.63)	N/A		$(1.94)

Weighted average shares (in thousands):
Basic	144	15,310	31,282	Q	46,736
Diluted	144	15,310	31,282	Q	46,736

(1)	Amounts derived from the unaudited financial statements of Esmark included on page F-1 and from the unaudited consolidated financial statements of Wheeling-Pittsburgh incorporated by reference herein.

NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS

1.	Description of Transaction and Basis of Presentation

On March 16, 2007, New Esmark, Esmark, Esmark Merger, WPC Merger and Wheeling-Pittsburgh entered into an Agreement and Plan of Merger and Combination. New Esmark, Esmark Merger and WPC Merger are newly-formed corporations formed solely for the purpose of effecting the combination. The agreement was amended October 22, 2007. Esmark Merger will be merged into Esmark, with Esmark being the survivor. WPC Merger will be merged into Wheeling-Pittsburgh, with Wheeling-Pittsburgh being the survivor. As a result, Esmark and Wheeling-Pittsburgh will become wholly-owned subsidiaries of New Esmark.

Pursuant to the agreement, the existing stockholders of Esmark will receive 17.5 million shares of common stock of New Esmark. Pursuant to the agreement, the existing stockholders of Wheeling-Pittsburgh will have the option of receiving:

•	One share of common stock of New Esmark for each share of common stock of Wheeling-Pittsburgh held; or

•

One share of common stock of New Esmark for each share of common stock of Wheeling-Pittsburgh held and one non-transferable right to subscribe to and purchase one share of common stock of New Esmark at $19.00 per share (a “Purchase Right”); or

•	One share of common stock of New Esmark or the right to receive, upon valid election and exercise of such right, $20.00 per share in cash (a “Put Right”).

As a condition to the closing of the combination, funds managed by the FMA Stockholders and New Esmark will enter into a standby purchase agreement pursuant to which the FMA stockholders would be required to purchase any of the unexercised purchase rights up to a maximum of $200.0 million at $19.00 per share. Further, the FMA Stockholders would have the right to purchase a minimum of $50.0 million of common stock of New Esmark at $19.00 per share, in the event that the FMA Stockholders would not otherwise obligated to purchase at least $50.0 million of common stock of New Esmark as a result of unexercised Purchase Rights.

At June 30, 2007, Wheeling-Pittsburgh had 15,335,483 shares of common stock outstanding. At June 30, 2007, Wheeling-Pittsburgh had $50.0 million in convertible notes outstanding that were subject to conversion into 2,500,000 shares of common stock of Wheeling-Pittsburgh immediately preceding the combination. In June 2007, $5.0 million of these outstanding convertible notes were amended to provide for conversion at a per share price in excess of the current per share price of Wheeling-Pittsburgh common stock and to grant to the holders of such notes the ability to opt out of any automatic conversion of such notes immediately preceding the merger. For purposes of the condensed consolidated financial statements, it has been assumed that $5.0 million of the convertible notes outstanding as of June 30, 2007 will not be converted into shares of common stock of Wheeling-Pittsburgh immediately preceding the merger. As a result, it has been assumed that $45.0 million of such convertible notes will be converted into 2,250,000 shares of Wheeling-Pittsburgh common stock immediately preceding the merger.

At June 30, 2007, Wheeling-Pittsburgh has $23.0 million in exchangeable notes outstanding that are subject to automatic exchange for 1,150,000 shares of common stock of New Esmark upon consummation of the combination.

For purpose of the pro forma condensed consolidated financial statements it has been assumed that:

•	Existing stockholders of Wheeling-Pittsburgh would exchange 15,335,483 shares of common stock of Wheeling-Pittsburgh for 15,335,483 shares of common stock of New Esmark;

•

$45.0 million of Wheeling-Pittsburgh outstanding convertible debt would automatically convert into 2,250,000 shares of common stock of Wheeling-Pittsburgh immediately preceding the merger which, in turn, would be exchanged for 2,250,000 shares of common stock of New Esmark;

•	$23.0 million of Wheeling-Pittsburgh outstanding exchangeable debt would automatically be exchanged for 1,150,000 shares of New Esmark common stock upon consummation of the combination;

•

New Esmark will issue 10,526,316 shares of common stock on exercise of Purchase Rights with existing stockholders of Wheeling-Pittsburgh acquiring at least 2,500,000 of these shares and the FMA Stockholders acquiring the remainder pursuant to the standby purchase agreement (See Note i below); and

•	Existing stockholders of Wheeling-Pittsburgh would not exercise any Put Rights at $20.00 per share (See Note ii below).

Notes:

i	The two largest stockholders of Wheeling-Pittsburgh have historically maintained a direct or indirect interest in Wheeling-Pittsburgh of at least 10% of the outstanding common stock of Wheeling-Pittsburgh. It has been assumed that these two significant stockholders will exercise Purchase Rights so as to maintain an interest in New Esmark approximating 10% of the outstanding common stock of New Esmark after the combination. For this reason, it has been assumed that these two significant stockholders will elect to exercise Purchase Rights to purchase up to 2,500,000 shares of common stock of New Esmark at $19.00 per share.

If existing stockholders of Wheeling-Pittsburgh do not elect to exercise any Purchase Rights, the FMA Stockholders, pursuant to the standby purchase agreement, to be entered into by the FMA Stockholders and New Esmark would be obligated to acquire 10,526,316 shares of New Esmark. Conversely, if existing stockholders of Wheeling-Pittsburgh elect to exercise all of their Purchase Rights (i.e., 10,526,316 shares of common stock of New Esmark), New Esmark would be obligated to issue an additional 2,631,579 shares of New Esmark common stock to the FMA Stockholders pursuant to the standby purchase agreement in exchange for additional cash proceeds of $50.0 million.

ii	It has been assumed that the share price of New Esmark immediately after the combination will be in excess of $20.00 per share. For this reason, it has been assumed that existing stockholders of Wheeling-Pittsburgh will not exercise any Put Rights requiring New Esmark to repurchase newly issued common stock of New Esmark from existing stockholders of Wheeling-Pittsburgh at $20.00 per share.

If existing shareholders of Wheeling-Pittsburgh exercise Put Rights and receive cash for up to a maximum of 7.5 million shares of Wheeling-Pittsburgh common stock at $20.00 shares, the cash proceeds received will be reduced from $200.0 million to $50.0 million, before transaction costs.

iii	Based on the assumptions made as noted above and the conversion or exchange of the $45.0 million convertible notes and $23.0 million exchangeable notes outstanding as of June 30, 2007, existing stockholders of Wheeling-Pittsburgh will own approximately 40.5% of the outstanding common stock of New Esmark. Further, the current board of directors of Wheeling-Pittsburgh is comprised entirely of Esmark nominated or supported directors (resulting from the proxy contest settled in November 2006), all executive positions of Wheeling-Pittsburgh with the exception of the Chief Financial Officer and the Treasurer are currently held by executives newly appointed by the Esmark nominated board of directors, and, as a result of the combination, the FMA stockholders will hold a significant minority interest in New Esmark. As such, it has been determined that Esmark is the accounting acquirer as a result of the combination.

Considering all of the possible options relative to the exercise of Purchase Rights and Put Rights subject to exercise by existing Wheeling-Pittsburgh stockholders and considering the resulting effects of the FMA stockholders standby purchase agreement, existing Wheeling-Pittsburgh stockholders could own as little as 26% of the outstanding voting common stock of New Esmark or as much as 57% of the outstanding voting common stock of New Esmark immediately following the combination.

In the event that the existing Wheeling-Pittsburgh stockholders own 57% of the outstanding voting common stock of New Esmark immediately following the combination, we have concluded that Esmark will also be the accounting acquirer as a result of the combination for the following reasons:

•	Nine of eleven members of the former board of directors of Wheeling-Pittsburgh were replaced by Esmark nominees to the board of directors in November 2006;

•

Substantially all of the senior management of Wheeling-Pittsburgh was replaced by Esmark personnel or individuals recommended by Esmark personnel and approved by the Esmark nominated board of directors, with the exception of the Chief Financial Officer of Wheeling-Pittsburgh;

•	The existing stockholders of Esmark will own 43% of the outstanding common stock of New Esmark;

•

The FMA Stockholders will obtain a homogeneous minority voting interest of 33% of the outstanding common stock of New Esmark, considering that the shares of New Esmark common stock held or to be held by the FMA Stockholders are owned by various funds managed by Franklin Mutual Advisers, LLC (FMA) pursuant to certain investment management contracts and that these investment management contracts grant to FMA all investment and voting power over the securities owned by these investment funds;

•	The single-largest, unrelated stockholder of Wheeling-Pittsburgh will obtain a minority interest in New Esmark no greater than 8% of the outstanding common stock of New Esmark; and

•

Because the existing Wheeling-Pittsburgh stockholders are a non-homogeneous voting group, and a substantial percentage of Wheeling-Pittsburgh stockholders have not historically voted (at the 2005 and 2006 annual meeting of Wheeling-Pittsburgh stockholders only 81% and 70%, respectively, of the outstanding shares were voted), we believe these stockholders would not vote in a manner that would override the homogeneous vote of the FMA stockholders with respect to the election of the board of directors, including the election of a board of directors which would enter new employment agreements with Messrs. James Bouchard, Craig Bouchard and Thomas Modrowski whose existing employment agreements terminate 30 days after completion of the combination.

Options to purchase common stock of Wheeling-Pittsburgh that are outstanding on the closing date will be assumed by New Esmark and will thereafter constitute an option to acquire common stock of New Esmark. Substantially all stock unit awards outstanding under Wheeling-Pittsburgh’s management stock incentive plan as of the closing will be assumed by New Esmark and will thereafter constitute stock unit awards payable in common stock of New Esmark. The “exchange” of these equity instruments as a result of the combination would not have a material effect on compensation expense recognized for the year ended December 31, 2006 and for the six months ended June 30, 2007 assuming that the “exchange” had occurred on January 1, 2006.

The transaction is expected to qualify as a reorganization within the meaning of Section 368(a) or 351 of the Internal Revenue Code.

The combination is subject to customary closing conditions, including approval by Esmarks’ stockholders and Wheeling-Pittsburgh’s stockholders.

2.	Purchase Price

A preliminary estimate of the purchase price is as follows (dollars in thousands, except per share amounts):

Estimated fair value of New Esmark shares issued to existing shareholders of Wheeling-Pittsburgh (15,335,483 shares at $20.00 per share)	$306,710
Estimated fair value of New Esmark shares issued to shareholders of Wheeling- Pittsburgh as a result of the conversion or exchange of $45.0 million of convertible and exchangeable notes immediately preceding the merger (2,250,000 shares at $20.00 per share)	45,000
Estimated fair value of New Esmark shares issued as a result of the conversion of $23.0 million of Wheeling-Pittsburgh convertible notes upon consummation of the merger (1,150,000 shares at $20.00 per share)	23,000

Total	374,710
Other costs:
Estimated transactions costs incurred	6,000
Estimated intrinsic value of purchase rights exercised by existing shareholders of Wheeling-Pittsburgh (2,500,000 at $1.00 per share)	2,500
Estimated fair market value of 28,452 stock options “exchanged” (Black-Scholes valuation of $15.94 per share less intrinsic value at June 30, 2007)	368
Estimated fair market value of 413,378 stock unit awards “exchanged” (difference between fair value of $ 20.00 per share and the unamortized compensation expense of $16.55 per share as of June 30, 2007)	1,427

Estimated purchase price	$385,005

For pro forma purposes, the fair value of common stock of New Esmark used in determining the purchase price was estimated to be $20.00 per share, which approximates the current market price of common stock of Wheeling-Pittsburgh as of October 3, 2007. The per share value of common stock of New Esmark on the opening of trading on the day following the consummation of the merger will be used to determine the actual consideration paid in accordance with FASB No. 141.

For pro forma purposes, the estimated purchase price has been allocated based on a preliminary valuation of Wheeling-Pittsburgh’s tangible and intangible assets and liabilities based on their estimated fair values as of June 30, 2007 of $385,005 as follows (in thousands):

Cash and cash equivalents	$8,098
Accounts receivable	217,861
Inventory	304,485
Other current assets	22,581
Investment in and advances to affiliated companies	141,347
Property, plant and equipment	522,759
Other non-current assets	62,732
Goodwill	27,689
Short-term debt	(150,700)
Current liabilities	(329,586)
Long-term debt, including current portion	(239,552)
Convertible debt	(5,000)
Other non-current liabilities	(135,923)
Additional paid-in capital (application of SOP 90-7)	(61,786)

Total	$385,005

The purchase price allocation will remain preliminary until Esmark completes a final valuation of the property, plant and equipment acquired and the intangible assets acquired and makes a final determination of the fair value of the other assets and liabilities acquired. The final amounts allocated to assets and liabilities acquired could differ significantly from the amounts presented in the unaudited pro forma consolidated financial statements.

3.	Pro Forma Adjustments (dollars in thousands, except per share amounts)

A.	To record the New Esmark common stock issued to existing Wheeling-Pittsburgh stockholders in the merger as follows:

Shares issued—existing Wheeling-Pittsburgh shareholders	15,335,483
Shares issued—conversion of $45,000 convertible debt	2,250,000
Shares issued—conversion of $23,000 convertible debt	1,150,000

Total shares issued	18,735,483
Per share price	$20.00

Total	$374,710

Allocation:
Common stock; $.01 par value	$187
Additional paid-in-capital	374,523

Total	$374,710

B.	To reflect the conversion of convertible notes outstanding into Wheeling-Pittsburgh common stock immediately preceding the combination and into New Esmark common stock as a result of the combination.

C.	To record the allocation of purchase price, in excess of book value, in the combination to the net assets and liabilities of Wheeling-Pittsburgh as follows:

Inventory	$79,091
Investment in and advances to affiliated companies	10,671
Property, plant and equipment	75,000
Deferred income tax benefits	29,659
Goodwill	27,689
Deferred income taxes payable	(29,659)
Additional paid-in capital (application of SOP 90-7)	(61,786)

Total	$130,665

As a result of the step-up in basis of certain assets and the resulting recognition of a deferred income tax liability, Wheeling-Pittsburgh will reduce the valuation allowance provided against deferred tax assets in the amount of $61,786. Pursuant to Statement of Position 90-7, the release of this valuation allowance results in a credit to additional paid-in capital.

The fair value of Wheeling-Pittsburgh net assets in excess of book value was determined, principally, and in general, as follows:

•

The fair value of the inventory was estimated to be equal to current cost (as compared to LIFO cost used to determine book value), less an estimated lower of cost or market adjustment as of June 30, 2007;

•	The fair value of investment and advances to affiliated companies was estimated to be equal to the projected discounted cash flows for significant affiliates;

•	The fair value of intangible assets, representing long-term sales contracts, was estimated to be equal to the projected discounted cash flows associated with such contracts; and

•

The fair value of property, plant and equipment was estimated to be equal to an amount in excess of book value approximating $75,000, with such excess resulting principally from a general increase in the fair value of U.S. steel-based assets since Wheeling-Pittsburgh applied fresh-start accounting in July 2003 coupled with the successful installation and integration of Wheeling-Pittsburgh’s new electric arc furnace; and

•	No other intangible assets having a material amount of fair value have been identified.

D.	To eliminate intercompany receivables and payables, intercompany investment accounts and other intercompany account balances.

E.	To eliminate the equity accounts of Wheeling-Pittsburgh, other than treasury stock.

F.	To eliminate the treasury stock of Wheeling-Pittsburgh to be cancelled as a part of the combination.

G.	To eliminate the preferred stock of Esmark to be converted into Esmark common stock immediately preceding and as a part of the combination.

H.	To record the issuance of 17,500,000 shares of New Esmark common stock to existing stockholders of Esmark.

I.	To record the New Esmark common stock issued pursuant to the exercise of the Purchase Rights and to record the application of cash as follows:

Shares issued	10,526,316
Per share purchase price	$19.00

Total cash received	$200,000

Allocation:
Common stock; $.01 par value	$105
Additional paid-in-capital	199,895

Total	$200,000

Application of cash received:
Cash received	$200,000
Repayment of revolving credit debt outstanding	(192,000)
Success bonus (Esmark expense)	(2,000)
Transaction fees	(6,000)

Cash balance	$—

Note:	It has been assumed that no Put Rights will be exercised by existing stockholders of Wheeling-Pittsburgh. The exercise of such Put Rights could have a significant effect on the application of cash proceeds as noted above.

J.	To reclassify deferred tax assets and liabilities.

K.	To reclassify certain long-term debt that was classified by Wheeling-Pittsburgh as current debt as of June 30, 2007, as a result of there being doubt as to Wheeling-Pittsburgh’s ability to meet future financial covenants under its term loan agreement. As a result of the combination, Wheeling-Pittsburgh’s term loan will become payable on April 1, 2008, eliminating Wheeling-Pittsburgh’s need to comply with the financial covenant under the term loan that will become effective again as of April 1, 2008.

L.	To eliminate intercompany sales and cost of sales and other intercompany transactions.

M.	To record additional depreciation and amortization expense on property, plant and equipment, based on a pro rata allocation of excess purchase price of $75,000 to existing classes of property, plant and equipment and an estimated composite useful life of approximately 15.4 years, as follows:

	Year Ended December 31, 2006	Six Months Ended June 30, 2007
Depreciation and amortization expense	$4,867	$2,433

N.	To reduce interest expense as a result of the application of proceeds received from the exercise of the purchase rights used to reduce short-term borrowings for the year ended December 31, 2006 and for the six months ended June 30, 2007, as noted below and to reduce interest expense for actual interest costs incurred on $45,000 and $23,000 of convertible and exchangeable debt for the six months ended June 30, 2007, including the actual amortization of debt discount, as follows:

	Year Ended December 31, 2006	Six Months Ended June 30, 2007
Interest expense—Wheeling-Pittsburgh revolving credit facility at actual interest cost incurred	$7,884	$5,373
Interest expense—Esmark revolving credit facility at 8%	3,304	1,652
Interest expense—convertible debt	—	1,432
Amortization of debt discount—convertible debt	—	1,443

Total	$11,188	$9,900

On March 16, 2007, Wheeling-Pittsburgh issued $50,000 of convertible notes, of which $45,000 are automatically convertible into 2,250,000 shares of common stock of Wheeling-Pittsburgh immediately preceding the combination. The fair value of common stock of Wheeling-Pittsburgh was $24.03 per share on the date of issuance of the convertible notes. As a result, a beneficial conversion feature, and corresponding debt discount, of $9,067 million was computed on the date of issuance with respect to $45,000 of the convertible notes. Upon automatic conversion of the notes immediately preceding the combination, the unamortized debt discount on the notes will be charged to interest expense by Wheeling-Pittsburgh. Since the convertible notes were not outstanding as of January 1, 2006, no beneficial conversion feature, and no corresponding debt discount, would have been computed as of January 1, 2006. As a result, no adjustment to interest expense has been made in the pro forma consolidated condensed statements of operation with respect to unamortized debt discount on the convertible notes for the year ended December 31, 2006. The amortization of debt discount on $45,000 of the convertible notes for the six months ended June 30, 2007 has been eliminated.

On May 8, 2007, Wheeling-Pittsburgh issued $23,000 of exchangeable notes which are automatically exchangeable for 1,150,000 shares of common stock of New Esmark upon consummation of the merger. Upon consummation of the merger, the beneficial conversion feature of these notes will be computed as being equal to the difference between the per share price of New Esmark common stock on the conversion date and the exchange price of $20.00, with such amount being recorded as interest expense at that time. With the assumed fair value of New Esmark common stock being $20.00 per share, no beneficial conversion feature has been computed or accounted for in the pro forma condensed consolidated financial statements relative to these notes. Interest expense accrued on the face amount of these notes has been eliminated for the six months ended June 30, 2007.

O.	To record the amortization of the excess purchase price allocated to investment in and advances to affiliated companies of $10,671 million over a 10-year period, estimated to approximate the remaining useful life of the long-lived assets of the affiliated companies, as follows:

	Year Ended December 31, 2006	Six Months Ended June 30, 2007
Equity income of affiliated companies	$1,067	$534

P.	To record the income tax effect of changes in pre-tax income at an estimated effective tax rate of 37.5% for the year ended December 31, 2006. No income tax effect was reflected for the six months ended June 30, 2007 as it is more likely than not that the tax benefit associated with the loss incurred would not result in a reduction of future income taxes payable.

Q.	To reflect the weighted average basic and diluted shares outstanding as follows:

	Year Ended December 31, 2006	Six Months Ended June 30, 2007
Weighted average basic shares (in thousands):
Esmark basic shares outstanding	115	144
Wheeling-Pittsburgh basic shares outstanding	14,725	15,310

Total	14,840	15,454

Number of shares of New Esmark common stock issued:
Shares issued to Esmark shareholders, net	17,385	17,356
Conversion of convertible debt	3,400	3,400
Exercise of purchase rights	10,526	10,526

Total	31,311	31,282

Total	46,151	46,736

Weighted average diluted shares (in thousands):
Esmark diluted shares outstanding	115	144
Wheeling-Pittsburgh diluted shares outstanding	14,864	15,310

Total	14,979	15,454

Number of shares of New Esmark common stock issued:
Shares issued to Esmark shareholders, net	17,385	17,356
Conversion of convertible debt	3,400	3,400
Exercise of purchase rights	10,526	10,526

Total	31,311	31,282

Total	46,290	46,736

OFF-BALANCE SHEET ARRANGEMENTS AND CERTAIN OTHER OBLIGATIONS

During March 2007, Esmark executed a guarantee in favor of one of Wheeling-Pittsburgh’s scrap suppliers enabling Wheeling-Pittsburgh to increase its credit with this supplier. Under that agreement, Esmark unconditionally guarantees the payment when due of all of Wheeling-Pittsburgh’s payment obligations arising out of the purchase of scrap from this supplier. Esmark may, upon no less than sixty days prior written notice to the supplier of the release date, release itself from any further obligations under this guarantee.

On June 7, 2007, this scrap supplier filed a notice of motion for summary judgment in lieu of a complaint against Esmark and its affiliates in the Supreme Court of the State of New York seeking payment of past due obligations of Wheeling-Pittsburgh in the approximate amount of $31 million pursuant to the guarantee. The motion for summary judgment was denied on October 2, 2007 and the matter will now proceed as a companion case to the scrap supplier’s suit against Wheeling-Pittsburgh.

Esmark intends to vigorously defend this suit. There can be no assurance as to the outcome of these actions or their effect on the financial condition or results of operations of Esmark.

THE AGREEMENT

The agreement is the legal document that governs the combination. This section of the proxy statement/ prospectus describes the material provisions of the agreement, but may not contain all of the information about the agreement that is important to you. The agreement is included as Annex A to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. You are encouraged to read the agreement in its entirety.

Structure of the Combination

Subject to the terms and conditions of the agreement and in accordance with Delaware law, at the effective time of the combination, WPC Merger will merge with and into Wheeling-Pittsburgh (the “WPC Merger Transaction”). At the same time, Esmark Merger will merge with and into Esmark (the “Esmark Merger Transaction”).

As a result of the transactions, Wheeling-Pittsburgh and Esmark will both become wholly owned subsidiaries of New Esmark.

Closing and Effective Time of the Combination

The combination will become effective upon the filing of the certificates of merger with the Secretary of State of the State of Delaware or at such later time as is agreed upon by Esmark, New Esmark, Esmark Merger, WPC Merger and Wheeling-Pittsburgh and specified in the certificates of merger. The closing of the combination will occur on a date specified by Esmark, New Esmark, Esmark Merger, WPC Merger and Wheeling-Pittsburgh, which will be no later than the second business day after the conditions to the effectiveness of the combination set forth in the agreement have been satisfied or waived. Although the combination is expected to be completed no later than the second business day after the special meeting of Wheeling-Pittsburgh’s stockholders, there can be no assurances that Wheeling-Pittsburgh, Esmark, New Esmark, Esmark Merger and WPC Merger will satisfy or waive all conditions to the combination.

Directors and Officers of New Esmark After the Combination

The directors of New Esmark immediately after the combination will consist of the existing directors of Wheeling-Pittsburgh:

Albert G. Adkins

Craig T. Bouchard*

James P. Bouchard

Clark Burrus

C. Frederick Fetterolf

James V. Koch

George Muñoz

Joseph Peduzzi

James A. Todd

James L. Bowen

Lynn R. Williams

Under this agreement Esmark has the right to designate two directors of New Esmark. Esmark has not identified either of these designees at this time and currently does not intend to exercise its right to designate such directors.

* As discussed in the “Recent Developments” section on page 25 of this proxy statement/prospectus, it is anticipated that, upon the completion of the Sparrows Point acquisition, Craig T. Bouchard will relinquish his position with Esmark, Wheeling-Pittsburgh and New Esmark, respectively, and take executive management positions with E2 Corporation.

The initial officers of New Esmark immediately after the combination:

James P. Bouchard	Chairman of the Board of Directors and Chief Executive Officer
Craig T. Bouchard	Vice Chairman of the Board of Directors and President*
David A. Luptak	Executive Vice President, General Counsel and Secretary*
Paul J. Mooney	Executive Vice President and Chief Financial Officer
J. Gregory Pilewicz	Senior Vice President, Human Resources
Michael P. DiClemente	Vice President and Treasurer
Vincent D. Assetta	Vice President and Controller, Mill Operations
John F. Krupinski	Vice President and Controller, Service Center Operations

*As discussed in the “Recent Developments” section on page 25 of this proxy statement/prospectus, it is anticipated that, in the event of the closing of the Sparrows Point acquisition, Craig T. Bouchard and David A. Luptak would relinquish their positions with Esmark, Wheeling-Pittsburgh and/or New Esmark, respectively, and take executive management positions with E2 Corporation. In this circumstance, it is also anticipated that Thomas A. Modrowski, current President and Chief Operating Officer of WPSC, would take the position of President of Wheeling-Pittsburgh and New Esmark.

The directors and officers will serve in accordance with the bylaws of New Esmark until their respective successors are duly elected or appointed and qualified.

Certificate of Incorporation and Bylaws of New Esmark, WPC Merger and Esmark Merger

At the effective time of the combination, the certificate of incorporation and bylaws of New Esmark will be in the forms attached to the agreement as exhibits. See “Comparison of Stockholder Rights” at page 177 for a description of the contents of these documents.

At the effective time of the combination, the certificate of incorporation and bylaws of WPC Merger (substantially in the form attached as an exhibit to the agreement or as it may be amended with the mutual consent of New Esmark, WPC Merger and Wheeling-Pittsburgh before the combination) as in effect before the WPC Merger Transaction will become the certificate of incorporation and bylaws of Wheeling-Pittsburgh as the surviving corporation of the WPC Merger Transaction.

At the effective time of the combination, the certificate of incorporation and bylaws of Esmark Merger (substantially in the form attached as an exhibit to the agreement) as in effect before the Esmark Merger Transaction will become the certificate of incorporation and bylaws of Wheeling-Pittsburgh as the surviving corporation of the Esmark Merger Transaction.

Consideration

At the effective time of the combination, each issued and outstanding share of Wheeling-Pittsburgh common stock, other than shares owned by Esmark Merger and shares owned by Wheeling-Pittsburgh as treasury stock, will be converted into:

•	one share of New Esmark common stock (the “Stock Election”);

•

one share of New Esmark common stock and one non-transferable right to subscribe for and purchase, at a price of $19.00 per share, a newly issued share of New Esmark common stock (the “Purchase Rights”); or

•	$20.00 per share in cash, if this right is validly elected and exercised, which we refer to as the Put Rights.

Those stockholders exercising Purchase Rights will be subject to the Purchase Rights Cap pursuant to which, in no event will the aggregate number of shares of New Esmark common stock issued pursuant to the Purchase

Rights exceed 10,526,316. Those stockholders exercising Put Rights are subject to the Put Election Cap pursuant to which, the number of Wheeling-Pittsburgh common shares converted into the right to receive $20.00 per share will not exceed 7,500,000.

Wheeling-Pittsburgh’s treasury stock and shares of its common stock owned by Esmark Merger will be cancelled at the effective time of the combination without any payment. Wheeling-Pittsburgh stockholders who validly submit an Election Form and the applicable Exercise Notice will receive the applicable consideration promptly after the completion of the combination. Wheeling-Pittsburgh stockholders who have not validly submitted an Election Form and the applicable Exercise Notice will receive shares of New Esmark common stock after exchanging their Wheeling-Pittsburgh Corporation stock certificates in accordance with the instructions contained in the letter of transmittal to be sent to Wheeling-Pittsburgh stockholders shortly after completion of the combination. The consideration was determined through arm’s-length negotiations between Esmark and Wheeling-Pittsburgh acting through the Special Committee of the Board of Directors.

New Esmark and Computershare, as the Exchange Agent, will be entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of Wheeling-Pittsburgh common stock those amounts required to be deducted and withheld with respect to making that payment under the Code, or any other applicable state, local or foreign tax law.

Purchase Rights

Each Purchase Right will entitle its holder to purchase one share of New Esmark’s common stock for $19.00. The Purchase Rights are non-transferable and will be exercisable prior to 5 p.m., Pittsburgh time on November 26, 2007, the day before the special meeting. The aggregate number of shares issued pursuant to Purchase Rights will not exceed 10,526,316. If the Purchase Rights Cap is exceeded, then the number of rights each Wheeling-Pittsburgh stockholder is entitled to receive will be reduced pro rata, pursuant to the agreement. Wheeling-Pittsburgh stockholders may elect the Purchase Rights option by properly executing the Election Form that will be sent in a separate mailing concurrently with this proxy statement/prospectus. Purchase Rights may be exercised subject to completion of the combination by returning properly completed exercise notices included with such mailing by 5 p.m., Pittsburgh time on November 26, 2007, the day before the special meeting.

Put Rights

Each Put Right will entitle its holder to receive $20.00 per share (not including any taxes) for each share of Wheeling-Pittsburgh common stock. The Put Rights are exercisable prior to 5 p.m., Pittsburgh time on November 26, 2007, the day before the special meeting. The aggregate number of shares for which Put Rights are exercised will not exceed 7,500,000. If the Put Exercise Cap is exceeded, then the number of shares for which each Wheeling-Pittsburgh stockholder is entitled to receive cash will be reduced pro rata, pursuant to the agreement. Wheeling-Pittsburgh stockholders may elect the Put Rights option by properly executing the Election Form that will be sent in a separate mailing concurrently with this proxy statement/prospectus. Put Rights may be exercised subject to completion of the combination by returning a properly completed Purchase Rights Exercise Notice included with such mailing by 5 p.m., Pittsburgh time on November 26, 2007, the day before the special meeting.

Effect on Stock Options and Restricted Stock Unit Awards

Before the closing of the combination, Wheeling-Pittsburgh will adjust the terms of all outstanding options to purchase shares of its common stock granted under its 2003 Management Stock Incentive Plan (the “Stock Incentive Plan”), as necessary, to provide that, at the effective time of the combination, each stock option outstanding immediately before the effective time of the combination will be amended and converted into an option to acquire, on the same terms and conditions, the same number of shares of the common stock of New Esmark as the number of shares of Wheeling-Pittsburgh common stock subject to the option, at a price per share of New Esmark common stock equal to the aggregate exercise price for the shares of Wheeling-Pittsburgh common stock otherwise purchasable under the option divided by the aggregate number of shares of New Esmark common stock deemed purchasable under the option.

Before the closing of the combination, Wheeling-Pittsburgh will also adjust the terms of all outstanding restricted stock unit awards granted under the Stock Incentive Plan, as necessary, to provide that at the effective time of the combination, each outstanding restricted stock unit award will be converted into an award, on the same terms and conditions, of restricted stock units for the same number of shares of New Esmark common stock as the number of shares of Wheeling-Pittsburgh stock subject to the restricted stock unit award; provided, that the Board of Directors of New Esmark will, if and to the extent it deems necessary, adjust any performance criteria or goals applicable to vesting or such other terms of the restricted stock unit awards, in its discretion, to reflect the impact of the transactions contemplated by the combination.

All existing restrictions or limitations on transfer and vesting of stock options and restricted stock unit awards under the Stock Incentive Plan, or any other plan, program or arrangement of Wheeling-Pittsburgh or its subsidiaries, will remain in full force and effect after giving effect to the combination.

For more information as it relates to the conversion of stock options and restricted stock unit awards by Wheeling-Pittsburgh’s directors and executive officers, see “The Combination—Interests of Wheeling-Pittsburgh’s Directors and Executive Officers in the Combination” starting on page 88.

Deregistration and Delisting of Wheeling-Pittsburgh’s Stock

If the combination is completed, Wheeling-Pittsburgh will delist its common stock from the NASDAQ Global Market and deregister its common stock under the Exchange Act. The stockholders of each of Esmark and Wheeling-Pittsburgh will become stockholders of New Esmark and thus rights of stockholders will be governed by Delaware law and by New Esmark’s Certificate of Incorporation and Bylaws. See “Comparison of Stockholder Rights” starting on page 177.

Wheeling-Pittsburgh will cease filing periodic reports pursuant to the Exchange Act with the SEC following deregistration of its common stock, subject to securities law requirements.

Conditions to the Combination

The obligations of Wheeling-Pittsburgh and Esmark to complete the combination are subject to the following conditions:

•	the agreement and the WPC Merger Transaction must be approved by the holders of a majority of the outstanding shares of Wheeling-Pittsburgh common stock as of the record date;

•

the agreement and the Esmark Merger Transaction must be adopted by the holders of a majority of the outstanding shares of Esmark common stock on an as-converted basis and a majority of the outstanding shares of Esmark preferred stock as of the record date;

•	the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), must have been terminated or must have expired;

•	New Esmark and the FMA Stockholders must have executed the Standby Agreement;

•

Esmark and Wheeling-Pittsburgh must have agreed on the value of the Additional Esmark Equity, which is the aggregate cash proceeds received by Esmark or its subsidiaries after March 16, 2007 and before the effective date of the agreement, in connection with the issuance of shares of Esmark common stock and preferred stock;

•

the absence of any law, injunction, judgment or ruling enacted, promulgated, issued, entered or enforced by any governmental authority making the combination illegal or otherwise restraining, preventing or prohibiting the consummation of the combination; and

•

the shares of the common stock of New Esmark to be issued under the agreement must have been approved for listing on The NASDAQ Stock Market or The New York Stock Exchange, subject to official notice of issuance.

The obligations of Esmark to complete the combination are also subject to the following conditions:

•

Wheeling-Pittsburgh’s representations and warranties contained in the agreement that are qualified as to materiality or material adverse effect must be true and correct, and Wheeling-Pittsburgh’s representations and warranties contained in the agreement that are not so qualified must be true and correct in all material respects, in each case as of the date of the agreement and as of the closing date, except to the extent the representations and warranties expressly relate to an earlier date, in which case as of that earlier date, and Esmark must have received a certificate signed on Wheeling-Pittsburgh’s behalf by its chief executive officer and chief financial officer to that effect;

•

Wheeling-Pittsburgh must have performed in all material respects all obligations required to be performed under the agreement at or before the closing date of the combination, and Esmark must have received a certificate signed on behalf of Wheeling-Pittsburgh by its chief executive officer and chief financial officer to that effect;

•

the absence of any law, injunction, judgment or ruling enacted, promulgated, issued, entered or enforced by any governmental authority reasonably expected to result, directly or indirectly, in the combination being illegal or otherwise restraining, preventing or prohibiting the consummation of the combination;

•

the Loan Board and the parties to certain of Wheeling-Pittsburgh’s senior credit agreements must have entered into amendments to these agreements in forms reasonably satisfactory to Esmark and to Wheeling-Pittsburgh;

•

Esmark must have received from McGuireWoods LLP, tax counsel to Esmark, an opinion dated as of the closing date stating that the combination will be treated for U. S. federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code or as an integrated series of transfers under Section 351 of the Code;

•	Wheeling-Pittsburgh must have obtained or caused to have been obtained all consents set forth on a schedule to the agreement; and

•

New Esmark and the FMA Stockholders must have entered into the FMA Registration Rights Agreement which will serve to provide for the registration under the Securities Act (and other applicable securities laws) of sales of the shares of New Esmark’s common stock or other securities of New Esmark acquired by the FMA Stockholders pursuant the agreement or the Standby Agreement or in any related transaction or otherwise held by the FMA Stockholders.

Wheeling-Pittsburgh’s obligation to complete the combination is also subject to the following conditions:

•

the representations and warranties of Esmark contained in the agreement that are qualified as to materiality or material adverse effect must be true and correct, and the representations and warranties of Esmark contained in the agreement that are not so qualified must be true and correct in all material respects, in each case as of the date of the agreement and as of the closing date, except to the extent the representations and warranties expressly relate to an earlier date, in which case as of that earlier date, and Wheeling-Pittsburgh must have received a certificate signed on behalf of Esmark by an executive officer of Esmark to that effect;

•

Esmark, New Esmark, Esmark Merger and WPC Merger must have performed in all material respects all obligations required to be performed by them under the agreement at or before the closing date, and Wheeling-Pittsburgh must have received a certificate signed on behalf of Esmark by an executive officer of Esmark to that effect;

•

Wheeling-Pittsburgh must have received from Buchanan Ingersoll & Rooney, counsel to the Special Committee of the Board of Wheeling-Pittsburgh, an opinion dated as of the closing date and stating that the combination will be treated for U.S. federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code or as an integrated series of transfers under Section 351 of the Code;

•	the net working capital of Esmark must equal or exceed $100,000,000 as of the end of business on the day before the closing of the combination;

•	not more than 5% of the outstanding Esmark common stock shall have perfected appraisal rights under applicable Delaware law; and

•	Esmark must have obtained or caused to have been obtained all consents set forth on a schedule to the agreement.

Material Adverse Effect

The agreement defines material adverse effect as, with respect to any party, any material adverse effect on, or change, event, occurrence or state of facts materially adverse to:

•	the business, properties, assets, liabilities (contingent or otherwise), results of operation or condition (financial or otherwise) of that party and its subsidiaries taken as a whole, other than:

•	any effect, change, event, occurrence or state of facts relating to the economy in general;

•	any effect, change, event, occurrence or state of facts relating to the steel industry specifically;

•

changes in GAAP (or any interpretations thereof by any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational or quasi-governmental authority, including the Financial Accounting Standards Board); or

•

compliance with the terms of, or the taking of any action required by, the agreement (provided that the exclusion set forth in this clause will not apply to Wheeling-Pittsburgh’s representation and warranty or that of Esmark and New Esmark that the combination will not violate, conflict with, result in the loss of any benefit under, constitute a default under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien under any contracts or permits to which Wheeling-Pittsburgh or any of its subsidiaries or certain joint ventures or New Esmark or any of its subsidiaries, respectively, is a party).

•	that party’s ability to, in a timely manner, perform its obligations under the agreement or complete the transactions contemplated by the agreement.

In the case of Wheeling-Pittsburgh, a material adverse effect does not include any increase or decrease in the trading price or trading volume of the common stock of Wheeling-Pittsburgh or any material adverse effect with respect to Wheeling-Pittsburgh directly attributable to an officer or director of Wheeling-Pittsburgh who is also an officer or director of Esmark or its affiliates (not including Wheeling-Pittsburgh or its subsidiaries).

Directors and Officers Indemnification and Insurance

The agreement provides that Wheeling-Pittsburgh, will, and from and after the effective date of the combination New Esmark will:

•

indemnify and hold harmless each individual who at the effective time of the combination is or was a director or officer of Wheeling-Pittsburgh or any of its subsidiaries, which we refer to as the indemnitees, with respect to all claims, liabilities, costs and expenses in connection with any claim, suit, action, proceeding or investigation based on or arising out of acts or omissions by an indemnitee in the indemnitee’s capacity as a director, officer, employee or agent of Wheeling-Pittsburgh or one of its subsidiaries or taken at their request, at, or at any time before, the effective time of the combination (including in connection with the transactions contemplated by the agreement), to the fullest extent permitted under applicable law and provided under Wheeling-Pittsburgh’s certificate of incorporation and by-laws or any existing agreements with the indemnitee, and

•

assume all obligations of Wheeling-Pittsburgh and its subsidiaries to the indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or before the effective time of the combination as provided in Wheeling-Pittsburgh’s certificate of incorporation and by-laws.

The agreement contains similar provisions with respect to Esmark.

The agreement further provides that at Wheeling-Pittsburgh’s election:

•

Wheeling-Pittsburgh may obtain a “tail” insurance policy with a claims period of at least six years from the effective time of the combination with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as Wheeling-Pittsburgh’s existing policies for claims arising from facts or events that occurred on or before the effective time of the combination; or

•

if a tail policy is not obtained, the surviving company will maintain in effect for a period of six years following the effective time of the combination Wheeling-Pittsburgh’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or before the effective time of the combination for the benefit of those persons who are currently covered by Wheeling-Pittsburgh’s directors’ and officers’ liability insurance policy on terms, and in an amount, not less favorable to these individuals than those of Wheeling-Pittsburgh’s policy in effect on the date of the agreement (or New Esmark may cause the surviving corporation to provide substitute policies, issued by reputable insurers, of at least the same coverage with respect to matters occurring before the effective time of the combination).

However, if during the six year period the aggregate annual premiums for that insurance exceed 250% of the current aggregate annual premium, then the surviving corporation will provide a directors’ and officers’ insurance policy for the indemnified persons with the best coverage then available at an annual premium of 250% of the current aggregate annual premium.

The agreement contains similar provisions with respect to Esmark.

Termination of the Agreement

The agreement provides that, at any time before the completion of the combination, the agreement may be terminated:

•	by the mutual written consent of Wheeling-Pittsburgh and Esmark duly authorized by each of their respective boards of directors;

•	by either of Wheeling-Pittsburgh or Esmark, if:

•

the combination is not completed on or before November 30, 2007*, unless the failure to consummate the combination on or before November 30, 2007 is primarily due to the failure of the party seeking to terminate the agreement to perform any of its obligations thereunder;

•

any law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority enjoining, restraining, preventing or prohibiting consummation of the combination or making the consummation of the combination illegal is in effect and becomes final and nonappealable; or

•

Wheeling-Pittsburgh’s stockholders fail to adopt the agreement, however, Wheeling-Pittsburgh will not be able to exercise this right to terminate if Wheeling-Pittsburgh has failed to comply with its obligations under sections 5.1 (the provisions concerning the preparation of this proxy/statement prospectus) and 5.3 (the provisions concerning no solicitation of competing proposals) under the agreement.

*	Extended from October 31, 2007.

•	by Wheeling-Pittsburgh, if:

•

Esmark breaches or fails to perform any of its representations, warranties, covenants or agreements under the agreement, and the breach or failure is incapable of being cured, or is not cured, within thirty calendar days following receipt of written notice from Wheeling-Pittsburgh of that breach or failure except where the matter would not, in the aggregate, have a material adverse effect with respect to Esmark or materially impair the ability of Esmark to consummate the transactions contemplated by the agreement;

•

before obtaining stockholder approval, Wheeling-Pittsburgh concurrently enters into any letter of intent, agreement in principle, memorandum of understanding, merger, or other agreement providing for a superior proposal, however,

•

Wheeling-Pittsburgh may not exercise this right to terminate if Wheeling-Pittsburgh has not complied with its obligations under sections 5.1 (the provisions concerning the preparation of this proxy/statement prospectus) and 5.3 (the provisions concerning no solicitation of competing proposals) under the agreement, and

•

no adverse recommendation change may be made and no acquisition agreement may be entered into in response to a superior proposal until after the fifth calendar day following Esmark’s receipt of written notice (unless at the time this notice is otherwise required to be given there are less than five calendar days prior to the Wheeling-Pittsburgh stockholders meeting, in which case Wheeling-Pittsburgh must provide as much notice as is reasonably practicable);

•	there have occurred any events or changes that, individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on New Esmark; or

•

Esmark’s stockholders fail to adopt the agreement, however, Wheeling-Pittsburgh may not exercise this right to terminate if Wheeling-Pittsburgh has failed to comply with its obligations under sections 5.1 (the provisions concerning the preparation of this proxy/statement prospectus) and 5.3 (the provisions concerning no solicitation of competing proposals) under the agreement.

•	by Esmark, if:

•

Wheeling-Pittsburgh has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the agreement, and the breach or failure is incapable of being cured, or is not cured, by Wheeling-Pittsburgh within thirty calendar days following receipt of written notice from Esmark of that breach or failure, except where the matter would not, in the aggregate, have a material adverse effect with respect to Wheeling-Pittsburgh or materially impair the ability of Wheeling-Pittsburgh to consummate the transactions contemplated by the agreement.;

•

any law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority enjoining, restraining, preventing or prohibiting consummation of the combination or making the consummation of the combination illegal is in effect and becomes final and nonappealable;

•

Wheeling-Pittsburgh’s Board of Directors withdraws its approval of the agreement or approves or recommends any takeover proposal, or Wheeling-Pittsburgh’s Board of Directors does not reject any takeover proposal within seven days after the making thereof or fails to reconfirm publicly its approval of the combination within three days after receipt of a written request from Esmark that it do so; or

•	there have occurred any events or changes that, individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on Wheeling-Pittsburgh.

Representations and Warranties

The representations and warranties included in the agreement were made for purposes of the agreement and are subject to qualifications and limitations agreed by the respective parties in connection with negotiating the terms of the agreement. In addition, some representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts. This description of the representations and warranties, and their reproduction in the copy of the agreement attached to this document as Annex A, are included solely to provide investors with information regarding the terms of the agreement. Accordingly, the representations and warranties and other provisions of the agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement/prospectus. See “Where You Can find More Information” on page 190.

Wheeling-Pittsburgh’s representations and warranties relate to, among other things:

•	due organization, valid existence and good standing;

•	its capitalization;

•	approval of the agreement and power and authorization to enter into the transactions contemplated by the agreement;

•	the required vote of its stockholders to adopt the agreement and transactions contemplated by the agreement;

•	the binding effect of the agreement;

•	necessary governmental approvals for the combination;

•	its SEC filings since August 1, 2003;

•

the absence of liabilities, other than as set forth on its December 31, 2006 balance sheet, ordinary course liabilities, or liabilities that would not reasonably be expected to have a material adverse effect;

•	the absence of certain changes since December 31, 2006, including the absence of a material adverse effect;

•	the absence of litigation or outstanding court orders;

•	compliance with laws and its possession of all licenses, franchises, permits, certificates, approvals and authorizations from governmental authorities to conduct its business;

•	the accuracy and completeness of information supplied by it in this proxy statement/prospectus and other documents filed with the SEC;

•	real property owned and leased by it and its subsidiaries and title to assets;

•	its intellectual property;

•	taxes, environmental matters and certain specified types of contracts;

•	employment and labor matters affecting it, including matters relating to its employee benefit plans;

•	its insurance policies;

•

the receipt by the Special Committee of an opinion from UBS, its financial advisor, as to the fairness, from a financial point of view, to the holders of Wheeling-Pittsburgh common stock, of the merger consideration to be received in the combination;

•	the absence of undisclosed broker’s fees; and

•	the inapplicability of various state statutes.

In addition, the agreement contains representations and warranties made by Esmark as to, among other things:

•	its organization and standing;

•	capitalization;

•	corporate power and authority;

•	governmental approvals;

•	the absence of undisclosed liabilities;

•	the absence of certain changes since December 31, 2006, including the absence of a material adverse effect;

•	the absence of litigation or outstanding court orders;

•	compliance with laws and its possession of all licenses, franchises, permits, certificates, approvals and authorizations from governmental authorities to conduct business;

•	information supplied for inclusion in this proxy statement/prospectus;

•	taxes;

•	employee benefits and labor matters;

•	environmental matters;

•	certain contracts;

•	real property and title to assets;

•	intellectual property;

•	insurance policies;

•	the absence of undisclosed broker’s or similar fees; and

•	internal accounting controls.

Covenants Under the Agreement

The agreement contains certain covenants that Wheeling-Pittsburgh and Esmark and New Esmark made to, and solely for the benefit of, each other. Certain of the covenants embodied in the agreement are qualified by information in confidential disclosure schedules that the parties exchanged in connection with the execution of the agreement. The disclosure schedules contain information that has been included in Wheeling-Pittsburgh’s general prior public disclosures, as well as additional non-public information.

Conduct of Business. Wheeling-Pittsburgh has agreed to and to cause its subsidiaries to and Esmark has agreed to and to cause its subsidiaries to, until the effective time of the combination, except as expressly permitted by the agreement or applicable law:

•	conduct business in the ordinary course consistent with past practice;

•	comply in all material respects with all applicable laws and the requirements of all material contracts;

•

use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, in each case, to the end that its goodwill and ongoing business will be unimpaired at the effective time of the combination; and

•

keep in full force and effect all material insurance policies maintained by it, any of its subsidiaries and certain of its joint ventures, other than changes to such policies made in the ordinary course of business.

In addition, subject to certain exceptions, Wheeling-Pittsburgh has agreed that it will not, and will not permit any of its subsidiaries or certain joint ventures, and Esmark has agreed that it will not and will not permit any of its subsidiaries, to:

•

sell, transfer, lease, mortgage, encumber or otherwise dispose of or subject to any lien any of its properties or assets (including securities of subsidiaries) with a fair market value in excess of $15,000,000 in the aggregate to any person, except:

•	sales of inventory in the ordinary course of business consistent with past practice;

•	pursuant to certain contracts;

•	dispositions of obsolete or worthless assets;

•	transfers among itself and its wholly owned subsidiaries; or

•	in the case of Wheeling-Pittsburgh as set forth in a schedule to the agreement;

•	directly or indirectly acquire:

•	by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any person or division, business or equity interest of any person; or

•	any assets, except in the ordinary course of business consistent with past practice or that do not have a purchase price in excess of $500,000 in the aggregate;

•

except in the case of Wheeling-Pittsburgh, for investments or working capital loans required under the limited liability company agreement of Mountain State Carbon, LLC, make any investment in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any person other than a direct or indirect wholly owned subsidiary or, with respect to Wheeling-Pittsburgh, certain joint ventures, which Wheeling-Pittsburgh controls, in the ordinary course of business;

•	enter into:

•	terminate or amend certain material contracts;

•

or extend the term or scope of any contract that purports to restrict it or any existing or future subsidiary or affiliate, or with respect to Wheeling-Pittsburgh certain joint ventures, from engaging in any line of business or in any geographic area;

•	any contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the combination; or

•	release any person from, or modify or waive any provision of, any confidentiality, standstill or similar agreement;

•

except as required pursuant to applicable law or in the terms of the agreements set forth in schedules to the agreement, increase in any manner the compensation of any directors, officers or employees or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, director, officer, other employee, consultant or affiliate;

•

except as required pursuant to applicable law or in the terms of the agreements set forth in schedules to the agreement, amend or otherwise modify benefits under certain employee benefit plans, grant any awards under certain employee benefit plans, accelerate the payment or vesting of benefits or amounts payable or to become payable under certain employee benefit plans as in effect on the date of the agreement, or terminate or establish certain employee benefit plans;

•

except as set forth on a schedule to the agreement in the case of Wheeling-Pittsburgh, make or change any material election concerning taxes or tax returns, file any amended tax return, enter into any closing agreement with respect to taxes, settle any material tax claim or assessment or surrender any right to claim a refund of taxes or obtain any tax ruling;

•

make any changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), except as may be required by a change in generally accepted accounting principles or applicable law;

•	amend its certificate of incorporation or bylaws or (with respect to Wheeling-Pittsburgh) the certificate of incorporation or bylaws of any subsidiary;

•

adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly owned subsidiaries);

•

except as set forth in a schedule to the agreement in the case of Wheeling-Pittsburgh, pay, discharge, settle or satisfy any claims, liabilities or obligations, other than in accordance with their terms as reflected or reserved against in (with respect to Esmark) the most recent financial statements (or notes thereto) of Esmark and (with respect to Wheeling-Pittsburgh) in the most recent consolidated financial statements (or the notes thereto) of Wheeling-Pittsburgh included in documents filed by Wheeling-Pittsburgh with the SEC, or incurred since the date of those financial statements in the ordinary course of business consistent with past practice;

•

issue any broadly distributed communication of a general nature to employees or customers without the prior approval of Esmark or Wheeling-Pittsburgh, respectively, except for communications in the ordinary course of business that do not relate to the transactions contemplated in the agreement;

•	except as set forth in a schedule to the agreement in the case of Wheeling-Pittsburgh, settle or compromise any material litigation, proceeding or investigation;

•	agree, in writing or otherwise, to take any of the actions listed above, or the actions specified below with respect to each party;

•

issue, sell, grant, dispose of, pledge or otherwise encumber any shares of its capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, voting securities or equity interests, however:

•

Wheeling-Pittsburgh may issue common stock upon the exercise of options under the Stock Incentive Plan that are outstanding and in accordance with the terms of Wheeling-Pittsburgh’s profit sharing plan with its employees or agreement with VEBA, as of the date of the agreement.

•

capital stock, voting securities or equity interests of Wheeling-Pittsburgh’s subsidiaries may be issued to Wheeling-Pittsburgh or a direct or indirect wholly owned subsidiary of Wheeling-Pittsburgh and pledged to the extent required under Wheeling-Pittsburgh’s existing credit agreement;

•

redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any shares of its capital stock, voting securities or equity interests;

•

declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or otherwise make any payments to its stockholders (other than dividends by a direct or indirect wholly owned subsidiary of Wheeling-Pittsburgh or Esmark to its parent);

•	split, combine, subdivide or reclassify any shares of its capital stock; or

•

amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under, any provision of the Stock Incentive Plan or the 2003 Management Restricted Stock Plan or any agreement evidencing any outstanding option or other right to acquire its capital stock or any restricted stock purchase agreement or any similar or related contract.

In addition, subject to certain exceptions, Wheeling-Pittsburgh has agreed that it will not, and will not permit any of its subsidiaries or certain joint ventures, to:

•

incur or assume any indebtedness for borrowed money or guarantee any indebtedness (or enter into a “keep well” or similar agreement) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Wheeling-Pittsburgh, any of its subsidiaries or any of certain joint ventures, other than:

•

borrowings by Wheeling-Pittsburgh in the ordinary course of business in amounts not in excess of $475,000,000 in the aggregate outstanding at any time under Wheeling-Pittsburgh’s existing credit agreements;

•	borrowings from Wheeling-Pittsburgh by a direct or indirect wholly owned subsidiary in the ordinary course of business consistent with past practice, and

•	borrowings by any of certain joint ventures in the ordinary course of business for which there is no guarantee by, or recourse against, Wheeling-Pittsburgh or any of its subsidiaries;

•	make any capital expenditure or expenditures which:

•	involve the purchase of real property; or

•	are in excess of $2,000,000 in the aggregate, except for capital expenditures:

•	required to address an emergency (of which Wheeling-Pittsburgh shall promptly notify Esmark), and

•	provided for in the relevant period in Wheeling-Pittsburgh’s Capital Spending Detail 2005—2009; or

•	approve any transaction, or any third party becoming an “interested stockholder”, under Section 203 of the DGCL.

In addition, Esmark has agreed that, subject to certain exceptions, it will not cause or permit New Esmark to:

•

incur or assume any indebtedness for borrowed money or guarantee any indebtedness (or enter into a “keep well” or similar agreement) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of New Esmark, other than borrowings from Esmark by New Esmark in the ordinary course of business consistent with past practice; or

•	make any capital expenditure or expenditures which:

•	involve the purchase of real property; or

•	are in excess of $2,000,000 in the aggregate.

Other Covenants. The agreement contains a number of mutual covenants, which, subject to certain exceptions, obligate Wheeling-Pittsburgh, Esmark and New Esmark to:

•

use reasonable best efforts to have the registration statement on Form S-4 of which this proxy statement/ prospectus forms a part declared effective under the Securities Act and to prepare and file the proxy statement/prospectus, and to amend or supplement it as necessary;

•

notify each other promptly of the receipt of any comments regarding or requests to amend or supplement the Form S-4 of which this proxy statement/prospectus forms a part, or the proxy statement/prospectus itself, from the SEC or its staff, and to provide each other with all correspondence between it and its representatives and the SEC or its staff with respect to the Form S-4, proxy statement/prospectus or the combination;

•	use reasonable commercial efforts to cause the conditions to closing to be satisfied as promptly as practicable and to make the combination effective in the most expeditious manner practicable,

including preparing and filing promptly and fully all documentation to effect all necessary filings, applications and other documents (including any required or recommended filings under applicable antitrust laws);

•

use reasonable commercial efforts to obtain all approvals, authorizations and other confirmations from any governmental authority or third party necessary, proper or advisable to consummate the combination;

•	make an appropriate filing, and to supplement that filing as needed, pursuant to the HSR Act;

•	use reasonable best efforts to ensure that no state takeover statute or regulation is applicable to the combination and the transactions contemplated by the agreement;

•

use reasonable commercial efforts to cooperate in any filing or submission with a governmental authority in connection with the combination and the transactions contemplated by the agreement and in connection with any investigation or other inquiry by or before a governmental authority relating to the combination and the transactions contemplated by the agreement;

•

keep the other party informed in all material respects of any material communication from or to, any governmental authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding the combination and the transactions contemplated by the agreement;

•	use reasonable best efforts to resolve objections, if any, that may be asserted by a governmental authority or other person with respect to the transactions contemplated by the agreement; and

•

to take such steps as may be reasonably requested by any party hereto to cause dispositions of Wheeling-Pittsburgh equity securities and acquisitions of New Esmark equity securities (including, in each case, derivative securities) pursuant to the transactions contemplated by the agreement by each individual who is either a director or officer of Wheeling-Pittsburgh or will become a director or officer of New Esmark upon completion of the combination to be exempt under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)

The agreement also contains mutual covenants requiring Wheeling-Pittsburgh and Esmark, subject to certain exceptions, to:

•

provide Esmark and Wheeling-Pittsburgh, respectively, with reasonable access to all of the properties, commitments, books, contracts, records and correspondence, officers, employees, accountants, counsel, financial advisors and other representatives of Wheeling-Pittsburgh, Esmark and their respective subsidiaries and certain joint ventures; and

•

each use reasonable commercial efforts to cause to be delivered to the other a letter from independent accountants dated as of a date on or before (but no more than two business days before) the date on which the Form S-4 will become effective reasonably satisfactory to the other and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

•

each deliver a letter to the other identifying all persons who will be, at the time the agreement is submitted for adoption by Wheeling-Pittsburgh stockholders, “affiliates” for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations, and to use reasonable commercial efforts to cause each of those persons to deliver at least thirty days before the closing an affiliate letter in the form attached to the agreement. New Esmark will be entitled to place appropriate legends on the certificates evidencing any New Esmark common stock to be received by those Rule 145 affiliates pursuant to the terms of the agreement, and to issue appropriate stop transfer instructions to the transfer agent for New Esmark common stock.

The agreement additionally contains mutual covenants requiring Wheeling-Pittsburgh and Esmark, subject to certain exceptions, to give prompt notice to the other, of:

•

any notice or other communication received by that party from any governmental authority in connection with the transactions contemplated by the agreement or from any person alleging that the consent of that person is or may be required in connection with the transactions contemplated by the agreement, if the subject matter of the communication or the failure of that party to obtain consent could be material to Esmark, Wheeling-Pittsburgh or New Esmark;

•

any actions, suits, claims, investigations or proceedings commenced or, to that party’s knowledge, threatened against, relating to or involving or otherwise affecting that party or any of its subsidiaries which relate to the transactions contemplated by the agreement;

•

the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause any representation or warranty made by that party contained in the agreement that is qualified as to materiality or material adverse effect to be untrue and that is not so qualified to be untrue in any material respect; and

•	any material failure of that party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it under the agreement.

The agreement contains covenants requiring Wheeling-Pittsburgh, subject to certain exceptions, to:

•

as soon as practicable following the date of the agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining approval of the agreement;

•	recommend, through Wheeling-Pittsburgh’s Board of Directors, approval of the agreement except as otherwise permitted by the agreement; and

•

give Esmark the opportunity to participate in the defense or settlement of any security holder litigation against Wheeling-Pittsburgh and/or its directors relating to the transactions contemplated by the agreement, and to have Esmark’s prior written consent to any settlement if the aggregate of all those settlements is in excess of $5,000,000 exclusive of insurance proceeds or would materially impair the ability of Wheeling-Pittsburgh to consummate any of the transactions contemplated under the agreement.

New Esmark agreed, subject to certain exceptions, in the agreement, to:

•

use its reasonable commercial efforts to cause the shares of common stock of New Esmark to be issued in the combination to be approved for listing on The NASDAQ Stock Market or The New York Stock Exchange, subject to official notice of issuance, before the closing date;

•

cause its subsidiaries to provide for a period of at least one year following the effective time of the merger, to non-represented employees of Wheeling-Pittsburgh and its subsidiaries and Esmark and its subsidiaries who remain employed with New Esmark or any of its subsidiaries, referred to as the affected employees, compensation and employee benefits no less favorable in the aggregate than those provided pursuant to the applicable pre-combination compensation and employee benefit policies, plans and programs, and to credit all service by affected employees to be taken into account for purposes of eligibility and vesting (but not benefit accruals) under any compensation and benefit plans (including any equity-based plans), programs, practices and policies of New Esmark in which affected employees may participate;

•	use reasonable commercial efforts to:

•

cause to be waived any pre-existing condition limitations and any waiting period limitations under employee welfare benefit plans, policies or practices of New Esmark in which the affected employees participate; and

•

cause to be credited any deductibles, co-payment amounts and out-of-pocket expenses incurred by these employees and their beneficiaries and dependents during the portion of the calendar year before participation in the benefit plans provided by New Esmark;

•

use reasonable commercial efforts to offer registration rights in respect of the shares of the common stock of New Esmark to be issued to the VEBA in the combination, on terms no less favorable to the VEBA than those contained in the Registration Rights Agreement, dated August 1, 2003, between Wheeling-Pittsburgh and the VEBA;

•	all fees and expenses incurred in connection with the transactions contemplated by the agreement will be paid by the party incurring these fees, except that:

•

Esmark and Wheeling-Pittsburgh will share all fees and expenses, other than attorney’s fees, incurred in relation to the printing and filing of this proxy statement/prospectus and the registration statement of which it is a part;

•	Wheeling-Pittsburgh will reimburse Esmark for all of its fees and expenses in connection with the proxy solicitation for the Wheeling-Pittsburgh 2006 annual meeting; and

•

In the event of a termination for a superior proposal (as discussed on page 150), Wheeling-Pittsburgh will reimburse Esmark for all out-of-pocket expenses incurred by Esmark relating to the transactions contemplated by the agreement up to a maximum aggregate amount of $2,000,000.

•

Wheeling-Pittsburgh will reasonably cooperate with Esmark in taking all commercially reasonable actions related to the Wheeling-Pittsburgh credit agreement, including, but not limited to, negotiating with the Loan Board and the lenders under the credit agreement to obtain the consent of the Loan Board and the lenders to the proposed combination, and ensure the guarantees of the Loan Board remain in place after the combination becomes effective.

•

as soon as practicable after the execution and delivery of the agreement, the parties to the agreement will take all necessary appropriate action to cause New Esmark’s directors and officers to consist of those persons identified in the exhibits to the agreement.

•

Esmark agrees that the aggregate cash proceeds received by Esmark or its subsidiaries after December 31, 2006 and before the effective time of the agreement, in connection with the issuance of shares of Esmark common stock or preferred stock, will not exceed $100,000,000 without the consent of Wheeling-Pittsburgh and these offerings must be completed by May 15, 2007.

•

Each of Esmark and Wheeling-Pittsburgh agree to use reasonably commercial efforts to cause New Esmark to execute necessary ancillary agreements to the agreement, including the Standby Purchase Agreement and the FMA Registration Rights Agreement. See “The Agreement—Related Agreements.”

For a discussion of the additional covenants relating to Wheeling-Pittsburgh’s directors, officers and employees, directors’ and officers’ indemnification and insurance arrangements and Wheeling-Pittsburgh’s solicitation of other acquisition proposals, see “The Combination—Interests of Wheeling-Pittsburgh’s Directors and Executive Officers in the Combination,” “The Agreement—Directors and Officers Indemnification and Insurance,” and “The Agreement—No Solicitation of Competing Proposals.”

No Solicitation of Competing Proposals

Under the agreement, Wheeling-Pittsburgh has agreed, and has agreed to cause its subsidiaries and its directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other advisors and representatives, which we refer to collectively as the Wheeling-Pittsburgh representatives, to:

•	cease any discussions or negotiations with any other person with respect to a takeover proposal or that would reasonably be expected to lead to a takeover proposal; and

•	request the return or destruction of any confidential information provided to these persons by Wheeling-Pittsburgh, its subsidiaries or Wheeling-Pittsburgh representatives.

Wheeling-Pittsburgh has further agreed not to, and to cause the Wheeling-Pittsburgh representatives not to, directly or indirectly:

•	solicit, initiate, cause, knowingly facilitate or knowingly encourage a takeover proposal or any inquiry that could lead to a takeover proposal;

•	participate in any discussions with respect to a takeover proposal;

•	accept a takeover proposal or enter into any agreement related to any takeover proposal; or

•	enter into any agreement that would require Wheeling-Pittsburgh to abandon the merger or terminate the agreement.

Notwithstanding the foregoing, before obtaining the approval of its stockholders to the agreement, if Wheeling-Pittsburgh receives an unsolicited bona fide written takeover proposal in circumstances not involving a breach of the agreement or any standstill agreement, and the Special Committee determines in good faith, after receiving the advice of a financial advisor, that the takeover proposal constitutes or is reasonably likely to constitute a superior proposal and that it is reasonably necessary for Wheeling-Pittsburgh’s Board of Directors to take action to comply with their fiduciary duties to its stockholders under applicable law, then it may:

•

furnish any information with respect to Wheeling-Pittsburgh and its subsidiaries to the person making the takeover proposal, pursuant to a confidentiality agreement (provided that concurrently with its delivery, Wheeling-Pittsburgh delivers to Esmark all of the information not previously provided to it); and

•	participate in discussions and negotiations with that person regarding the takeover proposal.

At any time that Wheeling-Pittsburgh receives any proposal, offer, or inquiry or other contact, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with Wheeling-Pittsburgh, in respect of any takeover proposal, Wheeling-Pittsburgh must promptly (within 24 hours) advise Esmark, orally and in writing, of the person making the proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and must include with that notice copies of any written materials received from or on behalf of that person relating to that proposal, offer, inquiry or request). Thereafter, Wheeling-Pittsburgh must keep Esmark reasonably informed of the status of proposals, offers, inquiries or requests (and must provide copies of any additional written materials received that relate to those proposals, offers, inquiries or requests) and the status of any such discussions or negotiations.

Except as provided in the next sentence, neither Wheeling-Pittsburgh’s Board of Directors nor any committee thereof may take or publicly propose to take any of the following actions, each of which we refer to as a company adverse recommendation change:

•

withdraw or modify, or propose publicly to withdraw or modify in a manner adverse to Esmark, the recommendation of Wheeling-Pittsburgh’s Board of Directors or the approval or declaration of advisability of the agreement and the transactions contemplated by the agreement;

•	adopt, approve or recommend, or propose publicly to adopt, approve or recommend, any takeover proposal; or

•

cause or authorize Wheeling-Pittsburgh or any of its subsidiaries to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any takeover proposal.

Notwithstanding the foregoing, at any time before stockholder approval of the agreement and the combination, Wheeling-Pittsburgh’s Board of Directors may take the steps outlined in the first two bullet points (which are referred to as an adverse recommendation change) and enter into an acquisition agreement with respect to a takeover proposal if:

•

Wheeling-Pittsburgh’s Board of Directors receives a takeover proposal that it determines in good faith (after receiving the advice of a financial advisor of nationally recognized reputation and outside counsel) constitutes a superior proposal and that it is reasonably necessary to do so in order to comply with its fiduciary duties to the stockholders of Wheeling-Pittsburgh under applicable law; or

•

a material adverse effect with respect to Esmark has occurred and Wheeling-Pittsburgh’s Board of Directors determines in good faith (after receiving the advice of its outside counsel) that it is necessary to do so in order to comply with its fiduciary duties to the stockholders of Wheeling-Pittsburgh under applicable law.

If Wheeling-Pittsburgh desires to enter into an acquisition agreement with respect to a superior proposal, or in order for its Board of Directors to make a company adverse recommendation change, Wheeling-Pittsburgh is required to provide Esmark with a written notice stating that its Board of Directors intends to make that company adverse recommendation change or to enter into an acquisition agreement with respect to a superior proposal and providing a description of the material terms of the superior proposal or any other basis for making an adverse recommendation change or entering into an acquisition agreement with respect to a superior proposal, the most current version of the acquisition agreement, if any, and any other information required by the agreement to be provided to Esmark in respect of any superior proposal. Wheeling-Pittsburgh may make an adverse recommendation change or terminate the agreement to enter into an acquisition agreement with respect to a superior proposal only if

•	at least five calendar days have passed since that notice has been given to Esmark; and

•

after taking into account any revised proposal that may be made by Esmark in response to that notice, Wheeling-Pittsburgh’s Board of Directors continues to believe that the takeover proposal still constitutes a superior proposal.

Under the agreement the term “takeover proposal” means any inquiry, proposal or offer from any person or “group” (as defined in Section 13(d) of the Exchange Act), other than Esmark and its subsidiaries, relating to any

•

direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of Wheeling-Pittsburgh and its subsidiaries (including securities of subsidiaries) equal to 20% or more of Wheeling-Pittsburgh’s consolidated assets or to which 20% or more of Wheeling-Pittsburgh’s revenues or earnings on a consolidated basis are attributable;

•

direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of 20% or more of any class of equity securities of Wheeling-Pittsburgh;

•

tender offer or exchange offer that if completed would result in any person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 20% or more of any class of equity securities of Wheeling-Pittsburgh; or

•

merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Wheeling-Pittsburgh or any of its subsidiaries; in each case, other than the transactions contemplated by the agreement.

The term “superior proposal” means a bona fide written offer, obtained after the date of the agreement and not in breach of the agreement or any standstill agreement, to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the equity securities of Wheeling-Pittsburgh or all or substantially all of the assets of Wheeling-Pittsburgh and its subsidiaries on a consolidated basis, made by a third party:

•	which is not subject to a financing contingency;

•

which is otherwise on terms and conditions which the Wheeling-Pittsburgh’s Board of Directors determines in its good faith judgment (after consultation with outside counsel and a financial advisor of national reputation) to be more favorable to Wheeling-Pittsburgh’s stockholders from a financial point of view than the combination and the other transactions contemplated by the agreement, taking into account at the time of determination any changes to the terms of the agreement that as of that time had been agreed to by Esmark in writing; and

•	which is reasonably capable of being completed, taking into account any approval requirements and all other financial, legal, regulatory and other aspects of the proposal.

Amendment and Waiver

At any time before the effective time of the combination, the parties may amend the agreement whether before or after approval of the matters presented in connection with the agreement by stockholders by written agreement of the parties by action taken by their respective boards of directors. However, after stockholder approval has been obtained, the parties may not amend the agreement without obtaining further approval by Wheeling-Pittsburgh’s stockholders if, by law, the amendment would require further approval of Wheeling-Pittsburgh’s stockholders. The agreement also provides that, at any time before the effective time of the combination, each party may extend the time for the performance of any obligations or other acts of the other party, waive any inaccuracies in the representations and warranties in the agreement or waive compliance with any of the agreements or, except as otherwise provided in the agreement, the conditions contained in the agreement.

Related Agreements

Standby Purchase Agreement

New Esmark and the FMA Stockholders will enter into an agreement pursuant to which the FMA Stockholders will agree to purchase shares of New Esmark pursuant to any Purchase Rights not otherwise exercised by stockholders of Wheeling-Pittsburgh. This standby purchase agreement will provide the FMA Stockholders the right to purchase 2,631,579 shares of common stock of New Esmark at $19.00 per share even if all of the Purchase Rights are exercised.

Voting Agreement

Wheeling-Pittsburgh and certain stockholders of New Esmark have entered into an agreement pursuant to which the certain stockholders of Esmark subject to certain conditions, including that New Esmark and the FMA Stockholders enter into a standby purchase agreement and registration rights agreement satisfactory to the FMA Stockholders, agree to vote or cause to be voted all of their shares, and those shares subsequently acquired, for (or consent to) the adoption of the agreement and the approval of Esmark Merger Transaction.

FMA Registration Rights Agreement

New Esmark and the FMA Stockholders will enter into an agreement which will provide for the registration, under the applicable securities laws, of the shares of New Esmark common stock or other securities of New Esmark acquired by the FMA Stockholders pursuant to the agreement or the standby purchase agreement or any in any related transaction or otherwise held by the FMA Stockholders.

VEBA Registration Rights Agreement

On August 1, 2003, Wheeling-Pittsburgh entered into a registration rights agreement with WesBanco Bank, Inc., in its capacity as trustee of the VEBA. Wheeling-Pittsburgh established the VEBA in connection with its reorganization and collective bargaining agreement to provide health care and death benefits to certain retirees and their dependents. As of February 13, 2007, the VEBA was the beneficial owner of 11.53% of the outstanding shares of the common stock of Wheeling-Pittsburgh. The registration rights agreement provides the VEBA with certain rights to require Wheeling-Pittsburgh to register the resale of their shares of common stock. New Esmark intends to assume the obligations of Wheeling-Pittsburgh under this registration rights agreement.

ELECTION AND EXCHANGE PROCEDURE

Election Procedure

In a separate mailing sent concurrently with this proxy statement/prospectus, you will receive a form, which we refer to as the Election Form, that you should use to choose whether to receive one of the following:

•	shares of New Esmark common stock only;

•	shares of New Esmark common stock and Purchase Rights; or

•	shares of New Esmark common stock or the right to receive $20 per share in cash.

You should complete the Election Form and return it, with your stock certificates to Computershare prior to 5:00 p.m., Pittsburgh time on November 15, 2007. Your certificates should be clearly endorsed, blank or otherwise in an acceptable form for transfer. The Election Form provides that delivery shall be effected and risk of loss and title to certificates shall pass only upon proper delivery of the Election Form and the relevant certificates. After an election is validly made, no further registration of transfers for these shares may be made by a stockholder of Wheeling-Pittsburgh, unless and until the election is properly revoked.

Any election may be revoked by written notice received by Computershare by 5:00 p.m., Pittsburgh time on November 15, 2007, with respect to all of the Wheeling-Pittsburgh shares subject thereto by the holder who submitted the applicable Election Form.

Any stockholder who does not properly submit an Election Form (which we refer to as a Non-Electing Stockholder) will be deemed to have chosen to receive one share of New Esmark common stock in exchange for each share of Wheeling-Pittsburgh common stock that stockholder holds. Accordingly, if you wish to make either the Put Election or the Purchase Rights Election, you must properly complete and return the Election Form in a timely manner.

In order to exercise Put Rights or Purchase Rights you must complete the applicable exercise notice and return it to the Exchange Agent by 5:00 p.m., Pittsburgh time on November 26, 2007 the day before the special meeting.

Exchange Procedures

Computershare will act as the Exchange Agent under the agreement. New Esmark will deposit with Computershare the applicable consideration, including:

•	certificates representing the shares of New Esmark common stock issuable pursuant to the agreement in exchange for outstanding shares of Wheeling-Pittsburgh common stock;

•	certificates representing the shares of New Esmark common stock issuable on exercise of Purchase Rights for those stockholders who choose the Purchase Rights Election; and

•	cash reserves to cover the Put Rights, for those stockholders who exercise the Put Rights.

Promptly after the combination, Computershare will send the applicable consideration to those former Wheeling-Pittsburgh stockholders who have validly submitted an Election Form and properly submitted the Purchase Rights Exercise Notice or the Put Rights Exercise Notice, if applicable.

As promptly as practicable following the effective time of the combination, Computershare will mail to each Non-Electing Stockholder a letter of transmittal and instructions for use in effecting the surrender of the stock certificate or stock certificates formerly representing shares of Wheeling-Pittsburgh common stock in exchange for certificates representing the shares of New Esmark common stock, dividends or other distributions to which holders of certificates formerly representing Wheeling-Pittsburgh common stock are entitled in accordance with the agreement. The letter of transmittal will specify that delivery will be effected, and risk of loss and title to the certificates formerly representing shares of Wheeling-Pittsburgh common stock will pass, only upon actual delivery of the certificates to the Exchange Agent. Upon surrender to the Exchange Agent of a stock certificate formerly representing shares of Wheeling-Pittsburgh common stock for cancellation, together with a duly executed letter of transmittal and any other documents that may be reasonably required by Computershare, the certificate surrendered will be cancelled and you will be entitled to receive from Computershare a certificate representing that number of shares of New Esmark that you have the right to receive pursuant to the agreement and any dividends or other distributions with record dates following the effective time of the combination with respect to the number of whole shares of New Esmark to which you are entitled, to be paid without interest.

From and after the effective time of the combination, until it is surrendered, each certificate that previously evidenced shares of Wheeling-Pittsburgh common stock will be deemed to represent only the right to receive the consideration represented by that certificate and any dividends or other distributions to which the holder is entitled under the agreement. No interest will be paid or accrue on any combination consideration payable upon the surrender of the share certificates representing shares of Wheeling-Pittsburgh common stock.

In the event of a transfer of ownership of Wheeling-Pittsburgh common stock that is not registered in the records of Wheeling-Pittsburgh, a certificate representing the consideration may be issued to a person other than the person in whose name the surrendered certificate is registered if:

•	the certificate is properly endorsed or otherwise is in proper form for transfer; and

•	the person requesting such issuance either:

•	pays any transfer or other taxes required by reason of the issuance of shares of New Esmark common stock to a person other than the registered holder of the surrendered certificate; or

•	establishes to the reasonable satisfaction of the New Esmark that the tax has been paid or is not applicable.

At any time following 180 days after the effective time of the combination, New Esmark may request Computershare to deliver to it any certificates representing shares of New Esmark, and the cash with respect to the Put Elections, all issuable pursuant to the agreement which have not been distributed to Wheeling-Pittsburgh’s stockholders. Any holders of Wheeling-Pittsburgh’s share certificates who have not surrendered these certificates in compliance with the above described procedures may thereafter look only to New Esmark for payment of the applicable consideration to which they are entitled. Any applicable consideration, in the form of New Esmark stock, remaining unclaimed immediately before the date on which it would otherwise escheat to or become property of any governmental authority will be forfeited to New Esmark.

If any Wheeling-Pittsburgh share certificates have been lost, stolen or destroyed, upon making of an affidavit by the owner of such certificate claiming that certificate has been lost, stolen or destroyed and, if required by New Esmark, the posting of a bond by such person in such reasonable amount as New Esmark may direct as indemnity against any claim that may be made with respect to that certificate, the Computershare, as Exchange Agent will deliver to that person the combination consideration, with any dividends or other distributions to which the holder would be entitled, with respect to the shares formerly represented by such lost, stolen or destroyed certificate.

OTHER MATERIAL AGREEMENTS

Description of New Financing Arrangement for Esmark

On April 30, 2007, Esmark entered into a new $150.0 million revolving credit facility with a consortium of lenders. The five year revolving credit facility provides for up to $25.0 million in letters of credit and is subject to a borrowing base of up to 85% of eligible accounts, as defined, and up to 70% of the value of eligible inventory, as defined. Borrowings are collateralized by substantially all of Esmark’s assets, including accounts receivable, inventories and stock of subsidiaries. Esmark’s subsidiaries are guarantors under the facility. This facility contains normal covenants and restrictions which increase once the availability under the facility is less than $35.0 million. Borrowings under the facility bear interest, at Esmark’s option, at (i) LIBOR plus 1.00-1.75%, depending on the amount of the outstanding balance or (ii) at a bank’s prime rate or the federal funds rate plus 0.5%.

Credit Facilities

The terms of Wheeling-Pittsburgh’s current credit facilities and other significant debt obligations are discussed more fully below.

$250 Million Term Loan Agreement

In August 2003, Wheeling-Pittsburgh entered into a $250.0 million senior secured term loan agreement due August 1, 2014 with a bank group led by Royal Bank of Canada as administrative agent, which is guaranteed in part by the Loan Board, the federal guarantor, and the West Virginia Housing Development Fund as described below. However, if the agent for the term loan lenders is unable or unwilling, in its sole discretion, to re-offer certain tranches of the term loan as of November 1, 2008, the maturity date for each tranche of the term loan will be November 1, 2008. The agent is required to provide Wheeling-Pittsburgh with notice on or before May 1, 2008 as to whether it will undertake to re-offer certain tranches of the term loan. If the agent does not re-offer such tranches, Wheeling-Pittsburgh must repay an amount equal to all outstanding amounts under the term loan agreement on August 1, 2008.

In June 2004, Wheeling-Pittsburgh entered into an amendment and waiver to its term loan agreement. The amendment and waiver provided for a 75 basis point reduction in the interest rate spread for the loans in which the interest rate is based upon the prime rate, reduced to the prime rate plus no margin, and a 120 basis point reduction in the interest rate spread to 55 basis points, for the loans in which the interest rate is based upon the LIBOR rate with respect to tranche B of the term loan, under which $162.1 million in principal amount was outstanding as of December 31, 2006.

In September 2005, Wheeling-Pittsburgh further amended its term loan agreement. The amendment allowed, among other things, for (i) the contribution by Wheeling-Pittsburgh of its coke producing and related assets to MSC and the removal of the term loan lenders’ lien on such assets; (ii) a liquidity enhancement of up to $75 million through an increase in borrowing availability under its revolving credit facility from $150.0 million to $225.0 million and the elimination of the requirement to maintain minimum availability of at least $25.0 million; and (iii) financial covenant relief for the third and fourth quarters of 2005.

In March 2006, Wheeling-Pittsburgh reached agreement with both the lenders under its term loan agreement and the Loan Board, the federal loan guarantor, to waive compliance with the leverage and interest coverage ratios and to amend the fixed charge coverage ratio under its term loan agreement through the quarter ending June 30, 2007. Similar to the provision in its revolving credit facility, its term loan amendment required Wheeling-Pittsburgh to comply with a minimum fixed charge coverage ratio or to maintain minimum borrowing availability of at least $50.0 million under its revolving credit facility at all times. In addition, Wheeling-Pittsburgh agreed to make a prepayment of $6.25 million under its term loan agreement, representing the principal due with respect to the September 30, 2006 quarterly payment, with such payment having been made on April 3, 2006, the same date on which the June 30, 2006 scheduled principal payment of $6.25 million was made. Wheeling-Pittsburgh also posted a standby letter of credit in the amount of $12.5 million in favor of the term loan lenders, which will be released upon demonstrated compliance with the financial covenants as of September 30, 2007.

Effective March 16, 2007, the term loan agreement was amended to waive compliance with the requirement to maintain minimum borrowing availability of $50.0 million at all times or to maintain a minimum fixed charge coverage ratio. The agreement was further amended to eliminate the leverage and interest coverage ratios for the duration of the agreement. In place of these covenants, a standalone fixed charge coverage ratio will take effect for the second quarter of 2008 and thereafter. To effect the amendment, Wheeling-Pittsburgh agreed to use the proceeds from the issuance of $50.0 million of convertible debt to make a principal prepayment of $37.5 million under its term loan agreement, representing satisfaction of the next six quarterly principal payments due under the term loan agreement and to use the remaining proceeds for general corporate purposes. Wheeling-Pittsburgh also agreed to amend the existing $12.5 million standby letter of credit, previously posted in favor of the term loan lenders, to $11.0 million to cover interest payment obligations to April 1, 2008. The letter of credit will decline as such interest payments are made. The term loan lenders and Loan Board also agreed to waive the excess cash flow mandatory repayment provisions of the agreement, increase the annual amount of permitted capital expenditures for 2007 and 2008, increase the amount of permitted indebtedness, and provide various administrative amendments with regard to activities related to MSC. The amendment also provides authorization for the combination. As part of the amendment, Wheeling-Pittsburgh also agreed, subject to consummation of the combination with Esmark, to repay or refinance the term loan in full on the later of April 1, 2008 or the date of such consummation and to release the Loan Board of any further obligation under the Federal guarantee as well as the West Virginia Housing Development Fund, the State guarantor, of any further obligation under the state guarantee. In the event that the combination is not completed, Wheeling-Pittsburgh agreed to change the final maturity date of the loan from August 1, 2014 to August 1, 2010.

Under the terms of Wheeling-Pittsburgh’s term loan agreement, as amended, Wheeling-Pittsburgh is required to maintain a consolidated fixed charge coverage ratio, effective as of the first day following the end of the period of four consecutive quarters of at least (i) 1.1:1 for quarters ending March 31, 2008 through September 30, 2008, (ii) 1.2:1 for quarters ending December 31, 2008 through September 30, 2008, and (iii) 1.3:1 for quarters ending December 31, 2009 through June 30, 2010. Wheeling-Pittsburgh was not required to comply with any financial covenants under its term loan agreement, as amended, as of June 30, 2007.

Interest on borrowings is calculated based on either LIBOR or the prime rate using varying spreads as defined for each of the three tranches in the agreement. The blended rate of interest was approximately 6.7% at each of December 31, 2006 and June 30, 2007. At June 30, 2007, $149.9 million was outstanding under the term loan. The term loan, as amended, is payable in quarterly installments of $6.25 million, commencing with the third quarter of 2008. However, Wheeling-Pittsburgh is obligated to make a final payment to the agent of the outstanding balance of the term loan on August 1, 2008 if such loan is not re-offered. Additionally, subject to consummation of the combination with Esmark, Wheeling-Pittsburgh is obligated to repay or refinance the term loan in full on the later of April 1, 2008 or the date of such consummation.

Pursuant to the provisions of Wheeling-Pittsburgh’s term loan agreement, it is subject to, and is currently in compliance with, various covenants, including compliance with the terms and conditions of the guarantee of the Loan Board and the related guarantee of the West Virginia Housing Development Fund, limitations on indebtedness, guarantee obligations, liens, sales of subsidiary stock, dividends, distributions and investments.

Based on projected results of operations for upcoming quarters, Wheeling-Pittsburgh believes that it is more likely than not that it will not be able to comply with the fixed charge coverage ratio covenant under its term loan agreement, as amended, which will become effective again as of April 1, 2008. In the past, Wheeling-Pittsburgh has been able to obtain relief from such covenants. At this time, however, Wheeling-Pittsburgh management cannot assure that it will be able to obtain such covenant relief or that Wheeling-Pittsburgh will be able to improve its results of operations or obtain additional financing.

Wheeling-Pittsburgh’s management anticipates that Wheeling-Pittsburgh may require additional financing in the foreseeable future. Additionally, Wheeling-Pittsburgh’s independent registered public accounting firm included an explanatory paragraph in its report on the consolidated financial statements included in Wheeling-Pittsburgh’s Form 10-K/A for the year ended December 31, 2006 that indicated that there is substantial doubt about Wheeling-Pittsburgh’s ability to continue as a going concern.

Due to the probability that Wheeling-Pittsburgh may not be able to comply with the fixed charge ratio covenant under its term loan facility in the future, amounts outstanding under Wheeling-Pittsburgh’s term loan facility, amounting to $149,900, have been reclassified from a long-term obligation and reflected as a short-term obligation in the condensed consolidated balance sheet as of June 30, 2007. Additionally, all other long-term debt subject to cross-default or cross-acceleration provisions, amounting to $71,265, has been reclassified as a short-term obligation as of June 30, 2007, as well as all outstanding convertible debt, net of discount, amounting to $65,376.

Wheeling-Pittsburgh’s management does not believe, after consultation with legal counsel, that a material adverse effect has occurred under its loan agreements due to (a) recent losses, (b) the going concern modification included as an explanatory paragraph in its independent registered public accounting firm’s opinion, and/or (c) its probable non-compliance with the fixed charge coverage ratio covenant under the term loan agreement, as amended, which will become effective again as of April 1, 2008. However, there can be no assurance that the lenders under Wheeling-Pittsburgh’s loan agreements will not determine that one or more of these developments, alone or in combination with future developments, constitute a material adverse effect under its loan agreements. Such a determination would restrict Wheeling-Pittsburgh’s ability to borrow under the revolving credit facility and adversely affect its liquidity and financial position. Additionally, Wheeling-Pittsburgh’s management believes, after consultation with legal counsel, that no event of default has occurred due to the going concern modification included as an explanatory paragraph in the Company’s independent registered public accounting firm’s opinion.

The amended term loan agreement also limits Wheeling-Pittsburgh’s ability to incur certain capital expenditures, including obligations under capital leases and capitalized repairs and replacements, not to exceed in the aggregate specified maximums for each calendar year.

$225 Million Revolving Credit Facility

In July 2005, Wheeling-Pittsburgh entered into an amended and restated revolving credit facility with a bank group arranged by Royal Bank of Canada and General Electric Capital Corporation. The new credit facility amended and restated Wheeling-Pittsburgh’s $225.0 million revolving credit facility entered into in August 2003, which was scheduled to mature on August 1, 2006. The amended and restated revolving credit facility (i) extended the maturity date to July 8, 2009; (ii) provided for higher borrowing availability on certain collateral; and (iii) provided for lower borrowing rates and unused line fees, among other improvements.

On March 16, 2007, the revolving credit agreement was amended to allow Wheeling-Pittsburgh to access collateral in excess of the $225.0 million commitment under the facility. If the minimum fixed charge coverage ratio is not met by Wheeling-Pittsburgh at the end of any quarter and excess collateral, as defined by the agreement, is available, Wheeling-Pittsburgh will be able to access up to $45.0 million of such excess collateral as additional borrowing capacity over and above the $225.0 million commitment amount and Wheeling-Pittsburgh will be required to maintain at least $50.0 million of borrowing availability at all times. Provided that sufficient collateral will support such borrowings, Wheeling-Pittsburgh will be permitted to borrow up to $220.0 million under the facility. The incremental amount of borrowing availability of up to $45.0 million will decrease by $5.0 million each quarter commencing with the fourth quarter of 2007 through the second quarter of 2008, and will be limited, thereafter, to up to $25.0 million through, but not beyond, November 1, 2008. On this date and thereafter, the previous requirement that Wheeling-Pittsburgh maintain minimum borrowing availability of $50.0 million at all times without access to collateral beyond the $225.0 million amount of the facility, or to maintain a minimum fixed charge coverage ratio, will again be applicable. The amendment also provided for lender approval for the issuance of $50.0 million of convertible debt and an increase in the amount of permitted capital expenditures.

Interest on borrowings is calculated based on either LIBOR or the prime rate using spreads based on facility borrowing availability as defined in the agreement. The blended rate of interest was approximately 7.1% at December 31, 2006 and approximately 7.4% at June 30, 2007.

As of December 31, 2006, the fixed charge coverage ratio was in excess of the minimum required under the amended and restated revolving credit facility. As a result, Wheeling-Pittsburgh was not required to maintain minimum borrowing availability of $50.0 million under the facility. At December 31, 2006, $110.0 million was outstanding under Wheeling-Pittsburgh’s revolving credit facility, and Wheeling-Pittsburgh had outstanding letters of credit of $32.1 million. Wheeling-Pittsburgh had $32.9 million of net availability under the facility at December 31, 2006, net of the $50.0 minimum borrowing availability reserve noted above.

At June 30, 2007, $150.7 million was outstanding under Wheeling-Pittsburgh’s revolving credit agreement and Wheeling-Pittsburgh had outstanding letters of credit of $27.9 million resulting in $46.4 million of borrowing availability.

On May 9, 2007, Wheeling-Pittsburgh’s $225.0 million revolving credit agreement was further amended to allow the company to access an additional $5.0 million of collateral in excess of the $225.0 million commitment under the facility through the third quarter of 2007. As a result, Wheeling-Pittsburgh will be able to access up to $50.0 million of such excess collateral as additional borrowing availability over and above the $225.0 million commitment amount. Provided that sufficient collateral will support such borrowings, Wheeling-Pittsburgh will be permitted to borrow up to the entire $225.0 million amount under the facility. All other terms remain substantially the same.

$40 Million Series A Notes

In August 2003, Wheeling-Pittsburgh Steel Corporation (WPSC) issued Series A secured notes in the aggregate principal amount of $40.0 million in settlement of claims under Wheeling-Pittsburgh’s bankruptcy proceedings. The Series A notes were issued under an indenture among WPSC, Wheeling-Pittsburgh, WP Steel Venture Corporation and The Bank of New York Trust Company, N.A. the successor trustee to J. P. Morgan Trust Company, National Association, and Bank One, N.A. The Series A notes mature on August 1, 2011 and have no fixed amortization, meaning that except for mandatory prepayments, based on excess cash flow or proceeds from the sale of certain joint venture interests, no payment of principal shall be required until such notes become due. The Series A notes bear interest at a rate of 5% per annum until August 1, 2008. Thereafter, such notes bear interest at a rate of 8% per annum. In the event that at any time the distributions from Wheeling-Nisshin and OCC to WPSC are not adequate to pay all of the interest then due under the Series A notes or WPSC is not in compliance with the terms of the term loan agreement or revolving credit facility, Wheeling-Pittsburgh must pay both cash interest and payment-in-kind interest at rates set forth in the Series A notes. OCC is restricted from declaring dividends under the terms of its credit agreement with Bank of America, N.A. However, OCC is permitted to make distributions of interest and principal in respect of its indebtedness to WPSC, subject to certain limitations set forth in its credit agreement and its subordination agreement. WPSC is subject to, and is currently in compliance with, various covenants set forth in the Series A note indenture, including payment of principal and interest on the Series A notes, and limitations on additional indebtedness, creation of liens, disposition of interests in Wheeling-Nisshin or OCC, and payments of dividends and distributions.

$20 Million Series B Notes

In August 2003, WPSC issued Series B secured notes in the aggregate principal amount of $20.0 million in settlement of claims under Wheeling-Pittsburgh’s bankruptcy proceedings. The Series B notes were issued under an indenture among WPSC, Wheeling-Pittsburgh, WP Steel Venture Corporation and The Bank of New York

Trust Company, N.A., the successor to J. P. Morgan Trust Company, National Association, and Bank One, N.A. The Series B notes mature on August 1, 2010 and have no fixed amortization, meaning that no payment of principal shall be required until such notes become due. The Series B notes bear interest at a rate of 6% per annum to the extent interest is paid in cash. In the event that Wheeling-Pittsburgh is not in compliance with the terms of the term loan agreement, the revolving credit facility or the Series A notes or WPSC’s excess cash flow (as defined in the Series B indenture) is insufficient to cover any or all interest payments then due under the Series B notes, WPSC must pay both cash interest and payment-in-kind interest at rates set forth in the Series B notes. WPSC is subject to, and is currently in compliance with, various covenants under the Series B note indenture, which are substantially similar to many of those contained in the Series A note indenture.

$10 Million Unsecured Note

In August 2003, WPSC issued an unsecured note in the aggregate principal amount of $10.0 million to WHX Corporation. In July 2004, the WHX note was sold by WHX to a third party. The unsecured note bears interest at 6% per annum, matures in 2011 and has no fixed amortization, meaning that no payment of principal shall be required until such note becomes due. If cash interest is not paid, WPSC must pay payment-in-kind interest. Such note is subordinated in right of payment to Wheeling-Pittsburgh’s credit agreements, the Series A notes and the Series B notes.

Convertible Notes

$50.0 Million Convertible Subordinated Promissory Notes

On March 15, 2007, certain institutional investors who are stockholders of Wheeling-Pittsburgh and Esmark agreed to purchase convertible notes in a private placement from Wheeling-Pittsburgh, and on March 16, 2007, Wheeling-Pittsburgh issued $50.0 million of convertible subordinated promissory notes. James P. Bouchard, Chairman and Chief Executive Officer and Craig T. Bouchard, Vice Chairman and President, acquired certain of these convertible promissory notes. Pursuant to the terms of such notes, the debt will be convertible into Wheeling-Pittsburgh’s common stock upon consummation of a combination of Wheeling-Pittsburgh and Esmark at a price of $20 per share (and the holders of the convertible notes will be permitted to participate in the combination as stockholders of Wheeling-Pittsburgh), or if not consummated, at the election of the investors, the notes may be converted at an alternative conversion price which will not be more than $20 per share or less than $15 per share or shall be payable in cash on November 15, 2008, subject to limitations relative to Wheeling-Pittsburgh’s term loan agreement and revolving credit facility. Interest is payable in cash at a per annum rate of 6% payable quarterly in arrears. In the event that the combination of Wheeling-Pittsburgh and Esmark is not consummated by January 1, 2008, the per annum interest rate will increase to 9% per annum retroactively to the issuance date. The $50.0 million was used to pay down $37.5 million of indebtedness under Wheeling-Pittsburgh’s term loan agreement and for general corporate purposes.

On June 7, 2007, the Company and Messrs. Bouchard agreed to amend their notes, so that in no event will their notes convert at less than market value on the date prior to issuance, or $24.51 per share.

$23 Million Senior Unsecured Exchangeable Promissory Note

On May 8, 2007, WPSC issued $23.0 million of senior unsecured exchangeable promissory notes in a private placement to certain new institutional investors. Pursuant to the terms of the notes, the debt will be exchangeable into the common stock of New Esmark upon consummation of a combination of Wheeling-Pittsburgh and Esmark at a price of $20 per share, or if not consummated the note will be payable in cash on November 15, 2008. Interest will be payable in cash at a per annum rate of 6% payable quarterly in arrears. In the event that the combination of Wheeling-Pittsburgh and Esmark is not consummated by January 1, 2008 or extended under the terms of the notes, the per annum interest rate will increase to 14% per annum retroactively to the issuance date. The $23.0 million will be used for general corporate purposes.

MANAGEMENT OF NEW ESMARK FOLLOWING THE MERGER AND OTHER INFORMATION

Management and Board of Directors

The following table sets forth the persons who have agreed to serve as New Esmark’s executive officers and directors immediately following the combination:

Name	Position/Affiliation
James P. Bouchard	Chairman of the Board of Directors and Chief Executive Officer
Craig T. Bouchard	Vice Chairman of the Board of Directors and President*
David A. Luptak	Executive Vice President, General Counsel and Secretary*
Paul J. Mooney	Executive Vice President and Chief Financial Officer
J. Gregory Pilewicz	Senior Vice President, Human Resources
Michael P. DiClemente	Vice President and Treasurer
Vincent D. Assetta	Vice President and Controller, Mill Operations
John F. Krupinski	Vice President and Controller, Service Center Operations
Albert G. Adkins	Board of Directors
James L. Bowen	Board of Directors
Clark Burrus	Board of Directors
C. Frederick Fetterolf	Board of Directors
James V. Koch	Board of Directors
George Muñoz	Board of Directors
Joseph Peduzzi	Board of Directors
James A. Todd	Board of Directors
Lynn R. Williams	Board of Directors

*

As discussed in the “Recent Developments” section on page 25 of this proxy statement/prospectus, it is anticipated that, in the event of the closing of the Sparrows Point acquisition, Craig T. Bouchard and David A. Luptak would relinquish their positions with Esmark, Wheeling-Pittsburgh and/or New Esmark, respectively, and take executive management positions with E2 Corporation. In this circumstance, it is also anticipated that Thomas A. Modrowski, current President and Chief Operating Officer of WPSC, would take the position of President of Wheeling-Pittsburgh and New Esmark.

Biographies

James P. Bouchard became a member of the Board of Wheeling-Pittsburgh in November 2006 and was elected to the positions of Chairman of the Board and Chief Executive Officer of WPC. Mr. Bouchard is the founder, Chief Executive Officer, and Chairman of the Board of Esmark Incorporated and Chairman and Chief Executive Officer of the Bouchard Group, L.L.C. Prior to founding Esmark in May 2003, Mr. Bouchard was Vice President-Commercial for U. S. Steel Kosice (Europe) from 2000 to August 2002. During his 15-year career at U. S. Steel Group, Mr. Bouchard was Manager-Marketing, Manager–National Accounts and Strategic Market Development Manager. Mr. Bouchard served on the C.D.E. committee for Eurofer in Brussels, Belgium. In addition, he served as Chairman of the Steel Shipping Container Institute (SSCI) supplier division American Iron and Steel Institute (AISI) in Washington, DC. and was named to the Board of Directors of the American Iron and Steel Institute-Washington, DC in January 2007.

Craig T. Bouchard became a member of the Board of Wheeling-Pittsburgh in November 2006 and was elected to the positions of Vice Chairman of the Board and President of Wheeling-Pittsburgh. Mr. Bouchard is the co-founder and President of Esmark. Mr. Bouchard has 25 years of experience in domestic and international finance, specializing in mergers, acquisitions and corporate finance and international trading, software and analytics. From 1998 to January 2003, Mr. Bouchard was the President and Chief Executive Officer of NumeriX, a Wall Street software company. Prior to helping found NumeriX, Mr. Bouchard was a Senior Vice President at the First National Bank of Chicago (now J.P. Morgan Chase) from 1976 to 1995. During his 19-year career at the bank, Mr. Bouchard was the Global Head of Derivatives Trading, Head of Institutional Research, and Head of Asia Pacific.

David A. Luptak has been an Executive Vice President, General Counsel and Secretary of Wheeling- Pittsburgh and WPSC since December 2006. Previously, Mr. Luptak was with United States Steel Corporation for more than 21 years, most recently as Plant Manager of its Edgar Thompson Works from April 2005 through November 2006. Prior to that assignment Mr. Luptak held a number of legal affairs positions with U. S. Steel, including Assistant General Counsel from March 2004 to April 2005 and General Counsel for European Operations from November 2000 to March 2004. Before joining U. S. Steel, Mr. Luptak was in private practice with the Pittsburgh law firm of Meyer Unkovic and Scott from 1981 to 1985.

Paul J. Mooney has been an Executive Vice President and the Chief Financial Officer of Wheeling-Pittsburgh and WPSC since October 1997. Mr. Mooney was a director of Wheeling-Pittsburgh from August 2003 until November 2006 and previously he served as the Vice President of WHX Corporation from October 1997 to December 2001. From 1985 to November 1997, Mr. Mooney was a Client Service and Engagement Partner of PricewaterhouseCoopers LLP. Mr. Mooney also served, from July 1996 to November 1997, as the National Director of Cross Border Filing Services with the Accounting, Auditing and SEC Services Department of PricewaterhouseCoopers LLP, and from 1988 to June 1996, as the Pittsburgh Site Leader of PricewaterhouseCoopers LLP’s Accounting and Business Advisory Services Department.

Thomas A. Modrowski was named President and Chief Operating Officer of WPSC in December 2006. Previously, Mr. Modrowski was Chief Operating Officer of Esmark since November 2004 and President of Electric Coating Technologies (a subsidiary of Esmark) since June 2003. Prior to joining Esmark, Mr. Modrowski was President of Double Eagle Steel Coating Company (a joint venture of U.S. Steel and Rouge Steel) from 1990 to 1995.

J. Gregory Pilewicz was named the Senior Vice President—Human Resources for both Wheeling-Pittsburgh Corporation and WPSC in January 2007. Prior to joining Wheeling-Pittsburgh Mr. Pilewicz served as the Vice President of Exante Financial Services, a business services entity of UnitedHealth Group, from December 2003 to January 2007 responsible for Sales and Product Management. From June 2000 to December 2003, Mr. Pilewicz led the business development efforts at First Data Corporation’s (FDC) e-invoicing group named Velosant. Previous to working at FDC, Mr. Pilewicz served as Vice President in PNC Bank’s Treasury Management Department supporting the national deployment of their treasury products and services in the healthcare, steel and energy segments. Mr. Pilewicz worked in a number of other positions covering 13 years at PNC (and its predecessor banks Midlantic Bank / Chemical Bank) primarily in areas of treasury management and corporate finance.

Michael P. DiClemente has been the Vice President and Treasurer of Wheeling-Pittsburgh since December 2006 and Vice President and Treasurer of WPSC since September 2006. Mr. DiClemente has been the Treasurer of WPSC since February 2004. Mr. DiClemente was previously employed as an Investment Advisor by Yanni Partners, a national investment consulting firm from 2002 to 2004. Previously, from 2001 to 2002, Mr. DiClemente served as Executive Financial Consultant of Mitsubishi Corporation, a global trading company. Prior to that he served Aristech Chemical Corporation for 14 years in a series of increasingly responsible finance positions, ultimately serving as Treasurer. Mr. DiClemente also served for 9 years in a number of accounting and finance positions at USX Corporation (now known as United States Steel Corporation).

Vincent D. Assetta has been a Vice President and Controller for Wheeling-Pittsburgh since December 2006, and Vice President and Controller of WPSC since September 2006. Previously, Mr. Assetta served as Controller of WPSC from April 2004 to August 2006, and the Director of Planning and Forecasting of WPSC from November 2003 to April 2004. Before joining WPSC, Mr. Assetta was employed with J&L Specialty Steel Corporation from August 1995 to November 2004 in a series of increasingly responsible accounting positions. Previously, Mr. Assetta was employed with PricewaterhouseCoopers LLP for eight years from 1987 to 1995, where Mr. Assetta attained the position of audit manager.

John F. Krupinski has been the Vice President of Finance, Secretary and Treasurer of Esmark since August 2004. Prior to joining Esmark, Mr. Krupinski was a consultant in the areas of taxation, accounting and business valuation from June, 2002 to August 2004. Mr. Krupinski has over 22 years experience in finance and accounting, including three years as CFO of four commonly owned metal manufacturing businesses with revenues in excess of $500 million.

Albert G. Adkins became a director of Wheeling-Pittsburgh in November 2006. Mr. Adkins served as Vice President-Accounting, Controller, and Chief Accounting Officer for Marathon Oil Corporation from 2001 to May 2006. Previously, Mr. Adkins served as Controller from 2000 to 2001 and Assistant Controller from 1998 to 2000 for United States Steel Corporation (USX) and Vice President of Accounting and Finance for Delhi Gas Pipeline Corporation from 1996 to 1997. Mr. Adkins is a certified public accountant and certified management accountant and is currently retired.

James L. Bowen became a director of Wheeling-Pittsburgh in August 2003. Mr. Bowen served as the President of the West Virginia AFL-CIO from November 1997 through August 2004. Previously, Mr. Bowen served as Vice President for both the West Virginia and the Ohio AFL-CIO. Mr. Bowen was an active member of the United Steelworkers of America for 42 years, and an International Representative for 32 years. He has been involved with the West Virginia AFL-CIO since 1965. Mr. Bowen served as a director of WPSC from 1998 to August 2003. Mr. Bowen is a designee of the United Steelworkers of America to the Wheeling-Pittsburgh Board of Directors pursuant to the terms of the collective bargaining agreement among the USW, WPSC and Wheeling-Pittsburgh.

Clark Burrus became a director of Wheeling-Pittsburgh in November 2006. Mr. Burrus was the Vice Chairman of First Chicago Capital Markets, Inc. (now J.P. Morgan Chase), a broker-dealer registered with the Securities and Exchange Commission, and Co-Chairman of its public banking department from 1991 to 1998. Prior to that time, from 1979 to 1991 Mr. Burrus was Senior Vice President of the First National Bank of Chicago (now J.P. Morgan Chase) in its public banking department. From 1978 to 1981, he was Senior Vice President of the First National Bank of Chicago (now J.P. Morgan Chase) in its asset and liability management department. During the period of 1973 to 1979, Mr. Burrus served as Comptroller for the City of Chicago, the City’s chief financial officer, heading the Department of Finance which included the offices of City Comptroller, City Treasurer and Department of Revenue. During this period the City of Chicago accomplished a AA bond rating for the first time. Mr. Burrus has served as Chairman of the Chicago Transit Authority (CTA) and as a member of the board of numerous other organizations including the Chicago Council on Urban Affairs, and Member of the City of Chicago Board of Education. Mr. Burrus is a life member of the GFOA (Government Finance Officers Association), a life member of the Board of Trustees of Roosevelt University, a life member of the Metropolitan Planning Council of Chicago, and a life member of the Board of Trustees of the Rehabilitation Institute of Chicago. Mr. Burrus is a published author on minority issues in public finance. Mr. Burrus is currently retired.

C. Frederick Fetterolf became a director of Wheeling-Pittsburgh in November 2006. Mr. Fetterolf was President and Chief Operating Officer of Aluminum Company of America, Inc. from 1985 to 1991, and served as President of Alcoa from 1983 to 1985. Mr. Fetterolf currently serves as a director on the board and Chairman of the audit committee of Aleris International, Inc. Previously, Mr. Fetterolf has been a director of various publicly traded companies including Alcoa, Allegheny Technologies Incorporated, Mellon Bank Corporation, Praxair, Inc., Union Carbide Corp., Quaker State Corporation, Dentsply International Inc., Teledyne Technologies Incorporated, and several privately held firms including Provident Insurance Company, Ryan Homes and Allegheny Container. During his service on such boards, Mr. Fetterolf also served as Chair of the audit committee of Mellon Bank Corporation and Praxair, Inc. and as a member of the audit committee, executive committee and nominating committee of Union Carbide Corp. Mr. Fetterolf is a former member of the compensation committee and technology committee for Allegheny Technologies Incorporated. Mr. Fetterolf presently serves as Trustee of Grove City College, Eastern University and several other non-profit boards. Mr. Fetterolf is currently retired.

James V. Koch became a director of Wheeling-Pittsburgh in November 2006. Dr. Koch is the Board of Visitors Professor of Economics and President Emeritus of Old Dominion University and has held that position since 2001. Dr. Koch was President of Old Dominion University and a Professor of Economics from 1990 to 2001. From 1986 to 1990, Dr. Koch was President of the University of Montana where he was also a member of the faculty as a Professor of Economics. Prior to such time, Dr. Koch was Provost, Vice President for Academic Affairs and a Professor of Economics at Ball State University from 1980 until 1986. Dr. Koch is currently a board member for the Virginia Research and Technology Advisory Commission, the MacArthur Foundation, the Bureau of Business and Economic Research, and Eastern Virginia Medical School. Dr. Koch is also the published author of a number of books and articles on economics and has over 40 years of experience in industrial organization, pricing, and antitrust; microeconomic theory; economics of education; and economics of e-commerce.

George Muñoz became a director of Wheeling-Pittsburgh in November 2006. Mr. Muñoz is a licensed attorney and certified public accountant. Since 2001, Mr. Muñoz has served as Principal and President of Muñoz Investment Banking Group, LLC in Washington, DC, and as a partner at the law firm of Tobin, Petkus & Muñoz in Chicago. From 1997 to 2001, Mr. Muñoz was President and CEO of the Overseas Private Investment Corporation where he supervised an $18 billion portfolio of loans, guarantees and political risk insurance on private sector investments in global emerging markets. Mr. Muñoz served in the U.S. Treasury Department as Assistant Secretary for Management and Chief Financial Officer from 1993 to 1997. From 1990 to 1993, Mr. Muñoz was a partner in the investment banking firm of Stevenson, Colling & Muñoz. Mr. Muñoz was an associate and partner in the Chicago law firm of Mayer Brown and Platt from 1980 to 1989. Mr. Muñoz currently serves as a director for Marriott International Inc., Altria Group Inc., Anixter International, Inc., and MWH, a privately held global engineering consulting firm. In addition, Mr. Muñoz is a trustee for The National Geographic Society.

Joseph Peduzzi became a director of Wheeling-Pittsburgh in November 2006. Mr. Peduzzi currently serves as director for Tiberius Qualified Master Fund, Ltd., a management company for various investment funds and accounts. Since January 2001, he has also served as Managing Partner of TF Asset Management LLC and since March 2005, as a partner of Montrachet Capital Management LLC. Mr. Peduzzi was the managing member and President of Peduzzi Investment Group, LLC. from 1996 to 1999, and a director and President of Peduzzi Investment Group Inc. from 1993 to 1996. From 1989 to 1992, Mr. Peduzzi was a derivatives trader for Susquehanna Investment Group.

James A. Todd became a director of Wheeling-Pittsburgh in November 2006. Mr. Todd is currently President and CEO of CanAm Corporation which pursues investment opportunities in coal, iron ore, and steel industries. Mr. Todd was CEO of Birmingham Steel Corporation from 1980 to 1996. In 1999, Mr. Todd rejoined Birmingham Steel Corporation as Vice Chairman and Director, positions he held until 2002. In 1993, Mr. Todd was named “Steel Maker of the Year” by Iron Age Magazine. Mr. Todd currently serves as a trustee for Louisville Presbyterian Theological Seminary and a nonexecutive chair of ABC Polymer Industries LLC.

Lynn R. Williams became a director of Wheeling-Pittsburgh in August 2003. From 1997 to 2003, Mr. Williams served as President of the Steelworkers Organization of Active Retirees. Previously, Mr. Williams was the President Emeritus of the United Steelworkers of America, serving from November 1983 to March 1994. Additionally, since March 1994, Mr. Williams has served as an arbitrator for the AFL-CIO under Article XXI of its constitution. Mr. Williams has served on various boards of directors, including the board of WPSC from January 2001 to August 2003 and from July 1998 to November 2000, the board of WHX Corporation from December 1995 to December 1997, the board of Republic Engineered Products LLC since August 2002, and the board of Republic Technologies International from August 1999 to August 2002. Mr. Williams is a designee of the United Steelworkers of America to the Wheeling-Pittsburgh Board of Directors pursuant to the terms of the collective bargaining agreement among the USW, WPSC and Wheeling-Pittsburgh.

Executive Compensation

New Esmark was formed in March 2007 for purposes of holding both Esmark and Wheeling-Pittsburgh as wholly-owned subsidiaries following completion of the combination. As a newly formed company with no operations, New Esmark currently has no employees and, accordingly, has not paid any executive compensation or adopted any executive compensation programs. Accordingly, the compensation amounts presented for Esmark and incorporated by reference herein for Wheeling-Pittsburgh may not be indicative of future compensation that New Esmark will award to its executive officers or directors. Until completion of the combination, New Esmark will not constitute its board of directors in accordance with the merger agreement or establish a compensation committee as required under the NASDAQ Marketplace Rules.

The philosophy and objectives of New Esmark’s future compensation programs have not yet been determined. The formulation of New Esmark’s compensation philosophy and objectives and the adoption and implementation of New Esmark’s compensation programs will be undertaken after completion of the combination and following the formation, and subject to the oversight, of the company’s compensation committee. New Esmark anticipates Joseph Peduzzi, James L. Bowen, James V. Koch and James A. Todd will serve as the initial members of the compensation committee effective upon the completion of the combination. New Esmark also anticipates that its Board of Directors will adopt a compensation committee charter effective upon completion of the combination.

Esmark and Wheeling-Pittsburgh expect that, once it is formed, New Esmark’s compensation committee will approve equity and cash-based incentive awards to the new company’s executive officers and directors. In negotiating the agreement, the two companies agreed that the adoption of an equity plan for New Esmark at the time of the merger closings would facilitate implementation of New Esmark’s future compensation programs. The New Esmark Incorporated 2007 Incentive Compensation Plan described in this proxy statement/prospectus is being submitted for approval by Wheeling-Pittsburgh’s stockholders and Esmark stockholders as described in this proxy statement/prospectus primarily to satisfy stockholder approval requirements of NASDAQ Marketplace Rules. The terms of the new equity plan are described under “Incentive Compensation Plan.”

The incentive compensation plan was approved by the directors of Esmark and Wheeling-Pittsburgh with a view to providing New Esmark’s compensation committee, as administrator of the plan, with the flexibility to structure compensation programs that are consistent with the new company’s overall goals and strategic direction and that provide a wide range of incentives to encourage and reward superior performance. The new equity plan’s stated purpose is to provide incentives to New Esmark’s named executive officers and other employees to expend their maximum effort to improve the company’s operating results primarily by giving plan participants an opportunity to acquire or increase a direct proprietary interest in New Esmark’s future success through their ownership of common stock. A total of 3,200,000 shares of New Esmark common stock will be available for issuance under the plan in connection with equity awards.

Subject to the authority of the New Esmark compensation committee to determine the actual executive compensation program, Esmark and Wheeling-Pittsburgh anticipate that the elements of New Esmark’s executive compensation program will include:

•	annual base salary;

•	an annual incentive plan;

•	long-term incentives that are stock-based under the incentive compensation plan;

•	eligibility to participate in the Company’s employee benefit plans; and

•	certain perquisites.

Summary Compensation Table

Esmark

The following table shows the compensation paid by Esmark for 2006 to its executive officers who, as of the date of this joint proxy statement/prospectus, have been selected to serve as executive officers of New Esmark:

Name and Principal Position (1)	Year	Salary ($)	Bonus ($)		Stock Awards ($) (6)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
James P. Bouchard (3)	2006	325,000	975,000	(5)	2,702,000			34,350	4,036,380
Chairman, and CEO

Craig T. Bouchard (4)	2006	294,000	975,000	(5)	2,702,000			33,000	4,004,000
Vice Chairman, President and CFO

John F. Krupinski	2006	175,000	100,000					128	275,128
Secretary, Treasurer and VP, Finance

(1)	Positions shown are those currently held with Esmark Incorporated.
(2)	Includes payments for service on the board of directors of Esmark.
(3)	Certain terms of Mr. Bouchard’s employment are under an employment agreement by and among Esmark, Mr. Bouchard and The Bouchard Group, L.L.C. Certain compensation related to Mr. Bouchard’s services is paid by The Bouchard Group, L.L.C. which is reimbursed by Esmark. This table shows all of the compensation paid by Esmark or by The Bouchard Group, L.L.C. for the services of Mr. Bouchard to Esmark.
(4)	Certain terms of Mr. Bouchard’s employment are under an employment agreement by and among Esmark, Mr. Bouchard and Bouchard 10S, LLC. Certain compensation related to Mr. Bouchard’s services is paid by Bouchard 10S, LLC which is reimbursed by Esmark. This table shows all of the compensation paid by Esmark or by Bouchard 10S, LLC. for the services of Mr. Bouchard to Esmark.
(5)	Gross up bonus regarding taxes on the vesting of the restricted stock grant referenced in footnote (6).
(6)	1,400 shares of restricted stock granted to each of Messrs. Bouchard on 7/31/2006.

GRANTS OF PLAN-BASED AWARDS

Name (a)	Grant Date (b)	All Other Stock Awards: Number of Shares of Stock[1] (#) (c)	Grant Date Fair Value of Stock Awards (d)
James Bouchard (Principal Executive Officer)	7/31/2007	1.400	1,483,500
Craig Bouchard	7/31/2007	1.400	1,483,500

1.	These restricted stock awards vested on January 15, 2007 according to their terms and each of James Bouchard and Craig Bouchard received a tax gross up payment of $975,000 with respect to the vesting of the awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name (a)	Stock Awards
	Number Of Shares of Stock That Have Not Vested[1] (#) (b)	Market Value of Shares of Stock That Have Not Vested ($) (c)
James Bouchard (Principal Executive Officer)	1,400	1,483,500
Craig Bouchard	1,400	1,483,500

1.	Vesting of all shares occurred on January 15, 2007 pursuant to the continued employment of executive.

Wheeling-Pittsburgh

Information concerning executive officer and director compensation of Wheeling-Pittsburgh is contained in amendment no. 1 to the 2006 annual report on Form 10-K filed on April 30, 2007 and is incorporated by reference in this proxy statement/prospectus.

Certain Transactions with Management and Affiliates

On March 15, 2007, certain institutional investors who are stockholders of Wheeling-Pittsburgh and Esmark agreed to purchase convertible notes in a private placement from Wheeling-Pittsburgh, and on March 16, 2007, Wheeling-Pittsburgh issued $50.0 million of convertible subordinated promissory notes. James P. Bouchard, Chairman and Chief Executive Officer, and Craig T. Bouchard, Vice Chairman and President, acquired certain of these convertible promissory notes. Pursuant to the terms of such notes, the debt will be convertible into Wheeling-Pittsburgh’s common stock upon consummation of a combination of Wheeling-Pittsburgh and Esmark at a price of $20 per share (and the holders of the convertible notes will be permitted to participate in the combination as stockholders of Wheeling-Pittsburgh), or if not consummated, at the election of the investors, the notes may be converted at an alternative conversion price which will not be more than $20 per share or less than $15 per share or shall be payable in cash on November 15, 2008, subject to limitations relative to Wheeling-Pittsburgh’s term loan agreement and revolving credit facility. Interest will be payable in cash at a per annum rate of 6% payable quarterly in arrears. In the event that the combination of Wheeling-Pittsburgh and Esmark is not consummated by January 1, 2008, the per annum interest rate will increase to 9% per annum retroactively to the issuance date. The $50.0 million was used to pay down $37.5 million of indebtedness under Wheeling-Pittsburgh’s term loan agreement and for general corporate purposes.

On June 7, 2007, the Company and Messrs. Bouchard agreed to amend their notes, so that in no event will their notes convert at less than market value on the date prior to issuance, or $24.51 per share.

In October 2006, Esmark and its affiliates commenced a solicitation of Wheeling-Pittsburgh’s stockholders to elect a proposed slate of director nominees and effectuate related changes in Wheeling-Pittsburgh by-laws. At the Wheeling-Pittsburgh annual stockholders meeting held on November 17, 2006, Wheeling-Pittsburgh stockholders elected all of the Esmark nominees together with the two representatives of the USW who were installed as the Board of Directors of Wheeling-Pittsburgh on November 30, 2006 upon certification of the election results. Esmark, pursuant to Delaware law, has requested reimbursement from Wheeling-Pittsburgh for certain of Esmark’s expenses incurred in connection with the proxy solicitation. The request for expenses, which primarily consists of investment advisory fees, legal fees, printing and proxy solicitation costs and incidental expenses approximates $1.7 million. James P. Bouchard, Esmark’s Chairman and Chief Executive Officer and Craig T. Bouchard, Vice Chairman and President are minority owners, directors and executive officers of Esmark.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Wheeling-Pittsburgh’s common stock currently trades on The NASDAQ Stock Market under the symbol “WPSC.” The shares of Esmark common stock are privately held and as a result there is no established trading market for such shares.

The following table shows the high and low sales price for the common stock of Wheeling-Pittsburgh by quarter, as reported by The NASDAQ Stock Market for the periods indicated:

	Price Range
Period	High	Low
Fiscal Year 2007
First Quarter	$27.66	$17.96
Second Quarter	25.58	18.84
Third Quarter	23.43	14.53
Fourth Quarter through October 19, 2007	20.29	19.30

Fiscal Year Ending December 31, 2006
First Quarter	$20.74	$8.57
Second Quarter	27.50	15.50
Third Quarter	23.29	16.28
Fourth Quarter.	20.51	16.49

Fiscal Year Ended December 31, 2005
First Quarter	$44.82	$29.42
Second Quarter	33.10	15.29
Third Quarter	20.82	14.62
Fourth Quarter	16.70	8.03

Fiscal Year Ended December 31, 2004
First Quarter	$24.82	$18.56
Second Quarter	22.85	12.93
Third Quarter	31.31	19.75
Fourth Quarter	41.86	26.48

As of October 3, 2007, 2007, Wheeling-Pittsburgh had 15,360,810 shares of common stock outstanding and 2,862 stockholders of record.

Wheeling-Pittsburgh currently intends to retain earnings for the continued development and expansion of its business. In addition, the terms of its credit agreements and indentures impose restrictions and limitations on the payment of dividends and the making of other distributions in respect of Wheeling-Pittsburgh’s common stock. Pursuant to the terms of its credit agreements, Wheeling-Pittsburgh is prohibited from directly or indirectly declaring or paying any dividend or making any other distribution on its common stock (other than dividends payable solely in its common stock). Similarly, pursuant to the terms of the indentures governing its Series A and Series B notes, Wheeling-Pittsburgh is prohibited from declaring or paying any dividend or making any other distribution on its common stock (other than dividends and distributions payable in its common stock). In the absence of these restrictions or limitations, the payment of any dividends will be at the discretion of Wheeling-Pittsburgh’s Board of Directors.

New Esmark

New Esmark’s common stock is not listed for trading on any securities exchange, and New Esmark does not currently file reports with the SEC. Upon completion of the combination, it is anticipated that New Esmark’s common stock will be listed for trading on The NASDAQ Stock Market under the ticker symbol “ESMK” and New Esmark will be an SEC reporting company.

New Esmark has never declared or paid cash dividends on its capital stock. New Esmark does not anticipate paying any cash dividends on its capital stock in the foreseeable future. New Esmark currently intends to retain all available funds and any future earnings to fund the development and growth of its business.

INFORMATION ABOUT ESMARK BUSINESS

General and History

Esmark is a Midwestern steel services company that is engaged in the processing and distribution of metals and other materials, including just-in-time delivery of value-added steel products (hot rolled, cold rolled, hot dipped galvanized, electro galvanized and pre-paint) to approximately 2,000 core customers located in the Midwest United States. Esmark was founded in 2003 by James P. Bouchard and Craig T. Bouchard. Esmark has successfully acquired a number of steel companies since it was formed in 2003. The majority of Esmark’s customers are end-users in a wide range of diverse markets including construction, automotive, appliance, shelving and agriculture.

Esmark Facilities

Esmark is headquartered near Chicago, Illinois. Esmark’s operates through its ten subsidiaries which have major locations in Illinois, Indiana, Ohio, and Missouri. Esmark has over 1.1 million square feet of facilities. Each subsidiary is operated on a stand-alone basis with coordination of marketing, sales, purchasing and accounting through Esmark’s executive team. Most of Esmark steel product subsidiaries have ISO 9000 certification.

Steel Products & Services

The structure of the steel industry is such that primary producers (mills) prefer to sell large volume amounts of standard material such as coils, sheets, plates, structurals, bars and tubes with longer lead production and delivery lead times than customers prefer. End users prefer to buy on short lead times, and smaller quantities of products that sometimes require special and specific processing. The gap between the mills and end users is satisfied by service centers such as Esmark, who provide shorter lead times than the mills and offer processing capabilities to products that are not offered by the mills.

Esmark processes and stocks hot-rolled, cold-rolled, and coated sheet steel products purchased from mill suppliers and sells the products to end users. Esmark provides processing and inventory management services to its customers to minimize their cost and maximize their purchasing efficiency. Included in these value-added processes are coil coating, galvanizing, slitting, temper rolling, leveling, embossing, flame cutting and cutting to length. In addition to these processing services, Esmark facilities also provide stocking and just-in-time delivery.

Esmark’s business operates as one business segment in the metal processing and distribution sector through its ten subsidiaries as follows:

•

Electric Coating Technologies (ECT), acquired in 2003 by a predecessor of Esmark, is a leading electrogalvanizing company that now operates two facilities, strategically located in the Chicago, Illinois area which are close to major integrated steel mills. ECT, provides metal coatings and finishing services with the use of two state-of-the-art coating lines and has the capacity to produce more than 350,000 tons of electrogalvanized steel annually.

•

Sun Steel, acquired in 2004, is one of the largest cold-rolled steel service centers in the United States and a specialist in processing a variety of flat-rolled metals, including precision slitting, superior close tolerance blanks, and innovative embossing and texturizing.

•

Century Steel, acquired in 2004, sells cold-rolled, hot-rolled and coated steel products which are slit, leveled or blanked with equipment in its Chicago Heights, Illinois facility. Century Steel is one of the largest flat-rolled steel distributors in the United States selling in excess of 150,000 tons of steel a year.

•	Great Western, acquired in 2004, currently specializes in the shearing, slitting, leveling and precision blanking of hot-rolled, cold-rolled, galvanized, hot-dipped and electrogalvanized steel.

•

U.S. Metals, acquired in 2005 and located in St. Louis, Missouri, currently operates two cut-to-length processing lines for cold-rolled and coated steel. U.S. Metals offers its customers comprehensive, state-of-the-art slitting, custom blanking, shearing, and flame-cutting services for cold-rolled, galvanized, and hot-rolled pickled and oiled substrate.

•

Miami Valley Steel Service, Inc., acquired in 2005, is located in Piqua, Ohio, and its facility has over 15 state-of-the-art steel processing lines. High-volume processing capabilities and an experienced technical team allow Miami Valley Steel to provide its customers a single source for blanking, cut to length, slitting, shearing, and edging services.

•

North American Steel, acquired in 2005 with facilities located in Homewood, Illinois and Youngstown, Ohio, serves the automotive, commercial/residential construction market, container and appliance industries with a range of cold-roll, coated and made-to-order steel products. North American Steel provides painted steel products to the metal construction industry, metal building manufacturers, commercial/residential siding industries, HVAC, garage and entry door and other painted steel applications.

•

Premier Resource Group, acquired in 2006, located in North Aurora, Illinois, serves the commercial/residential construction, garage door, office furniture and appliance industries by specializing in pre-painted steel products with a range of cold-rolled and galvanized painted steel applications and products.

•

Independent Steel Company, acquired in 2006, based near Cleveland, Ohio, is a processor and distributor of value-added steel products. It serves the construction, tubing manufacturers, consumer products and transportation industries with a range of low carbon cold-rolled and galvanized painted steel applications and products.

Customers, Sales and Marketing

Esmark has approximately 2,000 core customers, primarily located in the Midwestern region of the United States. These customers participate in a wide range of diverse end-use markets, including automotive, commercial/residential construction, tubing, appliance, shelving, garage door, office furniture, metal building manufacturers, HVAC, transportation and agriculture. Due to the broad distribution of customers, no single customer represents 5% or more of total sales. In 2006, the top ten customers accounted for approximately 17.6% of sales.

Esmark sells and markets its products through its own sales force that have specific knowledge of the Esmark products and its customers.

Esmark Vision and Strategy

Esmark’s product strategy is to concentrate on cold-rolled steel. This allows Esmark to build purchasing power in a product set that steel mills consistently look to for large customers. Esmark believes it is one of the largest single purchasers of cold-rolled steel in the U.S., having purchased over 782,000 tons of cold-rolled steel in 2006. As a large volume buyer of cold-rolled steel, Esmark has been able to take advantage of excess capacity in cold-rolled mills in the U.S., thereby achieving a cost advantage over competitors who buy smaller quantities of cold-rolled steel.

Esmark’s service center strategy is designed to minimize risks through strict adherence to inventory management principles, utilization of credit risk insurance policies, and management of production capacity utilization.

Geographically, Esmark operates near its customers who are located in an area of the United States where the largest producers and buyers of steel products are found, thus lessening the overall costs of transportation.

The Esmark acquisition strategy is to acquire Midwestern companies with significant customers and minimal customer overlap. Subsequent to an acquisition, Esmark begins to execute its operating strategy to increase capacity utilization, reduce financial risk and reduce raw materials costs by implementing its purchasing strategy described above. Esmark has not, as a practice, implemented plant layoffs in connection with acquisitions.

Esmark’s financial strategy is to minimize its corporate overhead structure and avoid incurring debt to finance its acquisition strategy, choosing instead to fund acquisitions with cash from operations or from the issuance of equity. Historically, Esmark has borrowed primarily to fund short-term cash flow and working capital needs, although Esmark may borrow to fund future acquisitions, in whole or in part if the circumstances warrant.

Esmark is currently in the process of negotiating an option to purchase 50% of a new company that would own and operate the assets and business of Winner Steel, a hot dipped galvanizing converter located in Pennsylvania. Winner Steel recently executed an agreement to be purchased by Duferco International. Winner Steel would provide Esmark with a large and strategic source of galvanized product for distribution.

As part of its acquisition strategy, Esmark may evaluate equity investments in joint ventures that would be created to acquire specific assets or entities, some of which may be material.

Raw Materials and Energy

In 2006, Esmark purchased approximately 783,000 tons of hot rolled, cold rolled, and coated carbon sheet steel products from a variety of domestic and international producing mill sources. Materials are purchased and processed based upon customer orders. Major suppliers of these products include Mittal Steel, U.S. Steel, Wheeling-Pittsburgh Steel, and Steel Dynamics. Esmark is able to shift sourcing to establish an adequate supply at competitive prices. Esmark believes that its supplier relationships are good.

Operations

Inventory management is a key component of Esmark’s operating strategy. Esmark strives through its management practices to carry approximately 2.5 months of inventory while the industry average ranges from 3-5 months of inventory depending on the stage of the business cycle. A key component in achieving consistently low levels of inventory/supply chain management is having a reliable source of steel supply. Esmark pursued its strategic relationship with Wheeling-Pittsburgh for this very important reason.

Market Risk

The steel industry is a cyclical business. The cyclical nature of the largest steel consuming industries (automotive and construction) affect demand while volatility of domestic and international availability affect supply. Any significant change in any of these components can have a material effect on steel prices.

Competition

Esmark believes that the principal competitive factors in the steel processing industry include:

•	product quality;

•	price;

•	on-time delivery;

•	gauge range; and

•	metallurgical specifications.

By combining the efficiencies of consolidated purchasing with the focused customer attention of independent service centers, Esmark is able to provide its customers with superior products and service at competitive prices.

Esmark believes that its primary competitors include:

•	Ryerson;

•	Reliance;

•	Worthington Steel;

•	Central Steel and Wire;

•	Metals USA; and

•	A large number of smaller and localized service centers.

Government Regulation

Esmark’s processing centers and manufacturing facilities are subject to many federal, state and local requirements relating to the protection of the environment and Esmark uses environmentally sensitive materials in its production processes. Esmark believes that it operates its business in material compliance with all environmental laws and regulations, does not anticipate any material expenditures in order to meet environmental requirements and does not believe that future compliance with such laws and regulations will have a material adverse effect on its financial condition or results of operations. However, Esmark could incur operating costs or capital expenditures in complying with more stringent environmental requirements in the future or with current requirements if they are applied to its facilities in a way it does anticipate.

Esmark’s operations are also governed by many other laws and regulations covering its labor relationships, the zoning of its facilities, its general business practices and other matters. Esmark management believes that Esmark is in material compliance with these laws and regulations and does not believe that future compliance with such laws and regulations will have a material adverse effect on Esmark’s financial condition or results of operations.

Employees

Esmark and its subsidiaries employ over 600 employees, of which approximately 35% are covered by collective bargaining agreements. Esmark believes that it has good relations with its employees, including those covered by collective bargaining agreements.

Seasonality

Esmark’s net sales are generally lower in the fourth quarter primarily due to holidays and reduced activity in the building and construction industry.

Litigation

On June 7, 2007, Herman Strauss, Inc. (“Strauss”) filed a complaint against Esmark in the U.S. District Court for the Northern District of West Virginia alleging tortious interference with contractual relations related to the termination of the scrap agreements between Wheeling-Pittsburgh and Strauss. Wheeling-Pittsburgh has publicly stated that the termination of such agreements arose out of Strauss’ performance and practices under the scrap agreements. Strauss filed its complaint against Esmark simultaneously with the commencement of a commercial arbitration claim against Wheeling-Pittsburgh for breach of contract. The complaint alleges that Esmark interfered with Strauss’ existing contractual relationship with Wheeling-Pittsburgh based upon, among other things, statements made by James Bouchard, Esmark’s Chairman and Chief Executive Officer, during the proxy contest for the control of the Wheeling-Pittsburgh board in the fall of 2006, and certain actions of Wheeling-Pittsburgh after the new management of Wheeling-Pittsburgh was put in place in December of 2006. Strauss has asserted damages of approximately $18.4 million in connection with such claims. Esmark believes the complaint and alleged damages to be without merit, and intends to vigorously defend this suit.

On June 7, 2007, Metal Management, Inc. (“MMI”) filed a notice of motion for summary judgment in lieu of a complaint against Esmark in the Supreme Court of the State of New York related to the guarantee of certain obligations of Wheeling-Pittsburgh by Esmark in favor of MMI. The motion was filed on the same day that MMI filed a complaint against Wheeling-Pittsburgh in the Supreme Court of the State of New York alleging breach of contract relating to a series of purchase orders issued by Wheeling-Pittsburgh to MMI for steel scrap. Wheeling-Pittsburgh has publicly stated that the payment disputes relate to quality issues associated with several grades of scrap supplied by MMI. MMI seeks payment by Esmark of approximately $31 million (subsequently amended to $28.2 million) in connection with the guarantees. On October 2, 2007, MMI’s motion for summary judgment was denied, and the matter will now proceed as a companion case to MMI’s suit against Wheeling-Pittsburgh. Wheeling-Pittsburgh intends to vigorously assert its claims relative to MMI’s failure to comply with scrap specifications, and Esmark intends to vigorously defend this suit.

There can be no assurance as to the outcome of these actions or their effect on the financial condition or results of operation of Esmark.

Management

Esmark has been built by a multi-disciplinary team of executive managers trained in operations, sales, strategy, finance and engineering. These managers include: James P. Bouchard, Chief Executive Officer, Craig T. Bouchard, President, Michael Ogrizovich, Executive Vice President, John Krupinski, Vice President, Finance, and William E. Ristau, Chief Commercial Officer.

Security Ownership of Certain Beneficial Owners and Management of Esmark

The following table sets forth information regarding the beneficial ownership of the Esmark common stock on an as converted basis as of October 3, 2007 by:

•	each of Esmark’s directors;

•	Esmark’s Chief Executive Officer, its President and Chief Financial Officer and its other three most highly compensated executive officers serving on December 31, 2006;

•	all directors and executive officers of Esmark as a group; and

•	each person known by Esmark to own beneficially more than 5% of the Esmark common stock (on an as converted basis).

The following information has been presented in accordance with SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Under SEC rules, beneficial ownership of a class of capital stock as of any date includes any shares of such class as to which a person, directly or indirectly, has or shares voting power or investment power as of such date and also any shares as to which a person has the right to acquire such voting or investment power as of or within 60 days after such date through the exercise of any stock option, warrant or other right, without regard to whether such right expires before the end of such 60-day period or continues thereafter.

For information concerning ownership by some of the executive officers of options or other rights that are not required to be reflected in the following beneficial ownership table, see “The Mergers—Interests of Esmark’s Directors and Executive Officers in the Mergers” and “Management of New Esmark after the Mergers—Outstanding Equity Awards of Fiscal Year-End.”

As of October 3, 2007, 145,101.22866 shares of Esmark common stock, no par value, and 175,760.43836 shares of Esmark Series A convertible preferred stock, $1.00 par value, were issued and outstanding. Series A convertible preferred stock is convertible into Esmark common stock under the following formula: (i) the “Liquidation Value” of the preferred (currently, $1,000 per share) plus the amount of all accrued and unpaid dividends on such share of the preferred, if any, divided by (ii) the “Conversion Price” (currently $851.48515).

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%) (1)
Executive Officers and Directors:
James P. Bouchard (2) Chairman, CEO and Director	25,330.72660	7.21
Brian R. Williamson Director	19,975.23071	5.68
Craig T. Bouchard (3) Vice Chairman, President, Chief Financial Officer and Director	10,567.91980	3.01
James Tumulty (4) Director	552.88462	*
Shawn Tumulty Director	0	*
Michael Ogrizovich Executive Vice President	1,822.25272	*
John Krupinski Treasurer, Secretary and Vice President, Finance	0	*
William E. Ristau Chief Commercial Officer	0	*
All directors and executive officers as a group (9 persons)	58,249.01445	16.57
Funds managed by Franklin Mutual Advisers, LLC (5)	253,602.22757	72.14

*	Represents beneficial ownership of less than 1%.
(1)	The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person (on an as converted basis) by the sum of the number of shares of common stock outstanding as of such date (on an as converted basis).
(2)	The shares of Esmark common stock shown as beneficially owned by Mr. Bouchard include 23,930.72660 shares of Esmark common stock held by Bouchard Group, LLC.
(3)	The shares of Esmark common stock shown as beneficially owned by Mr. Bouchard include 8,882.56000 shares of Esmark common stock held by Bouchard 10S, LLC.
(4)	Represents warrants to purchase Esmark common stock.
(5)	Includes series A convertible preferred stock reported on an as converted basis assuming all accrued dividends have been paid and a conversion price of $851.48515.

DESCRIPTION OF ESMARK CAPITALIZATION

The following description of the capital stock of Esmark does not purport to be complete, and is subject, in all respects, to applicable Delaware law and to the provisions of Esmark’s certificate of incorporation. The following description is qualified by reference to Esmark’s certificate of incorporation.

The authorized capital stock of Esmark consists of 500,000 shares of common stock, no par value, and 250,000 shares of Series A convertible preferred stock, $1.00 par value. At the close of business on October 3, 2007, 145,101.22866 shares of Esmark common stock, 175,760.43836 shares of Esmark preferred stock, and warrants to purchase 7,371.79488 shares of Esmark common stock were issued and outstanding. Also, there exist rights to the issuance of up to 6,061.75822 earn out shares in connection with Esmark’s acquisition of North American Steel Ltd.

Board of Directors

Esmark’s Board of Directors consists of the following individuals:

•	James P. Bouchard

•	Craig T. Bouchard

•	James Tumulty

•	Shawn Tumulty

•	Brian R. Williamson

COMPARISON OF STOCKHOLDER RIGHTS

Comparison of Stockholder Rights

The rights of Wheeling-Pittsburgh stockholders are currently governed by the DGCL, its amended and restated certificate of incorporation and amended and restated bylaws. After the combination, the rights of the stockholders of New Esmark, which will then be called Esmark Incorporated, will be governed by the DGCL and the amended and restated certificate of incorporation and amended and restated bylaws of New Esmark. The following discussion summarizes the material differences between the current rights of Wheeling-Pittsburgh stockholders and the rights of New Esmark stockholders after the combination. You are urged to read Wheeling-Pittsburgh’s certificate of incorporation and bylaws, the amended and restated certificate of incorporation and amended and restated bylaws of New Esmark, which will govern New Esmark after the combination, and the DGCL carefully and in their entirety.

Authorized Capital Stock

Wheeling-Pittsburgh. Wheeling-Pittsburgh’s amended and restated certificate of incorporation authorizes Wheeling-Pittsburgh to issue 100,000,000 shares of stock consisting solely of:

•	80,000,000 shares of common stock, par value $0.01 per share; and

•	20,000,000 shares of preferred stock, par value $0.001 per share.

The amended and restated certificate of incorporation provides that Wheeling-Pittsburgh may not issue any nonvoting equity securities to the extent prohibited by section 1123 of title 11 of the U.S. Code. Additionally, its amended and restated certificate of incorporation requires that the issuance of a class or series of preferred stock in connection with the adoption by Wheeling-Pittsburgh of what is commonly known as a “poison pill” plan or similar stockholders rights plan be approved by at least:

•	a majority of all members of the Board of Directors and by the holders of the voting stock of the corporation; or

•	two-thirds of all of the members of the Board of Directors.

As of October 3, 2007, there were 15,360,810 shares of Wheeling-Pittsburgh common stock issued and outstanding.

Esmark. Esmark’s amended and restated certificate of incorporation authorizes Esmark to issue:

•	500,000 shares of common stock with no par value per share; and

•	250,000 shares of series A convertible preferred stock with a par value of $1.00 per share.

New Esmark. New Esmark’s certificate of incorporation authorizes New Esmark to issue 125,000,000 shares of stock consisting solely of:

•	100,000,000 shares of common stock, par value $0.01 per share; and

•	25,000,000 shares of preferred stock, par value $0.01 per share. Esmark can issue preferred stock in series.

Size of the Board of Directors

Wheeling-Pittsburgh. Wheeling-Pittsburgh’s amended and restated bylaws provide for its Board of Directors to consist of 11 directors (or such other number as the Board of Directors may from time to time determine, by affirmative vote of a majority of directors present at a meeting at which there is a quorum, but in no event less than one). Its amended and restated certificate of incorporation requires that the Board of Directors at all times include at least one independent director, as that term is used in NASDAQ Marketplace Rules or New York Stock Exchange Corporate Governance Rules. The board of Wheeling-Pittsburgh currently consists of 11 directors.

Esmark. Esmark’s amended and restated bylaws provide for its Board of Directors to consist of not less than one and not more than the number of directors as established by action of the stockholders or the board of directors from time to time.

New Esmark. New Esmark’s bylaws provide for its Board of Directors to consist of not less than 7 and not more than 13 directors and shall be that number as from time to time fixed by, or in the manner provided in, the bylaws.

Classes of Directors

Wheeling-Pittsburgh. Through the 2006 Annual Meeting of Stockholders, Wheeling-Pittsburgh’s amended and restated bylaws provided for three classes of directors, with each class being elected to a staggered three-year term. Starting with the 2006 Annual Meeting of Stockholders, the board ceased to be classified, and all directors are currently elected annually to serve until the next annual meeting of stockholders.

Esmark. Esmark’s amended and restated bylaws currently do not provide for the classification of directors. All directors are elected annually.

New Esmark. New Esmark’s bylaws currently do not provide for the classification of directors. All directors are elected annually by the holders of record of a plurality of the votes cast at the annual meeting of stockholders.

Removal of Directors

Wheeling-Pittsburgh. The amended and restated bylaws of Wheeling-Pittsburgh provide that, before the 2006 annual meeting of stockholders, any director or the entire Board of Directors may be removed only for cause and only by the vote of the holders of a majority of the shares of Wheeling-Pittsburgh’s stock entitled to vote at an election of directors. Beginning with the 2006 annual meeting, any director or the entire Board of Directors may be removed with or without cause by the holders of a majority of the shares entitled to vote at an election of directors.

Esmark. The amended and restated bylaws of Esmark currently do not provide for the removal of a director. Under Delaware law, any director or the entire Board of Directors may be removed with or without cause by the holders of a majority of the shares entitled to vote at an election of directors.

New Esmark. The bylaws of New Esmark currently do not provide for the removal of a director. Under Delaware law, any director or the entire Board of Directors may be removed with or without cause by the holders of a majority of the shares entitled to vote at an election of directors.

Action of the Stockholders

Wheeling-Pittsburgh. Wheeling-Pittsburgh’s amended and restated certificate of incorporation provides that any action required or permitted to be taken by the stockholders may be taken only at a duly called annual or special meeting of the stockholders and not by written consent in lieu of such a meeting. Special meetings of stockholders may be called only by the chairman of the Board of Directors, the president, or any three members of the Board of Directors.

Esmark. Esmark’s amended and restated certificate of incorporation provides that any action required or permitted to be taken by the stockholders may be taken at a duly called annual or special meeting of the stockholders or without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the majority of the holders of outstanding stock.

New Esmark. New Esmark’s certificate of incorporation provides that any action required or permitted to be taken by the stockholders may be taken only at a duly called annual or special meeting of the stockholders and not by written consent in lieu of such a meeting. The bylaws of New Esmark provide that special meetings of stockholders may be called only by the Board of Directors pursuant to a resolution approved by a majority of the directors then in office, the Chairman of the Board or the Chief Executive Officer.

Voting

Wheeling-Pittsburgh. Wheeling-Pittsburgh’s amended and restated bylaws provide that directors will be elected by a plurality of the votes of the shares of its stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Esmark. Esmark’s amended and restated bylaws provide that directors will be elected by a plurality of the votes of the shares of its stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

New Esmark. The bylaws of New Esmark currently do not specifically provide any voting requirements, however under Delaware law, directors are elected by a plurality of the votes of the shares of stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Record Date

Wheeling-Pittsburgh. Wheeling-Pittsburgh’s amended and restated bylaws provide that, for purposes of determining the stockholders entitled to notice of or to vote at any meeting of stockholders, or entitled to express consent to corporate action in writing without a meeting, or to receive payment of any dividend or other distribution or allotment or any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date not more than 60 and not less than ten days before the date of the meeting, nor more than 60 days before any other action.

Esmark. Esmark’s amended and restated bylaws provide that the Board of Directors may fix, in advance, a record date, which may not be more than 60 days nor less than 10 days before the date of that meeting, unless the lapse of such prescribed period of time has been waived.

New Esmark. New Esmark’s bylaws provide that in order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which may not be more than 60 days nor less than 10 days before the date of that meeting, nor more than 60 days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders will apply to any adjournment of the meeting; however, the Board of Directors may fix a new record date for the adjourned meeting.

Advance Notice Requirement of Stockholder Proposals

Wheeling-Pittsburgh. Wheeling-Pittsburgh’s amended and restated bylaws do not establish procedures that a stockholder must follow to nominate persons for election to the Board of Directors or to propose business to be considered at the annual meeting of stockholders.

Esmark. Esmark’s amended and restated bylaws do not establish procedures that a stockholder must follow to nominate persons for election to the Board of Directors or to propose business to be considered at the annual meeting of stockholders.

New Esmark. New Esmark’s bylaws provide that in order for nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of New Esmark and that business must be a proper matter for stockholder action under the DGCL. To be timely, a stockholder’s notice must be delivered to the Secretary at the principal executive offices of New Esmark not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting; however, in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from that anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the ninetieth day prior to that annual meeting and not later than the close of business on the later of the sixtieth day prior to that annual meeting or the tenth day following the day on which public announcement of the date of that meeting is first made.

Anti-Takeover Provisions

Wheeling-Pittsburgh. Wheeling-Pittsburgh has not elected not to be governed by Section 203 of the DGCL. Under Section 203 of the DGCL, a corporation is prohibited from engaging in any business combination with an interested stockholder for a period of three years from the date on which the stockholder first becomes an interested stockholder. There is an exception to the three-year waiting period if:

•

the Board of Directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder before the stockholder became an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by persons who are directors and also officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the DGCL defines the term “business combination” to include, among others, transactions such as mergers and consolidations of the corporation with any interested stockholder or any other corporation or entity that is caused by the interested stockholders, transfers of 10% of more of the assets of the corporation on a consolidated basis or the issuance or transfer by the corporation or majority-owned subsidiary of any stock of the corporation. Section 203 of the DGCL defines the term “interested stockholder” as any person who (together with affiliates and associates) owns (or in certain cases, within the past three years did own) 15% or more of the outstanding voting stock of the corporation. A corporation can expressly elect not to be governed by Section 203 of the DGCL in its certificate of incorporation or bylaws, but Wheeling-Pittsburgh has not done so.

Esmark. Esmark has not elected not to be governed by Section 203 of the DGCL. See the preceding discussion of the effect of DGCL 203.

New Esmark. New Esmark has not elected not to be governed by Section 203 of the DGCL. See the preceding discussion of the effect of DGCL 203.

Conflict of Interest and Corporate Opportunities

Wheeling-Pittsburgh. Wheeling-Pittsburgh’s amended and restated bylaws provide that no contract or transaction between Wheeling-Pittsburgh and one or more of its directors or officers, or between Wheeling-Pittsburgh and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, will be void or voidable solely for this reason, if:

•

the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or relevant committee and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors;

•

the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

•	the contract or transaction is fair as to Wheeling-Pittsburgh as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the stockholders.

Esmark. Esmark’s amended and restated bylaws do not currently address conflicts of interest and corporate opportunities. Under the DGCL, no contract or transaction between Esmark and one or more of its directors or officers, or between Esmark and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, will be void or voidable solely for this reason, if:

•

the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or relevant committee and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors;

•

the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of such stockholders; or

•	the contract or transaction is fair as to New Esmark as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the stockholders.

New Esmark. New Esmark’s bylaws do not currently address conflicts of interest and corporate opportunities. Under the DGCL, no contract or transaction between New Esmark and one or more of its directors or officers, or between New Esmark and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, will be void or voidable solely for this reason, if:

•

the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or relevant committee and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors;

•

the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of such stockholders; or

•	the contract or transaction is fair as to New Esmark as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the stockholders.

Amendment of Certificate of Incorporation or Bylaws

Wheeling-Pittsburgh. Subject to certain exceptions, the amended and restated certificate of incorporation of Wheeling-Pittsburgh may be amended as provided in the DGCL.

The amended and restated bylaws of Wheeling-Pittsburgh may be amended only by:

•	the affirmative vote of the holders of at least a majority of the outstanding voting stock of Wheeling-Pittsburgh; or

•	by resolution of the Board of Directors duly adopted by not less than a majority of the directors then constituting the full Board of Directors, except that any alteration, amendment or repeal of the provisions in the bylaws regarding classification or length of terms of service of directors of Wheeling-Pittsburgh requires both the affirmative vote of the holders of at least a majority of the outstanding voting stock of Wheeling-Pittsburgh and the resolution of the Board of Directors duly adopted by at least a majority of the directors constituting a full board.

Esmark. Esmark’s amended and restated certificate of incorporation provides that the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the corporation.

The amended and restated bylaws of Esmark may be altered, amended or repealed or new bylaws may be adopted by the Board of Directors at any regular meeting of the Board of Directors or at any special meeting of the Board of Directors.

New Esmark. New Esmark’s certificate of incorporation provides that the certificate may be amended as provided in the DGCL.

The bylaws of New Esmark may be altered, amended or repealed and new bylaws may be adopted at any meeting of the Board of Directors or of the stockholders, provided notice of the proposed change was given in the notice of the meeting.

Stockholder Rights Plan

Wheeling-Pittsburgh. On February 14, 2005, Wheeling-Pittsburgh entered into a rights agreement between Wheeling-Pittsburgh and EquiServe Trust Company, N.A., as rights agent. On October 24, 2006, Wheeling-Pittsburgh terminated the rights agreement.

Esmark. Effective November 8, 2004, Esmark entered into an amended and restated stockholders rights agreement among Esmark and its stockholders.

New Esmark. New Esmark has not adopted any stockholder rights agreement(s) at this time.

VEBA Registration Rights Agreement

Wheeling-Pittsburgh. On August 1, 2003, Wheeling-Pittsburgh entered into a registration rights agreement with WesBanco Bank, Inc., in its capacity as trustee of the VEBA. Wheeling-Pittsburgh established the VEBA in connection with its reorganization and collective bargaining agreement to provide health care and death benefits to certain retirees and their dependents. As of February 13, 2007, the VEBA was the beneficial owner of 11.53% of the outstanding shares of the common stock of Wheeling-Pittsburgh. The registration rights agreement provides the VEBA with certain rights to require Wheeling-Pittsburgh to register the resale of their shares of common stock. The registration rights agreement does not provide for liquidated damages in the event that Wheeling-Pittsburgh’s best efforts do not result in a registration statement being filed within a specified time.

New Esmark. The agreement provides that New Esmark use reasonable commercial efforts to offer VEBA, as of the closing date of the combination, registration rights in respect of the shares of New Esmark common stock to be issued to the VEBA in the combination, on terms no less favorable to the VEBA than those contained in the Registration Rights Agreement, dated August 1, 2003, between Wheeling-Pittsburgh and the VEBA. New Esmark intends to assume the obligations of Wheeling-Pittsburgh under this registration rights agreement.

FMA Stockholders Registration Rights Agreement

New Esmark and the FMA Stockholders have entered into an agreement which provides for the registration, under the applicable securities laws, of the shares of New Esmark common stock or other securities of New Esmark acquired by the FMA Stockholders pursuant to the agreement or the standby purchase agreement or any in any related transaction or otherwise held by FMA Stockholders. The registration rights agreement does not provide for liquidated damages in the event that New Esmark best efforts do not result in a registration statement being filed within a specified time.

Special Provisions

The amended and restated certificate of incorporation of Wheeling-Pittsburgh contains the following provisions that are also included in the certificate of incorporation of New Esmark:

Wheeling-Pittsburgh does not have the power to approve a “permanent shutdown of any plant, department or substantial portion thereof” of Wheeling-Pittsburgh, as such quoted phrase is used in the defined benefit pension plan sponsored by WHX Corporation or its successor, if any (“WHX”), without (i) providing WHX and the Pension Benefit Guaranty Corporation (“PBGC”) with at least 60 days advance written notice thereof and (ii) obtaining the approval for such shutdown by the affirmative vote of at least a majority of the entire Board of Directors (including at least a majority of the independent directors) of Wheeling-Pittsburgh. No officer of Wheeling-Pittsburgh may take any action to effect such a shutdown unless all of these conditions have been satisfied.

The Board of Directors was required to cause Wheeling-Pittsburgh to adopt and implement, within 60 days of the filing of its amended and restated certificate of incorporation, reasonable procedures and policies reasonably calculated to attain compliance with the obligations and responsibilities of Wheeling-Pittsburgh and, for so long as Wheeling-Pittsburgh possesses the power to direct or cause the direction of management or policies of Wheeling-Pittsburgh, set forth in the agreement, dated as of July 31, 2003, among Wheeling-Pittsburgh, Wheeling-Pittsburgh, WHX, the PBGC and the USW, AFL-CIO-CLC and must annually review such policies and procedures.

PROPOSAL 2—APPROVAL OF THE ESMARK INCORPORATED 2007

INCENTIVE COMPENSATION PLAN

New Esmark intends for equity and cash-based incentive awards to play a critical role in its “pay-for-performance” compensation philosophy. New Esmark expects that the proposed Esmark Incorporated 2007 Incentive Compensation Plan (the “Plan”) will allow New Esmark to further its long-term stability and financial success by attracting and retaining the best employees, directors and other key service providers; rewarding its service providers for the achievement of certain performance goals that may be attached to their incentives and further aligning the interests of its service providers with those of our stockholders.

A copy of the Plan is attached to this proxy statement/prospectus as Annex C.

The Wheeling-Pittsburgh Board of Directors unanimously approved the Plan at its meeting on October 2, 2007. The affirmative vote of a majority of the shares of Wheeling-Pittsburgh common stock represented at the special meeting is required for approval of the Plan. THE WHEELING-PITTSBURGH BOARD UNANIMOUSLY RECOMMENDS THAT WHEELING-PITTSBURGH STOCKHOLDERS VOTE “FOR” THE PLAN.

The Esmark Board of Directors has also unanimously approved the Plan by unanimous written consent effect September 26, 2007. In accordance with the provisions described in “Esmark Consent Solicitation” on page 58 above, the affirmative written consent of a majority of the outstanding shares of Esmark common and preferred stock (voting as a single class on an as-converted basis) is required for approval of the Plan. THE ESMARK BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ESMARK STOCKHOLDERS CONSENT TO APPROVE THE PLAN.

If approved by the Wheeling-Pittsburgh and Esmark stockholders, respectively, the Plan will become immediately effective upon the consummation of the combination.

Upon approval of the Plan by the Wheeling-Pittsburgh and Esmark stockholders, the Wheeling-Pittsburgh Corporation 2003 Management Stock Incentive Plan (the “2003 Plan”) will terminate when the combination becomes effective. In this event, no further awards will be granted under the 2003 Plan and outstanding awards previously granted under the 2003 Plan will convert into awards of New Esmark common stock as described on page 137 above. Any shares allocable to options, restricted stock or other awards or any portions thereof previously granted under the 2003 Plan that expire, are forfeited, or otherwise terminate unexercised will not become available for issuance or be used to increase the share reserve under the Plan.

Administration of the Plan; Eligibility

The Compensation Committee of the New Esmark Board of Directors (the “Committee”) will administer the Plan for all present and future employees, directors, consultants, advisors and other service providers of New Esmark and its related companies. All service providers of New Esmark and its related companies will be eligible to receive incentive awards under the Plan if the Committee determines that a service provider has contributed, or can be expected to contribute, significantly to New Esmark or related company for which they perform services. The Committee will have the power and complete discretion to select eligible service providers to receive the incentive awards and to determine the type of award and its terms and conditions. After giving effect to the combination, it is expected that approximately 85 service providers, including approximately 24 executive officers, approximately 9 non-executive directors, and approximately 52 employees other than executive officers will be eligible to receive awards under the Plan.

Stock Reserved

The Plan authorizes the issuance of up to 3,200,000 shares of New Esmark common stock. Shares subject to an award under the Plan that are forfeited, or otherwise terminate unexercised without issuance, will again be available for award. In addition, shares exchanged as payment of an option exercise or retained to satisfy withholding taxes will be added to shares available for awards. Shares covered by a stock appreciation right (“SAR”) will be counted as issued only upon exercise. Reload options are expressly prohibited.

In the event of any merger, consolidation, recapitalization, stock dividend, stock split, combination of shares or similar transaction or change in corporate structure affecting the shares, the Committee will make proportionate adjustments to the Plan and to the incentive awards.

Types of Incentive Awards That May Be Granted

The following types of incentive awards may be granted under the Plan: performance grants, restricted stock, unrestricted stock, restricted stock units, stock options and SARs.

Performance criteria are based on the performance of New Esmark or any related company, division, business unit or individual using one of the following measures, either on an operating or generally accepted accounting principles basis where applicable, and including measuring the performance of any of the following relative to peer companies or, where applicable, on a per-share or per-ton basis:

•	Total shareholder return

•	Earnings (including EBIT or EBITDA) or earnings growth

•	Revenue, revenue growth or revenue from operations

•	Net income, net income growth or income from operations

•	Gross margin or operating margin

•	Profitability

•	Economic value added

•	Return on equity; return on capital or return on assets

•	Cash flow, including free cash flow

•	Expenses

•	Costs (including costs per hire and training costs) or cost savings

•	Capital expenditures

•	Safety performance

•	Tons shipped

•	Customer accounts

•	Toxic emissions reductions

•	Workforce diversity

•	Workers’ compensation claims

•	Budgets

•	Turnover rate

•	Reductions in inventory or inventory turns

•	On-time deliveries

•	Other process improvement goals

Performance Grants. Performance grants are subject to the achievement of pre-established performance goals and are administered to comply with the requirements of Section 162(m) of the Internal Revenue Code. Performance goals use objective and quantifiable performance criteria.

The aggregate maximum cash amount payable as a performance grant to any participant in any year cannot exceed $5 million. The Committee must make performance grants prior to the earlier of the 90th day of the period for which the performance grant relates or the completion of 25% of such period.

Restricted Stock Awards. The Committee may grant restricted stock, which will be shares of New Esmark stock subject to certain terms and conditions imposed by the Committee. Restricted stock awards may be issued to participants for no cash consideration, either alone or in addition to other awards granted.

Unrestricted Stock. The Committee may grant unrestricted stock, which will be shares of New Esmark stock that are not subject to any terms or conditions. Unrestricted stock may be issued to participants for no cash consideration.

Restricted Stock Units. The Committee may grant restricted stock units. Each restricted stock unit will represent a right to receive one share of New Esmark stock in the future subject to such retention- and/or performance-based vesting conditions as may be imposed by the Committee. Restricted stock units may be payable in cash or shares of New Esmark stock as provided by the Committee. If payable in New Esmark stock, the participant will not have any rights as a stockholder of New Esmark until the stock is issued.

Stock Options and Stock Appreciation Rights. The Committee may also grant stock options to eligible participants and establish the terms and conditions for exercising an option. Options may be either incentive stock options or nonstatutory stock options. SARs may be granted in tandem with all or any part of a nonstatutory option, and also are subject to terms and conditions set by the Committee. SARs also may be granted independently of any nonstatutory option.

The exercise price of an option will be at least 100% of the fair market value of New Esmark stock on the date on which the option is granted. The Committee will set the term of each option; however, no option will be exercisable after the expiration of ten years from the date the option is granted, subject to the other provisions of the Plan. Participants can exercise any option and can make payment of the stock option price by delivering cash or other approved payment.

There are additional requirements that apply only to incentive stock options. Incentive stock options may only be granted to employees. If the employee is also a 10% or more shareholder of New Esmark, the option exercise price will be at least 110% of the fair market value on the date of grant and will not be exercisable for longer than 5 years. In addition, incentive stock options will be exercisable only to the extent that the aggregate fair market value of New Esmark stock underlying the option that first becomes exercisable during a calendar year does not exceed $25,000.

A SAR entitles the participant to receive an amount equal to the excess of (i) the fair market value on the date of exercise of stock covered by the surrendered stock appreciation right over (ii) the price of the stock on the date the stock appreciation right was granted.

Options and SARs generally may not be modified or extended after the date of grant, except for modifications or extensions that would not result in a violation of Section 409A of the Internal Revenue Code.

Transferability of Awards; Modification of Awards

When granting incentive awards, the Committee may allow the awards to become fully exercisable or vested upon a Participant’s death, disability, retirement, or upon a change of control, as that term is defined in the Plan.

Participants cannot sell, transfer or pledge their interest in performance grants and restricted stock unit awards. Participants cannot sell, transfer or pledge shares of restricted stock until the restrictions on the shares lapse. Options and SARs may be transferable by a participant according to the terms and conditions for such awards. The Committee may modify awards consistent with the terms of the Plan, if not detrimental to a participant.

Term; Modification of Plan

If approved by the Wheeling-Pittsburgh and Esmark stockholders, respectively, the Plan will become effective on the date the combination occurs and will terminate at the close of business on the tenth anniversary of the effective date, unless the Board terminates it prior to that date.

The New Esmark Board can amend or terminate the Plan, except that only the New Esmark’s stockholders can approve amendments that would (i) increase the number of shares of New Esmark stock reserved and available for issuance; (ii) materially change or affect which service providers are eligible to participate; or (iii) materially change the benefits that eligible service providers may receive. However, the New Esmark Board can amend the Plan as necessary and without stockholder approval to ensure that it continues to comply with applicable provisions of the Internal Revenue Code and applicable federal and state securities laws.

New Plan Benefits

No incentive awards have been made yet under the Plan. Awards for which benefits may be paid under the Plan are made at the discretion of the Committee, subject to the maximum plan and maximum individual limitations described above. In addition, the actual benefits that will paid under the Plan will depend upon a number of factors, including the market value of our common stock on future dates, and in the case of awards with vesting based on the achievement of one or more performance goals, actual performance of the New Esmark (or any subsidiary, division, business unit or individual, including relative to a defined peer group of companies) and decisions made by Plan participants. Since these factors are not known at this time, the benefits or amounts paid under the Plan, and the market value of such awards, are not yet determinable. In addition, because of these unknown variables, it is not possible to determine any other benefits that might have been received by or allocated to service providers under the Plan in prior years if the Plan had been in effect.

Federal Income Tax Consequences

This is a summary of the principal federal income tax consequences of the Plan. Federal employment taxes and state, local and foreign income and employment taxes also may be applicable.

A service provider will generally incur federal income tax liabilities when granted an award of unrestricted stock. The service provider will be treated as having received ordinary income equal to the fair market value of the New Esmark stock on the date of grant. For service providers who are employees, this income is subject to income-tax withholding by the employer.

A service provider generally will not incur federal income tax liabilities when granted a nonstatutory stock option, an incentive stock option, a stock appreciation right, restricted stock, or a restricted stock unit. However, a service provider will generally incur federal income tax liabilities when granted restricted stock if the service provider makes a valid election under Section 83(b) of the Internal Revenue Code. In that case, for service providers who are employees, this income is subject to income-tax withholding by the employer

Upon exercise of a nonstatutory option or a stock appreciation right, the service provider, in most circumstances, will be treated as having received ordinary income equal to the difference between the fair market value of New Esmark stock on the date of the exercise and the exercise price. For service providers who are employees, this income is subject to income tax withholding by the employer.

No income is received for tax purposes when an incentive stock option is exercised, unless an employee is subject to the alternative minimum tax. However, if an employee disposes of shares acquired upon exercise of an incentive stock option in violation of the holding period requirements, the employee will be treated as having received ordinary income at the time of the disposition equal to the excess of the fair market value of the shares at the time of exercise (or, if less, the disposition price) over the exercise price. This income is subject to income tax withholding by the employer. Any additional gain over this amount will be treated as capital gain.

Unless the service provider has previously made a valid Section 83(b) election, upon lapse of restrictions on restricted stock, the service provider will be treated as having received ordinary income equal to the fair market value of New Esmark stock on that date. The service provider will also be treated as having received ordinary income equal to the amount of any cash or the fair market value of any company stock when it is received under a performance grant or restricted stock unit award. For service providers who are employees, this income is subject to income tax withholding by the company.

The service recipient usually will be entitled to a business expense deduction at the time and in the amount that the service provider recognizes ordinary income. As stated above, this usually occurs upon exercise of nonstatutory options and stock appreciation rights, the payment of performance grants and restricted stock units and the lapse of restrictions on restricted stock unless a valid election under Section 83(b) has been made. No deduction is allowed in connection with an incentive stock option unless the employee disposes of company stock received upon exercise in violation of the holding period requirements. Also there can be circumstances when the deduction is not allowed for certain transfers of company stock or payments to an employee upon the exercise of an incentive award that has been accelerated as a result of a change of control.

Special Considerations under Code Section 409A.

Section 409A of the Internal Revenue Code (“Code section 409A”) is effective in general for any compensation deferred under a nonqualified deferred compensation plan on or after January 1, 2005.

If at any time during a taxable year a nonqualified deferred compensation plan fails to meet the requirements of Code section 409A, or is not operated in accordance with those requirements, all amounts (including earnings) deferred under the plan for the taxable year and all preceding taxable years, by any participant with respect to whom the failure relates, are includible in such participant’s gross income for the taxable year to the extent not subject to a substantial risk of forfeiture and not previously included in gross income.

If a deferred amount is required to be included in income under Code section 409A, the amount also is subject to an additional income tax and enhanced interest. The additional income tax is equal to twenty percent of the amount required to be included in gross income. The interest imposed is equal to the interest at the underpayment rate specified by the Internal Revenue Service, plus one percentage point, imposed on the underpayments that would have occurred had the compensation been includible in income for the taxable year when first deferred, or if later, when not subject to a substantial risk of forfeiture.

In addition, the requirements of Code section 409A are applied as if (i) a separate plan or plans is maintained for each participant, and (ii) all compensation deferred with respect to a particular participant under a similar type of plan is treated as deferred under a single plan.

Restricted and unrestricted stock awards generally are not subject to Code section 409A. Options and SARs generally are not subject to Code section 409A provided:

•	the underlying stock is “service recipient stock”;

•	the exercise price per share is equal to and can never become less than 100% of the fair market value per share of the underlying stock on the date of grant; and

•

the option or SAR is not modified or extended after the date of grant in violation of Code section 409A. Performance grants and restricted stock are generally subject to Code section 409A but can be structured to be exempt from Code section 409A as “short-term deferrals” if payment must always occur within 2 1/2 months after the end of the first taxable year (employee’s or employer’s, whichever is later) in which the legally binding right to the award arises and is no longer subject to a substantial risk of forfeiture.

The Plan has been designed with the intent that stock options, SARs, and restricted and unrestricted stock granted under the Plan will not be subject to Code section 409A, and with the intent that performance grants and restricted stock unit awards will qualify for the “short-term deferral” exemption.

PROPOSAL 3—ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING

If Wheeling-Pittsburgh fails to receive a sufficient number of votes to adopt the agreement, it may propose to adjourn or postpone the special meeting, if a quorum is present, for a period of not more than 120 days for the purpose of soliciting additional proxies to adopt the agreement. Wheeling-Pittsburgh currently does not intend to propose adjournment or postponement at its special meeting if there are sufficient votes to adopt the agreement. If approval of the proposal to adjourn or postpone the special meeting for the purpose of soliciting additional proxies is submitted to the stockholders for approval, this approval requires the affirmative vote of a majority of the votes cast at the special meeting by holders of shares of the common stock present or represented by proxy and entitled to vote thereon. Wheeling-Pittsburgh’s Board of Directors unanimously recommends that you vote “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the agreement.

STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, in order to be considered for inclusion in the proxy materials to be distributed in connection with the next annual meeting of stockholders of Wheeling-Pittsburgh, stockholder proposals for such meeting must have been received by Wheeling-Pittsburgh no later than March 2, 2007. Additionally, pursuant to Rule 14a-5(e)(2) under the Exchange Act, any proposal intended to be presented by a stockholder at the next annual meeting that is not included in our notice of meeting and proxy statement will be considered to be untimely unless received by Wheeling-Pittsburgh not later than July 20, 2007. In the event that the date of the 2007 annual meeting of Stockholders is advanced or delayed by more than 30 days from the first anniversary date of the 2006 Annual Meeting of Stockholders, Wheeling-Pittsburgh intends to provide notice of the change to these deadline dates in a quarterly report on Form 10-Q or by any other means reasonably calculated to inform our stockholders. If Wheeling-Pittsburgh does not receive notice by the prescribed date, or if Wheeling-Pittsburgh meets other requirements of the SEC rules, the persons named as proxies in the proxy materials relating to the 2007 annual meeting of Stockholders will use their discretion in voting the proxies if and when these matters are raised at the meeting. Proposals must be in writing and mailed to the Corporate Secretary, at Wheeling-Pittsburgh’s principal executive offices, Wheeling-Pittsburgh Corporation, 1134 Market Street, Wheeling, West Virginia 26003.

OTHER MATTERS

So far as now known, there is no business other than that described above to be presented for action by the stockholders at the special meeting, but it is intended that the proxies will be voted upon any other matters and proposals that may legally come before the special meeting or any adjournment thereof, in accordance with the recommendation of the Wheeling-Pittsburgh Board of Directors, including the postponement or adjournment of the special meeting.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K/A of Wheeling-Pittsburgh Corporation for the year ended December 31, 2006 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Wheeling-Pittsburgh Corporation’s ability to continue as a going concern as described in Note 27 to the consolidated financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Esmark’s consolidated financial statements as of December 31, 2006 and 2005 and for the years ended December 31, 2006 and 2005 and for the period from November 9, 2004 to December 31, 2004 and Esmark LLC’s consolidated financial statements for the period from January 1, 2004 to November 8, 2004 were audited by Grant Thornton LLP, the companies’ independent registered public accounting firm, as stated in their report appearing therein. We have included these consolidated financial statements in this proxy statement/prospectus in reliance on Grant Thornton LLP’s reports, given their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares of New Esmark common stock offered hereby will be passed upon for New Esmark by McGuireWoods LLP. Certain tax matters will be passed upon by McGuireWoods LLP, counsel to Wheeling-Pittsburgh and Buchanan Ingersoll & Rooney PC, counsel to the Special Committee.

WHERE YOU CAN FIND MORE INFORMATION

Wheeling-Pittsburgh files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that are filed with the SEC at the SEC’s Public Reference Room, 100 F Street, N. E. ,Washington, D. C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

Wheeling-Pittsburgh’s public filings are also available to the public from document retrieval services and at the Internet site maintained by the SEC at http://www.sec.gov.

If you have any questions about this proxy statement/prospectus, the special meeting or the merger or need assistance with the voting procedures, you should contact Innisfree M&A Incorporated, Wheeling-Pittsburgh’s proxy solicitor, at (888)843-1451 (toll-free).

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this proxy statement/prospectus documents filed with the SEC by Wheeling-Pittsburgh. This means that we can disclose important information to you by referring you to those documents. Any information incorporated in this manner is considered part of this proxy statement/prospectus except to the extent updated and superseded by information contained in this proxy statement/prospectus.

We incorporate by reference into this proxy statement/prospectus the following documents that have been filed with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

Wheeling-Pittsburgh (SEC File No. 000-50300)	Period for or Date of Filing
Annual Report on Form 10-K, as amended by Form 10-K/A filed by Wheeling-Pittsburgh on April 30, 2007 and by Form 10-K/A filed by Wheeling-Pittsburgh on August 9, 2007	Year ended December 31, 2006
Quarterly Report on Form 10-Q	For the quarters ended March 31, 2007 (as amended by Form 10-Q/A Filed October 9, 2007) and June 30, 2007 (as amended by Form 10-Q/A Filed October 9, 2007)
Current Reports on Form 8-K	Filed on January 12, 2007, March 16, 2007, March 22, 2007, May 14, 2007, June 15, 2007, July 2, 2007, July 20, 2007, August 14, 2007, August 17, 2007 and October 26, 2007

Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, into this proxy statement/prospectus will be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained herein modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

All documents subsequently filed will be deemed incorporated by reference. Wheeling-Pittsburgh will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this proxy statement/prospectus and a copy of any or all other contracts or documents which are referred to in this proxy statement/prospectus. Requests should be directed to: Wheeling-Pittsburgh Corporation, Attention: Corporate Secretary, 1134 Market Street, Wheeling, West Virginia 26003, telephone number: (304) 234-2400. You also may review a copy of the registration statement and its exhibits at the SEC’s Public Reference Room located at F Street, N.E., Washington, D. C. 20549, and by calling the SEC at (800) SEC-0330, as well as through the SEC’s Internet site (http://www.sec.gov) and Wheeling-Pittsburgh’s Internet site (http://www. Wheeling-Pittsburgh.com).

Esmark Incorporated and Subsidiaries

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months and Six Months ended June 30, 2007 and 2006

Esmark Incorporated and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

AND COMPREHENSIVE INCOME (Unaudited)

Three Months and Six Months ended June 30,

(in thousands, except for share and per share data)

	Second Quarter Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006
Net sales	$191,972	$145,277	$354,973	$271,344
Cost of goods sold	174,799	126,589	324,070	237,044

Gross profit	17,173	18,688	30,903	34,300
Selling, general and administrative expenses	12,661	10,583	25,809	20,190

Income from operations	4,512	8,105	5,094	14,110
Other income (expense), net
Interest income	31	19	47	40
Interest expense	(1,367)	(462)	(2,361)	(846)
Miscellaneous income	890	80	920	130

Other expense, net	(446)	(363)	(1,394)	(676)

Income before taxes and minority interest	4,066	7,742	3,700	13,434
Income tax provision	1,678	3,946	1,571	6,848

Income before minority interest	2,388	3,796	2,129	6,586
Minority interest	129	—	228	—

Net income	2,517	3,796	2,357	6,586
Other comprehensive income
Unrealized (loss) gain on marketable securities, net of tax	(80)	—	5	—

Comprehensive income	$2,437	$3,796	$2,362	$6,586

(Loss) Earnings per common share
Net income	$2,517	$3,796	$2,357	$6,586
Less preferred dividends	(3,506)	(4,288)	(6,964)	(8,529)

Loss available to common shareholders	$(989)	$(492)	$(4,607)	$(1,943)
Basic and diluted loss per share	$(6.85)	$(5.23)	$(31.96)	$(20.64)

Weighted average number of common shares outstanding
Basic and diluted	144,171.66	94,186.86	144,171.66	94,136.88

The accompanying notes are an integral part of these financial statements.

Esmark Incorporated and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

June 30, 2007 and December 31, 2006

(In thousands, unaudited)

	June 30, 2007	December 31, 2006
		(As restated)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$8,654	$9,765
Investment in marketable securities	545	536
Accounts receivable, net	74,355	59,978
Inventories, net	133,188	140,548
Prepaid expenses and other	9,686	5,674
Income tax receivable	224	1,538
Deferred income taxes	2,262	2,262

Total current assets	228,914	220,301

PROPERTY AND EQUIPMENT
Land	2,707	2,707
Buildings	17,341	17,341
Machinery and equipment	33,939	33,542
Furniture and office equipment	986	931
Trucks and other vehicles	1,717	1,600
Leasehold improvements	1,227	1,200

Total property and equipment	57,917	57,321
Less accumulated depreciation and amortization	(11,129)	(8,541)

Property and equipment, net	46,788	48,780

OTHER ASSETS
Other intangible assets, net	32,518	34,284
Goodwill	41,917	41,917
Other	484	484

Total other assets	74,919	76,685

TOTAL ASSETS	$350,621	$345,766

The accompanying notes are an integral part of these financial statements.

Esmark Incorporated and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS—(Continued)

June 30, 2007 and December 31, 2006

(In thousands, except per share amounts, unaudited)

	June 30, 2007	December 31, 2006
		(As restated)
LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$43,655	$43,635
Revolving credit agreement	56,685	46,315
Capital lease obligation, current portion	499	484
Accrued expenses	6,811	5,805
Dividends payable	3,506	3,468

Total current liabilities	111,156	99,707

NON-CURRENT LIABILITIES
Accrued expenses	425	266
Capital lease obligation, net of current portion	1,122	1,375
Deferred income taxes	230	230

Total non-current liabilities	1,777	1,871

Total liabilities	112,933	101,578
MINORITY INTEREST	1,478	1,306

TEMPORARY EQUITY
Preferred stock, $1 par value; 250,000 shares authorized; 175,760 and 172,000 shares issued and outstanding at June 30, 2007 and December 31, 2006, respectively	170,518	166,757
Preferred stock, issuable	—	3,761

Total temporary equity	170,518	170,518

STOCKHOLDERS’ EQUITY
Common stock, no par value; 500,000 shares authorized; 144,172 and 143,052 shares issued outstanding at June 30, 2007 and December 31, 2006, respectively	—	—
Additional paid in capital	143,829	143,564
Accumulated deficit	(78,081)	(71,139)
Accumulated other comprehensive loss	(56)	(61)

Total stockholders’ equity	65,692	72,364

TOTAL LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY	$350,621	$345,766

The accompanying notes are an integral part of these financial statements.

Esmark Incorporated and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Six Months ended June 30,

(in thousands, unaudited)

	2007	2006
Cash flows from operating activities
Net income	$2,357	$6,586
Adjustments to reconcile net income to net cash (used in) provided by operating activities
Depreciation and amortization	5,629	4,677
Stock-based compensation	265	—
Minority interest in subsidiary	(228)	—
Changes in operating assets and liabilities, net of assets acquired and liabilities assumed
Accounts receivable	(14,377)	(16,741)
Inventories	7,360	(18,664)
Prepaid expenses and other	(2,831)	(6,281)
Accounts payable	20	23,708
Accrued expenses	1,415	9,346

Net cash (used in) provided by operating activities	(390)	2,631

Cash flows from investing activities
Acquisition of subsidiaries including payment of working capital amounts, net of cash acquired	281	(6,430)
Purchase of intangibles	—	(150)
Proceeds from sale of property and equipment	99	—
Purchases of property and equipment	(737)	(1,237)

Net cash used in investing activities	(357)	(7,817)

Cash flows from financing activities
Proceeds from revolving credit agreement	373,879	280,669
Repayments on revolving credit agreement	(363,509)	(272,122)
Payment of revolving credit refinance fees	(1,234)	—
Payments on capital lease obligations	(238)	(224)
Dividends paid	(9,262)	(10,186)

Net cash used in financing activities	(364)	(1,863)

NET INCREASE IN CASH AND CASH EQUIVALENTS	(1,111)	(7,049)

Cash and cash equivalents, beginning of year	9,765	12,801

Cash and cash equivalents, end of year	$8,654	$5,752

The accompanying notes are an integral part of these financial statements.

Esmark Incorporated and Subsidiaries

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS

For the Three Months and Six Months ended June 30, 2007 and 2006

(Amounts in thousands, except share and per share data)

NOTE A—SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Basis of Presentation

The condensed financial statements included herein have been prepared by Esmark Incorporated (the “Company”), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. The Condensed Balance Sheet as of December 31, 2006 has been derived from the audited balance sheet as of that date. These condensed financial statements should be read in conjunction with the financial statements and the notes, attached on Form S-4 of Clayton Acquisition Corporation, for the year ended December 31, 2006. In the opinion of management, the information contained herein reflects all adjustments necessary to make the results of operations for the interim periods a fair statement of such operations.

The Company is a steel company that distributes and provides just-in-time delivery of value-added steel products. The Company processes and stocks hot-rolled, cold-rolled, and coated sheet steel products purchased from mill suppliers and sells the products to end users. The Company’s primary concentration is procuring, processing, and selling cold rolled steel products through its subsidiaries in the Midwest, considered collectively as a single business segment in the metal processing and distribution sector. The determination of a single reportable segment was made in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 131 “Disclosures about Segments of an Enterprise and Related Information” since the Company does not distinguish for accounting purposes the nature of the products and services, and the methods used to distribute its products. This is consistent with the Company’s Chief Executive Officer reviewing and managing the Company as a single business segment. As a result, all assets, operating revenues, operating income and net income shown in the Company’s consolidated financial statements relate to this single business segment.

The Company’s customers operate in a wide range of diverse end-use markets; such as construction, automotive, appliance, shelving and agriculture. The Company currently services approximately 2,000 customers in the U.S. market.

As further described in Note M, the Company has entered into a merger agreement with Wheeling -Pittsburgh Corporation.

Principles of Consolidation

The Company consolidates entities in which they own or control more than 50% of the voting shares. All significant intercompany balances and transactions have been eliminated in consolidation.

Investment in Joint Venture

The Company uses the equity method to account for its 33.3% investment in a joint venture. Under the equity method, the Company recognizes its share of the earnings and losses of the joint venture as they accrue instead of when they are realized. Advances and distributions are charged and credited directly to the investment account. Equity income or loss is reported in “Other income (expense), net” in the accompanying condensed consolidated statements of income (loss) and comprehensive income (loss).

Esmark Incorporated and Subsidiaries

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS—(Continued)

For the Three Months and Six Months ended June 30, 2007 and 2006

(Amounts in thousands, except share and per share data)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Changes in such estimates may affect amounts reported in future periods.

Concentrations

The Company typically maintains its cash in bank accounts which usually exceed federally insured limits. The Company believes it is not exposed to any significant credit risk on cash.

The Company purchased steel from four and three major vendors, comprising approximately 50% and 48% of raw materials for the quarters and six months ended June 30, 2007 and 2006, respectively.

Investment in Marketable Securities

The Company’s investment in marketable securities consist solely of available-for-sale securities. Securities classified as available-for-sale may be sold in response to changes in interest rates, liquidity needs, and for other purposes. Available-for-sale securities are carried at fair value. Unrealized gains and losses on investment securities available for sale are based on the differences between cost and fair value of each security. These gains and losses are credited or charged to other comprehensive income, net of related deferred taxes, whereas realized gains and losses are recognized in the Company’s net income (loss).

Property and Equipment

Depreciation expense charged to operations of the Company was $1,318 and $1,165 for the quarters ended June 30, 2007 and 2006, respectively and was $2,629 and $2,298 for the six months ended June 30, 2007 and 2006, respectively.

Goodwill

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” goodwill is reviewed annually for impairment using a two-step approach. In the first step, goodwill is tested for impairment by estimating the fair values of its reporting units using the “Guideline Public Company” and “Discounted Cash Flow” approaches. If the carrying amount exceeds the fair value, the second step of the goodwill impairment test is performed to measure the amount of the impairment loss, if any. In the second step the implied fair value of the goodwill is estimated as the fair value of the reporting unit used in the first step less the fair value of all other net tangible and intangible assets of the reporting unit. If the carrying amount of goodwill exceeds its implied fair market value, an impairment loss is recognized in an amount equal to that excess, not to exceed the carrying amount of the goodwill. There were no impairment losses for the quarters ended or six months ended June 30, 2007 and 2006.

Other Intangible Assets

As required by Statement of Financial Accounting Standards No. 141 “Accounting for Business Combinations,” acquired intangible assets are recognized apart from goodwill whenever the intangible arises from contractual or other legal rights, or when it can be separated or divided from the acquired entity and sold,

Esmark Incorporated and Subsidiaries

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS—(Continued)

For the Three Months and Six Months ended June 30, 2007 and 2006

(Amounts in thousands, except share and per share data)

transferred, licensed, rented or exchanged, either individually or in combination with a related contract, asset or liability. Impairment losses are recognized if the carrying amount of an intangible subject to amortization is not recoverable from expected future cash flows and its carrying amount exceeds its fair value. There were no impairment losses for the quarters ended or six months ended June 30, 2007 and 2006.

The Company allocated certain costs paid for in the acquisitions to customer relationships, totaling $43,989 at June 30, 2007 and at December 31, 2006. Amortization has been computed based on a derived attrition rate from historical customer relationships.

Covenants not to compete and deferred expenses are capitalized at cost. These amounts are being amortized using the straight-line method.

Amortization expense charged to operations on all intangible assets of the Company was $1,542 and $1,184 for the quarters ended June 30, 2007 and 2006, respectively and was $3,000 and $2,379 for the six months ended June 30, 2007 and 2006, respectively.

Impairment of Long-Lived Assets

Long-lived assets, including property, plant and equipment, are evaluated for impairment under the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. The criteria for determining impairment for such long-lived assets to be held and used is determined by comparing the carrying value of these long-lived assets to be held and used to management’s best estimate of future undiscounted cash flows expected to result from the use of the assets. If the assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. The estimated fair value of the assets is measured by estimating the present value of the future discounted cash flows to be generated. There were no impairment losses for the quarters ended or six months ended June 30, 2007 and 2006.

Income Taxes

The Company accounts for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities at enacted tax rates expected to be in effect when such amounts are recovered or settled.

In the condensed consolidated balance sheets, these deferred tax assets and liabilities are classified as either current or non-current based on the classification of the related liability or asset for financial reporting. A deferred tax asset or liability that is not related to an asset or liability for financial reporting, including deferred taxes related to carryforwards, is classified according to the expected reversal date of the temporary differences as of the end of the year.

The Company files a consolidated federal tax return. The consolidated amount of current and deferred tax expense is allocated among the group based on profit or loss of the respective entities.

Esmark Incorporated and Subsidiaries

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS—(Continued)

For the Three Months and Six Months ended June 30, 2007 and 2006

(Amounts in thousands, except share and per share data)

Revenue Recognition

Revenue is recognized when products are shipped, which is when title and risk of loss has passed to the customer.

Comprehensive Income (Loss)

The Company reports comprehensive income (loss), which is defined as the change in equity of a business from transactions and other events from non-owner sources. Comprehensive income (loss) includes net income (loss) and other non-owner changes in equity which bypass the statement of income and are reported as a separate component of equity. Other comprehensive income (loss) includes unrealized gains and losses on available for sale investment securities.

Impact of Recently Issued Accounting Standards

In February 2007, the FASB issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115 (“SFAS 159”). The fair value option established by SFAS 159 permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. The fair value option: (a) may be applied instrument by instrument, with a few exceptions, (for example, an investment otherwise accounted for by the equity method); (b) is irrevocable (unless a new election date occurs); and (c) is applied only to entire instruments and not to portions of instruments. FASB No. 159 is effective as of the beginning of fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of adopting SFAS 159 and does not expect the Standard will have a material impact on its results of operations or financial position.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurement” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This Statement does not require any new fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact of SFAS 157 on its financial statements.

In July 2006, the FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes (an interpretation of FASB No. 109)” (FIN 48) which is effective for fiscal years beginning after December 15, 2006. This interpretation was issued to clarify the accounting for uncertainty in income taxes recognized in the financial statements by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company is currently assessing the potential impact of FIN 48 on its financial statements.

In the event the merger of Wheeling-Pittsburgh and the Company is completed, the provisions of FIN 48 will become effective immediately.

NOTE B—ACQUISITIONS

The Company has completed several acquisitions of steel service center companies since inception, with plants and base operations in the Midwest, allowing the Company to grow through strategic consolidation in those markets.

Esmark Incorporated and Subsidiaries

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS—(Continued)

For the Three Months and Six Months ended June 30, 2007 and 2006

(Amounts in thousands, except share and per share data)

The operations and related earnings and losses for each of the acquired companies have been included in the Company’s statement of earnings since their respective dates of acquisition.

Premier Resource Group, LLC

On January 3, 2006, the Company acquired the net assets of PRG for a total purchase price of $8,217, including $85 in acquisition costs. The agreement provided for a purchase price adjustment based on finalization of the purchase accounting. The Company paid for the acquisition with proceeds through the revolving credit agreement and issuance of shares in Company common stock valued at $1,476; $915 was issued at the initial closing and $561 was recorded as common stock issuable at March 31, 2007 and December 31, 2006. On April 2, 2007, the company issued 1,119 shares of common stock related to the acquisition of Premier.

The acquisition was accounted for under the purchase method whereby the underlying assets acquired were recorded by PRG at their fair value.

The following schedule summarizes the fair value of the assets acquired and liabilities assumed:

Accounts receivable	$2,810
Inventories	4,594
Property and equipment	10
Other assets	2
Covenant not to compete	50
Customer relationships	2,416
Goodwill	888
Accounts payable and accrued liabilities	(2,553)

Net assets acquired	$8,217

NOTE C—INVESTMENTS IN AVAILABLE-FOR-SALE SECURITIES

The Company’s available -for -sale securities consisted of Wheeling-Pittsburgh common stock that was acquired on November 22, 2006. The amortized cost, gross unrealized gains and losses and the fair value of securities available-for-sale are as follows.

Security	Amortized Cost	Gross unrealized gains	Gross unrealized losses	Fair value
June 30, 2007	$637	$—	$(92)	$545
December 31, 2006	$637	$—	$(101)	$536

NOTE D—ACCOUNTS RECEIVABLE

Accounts receivable consist of the following:

	June 30, 2007	December 31, 2006
Trade receivables	$75,383	$60,997
Less allowance for doubtful accounts	1,028	1,019

Net receivables	$74,355	$59,978

Esmark Incorporated and Subsidiaries

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS—(Continued)

For the Three Months and Six Months ended June 30, 2007 and 2006

(Amounts in thousands, except share and per share data)

Changes in the allowance for doubtful accounts are as follows:

	Second Quarter ended June 30,		Six Months ended June 30,
	2007	2006	2007	2006
Beginning balance	$1,060	$951	$1,019	$693
Balances from acquisitions	—		—	135
Current-year provision	241	100	421	181
Write-offs, net of recoveries	(273)	(36)	(412)	6

Ending balance	$1,028	$1,015	$1,028	$1,015

NOTE E—INVENTORIES

Inventories consisted of the following:

	June 30, 2007	December 31, 2006
Raw materials	$104,306	$109,344
Work in process	1,537	2,421
Finished goods	28,142	29,701

Total inventories	133,985	141,466
Less reserves	797	918

Inventories, net	$133,188	$140,548

Changes in the Company’s inventory reserves for excess, damaged and obsolete inventory are as follows:

	Second Quarter ended June 30,		Six Months ended June 30,
	2007	2006	2007	2006
Beginning balance	$817	$1,141	$918	$1,039
Balances from acquisitions	—	(209)	—	(31)
Current-year provision	56	40	91	40
Reserve usage	(76)	(296)	(212)	(372)

Ending balance	$797	$676	$797	$676

NOTE F—GOODWILL

The carrying amount of goodwill is as follows:

	June 30, 2007	December 31, 2006
Balance at beginning of period	$41,917	$44,283
Goodwill resulting from acquisitions	—	888
Impairment	—	(3,254)

Balance at end of period	$41,917	$41,917

Esmark Incorporated and Subsidiaries

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS—(Continued)

For the Three Months and Six Months ended June 30, 2007 and 2006

(Amounts in thousands, except share and per share data)

NOTE G—REVOLVING CREDIT AGREEMENT

On April 30, 2007, the Company entered into a new $150,000 revolving credit facility with a consortium of lenders. The new facility replaced the existing $100,000 revolving credit facility. The new five-year revolving credit facility provides for up to $25,000 in letters of credit and is subject to a borrowing base of up to 85% of eligible accounts, as defined therein, and up to 70% of the value of eligible inventory, as defined therein. Borrowings are collateralized by substantially all of the Company’s assets, including accounts receivables, inventories and stock of subsidiaries. The Company’s subsidiaries are guarantors under the facility.

The amount available is based upon actual collateral available, which was less than the maximum borrowings allowed under the revolving credit facility, determined using the borrowing base calculation stipulated in the revolving credit agreement. The amount outstanding on these revolving credit facilities was $56,685 and $46,315 at June 30, 2007 and December 31, 2006, respectively. The Company had $72,175 and $36,033 available under the revolving credit facility at June 30, 2007 and December 31, 2006, respectively.

Borrowings under the facility bear interest, at the Company’s option, at (i) LIBOR plus 1%-1.75%, depending on the amount of the outstanding balance or (ii) at a bank’s prime rate or the federal funds rate plus 0.5%. The commitment fee for unused availability under the credit facility is 0.375% per annum on the average unused portion.

The new revolving credit facility contains affirmative and restrictive covenants which replace and negate the former facility covenants at April 30, 2007. This facility contains normal covenants and restrictions which increase once the availability under the facility is less than $35,000.

NOTE H—OPERATING LEASES

The Company leases various operating facilities under operating leases which require escalating monthly rental payments expiring at various dates from November 2015 through March 2018. The lease agreements require the payment of real estate taxes, utilities, repairs and maintenance and insurance on the facilities in addition to the minimum rent payments.

Generally accepted accounting principles require that lease incentives be recognized evenly over the life of the lease. Accrued rent totaled $390 and $299 at June 30, 2007 and December 31, 2006, respectively. This amount represents rent expense in excess of the actual payments made as of June 30, 2007 and December 31, 2006. Rent expense included in operations under these lease agreements totaled $282 and $262 for the quarters ended June 30, 2007 and 2006, respectively and totaled $626 and $526 for the six months ended June 30, 2007 and 2006, respectively.

NOTE I—TEMPORARY EQUITY

Preferred Stock

The Company has authorized 250,000 shares of $1 per share par value Series A convertible preferred stock. At June 30, 2007 and December 31, 2006, 175,760 and 172,000 shares of preferred stock were issued and outstanding, respectively. The Series A preferred stock earns a cumulative dividend rate of 8%. The Company is permitted to pay any portion of dividends declared in shares of Series A preferred stock at a rate of $1,000 per share.

Esmark Incorporated and Subsidiaries

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS—(Continued)

For the Three Months and Six Months ended June 30, 2007 and 2006

(Amounts in thousands, except share and per share data)

The Series A preferred stock is convertible into common stock by the Series A preferred stockholders at any time based on a liquidation value of $1,000 per share plus accrued but unpaid dividends and a conversion price of $851.49 per share. The Series A preferred stock is automatically convertible into common stock upon an underwritten public offering greater or equal to $30 million. At any time after the five-year anniversary of the issue date and prior to the automatic conversion date, the Company may elect to redeem all of the then issued and outstanding Series A preferred stock at 107% of the liquidation value plus accrued but unpaid dividends. Additionally, the Series A Preferred stockholders are entitled to, among other things, appoint a majority of Company’s Board of Directors and approve certain company actions.

Due to its features, the Company has recorded the preferred stock as temporary equity, in accordance with EITF Topic D-98.

NOTE J—STOCKHOLDERS’ EQUITY

Common Stock

The Company has authorized 500,000 shares of no par value common stock. At June 30, 2007 and December 31, 2006, 144,172 and 143,052 shares of common stock shares were issued and outstanding, respectively.

Common Stock Grant Agreements

The Company has provided common stock grants to certain key employees. The common stock grants to be issued are based on 10 percent of EBITDA generated at a subsidiary over a three-year reward period beginning January 1, 2006. The maximum number of shares issuable under these agreements is 6,991. The number of common stock shares to be issued is based upon an agreed upon value determined at the time the arrangement was entered into in November 2005. The common stock will be issued after the close of each annual period beginning January 1, 2006. In accordance with this agreement, the Company has recorded 930 shares of common stock issuable at June 30, 2007 and December 31, 2006. Compensation expense is recognized ratably over the term of the agreement.

Common Stock Warrants

In connection with the issuance of the Series A convertible preferred stock, warrants exist to purchase 3,686 shares of common stock at a price of $1,000 per share and 3,686 shares of common stock at a price of $2,000 per share. At the time of issuance, these warrants were “out of the money” and, as a result, no value was assigned at the grant date. All of these warrants expire on November 8, 2009.

Dividends

Accumulated common and preferred dividends declared for the quarter ended June 30, 2007, were $4,696 or $28.25 per share compared to the quarter ended June 30, 2006, of $5,092 or $33.47 per share. Accumulated common and preferred dividends declared for the six months ended June 30, 2007, were $9,299 or $55.87 per share compared to the six months ended June 30, 2006, of $10,139 or $66.69 per share. Accrued dividends at June 30, 2007 and December 31, 2006 were $3,506 and $3,468, respectively.

Esmark Incorporated and Subsidiaries

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS—(Continued)

For the Three Months and Six Months ended June 30, 2007 and 2006

(Amounts in thousands, except share and per share data)

NOTE K—EARNINGS PER SHARE

The shares used in the computation of the Company’s basic and diluted earnings (loss) per common share are reconciled as follows:

	Quarters Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Weighted average basic common shares outstanding	144,171.66	94,186.86	144,171.66	94,136.88
Dilutive effect of warrants and preferred stock (1)	—	—	—	—

Weighted average diluted common shares outstanding	144,171.66	94,186.86	144,171.66	94,136.88

(1)	209,036 and 172,412 shares were not included in the calculation of diluted earnings per share for the periods ended June 30, 2007 and 2006, respectively as they would have resulted in an antidilutive effect to the earnings per share calculation.

NOTE L—EMPLOYEES COVERED BY COLLECTIVE BARGAINING AGREEMENTS

There are collective bargaining agreements in place at Century, GW, ISCO and Sun. The Century and GW agreements expired February 28, 2007 and the ISCO agreement expired May 8, 2007. Century is following the terms of the expired agreement and awaiting the certification of a bargaining unit. GW is operating under a new three year agreement effective March 1, 2007 expiring February 28, 2010. ISCO is operating under an agreed upon extension of the agreement. The agreement at Sun expires December 12, 2007. There are no collective bargaining agreements at ECT, ECT-BV, USM, MV, NA or PRG.

NOTE M—COMMITMENTS AND CONTINGENCIES

Merger

The Company anticipates a merger with Wheeling-Pittsburgh Corporation (“WPC”). On March 1, 2007, the Company entered into a guarantee for the benefit of WPC in favor of a single raw material supplier of WPC. The Company entered into this guarantee to increase WPC’s credit with this supplier. The Company unconditionally guarantees the payment when due of all the payment obligations of WPC for the purchase of raw material from this supplier. The Company may, upon no less than sixty days prior written notice to the supplier of the release date, release itself from any further obligations under the guarantee. The guarantee is limited only by the level of outstanding obligation to this supplier. On June 30, 2007 the guaranteed amount was $18,999. The Company has recorded a guarantee liability of $150 as of June 30, 2007.

On March 16, 2007, the Company entered into an Agreement and Plan of Merger and Combination with WPC, Clayton Acquisition Corporation (“New Esmark”), Wales Merger Corporation, a wholly-owned subsidiary of New Esmark, and Clayton Merger, Inc., a wholly-owned subsidiary of New Esmark. The Agreement contemplates transactions by which the Company and WPC will become wholly-owned subsidiaries of the new holding company, New Esmark.

Litigation

On June 7, 2007, Herman Strauss, Inc. (“Strauss”) filed a complaint against the Company in the U.S. District Court for the Northern District of West Virginia alleging tortuous interference with contractual relations between Wheeling-Pittsburgh and Strauss. Strauss supplied and processed steel scrap to Wheeling-Pittsburgh

Esmark Incorporated and Subsidiaries

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS—(Continued)

For the Three Months and Six Months ended June 30, 2007 and 2006

(Amounts in thousands, except share and per share data)

under three agreements dated April 8, 2004, which were terminated by Wheeling-Pittsburgh in the first quarter of 2007. The Company believes the complaint and alleged damages to be without merit, and intends to vigorously defend the suit.

On June 7, 2007, Metal Management, Inc. (“MMI”), filed a notice of motion for summary judgment in lieu of a complaint against the Company in the Supreme Court of the State of New York related to the guarantee of certain obligations of Wheeling-Pittsburgh by the Company in favor of MMI. The referenced guarantee is described in more detail above. The suit was filed on the same day that MMI filed a complaint against Wheeling-Pittsburgh in the Supreme Court of the State of New York alleging breach of contract relating to a series of purchase orders issued by Wheeling-Pittsburgh to MMI for steel scrap. The litigation filed by MMI was in response to Wheeling-Pittsburgh’s June 4 written notification that, due to an unacceptable number of scrap quality deficiencies, it was rejecting and would accept no further deliveries of several grades of steel scrap. The June 4 notice of default was preceded by several weeks of efforts by Wheeling-Pittsburgh to cope with and mitigate injuries arising out of these steel scrap deficiencies. Wheeling-Pittsburgh also advised MMI on June 4 that, subject to compliance with specifications, it would continue to accept delivery of, and make timely payment for the two remaining scrap grades ordered by Wheeling-Pittsburgh. To date, Wheeling-Pittsburgh has made payments of over $28.65 million to MMI for steel scrap. A significant portion of the claims asserted in MMI’s lawsuit are for scrap that was rejected as out-of-specification as well as amounts that are not yet due under existing contractual terms. Wheeling-Pittsburgh intends to vigorously assert its claims relative to MMI’s failure to comply with scrap specifications, while the Company intends to vigorously defend the suit.

There can be no assurance as to the outcome of these actions or their effect on the financial condition or results of operations of the Company. However, the Company believes that it is neither probable nor reasonably possible that a liability has been incurred as of June 30, 2007. As a result, no amount has been accrued as of June 30, 2007 relative to these suits.

NOTE N—RELATED-PARTY DISCLOSURES

Related parties include shareholders, management, affiliates and others that can significantly influence the management or operating policies of the transacting parties. The following individuals and entities have been identified as related parties.

Related party	Nature of operations	Relationship
Bouchard Group, LLC	Management and consulting	Officers and stockholders
Bouchard 10S, LLC	Management and consulting	Officers and stockholders
Chicago Logistics, LLC	Logistics	Minority stockholders
Mars Steel Corp.	Steel vendor	Minority stockholders
Wheeling-Pittsburgh Corp.	Steel Mill	Officers and stockholders
Raymond James and Assoc., Inc.	Management and consulting	Director

The Company receives management and consulting services from the Bouchard Group, LLC and Bouchard 10S, LLC. The Bouchard Group, LLC and Bouchard 10S, LLC are owned by officer-stockholders of the Company. The Company incurred expenses of $231 and $216 during the quarters ended June 30, 2007 and 2006, respectively and $484 and $432 for the six months ended June 30, 2007 and 2006, respectively. These costs are included in selling, general and administrative expenses in the Company’s statement of operations.

Chicago Logistics, LLC provides logistics services to the Company. Members of Chicago Logistics, LLC are minority stockholders of the Company. During the quarters ended June 30, 2007 and 2006, the Company

Esmark Incorporated and Subsidiaries

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS—(Continued)

For the Three Months and Six Months ended June 30, 2007 and 2006

(Amounts in thousands, except share and per share data)

incurred expenses of $2,915 and $1,551, respectively, and incurred expenses of $6,126 and $3,102 for the six months ended June 30, 2007 and 2006, respectively with Chicago Logistics, LLC. These costs are included in cost of goods sold. At June 30, 2007 and December 31, 2006, the Company has $790 and $442 included in accounts payable related to such expenses.

During the quarter and six months ended June 30, 2007 purchases of certain raw materials from Mars Steel Corp. totaled $940 and $4,755, respectively. The Company had payables of $61 to Mars Steel Corp. related to such expenses at June 30, 2007. Shareholders of Mars Steel Corp. are minority stockholders of the Company.

The Company purchased certain raw materials from Wheeling-Pittsburgh (“WPC”) and a related joint venture, Wheeling Nisshin (“WN”). During the quarter and six months ended June 30, 2007, purchases from WPC totaled $4,935 and $10,865, respectively. The Company had payables of $3,975 to WPC related to such purchases at June 30, 2007. During the quarter and six months ended June 30, 2007, purchases from WN totaled $2,871 and $8,847, respectively. The Company had payables of $1,118 to WN related to such purchases at June 30, 2007. During December 2006, purchases from WPC totaled $649. The Company had payables of $489 to WPC related to such expenses at December 31, 2006. At December 31, 2006, the Company recorded a receivable due from WPC in the amount of $1,715 related to reimbursable costs associated with the successful proxy fight to gain control of the WPC board in November 2006. The receivable remains outstanding at June 30, 2007. The Company recorded miscellaneous income related to the guarantee from WPC of $719 during the quarter and six months ended June 30, 2007. The amount related to the guarantee fee remains outstanding at June 30, 2007. Investments in available-for-sale securities represent an investment in the common stock of WPC.

A member of the Board of Directors serves as a Managing Director of Raymond James & Associates, Inc. Pursuant to an engagement agreement dated February 7, 2006, with respect to its services as an introducing agent in connection with the proposed merger with WPC, as discussed in Note M, the Company shall pay $3,000 to Raymond James & Associates upon completion of the merger.

NOTE O—SUPPLEMENTARY CASH FLOW INFORMATION

The Company paid interest of $1,311 and $503 for the quarters ended June 30, 2007 and 2006, respectively and $2,676 and $818 for the six months ended June 30, 2007 and 2006, respectively.

The Company paid taxes of $25 and $3,231 for the quarters ended June 30, 2007 and 2006, respectively and $384 and $3,863 for the six months ended June 30, 2007 and 2006, respectively.

The Company issued or will issue approximately 2,949 shares of common stock, valued at $1,476, in connection with its acquisition of Premier; $561 or 1,119 shares have been recorded as issuable during the quarter ended March 31, 2006. The issuable shares were issued on April 2, 2007.

NOTE P—SUBSEQUENT EVENTS

In August 2007, E2 Acquisition Corporation (“E2 Corp”), a joint venture of which Esmark is expected to own a small minority interest, entered into a definitive agreement to purchase substantially all of the assets of Mittal Steel USA, Inc’s Sparrows Point fully integrated and steel making facility and operation. The purchase of the facility is subject to customary closing conditions as well as the approval by the Department of Justice.

CONSOLIDATED FINANCIAL STATEMENTS

AND REPORT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

ESMARK INCORPORATED AND SUBSIDIARIES

DECEMBER 31, 2006, 2005 AND 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Esmark Incorporated and Esmark LLC

We have audited the accompanying consolidated balance sheets of Esmark Incorporated and Subsidiaries (the “Successor” or “Company”) as of December 31, 2006 and 2005, and the consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows of the Company for the years ended December 31, 2006, 2005 and for the period from November 9, 2004 through December 31 2004. We have also audited the consolidated statements of income and comprehensive income, members’ equity and cash flows of Esmark LLC and Subsidiaries (the “Predecessor” or “LLC”) for the period from January 1, 2004 through November 8, 2004. These financial statements are the responsibility of the management of the Company and the LLC. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company and the LLC are not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note U, the 2006, 2005 and 2004 financial statements of the Company have been restated.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2006 and 2005, and the consolidated results of operations and cash flows of the Company for the years ended December 31, 2006 and 2005 and for the period from November 9, 2004 through December 31, 2004, and the LLC for the period from January 1, 2004 through November 8, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/    Grant Thornton LLP

Chicago, Illinois

May 7, 2007, except paragraphs four through six of Note U, as to which the date is August 8, 2007

Esmark Incorporated and Subsidiaries and Esmark LLC and Subsidiaries

(Predecessor to Esmark Incorporated)

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

Years ended December 31, 2006, 2005 and 2004

(in thousands, except share and per share data)

	Esmark Incorporated (Successor Company)			Esmark LLC (Predecessor Company)
	2006	2005	Period from November 9, 2004 to December 31, 2004	Period from January 1, 2004 to November 8, 2004
	(As restated)(*)	(As restated)(*)	(As restated)(*)
Net sales	$577,982	$412,817	$18,591	$107,524
Cost of goods sold	512,760	373,482	16,259	86,949

Gross profit	65,222	39,335	2,332	20,575
Selling, general and administrative expenses	49,556	30,333	1,789	8,435
Impairment of goodwill and customer relationships	6,532	—	—	—

Income from operations	9,134	9,002	543	12,140
Other income (expense)
Interest income	68	123	159	—
Interest expense	(2,656)	(1,400)	—	(1,072)
Miscellaneous income	510	276	34	227

Other (expense) income, net	(2,078)	(1,001)	193	(845)

Income before taxes and minority interest	7,056	8,001	736	11,295
Income tax provision (benefit)
Current	4,888	3,721	(4)	—
Deferred	(1,219)	(433)	120	—

Total income tax provision	3,669	3,288	116	—

Income before minority interest	3,387	4,713	620	11,295
Minority interest	142	—	—	(72)

Net income	3,529	4,713	620	11,223
Other comprehensive income
Unrealized loss on marketable securities, net of tax of $40	(61)	—	—	—

Comprehensive income	$3,468	$4,713	$620	$11,223

Earnings (loss) per common share:
Net income	$3,529	$4,713	$620	N/A
Less preferred dividends	(58,723)	(15,234)	(1,670)	N/A

Loss available to common shareholders	$(55,194)	$(10,521)	$(1,050)	N/A
Basic and diluted loss per share	$(479.47)	$(129.76)	$(16.95)	N/A

Weighted average number of common shares outstanding:
Basic and diluted	115,114.51	81,083.98	61,923.00	N/A

(*)	The restatement is discussed in Note U.

The accompanying notes are an integral part of these financial statements.

Esmark Incorporated and Subsidiaries

CONSOLIDATED BALANCE SHEETS

December 31,

(in thousands except for share and per share data)

	2006	2005
	(As restated)(*)	(As restated)(*)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$9,765	$12,801
Investment in marketable securities	536	—
Accounts receivable, net	59,978	39,208
Inventories, net	140,548	79,898
Prepaid expenses and other	4,918	1,549
Income tax receivable	1,538	447
Deferred income taxes	2,262	933
Due from seller	756	1,248

Total current assets	220,301	136,084
PROPERTY AND EQUIPMENT
Land	2,707	2,121
Buildings	18,541	15,699
Machinery and equipment	33,542	30,765
Furniture and office equipment	931	731
Trucks and other vehicles	1,600	1,088

Total property and equipment	57,321	50,404
Less accumulated depreciation and amortization	(8,541)	(3,786)

Property and equipment, net	48,780	46,618
OTHER ASSETS
Investment in joint venture	95	93
Other intangible assets, net	34,284	36,816
Goodwill	41,917	44,283
Other	389	254

Total other assets	76,685	81,446

TOTAL ASSETS	$345,766	$264,148

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$43,635	$29,305
Revolving credit agreement	46,315	21,039
Capital lease obligation, current portion	484	455
Accrued expenses	5,805	4,793
Dividends payable	3,468	4,335
Due to seller	—	1,847

Total current liabilities	99,707	61,774
NON-CURRENT LIABILITIES
Capital lease obligation, net of current portion	1,375	1,859
Deferred income taxes	230	160
Other	266	300

Total non-current liabilities	1,871	2,319

Total liabilities	101,578	64,093
MINORITY INTEREST	1,306	—
TEMPORARY EQUITY
Preferred stock, $1 par value; 250,000 shares authorized 172,000 shares issued and outstanding at December 31, 2005	166,757	166,757
Preferred stock, issuable	3,761	—
STOCKHOLDERS’ EQUITY
Common stock, no par value; 500,000 shares authorized; 143,052,91,237 and 61,923 shares issued and outstanding at December 31, 2006 2005 and 2004, respectively	—	—
Common stock, issuable	—	—
Additional paid in capital	143,564	45,675
Accumulated deficit	(71,139)	(12,377)
Accumulated other comprehensive loss	(61)	—

Total stockholders’ equity	72,364	33,298

TOTAL LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY	$345,766	$264,148

(*)	The restatement is discussed in Note U.

The accompanying notes are an integral part of these financial statements.

Esmark Incorporated and Subsidiaries and Esmark LLC and Subsidiaries (Predecessor to Esmark Incorporated)

CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY AND STOCKHOLDERS’ EQUITY

Years ended December 31, 2006, 2005 and 2004

(in thousands except for share and per share data)

	Esmark LLC (Predecessor Company)	Esmark Incorporated (Successor Company)							Total members’/ stockholders’ equity
	Members’ equity	Temporary equity		Common stock		Additional paid in capital	Accumulated deficit	Accumulated comprehensive income (loss)

		Preferred stock
		Issued	Issuable	Issuable	Issued
Balance, January 1, 2004	$69	$—	$—	$—	$—	$—	$—	$—	$69
Member contributions	4,906	—	—	—	—	—	—	—	4,906
Member distributions	(3,000)	—	—	—	—	—	—	—	(3,000)
Purchase of membership interests	763	—	—	—	—	—	—	—	763
Net earnings	11,223	—	—	—	—	—	—	—	11,223

Balance, November 8, 2004	$13,961	$—	$—	$—	$—	$—	$—	$—	$13,961
Step up of assets to fair value for change in control	50,639	—	—	—	—	—	—	—	50,639
Issuance of 61,923 shares of common stock in connection with the contribution of the predecessor operations	(31,000)	—	—	—	—	31,000	—	—	—
Distribution to predecessor company members	(33,600)	—	—	—	—	—	—	—	(33,600)
Issuance of 115,000 shares of preferred stock (as restated)(*)	—	109,757	—	—	—	—	—	—	—
Dividends on preferred stock	—	—	—	—	—	—	(1,670)	—	(1,670)
Net income (as restated)(*)	—	—	—	—	—	—	620	—	620

Balance, December 31, 2004 (as restated)(*)	—	109,757	—	—	—	31,000	(1,050)	—	29,950
Issuance of 29,314 shares of common stock	—	—	—	—	—	14,675	—	—	14,675
Issuance of 57,000 shares of preferred stock (as restated)(*)	—	57,000	—	—	—	—	—	—	—
Dividends on common stock	—	—	—	—	—	—	(806)	—	(806)
Dividends on preferred stock	—	—	—	—	—	—	(15,234)	—	(15,234)
Net income (as restated)(*)	—	—	—	—	—	—	4,713	—	4,713

Balance, December 31, 2005 (as restated)(*)	—	166,757	—	—	—	45,675	(12,377)	—	33,298
Issuance of 51,815 shares of common stock	—	—	—	—	—	50,916	—	—	50,916
Shares issuable in connection with Premier acquisition, 1,119 shares of common stock	—	—	—	—	—	561	—	—	561
Beneficial conversion feature, resulting from preferred stock modification (as restated)(*)	—	—	—	—	—	42,046	(42,046)	—	—
Shares issuable in connection with employment agreements, 930 shares of common stock	—	—	—	—	—	745	—	—	745
Stock based compensation	—	—	—	—	—	2,702	—	—	2,702
Dividends on common stock	—	—	—	—	—	—	(3,568)	—	(3,568)
Dividends on preferred stock	—	—	—	—	—	—	(15,758)	—	(15,758)
Issuable shares as preferred stock dividends, 3,760 shares of preferred stock (as restated)(*)	—	—	3,761	—	—	—	—	—	—
Beneficial conversion feature on shares issuable as preferred stock dividends (as restated)(*)	—	—	—	—	—	919	(919)	—	—
Net income	—	—	—	—	—	—	3,529	—	3,529
Unrealized loss on marketable securities, net of tax of $ 40	—	—	—	—	—	—	—	(61)	(61)

Balance, December 31, 2006 (as restated)(*)	$—	$166,757	$3,761	$—	$—	$143,564	$(71,139)	$(61)	$72,364

(*)	The restatement is discussed in Note U.

The accompanying notes are an integral part of these financial statements.

Esmark Incorporated and Subsidiaries and Esmark LLC and Subsidiaries

(Predecessor to Esmark Incorporated)

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2006, 2005 and 2004

(in thousands)

	Esmark Incorporated (Successor Company)			Esmark LLC (Predecessor Company)
	2006	2005	Period from November 9, 2004 to December 31, 2004	Period from January 1, 2004 to November 8, 2004
	(As restated)*	(As restated)*	(As restated)*
Cash flows from operating activities
Net earnings	$3,529	$4,713	$620	$11,223
Adjustments to reconcile net income to net cash (used in) provided by operating activities
Depreciation and amortization	9,623	8,816	420	270
Stock-based compensation	3,447	—	—	—
Deferred income taxes	(1,219)	(433)	120	—
Impairment of goodwill and customer relationships	6,532	—	—	—
(Income) loss on investment in joint venture	(2)	17	—	—
Loss (gain) on sale of property and equipment	37	—	—	(172)
Minority interest in subsidiary	(142)	—	—	72
Changes in operating assets and liabilities, net of assets acquired and liabilities assumed
Accounts receivable	(13,456)	2,976	1,535	(5,083)
Inventories	(42,116)	30,743	(4,770)	(12,921)
Prepaid expenses and other	(4,716)	(2,133)	63	(75)
Accounts payable	11,328	(6,617)	(5,043)	8,080
Accrued expenses	417	(1,328)	150	1,973

Net cash (used in) provided by operating activities	(26,738)	36,754	(6,905)	3,367

Cash flows from investing activities
Acquisition of subsidiaries including payment of working capital amounts, net of cash acquired	(31,573)	(93,337)	(51,537)	(9,877)
Investment in joint venture	—	—	—	(85)
Purchase of marketable securities	(536)	—	—	—
Purchase of intangibles	(1,640)	—	—	—
Proceeds from sale of property and equipment	49	36	5	325
Purchases of property and equipment	(987)	(1,167)	(146)	(883)

Net cash (used in) provided by investing activities	(34,687)	(94,468)	(51,678)	(10,520)

Cash flows from financing activities
Proceeds from revolving credit agreement	646,490	358,576	—	111,014
Repayments on revolving credit agreement	(621,214)	(337,537)	(11,411)	(103,095)
Proceeds from long-term debt	—	—	—	1,000
Repayment of long-term debt	—	—	—	(2,562)
Payment of revolving credit fees	—	(314)	—	—
Payments on capital lease obligations	(455)	(198)	—	—
Issuance of preferred stock	—	57,000	109,757	—
Issuance of common stock	50,000	200	—	—
Issuance of member units	—	—	—	763
Member contributions (predecessor company)	—	—	—	3,750
Member distributions (predecessor company)	—	—	—	(3,000)
Distribution to minority interest holders (predecessor company)	—	—	—	(18)
Distribution to members of predecessor company	—	—	(33,600)	—
Dividends paid	(16,432)	(13,375)	—	—

Net cash provided by financing activities	58,389	64,352	64,746	10,852

NET INCREASE IN CASH AND CASH EQUIVALENTS	(3,036)	6,638	6,163	3,699
Cash and cash equivalents, beginning of year	12,801	6,163	—	—

Cash and cash equivalents, end of year	$9,765	$12,801	$6,163	$3,699

*	The restatement is discussed in Note U.

The accompanying notes are an integral part of these financial statements.

Esmark Incorporated and Subsidiaries and Esmark LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006, 2005 and 2004

(Amounts in thousands, except share and per share data)

NOTE A—SIGNIFICANT ACCOUNTING POLICIES

Company Formation

Esmark Incorporated, a Delaware corporation (the “Company”), was formed on August 2, 2004.

On November 8, 2004, the individual members of Esmark LLC contributed all of their units of ownership to the Company in exchange for cash and shares of common stock in the Company. The common stock was valued at $31,000 and the cash amounted to $33,600. On March 9, 2005, Esmark LLC transferred its assets to the Company and dissolved. Accordingly, Electric Coating Technologies, LLC and Sun Steel Company, LLC became wholly-owned subsidiaries of the Company.

Simultaneous with the contribution described above, $109,758, of equity was generated from new investors, after related costs through the issuance of Company preferred stock, as described in note L. This additional investment represented a 65% interest in the Company creating a change in control. As a result, the net assets contributed have been recorded at their fair value and allocated to tangible and intangible assets. Fair value was determined using the “Guideline Public Company” and “Discounted Cash Flow” approaches for intangibles and goodwill. The fair value of property and equipment was determined using both market and income approaches.

The net assets contributed to the Company on November 8, 2004, are summarized below:

(As restated)
Cash	$3,698
Accounts receivable	11,813
Inventories	21,594
Property and equipment	6,148
Other assets	698
Customer relationships	14,993
Goodwill	32,971
Accounts payable and accrued liabilities	(27,315)

64,600
Less cash paid to predecessor company’s members	(33,600)

Non-cash value of common stock	$31,000

Esmark LLC (the “LLC”) is a Delaware Limited Liability Company that began operations on January 1, 2004 when the net assets of Electric Coating Technologies, LLC, were contributed in exchange for membership interests in the LLC.

The following schedule summarizes the net assets contributed:

Accounts receivable	$1,737
Inventories	1,077
Fixed assets	1,282
Other assets	393
Accounts payable and accrued liabilities	(1,272)
Line of credit and term note payable	(2,053)
Minority interest	(9)

Net assets contributed	$1,155

Esmark Incorporated and Subsidiaries and Esmark LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2006, 2005 and 2004

(Amounts in thousands, except share and per share data)

Nature of Operations and Basis of Presentation

The Company and its predecessor, the LLC, are steel companies that distribute and provide just-in-time delivery of value-added steel products. The Company and the LLC process and stock hot-rolled, cold-rolled, and coated sheet steel products purchased from mill suppliers and sell the products to end users. The Company and the LLC’s primary concentrations are procuring, processing, and selling cold rolled steel products through their subsidiaries in the Midwest, considered collectively as a single business segment in the metal processing and distribution sector. The determination of a single reportable segment was made in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 131 “Disclosures about Segments of an Enterprise and Related Information” since Esmark does not distinguish for accounting purposes the nature of the products and services, and the methods used to distribute their products. This is consistent with the Company’s Chief Executive Officer reviewing and managing Esmark as a single business segment. As a result, all assets, operating revenues, operating income and net income shown in the Company’s consolidated financial statements relate to this single business segment.

Esmark’s customers operate in a wide range of diverse end-use markets; such as construction, automotive, appliance, shelving and agriculture. Esmark currently services approximately 2,000 customers in the U.S. market, the largest customer representing less than 4% of consolidated net sales of $578 million for the year ended December 31, 2006.

The realty companies own real property which is leased to the Company and the LLC for use in their service centers.

As further described in Note V, the Company has entered into a merger agreement with Wheeling-Pittsburgh Corporation.

The consolidated financial statements include the accounts of Esmark Incorporated and all of its subsidiaries as follows:

Name	Location
Century Steel Company, LLC (“Century”)	Chicago Heights, Illinois
Electric Coating Technologies, LLC (“ECT”)	East Chicago, Indiana
Electric Coating Technologies Bridgeview, LLC (“ECT-BV”)	Bridgeview, Illinois
Great Western Steel Company, LLC (“GW”)	Chicago, Illinois
Great Western Realty, LLC (“GW Realty”) 100% owned subsidiary of Great Western Steel Company, LLC	Chicago, Illinois
Independent Steel Company, LLC (“ISCO”)	Valley City, Ohio
Miami Valley Steel Service, Inc. (“MV”)	Piqua, Ohio
North American Steel, LLC (“NA”) 100% owned subsidiary of Century	Homewood, Illinois
Premier Resource Group, LLC (“PRG”)	Bridgeview, Illinois
Sun Steel Company, LLC (“Sun”)	Chicago Heights, Illinois
U.S. Metals and Supply, LLC (“USM”)	St. Louis, Missouri
Esmark Realty Development, LLC (“E Realty”)	Chicago Heights, Illinois

Esmark Incorporated and Subsidiaries and Esmark LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2006, 2005 and 2004

(Amounts in thousands, except share and per share data)

Included in the assets of E Realty are the following 100% owned subsidiaries:

Century Steel Realty, LLC (“C Realty”)	Chicago Heights, Illinois
ISCO Realty, LLC (“ISCO Realty”)	Valley City, Ohio
Miami Valley Realty, LLC (“MV Realty”)	Piqua, Ohio
Sun Steel Realty, LLC (“S Realty”)	Chicago Heights, Illinois
U.S. Metals Realty, LLC (“USM Realty”)	St. Louis, Missouri

On December 14, 2006, the Company, through its subsidiary, GW acquired the distribution sales team, customers and steel inventory of Mars Steel Corporation (“Mars Steel”), a Chicago-based steel distributor. In connection with this transaction, the following occurred:

•	The Company caused E Realty to transfer all of its units of ownership in GW Realty to GW; and

•

Mars Steel contributed certain of its customer relationships, intangible assets (including a covenant not-to-compete with, or solicit customers or employees, of Great Western), and inventory to Great Western in exchange for $2,900 in cash and $1,415 in units of ownership of GW.

Subsequently, Great Western granted $1,197 in units of ownership to the former Mars Steel distribution sales team in exchange for employment agreements and covenants not-to-compete with, or solicit customers or employees of, GW. As a result, Esmark retains control of GW, while the Mars Steel and the former Mars Steel distribution sales team hold a minority interest in GW.

The consolidated financial statements of the LLC include the accounts of Esmark LLC and all of its subsidiaries as follows:

Name	Location
Electric Coating Technologies, LLC (“ECT”)	East Chicago, Indiana
Sun Steel Company, LLC (“Sun”)	Chicago Heights, Illinois
Esmark Realty Development, LLC (“E Realty”)	Chicago Heights, Illinois

Principles of Consolidation

The Company and the LLC consolidate entities in which they own or control more than 50% of the voting shares. All significant intercompany balances and transactions have been eliminated in consolidation.

Investment in Joint Venture

The Company and the LLC use the equity method to account for their investment in a joint venture. Under the equity method, the Company and the LLC recognizes their share of the earnings and losses of the joint venture as they accrue instead of when they are realized. Advances and distributions are charged and credited directly to the investment account. Equity income or loss is reported in “Miscellaneous income” in the accompanying consolidated statements of income and comprehensive income.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported

Esmark Incorporated and Subsidiaries and Esmark LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2006, 2005 and 2004

(Amounts in thousands, except share and per share data)

amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Changes in such estimates may affect amounts reported in future periods.

Cash and Cash Equivalents

The Company and the LLC consider all highly liquid instruments with an original maturity of three months or less to be cash equivalents.

Concentrations

The Company and the LLC typically maintain their cash in bank accounts which usually exceed federally insured limits. The Company and the LLC believe they are not exposed to any significant credit risk on cash.

The Company purchased steel from two major vendors, comprising approximately 23% and 13% of raw materials for the year ended December 31, 2006. For the year ended December 31, 2005, the Company purchased approximately 28%, 17%, 11% and 10% of raw materials from four vendors. For the initial period from November 9, 2004 through December 31, 2004, the Company purchased approximately 42%, and 36% of raw materials from two vendors.

The LLC purchased steel from two major vendors, comprising approximately 36% and 32% of raw materials for the period January 1, 2004 through November 8, 2004.

Investment in Marketable Securities

The Company’s investment in marketable securities consist solely of available-for-sale securities. Securities classified as available-for-sale may be sold in response to changes in interest rates, liquidity needs, and for other purposes. Available-for-sale securities are carried at fair value. Unrealized gains and losses on investment securities available for sale are based on the differences between cost and fair value of each security. These gains and losses are credited or charged to other comprehensive income, net of related deferred taxes, whereas realized gains and losses are recognized in the Company’s net income.

Accounts Receivable

Accounts receivable are carried at the outstanding principal balance, adjusted for the allowance for doubtful accounts. Credit is extended based on an evaluation of a customer’s financial condition and collateral is generally not required. Accounts receivable are typically due within 30 days and are stated at amounts due from customers net of allowance for doubtful accounts. Accounts outstanding longer than the contractual payments terms are considered past due.

The allowance is determined by considering a number of factors, including the length of time accounts receivable are past due, the Company’s and the LLC’s previous loss history, the customer’s current ability to pay its obligation and the condition of the general economy and the industry as a whole. Accounts receivable are written off when they become uncollectible, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts. Historically, the Company and the LLC have not experienced significant losses related to receivables from individual customers. A substantial portion of the open accounts receivable is covered by credit insurance, subject to policy limits.

Esmark Incorporated and Subsidiaries and Esmark LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2006, 2005 and 2004

(Amounts in thousands, except share and per share data)

Inventories

Inventory is carried at the lower of cost or market with cost being determined primarily by the specific identification method. Inventories consist of full steel coils (raw material), work in process and processed steel (finished goods).

Property and Equipment

The cost of property and equipment is depreciated over the estimated useful lives of the related assets. Leasehold improvements are amortized over the lesser of the term of the related lease or the estimated useful lives of the assets. Depreciation and amortization are computed under the straight-line method for book purposes and accelerated methods for tax purposes.

Expenditures for property, plant and equipment and for renewals or betterments that extend the originally estimated economic life of the assets are capitalized at cost. Expenditures for maintenance and repairs are charged to expense. When an asset is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any gain or loss is included in the results of operations.

The useful lives of property and equipment for purposes of computing depreciation are as follows:

Asset description	Life
Buildings	39 years
Machinery and equipment	5 - 15 years
Furniture and office equipment	3 - 7 years
Trucks and other vehicles	5 years
Leasehold improvements	10 - 15 years

Depreciation expense charged to operations of the Company was $4,848, $4,064 for the years ended December 31, 2006 and 2005, respectively, and $37 for the initial period from November 9, 2004 through December 31, 2004.

Depreciation expense charged to operations of the LLC was $250 for the period from January 1, 2004 through November 8, 2004.

Goodwill

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” goodwill is reviewed annually for impairment using a two-step approach. In the first step, goodwill is tested for impairment of by estimating the fair values of its reporting units using the “Guideline Public Company” and “Discounted Cash Flow” approaches. If the carrying amount exceeds the fair value, the second step of the goodwill impairment test is performed to measure the amount of the impairment loss, if any. In the second step the implied fair value of the goodwill is estimated as the fair value of the reporting unit used in the first step less the fair value of all other net tangible and intangible assets of the reporting unit. If the carrying amount of goodwill exceeds its implied fair market value, an impairment loss is recognized in an amount equal to that excess, not to exceed the carrying amount of the goodwill. The Company recognized an impairment loss of $3,254 as of December 31, 2006 at its Sun subsidiary. The impairment was the result of a reduction in the estimated future cash flows for Sun. Management determined that no other goodwill impairment existed as of December 31, 2006, 2005.

Esmark Incorporated and Subsidiaries and Esmark LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2006, 2005 and 2004

(Amounts in thousands, except share and per share data)

Other Intangible Assets

As required by Statement of Financial Accounting Standards No. 141 “Accounting for Business Combinations,” acquired intangible assets are recognized apart from goodwill whenever the intangible arises from contractual or other legal rights, or when it can be separated or divided from the acquired entity and sold, transferred, licensed, rented or exchanged, either individually or in combination with a related contract, asset or liability. Impairment losses are recognized if the carrying amount of an intangible subject to amortization is not recoverable from expected future cash flows and its carrying amount exceeds its fair value. The Company recognized an impairment loss of $3,278 as of December 31, 2006 at its Sun Subsidiary. Management determined that no other intangible asset impairment existed as of December 31, 2006, 2005.

Covenants not to compete and deferred expenses are capitalized at cost. These amounts are being amortized using the straight-line method.

The Company allocated certain costs paid for in the acquisitions to customer relationships, totaling $43,989 and $41,573 during the years ended December 31, 2006 and 2005, respectively, and $20,341 for the initial period from November 9, 2004 through December 31, 2004. Amortization has been computed based on a derived attrition rate from historical customer relationships.

Amortization expense charged to operations on all intangible assets of the Company was $4,775 and $4,752 for the years ended December 31, 2006 and 2005, respectively, and $383 for the initial period from November 9, 2004 through December 31, 2004.

Amortization expense charged to operations on all intangible assets of the LLC was $20 for the period from January 1, 2004 through November 8, 2004.

Impairment of Long-Lived Assets

Long-lived assets, including property, plant and equipment, are evaluated for impairment under the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. The criteria for determining impairment for such long-lived assets to be held and used is determined by comparing the carrying value of these long-lived assets to be held and used to management’s best estimate of future undiscounted cash flows expected to result from the use of the assets. If the assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. The estimated fair value of the assets is measured by estimating the present value of the future discounted cash flows to be generated. There were no impairment losses for the years ended December 31, 2006 and 2005, and during the initial period from November 9, 2004 through December 31, 2004. There were no impairment losses for the period from January 1, 2004 to November 8, 2004.

Fair Value of Financial Instruments

The carrying values of accounts receivable, accounts payable and the asset based revolver approximate their fair values based on their short-term maturities and variable rates.

Esmark Incorporated and Subsidiaries and Esmark LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2006, 2005 and 2004

(Amounts in thousands, except share and per share data)

Income Taxes

The Company accounts for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities at enacted tax rates expected to be in effect when such amounts are recovered or settled.

A valuation allowance may be provided to reduce the deferred tax assets to the amount that is more likely than not to be realized, if necessary.

The LLC is a limited liability company, which is treated as a partnership for tax purposes. Accordingly, no provision for federal or state income taxes is reflected in the accompanying financial statements. Instead, the limited liability members are liable for individual federal and state income taxes on their respective share of the LLC’s taxable income.

Revenue Recognition

Revenue is recognized when products are shipped, which is when title and risk of loss has passed to the customer. Amounts billed to customers for shipping and handling are included in net sales, and the related costs are included in cost of sales. The Company and the LLC provide for estimated claims for products that have been shipped that may not meet customer specifications. The reserve is based on claims that have been submitted but not resolved and anticipated future claims based on historical experience.

Stock-Based Compensation

The Company applies the provisions of SFAS No. 123(R), “Share-Based Payments,” to stock awards issued. The compensation cost recorded for these awards is based on their grant date fair value as required by SFAS No. 123(R).

Advertising

Advertising costs are expensed as incurred. Advertising expense was $644 and $297 for the years ended December 31, 2006 and 2005 , respectively, and $5 for the initial period from November 9, 2004 through December 31, 2004. Advertising expense was $28 for the period from January 1, 2004 through November 8, 2004.

Comprehensive Income

The Company reports comprehensive income, which is defined as the change in equity of a business from transactions and other events from non-owner sources. Comprehensive income includes net income and other non-owner changes in equity which bypass the statement of income and are reported as a separate component of equity. Other comprehensive income includes unrealized gains and losses on available for sale investment securities.

Impact of Recently Issued Accounting Standards

In February 2007, the FASB issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115 (“SFAS 159”). The fair value

Esmark Incorporated and Subsidiaries and Esmark LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2006, 2005 and 2004

(Amounts in thousands, except share and per share data)

option established by SFAS 159 permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. The fair value option: (a) may be applied instrument by instrument, with a few exceptions. For example, investments otherwise accounted for by the equity method; (b) is irrevocable (unless a new election date occurs); and (c) is applied only to entire instruments and not to portions of instruments. FASB No. 159 is effective as of the beginning of fiscal years beginning after November 15, 2007. Esmark is currently evaluating the impact of adopting SFAS 159 and does not expect the Standard will have a material impact on our results of operations or financial position.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurement” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This Statement does not require any new fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. Esmark is currently assessing the impact of SFAS 157 on our financial statements.

In July 2006, the FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes (an interpretation of FASB No. 109)” (FIN 48) which is effective for fiscal years beginning after December 15, 2006. This interpretation was issued to clarify the accounting for uncertainty in income taxes recognized in the financial statements by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Esmark is currently assessing the potential impact of FIN 48 on its financial statements. However, in the event the merger of Wheeling-Pittsburgh and Esmark is completed, the provisions of FIN 48 will become effective immediately.

NOTE B—ACQUISITIONS

The Company has completed several acquisitions of steel service center companies since inception, with plants and base operations in the Midwest, allowing the Company to grow through strategic consolidation in those markets.

The operations and related earnings and losses for each of the acquired companies have been included in the Company’s statement of earnings since their respective dates of acquisition.

Independent Steel Company, LLC

On July 31, 2006, the Company acquired the net assets of ISCO and ISCO Realty for a total purchase price of $21,410, including $261 in acquisition costs. The Company paid for the acquisition with proceeds from common stock issued during the year.

The acquisition was accounted for under the purchase method whereby the underlying assets acquired were recorded by ISCO and ISCO Realty at their fair value.

Esmark Incorporated and Subsidiaries and Esmark LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2006, 2005 and 2004

(Amounts in thousands, except share and per share data)

The following schedule summarizes the fair value of the assets acquired and liabilities assumed:

	ISCO	ISCO Realty	Total
Accounts receivable	$6,251	$—	$6,251
Inventories	13,940	—	13,940
Property and equipment	1,615	2,436	4,051
Other assets	50	350	400
Accounts payable and accrued liabilities	(3,232)	—	(3,232)

Net assets acquired	$18,624	$2,786	$21,410

Premier Resource Group, LLC

On January 3, 2006, the Company acquired the net assets of PRG for a total purchase price of $8,217, including $85 in acquisition costs. The agreement provided for a purchase price adjustment based on finalization of the purchase accounting. The Company paid for the acquisition with proceeds through the revolving credit agreement and issuance of shares in Company common stock valued at $1,476; $915 was issued at the initial closing and $561 is recorded as common stock issuable at December 31, 2006.

The acquisition was accounted for under the purchase method whereby the underlying assets acquired were recorded by PRG at their fair value.

The following schedule summarizes the fair value of the assets acquired and liabilities assumed:

Accounts receivable	$2,810
Inventories	4,594
Property and equipment	10
Other assets	2
Covenant not to compete	50
Customer relationships	2,416
Goodwill	888
Accounts payable and accrued liabilities	(2,553)

Net assets acquired	$8,217

North American Steel, LLC

On November 10, 2005, the Company acquired the net assets of NA for a total purchase price of $5,943, including $110 in acquisition costs. The agreement provided for a purchase price adjustment based on finalization of purchase accounting in 2006. Additionally, the Company has entered into employment agreements with the previous owners who were retained as employees of the Company. The Company paid for the acquisition with proceeds through the revolving credit agreement.

The acquisition was accounted for under the purchase method whereby the underlying assets acquired were recorded by NA at their fair value.

Esmark Incorporated and Subsidiaries and Esmark LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2006, 2005 and 2004

(Amounts in thousands, except share and per share data)

The following schedule summarizes the fair value of the assets acquired and liabilities assumed:

Accounts receivable	$2,323
Inventories	3,965
Property and equipment	164
Other assets	15
Covenant not to compete	50
Customer relationships	1,063
Goodwill	2,258
Accounts payable and accrued liabilities	(3,895)

Net assets acquired	$5,943

The Company finalized its purchase price accounting in 2006 which resulted in an increase in net working capital with a corresponding increase in net assets acquired of $215 which is reflected in the table above.

Miami Valley Steel Service, Inc.

On May 13, 2005, the Company acquired the capital stock of MV and MV Realty for a total purchase price of $83,014, including acquisition costs of $542. The Company paid for the acquisition with cash proceeds received from the issuance of preferred stock and issuance of shares in Company common stock valued at $12,900.

The acquisition was accounted for under the purchase method whereby the underlying assets acquired were recorded by MV and MV Realty at their fair value.

The following schedule summarizes the fair value of the assets acquired and liabilities assumed:

	MV	MV Realty	Total
Cash	$1	$—	$1
Accounts receivable	16,623	—	16,623
Inventories	32,775	—	32,775
Property and equipment	11,074	7,200	18,274
Other assets	670	—	670
Covenant not to compete	100	—	100
Customer relationships	17,827	—	17,827
Goodwill	5,988	—	5,988
Accounts payable and accrued liabilities	(9,244)	—	(9,244)

Net assets acquired	$75,814	$7,200	$83,014

U.S. Metals and Supply, LLC

On February 22, 2005, the Company acquired the net assets of USM and USM Realty for a total purchase price of $13,486, including fees of $202 related to the acquisition. The Company paid for the acquisition with cash proceeds received from the issuance of preferred stock and issuance of shares in Company common stock valued at $1,575. The previous owners provided excess working capital over the negotiated target. Therefore, a due to seller of $5,593 was recorded representing the working capital overage which was settled at the closing.

Esmark Incorporated and Subsidiaries and Esmark LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2006, 2005 and 2004

(Amounts in thousands, except share and per share data)

The acquisition was accounted for under the purchase method whereby the underlying assets acquired were recorded by USM and USM Realty at their fair value.

The following schedule summarizes the fair value of the assets acquired and liabilities assumed:

	USM	USM Realty	Total
	(As restated)		(As restated)
Accounts receivable	$2,456	$—	$2,456
Inventories	10,553	—	10,553
Property and equipment	1,820	3,500	5,320
Other assets	340	—	340
Customer relationships	2,342	—	2,342
Accounts payable and accrued liabilities	(1,932)	—	(1,932)
Due to seller	(5,593)	—	(5,593)

Net assets acquired	$9,986	$3,500	$13,486

Electric Coating Technologies Bridgeview, LLC and Great Western Steel Company, LLC

On December 31, 2004, the Company acquired the net assets of TriWestern (GW, ECT-BV and GW Realty) for a total purchase price of $15,833, including fees of $1,312 related to the acquisition. The Company paid for the acquisition with cash proceeds received from the issuance of preferred stock.

The acquisition was accounted for under the purchase method whereby the underlying assets acquired were recorded by GW, ECT-BV and GW Realty at their fair value.

The following schedule summarizes the fair value of the assets acquired and liabilities assumed:

	ECT-B	GW	GW Realty	Total
Accounts receivable	$4,266	$821	$—	$5,087
Inventories	6,117	5,387	—	11,504
Property and equipment	7,683	1,268	1,757	10,708
Covenant not to compete	30	20	—	50
Other assets	117	—	—	117
Accounts payable and accrued liabilities	(4,985)	(3,881)	—	(8,866)
Due to seller	(1,946)	(821)	—	(2,767)

Net assets acquired	$11,282	$2,794	$1,757	$15,833

Century Steel, LLC

On December 30, 2004, the Company acquired the net assets of Century and C Realty for a total purchase price of $39,578, including fees of $324 related to the acquisition. The Company paid for the acquisition with cash proceeds received from the issuance of preferred stock.

The acquisition was accounted for under purchase method whereby the underlying assets acquired were recorded by Century and C Realty at their fair value.

Esmark Incorporated and Subsidiaries and Esmark LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2006, 2005 and 2004

(Amounts in thousands, except share and per share data)

The following schedule summarizes the fair value of the assets acquired and liabilities assumed:

	Century	C Realty	Total
	(As restated)		(As restated)
Accounts receivable	$4,602	$—	$4,602
Inventories	26,610	—	26,610
Property and equipment	2,504	3,504	6,008
Other assets	178	—	178
Covenant not to compete	50	—	50
Customer relationships	5,348	—	5,348
Goodwill	3,066	—	3,066
Accounts payable and accrued liabilities	(6,284)	—	(6,284)

Net assets acquired	$36,074	$3,504	$39,578

Sun Steel Company, LLC

On February 9, 2004, the LLC acquired the net assets of Sun for a total purchase price of $9,202. The LLC paid for the acquisition with proceeds through the revolving credit agreement of $3,265 and the contribution of capital of $5,937.

The acquisition was accounted for under the purchase method whereby the underlying assets acquired were recorded at their fair value.

The following schedule summarizes the fair value of the assets acquired and liabilities assumed:

Accounts receivable	$4,993
Inventories	7,596
Fixed assets	1,099
Other assets	95
Accounts payable and accrued liabilities	(4,581)

Net assets acquired	$9,202

Esmark Realty, LLC

On February 9, 2004, the LLC acquired the net assets of E Realty from Kaplan for a total purchase price of $730. The Company paid for the acquisition from the contribution of additional capital.

The acquisition was accounted for under the purchase method whereby the underlying assets acquired were recorded at their fair value.

The following schedule summarizes the fair value of the assets acquired and liabilities assumed:

Building	$460
Land	215
Cash	55

Net assets acquired	$730

Esmark Incorporated and Subsidiaries and Esmark LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2006, 2005 and 2004

(Amounts in thousands, except share and per share data)

Unaudited Pro Forma Information

The following unaudited pro forma information shows the results of the Company’s and the LLC’s operations for the years ended December 31, 2006 and 2005 and for the period from November 9, 2004 through December 31, 2004 and for the period from January 1, 2004 through November 8, 2004, respectively as though the acquisitions in 2004 and 2005 occurred as of January 1, 2004 and the acquisitions in 2006 occurred as of January 1, 2005.

	Esmark Incorporated			Esmark LLC
	Year ended December 31, 2006	Year ended December 31, 2005	Period from November 9, 2004 to December 31, 2004	Period from January 1, 2004 to November 8, 2004
Net sales	$609,319	$576,417	$72,470	$440,015
Earnings from operations	10,328	14,235	5,352	48,465
Net income	4,335	6,646	3,388	27,516
Preferred dividends	(56,725)	(13,760)	(2,498)	N/A

Net income (loss) available to common shareholders	$(52,390)	$(7,114)	$890	N/A

Earnings per share – basic	$(363.37)	$(49.34)	$9.75	N/A

Earnings per share – diluted	$(363.37)	$(49.34)	$3.38	N/A

The pro forma results have been prepared for comparative purposes only and are not necessarily indicative of the actual results of operations has the acquisitions taken place as of January 1 the year preceding the year in which the acquisitions were made, of the results that may occur in the future. Furthermore, the pro forma results do not give effect to the cost savings or incremental costs that may occur as a result of the integration and consolidation of the acquisitions. The pro forma adjustments include amounts for depreciation of property, plant and equipment, amortization of intangibles and income taxes fro non-tax paying entities a the incremental effective tax rate of 40%.

NOTE C—INVESTMENTS IN AVAILABLE-FOR-SALE SECURITIES

The amortized cost, gross unrealized gains and losses and the fair value of securities available-for-sale at December 31, 2006 are as follows. The Company did not hold any investment securities at December 31, 2005.

Security	Amortized Cost	Gross unrealized gains	Gross unrealized losses	Fair value
Common stock	$637	$—	$(101)	$536

Esmark Incorporated and Subsidiaries and Esmark LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2006, 2005 and 2004

(Amounts in thousands, except share and per share data)

NOTE D—ACCOUNTS RECEIVABLE

Accounts receivable consist of the following at December 31:

	2006	2005
Trade receivables	$60,997	$39,901
Less allowance for doubtful accounts	1,019	693

Net receivables	$59,978	$39,208

Changes in the allowance for doubtful accounts are as follows:

	Esmark Incorporated			Esmark LLC
	Year ended December 31, 2006	Year ended December 31, 2005	Period from November 9, 2004 to December 31, 2004	Period from January 1, 2004 to November 8, 2004
Beginning balance	$693	$410	$236	$—
Balances from acquisitions	235	179	221	124
Current-year provision	689	288	25	215
Write-offs, net of recoveries	(598)	(184)	(72)	(103)

Ending balance	$1,019	$693	$410	$236

NOTE E—INVENTORIES

Inventories consisted of the following at December 31:

	2006	2005
Raw materials	$109,344	$64,219
Work in process	2,421	1,129
Finished goods	29,701	15,589

Total inventories	141,466	80,937
Less reserves	918	1,039

Inventories, net	$140,548	$79,898

Changes in the Company’s inventory reserves for excess, damaged and obsolete inventory are as follows:

	Esmark Incorporated			Esmark LLC
	Year ended December 31, 2006	Year ended December 31, 2005	Period from November 9, 2004 to December 31, 2004	Period from January 1, 2004 to November 8, 2004
Beginning balance	$1,039	$50	$—	$—
Balances from acquisitions	178	691	50	—
Current-year provision	338	298	—	—
Reserve usage	(637)	—	—	—

Ending balance	$918	$1,039	$50	$—

Esmark Incorporated and Subsidiaries and Esmark LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2006, 2005 and 2004

(Amounts in thousands, except share and per share data)

NOTE F—INVESTMENT IN JOINT VENTURE

The Company and the LLC have a 33.3% investment in a joint venture. The joint venture was formed to expand the Company’s Rocky Mountain commercial presence and to monitor a paperless order entry system for potential future utilization at the Company. The following amounts are taken from the financial statements of the joint venture:

Balance Sheets

	As of December 31,
	2006	2005
Current assets	$588	$639
Property and equipment, net	16	27

Total assets	$604	$666

Current liabilities	$334	$467
Long-term debt	116	47

Total liabilities	450	514

Members equity	154	152

Total liabilities and members equity	$604	$666

Statements of Earnings

	Years ended December 31,
	2006	2005	2004
Net sales	$2,549	$2,714	$3,366
Operating loss	(4)	(64)	—
Net earnings (loss)	$5	$(52)	—

The Company’s investment in the joint venture was $95 and $93 December 31, 2006 and 2005, respectively. The Company’s share of the 2006, 2005 and 2004 net earnings (loss) was $2, $(17) and $-, respectively. Pursuant to an agreement, the Company loaned the joint venture $25 during 2004, which was carried as a note receivable, with no formal interest rate, and was due on demand. During 2005, the note receivable was converted to additional capital.

Esmark Incorporated and Subsidiaries and Esmark LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2006, 2005 and 2004

(Amounts in thousands, except share and per share data)

NOTE G—INTANGIBLE ASSETS

The following is a summary of intangible assets at December 31:

	2006		2005
	Amount	Amortization period (in years)	Amount	Amortization period (in years)
			(As restated)
Intangible assets—finite life
Customer relationships	$40,711	7	$41,573	7
Covenant not to compete	3,225	5	270	5
Other deferred costs	108	5	108	5

	44,044		41,951
Less accumulated amortization	(9,910)		(5,135)

Finite life intangibles, net	$34,134		$36,816

Intangible assets—indefinite life
Trade name	150	N/A	—	N/A
Intangible assets, net	$34,284		$36,816

For those intangible assets subject to amortization, the estimated amortization expense for each of the next five years is as follows:

2007	$5,696
2008	4,279
2009	3,076
2010	2,902
2011	2,771

NOTE H—GOODWILL

The carrying amount of goodwill at December 31, 2006 and 2005, is as follows:

	2006	2005
		(As restated)
Balance at beginning of period	$44,283	$36,037
Goodwill resulting from acquisitions	888	8,246
Impairment	(3,254)	—

Balance at December 31	$41,917	$44,283

NOTE I—REVOLVING CREDIT AGREEMENT

The Company is a party to a financing agreement with a bank. The agreement has been amended at various dates providing for a total revolving credit facility of $100,000 and $75,000 at December 31, 2006 and 2005, respectively. The revolving credit facility bears interest at prime (8.25% and 7.25% at December 31, 2006 and 2005, respectively) and matures on March 31, 2007. On March 29, 2007 the agreement was extended to April 30,

Esmark Incorporated and Subsidiaries and Esmark LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2006, 2005 and 2004

(Amounts in thousands, except share and per share data)

2007. The Company has the option to change the interest rate to the London Interbank Offered Rate (“LIBOR”) plus 2%. The amount available is based upon actual collateral available, which was less than the maximum borrowings allowed under the revolving credit facility, determined using the borrowing base calculation stipulated in the revolving credit agreement. The amount outstanding on this revolving credit facility was $46,315 and $21,039 at December 31, 2006 and 2005, respectively. The Company had $36,033 and $33,247 available under the revolving credit facility at December 31, 2006 and 2005, respectively.

There is also a 0.25% unused facility fee based on the daily average unused portion of the committed credit facility. The fee is due monthly and is reported as “Interest expense” in the accompanying consolidated statements of income and comprehensive income. This amount was $113 and $97 for the year ended December 31, 2006 and 2005.

The credit facility is collateralized by all of the Company’s accounts receivable and inventory.

The revolving credit facility contains affirmative and restrictive covenants. As of December 31, 2006, the Company was not in compliance with the fixed charge coverage ratio, and obtained a waiver of such covenant from the bank.

On April 30, 2007, the Company entered into a new $150,000 revolving credit facility with a consortium of lenders. The five-year revolving credit facility provides for up to $25,000 in letters of credit and is subject to a borrowing base of up to 85% of eligible accounts, as defined therein, and up to 70% of the value of eligible inventory, as defined therein. Borrowings are collateralized by substantially all of the Company’s assets, including accounts receivables, inventories and stock of subsidiaries. The Company’s subsidiaries are guarantors under the facility. This facility contains normal covenants and restrictions which increase once the availability under the facility is less than $35,000. Borrowings under the facility bear interest, at the Company’s option, at (i) LIBOR plus 1%-1.75%, depending on the amount of the outstanding balance or (ii) at a bank’s prime rate or the federal funds rate plus 0.5%. The commitment fee for unused availability under the credit facility is 0.375% per annum on the average unused portion.

Esmark Incorporated and Subsidiaries and Esmark LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2006, 2005 and 2004

(Amounts in thousands, except share and per share data)

NOTE J—CAPITAL LEASES

The Company is party to two capital lease obligations. Both capital leases expire in July 2010, each requiring 60 monthly payments. Future minimum lease payments under these capital leases are as follows:

Years ending December 31, 2006
2007	$585
2008	585
2009	585
2010	320

Total minimum lease payments	2,075
Less amount representing interest	216

Total obligations under capital lease	1,859
Less current installments of obligations under capital lease	484

Long-term obligation under capital lease	$1,375

Property and equipment include the following amounts for these capital leases:

Equipment cost	$2,512
Less accumulated depreciation	398

Property and equipment, net	$2,114

NOTE K—OPERATING LEASES

The Company and the LLC lease various operating facilities under operating leases which require escalating monthly rental payments expiring at various dates from November 2015 through March 2018. The lease agreements require the payment real estate taxes, utilities, repairs and maintenance and insurance on the facilities in addition to the minimum rent payments.

Generally accepted accounting principles require that lease incentives be recognized evenly over the life of the lease. Accrued rent totaling $300 and $333 at December 31, 2006 and 2005, respectively, is included in accrued expenses in the accompanying consolidated balance sheets. This amount represents rent expense in excess of the actual payments made as of December 31, 2006 and 2005.

Rent expense included in operations under these lease agreements totaled $1,032 and $1,006 for the years ended December 31, 2006 and 2005, respectively, and $63 for the initial period from November 9, 2004 through December 31, 2004. Rent expense included in operations under the lease agreements totaled $372 for the period from January 1, 2004 through November 8, 2004.

The aggregate future minimum lease payments on operating leases as of December 31, 2006, are as follows:

2007	$1,013
2008	1,064
2009	1,081
2010	1,081
2011	1,081
Thereafter	5,752

Esmark Incorporated and Subsidiaries and Esmark LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2006, 2005 and 2004

(Amounts in thousands, except share and per share data)

NOTE L—TEMPORARY EQUITY

Preferred Stock

The Company has authorized 250,000 shares of $1 per share par value Series A convertible preferred stock. At December 31, 2006 and 2005, 172,000 shares of preferred stock were issued and outstanding. On July 31, 2006, the Company amended the Series A preferred stock to reduce the cumulative dividend rate from 10% to 8%, eliminate the put right of the Series A preferred stockholders and reduce the conversion price from $1,000 to $851.49 per share. The put right allowed the preferred stockholders to put their shares back to the Company in the event of certain triggering events that were not date specific. The Company is permitted to pay any portion of dividends declared in shares of Series A preferred stock at a rate of $1,000 per share. Additionally, the Series A Preferred stockholders are entitled to, among other things, preferential dividends at a rate of 8%, a liquidation preference of $1,000 per share plus accrued but unpaid dividends, appoint a majority of Company’s Board of Directors and approve certain company actions.

The Series A preferred stock is convertible into common stock by the Series A preferred stockholders at any time based on a liquidation value of $1,000 per share plus accrued but unpaid dividends and a conversion price of $851.49 per share. The Series A preferred stock is automatically convertible into common stock upon an underwritten public offering greater or equal to $30 million. At any time after the five-year anniversary of the issue date and prior to the automatic conversion date, Company may elect to redeem all of the then issued and outstanding Series A preferred stock at 107% of the liquidation value plus accrued but unpaid dividends.

As a result of the call feature described above, the Company has recorded its preferred stock as temporary equity in accordance with EITF Topic D-98 as of December 31, 2006. The preferred stockholders control the voting stock of the Company and therefore can compel the Company to exercise the call at their option. As a result of the put and call features described above, the Company has recorded its preferred stock as temporary equity in accordance with EITF Topic D-98 as of December 31, 2005.

NOTE M—STOCKHOLDERS’ EQUITY

Common Stock

The Company has authorized 500,000 shares of no par value common stock. At December 31, 2006, 2005 and 2004, 143,052, 91,237 and 62,923 shares of common stock shares were issued and outstanding, respectively.

On July 28, 2006, the Company amended employment agreements with directors of the Company to provide for restricted stock grants. Fair value was determined by the Company’s board of directors based on financial data which included discounted cash flows, comparable recent transactions and contemporaneous valuations. During 2006, the maximum number of common shares issuable under this agreement, 2,800, were earned and issued. These share grants were recorded at fair value, totaling $2,967 on the date of grant. Stock compensation expense is recognized over the term of the employment agreements and totaled $2,702 for the year ended December 31, 2006. $265 of compensation expense will be recognized in the year ended December 31, 2007. These shares were transferable without contractual restriction on January 15, 2007.

On July 31, 2006, the Company issued 47,186 shares of common stock for an aggregate purchase price of $50,000.

Common Stock Grant Agreements

The Company has provided common stock grants to certain key employees. The common stock grants to be issued are based on 10 percent of EBITDA generated at a subsidiary over a three-year award period beginning January 1, 2006. The maximum number of shares issuable under these agreements is 6,991. The number of

Esmark Incorporated and Subsidiaries and Esmark LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2006, 2005 and 2004

(Amounts in thousands, except share and per share data)

common stock shares to be issued is based upon an agreed upon value determined at the time the arrangement was entered into in November 2005. The common stock will be issued after the close of each annual period beginning January 1, 2006. In accordance with this agreement, the Company has recorded 930 shares of common stock issuable at December 31, 2006. The compensation expense related to these incentives was $745 for the year ended December 31, 2006 determined based upon a financial analysis which included discounted cash flows, comparable recent transactions and a contemporaneous valuation study. Compensation expense is recognized ratably over the term of the agreement.

Common Stock Warrants

In connection with the issuance of the Series A convertible preferred stock, warrants exist to purchase 3,686 shares of common stock at a price of $1,000 per share and 3,686 shares of common stock at a price of $2,000 per share. At the time of issuance, these warrants were “out of the money” and, as a result, no value was assigned at the grant date. All of these warrants expire on November 8, 2009.

Dividends

Accumulated common and preferred dividends declared for the year ended December 31, 2006, were $19,326 or $122.61 per share, with $3,468 accrued at December 31, 2006. Accumulated common and preferred dividends declared for the year ended December 31, 2005, were $16,040 or $110.47 per share, with $4,335 accrued at December 31, 2005. Accumulated common and preferred dividends declared and accrued for the period from November 9, 2004 through December 31, 2004, amounted to $1,670 or $14.52 per share.

NOTE N—EARNINGS PER SHARE

The shares used in the computation of the Company’s basic and diluted earnings (loss) per common share are reconciled as follows:

	Years Ended December 31,		Period from November 9, 2004 to December 31, 2004
	2006	2005	2004
Weighted average basic common shares outstanding	115,114.51	81,083.98	61,923.00
Dilutive effect of warrants and preferred stock (1), (2) and (3)	—	—	—

Weighted average diluted common shares outstanding	115,114.51	81,083.98	61,923.00

(1)	191,024 shares were not included in the calculation for diluted earnings per share for the year ended December 31, 2006, as they would have resulted in an antidilutive effect to the earnings per share calculation.
(2)	154,760 shares were not included in the calculation for diluted earnings per share for the year ended December 31, 2005, as they would have resulted in an antidilutive effect to the earnings per share calculation.
(3)	118,686 shares were not included in the calculation for diluted earnings per share for the period from November 9, 2004 to December 31, 2004, as they would have resulted in an antidilutive effect to the earnings per share calculation.

The beneficial conversion feature totaling $42,965 recorded in the year ended December 31, 2006 has been included in preferred dividends for computing earnings per share.

Esmark Incorporated and Subsidiaries and Esmark LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2006, 2005 and 2004

(Amounts in thousands, except share and per share data)

NOTE O—INCOME TAXES

Income tax expense consists of the following:

	Year ended December 31, 2006	Year ended December 31, 2005	Period from November 9, 2004 through December 31, 2004
		(As restated)	(As restated)
Current
Federal	$4,239	$2,891	$132
State and local	649	830	(136)

Total current	4,888	3,721	(4)
Deferred
Federal	(1,067)	(368)	102
State and local	(152)	(65)	18

Total deferred benefit	(1,219)	(433)	120

Total income tax expense	$3,669	$3,288	$116

No provision for income taxes has been made for the period January 1, 2004 through November 8, 2004 because the LLC is treated as a partnership for income tax purposes. If the LLC were treated as a C corporation, income taxes for the period January 1, 2004 through November 8, 2004 would have been approximately $4,489. Income tax expense attributable to income from operations differed from the amounts computed by applying the U.S. Federal statutory income tax rate of 35% for 2006, 34% for 2005 and 34% for 2004 to income from operations by the following amounts:

	Year ended December 31, 2006	Year ended December 31, 2005	Period from November 9, 2004 to December 31, 2004
		(As restated)	(As restated)
Income taxes at the statutory rate	$2,469	$2,720	$251
State and local taxes, net of federal tax expense	558	483	24
Non-deductible expenses	768	145	2
Other, net	(126)	(60)	(161)

Total income tax expense	$3,669	$3,288	$116

The Company files a consolidated federal tax return. The consolidated amount of current and deferred tax expense is allocated among the group based on profit or loss of the respective entities.

Esmark Incorporated and Subsidiaries and Esmark LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2006, 2005 and 2004

(Amounts in thousands, except share and per share data)

The tax effects of temporary differences that have given rise to deferred tax assets and liabilities are presented below:

	2006	2005
		(As restated)
Deferred tax assets
Accrued expenses	$1,272	$300
Intangible assets	2,363	240
Inventory	676	341
Provision for doubtful accounts	397	292
Unrealized loss on marketable securities	40	—
Other	—	190

Total deferred tax assets	4,748	1,363
Deferred tax liabilities
Property, plant and equipment	2,410	590
Other	306	—

Total deferred tax liabilities	2,716	590

Net deferred tax assets(liability)	$2,032	$773

The net deferred tax assets and liabilities of the Company as of December 31, 2006 and 2005, are as follows:

	2006	2005
		(As restated)
Current assets
Deferred income taxes	$2,262	$933
Non-current liabilities
Deferred income taxes	(230)	(160)

Net deferred tax asset(liability)	$2,032	$773

In the consolidated balance sheets, these deferred tax assets and liabilities are classified as either current or non-current based on the classification of the related liability or asset for financial reporting. A deferred tax asset or liability that is not related to an asset or liability for financial reporting, including deferred taxes related to carryforwards, is classified according to the expected reversal date of the temporary differences as of the end of the year.

NOTE P—EMPLOYEES COVERED BY COLLECTIVE BARGAINING AGREEMENTS

Collective bargaining agreements are in place at Century and GW that expired February 28, 2007 and are being renegotiated by the Company. Collective bargaining agreements are in place at ISCO and Sun that expire May 8, 2007 and December 12, 2007, respectively. There are no collective bargaining agreements at ECT, ECT-BV, USM, MV NA or PRG. The Company is not required to fund any retirement plans, except as disclosed in note P.

NOTE Q—RETIREMENT PLANS

The Company co-sponsors a 401(k) retirement savings plan with Synergy PEO, LLC (“Synergy”), a professional employer organization. This plan is available to substantially all union and non-union employees age 18 or older who have been employed for six months or more. Company matching contributions are made on

Esmark Incorporated and Subsidiaries and Esmark LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2006, 2005 and 2004

(Amounts in thousands, except share and per share data)

a discretionary basis at the rate of 50% up to the first 4% of employee contributions, or up to 2% of each participant’s earnings, and are funded on a current basis. Employees who are considered “highly compensated” per Internal Revenue Service guidelines are not eligible to receive the Company matching contribution. Company contributions totaled $319 and $202 for the years ended December 31, 2006 and 2005, respectively, and $10 for the initial period from November 9, 2004 through December 31, 2004.

Additionally, union employees eligible to participate in the 401(k) plan receive, subject to their collective bargaining agreement, a supplemental Company contribution to their account regardless of their level of elective contribution.

Synergy is the administrator and trustee of the 401(k) plan and the Company does not pay any administrative expense for the Plan.

NOTE R—CONTINGENCIES

The Company is currently preparing a submittal to the Illinois Environmental Protection Agency (IEPA) pertaining to a list of Potential Site Contamination Issues developed by a third-party during a 2003 environmental review of the Sun facility. The Company recently reviewed the need to extend a 3-year term insurance policy which expired in February 2007 and concluded that the possibility of receiving an unfavorable ruling from the IEPA did not warrant an extension on the policy. The Company currently does not have enough information to determine whether there is a reasonable possibility that a loss will be incurred. The Company will review the need to accrue for additional environmental liabilities as new information becomes available.

NOTE S—RELATED-PARTY DISCLOSURES

Related parties include shareholders, management, affiliates and others that can significantly influence the management or operating policies of the transacting parties. The following individuals and entities have been identified as related parties.

Related party	Nature of operations	Relationship
BG3, LLC	Aircraft leasing	Officers and stockholders
Bouchard Group, LLC	Management and consulting	Officers and stockholders
Bouchard 10S, LLC	Management and consulting	Officers and stockholders
Chicago Logistics, LLC	Logistics	Minority stockholders
Mars Steel Corp.	Steel vendor	Minority stockholders
Wheeling-Pittsburgh Corp.	Steel Mill	Officers and stockholders
Raymond James & Associates, Inc.	Management and consulting	Director

The Company leased aircraft from BG3, LLC. The Company paid expenses associated with the use of the aircraft to BG3, LLC, which is operated and maintained by an unrelated third-party. The Company incurred expenses of $565 from BG3, LLC in the year ended December 31, 2005. No expenses were incurred from BG3 in the year ended December 31, 2006 and the initial period from November 9, 2004 through December 31, 2004. The Company had accounts payable of $198 to BG3 at December 31, 2005. No amounts were due to BG3 at December 31, 2006.

The Company receives management and consulting services from the Bouchard Group, LLC and Bouchard 10S, LLC. The Bouchard Group, LLC and Bouchard 10S, LLC are owned by officer-stockholders of the Company. The Company incurred expenses of $927 and $1,364 during the years ended December 31, 2006 and 2005, respectively, and $125 for the initial period from November 9, 2004 through December 31, 2004, with the

Esmark Incorporated and Subsidiaries and Esmark LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2006, 2005 and 2004

(Amounts in thousands, except share and per share data)

Bouchard Group, LLC and Bouchard 10S, LLC for such services. These costs are included in selling, general and administrative expenses in the Company’s statement of income and comprehensive income.

Chicago Logistics, LLC provides logistics services to the Company. Members of Chicago Logistics, LLC are minority stockholders of the Company. During the years ended December 31, 2006 and 2005, the Company incurred expenses of $6,205 and $675, respectively, with Chicago Logistics, LLC, which are included in cost of goods sold. No expenses were incurred from Chicago Logistics LLC for the initial period from November 9, 2004 through December 31, 2004. At December 31, 2006, 2005 and 2004, the Company has $442, $137 and $- included in accounts payable related to such expenses.

The Company sold to and purchased from Mars Steel Corp certain raw materials. Sales to Mars Steel Corp. totaled $71 and $440 for the years ended December 31, 2006 and 2005, respectively. There were no sales to Mars Steel Corp. during the initial period from November 9, 2004 through December 31, 2004. During the years ended December 31, 2006 and 2005, purchases from Mars Steel Corp. totaled $3,227 and $847, respectively. During the initial period from November 9, 2004 through December 31, 2004 purchases from Mars Steel Corp. totaled $102. The Company had payables of $39, $-0- and $-0- to Mars Steel Corp. related to such expenses at December 31, 2006, 2005 and 2004, respectively. The Company also provided consulting and management services to Mars Steel Corp. under an agreement that expired on December 31, 2005. The Company received $- and $180 in management fee income for such services during the years ended December 31, 2006 and 2005, respectively, and $30 during the initial period from November 9, 2004 through December 31, 2004. Shareholders of Mars Steel Corp. are minority stockholders of the Company. The Company had receivables of $-0-, $15 and $-0- from Mars Steel Corp. at December 31, 2006, 2005 and 2004, respectively.

The Company purchased certain raw materials from Wheeling-Pittsburgh and a related joint venture, Wheeling Nisshin (“WPC”). During December 2006, purchases from WPC totaled $649. The Company had payables of $489 to WPC related to such expenses at December 31, 2006. At December 31, 2006, the Company recorded a receivable due from WPC in the amount of $1,715 related to reimbursable costs associated with the successful proxy fight to gain control of the WPC board in November 2006. Investments in available-for-sale securities represent an investment in the common stock of WPC.

A member of the Board of Directors serves as a Managing Director of Raymond James & Associates, Inc. Pursuant to an engagement agreement dated February 7, 2006, with respect to its services as an introducing agent in connection with the proposed merger with WPC, as discussed in Note V, the Company shall pay $3,000 to Raymond James & Associates upon completion of the merger.

NOTE T—SUPPLEMENTARY CASH FLOW INFORMATION

The Company acquired $2,512 in equipment under capital lease obligations for the year ended December 31, 2005.

The Company paid interest of $2,065 and $1,348 for the years ended December 31, 2006, 2005 and 2004, respectively, and $- for the initial period from November 9, 2004 through December 31, 2004. The LLC paid interest of $1,072 for the period January 1, 2004 through November 8, 2004.

The Company paid taxes of $6,351 and $4,377 for the years ended December 31, 2006 and 2005, respectively, and $- for the initial period from November 9, 2004 through December 31, 2004

The Company issued approximately 28,914 shares of common stock, valued at $14,475 in connection with its acquisitions of MV and USM.

Esmark Incorporated and Subsidiaries and Esmark LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2006, 2005 and 2004

(Amounts in thousands, except share and per share data)

The Company has issued or will issue approximately 2,949 shares of common stock, valued at $1,476, in connection with its acquisition of Premier; $561 or 1,119 shares have been recorded as issuable.

The Company recorded a beneficial conversion feature of $42,046 in connection with the modification of the preferred stock agreement.

The Company issued approximately 3,760 shares of preferred stock, valued at $3,761, as dividends on the preferred stock for the year ended December 31, 2006. In connection with the issuance of these preferred shares, Esmark recorded a beneficial conversion feature of $919 as described in Note U.

NOTE U—RESTATEMENT

During March of 2007, management and the board of directors determined that restatement of our previously issued consolidated financial statements for the year ended December 31, 2005 and the initial period from November 9, 2004 to December 31, 2004 was appropriate as a result of the errors noted below. The restatements did not have an impact on financial covenants under our revolving credit agreement. The restatements are a result of the following items:

•

An error in recording capital raising fees incurred in 2004. As a result, prepaid expense, other intangible assets, goodwill, deferred tax assets and preferred stock were overstated by $524, $-, $4,719, $-, and $5,243, respectively, at December 31, 2004 and $-, $789, $3,426, $55 and $5,243, respectively, at December 31, 2005. Additionally, as a result of this error, goodwill was determined to be impaired and a charge of $1,293 was recognized, selling, general and administrative expenses were overstated by $75 and income tax expense was understated by $285 for the year ended December 31, 2005. Upon recording such adjustments, goodwill was retested for impairment by management and determined not to be impaired.

•

An error in recording in-transit inventory that resulted in an overstatement of inventory and accrued income taxes of $277 and $111, respectively, at December 31, 2004 and an understatement of cost of goods sold and an overstatement of income tax expense for the period from November 9, 2004 to December 31, 2004 of these same amounts. As a result of this error, cost of goods sold was overstated and income tax expense was understated by $277 and $111, respectively, for the year ended December 31, 2005.

Additionally, during July of 2007, management and the board of directors determined that restatement of our previously issued consolidated financial statements for the years ended December 31, 2006 and 2005, and the initial period from November 9, 2004 to December 31, 2004 was appropriate as a result of the errors noted below. The restatements did not have an impact on financial covenants under our asset based revolver. The restatements are a result of the following items:

•

An error in recording the preferred stock issued as permanent equity, instead of temporary equity. The effect of the restatement on the financial statements at December 31, 2006 and 2005 was a decrease in stockholders’ equity and a corresponding increase in temporary equity of $170,518 and 166,757, respectively.

•

An error in not recording a beneficial conversion feature of $42,046, resulting from the preferred stock modification on July 31, 2006, and $919, resulting from the recording of preferred shares issuable as preferred stock dividends in December of 2006. The effect of the restatement on the financial statements at December 31, 2006 was a decrease in retained earnings and a corresponding increase in additional paid in capital of $42,965. The effect of the restatement on the financial statements for the year ended December 31, 2006 was an increase in the net loss per share available to common shareholders of $373.24, from $(106.23) to $(479.47).

Esmark Incorporated and Subsidiaries and Esmark LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2006, 2005 and 2004

(Amounts in thousands, except share and per share data)

The following is a summary of the impact of the restatements on our statement of income for the years ended December 31, 2006, 2005 and the initial period from November 9, 2004 to December 31, 2004:

	2004			2005			2006
	As previously reported	Adjustments	As restated	As previously reported	Adjustments	As restated	As previously reported	Adjustments	As restated
Net sales	$18,591	$—	$18,591	$412,817	$—	$412,817	$577,982	$—	$577,982
Cost of goods sold	15,982	277	16,259	373,759	(277)	373,482	512,760	—	512,760

Gross profit	2,609	(277)	2,332	39,058	277	39,335	65,222	—	65,222
Selling, general and administrative expenses	1,789	—	1,789	30,408	(75)	30,333	49,556	—	49,556
Impairment of goodwill	—	—	—	1,293	(1,293)	—	6,532	—	6,532

Income from operations	820	(277)	543	7,357	1,645	9,002	9,134	—	9,134
Other (expense) income, net	193	—	193	(1,001)	—	(1,001)	(2,078)	—	(2,078)

Income before taxes	1,013	(277)	736	6,356	1,645	8,001	7,056	—	7,056
Income tax provision (benefit)	227	(111)	116	2,892	396	3,288	3,669	—	3,669
Minority interest	—	—	—	—	—	—	142	—	142

Net income	$786	$(166)	$620	$3,464	$1,249	$4,713	$3,529	$—	$3,529

Earnings per share — basic and diluted	$(14.26)	$(2.69)	$(16.95)	$(145.16)	$15.40	$(129.36)	$(106.23)	$(373.24)	$(479.47)

The following is a summary of the impact of the restatements on our balance sheet at December 31, 2005 and 2006:

	2005			2006
	As previously reported	Adjustments	As restated	As previously reported	Adjustments	As restated
Other intangible assets, net	$37,605	$(789)	$36,816	$34,284	$—	$34,284
Goodwill	47,709	(3,426)	44,283	41,917	—	41,917
Total assets	268,363	(4,215)	264,148	345,766	—	345,766
Deferred income taxes	215	(55)	160	230	—	230
Total liabilities	64,148	(55)	64,093	101,578	—	101,578
Temporary Equity	—	166,757	166,757	—	170,518	170,518
Additional paid in capital	217,503	(171,828)	45,675	270,941	(127,377)	143,564
Accumulated deficit	(13,460)	1,083	(12,377)	(28,174)	(42,965)	(71,139)
Total stockholders’ equity	204,215	(170,917)	33,298	242,882	(170,518)	72,364
Total liabilities, temporary equity and stockholders’ equity	—	—	—	345,766	—	345,766

Notes A, B, G, H, L, M, N and O have been restated to reflect the adjustments described in this note.

Esmark Incorporated and Subsidiaries and Esmark LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2006, 2005 and 2004

(Amounts in thousands, except share and per share data)

NOTE V—SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

A summary of selected quarterly information for 2006 and 2005 is as follows:

2006	March 31	June 30	Sept 30	Dec 31	Total
Net Sales	$126,066	$145,277	$156,398	$150,241	$577,982
Cost of Goods Sales	110,454	126,589	137,487	138,230	512,760
Gross profit	15,612	18,688	18,911	12,011	65,222
Operating earnings	6,005	8,105	5,622	(10,598)	9,134
Net Earnings	2,791	3,796	2,531	(5,589)	3,529
Dividends on preferred stock	(4,241)	(4,288)	(45,806)	(4,388)	(58,723)
Net income applicable to common stock	(1,450)	(492)	(43,275)	(9,977)	(55,194)
Earnings per share—Basic and diluted	$(15.75)	$(5.23)	$(339.78)	$(69.19)	$(479.46)

2005	March 31	June 30	Sept 30	Dec 31	Total
Net Sales	$87,194	$104,443	$112,676	$108,504	$412,817
Cost of Goods Sales	78,581	95,966	102,776	96,159	373,482
Gross profit	8,613	8,477	9,900	12,345	39,335
Operating earnings	3,041	1,532	1,431	2,998	9,002
Net Earnings	1,713	704	656	1,640	4,713
Dividends on preferred stock	(2,836)	(3,728)	(4,335)	(4,335)	(15,234)
Net income applicable to common stock	(1,123)	(3,024)	(3,679)	(2,695)	(10,521)
Earnings per share—Basic and diluted	$(17.76)	$(38.65)	$(40.33)	$(29.55)	$(129.76)

The 2006 fourth quarter operating loss includes recognition of a non-cash goodwill and customer relationship impairment loss of $6,532. In addition, there was a series of nonrecurring expenses relating to an acquisition and pre-merger activity, including public relation efforts regarding a proxy contest.

NOTE W—SUBSEQUENT EVENTS

The Company anticipates a merger with Wheeling-Pittsburgh Corporation (“WPC”). On March 1, 2007, the Company entered into a guarantee for the benefit of one of WPC’s scrap suppliers to increase WPC’s credit with such supplier. The Company unconditionally guarantees the payment when due of all the payment obligations of WPC for the purchase of raw material from this supplier. The Company may, upon no less than sixty days prior written notice to the supplier of the release date, release itself from any further obligations under the guarantee. The guarantee is limited only by the level of outstanding obligation to this supplier.

On March 16, 2007, the Company entered into an Agreement and Plan of Merger and Combination with WPC, Clayton Acquisition Corporation (“New Esmark”), Wales Merger Corporation, a wholly-owned subsidiary of New Esmark (“WPC Merger Sub”), and Clayton Merger, Inc., a wholly-owned subsidiary of New Esmark (“Esmark Merger Sub”). The Agreement contemplates transactions by which the Company and Wheeling-Pitt will become wholly-owned subsidiaries of the new holding company, New Esmark.

As a result of the merger and in exchange for all of the issued and outstanding shares of the Company’s stock, the Company’s stockholders would receive 17.5 million shares of New Esmark common stock in the aggregate, plus additional shares of New Esmark common stock for any new equity raised by the Company prior to May 15, 2007.

On April 3, 2007, the Company paid the accrued dividends of $3,468.

CONDENSED UNAUDITED FINANCIAL STATEMENTS

INDEPENDENT STEEL COMPANY

JUNE 30, 2006 and 2005

Independent Steel Company

CONDENSED BALANCE SHEETS

June 30 and December 31

(unaudited)

	2006	2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$306,067	$5,512
Accounts receivable, net	6,059,168	5,841,909
Inventories, net	8,583,713	10,091,679
Prepaid expenses and other	109,133	101,689

Total current assets	15,058,081	16,040,789
NON CURRENT ASSETS
Property and equipment, net	3,219,085	3,348,149
Security deposits	2,980	5,174

Total non current assets	3,222,065	3,353,323

TOTAL ASSETS	$18,280,146	$19,394,112

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$3,326,921	$2,684,288
Demand note payable	3,025,000	4,514,000
Current portion of long-term debt	250,000	250,000
Accrued Expenses	567,916	457,748

Total current liabilities	7,169,837	7,906,036
NON-CURRENT LIABILITIES
Note payable, net of current portion	812,500	937,500

Total liabilities	7,982,337	8,843,536
STOCKHOLDERS’ EQUITY
Capital stock	57,618	57,618
Retained earnings	13,206,098	13,458,865

	13,263,716	13,516,483
Treasury stock, at cost	(2,965,907)	(2,965,907)

Total stockholders’ equity	10,297,809	10,550,576

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$18,280,146	$19,394,112

The accompanying notes are an integral part of these statements.

Independent Steel Company

CONDENSED STATEMENTS OF EARNINGS

For the six months ended June 30

(Unaudited)

	2006	2005
Net sales	$26,860,774	$30,622,809
Cost of goods sold	24,995,036	27,061,901

Gross profit	1,865,738	3,560,908
Selling, general and administrative expenses	1,437,155	1,235,636

Income from operations	428,583	2,325,272
Other income (expense)
Interest income (expense)	(112,245)	(193,974)
Miscellaneous expense	(16,905)	(22,424)

Other (expense) income, net	(129,150)	(216,398)

Net earnings	$299,433	$2,108,874

The accompanying notes are an integral part of these statements.

Independent Steel Company

CONDENSED STATEMENTS OF CASH FLOWS

For the six months ended June 30

(Unaudited)

	2006	2005
Cash flows from operating activities
Net earnings	$299,433	$2,108,874
Adjustments to reconcile net earnings to net cash provided by operating activities Depreciation and amortization	157,866	227,236
Changes in operating assets and liabilities
Accounts receivable	(217,259)	(556,561)
Inventories	1,507,965	4,019,021
Prepaid expenses and other	(7,444)	(30,629)
Accounts payable and accrued expenses	752,801	(2,572,112)

Net cash provided by operating activities	2,493,363	3,195,829
Cash flows from investing activities
Purchases of property and equipment	(26,608)	—

Net cash used in investing activities	(26,608)	—
Cash flows from financing activities
Repayment of asset-based revolver	(1,489,000)	(2,450,000)
Repayment of long term debt	(125,000)	(125,000)
Member distributions	(552,200)	(833,320)

Net cash used in financing activities	(2,166,200)	(3,408,320)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	300,555	(212,491)
Cash and cash equivalents, beginning of year	5,512	302,230

Cash and cash equivalents, end of period	$306,067	$89,739

The accompanying notes are an integral part of these statements.

Independent Steel Company

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS

June 30, 2006 AND 2005

NOTE A—NATURE OF OPERATIONS AND BASIS OF PRESENTATION

The condensed financial statements included herein have been prepared by Independent Steel Company (the “Company”), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. The Condensed Balance Sheet as of December 31, 2005 has been derived from the audited balance sheets as of that date. These condensed financial statements should be read in conjunction with the financial statements and the notes, attached on Form S-4 of Clayton Acquisition Corp., for the year ended December 31, 2005. In the opinion of management, the information contained herein reflects all adjustments necessary to make the results of operations for the interim periods a fair statement of such operations.

The Company performs a variety of metals processing and finishing services to customers located throughout North America. These services include slitting, blanking, and cut-to-length services for manufacturers in the automotive, construction, commercial products, and transportation markets.

The Company sells inventory to several affiliates at arm’s-length transactions. Sales to these affiliates were $1,449,626 and $1,622,799 for the six months ended June 30, 2006 and 2005, respectively. The Company has total receivables of $281,035 and $341,172 due from affiliates at June 30, 2006 and December 31, 2005, respectively.

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Concentrations

The Company typically maintains its cash in bank accounts which usually exceed federally insured limits. The Company believes it is not exposed to any significant credit risk on cash.

The Company purchased steel from two major vendors, comprising approximately 36% and 22% of raw materials for the six months ended June 30, 2006.

Inventories

The Company’s inventory is carried at the lower of cost or market with cost being determined using the last-in, first-out method. Significantly all inventory is raw material. If the first-in, first-out method of determining inventory cost had been utilized, inventories would have been approximately $ 4,212,870 and $3,815,000 higher than reported at June 30, 2006 and December 31, 2005, respectively.

Impairment of Long-Lived Assets

The Company evaluates long-lived assets, including property, plant and equipment, under the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. The criteria for determining impairment for such long-lived assets to be held and used is determined by comparing the carrying value of these long-lived assets to be held and used to management’s best estimate of future undiscounted cash flows expected to result from the use of the

Independent Steel Company

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS—(Continued)

June 30, 2006 AND 2005

assets. If the assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. The estimated fair value of the assets is measured by estimating the present value of the future discounted cash flows to be generated. There were no impairment losses for the six months ended June 30, 2006 and year ended December 31, 2005.

Advertising

The Company expenses advertising costs as incurred. Advertising expense was $-0- and $4,239 for the six months ended June 30, 2006 and 2005, respectively.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Changes in such estimates may affect amounts reported in future periods.

NOTE C—ACCOUNTS RECEIVABLE

Accounts receivable consist of the following at June 30 and December 31:

	2006	2005
Trade receivables	$6,096,755	$5,941,909
Less allowance for doubtful accounts	37,587	100,000

Net receivables	$6,059,168	$5,841,909

NOTE D—INVENTORIES

Inventories consisted of the following at June 30 and December 31:

	2006	2005
Total inventories	$12,796,583	$13,907,067
Less reserves LIFO	4,212,870	3,815,388

Inventories, net	$8,583,713	$10,091,679

NOTE E—DEMAND NOTE PAYABLE

On December 21, 2005, the Company refinanced its revolving credit facility (originally dated April 30, 2001) with a demand note payable under which it may borrow up to $11,000,000, with interest payable monthly at one of three optional interest rates selected by the Company at the time of borrowing. The interest rate options include the bank’s commercial prime rate, the bank’s internal money market rate plus 140 basis points, or the LIBOR rate plus 140 basis points. The money market rate is adjusted daily by the bank and interest on borrowings under this option is computed daily based upon the adjusted rate. The Company may elect the LIBOR rate option for periods of 30, 60 or 90 days on any amount borrowed under this facility. The agreement expires September 30, 2007; however, the note is classified as current due to its demand feature. Outstanding borrowings under this facility aggregated $3,025,000 at June 30, 2006, all of which was under the money market rate option (6.712% at June 30, 2006). This facility is secured by substantially all of the Company’s assets.

Independent Steel Company

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS—(Continued)

June 30, 2006 AND 2005

The credit agreement contains various restrictive covenants with respect to the Company’s leverage, net worth and working capital, and limits the Company’s ability to incur additional debt, make capital additions or make distributions. All covenants were either met or waived at June 30, 2006.

NOTE F—SUBSEQUENT EVENT

On July 31, 2006, the stockholders sold the net assets of the Company to Esmark Incorporated for a total sales price of $21,149,013.

INDEPENDENT STEEL COMPANY

FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2004

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors

Independent Steel Company

Valley City, Ohio

We have audited the accompanying balance sheets of Independent Steel Company (a Delaware corporation) as of December 31, 2005 and 2004, and the related statements of income, shareholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Independent Steel Company as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/    Hausser + Taylor LLC

Cleveland, Ohio

April 5, 2006

INDEPENDENT STEEL COMPANY

BALANCE SHEETS

December 31, 2005 and 2004

	2005	2004
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$5,512	$302,230
Trade receivables, net	5,841,909	6,963,093
Inventories	10,091,679	13,677,501
Other current assets	106,863	100,878

Total current assets	16,045,963	21,043,702
PROPERTY, PLANT AND EQUIPMENT, at cost
Land	197,439	197,439
Buildings and improvements	4,295,202	4,295,202
Equipment	6,133,827	6,183,956

	10,626,468	10,676,597
Less: accumulated depreciation	7,278,319	6,915,895

Property, plant and equipment, net	3,348,149	3,760,702

TOTAL ASSETS	$19,394,112	$24,804,404

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Current portion of long-term debt	$250,000	$395,000
Demand note payable	4,514,000
Accounts payable	2,684,288	4,054,962
Accrued liabilities	457,748	730,821

Total current liabilities	7,906,036	5,180,783
LONG-TERM DEBT, net of current portion
Revolving credit agreement		9,000,000
Term note payable	937,500	1,187,500

	937,500	10,187,500
SHAREHOLDERS’ EQUITY
Common stock, no par value, 146,800 shares authorized 10,040 shares outstanding	57,618	57,618
Retained earnings	13,458,865	12,344,410

	13,516,483	12,402,028
Treasury stock—19,928 shares, at cost	(2,965,907)	(2,965,907)

Total shareholders’ equity	10,550,576	9,436,121

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$19,394,112	$24,804,404

The accompanying notes are an integral part of these financial statements.

INDEPENDENT STEEL COMPANY

STATEMENTS OF INCOME

Years Ended December 31, 2005 and 2004

	2005	2004
NET SALES
Product sales	$54,307,519	$64,424,761
Scrap sales	644,588	994,630

	54,952,107	65,419,391
COST OF GOODS SOLD
Materials	45,514,539	54,691,657
Manufacturing expenses	2,655,239	2,761,477
Other	441,578	541,165

	48,611,356	57,994,299

GROSS PROFIT	6,340,751	7,425,092

SELLING EXPENSES	1,592,817	1,935,216

GENERAL AND ADMINISTRATIVE EXPENSES	1,801,399	2,813,028

OPERATING INCOME	2,946,535	2,676,848

OTHER INCOME (EXPENSES)
Interest expense	(365,429)	(224,957)
Other	119,669	(56,871)

	(245,760)	(281,828)

NET INCOME	$2,700,775	$2,395,020

The accompanying notes are an integral part of these financial statements.

INDEPENDENT STEEL COMPANY

STATEMENTS OF SHAREHOLDERS’ EQUITY

Years Ended December 31, 2005 and 2004

	Common Stock	Retained Earnings	Treasury Stock	Total Shareholders’ Equity
BALANCE—JANUARY 1, 2004	$57,618	$12,203,370	$(2,965,907)	$9,295,081
Net income		2,395,020		2,395,020
Distributions		(2,253,980)		(2,253,980)

BALANCE—DECEMBER 31, 2004	57,618	12,344,410	(2,965,907)	9,436,121
Net income		2,700,775		2,700,775
Distributions		(1,586,320)		(1,586,320)

BALANCE—DECEMBER 31, 2005	$57,618	$13,458,865	$(2,965,907)	$10,550,576

The accompanying notes are an integral part of these financial statements.

INDEPENDENT STEEL COMPANY

STATEMENTS OF CASH FLOWS

Years Ended December 31, 2005 and 2004

	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,700,775	$2,395,020
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation	443,668	471,574
Gain on sale of property, plant and equipment	(9,064)	(8,959)
Changes in operating assets and liabilities:
Trade receivables	1,121,184	(1,736,549)
Inventories	3,585,822	(4,354,318)
Other current assets	(5,985)	(24,272)
Accounts payable and accrued liabilities	(1,643,747)	1,407,605

Total adjustments	3,491,878	(4,244,919)

Net cash provided (used) by operating activities	6,192,653	(1,849,899)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(50,051)	(220,786)
Proceeds from sale of property, plant and equipment	28,000	22,000

Net cash used by investing activities	(22,051)	(198,786)
CASH FLOWS FROM FINANCING ACTIVITIES
Net (payments) borrowings under revolving credit agreement	(9,145,000)	4,849,000
Net borrowings on demand note payable	4,514,000
Repayments on term note	(1,500,000)	(250,000)
Proceeds from term note	1,250,000
Distributions to shareholders	(1,586,320)	(2,253,980)

Net cash (used) provided by financing activities	(6,467,320)	2,345,020

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(296,718)	296,335

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	302,230	5,895

CASH AND CASH EQUIVALENTS AT END OF YEAR	$5,512	$302,230

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$383,040	$212,471

The accompanying notes are an integral part of these financial statements.

INDEPENDENT STEEL COMPANY

NOTES TO FINANCIAL STATEMENTS

December 31, 2005 and 2004

Note 1. Organization and Summary of Significant Accounting Policies

A. Organization—Independent Steel Company (the Company) is in the business of processing and selling steel. The Company primarily services the automotive and construction industries.

The Company sells inventory to several affiliates at arm’s length transactions. Sales to these affiliates were $2,908,442 and $3,093,856 for the year ended December 31, 2005 and 2004, respectively. The Company has total receivables of $341,172 and $456,996 due from affiliates at December 31, 2005 and 2004, respectively.

B. Cash and Cash Equivalents—Cash and cash equivalents include cash and short-term highly liquid investments which have original maturities of three months or less.

C. Trade Receivable—The Company extends unsecured credit to customers under normal trade agreements which range from 30-60 days. The Company does not charge interest on overdue balances. The Company has provided for an allowance for doubtful accounts based on management’s estimate of the collectibility of accounts receivable. The allowance for doubtful accounts was $100,000 at December 31, 2005 and 2004, respectively. There was no bad debt expense for the year ended December 31, 2005. Bad debt expense was approximately $198,000 for the year ended December 31, 2004.

D. Inventories—Inventories consist of steel and are valued using the last-in, first-out (LIFO) method of determining inventory cost. Significantly all inventory is raw material. If the first-in, first-out (FIFO) method of determining inventory cost had been utilized, inventories would have been approximately $3,815,000 and $6,188,000 higher than reported at December 31, 2005 and 2004, respectively.

If inventories reflected in the financial statements had been computed on the FIFO basis, net income would have been decreased by approximately $2,373,000 and increased by approximately $4,892,000 for the years ended December 31, 2005 and 2004, respectively.

During 2005, inventory quantities were reduced, resulting in liquidations of prior LIFO Inventory layers. Since the cost of such layers were lower than the cost of current year purchases, the effect of the layer liquidation was to decrease cost of sales and increase net income by approximately $5,005,000 for the year ended December 31,2005.

E. Depreciation—Additions and major renewals are capitalized. Depreciation for financial and federal income tax reporting is computed using straight-line and declining-balance methods over the following useful lives:

Estimated Life
Buildings and Improvements	15-40 years
Equipment	3-15 years

Maintenance and repairs are charged to operations as incurred.

F. Revenue Recognition— The Company generally recognizes revenue when products are shipped, which is when title and risk of loss has passed to the customer. Amounts billed to customers for shipping and handling are included in net sales, and the related costs are included in selling expenses.

INDEPENDENT STEEL COMPANY

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2005 and 2004

G. Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

H. Concentration of Credit Risk—The Company places its temporary cash investments with high credit quality financial institutions which may exceed federally insured amounts at times.

Note 2. Notes Payable

Notes Payable consist of the following as of December 31, 2005 and 2004:

	2005	2004
Demand note payable	$4,514,000
Revolving credit agreement	—	$9,145,000
Term note (refinanced in 2005) payable in 20 quarterly principal installments of $62,500 until December 2010. Interest is payable monthly at the bank’s money market rate plus a variable add on (5.65% at December 31, 2005). This note is secured by a blanket lien on all assets.	1,187,500	1,437,500

	5,701,500	10,582,500
Less current portion	4,764,000	395,000

	$937,500	$10,187,500

On December 21, 2005, the Company refinanced its revolving credit facility (originally dated April 30, 2001), with a demand note payable under which it may borrow up to $11,000,000 with interest payable monthly at one of three optional interest rates, selected by the Company at the time of borrowing. The interest rate options include the bank’s commercial prime rate; the bank’s internal money market rate plus 140 basis points; or the LIBOR rate plus 140 basis points. The money market rate is adjusted daily by the bank and interest on borrowings under this option is computed daily based upon the adjusted rate. The Company may elect the LIBOR rate option for periods of 30, 60 or 90 days on any amount borrowed under this facility. The agreement expires September 30, 2007, however the note is classified as current due to its demand feature. Outstanding borrowings under this facility aggregated $4,514,000 for the year ended December 31, 2005, all of which was under the money market rate option (5.65% at December 31, 2005). This facility is secured by substantially all of the Company’s assets.

The credit agreement contains various restrictive covenants with respect to the Company’s leverage, net worth and working capital, and limits the Company’s ability to incur additional debt, make capital additions or make distributions. As of December 31, 2005, the Company was in compliance with all covenants under the credit agreement or obtained waivers.

Management believes the carrying value of long-term debt approximates fair value, as the Company’s debt arrangements bear interest at rates that vary based on the bank’s commercial prime rate, the bank’s internal money market rate or LIBOR.

INDEPENDENT STEEL COMPANY

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2005 and 2004

Future maturities of the term note obligation:

2006	$250,000
2007	250,000
2008	250,000
2009	250,000
2010	187,500

$1,187,500

Note 3. Income Taxes

In 1982, the Company and its shareholders elected to be taxed as an S Corporation. As such, the taxable income or loss of the Company will be included in the individual tax returns of the shareholders for federal and state income tax purposes.

Note 4. Profit Sharing and Pension Plans

The Company has a qualified profit sharing plan for eligible nonunion employees. Contributions to the plan are made at the discretion of the Board of Directors, provided that such contributions do not exceed the maximum amount permitted under the Internal Revenue Code as a deductible expense. There were no contributions made for the year ended December 31, 2005. Authorized contributions to the plan totaled approximately $241,000 for the year ended December 31, 2004.

The Company’s union employees are covered by a union-sponsored, collectively bargained, multiemployer pension plan (the “Plan”). The Company contributed and charged to expense approximately $110,000 and $122,000 for the years ended December 31, 2005 and 2004, respectively. These contributions are determined in accordance with the provisions of a negotiated labor contract and generally are based on the number of man-hours worked. As of December 31, 2004, the latest valuation date, the plan administrators indicate that there would be an estimated withdrawal liability of $786,700 for unfunded benefit obligations. The Plan is subject to the provisions of the Multiemployer Pension Plan Amendments Act of 1980 (the “Act”). Under the Act, participating employers are required to fund their unfunded vested benefits, if they either withdraw from the Plan or the Plan terminates.

FINANCIAL STATEMENTS AND REPORT OF

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

MIAMI VALLEY STEEL SERVICE, INC.

MAY 13, 2005

Report of Independent Certified Public Accountants

Board of Directors

Miami Valley Steel Service, Inc.

We have audited the accompanying balance sheet of Miami Valley Steel Service, Inc. (the “Company”) as of May 13, 2005, and the related statements of earnings, changes in stockholders’ equity and comprehensive income (loss) and cash flows for the period from January 1, 2005 through May 13, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America as established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Miami Valley Steel Service, Inc. as of May 13, 2005, and the results of its operations and its cash flows for the period from January 1, 2005 through May 13, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/    Grant Thornton LLP

Chicago, Illinois

June 8, 2007

Miami Valley Steel Service, Inc.

BALANCE SHEET

May 13, 2005

ASSETS
Current Assets
Cash	$584
Accounts receivable, net	17,060,021
Inventories, net	32,774,448
Prepaid expenses and other	229,024

Total current assets	50,064,077

Property and Equipment
Land	1,026,680
Buildings	8,596,386
Equipment and furniture	22,974,812
Trucks and other vehicles	790,293

Total property and equipment	33,388,171
Less accumulated depreciation and amortization	(19,328,543)

Property and equipment, net	14,059,628

Other Assets
Security deposits	4,375

Total Assets	$64,128,080

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$7,963,629
Demand note payable	9,550,000
Note payable, current portion	540,000
Accrued expenses	552,610
Bank overdraft	179,607
Accrued taxes	578,486

Total current liabilities	19,364,332

Non-current liability
Note payable, net of current portion	11,080,000

Total liabilities	30,444,332

Stockholders’ Equity
Common stock, stated value $50 per share; 5,000 shares authorized; 600 shares issued and outstanding	30,000
Retained earnings	33,653,748
Accumulated other comprehensive income (loss)	—

Total stockholders’ equity	33,683,748

Total liabilities and stockholders’ equity	$64,128,080

The accompanying notes are an integral part of this statements.

Miami Valley Steel Service, Inc.

STATEMENT OF EARNINGS

Period from January 1, 2005 through May 13, 2005

Net sales	$59,783,175
Cost of goods sold	49,736,555

Gross profit	10,046,620
Selling, general and administrative expenses	6,398,751

Earnings from operations	3,647,869
Other expenses
Interest	(800,846)
Miscellaneous	(127,366)

Total other expenses	(928,212)

Net Earnings	$2,719,657

The accompanying notes are an integral part of this statements.

Miami Valley Steel Service, Inc.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

AND COMPREHENSIVE INCOME (LOSS)

Period from January 1, 2005 through May 13, 2005

	Comprehensive income	Common stock	Retained earnings	Accumulated other comprehensive income (loss)	Total stockholders’ equity
Balance, January 1, 2005		$30,000	$38,968,225	$(250,150)	$38,748,075
Net earnings	$2,719,657	—	2,719,657	—	2,719,657
Settlement of interest rate swap agreement	250,150	—	—	250,150	250,150

Comprehensive income	$2,969,807

Distributions—cash		—	(3,044,665)	—	(3,044,665)
Distributions of notes receivable		—	(4,989,469)	—	(4,989,469)

Balance, May 13, 2005		$30,000	$33,653,748	$—	$33,683,748

The accompanying notes are an integral part of this statements.

Miami Valley Steel Service, Inc.

STATEMENT OF CASH FLOWS

Period from January 1, 2005 through May 13, 2005

Cash flows from operating activities
Net earnings	$2,719,657
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	686,602
Loss on sale of property and equipment	10,111
Changes in assets and liabilities
Accounts receivable	(1,745,613)
Inventories	852,214
Prepaid expenses and other	(125,297)
Accounts payable	(22,314)
Accrued expenses	(442,888)
Accrued taxes	(88,620)

Net cash provided by operating activities	1,843,852
Cash flows from investing activities
Officer’s life insurance proceeds	77,627
Issuance of note receivable	(2,290,839)
Proceeds from sale of property and equipment	3,783
Purchases of property and equipment	(119,736)

Net cash used in investing activities	(2,329,165)

Cash flows from financing activities
Proceeds from asset-based revolver	8,512,547
Repayment of long-term debt	(4,982,569)
Member distributions	(3,044,665)

Net cash provided by financing activities	485,313

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	—
Cash and cash equivalents, beginning of period	584

Cash and cash equivalents, end of period	$584

The accompanying notes are an integral part of this statements.

Miami Valley Steel Service, Inc.

NOTES TO FINANCIAL STATEMENTS

May 13, 2005

NOTE A—ORGANIZATION

Miami Valley Steel Service, Inc. (the “Company”) is engaged in steel slitting, shearing, sheeting and edge conditioning operations in its Piqua, Ohio manufacturing facility. The principal raw material used in operations is excess prime steel. The Company markets its products primarily to customers located east of the Mississippi River.

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

ACCOUNTS RECEIVABLE AND CREDIT POLICIES

Accounts receivable are uncollateralized customer obligations due under normal trade terms generally requiring payment within 30 days from the invoice date. Specific customers may have payment terms in excess of 30 days, which is determined by management on an individual customer basis. Accounts receivable are stated at the amount billed to the customer. Payments of accounts receivable are allocated to the specific invoices identified on the customer’s remittance advice. If unspecified, payments are applied to the earliest unpaid invoices. A receivable is considered past due if payments have not been made for 60 days. At 120 days, the Company may turn the account over for collection. Accounts are written off when turned over for collection. Subsequent recoveries are recorded against bad debt expense.

The carrying amount of accounts receivable is reduced by a valuation allowance that reflects management’s best estimate of the amounts that will not be collected. Management individually reviews each customer for uncollectible amounts based on an assessment of current creditworthiness. No allowance for doubtful accounts was recorded at May 13, 2005. Accounts receivable have been pledged as collateral on certain notes payable as further described in note D.

INVENTORIES

Inventories are valued at the lower of cost or market. Costs are determined by the first-in, first-out method.

Inventory is comprised of the following amounts at May 13, 2005:

Raw materials	$29,884,443
Finished goods	2,890,005

$32,774,448

Miami Valley Steel Service, Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

May 13, 2005

PROPERTY AND EQUIPMENT

Items capitalized as part of property and equipment are valued at cost.

Depreciation for financial reporting purposes is provided in amounts sufficient to charge the cost of the respective assets to operations over their estimated useful lives, which range from three to thirty-nine years. Depreciation expense totaled $686,602 for the period from January 1, 2005 through May 13, 2005. Depreciation for tax reporting purposes is computed using the applicable accelerated rates. Impairment of asset value is recognized whenever events or changes in circumstances indicate that carrying amounts are not recoverable.

REVENUE RECOGNITION

Revenue from the sale of products is recognized when title, ownership and risk of loss is transferred to the customer, which coincides with the time such products are shipped.

COMPREHENSIVE INCOME (LOSS)

Comprehensive income (loss) represents net earnings and any revenues, expenses, gains and losses that, under accounting principles generally accepted in the United State of America, are excluded from net earnings and recognized directly as a component of stockholders’ equity. Components include net earnings and deferred cost associated with an interest rate swap.

S CORPORATION ELECTION

In July 1988, the Company elected to become an S Corporation for federal income tax purposes. As an S Corporation, the stockholders are responsible for reporting corporate profit or loss on their individual income tax returns each year.

ADVERTISING EXPENSES

Advertising expenses are expensed in the month incurred. Advertising expense for the period from January 1, 2005 through May 13, 2005, totaled $37,542.

NOTE C—CONCENTRATIONS OF CREDIT RISK

Financial instruments, which potentially subject the Company to significant concentrations of credit risk, consist primarily of trade accounts receivable. The concentrations of credit risk with respect to trade accounts receivable are, in management’s opinion, limited due to customer diversity and geographic dispersion. Credit losses consistently have been minimal during the Company’s history.

The Company maintains its cash deposits accounts at commercial banks. At times, account balances may exceed federally insured limits. The Company has not experienced any losses on these accounts and management believes that the Company is not exposed to any significant risk on cash accounts.

NOTE D—CREDIT AGREEMENT

The Company has total credit of $16,000,000 available through a revolving line of credit with National City Bank. The $16,000,000 credit is comprised of a $5,000,000 long-term revolving note payable described in note E and an $11,000,000 line of credit available for business operations. At May 13, 2005, $9,550,000 had been drawn against this line of credit. Effective September 29, 2003, borrowings are subject to interest at LIBOR plus a

Miami Valley Steel Service, Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

May 13, 2005

factor based on the Company’s ratio of funded debt to earnings before interest, taxes, depreciation and amortization (“EBITDA”), currently 3.66%. This rate is adjusted quarterly. Prior to that date, borrowings were subject to interest at LIBOR plus 2%. All principal balances are due on demand and subject to review on April 30, 2006. This line of credit is collateralized by accounts receivable, inventory and equipment, and guaranteed by the Company’s majority stockholder.

NOTE E—LONG-TERM DEBT

The Company’s long-term debt consists of the following at May 13, 2005:

Variable rate taxable mortgage/lien note payable to note holders dated July 2, 2001, collateralized by a mortgage on the manufacturing facility in Piqua, Ohio, and individually guaranteed by the Company’s majority stockholder. This note bears interest at a rate determined by the remarketing agent that would enable the remarketing agent to sell the notes (maximum rate cannot exceed 12%) and is subject to a redemption schedule with a final maturity on February 1, 2017. At May 13, 2005, this rate was 3.11%.	$3,155,000

Variable rate taxable mortgage/lien note payable to note holders dated February 1, 1997, collateralized by a mortgage on the manufacturing facility in Piqua, Ohio, and equipment and guaranteed by the Company’s majority stockholder. The note bears interest at a rate determined by the remarketing agent that, when combined with the 30-day commercial paper rate, would enable the remarketing agent to sell the notes (maximum rate cannot exceed 12%). At May 13, 2005, this rate was 2.83%. This note is subject to a redemption schedule with a final maturity on February 1, 2016.	3,465,000

Revolving note payable to a bank dated May 28, 1999, and modified on May 30, 2001, September 29, 2003 and August 4, 2004, collateralized by accounts receivable, inventories and equipment and guaranteed by the Company’s majority stockholder. Draws on this note bear interest at the LIBOR rate plus applicable margin that is based on the ratio of the Company’s funded debt to EBITDA (currently 3.66%). Interest-only payments are due through March 31, 2006. The entire unpaid principal balance and unpaid interest are due on April 30, 2006.	5,000,000

11,620,000
Less amounts due within one year	540,000

$11,080,000

The combined aggregate maturities and sinking fund requirements for the five years subsequent to May 13, 2005, are as follows:

Remainder of 2005	$310,000
2006	5,540,000
2007	575,000
2008	580,000
2009	480,000
2010	445,000
Thereafter	3,690,000

$11,620,000

Miami Valley Steel Service, Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

May 13, 2005

The loan agreement relating to the notes payable to a bank covering the above notes and credit agreement (note D) contains various covenants pertaining to maintenance of minimum net worth requirements, a fixed charge coverage ratio, capital expenditures and dividend restrictions. At May 13, 2005, the Company was not in violation of any covenants. At May 13, 2005, the Company had accrued interest in the amount of $123,390.

NOTE F—LEASES

The Company leases certain equipment and tractors under operating leases that expire at various dates through 2010. Required minimum annual payments under these lease agreements are as follows:

Year ended December 31,
Remainder of 2005	$142,567
2006	239,696
2007	234,171
2008	153,430
2009	92,367
2010	11,262

$873,493

Lease expense for the period from January 1, 2005 through May 13, 2005, totaled $101,854.

NOTE G—RELATED-PARTY TRANSACTIONS

The Company is related, through stock ownership and family affiliations, to Lindsey Steel Processing, Inc. and Greenpoint Metals, Inc. The Company’s transactions and balances with these affiliates were as follows for the period from January 1, 2005 through May 13, 2005:

Greenpoint Metals, Inc.
Sales to affiliate	$589,050
Management fee charged to affiliate	54,300
Purchases from affiliate	22,553

The Company distributed notes receivable totaling $4,989,469 to its majority stockholder.

NOTE H—BENEFIT PLANS

The Company sponsors a defined contribution profit-sharing 401(k) plan covering employees who are at least 21 years of age and have worked at least 1,000 hours during the year prior to the plan entry dates. Contributions to the 401(k) plan consist of employee pretax contributions determined as a percentage of each participating employee’s compensation. The Company may make discretionary matching contributions up to a specified limit and additional discretionary non-elective profit-sharing contributions. The Company’s expense for contributions to the plan for the period from January 1, 2005 through May 13, 2005, were $44,724.

The Company participates in a self-insured health plan that includes all employees. A stop-loss clause limits claims to a maximum of $50,000 annually for any individual. Above that level, the insurance carrier assumes the liability. The Company’s net expense related to the plan was $304,389 for the period from January 1, 2005 through May 13, 2005.

Miami Valley Steel Service, Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

May 13, 2005

NOTE I—INTEREST RATE SWAP

Prior to May 13, 2005, the Company had entered into an interest rate swap. As of December 31, 2004, the Company’s liability was $250,150. The Company settled this liability on May 11, 2005, which totaled $221,000.

NOTE J—SUBSEQUENT EVENT

On May 13, 2005, the stockholders sold the capital stock of the Company for a total sales price of $82,471,717. All long-term debt, including interest, was paid off at the time of sale.

MIAMI VALLEY STEEL SERVICE, INC.

Financial Statements

Year ended December 31, 2004

Independent Auditor’s Report

The Board of Directors

Miami Valley Steel Service, Inc.

We have audited the accompanying balance sheet of Miami Valley Steel Service, Inc. (an Ohio corporation) as of December 31, 2004, and the related statements of income, retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurances about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the accompanying financial statements referred to above present fairly, in all material respects, the financial position of Miami Valley Steel Service, Inc. as of December 31, 2004, and the results of its operations and cash flows in conformity with accounting principles generally accepted in the United States of America

/s/    Murray Wells Wendeln & Robinson CPAs, Inc.

April 26, 2007

Piqua, Ohio

Miami Valley Steel Service, Inc.

BALANCE SHEET

December 31, 2004

ASSETS

Current Assets:

Cash and cash equivalents	$584
Accounts receivable—trade	15,072,864
Accounts receivable—employees	29,738
Accounts receivable—officer	203,133
Accounts receivable—affiliate	8,673

Notes receivable within one year	2,254,000
Interest receivable on notes	33,281
Inventories	33,626,662
Prepaid expenses	103,726

Total current assets	51,332,661

Property, Plant, and Equipment:

Land and land improvements	1,026,679
Building	8,596,386
Equipment and furniture	22,791,589
Transportation equipment	790,293
Construction in progress	147,574

33,352,521
Less accumulated depreciation	18,712,132

Total property, plant and equipment	14,640,389

Other Assets

Notes receivable after one year	411,349
Cash surrender value, officers’ life insurance	77,627
Deposits	4,375
Loan costs and prepaid interest, net	162,078

Total other assets	655,429

Total assets	$66,628,479

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:

Bank overdraft	$2,394,538
Note payable, National City Bank	1,037,453
Current maturities, long-term debt	1,388,548
Accounts payable, trade	5,771,012
Accrued compensation	547,397
Accrued profit sharing	377,853
Accrued commissions	20,476
Accrued and withheld payroll taxes	49,772
Accrued city income tax	270,821
Accrued state income tax	9,250
Accrued property tax	387,035

Total current liabilities	12,254,155

Long-term liabilities:

Long-term debt	15,376,099
Deferred cost of interest rate swap	250,150

Total long-term liabilities	15,626,249

Stockholders’ Equity:

Common stock, 5,000 shares authorized, stated value $50 per share, 600 shares issued and outstanding	30,000

Retained earnings	38,968,225

Accumulated other comprehensive loss	(250,150)

Total stockholders’ equity	38,748,075

$66,628.479

See accompanying notes.

Miami Valley Steel Service, Inc.

STATEMENT OF INCOME

Year ended December 31, 2004

Sales	$151,883,256

Costs of Goods Sold:
Inventories at beginning of year	16,435,391
Steel purchases, processing, and freight	118,272,283
Direct labor and overhead	4,406,918
Inventory at end of year	(33,626,662)

Total cost of goods sold	105,487,930

Gross margin	46,395,326

Operating expenses	29,005,959

Operating income	17,389,367

Other expense (income):

Interest expense	579,505
Interest income	(100,066)
Rent income	(903)
Bad debt (recoveries) expense	(3,503)
Management fee income	(144,000)
City income tax expense	300,000
State income tax expense	15,000
(Gain) Loss on sale of assets	(59,433)
Use tax	6,678

Net other expense	593,278

Net income	$16,796,089

See accompanying notes.

Miami Valley Steel Service, Inc.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

Year ended December 31, 2004

	Common Stock	Retained Earnings	Accumulated Other Comprehensive Income	Total Stockholders’ Equity	Comprehensive Income
Balance January 1, 2004	$30,000	$24,977,907	$(396,434)	$24,611,473
Net income		16,796,089		16,796,089	$16,796,089
Deferred income associated with interest rate swap			146,284	146,284	146,284

Comprehensive income					$16,942,373

Distributions to stockholders		(2,805,771)		(2,805,771)

Balance December 31, 2004	$30,000	$38,968,225	$(250,150)	$33,748,075

See accompanying notes

Miami Valley Steel Service, Inc.

STATEMENT OF CASH FLOWS

Year ended December 31, 2004

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income	$16,796,089

Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	2,510,367
(Gain) Loss on sale of assets	(59,433)
Officers’ life insurance income	(728)

Increase (decrease) in cash arising from changes in assets and liabilities:

Accounts and interest receivable	(5,987,680)
Inventories	(17,191,271)
Prepaid expenses	67,636
Accounts payable	1,373,290
Accrued expenses	411,727

Net cash used by operating activities	(2,080,003)

CASH FLOWS FROM INVESTING ACTIVITIES:

Increase in investment in notes receivable	(724,768)
Collection of notes receivable	283,634
Premiums on life insurance policies	(4,250)
Proceeds from sale of equipment	1,133,602
Additions to property and equipment	(1,062,991)

Net cash used by investing activities	(374,773)

CASH FLOWS FROM FINANCING ACTIVITIES:

Increase (decrease) bank overdraft	2,394,538
Proceeds from issuance of long-term debt	5,000,000
Principal payments on long-term debt	(1,753,935)
Net draws (repayments) on short-term borrowings	(1,701,129)
Distributions to stockholders	(2,805,771)

Net cash provided by financing activities	1,133,703

Net decrease in cash and cash equivalents	(1,321,073)

Cash at beginning of year	1,321,657

Cash at end of year	$584

SUPPLEMENTAL INFORMATION:
Interest paid	$580,405

Income taxes refunded	$37,861

See accompanying notes.

Miami Valley Steel Service, Inc.

NOTES TO FINANCIAL STATEMENTS

Year ended December 31, 2004

NOTE 1—ORGANIZATION

The Company is engaged in steel slitting, shearing, sheeting and edge conditioning operations in its Piqua, Ohio, manufacturing facility. The principal raw material used in operations is excess prime steel. The Company markets its products primarily to customers located east of the Mississippi River.

NOTE 2—SUMMARY OF ACCOUNTING POLICIES

METHOD OF ACCOUNTING

The Company uses the accrual method of accounting.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS

The Company considers all highly liquid instruments with an initial maturity of three months or less to be cash equivalents at the time of purchase.

ACCOUNTS RECEIVABLE AND CREDIT POLICIES

Accounts receivable are uncollateralized customer obligations due under normal trade terms generally requiring payment within 30 days from the invoice date. Specific customers may have payment terms in excess of 30 days, which is determined by management on an individual customer basis. Accounts receivable are stated at the amount billed to the customer. Payments of accounts receivable are allocated to the specific invoices identified on the customer’s remittance advice. If unspecified, payments are applied to the earliest unpaid invoices. A receivable is considered past due if payments have not been made for 60 days. At 120 days, the Company may turn the account over for collection. Accounts are written off when turned over for collection. Subsequent recoveries are recorded against bad debt expense.

The carrying amount of accounts receivable is reduced by a valuation allowance that reflects management’s best estimate of the amounts that will not be collected. Management individually reviews each customer for uncollectible amounts based on an assessment of current creditworthiness. No allowance for doubtful accounts was recorded at December 31, 2004. Accounts receivable have been pledged as collateral on certain notes payable as further described in Note 4.

INVENTORIES

Inventories are valued at the lower of cost or market. Costs are determined by the first-in, first-out (FIFO) method.

Year-end inventories are comprised of the following amounts:

Raw materials	$29,362,360
Finished goods	4,264,302

$33,626,662

Miami Valley Steel Service, Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Year ended December 31, 2004

PROPERTY AND EQUIPMENT

Items capitalized as part of property and equipment are valued at cost.

DEPRECIATION

Depreciation for financial reporting purposes is provided in amounts sufficient to charge the cost of the respective assets to operations over their estimated useful lives, which range from three to thirty-nine years. Depreciation expense totaled $2,510,267 for the year ended December 31, 2004. Depreciation for tax reporting purposes is computed using the applicable accelerated rates. Impairment of asset value is recognized whenever events or changes in circumstances indicate that carrying amounts are not recoverable

S-CORPORATION ELECTION

In July 1988, the Company elected to become an S-Corporation for federal income tax purposes. As an S-Corporation, the stockholders are responsible for reporting corporate profit or loss on their individual income tax returns each year.

ADVERTISING EXPENSES

Advertising expenses are expensed in the month incurred. Advertising expense for year ended December 31, 2004 totaled $25,215.

OTHER ASSETS

Included in other assets are amounts for prepaid interest and loan costs. These assets are amortized on a straight-line basis over the following estimated useful lives:

Prepaid interest - 15 years

Loan costs - 7-20 years

Amortization for prepaid interest and loan costs are classified as a component of interest expense and totaled $30,668 for the year ended December 31, 2004.

FINANCIAL INSTRUMENTS

Derivative financial instruments are limited in use and are not entered into for speculative purposes. The carrying value of the Company’s derivative interest approximates fair value. The estimated fair value amount has been determined using available market information or other appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop estimates of fair value: therefore, the estimates are not necessarily indicative of the amounts that could be realized or would be paid in a current market exchange. The effect of using different market assumptions and/or estimation methodologies may be material to the estimated fair value amounts.

COMPREHENSIVE INCOME

Comprehensive income represents net income and any revenues, expenses, gains and losses that, under accounting principles generally accepted in the United States of America are excluded from net income and recognized directly as a component of stockholders’ equity. Components include net income and the deferred cost associated with an interest rate swap.

Miami Valley Steel Service, Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Year ended December 31, 2004

NOTE 3—CONCENTRATIONS OF CREDIT RISK

Financial instruments, which potentially subject the Company to significant concentrations of credit risk, consist primarily of trade accounts receivable. The concentrations of credit risk with respect to trade receivable are, in management’s opinion, limited due to customer diversity and geographic dispersion. Credit losses consistently have been minimal during the Company’s history.

The Company maintains its cash deposits accounts at commercial banks. At times, account balances may exceed federally insured limits. The Company has not experienced any losses on these accounts, and management believes that the Company is not exposed to any significant risk on cash accounts.

NOTE 4—CREDIT AGREEMENT

The Company has total credit of $16,000,000 available through a revolving line-of-credit with National City Bank. The $16,000,000 credit is comprised of a $5,000,000 long-term revolving note payable described in Note 5 and an $11,000,000 line of credit available for business operations. At December 31, 2004, $1,037,453 had been drawn against this line of credit. Effective September 29, 2003, borrowings are subject to interest at the LIBOR plus a factor based on the Company’s ratio of funded debt to EBITDA (Earnings Before Interest, Taxes, Depreciation, Amortization), currently 3.66%. This rate is adjusted quarterly. All principal balances are due on demand and subject to review on April 30, 2006. This line of credit is collateralized by accounts receivable, inventory and equipment, and individually guaranteed by the Company’s majority stockholder.

NOTE 5—LONG-TERM DEBT

The Company’s long-term debt at December 31, 2004 consists of the following:

Variable rate taxable mortgage/lien note payable to note holders dated July 2, 2001, collateralized by a mortgage on the manufacturing facility in Piqua, Ohio, and individually guaranteed by the Company’s majority stockholder. This note bears interest at a rate determined by the remarketing agent that would enable the remarketing agent to sell the notes (maximum rate cannot exceed 12%), and is subject to a redemption schedule with a final maturity on February 1, 2017.	$3,305,000

Variable rate taxable mortgage/lien note payable to note holders dated February 1, 1997, collateralized by a mortgage on the manufacturing facility in Piqua, Ohio, and equipment and individually guaranteed by the Company’s majority stockholder. This note bears interest at a rate determined by the remarketing agent that when combined with the 30-day commercial paper rate, would enable the remarketing agent to sell the notes (maximum rate cannot exceed 12%). This note is subject to a redemption schedule with a final maturity on February 1, 2016.	3,585,000

Note payable to National City Bank, dated September 29, 2003, collateralized by accounts receivable, inventories and equipment and individually guaranteed by the Company’s majority stockholder, The note bears interest at a rate equal to LIBOR plus a factor based on the Company’s ratio of “‘Funded Debt’ to EBITDA. The rate is adjusted quarterly. Monthly principal payments of $61,905 commenced January 2004 and are scheduled to end in December 2010.	4,457,140

Miami Valley Steel Service, Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Year ended December 31, 2004

Revolving note payable to National City Bank dated May 28, 1999, and modified on May 30, 2001, September 29, 2003 and August 4, 2004, collateralized by accounts receivable, inventories and equipment and guaranteed by the Company’s majority stockholder. Draws on this note bear interest at the LIBOR rate plus an “Applicable Margin” that is based on the ratio of the Company’s ‘Funded Debt” to EBITDA (currently 3.66%). Interest only payments are due through March 31, 2006. The entire unpaid principal balance and unpaid interest are due on April 30, 2006.	5,000,000

Mortgage note payable to National City Bank, dated February 11, 1988, amended March 1994, collateralized by first mortgage on manufacturing facility in Piqua, Ohio, and guaranteed by the Company’s majority stockholder. Requires monthly payments totaling $4,385, including interest at 2.25% above the three year U.S. Treasury rate, with final maturity in February 2009.	201,128

Mortgage note payable to National City Bank, dated May 19,1993, collateralized by a mortgage on the manufacturing facility in Piqua, Ohio, and individually guaranteed by the Company’s majority stockholder. From May 1, 1997 through maturity, the interest rate will be adjusted every three years to an amount 2.5% in excess of the three-year U.S. Treasury rate. This note requires monthly payments of $4,387, including interest and the entire unpaid principal balance together with interest is due on May 1, 2008	157,662

Notes payable to General Motors Acceptance Corporation. collateralized by automobiles. These notes bear zero interest and are payable in monthly payments totaling $3,927, with final maturity in April 2008.	58,717

$16,764,647
Less amounts due within one year	1,388,548

$15,376,099

The combined aggregate maturities and sinking fund requirements for the five years subsequent to December 31, 2004 are 2005 – $1,388,548; 2006 – $6,393,513; 2007 –$1,433,704; 2008 – $1,399,075: 2009 – $1,231,967: thereafter – $4,917,840.

The loan agreement relating to the notes payable to National City Bank, covering the above notes and credit agreement (see Note 4) contains various covenants pertaining to maintenance of minimum net worth requirements, a fixed charge coverage ratio, capital expenditures, and dividend restrictions.

NOTE 6—FINANCIAL INSTRUMENTS

The Company has entered into an interest rate swap contract under which the Company agrees to pay a fixed rate of interest. This contract is considered to be a hedge against rising interest rates associated with the Company’s variable-rate debt obligations. Interest rate swaps are contractual agreements between two parties for the exchange of interest payments on notional principal amounts at agreed upon fixed or floating rates, for defined time periods. The notional amounts of the contract are not exchanged. No other cash payments are made unless the contract is terminated prior to maturity, in which case the amount paid or received in settlement is established by an agreement at the time of termination, and usually represents the net present value, at current rates of interest, of the remaining obligations to exchange payments under the terms of the contract.

This interest rate swap contract is reflected at fair value in the Company’s balance sheet and the related gains or losses on this contract are deferred in stockholders’ equity as a component of comprehensive income.

Miami Valley Steel Service, Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Year ended December 31, 2004

These deferred gains or losses are then amortized as an adjustment to interest expense over the same period in which the related interest payments being hedged are recognized in income. However, to the extent that any of these contracts are not considered to be perfectly effective in offsetting the change in the value of interest payments being hedged, any changes in fair value relating to the ineffective portion of these contracts are immediately recognized in income. The net effect of this accounting on operating results is that interest expense on the portion of variable-rate debt being hedged is generally recorded based on fixed interest rates.

At December 31, 2004, the Company had an interest rate swap on outstanding notes payable of $3,585,000. This agreement terminates on May 1, 2008. The variable rate is linked to the 30-day commercial paper rate plus the market increment as determined by the remarketing agent (2.25% at December 31r 2004). The fixed interest rate provided by the swap on the variable rate debt is 5.9%. As of December 31, 2004, the fair value of this interest rate swap was a liability of $250,150.

In the unlikely event that the counter party fails to perform under the contract, the Company bears the credit risk that payments due the Company may not be collected.

NOTE 7—LEASES

The Company leases certain equipment and tractors under operating leases that expire at various dates through 2010. Required minimum annual payments under these lease agreements are as follows:

2005	$205,088
2006	$186,365
2007	$177,191
2008	$123,906
2009	$75,538

Lease expense for the year ended December 31, 2004 totaled $259,059.

NOTE 8—RELATED PARTY TRANSACTIONS

The Company is related, through stock ownership and family affiliations to Lindsey Steel Processing, Inc. and Greenpoint Metals, Inc. The Company’s transactions and balances with these affiliates were as follows at December 31, 2004:

Greenpoint Metals;
Sales to affiliate	$972,981
Management fee charged to affiliate	144,000
Purchases from affiliates	336,533
Due to affiliate at December 31	$5,926

At December 31, 2004, the Company’s majority stockholder had been advanced $203,133. These advances bore interest at Applicable Federal Rates.

NOTE 9—BENEFIT PLANS

Tile Company sponsors a defined contribution profit-sharing 401(k) plan covering employees who are at least 21 years of age and have worked at least 1,000 hours during the year prior to the plan entry dates.

Miami Valley Steel Service, Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Year ended December 31, 2004

Contributions to the 401(k) plan consist of employee pre-tax contributions determined as a percentage of each participating employee’s compensation. The Company may make discretionary matching contributions up to a specified limit and additional discretionary non-elective profit sharing contributions, The Company’s expense for contributions to the plan was $455,900 in 2004.

The Company participates in a self-insured health plan that includes all employees. A stop-loss clause limits claims to a maximum of $50,000 annually for any individual. Above that level, the insurance carrier assumes the liability. In 2004, the Company’s net expense related to the plan was approximately $874,000.

NOTE 10—NOTES RECEIVABLE

Notes receivable at December 31, 2004 consist of the following:

Notes receivable, secured by borrower’s signature, bearing interest at 3.5%, due December 31, 2003.	$2,240,000
(Maturity has been extended by mutual agreement between the Company and the borrower.)
Notes receivable from employees, secured by borrowers’ signatures, bearing interest at the Company’s average monthly line of credit borrowing rate. Payments are due in 180 consecutive monthly installments of $1,175 plus interest, with final maturity in March 2018.	425,349

2,665,349
Less amounts due within one year	(2,254,000)

$411,349

NOTE 11—NON-CASH TRANSACTIONS

In 2004, the Company traded in two pieces of equipment for new equipment and received trade-in allowances of $11,750. These amounts are not reflected in the Statement of Cash Flows.

NOTE 12—SUBSEQUENT EVENTS

On May 13, 2005, the stockholders sold the capital stock of the Company for a total price of $82,471,000.

CENTURY STEEL LLC

CONDENSED UNAUDITED FINANCIAL STATEMENTS

SEPTEMBER 30, 2004 and 2003

Century Steel LLC

CONDENSED BALANCE SHEETS

September 30 and December 31

(Unaudited)

	2004	2003
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,383,558	$3,451,338
Accounts receivable, net	11,210,471	6,956,900
Inventories, net	6,865,353	9,784,380
Loan receivable	2,965,000	—
Prepaid expenses and other	537,128	461,427

Total current assets	22,961,510	20,654,045
NON CURRENT ASSETS
Property and equipment, net	917,138	958,066
Other receivables	966,607	801,496

TOTAL ASSETS	$24,845,255	$22,413,607

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$8,514,185	$5,874,378
Accrued expenses	2,627,752	848,539

Total current liabilities	11,141,937	6,722,917
MEMBERS’ EQUITY	13,703,318	15,690,690

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$24,845,255	$22,413,607

The accompanying notes are an integral part of these financial statements.

Century Steel LLC

CONDENSED STATEMENTS OF EARNINGS

For the nine months ended September 30

(Unaudited)

	2004	2003
Net sales	$101,018,088	$53,195,383
Cost of goods sold	82,241,894	44,050,942

Gross profit	18,776,194	9,144,441
Selling, general and administrative expenses	6,822,870	5,012,825

Income from operations	11,953,324	4,131,616
Other income (expense)
Interest income	65,306	—
Interest expense	—	(33,708)
Miscellaneous income (expense)	20,000	27,989

Other income (expense), net	85,306	(5,719)

Net Earnings	$12,038,630	$4,125,897

The accompanying notes are an integral part of these financial statements.

Century Steel LLC

CONDENSED STATEMENTS OF CASH FLOWS

For the nine months ended September 30

(Unaudited)

	2004	2003
Cash flows from operating activities
Net earnings	$12,038,630	$4,125,897
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities
Depreciation and amortization	68,190	68,570
Loss on sale of property and equipment	20,000	—
Changes in operating assets and liabilities
Accounts receivable	(4,253,571)	(909,007)
Inventories	2,919,027	2,605,140
Prepaid expenses and other	(75,701)	(163,500)
Other receivables	(165,111)	(177,350)
Accounts payable	2,639,807	(1,955,330)
Accrued expenses	1,779,213	(655,565)

Net cash provided by operating activities	14,970,484	2,938,855
Cash flows from investing activities
Loan receivable, net	(2,965,000)	(1,950,000)
Purchases of property and equipment	(47,262)	(42,367)

Net cash used in investing activities	(3,012,262)	(1,992,367)
Cash flows from financing activities
Member distributions	(14,026,002)	(656,267)

Net cash used in financing activities	(14,026,002)	(656,267)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(2,067,780)	290,221
Cash and cash equivalents, beginning of year	3,451,338	122,000

Cash and cash equivalents, end of period	$1,383,558	$412,221

The accompanying notes are an integral part of these financial statements.

Century Steel LLC

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS

September 30, 2004 and 2003

NOTE A—NATURE OF OPERATIONS AND BASIS OF PRESENTATION

The condensed financial statements included herein have been prepared by Century Steel LLC (the “Company”), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. The Condensed Balance Sheet as of December 31, 2003 has been derived from the audited balance sheets as of that date. These condensed financial statements should be read in conjunction with the financial statements and the notes, attached on Form S-4 of Clayton Acquisition Corporation, for the year ended December 31, 2003. In the opinion of management, the information contained herein reflects all adjustments necessary to make the results of operations for the interim periods a fair statement of such operations.

The Company performs a variety of flat-rolled steel processing and finishing services. These services include slitting, blanking, cut-to-length, and leveling services according to customer specifications in the agricultural, appliance, automotive, construction, fabrication and metal stamping industries and are located throughout the United States, primarily in the Midwest.

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Other Receivables

The Company has a split-dollar life insurance arrangement with an officer. The Company expects to recover all premiums paid on the death of the insured. Other receivables, representing the cash surrender value of the policy, at September 30, 2004 and December 31, 2003, were $966,607 and $801,496, respectively.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Changes in such estimates may affect amounts reported in future periods.

NOTE C—ACCOUNTS RECEIVABLE

Accounts receivable consist of the following at September 30, 2004 and December 31, 2003:

	2004	2003
Trade receivables	$11,447,980	$7,206,900
Less allowance for doubtful accounts	237,509	250,000

Accounts receivable, net	$11,210,471	$6,956,900

Century Steel LLC

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS—(Continued)

September 30, 2004 and 2003

NOTE D—INVENTORIES

At September 30, 2004 and December 31, 2003, inventories determined using the LIFO method are approximately $14,509,000 and $8,962,000, respectively, less than the amounts that would have been reported had they been valued at replacement cost.

If inventories reflected in the financial statements had been computed on the first-in, first-out (“FIFO”) basis, pretax income would have been increased by approximately $5,547,000 and decreased by approximately $4,477,000 for the nine months ended September 30, 2004 and 2003, respectively.

NOTE E—LINE OF CREDIT

The Company and its parent, Century America LLC (“CA LLC”) have entered into a line of credit-agreement with LaSalle Bank National Association that expires on July 31, 2005. The agreement provides maximum borrowings on a revolving line of credit of the lesser of (1) $20,000,000 or (2) the sum of certain percentages of eligible accounts receivable and eligible inventories, as defined, which are collateralized by substantially all of the assets of CA LLC and the Company. A minimum of $4,000,000 of borrowings is available to the Company by agreement of the members of the Company. CA LLC has amounts outstanding under the line of credit At September 30, 2004 and 2003; however, the Company has no amounts outstanding as of such date.

NOTE F—MEMBERS’ EQUITY

Income is allocated, based on varying percentages, to the members on a LIFO basis. Income or loss resulting from changes in the LIFO reserve below $10,399,245 will be allocated to the Class A member. Distributions to members are based on FIFO income. At September 30, 2004 and December 31, 2003, the remaining distributions due to the members were $3,843,353 and $94,896, respectively. The Company shall continue to operate until December 31, 2049, unless sooner terminated by its members.

Upon dissolution of the Company, after payment of debts and liabilities, Class A members receive distributions in an amount equal to the Class A member preference amount, which is the fair market value of the net assets contributed at the time of the Company agreement, with remaining amounts being equally distributed to Class A and Class B members.

Class A and Class B members do not have any personal liability to the Company, creditors or any other third party for the debts, liabilities and commitments of the Company.

NOTE G—RELATED PARTY DISCLOSURES

During 2004 and 2003, the Company made short-term loans to CA LLC. Interest income related to these loans was $54,807 and $4,195 for the nine months ended September 30, 2004 and 2003, respectively. At September 30, 2004 and December 31, 2003 the short-term loan balances due from CA LLC were $2,965,000 and $-0-, respectively.

CA LLC performs administrative, legal and accounting services for the Company. Charges to the Company for these services were $112,500 and $112,500 for the nine months ended September 30, 2004 and 2003, respectively, and are included in selling, general and administrative expenses.

Century Steel LLC

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS—(Continued)

September 30, 2004 and 2003

NOTE H—CONCENTRATIONS

Cash Balances in Excess of Insured Limits

The Company maintains all demand deposits with two financial institutions, the balances of which from time to time may exceed federally insured limits. The Company believes it is not exposed to any significant credit risk on cash.

Major Customer

Sales to one customer during the nine months ended 2003 represented more than 10% of the Company’s net sales. Amounts receivable from such customer approximated 1% of total accounts receivable at September 30, 2003.

Major Suppliers

The Company purchased steel from three major vendors, comprising approximately 23%, 15% and 13% of raw materials for the nine months ended September 30, 2004. For the nine months ended September 30, 2003, the Company purchased approximately 24% and 21%, of raw materials from two vendors.

NOTE I—SUBSEQUENT EVENTS

On December 30, 2004, the members sold the net assets of the Company to Esmark Incorporated for a total sales price of $39,578,293.

Century Steel LLC

Financial Statements

December 31, 2003, 2002 and 2001

Independent Auditors’ Report

Members of Century Steel LLC

We have audited the accompanying balance sheets of Century Steel LLC as of December 31, 2003 and 2002, and the related statements of income and changes in members’ equity and of cash flows for each of the years in the three year period ending December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Century Steel LLC as of December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the years in the three year period ending December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

/s/    Altschuler, Melvoin and Glasser LLP

Chicago, Illinois

March 29, 2004

Century Steel LLC

BALANCE SHEETS

December 31,

	2003	2002
Assets
Current assets
Cash	$3,451,338	$122,000
Accounts receivable, net of allowance for doubtful accounts of $250,000 in 2003 and 2002	6,956,900	5,353,483
Inventories	9,784,380	10,705,780
Prepaid expenses and other assets	461,427	329,070

Current Assets	20,654,045	16,510,333
Property, plant and equipment, net	958,066	1,003,643
Other receivables	801,496	636,701

Total Assets	$22,413,607	$18,150,677

Liabilities and Members’ Equity
Current liabilities
Accounts payable	$5,874,378	$4,910,565
Accrued expenses	848,539	1,546,456

Current Liabilities	6,722,917	6,457,021
Members’ equity	15,690,690	11,693,656

Total Liabilities and Members’ Equity	$22,413,607	$18,150,677

See accompanying notes.

Century Steel LLC

STATEMENTS OF INCOME AND CHANGES IN MEMBERS’ EQUITY

Years ended December 31,

	2003	2002	2001
Net sales	$70,263,066	$85,979,142	$72,027,393
Costs of goods sold	58,895,299	79,956,961	55,562,169

Gross profit	11,367,767	6,022,181	16,465,224
Selling, general and administrative expenses	6,705,770	7,973,530	6,866,861

Income (loss) from operations	4,661,997	(1,951,349)	9,598,363
Interest income (expense), net	(8,885)	154,518	157,045

Net income (loss)	4,653,112	(1,796,831)	9,755,408
Members’ equity
Beginning of year	11,693,656	21,085,123	16,816,192
Distributions to members	(656,078)	(7,594,636)	(5,486,477)

End of year	$15,690,690	$11,693,656	$21,085,123

See accompanying notes.

Century Steel LLC

STATEMENTS OF CASH FLOW

Years ended December 31,

	2003	2002	2001
Operating activities
Net income (loss)	$4,653,112	$(1,796,831)	$9,755,408
Depreciation and amortization	91,054	139,967	161,962
Changes in
Accounts receivable	(1,603,417)	1,845,357	1,268,832
Inventories	921,400	1,733,325	(227,729)
Prepaid expenses and other assets	(132,357)	(26,078)	(47,339)
Other receivables	(164,795)	(160,752)	(129,624)
Accounts payable	963,813	1,817,157	(1,006,914)
Accrued expenses	(697,917)	649,287	(112,236)

Net cash provided by operating activities	4,030,893	4,201,432	9,662,360

Investing activities
Purchases of property and equipment	(45,477)	(98,491)	(669,188)

Net cash used in investing activities	(45,477)	(98,491)	(669,188)

Financing activities
Distributions to members	(656,078)	(7,594,636)	(5,486,477)

Net cash used in financing activities	(656,078)	(7,594,636)	(5,486,477)

Increase (decrease) in cash	3,329,338	(3,491,695)	3,506,695
Cash
Beginning of year	122,000	3,613,695	107,000

End of year	$3,451,338	$122,000	$3,613,695

See accompanying notes.

Century Steel LLC

NOTES TO FINANCIAL STATEMENTS

December 31, 2003, 2002 and 2001

Note 1 Nature of Operations

Century Steel LLC (“LLC”) is a distributor of flat-rolled steel. The LLC processes larger steel coils by “slitting” them into narrower coils or cutting them into sheets, according to customer specifications. Customers include the agricultural, appliance, automotive, construction, fabrication and metal stamping industries and are located throughout the United States, primarily in the Midwest.

On March 14, 2000, Century America Corporation (“CAC”) contributed the operating assets and liabilities of the Century Steel Division of CAC (“Division”) (not including $16,750,000 of the advance to CAC) to the LLC, a Delaware limited liability company organized on December 14, 1999 by CAC and the Division’s Chief Executive Officer. The LLC recorded the assets and liabilities of the Division at the Division’s historical cost because there was no change in control resulting from this transaction. Subsequent to the transaction, all of the Division’s business was conducted by the LLC.

On May 1, 2002, CAC Holdings, Inc., formerly Century America Corporation, contributed its interest in the LLC to Century America LLC (“CA LLC”).

Note 2 Summary of Significant Accounting Policies

Receivables and Credit Policies—The Company grants trade credit to its customers located throughout the United States. Receivables are valued at management’s estimate of the amount that will ultimately be collected. The Company carries insurance on trade receivables. Payments of accounts receivable are allocated to the specific invoices identified on the customer’s remittance advice. The allowance for doubtful accounts is based on specific identification of doubtful accounts and the Company’s historical collection experience.

Inventories—Inventories, which consist primarily of raw materials, are stated at the lower of cost or market. Cost is determined on the last-in, first-out (LIFO) method.

Property, Plant and Equipment—Property, plant and equipment are carried at cost. Major renewals and improvements are charged to the property accounts while replacements, maintenance and repairs which do not improve or extend the lives of the respective assets are expensed currently. Depreciation and amortization are computed over estimated useful lives principally under various accelerated methods. When property is retired or otherwise disposed of, the cost and the related accumulated depredation are removed from the accounts and any resulting gain or loss is included in operations.

Revenue Recognition—The Company generally recognizes revenue when products are shipped, which is when title and risk of loss has passed to the customer. Amounts billed to customers for shipping and handling are included in net sales, and the related costs are included in cost of goods sold.

Advertising—The Company expenses advertising costs as incurred.

Income Taxes—The Company is taxed as a partnership whereby income of the LLC is allocated to and reported in each member’s federal income tax return. Accordingly, no liability or provision for federal income taxes is reflected in the financial statements, nor are any deferred taxes provided for temporary differences between tax and financial reporting. The LLC, however, is subject to certain state taxes.

Century Steel LLC

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2003, 2002 and 2001

Use of Estimates—The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Note 3 Inventories

At December 31, 2003 and 2002, inventories determined using the last-in, first-out (LIFO) method are approximately $8,962,000 and $13,524,000, respectively, less than the amounts that would have been reported had they been valued at replacement cost.

If inventories reflected in the financial statements had been computed on the FIFO basis, pretax income would have been reduced by approximately $4,562,000 for the year ended December 31, 2003 and the pretax loss would have been reduced by approximately $9,311,000 for the year ended December 31, 2002. Pretax income would have been reduced by approximately $6,381,000 for the year ended December 31, 2001.

During 2003 and 2002, inventory quantities were reduced, resulting in liquidations of prior LIFO inventory layers. Since the cost of such layers were lower than the cost of current purchases, the effect of the layer liquidation was to decrease cost of sales and increase pretax income by $986,000 for the year ended December 31, 2003 and reduce the pretax loss by approximately $870,000 for the year ended December 31, 2002.

Note 4 Property, Plant and Equipment

Property, plant and equipment at December 31, 2003 and 2002 consist of:

	2003	2002
Land	$101,693	$101,693
Buildings and improvements	1,097,009	1,097,009
Machinery and equipment	6,161,352	6,115,875

	7,360,054	7,314,577
Accumulated depreciation	(6,401,988)	(6,310,934)

	$958,066	$1,003,643

The provision for depreciation was $91,054, $139,967 and $161,962 for the years ended December 31, 2003, 2002 and 2001, respectively.

Note 5 Line of Credit

On May 1, 2002, and most recently amended July 31, 2003, CA LLC and the LLC entered into an agreement, expiring on July 31, 2004, with LaSalle Bank National Association (“LaSalle Agreement”) providing maximum borrowings on a revolving line of credit of the lesser of (i) $20,000,000 or (ii) the sum of certain percentages of eligible accounts receivable and eligible inventories, as defined, which are collateralized by substantially all of the assets of CA LLC and the LLC. A minimum of $4,000,000 of borrowings is available to the LLC by agreement of the members of the LLC. CA LLC has amounts outstanding under the line of credit at December 31, 2003 and 2002, however the LLC has no amounts outstanding as of such date. Upon expiration, management expects the bank to renew the line of credit for at least one year with similar terms and conditions.

Century Steel LLC

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2003, 2002 and 2001

Note 6 Members’ Equity

The LLC was capitalized by CAC’s (Class A Member) contribution of the operating assets and liabilities of the Division and a cash contribution by the Division’s Chief Executive Officer (Class B Member). Income is allocated, based on varying percentages, to the members on a LIFO basis. Income or loss resulting from changes in the LIFO Reserve below $10,399,245 (the amount at March 14, 2000) will be allocated to the Class A member. Distributions to members are based on FIFO income. At December 31, 2003 and 2002, the remaining distributions due to the members were $94,896 and $651,755, respectively. During 2003, management distributed $647,901 of the December 31, 2002 remaining distributions to members. The LLC shall continue to operate until December 31, 2049, unless sooner terminated by its members.

Upon dissolution of the LLC, after payment of debts and liabilities, Class A members receive distributions in an amount equal to the Class A Member Preference Amount, which is the fair market value of the net assets contributed by CAC at the time of the LLC agreement, with remaining amounts being equally distributed to Class A and Class B members. Class A equity is $16,126,435 and $12,540,073, and Class B equity is $(435,745) and $(846,417), respectively, at December 31, 2003 and 2002.

Class A and Class B members do not have any personal liability to the LLC, creditors or any other third party for the debts, liabilities and commitments of the LLC.

Note 7 Lease Commitments

The LLC leased land and buildings from an affiliate through October 2001 at annual rentals of $114,000. In November 2001, the LLC exercised its option and purchased the leased land and buildings from the affiliate for approximately $508,000. The LLC also leases and occupies a warehouse at annual rentals of $51,600 through February 2005.

The LLC has entered into two separate sale/leaseback arrangements in 1997 and 2000 for slitters. The terms of the 1997 and 2000 operating leases consist of annual lease payments of $236,820 through November 2005 and $247,663 through September 2007, respectively.

Rent expense was approximately $536,000, $536,000 and $635,000 for each of the years ended December 31, 2003, 2002 and 2001.

Future minimum lease payments required under operating leases are as follows:

2004	$484,000
2005	465,000
2006	248,000
2007	186,000

$1,383,000

Note 8 Employee Benefit Plans

The LLC provides a 401(k) plan covering substantially all nonunion employees. Under this plan, the LLC contributes $800 for each qualified employee. Additionally, the plan provides for an employer matching contribution of 25 percent of employee contributions up to a maximum matching contribution of $600 for qualified employees. The LLC contributed approximately $75,000, $85,500 and $88,300 to the plan for the years ended December 31, 2003, 2002 and 2001, respectively.

Century Steel LLC

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2003, 2002 and 2001

The LLC expensed approximately $127,000, $151,000 and $153,000 for the years ended December 31, 2003, 2002 and 2001, respectively, for contributions to a multi-employer defined contribution plan as determined by the collective bargaining agreement covering union employees.

Note 9 Transactions with Related Parties

During 2003, 2002 and 2001, the LLC made short-term loans to CA LLC. Interest income related to these loans was $17,722, $128,825 and $96,145 for the years ended December 31, 2003, 2002 and 2001, respectively. There were no loans to CA LLC outstanding at December 31, 2003 and 2002.

The LLC has a split-dollar life insurance arrangement with an officer. The LLC expects to recover all premiums paid on the death of the insured. Other receivables, representing the cash surrender value of the policy, at December 31, 2003 and December 31, 2002, were $801,496 and $636,701, respectively.

CA LLC performs administrative, legal and accounting services for the Company. Charges to the Company for these services were $150,000 in each of the years ended December 31, 2003, 2002 and 2001 and are included in selling, general and administrative expenses.

Note 10 Concentrations

Cash Balances in Excess of Insured Limits—The LLC maintains all demand deposits with two financial institutions, the balances of which from time-to-time may exceed federally insured limits.

Major Customer—Sales to one customer during both 2003 and 2002 represented more than 10 percent of the LLC’s net sales. Amounts receivable from such customer approximated 1 percent and 14 percent of total accounts receivable at December 31, 2003 and 2002, respectively.

Major Suppliers—Purchases from three suppliers in 2003 and four suppliers in 2002 and 2001 represented 54 percent, 51 percent and 52 percent of total material purchases for the years ended December 31, 2003, 2002 and 2001, respectively. Amounts payable to such suppliers amounted to 26 percent and 46 percent of total accounts payable at December 31, 2003 and 2002, respectively.

Note 11 Contingencies

The LLC is involved in certain matters of litigation, substantially all of which have arisen in the ordinary course of business. It is the opinion of the management that these matters are either adequately covered by insurance or that the resulting liability, if any, from these actions and other pending claims will not materially affect the LLC’s financial position.

Annex A—Merger Agreement

Annex B—Fairness Opinion

Annex C—Incentive Compensation Plan

Annex D—DGCL Section 262

Annex A

AGREEMENT AND PLAN OF MERGER AND COMBINATION

among

CLAYTON ACQUISITION CORPORATION,

WHEELING-PITTSBURGH CORPORATION,

WALES MERGER CORPORATION,

ESMARK INCORPORATED,

and

CLAYTON MERGER, INC.

Dated as of March 16, 2007

As Amended October 22, 2007

(continued)

(continued)

(continued)

AGREEMENT AND PLAN OF MERGER AND COMBINATION (this “Agreement”), dated as of March 16, 2007 and amended as of October 22, 2007, among Clayton Acquisition Corporation, a Delaware corporation formed by Esmark (“NewCo”), Wheeling-Pittsburgh Corporation, a Delaware corporation (“WPC”), Wales Merger Corporation, a Delaware corporation (“WPC Merger Sub”) and wholly owned subsidiary of NewCo, Esmark Incorporated, a Delaware corporation (“Esmark”), and Clayton Merger, Inc., a Delaware corporation (“Esmark Merger Sub”) and wholly owned subsidiary of NewCo. Certain terms used in this Agreement are used as defined in Section 8.10.

WHEREAS, the Boards of Directors of the parties hereto (WPC acting with the recommendation of the Special Committee for approval) have unanimously approved this Agreement and deem it advisable and in the best interests of their respective corporations and stockholders that WPC and Esmark enter into a strategic business combination to advance the long-term business interests of WPC and Esmark; and

WHEREAS, such strategic business combination of WPC and Esmark will be effected pursuant to the terms of this Agreement by means of separate transactions, the consummation of each of which is a condition to the consummation of the other, in which WPC Merger Sub will merge with and into WPC (the “WPC Merger”), and Esmark Merger Sub will merge with and into Esmark (the “Esmark Merger”), whereupon WPC and Esmark will each become a wholly owned subsidiary of NewCo, and the stockholders of WPC and the stockholders of Esmark will become stockholders of NewCo (the “Combination”); and

WHEREAS, on or before the completion of the Combination, NewCo will change its name to “Esmark Incorporated”; and

WHEREAS, as an inducement and a condition to WPC entering into this Agreement, certain stockholders of Esmark have entered into a Voting Agreement with WPC (the “Voting Agreement”), dated as of the date hereof pursuant to which each such stockholder has, among other things, agreed to vote or consent in writing with respect to such shares of Esmark Common Stock and/or Esmark Preferred Stock owned thereby in favor of the transactions contemplated herein in connection with the Esmark Stockholder Approval (as defined below), in each case upon the terms and subject to the conditions set forth in the Voting Agreement; and

WHEREAS, for Federal income tax purposes, it is intended that the Combination shall qualify either (i) as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or (ii) as an integrated series of transfers under Section 351 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE COMBINATION

1.1 The Combination.

(a) The WPC Merger. At the Effective Time, WPC Merger Sub shall be merged with and into WPC in accordance with the DGCL and upon the terms set forth in this Agreement, and the separate existence of WPC Merger Sub will cease and WPC shall be the surviving corporation. As a result of the WPC Merger, WPC shall become a wholly owned direct subsidiary of NewCo.

(b) The Esmark Merger. At the Effective Time, Esmark Merger Sub shall be merged with and into Esmark in accordance with the DGCL and upon the terms set forth in this Agreement, and the separate existence of Esmark Merger Sub will cease and Esmark shall be the surviving corporation under the name “Esmark Steel Service Group, Inc.” or such other name as NewCo may determine in it sole discretion. As a result of the Esmark Merger, Esmark shall become a wholly owned direct subsidiary of NewCo.

(c) The Certificates of Merger; Effective Time. Upon the terms and subject to the conditions set forth in this Agreement: (i) a certificate of merger in such form as is required in order to effect the WPC Merger under the relevant provisions of the DGCL, and (ii) a certificate of merger in such form as is required in order to effect the Esmark Merger under the relevant provisions of the DGCL (collectively, the “Certificates of Merger”) shall each be duly prepared, executed and acknowledged by the appropriate party or parties and thereafter delivered to the Secretary of State of the State of Delaware for filing as provided in the DGCL, as soon as practicable on or prior to the Closing Date. The Combination, including the WPC Merger and the Esmark Merger, shall become effective upon the filing of the Certificates of Merger with the Secretary of State of the State of Delaware or at such time thereafter as is provided in the Certificates of Merger (the “Effective Time”).

1.2 Closing. The closing of the Combination (the “Closing”) shall take place at 10:00 a.m. (Pittsburgh time) on a date to be specified by the parties (the “Closing Date”), which date shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of McGuireWoods LLP, Dominion Tower, 625 Liberty Avenue, 23rd Floor, Pittsburgh, Pennsylvania 15222, unless another date or place is agreed to in writing by the parties hereto.

1.3 Certificates of Incorporation and By-laws.

(a) On or immediately before the Closing Date, NewCo shall amend and restate its certificate of incorporation and by-laws to conform with the certificate of incorporation and by-laws set forth in Exhibit A attached hereto.

(b) At the Effective Time, the certificate of incorporation and by-laws of WPC Merger Sub as in effect immediately prior to the WPC Merger (substantially in the form attached hereto as Exhibit B or as the same may be amended pursuant to mutual consent of NewCo, WPC Merger Sub and WPC prior to the Effective Time) shall become the certificate of incorporation and by-laws of WPC as the surviving corporation of the WPC Merger; and

(c) At the Effective Time, the certificate of incorporation and by-laws of Esmark Merger Sub (substantially in the form attached hereto as Exhibit C) as in effect immediately prior to the Effective Time shall become the certificate of incorporation and by-laws of Esmark as the surviving corporation of the Esmark Merger.

1.4 Directors and Officers.

(a) NewCo:

(i) At the Effective Time, the directors of NewCo shall be comprised of thirteen (13) directors, consisting of all eleven (11) directors of WPC as of the date hereof and two (2) designees of Esmark, or such replacements as may be approved by Esmark and WPC prior to the Closing Date, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of NewCo.

(ii) At the Effective Time, the officers of NewCo shall be those persons identified on Exhibit D. Such officers shall hold such offices until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of NewCo.

(b) WPC:

(i) The directors of WPC Merger Sub shall be the directors of WPC as the surviving corporation of the WPC Merger. Such directors shall serve as directors of WPC until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of WPC as in effect beginning at the Effective Time.

(ii) The officers of WPC shall continue to be the officers of WPC as the surviving corporation of the WPC Merger. Such officers shall hold such offices until their respective successors are duly appointed and qualified of their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of WPC as in effect beginning at the Effective Time.

(c) Esmark:

(i) The directors of Esmark Merger Sub shall be the directors of Esmark as the surviving corporation of the Esmark Merger. Such directors shall serve as directors of Esmark until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of Esmark as in effect beginning at the Effective Time.

(ii) The officers of Esmark shall continue to be the officers of Esmark as the surviving corporation of the Esmark Merger. Such officers shall hold such offices until their respective successors are duly appointed and qualified of their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of Esmark as in effect beginning at the Effective Time.

ARTICLE II

EFFECT OF THE COMBINATION ON THE CAPITAL STOCK OF THE

CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES;

STOCK OPTIONS

2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Combination, including the WPC Merger and the Esmark Merger, and without any action on the part of the holder of any shares of WPC Common Stock, Esmark Common Stock, Esmark Preferred Stock or capital stock of NewCo, WPC Merger Sub or Esmark Merger Sub:

(a) Conversion of WPC Merger Sub Shares. The issued and outstanding shares of the capital stock of WPC Merger Sub shall be converted into and become 1,000 fully paid and nonassessable shares of common stock, par value $0.001 per share, of WPC, as the surviving corporation of the WPC Merger.

(b) Conversion of Esmark Merger Sub Shares. The issued and outstanding shares of the capital stock of Esmark Merger Sub shall be converted into and become 1,000 fully paid and nonassessable shares of common stock, par value $0.001 per share, of Esmark, as the surviving corporation of the Esmark Merger.

(c) Conversion of the Esmark Shares. Subject to Section 2.10, stockholders of Esmark shall be entitled to receive the following (the “Esmark Merger Consideration”):

(i) Each issued and outstanding share of Esmark Common Stock (each, an “Esmark Common Share”), other than Esmark Common Shares issued and held in the treasury of Esmark, shall be converted into and shall become, by virtue of the Esmark Merger and without any further action by the holder thereof, the right to receive the Esmark Exchange Amount of shares of common stock, par value $0.001, of NewCo (“NewCo Common Stock”); and

(ii) Each issued and outstanding share of Esmark Preferred Stock shall be converted into and shall become by virtue of the Esmark Merger and without any further action by the holder thereof, the right to receive the number of shares of NewCo Common Stock equal to the product of (x) the Esmark Exchange Amount and (y) the Series A Conversion Amount.

(d) For purposes of this Agreement:

“Esmark Exchange Amount” means the number of shares equal to the quotient obtained by dividing (i) the sum of (A) 17,500,000 (a fixed amount through the Effective Time, subject to Section 2.9(b)) and (B) the quotient obtained by dividing (x) the Additional Esmark Equity by (y) $20.00 by (ii) the total number of shares of Esmark Common Stock outstanding as of the Effective Time (including the aggregate number of shares of Esmark Common Stock into which the Esmark Preferred Stock is convertible at the Series A Conversion Amount).

“Series A Conversion Amount” means the quotient obtained by dividing (i) the “Liquidation Value” (as defined in the Series A Certificate of Designation and determined as of the Closing Date in accordance with such Series A Certificate of Designation) of such share of Esmark Preferred Stock plus the amount of all accrued and unpaid dividends on such share of Esmark Preferred Stock as of the Closing Date, by (ii) the “Conversion Price” (as defined in the Series A Certificate of Designation and determined as of the Closing Date in accordance with such Series A Certificate of Designation).

“Series A Certificate of Designation” means the Amended and Restated Certificate of Designation of Series A Convertible Preferred Stock of Esmark Incorporated, dated May 9, 2005, as amended on July 28, 2006 and January 10, 2007 and as may be further amended from time to time in accordance with the terms thereof.

“Additional Esmark Equity” means the aggregate cash proceeds in U.S. dollars (net of underwriting discounts, commissions and expenses, as reasonably determined by Esmark and WPC)

received by Esmark or its Subsidiaries after the date hereof and prior to the Effective Time, in connection with the issuance of shares of Esmark Common Stock or Esmark Preferred Stock.

Not less than ten (10) days prior to the Closing, Esmark shall prepare and deliver to WPC for its review the Esmark Closing Balance Sheet and a detailed report setting forth Esmark’s calculation of the Additional Esmark Equity, together with such supporting documentation as WPC may reasonably request. Esmark and WPC shall mutually agree on the final calculation of the Additional Esmark Equity not less than seven (7) days prior to the Closing. If Esmark and WPC cannot mutually agree on the final calculation of the Additional Esmark Equity, the dispute shall be referred to Ernst & Young LLP (the “Arbiter”), as an arbitrator to finally resolve, as soon as practicable, the final amount of the Additional Esmark Equity. The Arbiter shall select as a resolution the position of either Esmark or WPC as the final amount of Additional Esmark Equity (based solely on the presentations and supporting material provided by Esmark and WPC and not pursuant to any independent review) and may not impose an alternative resolution. All determinations by the Arbiter shall be final, conclusive and binding with respect to the Additional Esmark Equity in the absence of fraud or manifest error.

(e) Conversion of the WPC Shares. Subject to Sections 2.2(g) and 2.2(h) hereof, at the Effective Time, each issued and outstanding share of WPC Common Stock (each, a “WPC Common Share”), other than WPC Common Shares issued and held in the treasury of WPC as of the Effective Time, shall be converted into the right to receive, subject to the election of the holder thereof, the following (the “WPC Merger Consideration”):

(i) one share of NewCo Common Stock (the “Stock Consideration”) (the ratio of 1 to 1 being referred to herein as the “WPC Exchange Ratio”); or

(ii) (A) one share of NewCo Common Stock and (B) one non-transferable right to subscribe for and purchase a newly issued share of NewCo Common Stock (each, a “Purchase Right”) for each WPC Common Share held by such stockholder. Each Purchase Right shall entitle the stockholder thereof to purchase from NewCo one share of NewCo Common Stock at a price of $19.00 per share (the “Subscription Price”) (collectively, the “Rights Consideration”). Purchase Rights shall be exercisable, in whole or in part by the holders thereof, from the Election Date until 5:00 p.m. Pittsburgh local time, on the day prior to the WPC Stockholders Meeting (the “Rights Option Period”); or

(iii) The right to receive $20.00 per share (each, a “Put Right”). Put Rights shall be exercisable, in whole or in part by the holders thereof, during the Rights Option Period. If a Put Right is not validly exercised during the Rights Option Period, such Put Right shall be converted into Stock Consideration.

(f) Cancellation of Shares.

(i) Each WPC Common Share issued and held in the treasury of WPC or owned of record by Esmark Merger Sub or any indirect subsidiary thereof immediately prior to the Effective Time shall automatically be canceled and retired without any conversion thereof, and no consideration shall be exchangeable therefor.

(ii) Each Esmark Common Share issued and held in the treasury of Esmark or owned of record by WPC Merger Sub or any indirect subsidiary thereof immediately prior to the Effective Time shall automatically be canceled and retired without any conversion thereof, and no consideration shall be exchangeable therefor.

(g) Creditor Reserved Shares. At the Effective Time, by virtue of the Combination, the right of any creditor of WPC to receive a Creditor Reserved Share shall be converted into the right to receive one share of NewCo Common Stock.

2.2 WPC Stockholder Election and Allocation Procedures.

(a) Paying Agent, Exchange Agent; Exchange Fund. Not less than three (3) Business Days prior to the mailing of the Proxy Statement, WPC and Esmark shall jointly designate a bank or trust company to act as paying agent and exchange agent hereunder (the “Exchange Agent”) for the purpose of paying cash with respect to WPC Common Shares over which the election to receive the Put Consideration has been made and exercised and exchanging WPC Common Shares, Esmark Common Shares, and shares of Esmark Preferred Stock for shares of NewCo Common Stock. When and as needed, NewCo shall deposit with the Exchange Agent, for exchange in accordance with this Article II, funds payable and certificates representing the shares of NewCo Common Stock issuable pursuant to Section 2.1 in exchange for outstanding shares of WPC Common Shares, Esmark Common Shares, and shares of Esmark Preferred Stock (such funds, together with shares of NewCo Common Stock, any dividends or other distributions with respect to such shares of NewCo Common Stock with a record date after the Effective Time, being hereinafter referred to as the “Exchange Fund”).

(b) WPC Exchange. Each WPC Stockholder shall be entitled to, subject to the allocation and election procedures set forth in this Section 2.2:

(i) elect to receive the WPC Merger Consideration entirely in shares of NewCo Common Stock (a “Stock Election”); or

(ii) elect to receive the WPC Merger Consideration entirely in shares of NewCo Common Stock and Purchase Rights (a “Rights Election”); or

(iii) elect to receive the WPC Merger Consideration in shares of NewCo Common Stock and Put Rights (a “Put Election”; and any Stock Election, Rights Election or Put Election, shall be referred to herein as an “Election”).

Each WPC Common Share for which an Election is not properly or timely made (each a “Non-Electing WPC Share”) shall be converted into the right to receive the Stock Consideration.

(c) Form of Election. All such Elections shall be made on a form furnished by NewCo for that purpose (a “Form of Election”) in form and substance reasonably satisfactory to each of WPC and Esmark. The Form of Election shall specify that delivery shall be effected, and risk of loss and title to any certificates of WPC Common Shares (the “WPC Certificates”) shall pass only upon proper delivery of the Form of Election and any WPC Certificates. As soon as practicable after the Form S-4 is declared effective by the SEC, WPC shall mail or cause to be mailed the Form of Election (along with the Proxy Statement) to all persons who are record holders of WPC Common Shares as of the record date for the WPC Stockholders Meeting. The Form of Election shall be used by each WPC Stockholder (or, in the case of nominee record holders, the beneficial owner through proper instructions and documentation) who wishes to make an Election for any and all WPC Common Shares held by such holder.

(d) Election and Exercise Procedure.

(i) An Election shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., Pittsburgh local time, on the date designated for the Election by WPC, which shall be at least five (5) Business Days before the date of the WPC Stockholders Meeting (the “Election Date”), (1) a Form of Election properly completed and signed and accompanied by (x) Certificates representing the WPC Common Shares to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of WPC, (y) by an appropriate guarantee of delivery of such WPC Certificates as set forth in such Form of Election from a firm that is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act), or

(z) such other documentation reasonably acceptable to the Exchange Agent to effect the Election; provided that such WPC Certificates are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery) and (2) any additional and customary documents required by the procedures set forth in the Form of Election. After an Election is validly made with respect to any WPC Common Shares, no further registration of transfers of such shares shall be made on the stock transfer books of WPC, unless and until such Election is properly revoked.

(ii) An exercise of the Put Rights (a “Put Exercise”) must be made pursuant to a valid Form of Election and shall have been properly made only if the Exchange Agent shall have received prior to the end of the Rights Option Period: (1) a form of exercise notice (“Put Exercise Notice”) properly completed and signed prior to the end of the Rights Option Period, (2) any additional and customary documents required by the procedures set forth in the Put Rights Exercise Notice.

(iii) An exercise of the Purchase Rights (a “Rights Exercise”) must be made pursuant to a valid Form of Election and shall have been properly made only if the Exchange Agent shall have received prior to the end of the Rights Option Period: (1) a form of exercise notice (“Purchase Rights Exercise Notice”) properly completed and signed, (2) payment for the shares of NewCo Common Stock represented by such Rights Exercise, and (3) any additional and customary documents required by the procedures set forth in the Purchase Rights Exercise Notice.

(e) Revocation of Election. Any Election may be revoked with respect to all or a portion of the WPC Common Shares subject thereto by the record holder who submitted the applicable Form of Election by written notice received by the Exchange Agent prior to 5:00 p.m., Pittsburgh time, on the Election Date. In addition, all Elections shall automatically be revoked if this Agreement is terminated in accordance with Article VII. If an Election is revoked with respect to WPC Common Shares represented by the WPC Certificates, the WPC Certificates representing such shares shall be promptly returned to the holder that submitted the same to the Exchange Agent.

(f) Determinations. The determination of the Exchange Agent (or the joint determination of WPC and Esmark, in the event that the Exchange Agent declines to make any such determination) shall be conclusive and binding as to whether or not an Election has been properly made or revoked pursuant to this Section 2.2 and as to when Elections were received by the Exchange Agent. The Exchange Agent (or WPC and Esmark jointly, in the event that the Exchange Agent declines to make the applicable computation) shall also make all computations as to the proration contemplated by Sections 2.2(g) and 2.2(h), and absent manifest error this computation shall be conclusive and binding.

(g) Put Exercise Cap. Notwithstanding the exercises of Put Rights made pursuant to Section 2.2(d)(ii), in no event shall the aggregate number of shares of WPC Common Shares converted into cash pursuant to the Put Rights exceed 7,500,000 (the “Put Election Cap”). If the aggregate number of WPC Common Shares with respect to which Put Rights have been properly exercised (each, an “Exercised Put Share”) would exceed the Put Election Cap, then the number of Exercised Put Shares that each stockholder who properly exercised the Put Rights shall be reduced so as to be equivalent to the product obtained by multiplying (x) the number of Exercised Put Shares of each Put Exercise by (y) a fraction, the numerator of which is the Put Election Cap and the denominator of which is the aggregate number of all Exercised Put Shares. The remaining number of each stockholder’s Exercised Put Shares no longer entitled to the Put Election shall be converted into the right to receive the Stock Consideration.

(h) Purchase Rights Cap. Notwithstanding the exercises of Purchase Rights made pursuant to Section 2.2(d)(iii), in no event shall the aggregate number of shares of NewCo Common Stock purchased pursuant to the Purchase Rights exceed 10,526,316 (the “Purchase Rights Cap”). If the aggregate number of shares of NewCo Common Stock with respect to which Purchase Rights have been properly exercised (each, an “Exercised Rights Share”) exceeds the Purchase Rights Cap, then the number of Exercised Rights Shares that each stockholder who properly made a Rights Exercise shall be reduced so as to be equivalent to the product obtained by multiplying (x) the number of Rights Exercises made by such WPC Stockholder by (y) a fraction, the numerator of which is the Rights Election Cap and the denominator of which is the aggregate number of all Exercised Rights Shares. The Exchange Agent will promptly return any amounts received in payment for NewCo Common Shares subject to proration.

2.3 Esmark Stockholder Exchange. Certificates that immediately prior to the Effective Time represented shares of Esmark Common Stock or Esmark Preferred Stock (the “Esmark Certificates” and, together with the WPC Certificates, the “Certificates”) shall be exchanged in accordance with Section 2.4.

2.4 Non-Electing WPC Stockholders and Esmark Stockholder Exchange Procedures.

(a) As soon as reasonably practicable after the Election Date, the Exchange Agent shall send a letter of transmittal and instructions to effect the surrender of the Certificates to (x) each record holder, as of the Effective Time, of Non-Electing WPC Shares (such holders, “Non-Electing WPC Holders”) and (y) each record holder, as of the Effective Time, of shares of Esmark Common Stock and/or Esmark Preferred Stock.

(b) Each holder of Certificates theretofore evidencing shares of WPC Common Stock, Esmark Common Stock or Esmark Preferred Stock, upon proper surrender thereof to the Exchange Agent together and in accordance with the applicable transmittal form (if such certificate was not surrendered to the Exchange Agent before the Effective Time pursuant to Section 2.2(d)), shall be entitled to receive in exchange therefor the Esmark Merger Consideration or the WPC Merger Consideration deliverable in respect of the shares evidenced by the Certificates so surrendered. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Certificates for any amount which may be required to be paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(c) All shares of NewCo Common Stock to be issued pursuant to the Combination shall be deemed issued and outstanding as of the Effective Time. No dividends or other distributions with respect to NewCo Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of NewCo Common Stock that the holder thereof has the right to receive upon the surrender thereof until the holder of such Certificate shall surrender such Certificate in accordance with this Article II. Following surrender of any Certificate in accordance with this Article II, there shall be paid to the record holder thereof, without interest, (i) promptly following the time of such surrender, the amount of dividends or other distributions, payable with respect to that number of whole shares of NewCo Common Stock issuable in exchange for such Certificate pursuant to this Article II, with a record date after the Effective Time and paid with respect to NewCo Common Stock prior to such surrender, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of NewCo Common Stock.

(d) All shares of NewCo Common Stock and/or cash issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any dividends or other distributions paid pursuant to Section 2.4(c)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of WPC Common Stock, Esmark Common Stock or Esmark Preferred Stock, previously represented by such Certificates, and at the Effective Time, the stock transfer books of WPC and Esmark shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of WPC or Esmark of their respective shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates that evidenced ownership of shares of WPC Common Stock, Esmark Common Stock or Esmark Preferred Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable Law.

(e) If any Esmark Merger Consideration or WPC Merger Consideration is to be delivered to a person other than the person in whose name the Certificates surrendered in exchange therefor are registered, it shall be a condition to the issuance of such Esmark Merger Consideration or WPC Merger Consideration that the

Certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, that such transfer otherwise be proper and that the person requesting such transfer pay to the Exchange Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not required to be paid.

(f) In the event any certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, NewCo will issue in exchange for such lost, stolen or destroyed certificate the certificate evidencing shares of NewCo Common Stock deliverable in respect thereof, as determined in accordance with this Article II. When authorizing such issue of the certificate of shares of NewCo Common Stock in exchange therefor, the Board of Directors of NewCo may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate to give NewCo a bond in such sum as it may direct as indemnity against any claim that may be made against NewCo with respect to the certificate alleged to have been lost, stolen or destroyed.

(g) Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for one hundred eighty (180) days after the Effective Time shall be delivered to NewCo, upon demand, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to NewCo for payment of their claim for the Esmark Merger Consideration or the WPC Merger Consideration and any dividends or other distributions with respect to shares of NewCo Common Stock in accordance with this Article II. If any Certificate shall not have been surrendered immediately prior to such date on which any Esmark Merger Consideration or WPC Merger Consideration (and all dividends or other distributions payable pursuant to Section 2.4(c)) would otherwise escheat to or become property of any Governmental Authority, any such Merger Consideration (and all dividends or other distributions payable pursuant to Section 2.4(c)) shall become, to the extent permitted by applicable Law, the property of NewCo, free and clear of all claims or interest of any Person previously entitled thereto.

(h) The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by NewCo. Any interest and other income resulting from such investments shall be the property of, and shall be paid to, NewCo.

(i) Any WPC Stockholder that properly makes the Put Election and receives a Put Right which is properly exercised during the Rights Option Period, will be paid in cash the $20.00 per share as soon as reasonably practicable but no sooner than ten (10) days after the last day of the Rights Option Period.

2.5 Retirement of NewCo Common Stock Issued Prior to the Effective Time. NewCo shall not issue any shares of NewCo Common Stock prior to the Effective Time other than shares issued to any person or entity approved by both WPC and Esmark and on terms consistent with the following sentence. Any shares of NewCo Common Stock issued and outstanding immediately prior to the Effective Time shall be re-acquired by NewCo, and cancelled and retired, immediately prior to or at the Effective Time.

2.6 No Fractional Shares. Neither certificates nor scrip for fractional shares of NewCo Common Stock will be issued in the Combination, but in lieu thereof each holder of WPC Common Stock and each holder of Esmark Common Stock otherwise entitled to a fraction of a share of NewCo Common Stock (after aggregating all fractional shares of NewCo Common Stock that would otherwise be received by such holder) will be entitled hereunder to receive a cash payment, without interest, determined by multiplying such fractional share by $20.00. No such fractional share interest shall entitle the owner thereof to vote or to any rights of a stockholder of NewCo.

2.7 Withholding Taxes. NewCo and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of shares of WPC Common Stock, Esmark Common Stock or Esmark Preferred Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. To the extent amounts are so withheld and paid over to the appropriate taxing authority, NewCo and the Exchange Agent shall be treated as though they withheld from the type of consideration from which withholding is required, an appropriate amount otherwise payable pursuant to this Agreement to any holder of shares of WPC Common Stock, Esmark Common Stock or Esmark Preferred Stock in order to provide for such withholding obligation and such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the former holder of the shares of WPC Common Stock, Esmark Common Stock or Esmark Preferred Stock. If withholding is required with respect to any shares of NewCo Common Stock, NewCo and the Exchange Agent shall be treated as having sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority.

2.8 Stock Options; Restricted Stock.

(a) Before the Closing, the Board of Directors of WPC (or, if appropriate, any committee of the Board of Directors of WPC administering the WPC Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

(i) adjust the terms of all outstanding options to purchase WPC Common Shares (the “WPC Stock Options”) granted under the 2003 Management Stock Incentive Plan (the “WPC Stock Incentive Plan”), whether vested or unvested, as necessary to provide that, at the Effective Time, each WPC Stock Option outstanding immediately prior to the Effective Time shall be amended and converted into an option to acquire, on the same terms and conditions as were applicable under the WPC Stock Options, the number of shares of NewCo Common Stock (rounded down to the nearest whole share) determined by multiplying the number of WPC Common Shares subject to such WPC Stock Option by the WPC Exchange Ratio, at a price per share of NewCo Common Stock equal to (A) the aggregate exercise price for the WPC Common Shares otherwise purchasable pursuant to such WPC Stock Option divided by (B) the aggregate number of shares of NewCo Common Stock deemed purchasable pursuant to such WPC Stock Option (each, as so adjusted, a “WPC Adjusted Option”), provided that such exercise price shall be rounded up to the nearest whole cent;

(ii) adjust the terms of all outstanding restricted stock unit awards (the “WPC Stock Unit Awards”) granted under the WPC Stock Incentive Plan as necessary to provide that, at the Effective Time, each WPC Stock Unit Award outstanding immediately prior to the Effective Time shall be converted into an award, on the same terms and conditions as were applicable under the WPC Stock Unit Award, of restricted stock units for shares of NewCo Common Stock (rounded down to the nearest whole share) determined by multiplying the number of WPC Common Shares subject to such WPC Stock Unit Award by the WPC Exchange Ratio (each, as so adjusted, an “Adjusted WPC Stock Unit Award”); provided, that the Board of Directors of NewCo, or any applicable committee of such Board, shall, if and to the extent it deems necessary or appropriate, adjust the levels of any performance criteria or goals applicable to vesting or such other terms of the Adjusted WPC Stock Unit Award, in its discretion, to reflect the impact of the transactions contemplated hereby, if any; and

(iii) make such other changes to the WPC Stock Plans as WPC and Esmark may mutually agree are appropriate to give effect to the Combination, subject to the applicable provisions of the relevant plan.

(b) Before the Closing, the Board of Directors of Esmark shall adopt such resolutions or take such other actions as may be required to effect the following:

(i) adjust the terms of any outstanding rights to receive the Earn-Out Shares and warrants to purchase shares of Esmark (each an “Esmark Derivative”), whether vested or unvested, as necessary to provide that, at the Effective Time, each Esmark Derivative outstanding immediately prior to the Effective Time shall be amended and converted into a right to acquire, on the same terms and conditions as were applicable under such Esmark Derivative, the number of shares of NewCo Common Stock (rounded down to the nearest whole share) determined by multiplying the number of shares subject to such Esmark Derivative by the Esmark Exchange Amount, at a price per share of NewCo Common Stock equal to (A) the aggregate exercise price for the Esmark Common Shares otherwise purchasable pursuant to such Esmark Derivative divided by (B) the aggregate number of shares of NewCo Common Stock deemed purchasable pursuant to such Esmark Derivative (each, as so adjusted, an “Esmark Adjusted Derivative”), provided that such exercise price shall be rounded to the nearest whole cent; and

(ii) make such other changes to the Esmark Derivative(s) as WPC and Esmark may mutually agree are appropriate to give effect to the Combination.

(c) The adjustments provided herein with respect to any WPC Stock Options or Esmark Derivatives that are “incentive stock options” as defined in Section 422 of the Code shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code.

(d) At the Effective Time, by virtue of the Combination and without the need of any further corporate action, NewCo shall assume each WPC Stock Option, WPC Stock Unit Award, and Esmark Derivative (collectively, the “Derivative Securities”) in accordance with the terms under which it was issued and any applicable agreement by which it is evidenced. At or prior to the Effective Time, NewCo shall take all corporate action necessary to reserve for issuance a sufficient number of shares of NewCo Common Stock for delivery upon exercise of the Derivative Securities assumed by it in accordance with this Section 2.8. As soon as practicable after the Effective Time, NewCo shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), or another appropriate form with respect to the shares of NewCo Common Stock subject to such Derivative Securities, and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Derivative Securities remain outstanding.

(e) As soon as practicable after the Effective Time, NewCo shall deliver to each holder of Derivative Securities appropriate notices setting forth such holder’s rights pursuant thereto and such Derivative Security shall continue in effect on the same terms and conditions, after giving effect to the Combination and subject to the adjustments required by this Section 2.8.

(f) Except as otherwise contemplated by this Section 2.8 and except to the extent required under the respective terms of the Derivative Securities, all restrictions or limitations on transfer and vesting with respect to the Derivative Securities awarded under the Stock Plans or any other plan, program or arrangement of WPC or Esmark or any of their respective Subsidiaries, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such Derivative Securities after giving effect to the Combination and the assumption by NewCo as set forth above.

2.9 Adjustments.

(a) To the WPC Merger Consideration. Notwithstanding any provision of this Article II to the contrary (but without in any way limiting the covenants in Section 5.2(a)), if between the date of this Agreement and the Effective Time the outstanding shares of WPC Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the WPC Exchange Ratio, the ratio of shares issuable per share of WPC Common Stock under Section 2.1(e)(ii)(A), the Subscription Price, the per share cash consideration for the Put Rights, the Put Election Cap and the Purchase Rights Cap shall each be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

(b) To the Esmark Exchange Amount. Notwithstanding any provision of this Article II to the contrary (but without in any way limiting the covenants in Section 5.2(b)), if between the date of this Agreement and the Effective Time the outstanding shares of Esmark Common Stock or Esmark Preferred Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Esmark Exchange Amount shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

2.10 Dissenting Shares. Notwithstanding Section 2.1(c), shares of Esmark Common Stock or Esmark Preferred Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Esmark Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with Section 262 of the DGCL shall not be converted into a right to receive the Esmark Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses its right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or loses its right to appraisal, such shares of Esmark Common Stock or Esmark Preferred Stock shall be treated as if they had been converted as of the Effective Time into a right to receive the Esmark Merger Consideration. In connection with the Esmark Merger, if the approval of the stockholders of Esmark entitled to notice and to vote thereon is obtained under Section 228 of the DGCL, such written consent shall be obtained not less than twenty-five (25) days prior to the Effective Time and the notice required under Section 262(d)(2) shall be mailed to stockholders of Esmark then-entitled to appraisal rights not more than two (2) days after obtaining such consent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF WPC

WPC hereby represents and warrants to Esmark, Esmark Merger Sub, WPC Merger Sub and NewCo, that except as set forth in the disclosure schedule delivered by WPC to Esmark simultaneously with the execution of this Agreement (the “WPC Disclosure Schedule”) (with specific reference to the Section or subsection of this Agreement to which the information stated in such disclosure relates; provided, that disclosure of any fact or item in any section or subsection of the WPC Disclosure Schedule shall, should the existence of such fact or item be relevant to any other section or subsection, be deemed to be disclosed with respect to that other section or subsection so long as the relevance of such disclosure to such other section or subsection is reasonably apparent from the nature of such disclosure); and provided, further, that with respect to any representations and warranties made as to the Joint Ventures (other than Mountain State Carbon, LLC), such representations and warranties shall be deemed qualified by Knowledge:

3.1 Organization, Standing and Power.

(a) Each of WPC and its Subsidiaries and each Joint Venture is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated and has all requisite corporate or other power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted except where its failure, individually or in the aggregate, would not reasonably be expected to have a WPC Material Adverse Effect. Each of WPC and its Subsidiaries and each Joint Venture is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a WPC Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” means, with respect to any party, any material adverse effect on, or change, event, occurrence or state of facts materially adverse to, (i) the business, properties, assets, liabilities (contingent or otherwise), results of operation or condition (financial or otherwise) of such party and its Subsidiaries taken as a whole, other than (A) any effect, change, event, occurrence or state of facts relating to the economy in general, (B) any effect, change, event, occurrence or state of facts relating to the steel industry specifically and, in each case under clauses (A) and (B), not specifically relating to (or disproportionately affecting) such party, (C) changes in GAAP (or any interpretations thereof by a Governmental Authority or quasi-Governmental Authority, including the Financial Accounting Standards Board), or (D) compliance with the terms of, or the taking of any action required by, this Agreement (provided that the exclusion set forth in this clause (D) shall not apply to Sections 3.3(c), 3.4, 4.3(c) and 4.4), or (ii) such party’s ability to, in a timely manner, perform its obligations under this Agreement or consummate the transactions contemplated hereby. For purposes of this Agreement, a “WPC Material Adverse Effect” shall mean a Material Adverse Effect with respect to WPC, other than (X) any increase or decrease in trading price or trading volume of the WPC Common Stock or (Y) any Material Adverse Effect of WPC directly attributable to an officer and/or director of WPC who is also an officer or director of Esmark or its Affiliates.

(b) Section 3.1(b) of the WPC Disclosure Schedule lists each Subsidiary of WPC and each Joint Venture, together with the jurisdiction of organization of each such Subsidiary and Joint Venture. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of WPC and in each Joint Venture have been duly authorized and validly issued and are fully paid and nonassessable. All shares of capital stock of, or other equity interests in, each Joint Venture, which are beneficially owned by WPC, are owned directly by Wheeling-Pittsburgh Steel Corporation (“WPSC”). Except as set forth in Section 3.1(b) of the WPC Disclosure Schedule, all such outstanding shares of capital stock of, or other equity interests in, each Subsidiary of WPC, and all shares of capital stock of, or other equity interests in, each Joint Venture which are held directly by WPSC, are owned directly or indirectly by WPC free and clear of all liens, pledges, charges, mortgages, encumbrances, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the “blue sky” laws of the various States of the United States) (collectively, “Liens”). Except as set forth in Section 3.1(b) of the WPC Disclosure Schedule, (i) neither WPC nor any of its Subsidiaries or any of the Joint Ventures owns, directly or indirectly, any capital stock, voting securities or equity interests in any Person and (ii) to the extent WPC, any of its Subsidiaries or a Joint Venture owns, directly or indirectly, any capital stock, voting securities or equity interests in any Person, all such capital stock, voting securities and equity interests are owned beneficially and of record by WPC or such Subsidiary or Joint Venture, free and clear of all Liens.

(c) WPC has delivered to Esmark correct and complete copies of its certificate of incorporation and by-laws (the “WPC Charter Documents”) and correct and complete copies of the certificates of incorporation and by-laws (or comparable organizational documents) of each of its Subsidiaries (the “WPC Subsidiary Documents”) and of each Joint Venture (the “Joint Venture Documents”), in each case as amended to the date of this Agreement. All such WPC Charter Documents, WPC Subsidiary Documents and Joint Venture Documents are in full force and effect and neither WPC, nor any of its Subsidiaries, or any Joint Venture, is in violation of any of their respective provisions.

3.2 Capitalization.

(a) The authorized capital stock of WPC consists of 80,000,000 shares of common stock, par value $0.01 per share (the “WPC Common Stock”) and 20,000,000 shares of preferred stock, par value $0.001 per share (“WPC Preferred Stock”). At the close of business on February 28, 2007, (i) 15,287,293 shares of WPC Common Stock were issued and outstanding (excluding WPC Common Shares held by WPC in its treasury), (ii) 6,666 shares of WPC Common Stock were held by WPC in its treasury, (iii) 940,566 shares of WPC Common Stock were reserved for issuance under WPC Stock Plans (of which 19,221 shares of WPC Common Stock were subject to outstanding WPC Stock Options granted under the WPC Stock Incentive Plan and 318,310 shares of WPC Common Stock were subject to outstanding WPC Stock Unit Awards), (iv) 16,469 shares of WPC Common Stock (each, a “Creditor Reserved Share”) were reserved for distribution to creditors pending resolution of certain disputed claims, and (v) no shares of WPC Preferred Stock were issued or outstanding or held in WPC’s treasury.

All outstanding WPC Common Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights enforceable against WPC. Included in Section 3.2(a) of the WPC Disclosure Schedule is a correct and complete list, as of the date hereof, of all outstanding options or other rights to purchase or receive WPC Common Shares granted under the WPC Stock Incentive Plan or otherwise, and, for each such option or other right, the number of WPC Common Shares subject thereto, the terms of vesting, the grant and expiration dates and exercise price thereof and the name of the holder thereof. Except as set forth on Section 3.2(a) of the WPC Disclosure Schedule, since December 31, 2006, WPC has not issued any shares of its capital stock, voting securities or equity interests, or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, voting securities or equity interests, other than pursuant to the outstanding options or other rights referred to above in this Section 3.2(a). Except (A) as set forth above in this Section 3.2(a), or (B) as otherwise expressly permitted by Section 5.2, as of the date of this Agreement, there are not, and as of the Effective Time there will not be, any shares of capital stock, voting securities or equity interests of WPC issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of WPC, including any representing the right to purchase or otherwise receive any WPC Common Stock.

(b) Except as described in the preceding subsection (a) and Section 3.2(b) of the WPC Disclosure Schedule, neither WPC nor any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any shares of capital stock, voting securities or equity interests of any Subsidiary of WPC. There are no outstanding obligations of WPC or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of WPC or any of its Subsidiaries.

3.3 Authority; Noncontravention; Voting Requirements.

(a) WPC has all necessary corporate or other power and authority to execute and deliver this Agreement and, subject to obtaining the WPC Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by WPC of this Agreement, and the consummation by WPC of the transactions contemplated hereby, have been duly authorized and approved by its Boards of Directors, and except for obtaining the WPC Stockholder Approval for the adoption of this Agreement, no other corporate or other action on the part of WPC is necessary to authorize the execution, delivery and performance by WPC of this Agreement and the consummation by WPC of the transactions contemplated hereby. This Agreement has been duly executed and delivered by WPC and, assuming due authorization, execution and delivery hereof by WPC and the other parties hereto, constitutes a legal, valid and binding obligation of WPC, enforceable against it in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) (i) The Special Committee, at a meeting duly called and held, has (A) unanimously determined that the transactions contemplated by the Agreement, including the Combination, are in the best interests of WPC and the stockholders of WPC and (B) recommended that the full Board of Directors approve the transactions contemplated hereby; and (ii) WPC’s Board of Directors (with and without the members of the Board that are employees of WPC recusing themselves), at a meeting duly called and held, has (A) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Combination, (B) resolved to recommend, subject to Section 5.3, that stockholders of WPC adopt this Agreement, and (C) determined that this Agreement and the transactions contemplated hereby, including the Combination, are in the best interests of WPC and the stockholders of WPC.

(c) Except as set forth in Section 3.3(c) of the WPC Disclosure Schedule, none of the execution and delivery of this Agreement by WPC, the consummation by WPC of the transactions contemplated hereby or the compliance by WPC with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the WPC Charter Documents, the WPC Subsidiary Documents or the Joint Venture Documents, (ii) result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or a right of termination or cancellation under, accelerate the performance required by, or trigger any put or call rights, rights of first refusal or any consent rights under, the Joint Venture Documents or (iii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the WPC Stockholder Approval are obtained and the filings referred to in Section 3.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to WPC, any of its Subsidiaries or any Joint Venture or any of their respective properties or assets, (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, WPC, any of its Subsidiaries or any Joint Venture under, any of the terms, conditions or provisions of (i) any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a “Contract”), other than any of the Joint Venture Documents, or (ii) any Permit, to which WPC, any of its Subsidiaries or any Joint Venture is a party, or by which any of them or any of their respective properties or assets may be bound or affected, except, in the case of clause (y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to have a WPC Material Adverse Effect.

(d) The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding WPC Common Shares at the WPC Stockholders Meeting or any adjournment or postponement thereof in favor of the adoption of this Agreement (the “WPC Stockholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of WPC or any of its Subsidiaries which is necessary to adopt this Agreement and approve the transactions contemplated hereby.

3.4 Governmental Approvals. Except for (i) the filing by WPC with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the WPC Stockholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”) and other filings required under, and compliance with other applicable requirements of, the Securities Act, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and the rules of The New York Stock Exchange or The Nasdaq Stock Market, (ii) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iii) filings required under, and compliance with other applicable requirements of, the HSR Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by WPC and the consummation by WPC of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of WPC to perform its obligations hereunder, or prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated hereby.

3.5 WPC SEC Documents; Undisclosed Liabilities.

(a) Except as set forth in Section 3.5(a) of the WPC Disclosure Schedule, WPC has filed and furnished all required reports, schedules, forms, prospectuses, and registration, proxy and other statements with the SEC since August 1, 2003 (collectively and together with all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “WPC SEC Documents”). None of WPC’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. As of their respective effective dates (in the case of WPC SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other WPC SEC Documents), all of the WPC SEC Documents complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002, as the case may be, applicable to such WPC SEC Documents, and none of the WPC SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any WPC SEC Document has been revised or superseded by a later-filed WPC SEC Document, none of the WPC SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements of WPC included in the WPC SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q) and fairly present in all material respects the consolidated financial position of WPC and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to WPC and its Subsidiaries, taken as a whole).

(c) WPC and, to the Knowledge of WPC, each of its executive officers and directors are in compliance with, and have complied, in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act or the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of The Nasdaq Stock Market. WPC has previously disclosed to Esmark all of the information required to be disclosed by WPC’s chief executive officer and chief financial officer to the Board of Directors of WPC or its audit committee pursuant to the certification requirements relating to Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

(d) WPC has established and maintains internal controls over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to WPC, including its consolidated Subsidiaries, required to be disclosed by WPC in the reports that it files or submits under the Exchange Act is accumulated and communicated to WPC’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by WPC in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. WPC’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to WPC’s auditors and the audit committee of the Board of Directors of WPC (x) all significant deficiencies in the design or operation of internal controls which are reasonably likely to adversely affect in any material respect WPC’s ability to record, process, summarize and report financial data and have identified for WPC’s auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in WPC’s internal controls. The principal executive officer and the principal financial officer of WPC have made all certifications required by the Sarbanes-Oxley Act of 2002, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the WPC SEC Documents, and the statements contained in such certifications are complete and correct.

(e) Except as set forth in Section 3.5(e) of the WPC Disclosure Schedule, WPC is in compliance in all material respects with the provisions of Section 13(b) of the Exchange Act. Except as set forth in the WPC SEC Documents filed by WPC and publicly available prior to the date of this Agreement (the “Filed WPC SEC Documents”) or for events (or series of related matters) as to which the amounts involved do not exceed $120,000 and which are not or will not be included in WPC’s annual report on Form 10-K for the year ended December 31, 2006, since the filing of such annual report on Form 10-K for the year ended December 31, 2006, no event has occurred that would be required to be reported pursuant to Item 404 of Regulation S-K promulgated by the SEC.

(f) None of WPC, any of its Subsidiaries or any Joint Venture has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, whether known or unknown) required to be reflected or reserved against on a consolidated balance sheet of WPC prepared in accordance with GAAP or the notes thereto or, in the case of any Joint Venture whose financial results are equity accounted by WPC, on a consolidated balance sheet of such Joint Venture prepared in accordance with GAAP or the notes thereto, except liabilities (i) as and to the extent reflected or reserved against on the audited balance sheet of WPC and its Subsidiaries as of December 31, 2006 (the “Balance Sheet Date”) (including the notes thereto) included in the Filed WPC SEC Documents or (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice that, individually or in the aggregate, have not had and would not reasonably be expected to have a WPC Material Adverse Effect.

(g) Except as and to the extent set forth in Section 3.5(g) of the WPC Disclosure Schedule, none of WPC, any of its Subsidiaries or any Joint Venture is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among WPC and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, WPC or any of its Subsidiaries in WPC’s or such Subsidiary’s published financial statements or any WPC SEC Documents.

3.6 Absence of Certain Changes or Events. Since the Balance Sheet Date there have not been any events, changes, occurrences or state of facts that, individually or in the aggregate, have had or would reasonably be expected to have a WPC Material Adverse Effect. Except as disclosed in the Filed WPC SEC Documents, since the Balance Sheet Date (a) WPC, its Subsidiaries and the Joint Ventures have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (b) none of WPC, any of its Subsidiaries or any Joint Venture has taken any action described in Section 5.2(a) hereof that, if taken after the date hereof and prior to the Effective Time, without the prior written consent of Esmark, would violate such provision. Without limiting the foregoing, except as disclosed in the Filed WPC SEC Documents, since the Balance Sheet Date there has not occurred any damage, destruction or loss (whether or not covered by insurance) of any material asset of WPC or any of its Subsidiaries which materially affects the use thereof.

3.7 Legal Proceedings. Except as set forth in Section 3.7 of the WPC Disclosure Schedule, there is no pending or, to the Knowledge of WPC, threatened, legal, administrative, arbitral or other proceeding, claim, suit or action against, or governmental or regulatory investigation of, WPC, any of its Subsidiaries, any Joint Venture or, to the Knowledge of WPC, any of their respective officers, directors, stockholders or members (in each case, in their capacity as such) that, individually or in the aggregate, has had or would reasonably be expected to have a WPC Material Adverse Effect, and there is no injunction, order, judgment, ruling or decree imposed (or, to the Knowledge of WPC, threatened to be imposed) upon WPC, any of its Subsidiaries, any Joint Venture or, to the Knowledge of WPC, any of their respective officers, directors, stockholders or members (in each case, in their capacity as such) or the assets of WPC, any of its Subsidiaries or any Joint Venture, by or before any Governmental Authority that, individually or in the aggregate, has had or would reasonably be expected to have a WPC Material Adverse Effect.

3.8 Compliance with Laws; Permits.

(a) WPC and its Subsidiaries and the Joint Ventures are in compliance in all material respects with all laws (including common law), statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Authorities (collectively, “Laws”) applicable to WPC or any of its Subsidiaries or any Joint Venture, any of their properties or other assets or any of their businesses or operations. WPC and each of its Subsidiaries and each Joint Venture hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities, or required by Governmental Authorities to be obtained, in each case necessary for the lawful conduct of their respective businesses (collectively, “Permits”), except where the failure to hold such a Permit would not have a WPC Material Adverse Effect. Except as set forth in Section 3.8(a) of the WPC Disclosure Schedule, WPC, its Subsidiaries and the Joint Ventures are in compliance in all material respects with the terms of all Permits. Except as set forth in Section 3.8(a) of the WPC Disclosure Schedule, since December 31, 2004, none of WPC, any of its Subsidiaries, or any Joint Venture has received written notice to the effect that a Governmental Authority (a) claimed or alleged that WPC, any of its Subsidiaries or any Joint Venture was not in compliance with all Laws applicable to WPC, any of its Subsidiaries or any Joint Venture, any of their properties or other assets or any of their businesses or operations or (b) was considering the amendment, termination, revocation or cancellation of any Permit.

(b) Except as set forth in Section 3.8(b) of the WPC Disclosure Schedule or as would not have, individually or in the aggregate, a WPC Material Adverse Effect, none of WPC, any of its Subsidiaries or any Joint Venture, or, to the Knowledge of WPC, any of their respective directors, officers, agents, employees or representatives (in each case acting in their capacities as such) has any reasonable basis for believing that, in the past five (5) years, any of the foregoing Persons has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) directly or indirectly paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a governmental official or Governmental Authority, in the United States or any other country, that was illegal under any applicable law, (iii) made any payment to any customer or supplier, or to any officer, director, partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees to any such customer or supplier or any such officer, director, partner, employee or agent for the unlawful rebating of charges, (iv) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent, (v) taken any action or made any omission in violation of any applicable law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts, including without limitation, the Arms Export Control Act, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Export Administration Act, the 1930 Tariff Act and other U.S. customs laws, the Foreign Corrupt Practices Act, the Export Administration Regulations, the International Traffic in Arms Regulations, the Office of Foreign Assets Control Regulations, the U.S. Customs Regulations, or any regulation, ruling, rule, order, decision, writ, judgment, injunction, or decree of any Governmental Authority issued pursuant thereto.

3.9 Information Supplied. Subject to the accuracy of the representations and warranties of Esmark set forth in Section 4.9, none of the information supplied (or to be supplied) in writing by or on behalf of WPC specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by NewCo in connection with the issuance of shares of NewCo Common Stock in the Combination (as amended or supplemented from time to time, the “Form S-4”) will, at the time the Form S-4, or any amendments or supplements thereto, are filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, and (b) the Proxy Statement will, on the date it is first mailed to stockholders of WPC, and at the time of the WPC Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, WPC makes no representation or warranty with respect to any information supplied by or on behalf of Esmark, Esmark Merger Sub, WPC Merger Sub or NewCo for inclusion or incorporation by reference in any of the foregoing documents.

3.10 Tax Matters.

(a) WPC, each of its Subsidiaries and each Joint Venture has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material Tax Returns required to be filed by it, and all such filed Tax Returns are correct and complete in all material respects. All Taxes shown to be due on such Tax Returns, and all material Taxes otherwise required to be paid by WPC, any of its Subsidiaries or any Joint Venture, have been timely paid.

(b) The unpaid Taxes of WPC, its Subsidiaries and the Joint Ventures (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than any notes thereto) and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of WPC, its Subsidiaries and the Joint Ventures in filing their Tax Returns.

(c) Except as set forth on Schedule 3.10(c) of the WPC Disclosure Schedule, neither WPC nor any of its Subsidiaries nor any Joint Venture has any obligation under any agreement (either with any person or any taxing authority) with respect to Taxes.

(d) Neither WPC nor any of its Subsidiaries nor any Joint Venture has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code since the effective date of Section 355(e) of the Code.

(e) Neither WPC nor any of its Subsidiaries nor any Joint Venture has (i) been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code filing a consolidated federal income Tax Return, other than the affiliated group of which WPC is the common parent or (ii) any liability for the Taxes of any Person (other than WPC, any of its Subsidiaries or any Joint Venture).

(f) To the Knowledge of WPC, no audit or other administrative or court proceedings are pending with any taxing authority with respect to any income or other material Taxes of WPC, any of its Subsidiaries or any Joint Venture, and no written notice thereof has been received by WPC, any of its Subsidiaries or any Joint Venture and, none is threatened. No issue has been raised by any taxing authority in any presently ongoing Tax audit that could be material and adverse to WPC, any of its Subsidiaries or any Joint Venture for any period after the Effective Time. Neither WPC nor any of its Subsidiaries nor any Joint Venture has any outstanding agreements, waivers or arrangements extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, any income or other material Taxes.

(g) To the Knowledge of WPC, it has not received any written claim from any Governmental Authority in a jurisdiction where WPC or any of its Subsidiaries does not file Tax Returns that WPC, any of its Subsidiaries or any Joint Venture is or may be subject to taxation in that jurisdiction that could give rise to material Taxes.

(h) WPC has made available to Esmark correct and complete copies of (i) all income and franchise Tax Returns of WPC, its Subsidiaries and the Joint Ventures for the preceding three (3) taxable years and (ii) any audit report issued within the last three (3) years (or otherwise with respect to any audit or proceeding in progress) relating to income or franchise Taxes of WPC, any of its Subsidiaries or any Joint Venture.

(i) No Liens for Taxes exist with respect to any properties or other assets of WPC, any of its Subsidiaries or any Joint Venture, except for Permitted Liens.

(j) All material Taxes required to be withheld by WPC, any of its Subsidiaries or any Joint Venture have been withheld and have been or will be duly and timely paid to the proper taxing authority.

(k) WPC is not, has not been and will not be a “United States real property holding corporation” within the meaning of Section 897 of the Code at any time during the five-year period ending at the Effective Time.

(l) Neither WPC nor any of its Subsidiaries nor any Joint Venture has taken any action, has failed to take any action or has any Knowledge of any fact or circumstance that would prevent the Combination from qualifying either (i) as a reorganization under Section 368 of the Code, or (ii) as an integrated series of transfers under Section 351 of the Code.

(m) Neither WPC, nor any of its Subsidiaries nor any Joint Venture is a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law).

(n) Neither WPC, nor any of its Subsidiaries nor any Joint Venture will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date;

(iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law);

(iv) installment sale or open transaction disposition made on or prior to the Closing Date; or

(v) prepaid amount received on or prior to the Closing Date.

(o) For purposes of this Agreement, (i) “Taxes” shall mean taxes of any kind (including those measured by or referred to as income, franchise, gross receipts, sales, use, ad valorem, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property, windfall profits, customs, duties or similar fees, assessments or charges of any kind whatsoever) together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto, domestic or foreign and shall include any transferee successor liability in respect of taxes (whether by Contract or otherwise) and any several liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group and (ii) “Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

3.11 Employee Benefits and Labor Matters.

(a) Section 3.11(a) of the WPC Disclosure Schedule sets forth a correct and complete list of: (i) all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and (ii) all written employment or other compensation agreements, which provide annual salaries or wages exceeding $150,000 or provide for severance benefits exceeding 25% of base salary or wages or a term exceeding three (3) months, or bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, change in control, severance, pension benefit, welfare benefit, sick leave, vacation, salary continuation, health, life insurance and educational assistance plans, policies, agreements or arrangements with respect to which WPC or any of its Subsidiaries has any obligation or liability, contingent or otherwise, for current or former employees, individual consultants or directors of WPC or any of its Subsidiaries (collectively, the “WPC Plans”). Section 3.11(a) of the WPC Disclosure Schedule separately sets forth each WPC Plan which is subject to Title IV of ERISA or is a “multiemployer plan”, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”), or is or has been subject to Sections 4063 or 4064 of ERISA.

(b) Correct and complete copies of the following documents with respect to each of the WPC Plans (other than a Multiemployer Plan) have been delivered or made available to Esmark by WPC to the extent applicable: (i) any plans and related trust documents, insurance Contracts or other funding arrangements, and all amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto, (iii) the most recent actuarial report, if any; (iv) the most recent IRS determination letter; (v) the most recent summary plan descriptions; and (vi) written summaries of all non-written WPC Plans.

(c) WPC Plans have been maintained, in all material respects, in accordance with their terms and with all applicable provisions of ERISA, the Code and other Laws. To the extent any representation in this Section 3.11 applies to a Multiemployer Plan, such representation is only made to the extent of the Knowledge of WPC or its Subsidiaries.

(d) WPC Plans intended to qualify under Section 401 or other tax-favored treatment under of Subchapter B of Chapter 1 of Subtitle A of the Code are so qualified, and any trusts intended to be exempt from federal income taxation under the Code are so exempt. Nothing has occurred with respect to the operation of WPC Plans that could cause the loss of such qualification or exemption, or the imposition of any material liability, penalty or tax under ERISA or the Code.

(e) All contributions required to have been made by WPC or any of its Subsidiaries (without regard to any waivers granted under Section 412 of the Code), have been timely made, and no accumulated funding deficiencies exist in any of the WPC Plans subject to Title IV of ERISA or Section 412 of the Code.

(f) There are no pending material actions, claims or lawsuits arising from or relating to the WPC Plans (other than routine benefit claims), nor does WPC have any Knowledge of facts that could form the basis for any such claim or lawsuit.

(g) Except as set forth in Section 3.11(g) of the WPC Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee, (ii) increase any benefits otherwise payable under any WPC Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits under any such plan, or (iv) require any contributions or payments to fund any obligations under any WPC Plan.

(h) Any individual who performs services for WPC or any of its Subsidiaries (other than through a Contract with an organization other than such individual) and who is not treated as an employee of WPC or any of its Subsidiaries for U.S. federal income tax purposes by WPC is not an employee for such purposes.

(i) WPC has previously provided to Esmark a list of each material collective bargaining or other labor union Contract applicable to Persons employed by WPC or any of its Subsidiaries to which WPC or any of its Subsidiaries is a party (each a “WPC Collective Bargaining Agreement”). As of the date of this Agreement, except as set forth on Section 3.11(i) of the WPC Disclosure Schedules, no WPC Collective Bargaining Agreement is being negotiated or renegotiated by WPC or any of its Subsidiaries.

(j) Except as set forth in Section 3.11(j) of the WPC Disclosure Schedule and as related to the execution, performance and consummation of this Agreement, there are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations, (ii) material grievances or other labor disputes pending or, to the Knowledge of WPC or any of its Subsidiaries, threatened against or involving WPC or any of its Subsidiaries involving any employee of WPC or any of its Subsidiaries or (iii) complaints, charges or claims against WPC or any of its Subsidiaries pending or, to the Knowledge of WPC, threatened that could be brought or filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by WPC or any of its Subsidiaries, of any individual. There are no unfair labor practice charges pending or, to the Knowledge of WPC or any of its Subsidiaries, threatened by or on behalf of any employee or former employee of WPC or any of its Subsidiaries.

(k) WPC and its Subsidiaries are in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” law (“WARN”), collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax, except for immaterial non-compliance. There will not have been any “mass layoff” or “plant closing” (as defined by WARN) with respect to WPC or any of its Subsidiaries within the six (6) months prior to the Closing.

(l) Except as set forth in Section 3.11(l) of the WPC Disclosure Schedule, neither WPC nor any of its Subsidiaries is a party to any Contract, agreement, plan or other arrangement that, individually or collectively, could give rise to the payment of any amount which would not be deductible by reason of Section 162(m) or Section 280G of the Code or would be subject to withholding under Section 4999 of the Code.

3.12 Environmental Matters.

(a) Except for those matters set forth in Section 3.12(a) of the WPC Disclosure Schedule or that, individually or in the aggregate, have not had and would not reasonably be expected to have a WPC Material Adverse Effect, (A) each of WPC and its Subsidiaries is, and since August 1, 2003 has been, in compliance with all applicable Environmental Laws, (B) there is no investigation, suit, claim, action or proceeding relating to or arising under Environmental Laws that is pending or, to the Knowledge of WPC, threatened against WPC or any of its Subsidiaries or any real property currently or, to the Knowledge of WPC, formerly owned, operated or leased by WPC or any of its Subsidiaries, (C) neither WPC nor any of its Subsidiaries has received any notice of or entered into or assumed by Contract or operation of Law or otherwise, any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws and (D) no facts, circumstances or conditions exist with respect to WPC or any of its Subsidiaries or any property currently (or, to the Knowledge of WPC, formerly) owned, operated or leased by WPC or any of its Subsidiaries or any property to or at which WPC or any of its Subsidiaries transported or arranged for the disposal or treatment of Hazardous Materials that would reasonably be expected to result in WPC or any of its Subsidiaries incurring Environmental Liabilities.

(b) Except for those matters set forth in Section 3.12(b) of the WPC Disclosure Schedule, to the Knowledge of WPC, no facts, circumstances or conditions exist with respect to the Joint Ventures or any real property currently or formerly owned or operated by the Joint Ventures, or to or at which the Joint Ventures transported or arranged for disposal or treatment of Hazardous Materials, including any failure to comply with, any pending or threatened investigation, suit, claim, action or proceeding arising under, or any obligation, liability, order, settlement judgment, injunction or decree, or notice of any of them, relating to Environmental Laws, that would reasonably be expected to result in WPC, any of its Subsidiaries or any Joint Venture incurring Environmental Liabilities, that, individually or in the aggregate, would have a WPC Material Adverse Effect.

(c) Except as set forth on Section 3.12(c) of the WPC Disclosure Schedule, WPC and its Subsidiaries have not received written notice of any claims or liabilities related to occupational exposure to coal, or coal-related materials, including, but not limited to, claims for “black lung” disease, which are not covered by insurance or would reasonably be expected to result in WPC and its Subsidiaries incurring liabilities, that, individually or in the aggregate, would have a WPC Material Adverse Effect.

(d) For purposes of this Agreement:

(i) “Environmental Laws” means all Laws relating in any way to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, Hazardous Materials, or to human health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), each of their state and local counterparts or equivalents, each of their foreign and international equivalents, and any transfer of ownership notification or approval statute, as each has been amended and the regulations promulgated pursuant thereto.

(ii) “Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, environmental permit, order or agreement with any Governmental Authority or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.

(iii) “Hazardous Materials” means any material, substance or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous”, “toxic”, a “pollutant”, a “contaminant”, “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos and polychlorinated biphenyls.

(iv) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing of or migrating into or through the environment or any natural or man-made structure.

3.13 Contracts.

(a) Set forth in Section 3.13(a) of the WPC Disclosure Schedule is a list of each of the following Contracts to which WPC, any of its Subsidiaries or any Joint Venture is a party:

(i) any Contract that would be required to be filed as an exhibit to a Registration Statement on Form S-3 under the Securities Act and an Annual Report on Form 10-K under the Exchange Act if such registration statement or report was filed by WPC with the SEC on the date hereof;

(ii) any Contract that purports to limit, curtail or restrict the ability of WPC, any of its existing or future Subsidiaries or Affiliates or any Joint Venture to compete in any geographic area or line of business or restrict the Persons to whom WPC, any of its existing or future Subsidiaries or Affiliates or any Joint Venture may sell products or deliver services;

(iii) any partnership agreement, and all Joint Venture Documents;

(iv) any Contract for the acquisition, sale or lease of material properties or assets (by merger, purchase or sale of stock or assets or otherwise) (A) entered into since August 1, 2003 or (B) currently in effect, which requires ongoing performance or imposes ongoing obligations, in each case excluding purchase orders for inventory entered into in the ordinary course of business;

(v) any (A) material Contract with any Governmental Authority or (B) contract with any director or officer of WPC, any of its Subsidiaries or Affiliates or any Joint Venture;

(vi) any loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing indebtedness for borrowed money by WPC, any of its Subsidiaries or any Joint Venture or any Contract or instrument pursuant to which indebtedness for borrowed money may be incurred or is guaranteed by WPC, any of its Subsidiaries or any Joint Venture;

(vii) any financial derivatives master agreement or confirmation, or futures account opening agreements and/or brokerage statements, evidencing financial hedging or similar trading activities;

(viii) any voting agreement or registration rights agreement;

(ix) any mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien on any material property or assets of WPC, any of its Subsidiaries or any Joint Venture;

(x) any customer, client or supply Contract (other than a purchase order received in the ordinary course of business) that involved consideration in fiscal year 2006 in excess of $2,000,000 or that is reasonably likely to involve consideration in fiscal year 2007 in excess of $2,000,000;

(xi) any Contract (other than customer, client or supply Contracts or purchase orders received in the ordinary course of business) that involves consideration (whether or not measured in cash) of greater than $2,000,000;

(xii) any collective bargaining agreements;

(xiii) any agreement pursuant to which it has agreed to a “standstill” or similar obligation;

(xiv) to the extent material to the business or financial condition of WPC and its Subsidiaries, taken as a whole, any (A) lease or rental Contract, (B) product design or development Contract,

(C) consulting Contract, (D) indemnification Contract, (E) license or royalty Contract, (F) merchandising, sales representative or distribution Contract or (G) Contract granting a right of first refusal or first negotiation; and

(xv) any commitment or agreement to enter into any of the foregoing; (the Contracts and other documents required to be listed on Section 3.13(a) of the WPC Disclosure Schedule, together with any and all other Contracts of such type entered into in accordance with Section 5.2(a), each a “WPC Material Contract”). WPC has heretofore made available to Esmark correct and complete copies of each Material Contract or summaries in the case of customer Material Contracts in existence as of the date hereof, together with any and all amendments and supplements thereto and material “side letters” and similar documentation relating thereto.

(b) Except as separately identified in Section 3.13(b) of the WPC Disclosure Schedule, (i) each of the Material Contracts is valid, binding and in full force and effect and is enforceable in accordance with its terms by WPC, its Subsidiaries and the Joint Venture party thereto, subject to the Bankruptcy and Equity Exception; (ii) no approval, consent or waiver of any Person is needed in order that any Material Contract continue in full force and effect following the consummation of the transactions contemplated hereby; (iii) none of WPC, any of its Subsidiaries or any Joint Venture is in default under any Material Contract, nor to the Knowledge of WPC does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder by WPC and its Subsidiaries and the Joint Ventures party thereto, except for such defaults as, individually or in the aggregate, have not had and would not reasonably be expected to have a WPC Material Adverse Effect; (iv) to the Knowledge of WPC, no other party to any Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder, except for such defaults as, individually or in the aggregate, have not had and would not reasonably be expected to have a WPC Material Adverse Effect; and (v) none of WPC, any of its Subsidiaries or any Joint Venture has received any notice of termination or cancellation under any Material Contract, received any notice of breach or default in any material respect under any Material Contract which breach has not been cured, or granted to any third party any rights, adverse or otherwise, that would constitute a breach of any Material Contract.

3.14 Title to Properties. Each of WPC and its Subsidiaries, and each Joint Venture (i) has good and valid title to all properties and other assets and good, marketable, indefeasible and insurable fee simple title to all real property assets (A) which are reflected on the most recent consolidated balance sheet of WPC included in the Filed WPC SEC Documents as being owned by WPC or one of its Subsidiaries or any Joint Venture (or acquired after the date thereof) and (B) which pertain to the Joint Ventures and are set forth in Section 3.14 of the WPC Disclosure Schedule, and which are, individually or in the aggregate, material to WPC’s business or financial condition on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice and not in violation of this Agreement), free and clear of all Liens except (w) Permitted Liens, (x) statutory Liens securing payments not yet due, (y) security interests, mortgages and pledges that are disclosed in the Filed WPC SEC Documents that secure indebtedness that is reflected in the most recent consolidated financial statements of WPC included in the Filed WPC SEC Documents and (z) such other imperfections or irregularities of title or other Liens that, individually or in the aggregate, do not and would not reasonably be expected to materially affect the use of the properties or assets subject thereto or otherwise materially impair business operations as presently conducted or as currently proposed by WPC’s management to be conducted, and (ii) is the lessee or sublessee of all leasehold estates and leasehold interests (A) reflected in the Filed WPC SEC Documents (or acquired after the date thereof) and (B) set forth in Section 3.14 of the WPC Disclosure Schedule, which are, individually or in the aggregate, material to WPC’s business or financial condition on a consolidated basis (other than any such leaseholds whose scheduled terms have expired subsequent to the date of such Filed WPC SEC Documents). WPC and each of its Subsidiaries enjoys peaceful and undisturbed possession under all such leases in all material respects. No Joint Venture owns any interest in any material real property other than as set forth in Section 3.14 of the WPC Disclosure Schedule.

3.15 Intellectual Property.

(a) For purposes of this Agreement:

(i) “WPC Intellectual Property” means all Intellectual Property Rights used in or necessary for the conduct of the business of WPC, any of its Subsidiaries or any Joint Venture, or owned or held for use by WPC, any of its Subsidiaries or any Joint Venture.

(ii) “WPC Technology” means all Technology used in or necessary for the conduct of the business of WPC, any of its Subsidiaries or any Joint Venture, or owned or held for use by WPC, any of its Subsidiaries or any Joint Venture.

(iii) “Intellectual Property Rights” shall mean all of the rights arising from or in respect of the following, whether protected, created or arising under the Laws of the United States or any foreign jurisdiction: (A) patents, patent applications, any reissues, reexaminations, divisionals, continuations, continuations-in-part and extensions thereof (collectively, “Patents”); (B) trademarks, service marks, trade names (whether registered or unregistered), service names, industrial designs, brand names, brand marks, trade dress rights, Internet domain names, identifying symbols, logos, emblems, signs or insignia, and including all goodwill associated with the foregoing (collectively, “Marks”); (C) copyrights, whether registered or unregistered (including copyrights in computer software programs), mask work rights and registrations and applications therefor (collectively, “Copyrights”); (D) confidential and proprietary information, or non-public processes, designs, specifications, technology, know-how, techniques, formulas, inventions, concepts, trade secrets, discoveries, ideas and technical data and information, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (collectively, “Trade Secrets”); and (E) all applications, registrations and permits related to any of the foregoing clauses (A) through (D).

(iv) “Software” means computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code, object code or other form, databases and compilations, including any and all data and collections of data, descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and all documentation, including user manuals and training materials related to any of the foregoing.

(v) “Technology” means, collectively, all designs, formulas, algorithms, procedures, techniques, ideas, know-how, Software (whether in source code, object code or human readable form), databases and data collections, Internet websites and web content, tools, inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, developments, creations, improvements, works of authorship, other similar materials and all recordings, graphs, drawings, reports, analyses, other writings and any other embodiment of the above, in any form or media, whether or not specifically listed herein, and all related technology, documentation and other materials used in, incorporated in, embodied in or displayed by any of the foregoing, or used or useful in the design, development, reproduction, maintenance or modification of any of the foregoing.

(b) Section 3.15(b) of the WPC Disclosure Schedule sets forth (i) an accurate and complete list of all material Patents, registered Marks, pending applications for registrations of any Marks and any unregistered Marks, registered Copyrights and pending applications for registration of any Copyrights owned or filed by WPC, any of its Subsidiaries or any Joint Venture and (ii) the jurisdictions in which each such material Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed.

(c) Except for the Intellectual Property Rights and Technology owned by WPC, any of its Subsidiaries or the Joint Ventures as set forth in Section 3.15(c) of the WPC Disclosure Schedule, WPC and/or one of its Subsidiaries is the sole and exclusive owner of, or has valid and continuing rights to use, sell and license, all of WPC Intellectual Property and WPC Technology. To the Knowledge of WPC, and except as would not reasonably be expected to have a WPC Material Adverse Effect, the use, practice or other commercial exploitation of WPC Intellectual Property by WPC, any of its Subsidiaries or any Joint Venture and the

manufacturing, licensing, marketing, importation, offer for sale, sale or use of WPC Technology, and the operation of WPC’s, and its Subsidiaries’ businesses and the Joint Ventures’ businesses do not infringe, constitute an unauthorized use of or misappropriate any Intellectual Property Rights of any third Person. Except as set forth in Section 3.15(c) of the WPC Disclosure Schedule, none of WPC, any of its Subsidiaries or any Joint Venture (i) has received any written or oral notice claiming that the use, practice or other commercial exploitation of WPC Intellectual Property by WPC or any of its Subsidiaries or the Joint Ventures or the manufacturing, licensing, marketing, importation, offer for sale, sale or use of WPC Technology, or the operation of WPC’s, its Subsidiaries’ and the Joint Ventures’ businesses infringes, constitutes an unauthorized use of or misappropriates any Intellectual Property Rights of any third Person, or (ii) is a party to or the subject of any pending or, to the Knowledge of WPC, threatened suit, action, investigation or proceeding which involves a claim (A) against WPC, any of its Subsidiaries or any Joint Venture, of infringement, unauthorized use, or violation of any Intellectual Property Rights of any Person, or challenging the ownership, use, validity or enforceability of any WPC Intellectual Property or (B) contesting the right of WPC, any of its Subsidiaries or any Joint Venture to use, sell, exercise, license, transfer or dispose of any WPC Intellectual Property or WPC Technology, or any products, processes or materials covered thereby in any manner. None of WPC, any of its Subsidiaries or any Joint Venture has received written notice of any such threatened claim.

(d) To the Knowledge of WPC, no Person (including employees and former employees of WPC, any of its Subsidiaries or any Joint Venture) is infringing, violating, misappropriating or otherwise misusing any WPC Intellectual Property, and none of WPC, any of its Subsidiaries or any Joint Venture has made any such claims against any Person (including employees and former employees of WPC, any of its Subsidiaries or any Joint Venture).

(e) WPC, its Subsidiaries and the Joint Ventures have taken all reasonably necessary and appropriate steps to protect and preserve the confidentiality of all Trade Secrets and any other confidential information of WPC, its Subsidiaries and the Joint Ventures.

(f) WPC, its Subsidiaries and the Joint Ventures own, lease or license all Software, hardware, databases, computer equipment and other information technology (collectively, “Computer Systems”) that are necessary for the operations of the businesses of WPC, its Subsidiaries and the Joint Ventures. Except as would not reasonably be expected to have a WPC Material Adverse Effect, the (i) Computer Systems used by WPC, its Subsidiaries and each Joint Venture have functioned consistently and accurately since being installed and (ii) data storage and transmittal capability, functionality and performance of each item of the Computer Systems and the Computer Systems as a whole are reasonably satisfactory for WPC’s, its Subsidiaries’ and each Joint Venture’s businesses as presently conducted. The Computer Systems used by WPC, its Subsidiaries and each Joint Venture have not failed to any material extent and the data which they process has not been corrupted. WPC, its Subsidiaries and each Joint Venture have taken all reasonable steps in accordance with ordinary industry standards to preserve the availability, security and integrity of the Computer Systems and the data and information stored on the Computer Systems.

3.16 Insurance. Section 3.16 of the WPC Disclosure Schedule sets forth a correct and complete list of all material insurance policies (including information on the premiums payable in connection therewith and the scope and amount of the coverage provided thereunder) maintained by WPC, any of its Subsidiaries or any Joint Venture (the “WPC Policies”). The WPC Policies (i) have been issued by insurers which, to the Knowledge of WPC, are reputable and financially sound, (ii) provide coverage for the operations conducted by WPC and its Subsidiaries and the Joint Ventures of a scope and coverage consistent with customary practice in the industries in which WPC and its Subsidiaries and the Joint Ventures operate and (iii) are in full force and effect. None of WPC, any of its Subsidiaries or any Joint Venture is in material breach or default, and none of WPC, any of its Subsidiaries or any Joint Venture have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any of the WPC Policies. No notice of cancellation or termination has been received by WPC, any of its Subsidiaries or any Joint Venture with respect to any of the WPC Policies.

3.17 Opinion of Financial Advisor. The Special Committee has received the opinion of UBS Investment Bank (the “WPC Financial Advisor”), a written copy of which will be provided to Esmark as soon as practicable after the date hereof, solely for informational purposes, to the effect that, as of the date hereof, and based upon and subject to various assumptions made, procedures followed, matters considered and limitations described in the opinion, the WPC Merger Consideration is fair from a financial point of view to the holders of WPC Common Shares (the “Fairness Opinion”). WPC has been authorized by the WPC Financial Advisor to permit the inclusion of the Fairness Opinion in its entirety and/or references thereto or descriptions thereof in the Proxy Statement, subject to prior written consent of the WPC Financial Advisor with respect to form and substance.

3.18 Brokers and Other Advisors. Except for the WPC Financial Advisor, the fees and expenses of which will be paid by WPC, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of WPC or any of its Subsidiaries.

3.19 State Takeover Statutes. No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (with the exception of Section 203 of the DGCL) contemplated by this Agreement with respect to WPC applicable to WPC is applicable to the Combination or the other transactions. The action of the Board of Directors of WPC in approving this Agreement and the transactions contemplated hereby is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ESMARK

Esmark hereby represents and warrants to WPC, that except as set forth in the disclosure schedule delivered by Esmark to WPC simultaneously with the execution of this Agreement (the “Esmark Disclosure Schedule”) (with specific reference to the Section or subsection of this Agreement to which the information stated in such disclosure relates; provided, that disclosure of any fact or item in any section or subsection of the Esmark Disclosure Schedule shall, should the existence of such fact or item be relevant to any other section or subsection, be deemed to be disclosed with respect to that other section or subsection so long as the relevance of such disclosure to such other section or subsection is reasonably apparent from the nature of such disclosure):

4.1 Organization, Standing and Power.

(a) Each of Esmark and its Subsidiaries is a corporation, limited liability company or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated and has all requisite corporate or other power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted except where its failure, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Esmark (an “Esmark Material Adverse Effect”). Each of Esmark and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have an Esmark Material Adverse Effect.

(b) Section 4.1(b) of the Esmark Disclosure Schedule lists all Subsidiaries of Esmark together with the jurisdiction of organization of each such Subsidiary. Except as set forth in Section 4.1(b) of the Esmark Disclosure Schedule, all the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of Esmark have been duly authorized and validly issued and are fully paid and nonassessable and are owned directly or indirectly by Esmark free and clear of all Liens. Except as set forth in Section 4.1(b) of the Esmark Disclosure Schedule, (i) neither Esmark nor any Subsidiary of Esmark owns, directly or indirectly, any capital stock, voting securities or equity interests in any Person and (ii) to the extent Esmark or any of its Subsidiaries owns, directly or indirectly, any capital stock, voting securities or equity interests in any Person, all such capital stock, voting securities and equity interests are owned beneficially and of record by Esmark or such Subsidiary of Esmark, free and clear of all Liens.

(c) Esmark has delivered to WPC (i) correct and complete copies of its certificate of incorporation and by-laws (the “Esmark Charter Documents”) and (ii) correct and complete copies of the certificates of incorporation and by-laws (or comparable organizational documents) of each Subsidiary of Esmark (the “Esmark Subsidiary Documents”), in each case as amended to the date of this Agreement. All such Esmark Charter Documents and Esmark Subsidiary Documents are in full force and effect and neither Esmark nor any Subsidiary of Esmark is in violation of any of their respective provisions.

(d) NewCo owns, beneficially or of record, directly or indirectly, all of the issued and outstanding shares of capital stock of Esmark Merger Sub and WPC Merger Sub. Each of NewCo, Esmark Merger Sub and WPC Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite corporate power and authority to enter into this Agreement and perform its respective obligations hereunder. There are no issued and outstanding shares of NewCo. All of the issued and outstanding shares of each Esmark Merger Sub and WPC Merger Sub have been validly issued and are fully paid and non-assessable with no personal liability attaching to the ownership thereof. There are no outstanding rights, options, warrants, conversion rights or agreements for the purchase or acquisition from, or the sale or issuance by, any of NewCo, Esmark Merger Sub or WPC Merger Sub of any shares of their respective shares of its capital stock, other than this Agreement. Since their respective dates of organization, none of NewCo, Esmark Merger Sub and WPC Merger Sub have conducted any business activities, except such as are related to this Agreement and the performance of their respective obligations hereunder.

4.2 Capitalization.

(a) The authorized capital stock of Esmark consists of 500,000 shares of common stock, no par value (the “Esmark Common Stock”) and 250,000 shares of Series A convertible preferred stock, $1.00 par value (“Esmark Preferred Stock”). At the close of business on February 28, 2007, (i) 143,052.18525 shares of Esmark Common Stock, (ii) 175,760.43836 shares of Esmark Preferred Stock; and (iii) warrants to purchase 7,371.79488 shares of Esmark Common Stock were issued and outstanding. Also, there exist rights to the issuance of up to 8,988.85381 earn out shares in connection with Esmark’s acquisition of North American Steel Ltd. and Premier Resource Group, LLC (the “Earn-Out Shares”). Except as set forth above in this Section 4.2(a), as of the date of this Agreement there are no shares of capital stock, voting securities or equity interests of Esmark issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of Esmark, including any representing the right to purchase or otherwise receive any Esmark Common Stock.

(b) Except as described in the preceding subsection (a) and Section 4.2 of the Esmark Disclosure Schedule, none of Esmark or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any shares of capital stock, voting securities or equity interests of any Subsidiary of Esmark. Except as described in Section 4.2 of the Esmark Disclosure Schedule, there are no outstanding obligations of Esmark or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of Esmark or any of its Subsidiaries.

4.3 Authority; Noncontravention.

(a) Esmark has all necessary corporate or other power and authority to execute and deliver this Agreement and, subject to obtaining the Esmark Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Esmark of this Agreement, and the consummation by Esmark of the transactions contemplated hereby, have been duly authorized and approved by its Boards of Directors, and except for obtaining the Esmark Stockholder Approval for the adoption of this Agreement, no other corporate or other action on the part of Esmark is necessary to authorize the execution, delivery and performance by Esmark of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Esmark and, assuming due authorization, execution and delivery hereof by WPC and the other parties hereto, constitutes a legal, valid and binding obligation of Esmark, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Esmark’s Board of Directors, at a meeting duly called and held, has (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Combination and (ii) resolved to recommend that the stockholders of Esmark adopt this Agreement.

(c) Except as set forth in Section 4.3(c) of the Esmark Disclosure Schedule, none of the execution and delivery of this Agreement by Esmark, the consummation by Esmark, of the transactions contemplated hereby or the compliance by Esmark, with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Esmark Charter Documents or the Esmark Subsidiary Documents, or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.4 and are obtained and the filings referred to in Section 4.4 are made, (x) violate any Law, judgment, writ or injunction of any

Governmental Authority applicable to Esmark or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Esmark or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Esmark or any of its Subsidiaries is a party, or by which any of them or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to have an Esmark Material Adverse Effect.

(d) The approval of the holders of (i) a majority of the outstanding Esmark Common Shares on an as converted basis (i.e., assuming conversion of the Esmark Preferred Stock), and (ii) a majority of the outstanding shares of Esmark Preferred Stock (the “Esmark Stockholder Approval”) is the only approval of the holders of any class or series of capital stock of Esmark or any of its Subsidiaries which is necessary to adopt this Agreement and approve the transactions contemplated hereby, and assuming compliance by all signatories to the Voting Agreement with the material terms thereof, the approval of such signing holders of Esmark Preferred Stock and Esmark Common Stock shall constitute the Esmark Stockholder Approval.

4.4 Governmental Approvals. Except for (i) the Form S-4 and filings required under, and compliance with applicable requirements of, the Securities Act, the Exchange Act and the rules of The Nasdaq Stock Exchange or The New York Stock Exchange, (ii) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (iii) filings required under, and compliance with other applicable requirements of, the HSR Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Esmark or its Subsidiaries or the consummation by Esmark or its Subsidiaries of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of Esmark, to perform its obligations hereunder, or prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated hereby.

4.5 Esmark Financial Statements; Undisclosed Liabilities.

(a) Esmark has delivered to WPC copies of the audited consolidated balance sheets of Esmark and its Subsidiaries as at December 31, 2004 and 2005 and the related audited consolidated statements of income and of cash flows of Esmark and its Subsidiaries for the years then ended, as well as the unaudited consolidated balance sheet of Esmark and its Subsidiaries as at September 30, 2006 and the related unaudited consolidated schedule of income and of cash flows for the nine (9) months then ended (such documents, including the related notes and schedules thereto, are referred to herein as the “Esmark Financial Statements”). The Esmark Financial Statements have been prepared in accordance with GAAP (except as indicated in the notes thereto or as set forth on Section 4.5(a) to the Esmark Disclosure Schedule) applied on a consistent basis during the periods involved and fairly present in all material respects the consolidated financial position of Esmark and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended.

(b) Except as and to the extent set forth in Section 4.5(b) of the Esmark Disclosure Schedule, neither Esmark nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, whether known or unknown) required to be reflected or reserved against on a consolidated balance sheet of Esmark and its Subsidiaries or the notes thereto, except liabilities (i) as and to the extent reflected or reserved against on the audited consolidated balance sheet of Esmark and its Subsidiaries as of the Balance Sheet Date (including the notes thereto) included in the Esmark Financial Statements or (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice that, individually or in the aggregate, have not had and would not reasonably be expected to have an Esmark Material Adverse Effect.

(c) Except as and to the extent set forth in Section 4.5(c) of the Esmark Disclosure Schedule, neither Esmark nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Esmark and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Esmark or any of its Subsidiaries in the Esmark Financial Statements.

4.6 Absence of Certain Changes or Events. Since the Balance Sheet Date, there have not been any events, changes, occurrences or state of facts that, individually or in the aggregate, have had or would reasonably be expected to have an Esmark Material Adverse Effect. Except as set forth in Section 4.6 of the Esmark Disclosure Schedule, since the Balance Sheet Date, (a) Esmark and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (b) neither Esmark nor any of its Subsidiaries has taken any action described in Section 5.2(b) that, if taken after the date hereof and prior to the Effective Time, without the prior written consent of WPC, would violate such provision. Without limiting the foregoing, since the Balance Sheet Date, there has not occurred any damage, destruction or loss (whether or not covered by insurance) of any material asset of Esmark or any of its Subsidiaries which materially affects the use thereof.

4.7 Legal Proceedings. Except as set forth in Section 4.7 of the Esmark Disclosure Schedule: (a) there is no pending or, to the Knowledge of Esmark, threatened, legal, administrative, arbitral or other proceeding, claim, suit or action against, or governmental or regulatory investigation of, Esmark, any of its Subsidiaries or, to the Knowledge of Esmark, any of their respective officers, directors, stockholders or members (in each case, in their capacity as such) that, individually or in the aggregate, has had or would reasonably be expected to have an Esmark Material Adverse Effect; and (b) there is no injunction, order, judgment, ruling or decree imposed (or, to the Knowledge of Esmark, threatened to be imposed) upon Esmark, any of its Subsidiaries or, to the Knowledge of Esmark, any of their respective officers, directors, stockholders or members (in each case, in their capacity as such) or the assets of Esmark or any of its Subsidiaries, by or before any Governmental Authority that, individually or in the aggregate, has had or would reasonably be expected to have an Esmark Material Adverse Effect.

4.8 Compliance with Laws; Permits.

(a) Except as set forth in Section 4.8(a) of the Esmark Disclosure Schedule, Esmark and its Subsidiaries are in compliance in all material respects with all Laws applicable to Esmark or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations. Esmark and each of its Subsidiaries hold all Permits to be obtained, in each case necessary for the lawful conduct of their respective businesses, except where the failure to hold such a Permit would not have an Esmark Material Adverse Effect. Except as set forth in Section 4.8(a) of the Esmark Disclosure Schedule, Esmark and its Subsidiaries are in compliance in all material respects with the terms of all Permits. Except as set forth in Section 4.8(a) of the Esmark Disclosure Schedule, since December 31, 2004, neither Esmark, nor any of its Subsidiaries has received written notice to the effect that a Governmental Authority (a) claimed or alleged that Esmark or any of its Subsidiaries was not in compliance with all Laws applicable to Esmark or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations or (b) was considering the amendment, termination, revocation or cancellation of any Permit.

(b) Except as set forth in Section 4.8(b) of the Esmark Disclosure Schedule or as would not have, individually or in the aggregate, an Esmark Material Adverse Effect, neither Esmark nor any of its Subsidiaries, or, to the Knowledge of Esmark, any of their respective directors, officers, agents, employees or representatives (in each case acting in their capacities as such) has any reasonable basis for believing that, in the past five (5) years, any of the foregoing Persons has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) directly or indirectly paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a governmental official or Governmental Authority, in the United States or any other country, that was illegal under any applicable law, (iii) made any payment to any customer or supplier, or to any officer, director, partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees to any such customer or supplier or any such officer, director, partner, employee or agent for the unlawful rebating of charges, (iv) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent, (v) taken any action or made any omission in violation of any applicable law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts, including without limitation, the Arms Export Control Act, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Export Administration Act, the 1930 Tariff Act and other U.S. customs laws, the Foreign Corrupt Practices Act, the Export Administration Regulations, the International Traffic in Arms Regulations, the Office of Foreign Assets Control Regulations, the U.S. Customs Regulations, or any regulation, ruling, rule, order, decision, writ, judgment, injunction, or decree of any Governmental Authority issued pursuant thereto.

4.9 Information Supplied. Subject to the accuracy of the representations and warranties of WPC set forth in Section 3.9, none of the information supplied (or to be supplied) in writing by or on behalf of Esmark specifically for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 or any amendments or supplements thereto are filed with the SEC by NewCo or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, and (b) the Proxy Statement will, on the date it is first mailed to stockholders of WPC, and at the time of the WPC Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Esmark nor any of its Subsidiaries makes any representation or warranty with respect to any information supplied by or on behalf of WPC for inclusion or incorporation by reference in the Form S-4 or any other documents filed with the SEC.

4.10 Tax Matters.

(a) Esmark and each of its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material Tax Returns required to be filed by it, and all such filed Tax Returns are correct and complete in all material respects. All Taxes shown to be due on such Tax Returns, and all material Taxes otherwise required to be paid by Esmark or any of its Subsidiaries have been timely paid.

(b) The unpaid Taxes of Esmark and its Subsidiaries (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than any notes thereto) and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Esmark and its Subsidiaries in filing their Tax Returns.

(c) Neither Esmark nor any of its Subsidiaries has any obligation under any agreement (either with any person or any taxing authority) with respect to Taxes.

(d) Neither Esmark nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code since the effective date of Section 355(e) of the Code.

(e) Neither Esmark nor any of its Subsidiaries has (i) been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code filing a consolidated federal income Tax Return, other than the affiliated group of which Esmark is the common company or (ii) any liability for the Taxes of any Person (other than Esmark or any of its Subsidiaries).

(f) Except as set forth in Section 4.10(f) of the Esmark Disclosure Schedule, to the Knowledge of Esmark, no audit or other administrative or court proceedings are pending with any taxing authority with respect to any income or other material Taxes of Esmark or any of its Subsidiaries, and no written notice thereof has been received by Esmark or any of its Subsidiaries and, none is threatened. No issue has been raised by any taxing authority in any presently ongoing Tax audit that could be material and adverse to Esmark or any of its Subsidiaries for any period after the Effective Time. Neither Esmark nor any of its Subsidiaries has any outstanding agreements, waivers or arrangements extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, any income or other material Taxes.

(g) To the Knowledge of Esmark, it has not received any written claim from any Governmental Authority in a jurisdiction where Esmark or any of its Subsidiaries does not file Tax Returns that Esmark or any of its Subsidiaries is or may be subject to taxation in that jurisdiction that could give rise to material Taxes.

(h) Esmark has made available to WPC correct and complete copies of (i) all income and franchise Tax Returns of Esmark and its Subsidiaries for the preceding three (3) taxable years and (ii) any audit report issued within the last three (3) years (or otherwise with respect to any audit or proceeding in progress) relating to income or franchise Taxes of Esmark or any of its Subsidiaries.

(i) No Liens for Taxes exist with respect to any properties or other assets of Esmark or any of its Subsidiaries, except for Permitted Liens.

(j) All material Taxes required to be withheld by Esmark or any of its Subsidiaries have been withheld and have been or will be duly and timely paid to the proper taxing authority.

(k) Neither Esmark nor any of its Subsidiaries has taken any action, has failed to take any action or has any Knowledge of any fact or circumstance that would prevent the Combination from qualifying either (i) as a reorganization under Section 368 of the Code, or (ii) as an integrated series of transfers under Section 351 of the Code.

(l) Neither Esmark nor any of its Subsidiaries is a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law).

(m) Neither Esmark nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date;

(iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law);

(iv) installment sale or open transaction disposition made on or prior to the Closing Date; or

(v) prepaid amount received on or prior to the Closing Date.

4.11 Employee Benefits and Labor Matters.

(a) Section 4.11(a) of the Esmark Disclosure Schedule sets forth a correct and complete list of: (i) all “employee benefit plans” (as defined in Section 3(3) of the ERISA) and (ii) all written employment or other compensation agreements, which provide annual salaries or wages exceeding $150,000 or provide for severance benefits exceeding 25% of base salary or wages or a term exceeding three (3) months, or bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, change in control, severance, pension benefit, welfare benefit, sick leave, vacation, salary continuation, health, life insurance and educational assistance plans, policies, agreements or arrangements with respect to which Esmark or any of its Subsidiaries has any obligation or liability, contingent or otherwise, for current or former employees, individual consultants or directors of Esmark or any of its Subsidiaries (collectively, the “Esmark Plans”). Section 4.11(a) of the Esmark Disclosure Schedule separately sets forth each Esmark Plan which is subject to Title IV of ERISA or is a Multiemployer Plan, or is or has been subject to Sections 4063 or 4064 of ERISA.

(b) Except as set forth in Section 4.11(b) of the Esmark Disclosure Schedule, correct and complete copies of the following documents with respect to each of the Esmark Plans (other than a Multiemployer Plan) have been delivered or made available to WPC by Esmark to the extent applicable: (i) any plans and related trust documents, insurance Contracts or other funding arrangements, and all amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto, (iii) the most recent actuarial report, if any; (iv) the most recent IRS determination letter; (v) the most recent summary plan descriptions; and (vi) written summaries of all non-written Esmark Plans.

(c) The Esmark Plans have been maintained, in all material respects, in accordance with their terms and with all applicable provisions of ERISA, the Code and other Laws. To the extent any representation in this Section 4.11(c) applies to a Multiemployer Plan, such representation is only made to the extent of the Knowledge of Esmark.

(d) The Esmark Plans intended to qualify under Section 401 or other tax-favored treatment under of Subchapter B of Chapter 1 of Subtitle A of the Code are so qualified, and any trusts intended to be exempt from federal income taxation under the Code are so exempt. Nothing has occurred with respect to the operation of the Esmark Plans that could cause the loss of such qualification or exemption, or the imposition of any material liability, penalty or tax under ERISA or the Code.

(e) Except as set forth in Section 4.11(e) of the Esmark Disclosure Schedule, all contributions required to have been made under any of the Esmark Plans or by law (without regard to any waivers granted under Section 412 of the Code), have been timely made, and no accumulated funding deficiencies exist in any of the Esmark Plans subject to Title IV of ERISA or Section 412 of the Code.

(f) There are no pending material actions, claims or lawsuits arising from or relating to the Esmark Plans (other than routine benefit claims), nor does Esmark have any Knowledge of facts that could form the basis for any such claim or lawsuit.

(g) Except as set forth in Section 4.11(g) of the Esmark Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee, (ii) increase any benefits otherwise payable under any Esmark Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits under any such plan, or (iv) require any contributions or payments to fund any obligations under any Esmark Plan.

(h) Any individual who performs services for Esmark or any of its Subsidiaries (other than through a Contract with an organization other than such individual) and who is not treated as an employee of Esmark or any of its Subsidiaries for U.S. federal income tax purposes by Esmark is not an employee for such purposes.

(i) Esmark has previously provided to WPC a list of each material collective bargaining or other labor union Contract applicable to Persons employed by Esmark or any of its Subsidiaries to which Esmark or any of its Subsidiaries is a party (each an “Esmark Collective Bargaining Agreement”). As of the date of this Agreement, except as set forth on Section 4.11(i) of the Esmark Disclosure Schedules, no Esmark Collective Bargaining Agreement is being negotiated or renegotiated by Esmark or any of its Subsidiaries.

(j) Except as set forth in Section 4.11(j) of the Esmark Disclosure Schedule and as related to the execution, performance and consummation of this Agreement, there are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations, (ii) material grievances or other labor disputes pending or, to the Knowledge of Esmark or any of its Subsidiaries, threatened against or involving Esmark or any of its Subsidiaries involving any employee of Esmark or any of its Subsidiaries or (iii) complaints, charges or claims against Esmark or any of its Subsidiaries pending or, to the Knowledge of Esmark, threatened that could be brought or filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by Esmark or any of its Subsidiaries, of any individual. There are no unfair labor practice charges pending or, to the Knowledge of Esmark or any of its Subsidiaries, threatened by or on behalf of any employee or former employee of Esmark or any of its Subsidiaries.

(k) Esmark and its Subsidiaries are in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local WARN, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax, except for immaterial non-compliance. There will not have been any “mass layoff” or “plant closing” (as defined by WARN) with respect to Esmark or any of its Subsidiaries within the six (6) months prior to the Closing.

(l) Neither Esmark nor any of its Subsidiaries is a party to any Contract, agreement, plan or other arrangement that, individually or collectively, could give rise to the payment of any amount which would not be deductible by reason of Section 162(m) or Section 280G of the Code or would be subject to withholding under Section 4999 of the Code.

4.12 Environmental Matters. Except as set forth in Section 4.12 of the Esmark Disclosure Schedule and those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have an Esmark Material Adverse Effect, (A) each of Esmark and its Subsidiaries is, and since December 31, 2004 has been, in compliance with all applicable Environmental Laws, (B) there is no investigation, suit, claim, action or proceeding relating to or arising under Environmental Laws that is pending or, to the Knowledge of Esmark, threatened against Esmark or any of its Subsidiaries or any real property currently or, to the Knowledge of Esmark, formerly owned, operated or leased by Esmark or any of its Subsidiaries, (C) neither Esmark nor any of its Subsidiaries has received any notice of or entered into or assumed by Contract or operation of Law or otherwise, any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws, and (D) no facts, circumstances or conditions exist with respect to Esmark or any of its Subsidiaries or any property currently (or, to the Knowledge of Esmark, formerly) owned, operated or leased by Esmark or any of its Subsidiaries or any property to or at which Esmark or any of its Subsidiaries transported or arranged for the disposal or treatment of Hazardous Materials that would reasonably be expected to result in Esmark and its Subsidiaries incurring Environmental Liabilities.

4.13 Contracts.

(a) Set forth in Section 4.13(a) of the Esmark Disclosure Schedule is a list of each of the following Contracts to which Esmark or any of its Subsidiaries is a party:

(i) any Contract that purports to limit, curtail or restrict the ability of Esmark or any of its existing or future Subsidiaries or Affiliates to compete in any geographic area or line of business or restrict the Persons to whom Esmark or any of its existing or future Subsidiaries or Affiliates may sell products or deliver services;

(ii) any partnership or joint venture agreement;

(iii) any Contract for the acquisition, sale or lease of material properties or assets (by merger, purchase or sale of stock or assets or otherwise) (A) entered into since August 1, 2003 or (B) currently in effect, which requires ongoing performance or imposes ongoing obligations, in each case excluding purchase orders for inventory entered into in the ordinary course of business;

(iv) any (A) material Contract with any Governmental Authority or (B) contract with any director or officer of Esmark or any of its Subsidiaries or Affiliates;

(v) any loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing indebtedness for borrowed money by Esmark or any of its Subsidiaries or any Contract or instrument pursuant to which indebtedness for borrowed money may be incurred or is guaranteed by Esmark or any of its Subsidiaries;

(vi) any financial derivatives master agreement or confirmation, or futures account opening agreements and/or brokerage statements, evidencing financial hedging or similar trading activities;

(vii) any voting agreement or registration rights agreement;

(viii) any mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien on any material property or assets of Esmark or any of its Subsidiaries;

(ix) any customer, client or supply Contract (other than a purchase order received in the ordinary course of business) that involved consideration in fiscal year 2006 in excess of $2,000,000 or that is reasonably likely to involve consideration in fiscal year 2007 in excess of $2,000,000;

(x) any Contract (other than customer, client or supply Contracts or purchase orders received in the ordinary course of business) that involves consideration (whether or not measured in cash) of greater than $2,000,000;

(xi) any collective bargaining agreements;

(xii) any “standstill” or similar agreement;

(xiii) to the extent material to the business or financial condition of Esmark and its Subsidiaries, taken as a whole, any (A) lease or rental Contract, (B) product design or development Contract, (C) consulting Contract, (D) indemnification Contract, (E) license or royalty Contract, (F) merchandising, sales representative or distribution Contract or (G) Contract granting a right of first refusal or first negotiation; and

(xiv) any commitment or agreement to enter into any of the foregoing (the Contracts and other documents required to be listed on Section 4.13(a) of the Esmark Disclosure Schedule, together with any and all other Contracts of such type entered into in accordance with Section 5.2(b), each an “Esmark Material Contract”). Esmark has heretofore made available to WPC correct and complete copies of each Esmark Material Contract in existence as of the date hereof, together with any and all amendments and supplements thereto and material “side letters” and similar documentation relating thereto.

(b) Except as set forth in Section 4.13(b) of the Esmark Disclosure Schedule, (i) each of the Esmark Material Contracts is valid, binding and in full force and effect and is enforceable in accordance with its terms by Esmark and its Subsidiaries party thereto, subject to the Bankruptcy and Equity Exception; (ii) no approval, consent or waiver of any Person is needed in order that any Esmark Material Contract continue in full force and effect following the consummation of the transactions contemplated hereby; (iii) none of Esmark or any of its Subsidiaries is in default under any Esmark Material Contract, nor to the Knowledge of Esmark does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder by Esmark and its Subsidiaries party thereto, except for such defaults as, individually or in the aggregate, have not had and would not reasonably be expected to have an Esmark Material Adverse Effect;

(iv) to the Knowledge of Esmark, no other party to any Esmark Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder, except for such defaults as, individually or in the aggregate, have not had and would not reasonably be expected to have an Esmark Material Adverse Effect; and (v) none of Esmark or any of its Subsidiaries has received any notice of termination or cancellation under any Esmark Material Contract, received any notice of breach or default in any material respect under any Esmark Material Contract which breach has not been cured, or granted to any third party any rights, adverse or otherwise, that would constitute a breach of any Esmark Material Contract.

4.14 Title to Properties. Each of Esmark and its Subsidiaries (i) has good and valid title to all properties and other assets and good, marketable, indefeasible and insurable fee simple title to all real property assets which are reflected in the Esmark Financial Statements as being owned by Esmark or one of its Subsidiaries (or acquired after the date thereof) and which are, individually or in the aggregate, material to Esmark’s businesses or financial condition on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice and not in violation of this Agreement), free and clear of all Liens except (w) Permitted Liens, (x) statutory Liens securing payments not yet due, (y) security interests, mortgages and pledges that secure indebtedness that is reflected in the Esmark Financial Statements and (z) such other imperfections or irregularities of title or other Liens that, individually or in the aggregate, do not and would not reasonably be expected to materially affect the use of the properties or assets subject thereto or otherwise materially impair business operations as presently conducted or as currently proposed by Esmark management to be conducted, and (ii) is the lessee or sublessee of all leasehold estates and leasehold interests (or acquired after the date thereof) which are, individually or in the aggregate, material to Esmark business or financial condition on a consolidated basis. Each of Esmark and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases in all material respects.

4.15 Intellectual Property.

(a) For purposes of this Agreement:

(i) “Esmark Intellectual Property” means all Intellectual Property Rights used in or necessary for the conduct of the business of Esmark or any of its Subsidiaries, or owned or held for use by Esmark or any of its Subsidiaries.

(ii) “Esmark Technology” means all Technology used in or necessary for the conduct of the business of Esmark or any of its Subsidiaries, or owned or held for use by Esmark or any of its Subsidiaries.

(b) Section 4.15(b) of the Esmark Disclosure Schedule sets forth (i) an accurate and complete list of all material Patents, registered Marks, pending applications for registrations of any Marks and any unregistered Marks, registered Copyrights and pending applications for registration of any Copyrights owned or filed by Esmark or any of its Subsidiaries and (ii) the jurisdictions in which each such material Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed.

(c) Except for the Intellectual Property Rights and Technology owned by Esmark or any of its Subsidiaries as set forth in Section 4.15(c) of the Esmark Disclosure Schedule, Esmark and/or one of its Subsidiaries is the sole and exclusive owner of, or has valid and continuing rights to use, sell and license, all of the Esmark Intellectual Property and the Esmark Technology. To the Knowledge of Esmark, and except as would not reasonably be expected to have an Esmark Material Adverse Effect, the use, practice or other commercial exploitation of the Esmark Intellectual Property by Esmark or any of its Subsidiaries and the manufacturing, licensing, marketing, importation, offer for sale, sale or use of the Esmark Technology, and the operation of Esmark and its Subsidiaries’ businesses do not infringe, constitute an unauthorized use of or misappropriate any Intellectual Property Rights of any third Person. Except as set forth in Section 4.15(c) of the Esmark Disclosure Schedule, none of Esmark or any of its Subsidiaries (i) has received any written or oral notice claiming that the use, practice or other commercial exploitation of the Esmark Intellectual Property and the Esmark Technology by Esmark or any of its Subsidiaries or the manufacturing, licensing, marketing, importation, offer for sale, sale or use of the Esmark Technology, or the operation of Esmark and its Subsidiaries’ businesses infringes, constitutes an unauthorized use of or misappropriates any Intellectual Property Rights of any third Person, or (ii) is a party to or the subject of any pending or, to the Knowledge of Esmark, threatened suit, action, investigation or proceeding which involves a claim (A) against Esmark or any of its Subsidiaries, of infringement, unauthorized use, or violation of any Intellectual Property Rights of any Person, or challenging the ownership, use, validity or enforceability of any Esmark Intellectual Property, or (B) contesting the right of Esmark or any of its Subsidiaries to use, sell, exercise, license, transfer or dispose of any Esmark Intellectual Property or the Esmark Technology, or any products, processes or materials covered thereby in any manner. Neither Esmark nor any Esmark Subsidiary has received written notice of any such threatened claim.

(d) To the Knowledge of Esmark, no Person (including employees and former employees of Esmark or any of its Subsidiaries) is infringing, violating, misappropriating or otherwise misusing any Esmark Intellectual Property, and neither Esmark, nor any of its Subsidiaries has made any such claims against any Person (including employees and former employees of Esmark or any of its Subsidiaries).

(e) Esmark and its Subsidiaries have taken all reasonably necessary and appropriate steps to protect and preserve the confidentiality of all Trade Secrets and any other confidential information of Esmark or its Subsidiaries.

(f) Esmark and its Subsidiaries own, lease or license all Computer Systems that are necessary for the operations of the businesses of Esmark and its Subsidiaries as each is presently conducted. Except as would not reasonably be expected to have an Esmark Material Adverse Effect, the (i) Computer Systems used by Esmark and its Subsidiaries have functioned consistently and accurately since being installed, and (ii) data storage and transmittal capability, functionality and performance of each item of the Computer Systems and the Computer Systems as a whole are reasonably satisfactory for Esmark and its Subsidiaries’ businesses as presently conducted. The Computer Systems used by Esmark and its Subsidiaries have not failed to any material extent and the data which they process has not been corrupted. Esmark and its Subsidiaries have taken all reasonable steps in accordance with industry standards to preserve the availability, security and integrity of the Computer Systems and the data and information stored on the Computer Systems.

4.16 Insurance. Section 4.16 of the Esmark Disclosure Schedule sets forth a correct and complete list of all material insurance policies (including information on the premiums payable in connection therewith and the scope and amount of the coverage provided thereunder) maintained by Esmark or any of its Subsidiaries (the “Esmark Policies”). Esmark Policies (i) have been issued by insurers which, to the Knowledge of Esmark, are reputable and financially sound, (ii) provide coverage for the operations conducted by Esmark and its Subsidiaries of a scope and coverage consistent with customary practice in the industries in which Esmark and its Subsidiaries operate and (iii) are in full force and effect. Neither Esmark, nor any of its Subsidiaries is in material breach or default, and none of Esmark or any of its Subsidiaries have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any of the Esmark Policies. No notice of cancellation or termination has been received by Esmark with respect to any of the Esmark Policies. The consummation of the transactions contemplated hereby will not, in and of itself, cause the revocation, cancellation or termination of any Esmark Policy.

4.17 Brokers and Other Advisors. Except for JPMorgan Securities, Inc. and Raymond James & Associates, Inc., the fees and expenses of which will be paid by Esmark, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Esmark or any of its Subsidiaries.

4.18 Internal Accounting Controls. Except as set forth in Section 4.18 of the Esmark Disclosure Schedule, Esmark and each of its Subsidiaries maintains accurate books and records in all material respects reflecting its material assets and material liabilities, and maintains internal accounting controls which provide reasonable assurance that (i) material transactions are executed in accordance with management’s authorization, (ii) material transactions are recorded as necessary to permit preparation of the financial statements of Esmark or any Subsidiary and to maintain accountability for Esmark and each such Subsidiary’s material assets, (iii) access to Esmark or any of its Subsidiaries’ material assets is permitted only in accordance with management’s authorization and (iv) the reporting of Esmark or any of its Subsidiaries’ material assets is compared with existing assets at reasonable intervals.

ARTICLE V

ADDITIONAL COVENANTS AND AGREEMENTS

5.1 Preparation of the Form S-4 and the Proxy Statement; WPC Stockholders Meeting; Esmark Stockholder Approval.

(a) As soon as practicable following the date of this Agreement, WPC and Esmark shall prepare and WPC shall file with the SEC the Proxy Statement and WPC and Esmark shall prepare and NewCo shall file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of WPC and Esmark shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S-4 effective for so long as necessary to consummate the Combination. WPC shall, subject to Section 5.3, use its reasonable best efforts to cause the Proxy Statement to be mailed to the stockholders of WPC as promptly as practicable after the Form S-4 is declared effective under the Securities Act. NewCo shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities Laws in connection with the issuance of shares of NewCo Common Stock in the Combination. No filing of, or amendment or supplement to, the Form S-4 shall be made by NewCo, and no filing of, or amendment or supplement to, the Proxy Statement, shall be made by WPC, in each case, without providing the other party a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to WPC, Esmark or any of their respective Affiliates, directors or officers, should be discovered by WPC or Esmark which should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of WPC. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement, the Form S-4 or the Combination and (ii) all orders of the SEC relating to the Form S-4.

(b) WPC shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “WPC Stockholders Meeting”) for the purpose of obtaining WPC Stockholder Approval. Subject to Section 5.3(c), WPC shall, through the Special Committee and its Board of Directors, recommend to its stockholders adoption of this Agreement (the “WPC Board Recommendation”). The Proxy Statement shall include a copy of the Fairness Opinion and (subject to Section 5.3(c) the WPC Board Recommendation). Without limiting the generality of the foregoing, WPC’s obligations pursuant to the first sentence of this Section 5.1(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to WPC of any Takeover Proposal or (ii) any WPC Adverse Recommendation Change. Notwithstanding anything to the contrary contained in this Agreement, WPC shall not be required to hold the WPC Stockholders Meeting if this Agreement is terminated in accordance with its terms.

(c) Subject to Section 2.10, Esmark shall, no later than the date of the WPC Stockholders Meeting or such other date as the parties may agree, duly submit to its stockholders this Agreement for the purpose of obtaining Esmark Stockholder Approval at a meeting of the stockholders of Esmark, duly called and held (the “Esmark Stockholders Meeting”) or in an action by written consent of the stockholders of Esmark, in each case, in accordance with the DGCL and the Esmark Charter Documents. Esmark shall, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement and shall use commercially reasonable efforts to solicit such approval by its stockholders in accordance with the

DGCL and the Esmark Charter Documents. Esmark shall comply with Section 262(d)(1) or (2) of the DGCL, as applicable, with respect to notifying its stockholders of the availability of appraisal rights. As promptly as practicable after obtaining the Esmark Stockholder Approval, but in no event later than two (2) days prior to the Closing Date, Esmark shall notify each of its stockholders who is entitled to appraisal rights of the approval of the Esmark Merger and that appraisal rights are available, pursuant to Section 262 of the DGCL.

5.2 Conduct of Business.

(a) WPC. Except with the prior written consent of Esmark, for the matters set forth in Schedule 5.2(a), as expressly permitted by this Agreement, or as required by applicable Law, during the period from the date of this Agreement until the Effective Time, WPC shall, and shall cause each of its Subsidiaries to, (w) conduct its business in the ordinary course consistent with past practice, (x) comply in all material respects with all applicable Laws and the requirements of all Material Contracts, (y) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, in each case, to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time, and (z) keep in full force and effect all material WPC Policies, other than changes to such WPC Policies made in the ordinary course of business. Without limiting the generality of the foregoing, except with the prior written consent of Esmark, for the matters set forth in Schedule 5.2(a) as expressly permitted by this Agreement or as required by applicable Law, during the period from the date of this Agreement to the Effective Time, WPC shall not, and shall not permit any of its Subsidiaries or, to the fullest extent permitted under the Joint Venture Documents, any of the Joint Ventures to:

(i) (A) issue, sell, grant, dispose of, pledge or otherwise encumber any shares of its capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, voting securities or equity interests, provided that (x) WPC may issue WPC Common Shares upon the exercise of WPC Stock Options or the vesting of WPC Stock Unit Awards granted under the WPC Stock Incentive Plan that are outstanding on the date of this Agreement and in accordance with the terms thereof or pursuant to WPC’s profit sharing plan with its employees or agreement with VEBA, or pursuant to WPC’s 401(k) plans set forth in Section 3.11(a) of the WPC Disclosure Schedule, each in existence as of the date hereof and copies of which have been provided to Esmark and (y) capital stock, voting securities or equity interests of WPC’s Subsidiaries may be (1) issued to WPC or a direct or indirect wholly owned Subsidiary of WPC and (2) pledged to the extent required under WPC’s existing credit agreement listed in Section 3.13(a) of the WPC Disclosure Schedule; (B) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any shares of its capital stock, voting securities or equity interests; (C) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or otherwise make any payments to its stockholders in their capacity as such (other than dividends by a direct or indirect wholly owned Subsidiary of WPC to its parent); (D) split, combine, subdivide or reclassify any shares of its capital stock; or (E) amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under, any provision of the WPC Stock Plans or any agreement evidencing any outstanding WPC Stock Option or other right to acquire capital stock of WPC or any restricted stock purchase agreement or any similar or related Contract;

(ii) incur or assume any indebtedness for borrowed money or guarantee any indebtedness (or enter into a “keep well” or similar agreement) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of WPC, any of its Subsidiaries or any of the Joint Ventures, other than (A) borrowings by WPC in the ordinary course of business in amounts not in excess of $475,000,000 in the aggregate outstanding at any time under WPC’s existing credit agreements listed in Section 3.13(a) of the WPC Disclosure Schedule and guarantees of such borrowings issued by WPC’s Subsidiaries to the extent required under the terms of such credit facilities, (B) borrowings from WPC by a direct or indirect wholly owned Subsidiary of WPC in the ordinary course of business consistent with past practice and (C) borrowings by any of the Joint Ventures in the ordinary course of business for which there is no guarantee of by, or recourse against, WPC or any of its Subsidiaries;

(iii) except as set forth in Schedule 5.2(a) , sell, transfer, lease, mortgage, encumber or otherwise dispose of or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of its properties or assets (including securities of Subsidiaries) with a fair market value in excess of $15,000,000 in the aggregate to any Person, except (A) sales of inventory in the ordinary course of business consistent with past practice, (B) pursuant to Contracts in force at the date of this Agreement and listed in Schedule 5.2(a) , correct and complete copies of which have been made available to Esmark, (C) dispositions of obsolete or worthless assets or (D) transfers among WPC and its wholly owned Subsidiaries;

(iv) make any capital expenditure or expenditures which (A) involves the purchase of real property or (B) is in excess of $2,000,000 in the aggregate, except for capital expenditures (1) required to address an emergency (of which WPC shall promptly notify Esmark), (2) subject to the prior written approval of, and in consultation with, Esmark, and (3) provided for in the relevant period in WPC’s Capital Spending Detail 2005—2009, as previously provided by WPC to Esmark;

(v) directly or indirectly acquire (A) by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or division, business or equity interest of any Person or (B) any assets, except in the ordinary course of business consistent with past practice or that do not have a purchase price in excess of $500,000 in the aggregate;

(vi) except for investments or working capital loans required under the limited liability company agreement of Mountain State Carbon, LLC, make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person other than a direct or indirect wholly owned Subsidiary of WPC or a Joint Venture, which WPC controls, in the ordinary course of business;

(vii) (A) enter into, terminate or amend any Material Contract, or, other than in the ordinary course of business consistent with past practice, any other Contract that is material to WPC and its Subsidiaries, taken as a whole, (B) enter into or extend the term or scope of any Contract that purports to restrict WPC, any Joint Venture or any existing or future Subsidiary or Affiliate of WPC, from engaging in any line of business or in any geographic area, (C) enter into any Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the transactions contemplated hereby or (D) release any Person from, or modify or waive any provision of, any confidentiality, standstill or similar agreement;

(viii) (A) increase in any manner the compensation of any of its directors, officers or employees or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, director, officer, other employee, consultant or Affiliate or (B) amend or otherwise modify benefits under any WPC Plan, grant any awards under any WPC Plan (including the grant of stock options, stock appreciation rights, stock-based or stock-related awards, performance units, restricted stock units or restricted stock, or the removal of existing restrictions in any Contract or WPC Plan or awards made thereunder), accelerate the payment or vesting of benefits or amounts payable or to become payable under any WPC Plan as in effect on the date hereof, or terminate or establish any WPC Plan, other than, in the case of clause (A) or (B), (x) as required pursuant to applicable Law or the terms of the agreements set forth in Schedule 5.2(a) (correct and complete copies of which have been made available to Esmark) and (y) increases in salaries, wages and benefits of employees (other than officers) made in the ordinary course of business and in amounts and in a manner consistent with past practice;

(ix) except as set forth on Schedule 5.2(a) , make or change any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any material Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain any Tax ruling;

(x) make any changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(xi) amend the WPC Charter Documents or the WPC Subsidiary Documents;

(xii) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly owned Subsidiaries of WPC);

(xiii) approve any transaction, or any third party becoming an “interested stockholder”, under Section 203 of the DGCL;

(xiv) except as set forth in Schedule 5.2(a), pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in accordance with their terms of liabilities, claims or obligations reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of WPC included in the Filed WPC SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

(xv) issue any broadly distributed written communication of a general nature to employees (including general communications relating to benefits and compensation) or customers without the prior approval of Esmark, except for communications in the ordinary course of business that do not relate to the transactions contemplated hereby;

(xvi) except as set forth in Schedule 5.2(a), settle or compromise any litigation, proceeding or investigation material to WPC and its Subsidiaries taken as a whole (this covenant being in addition to WPC’s agreement set forth in Section 5.9 hereof); or

(xvii) agree, in writing or otherwise, to take any of the foregoing actions.

(b) Esmark. Except with the prior written consent of WPC acting with the approval of the Special Committee, for the matters set forth in Schedule 5.2(b), as expressly permitted by this Agreement or as required by applicable Law, during the period from the date of this Agreement until the Effective Time, Esmark shall, and shall cause each of its Subsidiaries to, (w) conduct its business in the ordinary course consistent with past practice, (x) comply in all material respects with all applicable Laws and the requirements of all Material Contracts, (y) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, in each case, to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time, and (z) keep in full force and effect all material Esmark Policies, other than changes to such Esmark Policies made in the ordinary course of business. Without limiting the generality of the foregoing, except with the prior written consent of WPC acting with the approval of the Special Committee, for the matters set forth in Schedule 5.2(b), as expressly permitted by this Agreement or as required by applicable Law, during the period from the date of this Agreement to the Effective Time, Esmark shall not, and shall not permit any of its Subsidiaries to:

(i) (A) issue, sell, grant, dispose of, pledge or otherwise encumber any shares of its capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, voting securities or equity interests, (B) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any shares of its capital stock, voting securities or equity interests; (C) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or otherwise make any payments to its stockholders in their capacity as such (other than dividends by a direct or indirect wholly owned Subsidiary of Esmark to its parent and dividends of cash by Esmark consistent with Esmark’s obligations under Section 6.3(d)); (D) split, combine, subdivide or reclassify any shares of its capital stock; or (E) amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under any agreement evidencing any Esmark Derivatives or other rights to acquire capital stock of Esmark or any restricted stock purchase agreement or any similar or related Contract;

(ii) incur or assume any indebtedness for borrowed money or guarantee any indebtedness (or enter into a “keep well” or similar agreement) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Esmark, other than borrowings by Esmark in the ordinary course of business consistent with past practice;

(iii) sell, transfer, lease, mortgage, encumber or otherwise dispose of or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of its properties or assets (including securities of Subsidiaries) with a fair market value in excess of $15,000,000 in the aggregate to any Person, except (A) sales of inventory in the ordinary course of business consistent with past practice, (B) pursuant to Contracts in force at the date of this Agreement and listed on Schedule 5.2(b), correct and complete copies of which have been made available to WPC, (C) dispositions of obsolete or worthless assets or (D) transfers among Esmark and its wholly owned Subsidiaries;

(iv) except as set forth in Schedule 5.2(b), make any capital expenditure or expenditures which (A) involves the purchase of real property or (B) is in excess of $2,000,000 in the aggregate;

(v) directly or indirectly acquire (A) by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or division, business or equity interest of any Person or (B) any assets, except in the ordinary course of business consistent with past practice or that do not have a purchase price in excess of $500,000 in the aggregate;

(vi) make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person other than a direct or indirect wholly owned Subsidiary of Esmark in the ordinary course of business;

(vii) (A) enter into, terminate or amend any Esmark Material Contract, or, other than in the ordinary course of business consistent with past practice, any other Contract that is material to Esmark and its Subsidiaries, taken as a whole, (B) enter into or extend the term or scope of any Contract that purports to restrict Esmark or any existing or future Subsidiary or Affiliate of Esmark, from engaging in any line of business or in any geographic area, (C) enter into any Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the transactions contemplated hereby or (D) release any Person from, or modify or waive any provision of, any confidentiality, standstill or similar agreement;

(viii) (A) increase in any manner the compensation of any of its directors, officers or employees or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, director, officer, other employee, consultant or Affiliate or (B) amend or otherwise modify benefits under any Esmark Plan, grant any awards under any Esmark Plan (including the grant of stock options, stock appreciation rights, stock-based or stock-related awards, performance units, restricted stock units or restricted stock, or the removal of existing restrictions in any Contract or Esmark Plan or awards made thereunder), accelerate the payment or vesting of benefits or amounts payable or to become payable under any Esmark Plan as in effect on the date hereof, or terminate or establish any Esmark Plan, other than, in the case of clause (A) or (B), (x) as required pursuant to applicable law or the terms of the agreements set forth on Schedule 5.2(b) (correct and complete copies of which have been made available to WPC) and (y) increases in salaries, wages and benefits of employees (other than officers) made in the ordinary course of business and in amounts and in a manner consistent with past practice;

(ix) make or change any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any material Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain any Tax ruling;

(x) make any changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(xi) amend the Esmark Charter Documents;

(xii) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly owned Subsidiaries of Esmark);

(xiii) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in accordance with their terms of liabilities, claims or obligations reflected or reserved against in the most recent Esmark Financial Statements (or the notes thereto) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

(xiv) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) or customers without the prior approval of WPC, except for communications in the ordinary course of business that do not relate to the transactions contemplated hereby;

(xv) settle or compromise any litigation, proceeding or investigation material to Esmark and its Subsidiaries, taken as a whole;

(xvi) use the proceeds from any Additional Esmark Equity except (A) for expenditures made in the ordinary course of business consistent with past practice and (B) in compliance with the covenants set forth in this Section 5.2(b) and

(xvii) agree, in writing or otherwise, to take any of the foregoing actions.

Notwithstanding the foregoing or any other provision of this Agreement, (i) subject to any applicable Laws, Esmark may sell, redeem, dividend or otherwise dispose of any WPC Common Shares (including the cash equivalent thereof) owned by Esmark or its Subsidiaries; and (ii) prior to the Closing, Esmark shall be permitted to eliminate some or all of the Earn-Out Shares by issuing shares of Esmark Common Stock to the holders of the Earn-Out Shares in amounts not to exceed the total number of possible shares due each such holder, respectively, or in the aggregate, not to exceed the total amount of all such Earn-Out Shares set forth in Section 4.2(a).

5.3 No Solicitation by WPC, Etc.

(a) WPC shall, and shall cause its Subsidiaries and WPC and its Subsidiaries’ respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a Takeover Proposal, and request the prompt return or the destruction of all copies of confidential information previously provided to such Persons by WPC, its Subsidiaries or Representatives. WPC shall not, and shall cause its Subsidiaries and Representatives not to, directly or indirectly (i) solicit, initiate, cause, knowingly facilitate or knowingly encourage (including by way of furnishing information) any Takeover Proposal or any inquiry that constitutes, or may reasonably be expected to lead to, any Takeover Proposal, (ii) other than solely to inform a third party of the provisions of this Section 5.3, participate in any discussions or negotiations with any third party regarding any Takeover Proposal, (iii) accept a Takeover Proposal or enter into any agreement related to any Takeover Proposal or (iv) enter into any agreement that would require WPC to abandon the Combination or terminate this Agreement.

Notwithstanding the foregoing, if the Special Committee and/or the Board of Directors of WPC receives an unsolicited, bona fide written Takeover Proposal made after the date hereof in circumstances not involving a breach of this Agreement or any standstill agreement, and the Special Committee determines in good faith (after receiving the advice of a financial advisor of national recognized reputation) that such Takeover Proposal constitutes or is reasonably likely to constitute a Superior Proposal, and with respect to which the Special Committee determines in good faith (after considering applicable Law and after consulting with and receiving the advice of outside counsel) that the taking of the actions specified in clauses (A) or (B) of this Section 5.3(a) below (or the Special Committee making a recommendation or report to the Board of WPC with respect to the taking of such actions) is reasonably necessary in order for the Special Committee and/or the Board of WPC to comply with its fiduciary duties to the stockholders of WPC under applicable Law, then WPC may, at any time prior to obtaining WPC Stockholder Approval (but in no event after obtaining WPC Stockholder Approval) and after providing Esmark not less than 24 hours written notice of its intention to take such actions, (A) furnish information with respect to WPC and its Subsidiaries to the Person making such Takeover Proposal (and its Representatives), but only after such Person enters into a customary confidentiality agreement with WPC (which confidentiality agreement must be no less favorable to WPC (i.e., no less restrictive with respect to the conduct of such Person) than the Confidentiality Agreement), provided that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with WPC and may not restrict WPC from complying with this Section 5.3, and (2) concurrently with its delivery to such Person, WPC delivers to Esmark all such information not previously provided to Esmark, and (B) participate in discussions and negotiations with such Person regarding such Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by WPC’s Subsidiaries or Representatives shall be deemed to be a breach of this Section 5.3 by WPC. To the fullest extent permitted under the Joint Venture Documents, WPC shall cause the Joint Ventures, their Subsidiaries and the Joint Ventures’ and their Subsidiaries’ Representatives to comply with this Section 5.3. WPC shall provide Esmark with a correct and complete copy of any confidentiality agreement entered into pursuant to this paragraph within 24 hours of the execution thereof.

(b) In addition to the other obligations of WPC set forth in this Section 5.3, WPC shall promptly advise Esmark, orally and in writing, and in no event later than 24 hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, WPC in respect of any Takeover Proposal, and shall, in any such notice to Esmark, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Esmark reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and WPC shall provide Esmark with copies of any additional written materials received that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

(c) Except as expressly permitted by this Section 5.3(c), neither the Board of Directors of WPC nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Esmark, the WPC Board Recommendation or the approval or declaration of advisability by such Board of Directors of this Agreement and the transactions contemplated hereby (including the Combination), (ii) adopt, approve or recommend, or propose publicly to adopt, approve or recommend, any Takeover Proposal (any action described in clauses (i) or (ii) being referred to as a “WPC Adverse Recommendation Change”) or (iii) cause or authorize WPC or any of its Subsidiaries to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Takeover Proposal (other than a confidentiality agreement in accordance with Section 5.3(a)) (each, a “WPC Acquisition Agreement”). Notwithstanding the foregoing, any time prior to obtaining the WPC Stockholder Approval, the Special Committee, pursuant to its charter, and/or the Board of Directors of WPC may make a WPC Adverse Recommendation Change and, only upon termination of this Agreement in accordance with Section 7.1(d)(ii), enter into a definitive WPC Acquisition Agreement, (x) following receipt of any Takeover Proposal made after the date hereof with respect to which the Special Committee or Board of Directors of WPC determines in good faith (after receiving the advice of a financial advisor of nationally recognized reputation and of its outside counsel) constitutes a Superior Proposal or (y) if an Esmark Material Adverse Effect has occurred, and, in the case of either (x) or (y), the Board of Directors of WPC determines in good faith (after receiving the advice of its outside counsel) that it is reasonably necessary to do so in order to comply with its fiduciary duties to the stockholders of WPC under applicable Law; provided, however, that no WPC Adverse Recommendation Change may be made and no WPC Acquisition Agreement may be entered into in response to a Superior Proposal until after the fifth (5th) calendar day following Esmark’s receipt of written notice (unless at the time such notice is otherwise required to be given there are less than five (5) calendar days prior to the WPC Stockholders Meeting, in which case WPC shall provide as much notice as is reasonably practicable) from WPC (a “WPC Adverse Recommendation Notice”) advising Esmark that the Special Committee or the Board of Directors of WPC intends to make such WPC Adverse Recommendation Change or WPC intends to enter into such WPC Acquisition Agreement and providing a description of the material terms of such Superior Proposal or any other basis for making such WPC Adverse Recommendation Change or entering into such WPC Acquisition Agreement, the most current version of the WPC Acquisition Agreement, if any, and any other information required by Section 5.3(b) (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new WPC Adverse Recommendation Notice and a new five (5) calendar day period (unless at the time such notice is otherwise required to be given there are less than five (5) calendar days prior to the WPC Stockholders Meeting, in which case WPC shall provide as much notice as is reasonably practicable)). In determining whether to make a WPC Adverse Recommendation Change or to authorize and approve the entry by WPC or its Subsidiaries into a WPC Acquisition Agreement in response to a Superior Proposal, the Special Committee or the Board of Directors of WPC shall take into account any changes to the terms of this Agreement proposed by Esmark (in response to a WPC Adverse Recommendation Notice or otherwise) in determining whether such third party Takeover Proposal still constitutes a Superior Proposal (and WPC shall have negotiated in good faith with Esmark during such five (5) calendar day period (to the extent Esmark desires to negotiate) with respect to such changes to the terms of this Agreement proposed by Esmark).

(d) For purposes of this Agreement:

“Takeover Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Esmark and its Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of WPC and its Subsidiaries (including securities of Subsidiaries) equal to 20% or more of WPC’s consolidated assets or to which 20% or more of WPC’s revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of 20% or more of any class of equity securities of WPC, (C) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in

Section 13(d) of the Exchange Act) beneficially owning 20% or more of any class of equity securities of WPC or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving WPC or any of its Subsidiaries; in each case, other than the transactions contemplated hereby.

“Superior Proposal” means a bona fide written offer, obtained after the date hereof and not in breach of this Agreement or any standstill agreement, to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the equity securities of WPC or all or substantially all of the assets of WPC and its Subsidiaries on a consolidated basis, made by a third party, (i) which is not subject to a financing contingency, (ii) which is otherwise on terms and conditions which the Special Committee and the Board of Directors of WPC determines in its good faith judgment (after consultation with outside counsel and a financial advisor of national reputation) to be more favorable to WPC’s stockholders from a financial point of view than the Combination and the other transactions contemplated hereby, taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been agreed to by Esmark in writing, and (iii) which is reasonably capable of being completed, taking into account any approval requirements and all other financial, legal, regulatory and other aspects of such proposal.

(e) Nothing in this Section 5.3 shall prohibit the Special Committee or the Board of Directors of WPC from taking and disclosing to WPC’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act if such Board determines in good faith, after consultation with outside counsel, that there is a reasonable likelihood that failure to so disclose such position would constitute a violation of applicable Law. For purposes of this Agreement (including Article VII), (i) a factually accurate public statement by WPC that merely describes WPC’s receipt of a Takeover Proposal and the operation of this Agreement with respect thereto shall not be deemed a withdrawal or modification, or proposal by the Board of Directors of WPC to withdraw or modify, such Board’s recommendation of this Agreement or the transactions contemplated hereby, or an approval or recommendation with respect to such Takeover Proposal and (ii) any “stop, look and listen” communication by the Special Committee or the Board of Directors to the stockholders of WPC pursuant to Rule 14d-9(f) under the Exchange Act or any similar communication to the stockholders shall not constitute a WPC Adverse Recommendation Change, provided that, in no event will WPC, the Board of Directors of WPC or any committee thereof (A) recommend that the stockholders of WPC tender their shares in connection with any such tender or exchange offer (or otherwise approve or recommend any Takeover Proposal) or (B) withdraw or modify WPC Board Recommendation, in each case other than in accordance with Section 5.3.

5.4 Reasonable Commercial Efforts.

(a) Subject to the terms and conditions of this Agreement (including Section 5.4(d)), each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable commercial efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated hereby. For purposes hereof, “Antitrust Laws” means the Sherman Act, as amended, the NewCo Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b) In furtherance and not in limitation of the foregoing, (i) each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten (10) Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable commercial efforts to take, or cause to be taken, all other actions consistent with this Section 5.4 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable; and (ii) WPC and Esmark shall each use its reasonable commercial efforts to (x) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the transactions contemplated hereby and (y) if any state takeover statute or similar Law becomes applicable to any of the transactions contemplated hereby, take all action necessary to ensure that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the transactions contemplated hereby.

(c) Each of the parties hereto shall use its reasonable commercial efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated hereby (including, to the extent permitted by applicable Laws relating to the exchange of information, providing copies of all such documents to the outside antitrust counsel of the other parties prior to the submission of the filing or application and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated hereby, including any proceeding initiated by a private party, and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.4, each of the parties hereto shall use its reasonable commercial efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the transactions contemplated hereby. Notwithstanding the foregoing or any other provision of this Agreement, neither Esmark nor WPC shall, without prior written consent of the other, commit to any divestiture transaction or agree to any restriction on its business, and nothing in this Section 5.4 shall (i) limit any applicable rights a party may have to terminate this Agreement pursuant to Section 7.1 so long as such party has up to then complied in all material respects with its obligations under this Section 5.4, (ii) require Esmark or WPC to offer, accept or agree to (A) dispose or hold separate any part of their respective businesses, operations, assets or product lines (or a combination of Esmark’s and WPC’s respective businesses, operations, assets or product lines), (B) not compete in any geographic area or line of business, and/or (C) restrict the manner in which, or whether, NewCo, WPC, Esmark or any of their Affiliates may carry on business in any part of the world or (iii) require any party to this Agreement to contest or otherwise resist any administrative or judicial action or proceeding, including any proceeding by a private party, challenging any of the transactions contemplated hereby as violative of any Antitrust Law.

5.5 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by WPC and Esmark. Thereafter, WPC and Esmark shall consult with each other before issuing, and shall give each other reasonable opportunity to review and comment upon, any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement, the Combination or the other transactions contemplated hereby, and shall not issue or cause the publication of any such press release or other public announcement prior to such consultation, except as may be required by Law or by any applicable listing agreement with a national securities exchange as determined in the good faith judgment of the party proposing to make such release.

5.6 Access to Information; Confidentiality.

(a) Subject to applicable Laws relating to the exchange of information, WPC, on the one hand, and Esmark, on the other hand, shall, and shall cause each of their respective Subsidiaries to, afford WPC and Esmark, respectively, and their respective Representatives, reasonable access during normal business hours to all of WPC’s, and Esmark and their respective Subsidiaries’ and the Joint Ventures’ properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives and WPC and Esmark shall furnish promptly to each other (i) a copy of each report, schedule and other document filed or submitted by WPC or Esmark, as applicable, pursuant to the requirements of Federal or state securities Laws (and WPC shall deliver to Esmark a copy of each report, schedule and other document proposed to be filed or submitted by WPC pursuant to the requirements of Federal securities Laws as promptly as practicable prior to such filing) and a copy of any communication (including “comment letters”) received by WPC or Esmark, as applicable, from the SEC concerning compliance with securities Laws and (ii) all other information concerning WPC or Esmark, as applicable, and their respective Subsidiaries’ and the Joint Ventures’ businesses, properties and personnel as the other may reasonably request, other than the portion of any minutes regarding the deliberations of the WPC Board of Directors or the Board of Directors of Esmark (or any committee thereof) in connection with entering into this Agreement or pursuing other strategic alternatives and any materials provided to the WPC Board of Directors or the Board of Directors of Esmark in connection therewith. Notwithstanding the foregoing, neither WPC nor Esmark shall be obligated to provide such access or information if it determines, in its reasonable best judgment, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third party or jeopardize the protection of an attorney-client privilege in a pending or threatened litigation or governmental investigation. WPC or Esmark, as applicable, shall use reasonable commercial efforts to obtain waivers of any of the foregoing confidentiality obligations and WPC and Esmark shall use reasonable best efforts to enter into appropriate joint defense agreements to preserve attorney-client privilege. Except for disclosures permitted by the terms of the Confidentiality Agreement, dated as of July 10, 2005, between Bouchard Group, L.L.C. and WPC (as it may be amended from time to time, the “Confidentiality Agreement”), WPC and Esmark, respectively, and their respective Representatives shall hold information received from each other pursuant to this Section 5.6 in confidence in accordance with the terms of the Confidentiality Agreement.

(b) Subject to the conditions in Section 5.6(a), (i) access for Esmark and its Representatives, on the one hand, and WPC, on the other hand, shall include access to all material environmentally related audits, studies, reports, analyses and results of investigations performed with respect to the currently or previously owned, leased or operated properties of WPC or any of its Subsidiaries or WPC and Esmark, respectively, and their respective Representatives shall have the right to conduct (or cause an environmental consultant to conduct) Phase I Environmental Site Assessments and compliance audits at any real property owned, operated or leased by WPC or any of its Subsidiaries, respectively, subject to any restrictions imposed in current leases, and WPC and Esmark, respectively, shall cooperate in connection therewith.

(c) No investigation, or information received, pursuant to this Section 5.6 will modify any of the representations and warranties of the parties hereto.

5.7 Notification of Certain Matters. WPC shall give prompt notice to Esmark, and Esmark shall give prompt notice to WPC, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to NewCo, WPC or Esmark, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the transactions contemplated hereby, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause any representation or warranty made by such party contained in this Agreement (A) that is qualified as to materiality or Material Adverse Effect to be untrue and (B) that is not so qualified to be untrue in any material respect, and (iv) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice.

5.8 Indemnification and Insurance.

(a) WPC shall, and from and after the Effective Time NewCo shall, (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of WPC or of a Subsidiary of WPC (each, a “WPC Indemnitee”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, acts or omissions by a WPC Indemnitee in the WPC Indemnitee’s capacity as a director, officer, employee or agent of WPC or such Subsidiary or taken at the request of WPC or such Subsidiary (including in connection with serving at the request of WPC or such Subsidiary as a director, officer, employee or agent of another Person (including any employee benefit plan)), at, or at any time prior to, the Effective Time (including in connection with the transactions contemplated hereby), to the fullest extent permitted under applicable Law and provided under the WPC Charter Documents or any existing agreements with such WPC Indemnitee, and (ii) assume all obligations of WPC and such Subsidiaries to the WPC Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the WPC Charter Documents. Without limiting the foregoing, NewCo, from and after the Effective Time, shall cause the certificate of incorporation and by-laws of WPC to contain provisions no less favorable to the WPC Indemnitees with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the WPC Charter Documents, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the WPC Indemnitees. In addition, from and after the Effective Time, NewCo shall, and NewCo shall cause WPC to, pay any expenses (including fees and expenses of legal counsel) of any WPC Indemnitee under this Section 5.8 (including in connection with enforcing the indemnity and other obligations provided for in this Section 5.8) as incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law.

(b) Esmark shall, and from and after the Effective Time NewCo shall, (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of Esmark or of a Subsidiary of Esmark (each, an “Esmark Indemnitee” and, together with the WPC Indemnitees, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, acts or omissions by an Esmark Indemnitee in the Esmark Indemnitee’s capacity as a director, officer, employee or agent of Esmark or such Subsidiary or taken at the request of Esmark or such Subsidiary (including in connection with serving at the request of Esmark or such Subsidiary as a director, officer, employee or agent of another Person (including any employee benefit plan)), at, or at any time prior to, the Effective Time (including in connection with the transactions contemplated hereby), to the fullest extent permitted under applicable Law and provided under the Esmark Charter Documents or any existing agreements with such Esmark Indemnitee, and (ii) assume all obligations of Esmark and such Subsidiaries to the Esmark Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Esmark Charter Documents. Without limiting the foregoing, NewCo, from and after the Effective Time, shall cause the certificate of incorporation and by-laws of Esmark to contain provisions no less favorable to the Esmark Indemnitees with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the Esmark Charter Documents, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Esmark Indemnitees. In addition, from and after the Effective Time, NewCo shall, and NewCo shall cause Esmark to, pay any expenses (including fees and expenses of legal counsel) of any Esmark Indemnitee under this Section 5.8 (including in connection with enforcing the indemnity and other obligations provided for in this Section 5.8) as incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law.

(c) For a period of at least six (6) years from the Effective Time, NewCo shall cause to be maintained in effect standard policies of directors’ and officers’ liability insurance in amount and scope at least as favorable as existing policies for WPC and Esmark respectively, including coverage with respect to claims arising from facts or events that occurred on or prior to the Effective Time; or if WPC or Esmark do not obtain such tail policies prior to the Effective Time, then each of WPC and Esmark shall maintain in effect for six (6) years from the Effective Time their current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently covered by such directors’ and officers’ liability insurance policies on terms with respect to such coverage, and in amount, not less favorable to such individuals than those of such policy in effect on the date hereof (or NewCo may cause WPC and Esmark to substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters occurring prior to the Effective Time); provided, however, that, if the aggregate annual premiums for the insurance specified in this Section 5.8(c) shall exceed 250% of the current aggregate annual premium paid by WPC or Esmark, then NewCo shall provide or cause to be provided a policy for the applicable individuals with the best coverage as shall then be available at an annual premium of 250% of the current aggregate annual premium.

(d) The provisions of this Section 5.8 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. The obligations of WPC, Esmark and NewCo under this Section 5.8 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.8 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8).

5.9 Securityholder Litigation. WPC shall give Esmark and NewCo the opportunity to participate in the defense or settlement of any securityholder litigation against WPC and/or its directors relating to the transactions contemplated hereby, and no such settlement shall be agreed to without Esmark’s prior written consent if the aggregate of all such settlements is in excess of $5,000,000 exclusive of insurance proceeds or would materially impair the ability of WPC to consummate any of the transactions contemplated hereunder.

5.10 Fees and Expenses. Except as set forth in this Section 5.10, all fees and expenses incurred in connection with this Agreement, the Combination and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Combination is consummated; provided, however, that (a) WPC and Esmark shall share equally all fees and expenses, other than attorneys’ fees, incurred in relation to the printing and filing of the Proxy Statement (including any related preliminary materials) and the Form S-4 (including financial statements and exhibits) and any amendments or supplements; (b) upon termination of this Agreement by WPC pursuant to Section 7.1(d)(ii), WPC shall reimburse Esmark for all actual out-of-pocket expenses incurred by Esmark relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, fees and expenses of Esmark’s counsel, accountants and financial advisors), up to a maximum aggregate amount of $2,000,000.00; and (c) upon termination of this Agreement under Section 7.1, WPC shall reimburse, to the extent it has not already done so, Esmark for all of its fees and expenses in connection with the proxy solicitation for the WPC 2006 annual meeting so long as such reimbursement is permitted under Delaware law and the amounts do not exceed those which have been presented to the Special Committee prior to the date hereof or which are otherwise agreed to in writing by the Special Committee.

5.11 Affiliates. As soon as practicable after the date hereof, each of WPC and Esmark will provide the other with a list identifying all Persons who will be, in its reasonable judgment after review by its counsel, at the time this Agreement is submitted for adoption by the stockholders of WPC, “affiliates” of it for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations. Each of WPC and Esmark shall use its reasonable commercial efforts to cause each such Person to deliver to the other at least thirty (30) days prior to the Closing a written agreement substantially in the form attached as Exhibit E. NewCo shall be entitled to place appropriate legends on the certificates evidencing any NewCo Common Stock to be received by such Rule 145 affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for NewCo Common Stock, consistent with the terms of the affiliate agreements.

5.12 Reorganization Treatment. WPC and Esmark shall each execute and deliver to Buchanan Ingersoll & Rooney PC, counsel to the Special Committee, and McGuireWoods LLP, counsel to Esmark, certificates in such form and at such time or times as reasonably requested by each such law firm in connection with its delivery of the tax opinion referred to in Section 6.2 or 6.3, as the case may be. Prior to the Effective Time, neither WPC nor Esmark shall take or cause to be taken any action which would cause to be untrue any of the representations in such certificates.

5.13 Rule 16b-3.

(a) Prior to the Effective Time, WPC and Esmark shall take such steps as may be reasonably requested by any party hereto to cause dispositions of WPC equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of WPC to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters (the “No-Action Letter”).

(b) Prior to the Effective Time, Esmark shall take such steps as may be reasonably requested by any party hereto to cause acquisitions of Esmark equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who shall be a director or officer of Esmark immediately following the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with the No-Action Letter.

5.14 Credit Agreements. WPC shall reasonably cooperate with Esmark in taking all commercially reasonable actions related to the Credit Agreements, including, but not limited to, negotiating with the Emergency Steel Loan Guarantee Board (the “ESLGB”) and the lenders under the Credit Agreements to (i) obtain the consent of the ESLGB and the lenders to the Combination; and (ii) ensure that the guarantees of the ESLGB remain in place after the Effective Time.

5.15 Letters of the Accountants.

(a) WPC shall use its reasonable efforts to cause to be delivered to Esmark a letter from WPC’s independent accountants dated a date on or prior to (but no more than two (2) Business Days prior to) the date on which the Form S-4 shall become effective addressed to WPC and Esmark, in form and substance reasonably satisfactory to Esmark and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4; provided that the failure of such a letter to be delivered by WPC’s independent accountants shall not result in a failure of a condition to the Closing (including Section 6.2(b)).

(b) Esmark shall use its reasonable efforts to cause to be delivered to WPC a letter from Esmark’ independent accountants dated a date on or prior to (but no more than two (2) Business Days prior to) the date on which the Form S-4 shall become effective addressed to WPC and Esmark, in form and substance reasonably satisfactory to WPC and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4; provided that the failure of such a letter to be delivered by Esmark’s independent accounts shall not result in a failure of a condition to the Closing (including Section 6.3(b)).

5.16 Stock Exchange Listing. NewCo shall use its reasonable commercial efforts to cause the shares of NewCo Common Stock to be issued in the Combination to be approved for listing on The Nasdaq Stock Market or The New York Stock Exchange, subject to official notice of issuance, prior to the Closing Date.

5.17 NewCo Matters. As soon as is practicable after the execution and delivery of this Agreement, the parties hereto will take all action necessary or appropriate to cause NewCo’s directors and officers to consist of those persons identified in Section 1.4(a).

5.18 Employee Benefits.

(a) WPC Affected Employees:

(i) For a period of at least one year following the Effective Time, NewCo shall cause WPC to provide to non-represented employees of WPC and its Subsidiaries immediately prior to the Effective Time who remain employed with WPC, Esmark, NewCo or any of their Subsidiaries (the “WPC Affected Employees”), compensation and employee benefits no less favorable in the aggregate than those provided pursuant to WPC’s and its Subsidiaries’ compensation and employee benefit policies, plans and programs immediately prior to the Effective Time.

(ii) At and following the Effective Time, NewCo shall credit all service by the WPC Affected Employees with WPC and its Subsidiaries (and any predecessor entities) prior to the Effective Time to be taken into account for purposes of eligibility and vesting (but not benefit accruals) under any compensation and benefit plans (including any equity-based plans), programs, practices and policies of NewCo (the “Benefit Plans”) in which the WPC Affected Employees may participate.

(iii) From and after the Effective Time, with respect to all WPC Affected Employees participating in the Benefit Plans, NewCo shall use reasonable commercial efforts to (i) cause, to the extent such conditions would not apply or would have been waived under the WPC Plans, to be waived any pre-existing condition limitations and any waiting period limitations under employee welfare benefit plans, policies or practices of NewCo in which the WPC Affected Employees participate and (ii) cause to be credited any deductibles, co-payment amounts and out-of-pocket expenses incurred by such employees and their beneficiaries and dependents during the portion of the calendar year prior to participation in the Benefit Plans provided by NewCo.

(b) Esmark Affected Employees:

(i) For a period of at least one year following the Effective Time, NewCo shall cause Esmark to provide to non-represented employees of Esmark and its Subsidiaries immediately prior to the Effective Time who remain employed with Esmark, WPC, NewCo or any of their Subsidiaries (the “Esmark Affected Employees”), compensation and employee benefits no less favorable in the aggregate than those provided pursuant to Esmark’s and its Subsidiaries’ compensation and employee benefit policies, plans and programs immediately prior to the Effective Time.

(ii) At and following the Effective Time, NewCo shall credit all service by the Esmark Affected Employees with Esmark and its Subsidiaries (and any predecessor entities) prior to the Effective Time to be taken into account for purposes of eligibility and vesting (but not benefit accruals) under the Benefit Plans in which the Esmark Affected Employees may participate.

(iii) From and after the Effective Time, with respect to all Esmark Affected Employees participating in the Benefit Plans, NewCo shall use reasonable commercial efforts to (i) cause, to the extent such conditions would not apply or would have been waived under the Esmark Plans, to be waived any pre-existing condition limitations and any waiting period limitations under employee welfare benefit plans, policies or practices of NewCo in which the Esmark Affected Employees participate and (ii) cause to be credited any deductibles, co-payment amounts and out-of-pocket expenses incurred by such employees and their beneficiaries and dependents during the portion of the calendar year prior to participation in the Benefit Plans provided by NewCo.

Notwithstanding any of the foregoing, nothing contained in this Section 5.18 in and of itself shall constitute an amendment to any WPC Plan or Esmark Plan that is a welfare benefit plan that is governed by ERISA, and any amendments to such plans to give effect to the provisions of this Section 5.18 shall be in compliance with the terms of such plans and applicable Laws.

5.19 VEBA Registration Rights Agreement. NewCo shall use reasonable commercial efforts to offer VEBA, as of the Closing Date, registration rights in respect of the shares of NewCo Common Stock to be issued to VEBA in the Combination, on terms no less favorable to VEBA than those contained in the Registration Rights Agreement, dated August 1, 2003, between WPC and VEBA.

5.20 Ancillary Agreements. Each of the parties hereto shall use reasonable commercial efforts to cause NewCo, and NewCo agrees, to negotiate, execute and deliver on or prior to the Closing Date: (i) a standby purchase agreement with the current stockholders of Esmark that are Funds managed by Franklin Mutual Advisers, LLC (the “FMA Stockholders”) providing for the FMA Stockholders to act as the “standby” purchaser(s) of that number of shares of NewCo Common Stock, if any, by which the aggregate number of shares of NewCo Common Stock issued on the exercise of Purchase Rights by stockholders of WPC is less than the Purchase Rights Cap, at a price equal to the Subscription Price and that, in the event fewer than 2,631,579 shares are required to be purchased by the FMA Stockholders as “standby” purchaser(s), granting the FMA Stockholders the right to acquire from NewCo a number of additional shares of NewCo Common Stock equal to such shortfall at the Subscription Price, and having such other terms and conditions mutually agreeable to the parties to such agreement (the “Standby Agreement”); and (ii) a registration rights agreement with the FMA Stockholders (and such other current stockholders of Esmark as the parties shall agree) providing for the registration under the Securities Act (and other applicable securities laws) of sales of the shares of NewCo Common Stock or other securities of NewCo acquired by the FMA Stockholders (and such other persons) pursuant to this Agreement or the Standby Agreement or in any related transaction or otherwise held by the FMA Stockholders (or such other persons) after the Effective Time and having such other terms and conditions mutually agreeable to the parties to such agreement (the “FMA Registration Rights Agreement”).

5.21 Additional Esmark Equity. Esmark agrees that: (a) the Additional Esmark Equity shall not exceed $100,000,000 without the consent of WPC acting though the Special Committee; and (b) any such offering(s) shall be completed by May 15, 2007.

ARTICLE VI

CONDITIONS PRECEDENT

6.1 Conditions to Each Party’s Obligation to Effect the Combination. The respective obligations of each party hereto to effect the Combination shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. This Agreement and the WPC Merger shall have been approved and adopted by the affirmative vote of at least a majority of the WPC Common Shares outstanding entitled to vote thereon in accordance with applicable Law and the WPC Charter Documents, and this Agreement and the Esmark Merger shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding Esmark Common Shares in accordance with applicable Law and the Esmark Charter Documents;

(b) Antitrust. The waiting period (and any extension thereof) applicable to the Combination under the HSR Act shall have been terminated or shall have expired;

(c) No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority or arbitrator (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Combination or making the consummation of the Combination illegal;

(d) Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC;

(e) Stock Listing. The shares of NewCo Common Stock deliverable to the stockholders of WPC as contemplated by this Agreement shall have been approved for listing on The Nasdaq Stock Market or The New York Stock Exchange, subject to official notice of issuance;

(f) Standby Agreement. NewCo and the FMA Stockholders shall have entered into the Standby Agreement;

(g) Additional Esmark Equity. No dispute pursuant to Section 2.2(d) shall exist regarding the amount of the Additional Esmark Equity.

6.2 Conditions to Obligations of Esmark. The obligations of Esmark to effect the Combination are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of WPC contained in this Agreement that are qualified as to materiality or WPC Material Adverse Effect shall be true and correct, and the representations and warranties of WPC contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, and Esmark shall have received a certificate signed on behalf of WPC by the chief executive officer and the chief financial officer of WPC to such effect;

(b) Performance of Obligations of WPC. WPC shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Esmark shall have received a certificate signed on behalf of WPC by the chief executive officer and the chief financial officer of WPC to such effect;

(c) No Restraint. No Restraint that would reasonably be expected to result, directly or indirectly, in any of the effects referred to in Section 6.1(c) shall be in effect;

(d) Tax Opinion. Esmark shall have received from McGuireWoods LLP, tax counsel to Esmark, an opinion dated as of the Closing Date stating that the Combination should be treated for United States

Federal income tax purposes as either (i) a “reorganization” within the meaning of Section 368(a) of the Code, or (ii) as an integrated series of transfers under Section 351 of the Code. In rendering such opinion, McGuireWoods LLP may rely upon the representations and covenants contained in the certificates of WPC, referred to in Section 5.12;

(e) Credit Agreements. The ESLGB and the other parties to the Credit Agreements shall have consented to the Combination and the transactions contemplated thereby, and the guarantees of the ESLGB under the Credit Agreements shall remain in full force and effect after the Effective Time;

(f) FMA Registration Rights Agreement. NewCo and the FMA Stockholders shall have entered into the FMA Registration Rights Agreement.

(g) Consents. WPC shall have obtained or caused to have been obtained all consents set forth in Schedule 6.2(g).

6.3 Conditions to Obligation of WPC. The obligation of WPC to effect the Combination is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Esmark contained in this Agreement that are qualified as to materiality or Esmark Material Adverse Effect shall be true and correct, and the representations and warranties of Esmark contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, and WPC shall have received a certificate signed on behalf of Esmark by an executive officer of Esmark to such effect;

(b) Performance of Obligations of Esmark and NewCo. Esmark, Esmark Merger Sub, WPC Merger Sub and NewCo shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and WPC shall have received a certificate signed on behalf of Esmark by an executive officer of Esmark to such effect; and

(c) Tax Opinion. WPC shall have received from Buchanan Ingersoll & Rooney PC, tax counsel to the Special Committee, an opinion dated as of the Closing Date and stating that the Combination should be treated for United States Federal income tax purposes as either (i) a “reorganization” within the meaning of Section 368(a) of the Code, or (ii) as an integrated series of transfers under Section 351 of the Code. In rendering such opinion, Buchanan Ingersoll & Rooney PC may rely upon representations and covenants contained in the certificates of WPC, referred to in Section 5.12.

(d) Working Capital. The Net Working Capital of Esmark shall equal or exceed $100,000,000 plus the amount of any Additional Esmark Equity as of the end of business on the Closing Date reduced by the amount of the Additional Esmark Equity that is approved for use in writing by WPC acting through the Special Committee. For purposes of this Agreement “Net Working Capital” means the amount of the excess of Esmark’s current assets (not including the amount of cash from any Additional Equity) over its current liabilities, as calculated in accordance with GAAP consistently applied.

(e) Appraisal Rights. As of the Effective Time, holders of not more than five percent (5%) of the outstanding Esmark Common Stock (calculated in accordance with Section 2.1(d) above) shall have perfected appraisal rights under Section 262 of the DGCL.

(f) Consents. Esmark shall have obtained or caused to have been obtained all consents set forth in Schedule 6.3(f).

ARTICLE VII

TERMINATION

7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time:

(a) Mutual Consent. By the mutual written consent of WPC and Esmark duly authorized by each of their respective Boards of Directors; or

(b) by either of WPC or Esmark:

(i) if the Combination shall not have been consummated on or before the Walk-Away Date; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a party if the failure of the Combination to have been consummated on or before the Walk-Away Date was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(ii) if any Restraint having the effect set forth in Section 6.1(c) shall be in effect and shall have become final and nonappealable; or

(iii) if WPC Stockholder Approval shall not have been obtained at the WPC Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right of WPC to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to it if it has failed to comply in all material respects with its obligations under Section 5.1 or 5.3; or

(c) by Esmark:

(i) if WPC shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.2(a) or 6.2(b) and (B) is incapable of being cured, or is not cured, by WPC within thirty (30) calendar days following receipt of written notice from Esmark of such breach or failure, except where the failure of such condition would not, in the aggregate, have a WPC Material Adverse Effect or materially impair the ability of WPC to consummate the transactions contemplated herein;

(ii) if any Restraint having the effect of granting or implementing any relief referred to Section 6.1(c) shall be in effect and shall have become final and nonappealable;

(iii) if (A) a WPC Adverse Recommendation Change shall have occurred or (B) the Board of Directors of WPC (x) shall not have rejected any Takeover Proposal within seven (7) days after the making thereof (including, for these purposes, by taking no position with respect to the acceptance by WPC’s stockholders of a tender offer or exchange offer, which shall constitute a failure to reject such Takeover Proposal) or (y) shall have failed to reconfirm publicly the WPC Board Recommendation within three (3) days after receipt of a written request from Esmark that it do so; or

(iv) if there shall have occurred any events or changes that, individually or in the aggregate, have had or would reasonably be expected to have a WPC Material Adverse Effect.

(d) by WPC:

(i) if Esmark shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(a) or 6.3(b) and (B) is incapable of being cured, or is not cured, by Esmark within thirty (30) calendar days following receipt of written notice from WPC of such breach or failure, except where the failure of such condition would not, in the aggregate, have an Esmark Material Adverse

Effect or materially impair the ability of the Esmark to consummate the transactions contemplated herein;

(ii) prior to WPC obtaining WPC Stockholder Approval, if WPC (A) has materially complied with its obligations under Sections 5.1 and 5.3 and (B) concurrently enters into a definitive WPC Acquisition Agreement providing for a Superior Proposal, provided that WPC may not terminate this Agreement pursuant to this Section 7.1(d)(ii) until at least five (5) calendar days have passed since the date of the most recent WPC Adverse Recommendation Notice;

(iii) if there shall have occurred any events or changes that, individually or in the aggregate, have had or would reasonably be expected to have an Esmark Material Adverse Effect; or

(iv) If Esmark Stockholder Approval shall not have been obtained at the Esmark Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof (or by a duly authorized stockholder consent) in accordance with Section 5.1(c) hereof; provided, however, that the right of WPC to terminate this Agreement under this Section 7.1(d)(iv) shall not be available to it if it has failed to comply in all material respects with its obligations under Section 5.1 or 5.3

7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions of the first sentence of Section 3.18, the last sentence of Section 5.6(a), Sections 5.9, 5.10, and 7.2, and Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Esmark, WPC or their respective directors, officers and Affiliates, except that nothing shall relieve any party from liability for fraud or any willful breach of this Agreement.

ARTICLE VIII

MISCELLANEOUS

8.1 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of WPC Stockholder Approval and the Esmark Stockholder Approval, by written agreement of the parties hereto, by action taken by their respective Boards of Directors; provided, however, that following approval of the transactions contemplated hereby by the stockholders of WPC and the stockholders of Esmark, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of WPC or the stockholders of Esmark without such approval.

8.2 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by WPC, Esmark, or NewCo in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
8.3 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.3 shall be null and void.

8.4 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

8.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the WPC Disclosure Schedule, the Esmark Disclosure Schedule and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for the provisions of Section 5.9, are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

8.6 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

(b) All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware or any federal court sitting in the State of Delaware, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(c) Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement.

8.7 Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the State of Delaware or any federal court sitting in the State of Delaware, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

8.8 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Esmark,

Esmark Incorporated

2500 Euclid Avenue

Chicago Heights, IL 60411

Attention: James P. Bouchard, Chief Executive Officer

Facsimile: (708) 756-7220

with a copy (which shall not constitute notice) to:

McGuireWoods LLP

625 Liberty Avenue, 23rd Floor

Pittsburgh, PA 15222

Attention: Scott E. Westwood, Esquire

Facsimile: (412) 402-4191

If to WPC,

Wheeling-Pittsburgh Corporation

1134 Market Street

Wheeling, WV 26003

Attention: David A. Luptak, Executive Vice President, General Counsel and Secretary

Facsimile: (304) 234-2261

If to the Special Committee,

Independent Committee of the Board of Directors of

Wheeling-Pittsburgh Corporation

c/o

Wheeling-Pittsburgh Corporation

1134 Market Street

Wheeling, WV 26003

Attention: James Todd, Chairman

Facsimile: (304) 234-2261

with a copy (which shall not constitute notice) to counsel to the Special Committee:

Buchanan Ingersoll & Rooney PC

One Oxford Centre, 20th Floor

301 Grant Street

Pittsburgh, PA 15219

Attention: Craig S. Heryford, Esquire

         Jeremiah G. Garvey, Esquire

Facsimile: (412) 562-1041

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

8.9 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

8.10 Definitions.

(a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, however, that for purposes of this Agreement, in no event shall WPC or any of its Subsidiaries or Joint Ventures (prior to the Effective Time) be considered an Affiliate of Esmark or any of its Subsidiaries, and in no event shall Esmark or any of its Subsidiaries (prior to the Effective Time) be considered an Affiliate of WPC or any of its Subsidiaries or Joint Ventures.

“Arbiter” means an accounting firm that has material relationship with any of the parties.

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in Pittsburgh, Pennsylvania are authorized or required by Law to be closed.

“Credit Agreements” means (i) the $250,000,000 Senior Secured Term Loan Agreement, dated July 31, 2003, by WPC and a bank group led by Royal Bank of Canada as administrative agent, which is guaranteed in part by the ESLGB and the West Virginia Housing Development Fund and is due August 1, 2014, as amended, and (ii) the Amended and Restated $225,000,000 Senior Secured Revolving Credit Facility, dated July 8, 2005, by Wheeling-Pittsburgh Steel Corporation and a bank group arranged by Royal Bank of Canada and General Electric Capital Corporation and due July 8, 2009.

“DGCL” means the General Corporation Law of the State of Delaware.

“Esmark Closing Balance Sheet” means the estimated closing balance sheet of Esmark prepared in accordance with GAAP consistently applied and consistent with Esmark’s historical accounting practices and calculated through the Effective Time.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Joint Ventures” refers collectively to Wheeling-Nisshin, Inc., a Delaware corporation, Ohio Coatings WPC, an Ohio corporation, Feralloy-Wheeling Specialty Processing WPC, a Delaware corporation and Mountain

State Carbon LLC, a Delaware limited liability company, and “Joint Venture” refers to any of the foregoing entities.

“Knowledge” of any Person that is not an individual means, with respect to any matter in question, the actual knowledge of such Person’s executive officers, and all other officers and managers having responsibility relating to the applicable matter. Additionally, references herein as to whether WPC has “Knowledge” or other words or phrases of similar meaning with respect to a given fact, circumstance or matter, such Knowledge of WPC shall include the Knowledge of the persons set forth on Schedule 8.10 hereto.

“Permitted Liens” means (i) any Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (iv) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not material in amount and that do not, in any case, materially detract from the value of the property subject thereto, (v) statutory landlords’ Liens and Liens granted to landlords under any lease and (vi) any purchase money security interests;

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Special Committee” means the Special Committee of the Board of Directors of WPC, established on December 5, 2006 with respect to consideration of the transactions contemplated by this Agreement.

“Subsidiary” when used with respect to any party, means any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“VEBA” means Wheeling-Pittsburgh Steel Corporation Retiree Benefits Plan Trust.

“Walk-Away Date” means October 31, 2007.

“WPC Stock Plans” means WPC’s 2003 Management Restricted Stock Plan and the WPC Stock Incentive Plan.

“WPC Stockholder” means a record holder of WPC Common Stock on the record date fixed for the WPC Stockholders Meeting.

The following terms are defined in the Sections indicated:

Defined Term:	Section:
Additional Esmark Equity	2.1(d)

Adjusted WPC Stock Unit Award	2.8(a)(ii)

Agreement	Preamble

Antitrust Laws	5.4(a)

Arbiter	2.1(d)

Balance Sheet Date	3.5(f)

Bankruptcy and Equity Exception	3.3(a)

Benefit Plans	5.18(a)(ii)

Certificates	2.3

Certificates of Merger	1.1(c)

Closing	1.2

Closing Date	1.2

Code	Recitals

Combination	Recitals

Computer Systems	3.15(f)

Confidentiality Agreement	5.6(a)

Contract	3.3(c)

Copyrights	3.15(a)(iii)

Creditor Reserved Share	3.2(a)

Derivative Securities	2.8(d)

Earn-Out Shares	4.2(a)

Effective Time	1.1(c)

Election	2.2(b)(iii)

Election Date	2.2(d)

Environmental Laws	3.12(d)(i)

Environmental Liabilities	3.12(d)(ii)

ERISA	3.11(a)

ESLGB	5.14

Esmark	Preamble

Esmark Adjusted Derivative	2.8(b)(i)

Esmark Affected Employees	5.18(b)(i)

Esmark Certificates	2.3

Esmark Charter Documents	4.1(c)

Esmark Collective Bargaining Agreement	4.11(i)

Defined Term:	Section:
Esmark Common Share	2.1(c)(i)

Esmark Common Stock	4.2(a)

Esmark Derivative	2.8(b)(i)

Esmark Disclosure Schedule	Article IV

Esmark Exchange Amount	2.1(d)

Esmark Financial Statements	4.5(a)

Esmark Indemnitee	5.8(b)

Esmark Intellectual Property	4.15(a)(i)

Esmark Material Adverse Effect	4.1(a)

Esmark Material Contract	4.13(a)(xiv)

Esmark Merger	Recitals

Esmark Merger Consideration	2.1(c)

Esmark Merger Sub	Preamble

Esmark Minimum Equity	6.3(d)

Esmark Plans	4.11(a)

Esmark Policies	4.16

Esmark Preferred Stock	4.2(a)

Esmark Stockholder Approval	4.3(d)

Esmark Stockholder Meeting	5.1(c)

Esmark Subsidiary Documents	4.1 (c)

Esmark Technology	4.15(a)(ii)

Exchange Act	3.4

Exchange Agent	2.2(a)

Exchange Fund	2.2(a)

Exercised Put Share	2.2(g)

Exercised Rights Share	2.2(h)

Fairness Opinion	3.17

Filed WPC SEC Documents	3.5(e)

FMA Registration Rights Agreement	5.20

FMA Stockholders	5.20

Form of Election	2.2(c)

Form S-4	3.9

Hazardous Materials	3.12(d)(iii)

Indemnitees	5.8(b)

Intellectual Property Rights	3.15 (a)(iii)

Joint Venture Documents	3.1(c)

Defined Term:	Section:
Laws	3.8(a)

Liens	3.1(b)

Marks	3.15(a)(iii)

Material Adverse Effect	3.1(a)

Multiemployer Plan	3.11(a)

Net Working Capital	6.3(d)

NewCo	Preamble

NewCo Common Stock	2.1(c)(i)

No-Action Letter	5.13(a)

Non-Electing WPC Holders	2.4(a)

Non-Electing WPC Share	2.2(b)

Patents	3.15(a)(iii)

Permits	3.8(a)

Proxy Statement	3.4

Purchase Right	2.1(e)(ii)

Purchase Rights Cap	2.2(h)

Purchase Rights Exercise Notice	2.2(d)(iii)

Put Election	2.2(b)(iii)

Put Election Cap	2.2(g)

Put Exercise	2.2(d)(ii)

Put Right	2.1(e)(iii)

Put Exercise Notice	2.2(d)(ii)

Release	3.12(d)(iv)

Representatives	5.3(a)

Restraints	6.1(c)

Rights Consideration	2.1(e)(ii)

Rights Election	2.2(b)(ii)

Rights Exercise	2.2(d)(iii)

Rights Option Period	2.1(e)(ii)

SEC	3.4

Securities Act	3.1(b)

Series A Certificate of Designation	2.1(d)

Series A Conversion Amount	2.1(d)

Software	3.15(a)(iv)

Defined Term:	Section:

Standby Agreement	5.20

Stock Consideration	2.1(e)(i)

Stock Election	2.2(b)(i)

Subscription Price	2.1(e)(ii)

Superior Proposal	5.3(d)

Takeover Proposal	5.3(d)

Tax Returns	3.10(o)

Taxes	3.10(o)

Technology	3.15(a)(v)

Trade Secrets	3.15(a)(iii)

Voting Agreement	Recitals

WARN	3.11(k)

WPC	Preamble

WPC Acquisition Agreement	5.3(c)

WPC Adjusted Option	2.8(a)(i)

WPC Adverse Recommendation Change	5.3(c)

WPC Adverse Recommendation Notice	5.3(c)

WPC Affected Employees	5.18(a)(i)

WPC Board Recommendation	5.1(b)

WPC Certificates	2.2(c)

WPC Charter Documents	3.1(c)
WPC Collective Bargaining Agreement	3.11(i)

WPC Common Share	2.1(e)

WPC Common Stock	3.2(a)

WPC Disclosure Schedule	Article III

WPC Exchange Ratio	2.1(e)(i)

WPC Financial Advisor	3.17

WPC Indemnitee	5.8(a)

WPC Intellectual Property	3.15(a)(i)

WPC Material Adverse Effect	3.1(a)

WPC Material Contract	3.13(a)(xv)

WPC Merger	Recitals

WPC Merger Consideration	2.1(e)

WPC Merger Sub	Preamble

WPC Plans	3.11(a)

WPC Policies	3.16

WPC Preferred Stock	3.2(a)

Defined Term:	Section:
WPC SEC Documents	3.5(a)

WPC Stock Incentive Plan	2.8(a)(i)

WPC Stock Options	2.8(a)(i)

WPC Stock Unit Awards	2.8(a)(ii)

WPC Stockholder Approval	3.3(d)

WPC Stockholders Meeting	5.1(b)

WPC Subsidiary Documents	3.1(c)

WPC Technology	3.15(a)(ii)

WPSC	3.1(b)

8.11 Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

CLAYTON ACQUISITION CORPORATION		WHEELING-PITTSBURGH CORPORATION

By:	/s/ JAMES P. BOUCHARD	By:	/s/ DAVID A. LUPTAK
Name:	James P. Bouchard	Name:	David A. Luptak
Title:	President	Title:	Executive Vice President

ESMARK INCORPORATED

		By:	/s/ JAMES P. BOUCHARD
		Name:	James P. Bouchard
		Title:	Chairman and CEO

WALES MERGER CORPORATION

By:	/s/ JAMES P. BOUCHARD
Name:	James P. Bouchard
Title:	President

CLAYTON MERGER, INC.

By:	/s/ JAMES P. BOUCHARD
Name:	James P. Bouchard
Title:	President

TABLE OF SCHEDULES AND EXHIBITS

    Exhibits

EXHIBIT A	NewCo Charter Documents
EXHIBIT B	WPC Merger Sub Charter Documents
EXHIBIT C	Esmark Merger Sub Charter Documents
EXHIBIT D	Officers of NewCo
EXHIBIT E	Form of Affiliate Agreement

    Schedules

Schedule 5.2(a)	Conduct of Business (WPC)
Schedule 5.2(b)	Conduct of Business (Esmark)
Schedule 6.2(g)	WPC Consents
Schedule 6.3(f)	Esmark Consents
Schedule 8.10	Knowledge

WPC Disclosure Schedules

Section 3.1(b)	Subsidiaries and Joint Ventures
Section 3.2(a)	Outstanding Options or Rights for WPC Common Shares
Section 3.2(b)	Outstanding Subscriptions, Options, Warrants, Etc.
Section 3.3(c)	Noncontravention
Section 3.5(a)	WPC SEC Documents; Undisclosed Liabilities
Section 3.5(e)	WPC SEC Documents; Undisclosed Liabilities
Section 3.5(g)	WPC SEC Documents; Undisclosed Liabilities
Section 3.7	Legal Proceedings
Section 3.8(a)	Compliance with Laws
Section 3.8(b)	Unlawful Payments
Section 3.10(c)	Tax Agreements
Section 3.11(a)	Employee Benefit Plans and Agreements
Section 3.11(g)	Vesting or Acceleration of Employee Benefits
Section 3.11(i)	Collective Bargaining Agreements
Section 3.11(j)	Labor Matters
Section 3.11(l)	Nondeductible Employee Agreements
Section 3.12(a)	Noncompliance with Environmental Laws
Section 3.12(b)	Joint Ventures Relating to Hazardous Materials
Section 3.12(c)	Coal Exposure Claims or Liabilities
Section 3.13(a)	Material Contracts
Section 3.13(b)	Exceptions to Material Contracts
Section 3.14	Title to Properties in Joint Ventures
Section 3.15(b)	Intellectual Property
Section 3.15(c)	Partial Ownership of Intellectual Property Rights
Section 3.16	Insurance

Esmark Disclosure Schedules

Section 4.1(b)	Subsidiaries
Section 4.2	Outstanding Subscriptions, Options, Warrants, Etc.
Section 4.3(c)	Noncontravention
Section 4.5(b)	Undisclosed Liabilities
Section 4.5(c)	Esmark Financial Statements; Undisclosed Liabilities
Section 4.6	Absence of Certain Changes of Events
Section 4.7	Legal Proceedings
Section 4.8(a)	Compliance with Laws
Section 4.8(b)	Unlawful Payments
Section 4.10(f)	Tax Matters
Section 4.11(a)	Employee Benefit Plans and Agreements
Section 4.11(b)	Employee Benefit Plan Related Documents Exceptions
Section 4.11(e)	Contributions to Employee Benefit Plans Exceptions
Section 4.11(g)	Acceleration and Vesting of Employee Benefits
Section 4.11(i)	Collective Bargaining Agreements
Section 4.11(j)	Labor Matters
Section 4.12	Noncompliance with Environmental Laws
Section 4.13(a)	Material Contracts
Section 4.13(b)	Exceptions to Material Contracts
Section 4.15(b)	Intellectual Property
Section 4.15(c)	Partial Ownership of Intellectual Property Rights
Section 4.16	Insurance
Section 4.18	Internal Accounting Controls

Annex B

UBS Securities LLC
299 Park Avenue
New York, NY 10171

www.ubs.com

March 7, 2007

The Special Committee of the

Board of Directors

Wheeling-Pittsburgh Corporation

1134 Market Street

Wheeling, WV 26003

Dear Members of the Special Committee:

We understand that Wheeling-Pittsburgh Corporation, a Delaware corporation (“WPC”), is considering a transaction (the “Transaction”) whereby WPC will enter into a business combination with Esmark Incorporated, a Delaware corporation (“Esmark”), as a result of which WPC and Esmark will become wholly-owned subsidiaries of Clayton Acquisition Corporation, a Delaware corporation formed by Esmark for purposes of the Transaction (“NewCo”). Pursuant to the terms of an Agreement and Plan of Merger and Combination, draft dated as of March 6, 2007 (the “Agreement”), among NewCo, WPC, Wales Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of NewCo (“WPC Merger Sub”), Esmark and Clayton Merger, Inc., a Delaware corporation and a wholly-owned subsidiary of NewCo (“Esmark Merger Sub”): (i) WPC Merger Sub will be merged with and into WPC (the “WPC Merger”); (ii) each issued and outstanding share of common stock, par value $0.01 per share, of WPC (“WPC Common Stock”) will be converted into the right to receive one of the following: (x) for each share of WPC Common Stock with respect to which an election to receive shares of common stock, par value $0.001, of NewCo (“NewCo Common Stock”) has been effectively made pursuant to the Agreement, or with respect to which no election has been effectively made pursuant to the Agreement, one share of NewCo Common Stock (the “Stock Consideration”); (y) for each share of WPC Common Stock with respect to which an election to receive shares of NewCo Common Stock and rights to subscribe for and purchase a newly issued share of NewCo Common Stock at a price of $19.00 per share (“Purchase Rights”) has been effectively made pursuant to the Agreement, one share of NewCo Common Stock and one Purchase Right (the “Stock and Purchase Rights Consideration”); or (z) for each share of WPC Common Stock with respect to which an election to receive shares of NewCo Common Stock and rights to sell to NewCo a share of NewCo Common Stock at a price of $20.00 per share (“Put Rights”) has been effectively made pursuant to the Agreement, one share of NewCo Common Stock and one Put Right (the “Stock and Put Rights Consideration” and, together with the Stock Consideration and the Stock and Purchase Rights Consideration, the “WPC Merger Consideration”), all such conversions being subject to the procedures and limitations contained in the Agreement, including that the aggregate number of shares of WPC Common Stock to be converted into the right to receive the Stock and Purchase Rights Consideration shall not exceed 10,526,316 shares and the aggregate number of shares of WPC Common Stock to be converted into the right to receive the Stock and Put Rights Consideration shall not exceed 7,500,000 shares, as to which procedures and limitations we are expressing no opinion; (iii) Esmark Merger Sub will be merged with and into Esmark (the “Esmark Merger” and, together with the WPC Merger, the “Mergers”); (iv) each issued and outstanding share of common stock, no par value, of Esmark (“Esmark Common Stock”) will be converted into the right to receive a number of shares of NewCo Common Stock equal to the Esmark Exchange Amount (as defined below); and (v) each issued and outstanding share of Series A convertible preferred stock, $1.00 par value per share, of Esmark (“Esmark Preferred Stock”) will be converted into the right to receive a number of shares of NewCo Common Stock equal to the product of (x) the Esmark Exchange Amount and (y) the Series A Conversion Amount (as defined below). The “ Esmark Exchange Amount” is equal to the quotient obtained by dividing (i) the sum of (A) 17,500,000 and (B) the quotient obtained by dividing (x) the aggregate net cash proceeds (net of underwriting discounts, commissions and expenses) from the issuance of by Esmark or its subsidiaries, subsequent to the date of the definitive Agreement, of any additional shares of Esmark Common Stock or Esmark Preferred Stock (collectively, the “Additional Shares”) by (y) $20.00 by (ii) the total number of shares of Esmark Common Stock outstanding as of the effective time (including the number of shares of Esmark Common Stock into which the Esmark Preferred Stock is convertible at the Series A Conversion Amount. The “Series A Conversion Amount” is equal to the quotient obtained by dividing (i) the Liquidation Value (as defined in the Agreement) of such share of Esmark Preferred Stock plus the amount of all accrued and unpaid dividends on such share of Esmark Preferred Stock as of the closing date of the Transaction, by (ii) the Conversion Price (as defined in the Agreement). Under the terms of the Agreement, Esmark will be permitted to issue up to $100 million of Additional Shares without the consent of WPC. The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the WPC Common Stock, other than Esmark and its affiliates, of the WPC Merger Consideration to be received by such holders in the Transaction.

UBS Securities LLC (“UBS”) has acted as financial advisor to the Special Committee of the Board of Directors of WPC (the “Special Committee”) in connection with the Transaction and will receive a fee for its services, a portion of which is payable in connection with this opinion and a significant portion of which is contingent upon consummation of the Transaction. In October, 2006, UBS received a fee for rendering a fairness opinion to the Board of Directors of WPC in connection with a proposed business combination transaction between WPC and Companhia Siderúrgica Nacional, a Brazilian corporation (“CSN”). In addition, in the past, UBS and its affiliates have provided services to WPC unrelated to the proposed Transaction, for which UBS and its affiliates have received compensation. In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of WPC and, accordingly, may at any time hold a long or short position in such securities.

Our opinion does not address the relative merits of the Transaction or any related transaction (including, without limitation: (i) the proposed standby purchase agreement to be entered into between NewCo and the FMA Stockholders (as defined in the Agreement) providing for the issuance of NewCo Common Stock to the FMA Stockholders following the Closing Date of the Transaction; (ii) the proposed convertible loans (the “Convertible Loan”) from one or more investors, including affiliates of Esmark, to be made to WPC prior to the closing of the Transaction, aggregating to $50 million; or (iii) any Additional Shares issued after the date hereof or any associated change in the Esmark Exchange Amount as provided in the Agreement), as compared to other business strategies or transactions that might be available with respect to WPC or WPC’s underlying business decision to effect the Transaction or any related transaction. In addition, our opinion does not address the merits to WPC or any stockholder of WPC of any acquisitions by Esmark that may be completed after the date hereof. Our opinion does not constitute a recommendation to any stockholder of WPC as to how such stockholder should vote or act with respect to the Transaction or any other matter. In addition, our opinion does not address, or constitute a recommendation as to, what election any stockholder of WPC should make with respect to the WPC Merger. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms, other than the WPC Merger Consideration to the extent expressly specified herein, of the Agreement or any related documents or the form of the Transaction or any related transaction. We express no opinion as to what the value of NewCo Common Stock will be when issued pursuant to the Transaction or the price at which WPC Common Stock or NewCo Common Stock may trade at any time. In rendering this opinion, we have assumed, with your consent, that (i) the final executed form of the Agreement does not differ in any material respect from the draft that we have examined, (ii) the parties to the Agreement will comply with all the material terms of the definitive Agreement, and (iii) the Transaction will be consummated in accordance with the terms of the Agreement without any adverse waiver or amendment of any material term or condition thereof. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on WPC, Esmark, NewCo and/or the Transaction.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to WPC and Esmark; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of WPC that were provided to us by WPC and not publicly available, including financial forecasts and estimates prepared by the management of WPC; (iii) reviewed certain internal financial information and other data relating to the business and financial prospects of Esmark that were provided to us by WPC and not publicly available, including financial forecasts and estimates prepared by the management of Esmark; (iv) reviewed certain internal financial information and other data relating to the business and financial prospects of NewCo pro forma for the Transaction that were provided to us by WPC and not publicly available, including financial forecasts and estimates prepared by the managements of WPC and Esmark; (v) conducted discussions with members of the senior managements of WPC and Esmark concerning the businesses and financial prospects of WPC, Esmark and NewCo pro forma for the Transaction; (vi) reviewed publicly available financial and stock market data with respect to certain other companies we believe to be generally relevant; (vii) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions we believe to be generally relevant; (viii) reviewed current and historical market prices of WPC Common Stock; (ix) reviewed the Agreement; and (x) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate. As you are aware, prior to the annual meeting of WPC’s stockholders held on November 17, 2006, at WPC’s request, we had contacted third parties to solicit indications of interest in a possible transaction with WPC and held discussions with certain of these parties prior to such date, including, without limitation, CSN and Esmark. Since November 17, 2006, we have not been authorized to solicit, and have not solicited, indications of interest in a business combination with WPC from any party.

In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of WPC or Esmark, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of WPC and Esmark as to the future financial performance of WPC, Esmark and NewCo pro forma for the Transaction. In addition, we have assumed with your approval that (i) if the Transaction is not completed, the financial forecasts and estimates for WPC referred to above and the financial forecasts and estimates for Esmark referred to above will be achieved at the times and in the amounts projected and (ii) if the Transaction is completed, the financial forecasts and estimates for NewCo pro forma for the Transaction referred to above will be achieved at the times and in the amounts projected. We have also assumed, with your consent, that the Transaction will qualify for U.S. federal income tax purposes as a transfer of property described in Section 351 of the Internal Revenue Code of 1986, as amended. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the WPC Merger Consideration to be received by the holders of WPC Common Stock, other than Esmark and its affiliates, in the Transaction is fair, from a financial point of view, to such holders.

This opinion is provided for the benefit of the Special Committee in connection with, and for the purpose of, its consideration of the Transaction.

Very truly yours, UBS SECURITIES LLC

Annex C

ESMARK INCORPORATED

2007 INCENTIVE COMPENSATION PLAN

Effective [            ]

1. Purpose. To support a pay-for-performance compensation program, this Esmark Incorporated 2007 Incentive Compensation Plan (the “Plan”) is a primary component that ties compensation to the long-term performance of Esmark Incorporated. The Plan seeks to further the long-term stability and financial success of Esmark Incorporated and its related companies by attracting and retaining employees and other service providers through the use of cash and stock incentives; rewarding service providers for the achievement of certain performance goals that may be attached to the incentives; and further aligning the interests of service providers with those of Esmark Incorporated shareholders.

2. Definitions. As used in the Plan, the following terms have the meanings indicated:

(a) “Act” means the Securities Exchange Act of 1934, as amended.

(b) “Applicable Withholding Taxes” means the aggregate amount of federal, state and local income and payroll taxes that an Employer is required to withhold in connection with any Performance Grant or award of Unrestricted Stock, any lapse of restrictions on Restricted Stock, any dividends paid on Restricted Stock, any vesting of Restricted Stock Units, or any exercise of a Nonstatutory Stock Option or Stock Appreciation Right.

(c) “Board” means the board of directors of the Company.

(d) “Change of Control” means, with respect to a Participant, the date on which the Service Recipient for which the Participant is providing services at the time of the event, or (if applicable) any Related Company that is a majority shareholder of such Service Recipient, or any corporation (including the Company) in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain ending with such Service Recipient (the “Affected Corporation”), experiences any of the following events:

(i) any person, including a “group” as defined below, acquires ownership of the Affected Corporation stock that, together with the Affected Corporation stock already held by such person or group, represents more than 50% of the total fair market value or total voting power of the then outstanding Affected Corporation stock, other than an acquisition by any funds managed by Franklin Mutual Advisers, LLC, or by any group that includes any funds managed by Franklin Mutual Advisers, LLC;

(ii) any person, including a “group” as defined below, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of Affected Corporation stock possessing 30 percent or more of the total voting power of the Affected Corporation stock;

(iii) a majority of members of the Board is replaced during a twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to such appointment or election; or

(iii) any person, including a “group” as defined below, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Affected Corporation having a total gross fair market value of 40% or more of the total gross fair market value of all of the assets of the Affected Corporation immediately prior to such acquisition or acquisitions.

With respect to (iii), the term “Board” intentionally refers to the board of directors of the Company alone and not of any Related Company. For purposes of this Section 2(d), the term “group” shall have the same meaning as in Section 13(d)(3) of the Act, modified as may be necessary to comply with the requirements of Section 1.409A-3(i)(5)(v) of the Treasury Regulations. This definition of “Change of Control” is intended to satisfy the requirements of Section 1.409A-3(i)(5) of the Treasury Regulations, the terms of which are incorporated herein by reference.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Committee” means the Compensation Committee of the Board (or any successor Board committee designated by the Board to administer the Plan), provided that, if any member of the Compensation Committee does not qualify as both an outside director for purposes of Code section 162(m) and a non-employee director for purposes of Rule 16b-3, the remaining members of the committee (but not less than two members) shall be constituted as a subcommittee to act as the Committee for purposes of the Plan.

(g) “Company” means Esmark Incorporated.

(h) “Company Stock” means the common stock of the Company, par value $.01 per share. In the event of a change in the capital structure of the Company (as provided in Section 16), the shares resulting from the change shall be deemed to be Company Stock within the meaning of the Plan.

(i) “Date of Grant” means, with respect to all Incentive Awards other than an Option or Stock Appreciation Right, the date on which the Committee grants an Incentive Award. With respect to an Option or Stock Appreciation Right, Date of Grant means the date on which the Committee completes the corporate action constituting an offer of stock for sale to a Participant under the terms and conditions of the Option or Stock Appreciation Right. For purposes of this definition only, a Stock Appreciation Right is presumed to be payable in shares of Company Stock, regardless of whether the Stock Appreciation Right is in fact so payable.

(j) “Disability” means, as to an Incentive Stock Option, a Disability within the meaning of Code section 22(e)(3). As to all other Incentive Awards, Disability (or variations thereof) means a Disability within the meaning of Code section 409A(2)(C) and applicable Treasury Regulations issued thereunder. The Committee shall determine whether a Disability exists and the determination shall be conclusive.

(k) “Employee” means a Service Provider who is a common-law employee of a Service Recipient.

(l) “Employer” means a Service Recipient that employs one or more Service Providers who are Employees.

(m) “Fair Market Value” means the closing price per share of Company Stock on the NASDAQ Stock Market on the Date of Grant or any other date for which the value of Company Stock must be determined under the Plan, or, if the determination date is not a trading day, on the most recent trading day immediately preceding the determination date.

(n) “Grant Agreement” means the written agreement between the Service Recipient and a Participant containing the terms and conditions with respect to an Incentive Award.

(o) “Incentive Award” means, collectively, a Performance Grant or the award of one or more shares of Restricted Stock, Unrestricted Stock, Restricted Stock Units, Options or Stock Appreciation Rights under the Plan.

(p) “Incentive Stock Option” means an Option intended to meet the requirements of, and qualify for favorable federal income tax treatment under, Code section 422.

(q) “Nonstatutory Stock Option” means an Option that does not meet the requirements of Code section 422, or, even if meeting the requirements of Code section 422, is not intended to be an Incentive Stock Option and is so designated.

(r) “Option” means a right to purchase Company Stock granted under the Plan, at a price determined in accordance with the Plan.

(s) “Participant” means any Service Provider who receives an Incentive Award under the Plan.

(t) “Performance Criteria” means the performance of the Company, any Related Company, any subsidiary, division, business unit thereof, or any individual using one of the following measures, either on an operating or GAAP basis where applicable, and including measuring the performance of any of the following relative to a defined peer group of companies or, where applicable, on a per-share or per-ton basis: total shareholder return; earnings (including EBIT or EBITDA); earnings growth; revenue; revenue growth; revenue from operations; net income; net income growth; income from operations; gross margin; operating margin; profitability; economic value added; return on equity; return on capital; return on assets; cash flow, including free cash flow; expenses; costs (including costs per hire and training costs); cost savings; capital expenditures; safety performance; tons shipped; customer accounts; toxic emissions reductions; workforce diversity; workers’ compensation claims; budgets; turnover rate; reductions in inventory; inventory turns; on-time deliveries; or other process improvement goals.

(u) “Performance Goal” means an objectively determinable performance goal established by the Committee with respect to a given Performance Grant or other Incentive Award that relates to one or more Performance Criteria.

(v) “Performance Grant” means a right to receive cash or Company Stock subject to performance conditions as set forth under Section 6.

(w) “Plan” means the Esmark Incorporated 2007 Incentive Compensation Plan, as it may be amended from time to time.

(x) “Plan Year” means the calendar year.

(y) “Related Company” means, as to an Incentive Stock Option, any “subsidiary corporation” with respect to the Company within the meaning of Code section 424(f). As to all other Incentive Awards, Related Company means any corporation or other entity in a chain of corporations or other entities in which each corporation or other entity has a controlling interest in another corporation or other entity in the chain, beginning with the corporation or other entity in which the Company has a controlling interest. For this purpose, “controlling interest” is intended to have the same meaning as in Section 1.409A-1(b)(5)(E)(1) of the Treasury Regulations.

(z) “Restricted Stock” means Company Stock awarded upon the terms and subject to the restrictions set forth in Section 7.

(aa) “Restricted Stock Unit” means a right to receive Company Stock or cash granted under Section 9.

(bb) “Rule 16b-3” means Rule 16b-3 of the Securities and Exchange Commission promulgated under the Act. A reference in the Plan to Rule 16b-3 shall include a reference to any corresponding rule (or number redesignation) of any amendments to Rule 16b-3 enacted after the effective date of the Plan’s adoption.

(cc) “Service Provider” means an Employee, director, advisor, consultant or other natural person employed by or providing bona fide services to the Company or a Related Company, provided such person would satisfy the definition of “employee” as provided in Section A.1.(a)(1) of the General Instructions to Form S-8 under the Securities Act of 1933.

(dd) “Service Recipient” means the Company and each Related Company for which one or more Service Providers provides services.

(ee) “Stock Appreciation Right” means a right to receive Company Stock or cash granted under Section 11.

(ff) “Taxable Year” means the fiscal period used by the Company for reporting taxes on income under the Code.

(gg) “Treasury Regulations” mean the final, temporary or proposed regulations issued by the Treasury Department and/or Internal Revenue Service as codified in Title 26 of the United States Code of Federal Regulations.

(hh) “Unrestricted Stock” means Company Stock awarded upon the terms set forth in Section 8.

3. General. The following types of Incentive Awards may be granted under the Plan: Performance Grants, Restricted Stock, Unrestricted Stock, Restricted Stock Units, Options, or Stock Appreciation Rights. Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options.

4. Stock.

(a) Subject to Section 16 of the Plan, there shall be reserved for issuance under the Plan an aggregate of three million two hundred thousand (3,200,000) shares of Company Stock, which shall be authorized but unissued shares. All of the shares of Company Stock that may be issued under this Plan may be issued upon the exercise of Options that qualify as Incentive Stock Options. No more than three hundred and twenty thousand (320,000) shares may be allocated to the Incentive Awards, including the maximum amounts payable under a Performance Grant, that are granted to any individual Participant during any single Taxable Year.

(b) Shares allocable to Options, Restricted Stock, or portions thereof granted under the Plan that expire, are forfeited, or otherwise terminate unexercised may again be subjected to an Incentive Award under the Plan. Any shares subject to issuance under a Restricted Stock Unit or Performance Grant or covered by a Stock Appreciation Right shall be counted as used only to the extent shares are actually issued to the Participant upon payment of the Restricted Stock Unit or Performance Grant or exercise of the Stock Appreciation Right. The Committee is expressly authorized to make an Incentive Award to a Participant conditioned upon the surrender for cancellation of an Option granted under an existing Incentive Award, provided that, without prior shareholder approval, the Committee is expressly prohibited from repricing an Option if the exercise price of the new Option would be less than the exercise price of the Option under the existing Incentive Award surrendered for cancellation. In addition, any shares of Company Stock exchanged by a Participant as full or partial payment to the Company of the exercise price under an Option, any shares retained by an Employer in satisfaction of an Employee’s obligations to pay Applicable Withholding Taxes with respect to any Incentive Award and any shares of Company Stock covered by an Incentive Award that is settled in cash shall be added to the shares available for Incentive Awards under the Plan. Reload Options issued on the exercise of an Option or otherwise are expressly prohibited.

(c) Upon approval of the Plan by shareholders, no additional grants of incentive awards may be made under the Wheeling-Pittsburgh Corporation 2003 Management Stock Incentive Plan (the “Former WPC Plan”). Any shares allocable to options, restricted stock or other awards or any portions thereof granted under the Former WPC Plan that expire, are forfeited, or otherwise terminate unexercised will not become available for issuance or be used to increase the share reserve under this Plan.

5. Eligibility.

(a) All present and future Service Providers of the Company or a Related Company (whether now existing or hereafter created or acquired) whom the Committee determines to have contributed or who can be expected to contribute significantly to the Company or a Related Company shall be eligible to receive Incentive Awards under the Plan. The Committee shall have the power and complete discretion, as provided in Section 17, to select eligible Service Providers to receive Incentive Awards and to determine for each Service Provider the nature of the award and the terms and conditions of each Incentive Award.

(b) The grant of an Incentive Award shall not obligate a Service Recipient to pay a Service Provider any particular amount of remuneration, to continue the employment or services of the Service Provider after the grant or to make further grants to the Service Provider at any time thereafter.

6. Performance Grants.

(a) Each Performance Grant shall contain the Performance Goals for the award, including the Performance Criteria, the target and maximum amounts payable and any other terms and conditions as are applicable to the Performance Grant. The terms of a Performance Grant may be set in an annual bonus plan or other similar document. Each Performance Grant shall be granted and administered to comply with the requirements of Code section 162(m). The aggregate maximum cash amount payable under the Plan to any Participant in any Plan Year shall not exceed five million dollars ($5,000,000). In the event of any conflict between a Performance Grant and the Plan, the terms of the Plan shall govern.

(b) The Committee shall establish the Performance Goals for Performance Grants. The Committee shall determine the extent to which any Performance Criteria shall be used and weighted in determining Performance Grants. The Committee may vary the Performance Criteria, Performance Goals and weightings from Participant to Participant, Performance Grant to Performance Grant and Plan Year to Plan Year. The Committee may increase, but not decrease, any Performance Goal during a Plan Year.

(c) The Committee shall establish for each Performance Grant the amount of cash or Company Stock payable at specified levels of performance, based on the Performance Goal for each Performance Criteria. Any Performance Grant shall be made not later than 90 days after the start of the period for which the Performance Grant relates and shall be made prior to the completion of 25% of the period. All determinations regarding the achievement of any Performance Goals will be made by the Committee. The Committee may not increase during a Plan Year the amount of cash or Common Stock that would otherwise be payable upon achievement of the Performance Goal or Goals but may reduce or eliminate the payments unless otherwise provided in a Performance Grant.

(d) The actual payments to a Participant under a Performance Grant will be calculated by applying the achievement of a Performance Criteria to the Performance Goal as established in the Performance Grant. All calculations of actual payments shall be made by the Committee and the Committee shall certify in writing the extent, if any, to which the Performance Goals have been met.

(e) Performance Grants may be paid in cash, Company Stock, or a fixed combination of Company Stock or cash as provided by the Committee at the time of grant, or the Committee may reserve the right to determine the manner of payment at the time the Performance Grant becomes payable.

(f) Nothing contained in the Plan will be deemed in any way to limit or restrict any Service Recipient or the Committee from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

(g) A Participant who receives a Performance Grant payable in Company Stock shall have no rights as a shareholder until the Company Stock is issued pursuant to the terms of the Performance Grant. The Company Stock may be issued without cash consideration.

(h) A Participant’s interest in a Performance Grant may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered.

(i) Whenever payments under a Performance Grant are to be made in cash to a Participant who is an Employee, the Employer will withhold therefrom an amount sufficient to satisfy any Applicable Withholding Taxes. Each Participant who is an Employee shall agree as a condition of receiving a Performance Grant payable in the form of Company Stock, to pay to the Employer, or make arrangements satisfactory to the Employer regarding the payment to the Employer of, Applicable Withholding Taxes, including having the Employer retain shares of Company Stock (valued at their Fair Market Value) from the Performance Grant. Until the amount has been paid or arrangements satisfactory to the Employer have been made, no stock certificate shall be issued to the Participant. As an alternative to making a cash payment to the Employer to satisfy Applicable Withholding Taxes, if the Performance Grant so provides, the Participant may elect to have the Employer retain that number of shares of Company Stock (valued at their Fair Market Value) that would satisfy all or a specified portion of the Applicable Withholding Taxes.

(j) Unless provided otherwise in the documents establishing the Performance Grant, a Performance Grant shall be paid on or after January 1 and on or before March 15 of the Plan Year immediately following the Plan Year in which the performance period with respect to the Performance Grant ends.

7. Restricted Stock Awards.

(a) The Committee may make grants of Restricted Stock to Participants. Whenever the Committee deems it appropriate to grant Restricted Stock, notice shall be given to the Participant stating the number of shares of Restricted Stock granted and the terms and conditions to which the Restricted Stock is subject. This notice shall be the Grant Agreement between the Service Recipient and the Participant. Restricted Stock may be awarded by the Committee in its discretion without cash consideration.

(b) The Committee shall establish as to each award of Restricted Stock the terms and conditions upon which the restrictions set forth in paragraph (c) below shall lapse. Restrictions conditioned on the achievement of Performance Goals or other performance conditions shall not expire less than one year from the Date of Grant. Notwithstanding the foregoing, the Committee may in its discretion, and without limitation, provide that restrictions will expire as a result of the Disability, death or retirement of the Participant or the occurrence of a Change of Control. The terms and conditions may include the achievement of a Performance Goal, which shall be governed by the provisions of Section 6 to the extent that the award is intended to comply with the requirements of Code section 162(m).

(c) No shares of Restricted Stock may be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered or disposed of until the restrictions on the shares as set forth in the Participant’s Grant Agreement have lapsed or been removed.

(d) Upon the acceptance by a Participant of an award of Restricted Stock, the Participant shall, subject to the restrictions set forth in paragraph (c) above, have all the rights of a shareholder with respect to the shares of Restricted Stock, including, but not limited to, the right to vote the shares of Restricted Stock and the right to receive all dividends and other distributions paid thereon. Dividends or other distributions paid in shares of Company Stock shall be subject to the same restrictions set forth in paragraph (c) as the shares of Restricted Stock with respect to which the dividends or other distributions have been paid. Dividends or other distributions paid in cash shall be paid at the same time and under the same conditions as such dividends or other distributions are paid to the shareholders of record of Company Stock. Certificates representing Restricted Stock shall be held by the Company until the restrictions lapse and upon request the Participant shall provide the Company with appropriate stock powers endorsed in blank.

(e) Each Participant who is an Employee shall agree at the time his or her Restricted Stock is granted, and as a condition thereof, to pay to the Employer, or make arrangements satisfactory to the Employer regarding the payment to the Employer of, Applicable Withholding Taxes. Until the amount has been paid or arrangements satisfactory to the Employer have been made (including having the Employer retain shares of Restricted Stock valued at their Fair Market Value), no stock certificate free of a legend reflecting the restrictions set forth in paragraph (b) above shall be issued to the Participant. As an alternative to making a cash payment to the Employer to satisfy Applicable Withholding Taxes, if the Grant Agreement so provides, the Participant may elect to have the Employer retain that number of shares of Company Stock (valued at their Fair Market Value) that would satisfy all or a specified portion of the Applicable Withholding Taxes.

8. Unrestricted Stock Awards.

(a) The Committee may grant shares of Company Stock to Participants free from any restrictions (“Unrestricted Stock”). Shares of Unrestricted Stock shall be freely transferable and the Participant receiving an award of Unrestricted Stock shall have all the rights of a shareholder with respect to such shares.

(b) Each Participant who is an Employee shall agree at the time his or her Unrestricted Stock is granted, and as a condition thereof, to pay to the Employer, or make arrangements satisfactory to the Employer regarding the payment to the Employer of, Applicable Withholding Taxes, including having the Employer retain shares of Company Stock valued at their Fair Market Value. Until the amount has been paid or arrangements satisfactory to the Employer have been made, no stock certificate shall be issued to the Participant. As an alternative to making a cash payment to the Employer to satisfy Applicable Withholding Taxes, the Committee may allow the Participant to elect to have the Employer retain that number of shares of Company Stock (valued at their Fair Market Value) that would satisfy all or a specified portion of the Applicable Withholding Taxes.

9. Restricted Stock Units.

(a) The Committee may make grants of Restricted Stock Units to Participants. Whenever the Committee deems it appropriate to grant Restricted Stock Units, notice shall be given to the Participant stating the number of Restricted Stock Units granted and the terms and conditions to which the Restricted Stock Units are subject. This notice shall be the Grant Agreement between the Service Recipient and the Participant.

(b) The Committee shall establish as to each award of Restricted Stock Units the terms and conditions upon which the Restricted Stock Units shall vest. Vesting may be conditioned on employment and the passage of time or upon the achievement of Performance Goals or any combination thereof. Notwithstanding the foregoing, the Committee may in its discretion, and without limitation, provide that Restricted Stock Units shall vest as a result of the Disability, death or retirement of the Participant or the occurrence of a Change of Control. The vesting terms and conditions may include the achievement of a Performance Goal, which shall be governed by the provisions of Section 6 to the extent that the award is intended to comply with the requirements of Code section 162(m).

(c) Restricted Stock Units may be paid in cash, Company Stock, or a fixed combination of Company Stock or cash as provided in the Grant Agreement, or the Committee may reserve the right to determine the manner of payment at the time the Restricted Stock Units become payable.

(d) A Participant who receives Restricted Stock Units payable in Company Stock shall have no rights as a shareholder until the Company Stock is issued pursuant to the terms of the Grant Agreement. The Company Stock may be issued without cash consideration.

(e) A Participant’s interest in Restricted Stock Units may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered.

(f) Whenever payments under a Restricted Stock Units award are to be made in cash to a Participant who is an Employee, the Employer will withhold therefrom an amount sufficient to satisfy any Applicable Withholding Taxes. Each Participant who is an Employee shall agree as a condition of receiving a Restricted Stock Units award payable in the form of Company Stock, to pay to the Employer, or make arrangements satisfactory to the Employer regarding the payment to the Employer of, Applicable Withholding Taxes, including having the Employer retain shares of Company Stock (valued at their Fair Market Value) from the award. Until the amount has been paid or arrangements satisfactory to the Employer have been made, no stock certificate shall be issued to the Participant. As an alternative to making a cash payment to the Employer to satisfy Applicable Withholding Taxes, if the Restricted Stock Units award agreement so provides, the Participant may elect to have the Employer retain that number of shares of Company Stock (valued at their Fair Market Value) that would satisfy all or a specified portion of the Applicable Withholding Taxes.

(g) Unless provided otherwise in the Grant Agreement, Restricted Stock Units shall be paid on or after January 1 and on or before March 15 of the Plan Year immediately following the Plan Year in which the Restricted Stock Units vest.

10. Stock Options.

(a) The Committee may grant Options to Participants. Whenever the Committee grants Options, notice shall be given to the Participant stating the number of shares for which Options are granted, the Option exercise price per share, whether the Options are Incentive Stock Options or Nonstatutory Stock Options, the extent, if any, to which associated Stock Appreciation Rights are granted, and the conditions to which the grant and exercise of the Options are subject. This notice shall be the Grant Agreement. Nonstatutory Stock Options may be granted on the same Date of Grant in tandem with all or any part of a Stock Appreciation Right to a Participant or in a separate Incentive Award.

(b) The exercise price of shares of Company Stock covered by an Option shall not be, and shall never become, less than 100% of the Fair Market Value of the shares on the Date of Grant, except as may be provided in Section 16.

(c) Options may be exercised in whole or in part at the times as may be specified by the Committee in the Participant’s Grant Agreement; provided that no Option may be exercised after the expiration of ten (10) years from the Date of Grant, except as provided in subsection (e)(ii) below.

(d) Nonstatutory Stock Options may be transferable by a Participant and exercisable by a person other than the Participant, but only to the extent specifically provided in the Grant Agreement.

(e) The following terms and conditions apply to Incentive Stock Options only:

(i) Incentive Stock Options may be granted to Employees only.

(ii) With respect an Incentive Stock Option granted to a Participant who, at the time the option is granted, owns Company Stock possessing more than 10 percent of the total combined voting power of all classes of Company Stock, (A) the exercise price of shares of Company Stock covered by the Incentive Stock Option shall not be, and shall never become, less than 110% of the Fair Market Value of the shares on the Date of Grant, and (B) the ten-year term in subsection (c) above shall be reduced to five years.

(iii) No Incentive Stock Option may be exercised after the first to occur of (x) ten years from the Date of Grant, (y) three months following the date of the Participant’s retirement or termination of employment with all Employers for reasons other than Disability or death, or (z) one year following the date of the Participant’s termination of employment on account of Disability or death.

(iv) An Incentive Stock Option by its terms shall be exercisable in any calendar year only to the extent that the aggregate Fair Market Value (determined at the Date of Grant) of the Company Stock with respect to which Incentive Stock Options are exercisable for the first time during the calendar year does not exceed $100,000 (the “Limitation Amount”). Incentive Stock Options granted under the Plan and all other plans of any Service Recipient shall be aggregated for purposes of determining whether the Limitation Amount has been exceeded. The Committee may impose any conditions as it deems appropriate on an Incentive Stock Option to ensure that the foregoing requirement is met. If Incentive Stock Options that first become exercisable in a calendar year exceed the Limitation Amount, the excess Options will be treated as Nonstatutory Stock Options to the extent permitted by law.

(v) Incentive Stock Options, by their terms, shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable, during the Participant’s lifetime, only by the Participant.

(vi) Incentive Stock Options shall not be granted in tandem with Stock Appreciation Rights.

11. Stock Appreciation Rights.

(a) The Committee may grant Stock Appreciation Rights to Participants. Whenever the Committee grants Stock Appreciation Rights, notice shall be given to the Participant stating the number of Stock Appreciation Rights that are granted, the extent, if any, to which associated Nonstatutory Stock Options are granted, and the conditions to which the grant and exercise of the Stock Appreciation Rights are subject. This notice shall be the Grant Agreement. Stock Appreciation Rights may be granted on the same Date of Grant in tandem with all or any part of a Nonstatutory Stock Option to a Participant or in a separate Incentive Award.

(b) The following provisions apply to all Stock Appreciation Rights that are not granted in tandem with Nonstatutory Options:

(i) Stock Appreciation Rights shall entitle the Participant, upon exercise of all or any part of the Stock Appreciation Rights, to receive in exchange from the Company an amount equal to the excess of

(x) the Fair Market Value on the date of exercise of the Company Stock covered by the surrendered Stock Appreciation Right over (y) the Fair Market Value of the Company Stock on the Date of Grant of the Stock Appreciation Right. The Committee may limit the amount that the Participant will be entitled to receive upon exercise of Stock Appreciation Rights. The Committee may not revise or amend a Stock Appreciation Right to reduce the Fair Market Value of Company Stock on the Date of Grant, except as may be provided in Section 16.

(ii) A Stock Appreciation Right may only be exercised at a time when the Fair Market Value of the Company Stock covered by the Stock Appreciation Right exceeds the Fair Market Value of the Company Stock on the Date of Grant of the Stock Appreciation Right.

(c) The following provisions apply to all Stock Appreciation Rights that are granted in tandem with Nonstatutory Options:

(i) Stock Appreciation Rights shall entitle the Participant, upon exercise of all or any part of the Stock Appreciation Rights, to surrender to the Company unexercised that portion of the underlying Nonstatutory Option relating to the same number of shares of Company Stock as is covered by the Stock Appreciation Rights (or the portion of the Stock Appreciation Rights so exercised) and to receive in exchange from the Company an amount equal to the excess of (x) the Fair Market Value on the date of exercise of the Company Stock covered by the surrendered portion of the underlying Nonstatutory Option over (y) the exercise price of the Company Stock covered by the surrendered portion of the underlying Nonstatutory Option. The Committee may limit the amount that the Participant will be entitled to receive upon exercise of Stock Appreciation Rights.

(ii) Upon the exercise of a Stock Appreciation Right and surrender of the related portion of the underlying Nonstatutory Option, the Nonstatutory Option, to the extent surrendered, shall not thereafter be exercisable.

(iii) Subject to any further conditions upon exercise imposed by the Committee, a Stock Appreciation Right shall be exercisable only to the extent that the related Nonstatutory Option is exercisable and a Stock Appreciation Right shall expire no later than the date on which the related Nonstatutory Option expires.

(iv) The Stock Appreciation Right is only transferable when the related Nonstatutory Options are otherwise transferable.

(v) A Stock Appreciation Right may only be exercised at a time when the Fair Market Value of the Company Stock covered by the Stock Appreciation Right exceeds the exercise price of the Company Stock covered by the underlying Nonstatutory Option.

(d) The manner in which the Company’s obligation arising upon the exercise of a Stock Appreciation Right shall be paid shall be determined by the Committee and shall be set forth in the Grant Agreement. The Grant Agreement may provide for payment in Company Stock or cash, or a fixed combination of Company Stock or cash, or the Committee may reserve the right to determine the manner of payment at the time the Stock Appreciation Right is exercised. Shares of Company Stock issued upon the exercise of a Stock Appreciation Right shall be valued at their Fair Market Value on the date of exercise.

(e) Stock Appreciation Rights may be transferable by a Participant and exercisable by a person other than the Participant, but only to the extent specifically provided in the Grant Agreement.

12. Method of Exercise of Options and Stock Appreciation Rights.

(a) Options and Stock Appreciation Rights may be exercised by the Participant giving written notice of the exercise to the Company, stating the number of shares the Participant has elected to purchase under the Option or the number of Stock Appreciation Rights the Participant has elected to exercise. In the case of the purchase of shares under an Option, the notice shall be effective only if accompanied by the exercise price in full in cash; provided, however, that if the terms of an Option so permit, the Participant (i) other than a Participant who is a director or executive officer (or equivalent thereof) within the meaning of

Section 13(k)(1) of the Act, may deliver a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to the Company, from the sale or loan proceeds with respect to the sale of Company Stock or a loan secured by Company Stock, the amount necessary to pay the exercise price and, if required by the terms of the Option, Applicable Withholding Taxes, (ii) may deliver shares of Company Stock for which the holder thereof has good title, free and clear of all liens and encumbrances (valued at their Fair Market Value) in satisfaction of all or any part of the exercise price, or (iii) may use any other methods of payment as the Committee, at its discretion, deems appropriate.

(b) The Company may place on any certificate representing Company Stock issued upon the exercise of an Option or Stock Appreciation Right any legend deemed desirable by the Company’s counsel to comply with federal or state securities laws, and the Company may require a customary written indication of the Participant’s investment intent. Until the Participant has made any required payment, including any Applicable Withholding Taxes, and has had issued a certificate for the shares of Company Stock acquired, he or she shall possess no shareholder rights with respect to the shares. The Company may suspend the right to exercise an Option or Stock Appreciation Right payable in Company Stock at any time when the Company determines that allowing the exercise and issuance of Company Stock would violate any federal or state securities or other laws. The Committee may provide that any time periods to exercise the Option or Stock Appreciation Right are extended during a period of suspension.

(c) Each Participant who is an Employee shall agree as a condition of the exercise of an Option or Stock Appreciation Right to pay to the Employer, or make arrangements satisfactory to the Employer regarding the payment to the Employer of, Applicable Withholding Taxes. Until the amount has been paid or arrangements satisfactory to the Employer have been made, no stock certificate shall be issued upon the exercise of an Option. As an alternative to making a cash payment to the Employer to satisfy Applicable Withholding Taxes, if the Grant Agreement so provides, the Participant may elect to have the Employer retain that number of shares of Company Stock (valued at their Fair Market Value) that would satisfy all or a specified portion of the Applicable Withholding Taxes. The shares of Company Stock retained may not exceed the amount of the Applicable Withholding Taxes.

13. Modifications or Extensions of Options and Stock Appreciation Rights Generally Prohibited.

(a) Notwithstanding any provision of this Plan or any Grant Agreement to the contrary, (i) no Modification shall be made in respect to any Option or Stock Appreciation Right if such Modification would result in the Option or Stock Appreciation Right constituting a deferral of compensation, and (ii) no Extension shall be made in respect to any Option or Stock Appreciation Right, if such Extension would result in the Option or Stock Appreciation Right having an additional deferral feature from the Date of Grant, in each case within the meaning of applicable Treasury Regulations under Code section 409A.

(b) Subject to subsection (d) below, a “Modification” for purposes of subsection (a) means any change in the terms of the Option or Stock Appreciation Right (or change in the terms of the Plan or applicable Grant Agreement) that may provide the holder of the Option or Stock Appreciation Right with a direct or indirect reduction in the exercise price of the Option or Stock Appreciation Right, regardless of whether the holder in fact benefits from the change in terms.

(c) Subject to subsection (d) below, an “Extension” for purposes of subsection (a) means either (i) the provision to the holder of an additional period of time within which to exercise the Option or Stock Appreciation Right beyond the time originally prescribed, or (ii) the conversion or exchange of the Option or Stock Appreciation Right for a legally binding right to compensation in a future taxable year, or (iii) the addition of any feature for the deferral of compensation to the terms of the Option or Stock Appreciation Right, or (iv) any renewal of the Option or Stock Appreciation Right that has the effect of (i) through (iii) above.

(d) Notwithstanding subsections (b) and (c) above, it shall not be a Modification or an Extension, respectively, to change the terms of an Option or Stock Appreciation Right in accordance with Section 16 of the Plan, or in any of the other ways or for any of the other purposes provided in applicable Treasury

Regulations or other guidance under Code section 409A as not resulting in a Modification or Extension for purposes of that section. In particular, it shall not be an Extension to extend the exercise period of an Option or Stock Appreciation Right to a date no later than the earlier of (i) the latest date upon which the Option or Stock Appreciation Right could have expired by its original terms under any circumstances or (ii) 10th anniversary of the original Date of Grant.

14. Effective Date of the Plan and Continuing Compliance. The effective date of the Plan is                     , 2007, subject to approval by the affirmative vote of the holders of a majority of the Company’s shareholders. Until (i) the Plan has been approved by the Company’s shareholders, and (ii) the requirements of any applicable federal or state securities laws have been met, no Restricted Stock or Unrestricted Stock shall be awarded that is not contingent on these events, no Option granted shall be exercisable, and no Restricted Stock Units, Stock Appreciation Rights or Performance Grants payable in shares of Company Stock shall be paid. If at any time subsequent to these events the requirements of any applicable federal or state securities laws fail to be met, no Restricted Stock or Unrestricted Stock shall be awarded, no Option granted shall be exercisable, and no Restricted Stock Units, Stock Appreciation Rights or Performance Grants payable in shares of Company Stock shall be paid, until the Committee has determined that these requirements have again been met.

15. Termination, Modification, Change. If not sooner terminated by the Board, this Plan shall terminate at the close of business on the date after the tenth anniversary of the Effective Date. No Incentive Awards shall be made under the Plan after its termination. The Board may amend or terminate the Plan in any respects as it shall deem advisable including with respect to Section 17 hereof; provided that no change shall be made that increases the total number of shares of Company Stock reserved for issuance pursuant to Incentive Awards granted under the Plan (except pursuant to Section 16), materially modifies the requirements as to eligibility for participation in the Plan, or materially increases the benefits accruing to Participants under the Plan, unless the change is authorized by the shareholders of the Company. Notwithstanding the foregoing, the Board may unilaterally amend the Plan and Incentive Awards with respect to Participants as it deems appropriate to ensure compliance with Rule 16b-3 and other applicable federal or state securities laws and to meet the requirements of the Code and regulations thereunder. Except as provided in the preceding sentence, a termination or amendment of the Plan shall not, without the consent of the Participant, adversely affect a Participant’s rights under an Incentive Award previously granted to him or her.

16. Change in Capital Structure.

(a) In the event of a stock dividend, stock split or combination of shares, recapitalization or merger in which the Company is the surviving corporation or other change in the Company’s capital stock (including, but not limited to, the creation or issuance to shareholders generally of rights, options or warrants for the purchase of common stock or preferred stock of the Company), the number and kind of shares of stock or securities of the Company to be subject to the Plan and to Incentive Awards then outstanding or to be granted thereunder, the maximum number of shares or securities which may be delivered under the Plan (including the maximum limit on Incentive Stock Options and other Incentive Awards under Section 4), the maximum number of shares or securities that can be granted to an individual Participant under Section 4, the exercise price of Options, the initial Fair Market Value of Company Stock under Stock Appreciation Rights, and other relevant terms of the Plan and any Incentive Awards shall be proportionately adjusted by the Committee, whose determination shall be binding on all persons. If the adjustment would produce fractional shares with respect to any unexercised Option or Stock Appreciation Right, the Committee shall round down the number of shares covered by the Option or Stock Appreciation Right so as to eliminate the fractional shares.

(b) If the Company is a party to a consolidation or a merger in which the Company is not the surviving corporation, a transaction that results in the acquisition of substantially all of the Company’s outstanding stock by a single person or entity, or a sale or transfer of substantially all of the Company’s assets or if a Change of Control otherwise occurs (a “Corporate Event”), then the Committee may take any actions with respect to outstanding Incentive Awards as the Committee deems appropriate, consistent with applicable provisions of the Code and any applicable federal or state securities laws.

(c) Notwithstanding anything in the Plan to the contrary, the Committee may take the foregoing actions without the consent of any Participant, and the Committee’s determination shall be conclusive and binding on all persons for all purposes.

17. Administration of the Plan.

(a) The Plan shall be administered by the Committee. Subject to the express provisions and limitations set forth in this Plan or in the Committee’s charter or as otherwise established by the Board, the Committee shall be authorized and empowered to do all things necessary or desirable, in its sole discretion, in connection with the administration of this Plan, including, without limitation, the following:

(i) to prescribe, amend and rescind policies relating to this Plan, and to interpret the Plan, including defining terms not otherwise defined;

(ii) to determine which persons will be Participants, to which of the Participants, if any, Incentive Awards shall be granted hereunder and the timing of any Incentive Awards;

(iii) to grant Incentive Awards to Participants and determine the terms and conditions thereof, including the number of shares of Company Stock subject to Incentive Awards and the exercise or purchase price of the shares of Company Stock and the circumstances under which Incentive Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of Performance Goals, the occurrence of certain events, or other factors;

(iv) to establish or verify the extent of satisfaction of any Performance Goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Incentive Award;

(v) to prescribe and amend the terms of the award agreements or other documents evidencing Incentive Awards made under this Plan (which need not be identical);

(vi) to determine whether, and the extent to which, adjustments are required pursuant to Section 16;

(vii) to interpret and construe this Plan, any policies under this Plan and the terms and conditions of any Incentive Award granted hereunder, and to make exceptions to any provisions for the benefit of the Company;

(viii) to delegate any portion of its authority under the Plan to make Incentive Awards to an executive officer of the Company, subject to any conditions that the Committee may establish, and

(ix) to make all other determinations deemed necessary or advisable for the administration of this Plan.

The Committee is expressly given the power to amend the terms of previously granted Incentive Awards so long as the terms as amended are consistent with the terms of the Plan and provided that the consent of the Participant is obtained with respect to any amendment that would be detrimental to him or her, except that the consent will not be required if the amendment is for the purpose of complying with applicable provisions of the Code or any federal or state securities laws.

(b) The interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive as to any Participant. The Committee may consult with counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

(c) A majority of the members of the Committee shall constitute a quorum, and all actions of the Committee shall be taken by a majority of the members present. Any action may be taken by a written instrument signed by all of the members, and any action so taken shall be fully effective as if it had been taken at a meeting.

(d) The Committee may delegate the administration of the Plan to an officer or officers of the Company, and the administrator(s) may have the authority to execute and distribute agreements or other documents evidencing or relating to Incentive Awards granted by the Committee under this Plan, to maintain records relating to the grant, vesting, exercise, forfeiture or expiration of Incentive Awards, to process or oversee the issuance of shares of Company Stock upon the exercise, vesting and/or settlement of an Incentive Award, to interpret the terms of Incentive Awards and to take any other actions as the Committee may specify, provided that in no case shall any administrator be authorized to grant Incentive Awards under the Plan. Any action by an administrator within the scope of its delegation shall be deemed for all purposes to have been taken by the Committee and references in this Plan to the Committee shall include any administrator, provided that the actions and interpretations of any administrator shall be subject to review and approval, disapproval or modification by the Committee.

18. Notice. All notices and other communications required or permitted to be given under this Plan shall be in writing and shall be deemed to have been duly given if delivered personally or mailed first class, postage prepaid, as follows (a) if to the Company—at the principal business address of the Company to the attention of the Corporate Secretary of the Company; and (b) if to any Participant—at the last address of the Participant known to the sender at the time the notice or other communication is sent.

19. Interpretation. The Plan is intended to operate in compliance with the provisions of Securities and Exchange Commission Rule 16b-3 and to facilitate compliance with, and optimize the benefits from, Code section 162(m). Options, Stock Appreciation Rights, and awards of Restricted and Unrestricted Stock are not intended to provide for any deferral of compensation that would be subject to Code section 409A. Performance Grants and Restricted Stock Units are intended to provide for exempt “short-term deferrals” under Code section 409A. The terms of this Plan are subject to all present and future regulations and rulings of the Secretary of the Treasury of the United States or his or her delegate relating to the qualification of Incentive Stock Options under the Code. If any provision of the Plan conflicts with any such regulation or ruling, then that provision of the Plan shall be void and of no effect. The terms of this Plan shall be governed by the laws of the State of Delaware.

Annex D

Delaware Code Annotated

Title 8. Corporations

Chapter 1. Corporation Law

Subchapter IX. Merger, Consolidation or Conversion

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to § § 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 145(a) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the Delaware General Corporation Law provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the Delaware General Corporation Law states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(f) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Item 21.	Exhibits and Financial Statement Schedules

(a)	The following exhibits are filed herewith:

Exhibit Number	Description of Exhibits

2.1	Agreement and Plan of Merger and Combination, dated as of March 16, 2007, among Clayton Acquisition Corporation, Esmark Incorporated, Clayton Merger, Inc., Wales Merger Corporation and Wheeling-Pittsburgh Corporation, as amended October 22, 2007. (Included as Annex A to the Proxy Statement/Prospectus that forms a part of this Registration Statement).

3.1.1	Certificate of Incorporation of Clayton Acquisition Corporation as currently in effect.

3.1.2	Form of Amended and Restated Certificate of Incorporation of Clayton Acquisition Corporation, to be effective upon consummation of the business combination described in the Proxy Statement/Prospectus.

3.2.1	Bylaws of Clayton Acquisition Corporation as currently in effect.

3.2.2	Form Bylaws of Clayton Acquisition Corporation to be effective upon consummation of the business combination described in the Proxy Statement/Prospectus.

5.1	Opinion of McGuireWoods LLP. (previously filed).

8.1	Opinion of McGuireWoods LLP as to certain tax matters. (previously filed).

8.2	Opinion of Buchanan Ingersoll & Rooney, P.C. as to certain tax matters. (previously filed).

10.1	Esmark Incorporated 2007 Incentive Compensation Plan. (Included as Annex C to the Proxy Statement/Prospectus that forms a part of this Registration Statement).

21.1	Subsidiaries of Clayton Acquisition Corporation (previously filed).

23.1	Consent of PricewaterhouseCoopers LLP. (previously filed).

23.2	Consent of Grant Thornton LLP. (previously filed).

23.3	Consent of Altschuler, Melvoin and Glasser LLP. (previously filed).

23.4	Consent of Hausser + Taylor LLC. (previously filed).

23.5	Consent of Murray Wells Wendeln & Robinson CPAs, Inc. (previously filed).

23.6	Consent of Grant Thornton LLP. (previously filed).

23.7	Consent of McGuireWoods LLP (included in Exhibit 5.1).

23.8	Consent of Buchanan Ingersoll & Rooney, P.C. (included in Exhibit 8.2).

99.1	Consent of Craig T. Bouchard to be named as a director nominee (previously filed).

99.2	Consent of Albert G. Adkins to be named as a director nominee (previously filed).

99.3	Consent of James L. Bowen to be named as a director nominee (previously filed).

99.4	Consent of Clark Burrus to be named as a director nominee (previously filed).

99.5	Consent of C. Frederick Fetterolf to be named as a director nominee (previously filed).

99.6	Consent of James V. Koch to be named as a director nominee (previously filed).

99.7	Consent of George Muñoz to be named as a director nominee (previously filed).

99.8	Consent of Joseph Peduzzi to be named as a director nominee (previously filed).

99.9	Consent of James A. Todd to be named as a director nominee (previously filed).

99.10	Consent of Lynn R. Williams to be named as a director nominee (previously filed).

99.11	Consent of UBS Securities LLC.

99.12	Form of Proxy Card.

99.13	Form of Consent Solicitation (previously filed).

99.14	Form of Wheeling-Pittsburgh Corporation Election Form/Letter of Transmittal.

99.15	Form of Put Exercise Notice.

99.16	Form of Purchase Rights Exercise Notice.

(b)	Financial Statement Schedules

The following financial statement schedules are included in this registration statement.

Report of Independent Registered Public Accounting Firm on Financial Statement

Schedule of Esmark Incorporated

Schedule II—Valuation and Qualifying Accounts of Esmark Incorporated

All other schedules have been omitted as they are not required, are inapplicable or because the information required is included in the applicable consolidated financial statements or related notes thereto.

Item 22.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15 (d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wheeling, State of West Virginia, on October 26, 2007.

Clayton Acquisition Corporation

By:	/S/ JAMES P. BOUCHARD
James P. Bouchard President (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/S/ JAMES P. BOUCHARD James P. Bouchard	Sole Director and President (Principal Executive Officer)	October 26, 2007

/S/ CRAIG T. BOUCHARD Craig T. Bouchard	Treasurer (Principal Accounting and Financial Officer)	October 26, 2007